                                                                    Exhibit 4.21

Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentially request. Omissions are designated as "***." A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

ARTICLES OF AGREEMENT

                                     [LOGO]
                                       KCR
                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                              ARTICLES OF AGREEMENT

17 December 2002                                            Contract No. LCC-202

                              ARTICLES OF AGREEMENT

THIS AGREEMENT is made the       day of      2003.

BETWEEN:

(1) KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer"); and

(2) MAEDA CORPORATION of 10-26, Fujimi 2-0chome, Chiyoda-ku, Tokyo, Japan, a company incorporated in and in accordance with the laws of Japan.

WHEREAS:

(A) The Employer requires the Works to be executed as part of the Project and has accepted the Tender.

(B)       The Contractor has agreed to execute the Works.

NOW IT IS HEREBY AGREED as follows:

1. In consideration of the payments to be made by the Employer to the Contractor as hereinafter mentioned, the Contractor hereby covenants with the Employer to execute the Works in accordance with the Contract.

2. The Employer hereby covenants to pay to the Contractor in consideration of the execution of the Works the Final Contract Sum or such other sums as may be payable to the Contractor in accordance with the Contract at the times and in the manner prescribed by the Contract.

3. The Contract comprises the entire agreement between the parties hereto relating to the transactions provided for therein and supersedes any previous agreements between the parties relating thereto or any part thereof. Save to the extent that any statement, condition, qualification, warranty, representation or undertaking made in the Tender, or in any discussion or correspondence thereon or relating thereto, is expressly incorporated in the Contract, the same is not so incorporated and is hereby withdrawn.

                                     - 1/2 -

4. The Employer's address for service of documents shall be the address first referred to above and the Contractor's address for service of documents shall be Room 1601-1605, 16/F, New East Ocean Centre, 9 Science Museum Road, Tsim Sha Tsui East, Kowloon, Hong Kong.

5. Words and expressions used in these Articles of Agreement shall have the same meaning as are respectively assigned to them in Clause 1 of the General Conditions attached hereto.

IN WITNESS whereof this Agreement has been executed as a deed the day and year first above written.

THE SEAL of                                        )
KOWLOON-CANTON                                     )
RAILWAY CORPORATION                                )
is hereunto affixed by authority of the            )
Managing Board; and signed by:                     )


-----------------------------                      -----------------------------
(Authorized Signature)                             (Authorized Signature)


-----------------------------                      -----------------------------
(Witness)                                          (Witness)

SIGNED, SEALED AND DELIVERED                       )
by Mr. Masayuki Asano                              )
as lawful attorney for and on behalf of            )
MAEDA CORPORATION                                  )
under Power of Attorney dated [           ]        )
in the presence of: [              ]               )
as Witness                                         )

-----------------------------                      -----------------------------

                                     - 2/2 -

LETTER OF ACCEPTANCE

                                     [LOGO]
                                       KCR
                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202

                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                              LETTER OF ACCEPTANCE

17 December 2002                                            Contract No. LCC-202

[LOGO]
KCR
[CHINESE CHARACTERS]

                                                                       DUPLICATE
                                                                    CONFIDENTIAL
                                                            [CHINESE CHARACTERS]
                                              Kowloon-Canton Railway Corporation
--------------------------------------------------------------------------------
                                                            [CHINESE CHARACTERS]
                                                   East Rail Extensions Division

Our Ref.: ERE/PRT/LCC202/TE112 (E1-386385)

                                                                17 December 2002

Maeda Corporation
Rooms 1601-1605 New East Ocean Centre,
9 Science Museum Road,
Tsim Sha Tsui East, Kowloon,
Hong Kong

Attn: Mr. M. Asano
      General Manager, Hong Kong Branch Office

Dear Sir,

                       Kowloon-Canton Railway Corporation
                              East Rail Extensions
                              Tender No. 2002-0091
                              Contract No. LCC-202

                   West Section Alignment and Associated Works
                              LETTER OF ACCEPTANCE

1. I am pleased to inform you that the Tender submitted by you on 26 July 2002, as modified by the Letter of Clarification referred to in Paragraph 2 below, with a corrected Tender Total of HK$371,272,404.00 (Hong Kong Dollars Three Hundred Seventy One Million Two Hundred Seventy Two Thousand Four Hundred and Four Only),is hereby accepted.

2. The Letter of Clarification Ref: ERE/PRT/LCC202/TE110 (E1-386373) dated 12 December 2002 together with its attachments (hereafter referred to as "Letter of Clarification") shall form part of this Letter of Acceptance and part of the Contract, and the provisions of this Letter of Acceptance and the Letter of Clarification shall prevail over any provision contained in any other document forming part of the Contract which is inconsistent with, or creates any ambiguity with, this Letter of Acceptance and the Letter of Clarification.

3. The Contractor's bond to be provided by you by 30 December 2002 in accordance with Clause 14.1 (a) of the General Conditions, in the form contained in Schedule 5 to the General Conditions, shall be obtained from The Sumitomo-Mitsui Banking Corporation, or Mizuho Corporate Bank Ltd., or Mizuho Corporate Bank Ltd, Hong Kong Branch, or The Bank of Tokyo-Mitsubishi Ltd., or The Bank of Tokyo-Mitsubishi Ltd, Hong Kong Branch or such other bank or financial institution which is approved by the Corporation.

                                                                          [LOGO]
                                                                          [LOGO]
[CHINESE CHARACTERS]

KCRC Hung Hom Building, 8 Cheong Wan Road, Hung Hom, Kawloon, Hong kong
Telephone: (852) 2163 6000 Facsimile: (852) 2766 1093

Our Ref.: ERE/PRT/LCC202/TE112 (E1-386385) (Page 2 of 2)

                                                                17 December 2002

4.   The Date for Commencement of the Works shall be 23 December 2002.

5. The Engineer for the purposes of the Contract shall be Mr. Calvin C. L. LAM of Binnie Black & Veatch Hong Kong Limited.

6. I should be grateful if you would confirm your acceptance of all matters referred to in this Letter of Acceptance by signing the attached duplicate of this letter and returning it to this office.

Yours faithfully,

/s/ James Blake                                    /s/ [SIGNATURE]
-----------------------------                      -----------------------------
James Blake                                        Agreed and accepted by
Senior Director, Capital Projects                  Mr. M. Asano
For and on behalf of                               General Manager, Hong Kong
The Kowloon-Canton Railway                         Branch Office
Corporation                                        For and on behalf of
                                                   Maeda Corporation

LETTER OF CLARIFICATION

                                     [LOGO]
                                       KCR
                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                             LETTER OF CLARIFICATION

17 December 2002                                            Contract No. LCC-202

[LOGO]
KCR
[CHINESE CHARACTERS]

                                                                       DUPLICATE
                                                                    CONFIDENTIAL
                                                            [CHINESE CHARACTERS]
                                              Kowloon-Canton Railway Corporation
--------------------------------------------------------------------------------
                                                            [CHINESE CHARACTERS]
                                                   East Rail Extensions Division

Our Ref: ERE/PRT/LCC202/TE110 (E1-386373)

                                                                12 December 2002

Maeda Corporation                                                        BY HAND
Rooms 1601-1605 New East Ocean Centre,
9 Science Museum Road,
Tsim Sha Tsui East, Kowloon,
Hong Kong

Attn: Mr. M. Asano
      General Manager, Hong Kong Branch Office

Dear Sir,

                       Kowloon-Canton Railway Corporation
                              Tender No. 2002-0091
                              Contract No. LCC-202
                   West Section Alignment and Associated Works
                             LETTER OF CLARIFICATION

1. In the event that the Kowloon-Canton Railway Corporation ("the Corporation") elects to accept the Tender submitted by you on 27 September 2002, the resulting contract (the "Contract") shall consist of and be constituted by:

        (a) the Letter of Acceptance as issued by the Corporation (which will include as an attachment, this Letter of Clarification);
        (b) the Tender (consisting of the Form of Tender and Appendices 1 and 2 thereto);
        (c) the General Conditions of Contract (5 April 2000 Edition) and Special Conditions of Contract;
        (d)     the Drawings;
        (e) the Specification (consisting of the Particular Specification, the General Specification for Civil Engineering and Building Works and the Standard Specifications (Volumes 1 to 5)); and
        (f)     the Articles of Agreement upon execution by the parties,

        other than items (a) and (f) above, all in the form contained in the Tender Documents issued to you on 26 July 2002, as modified by Addenda No. 1 and 2 inclusive thereto and as further modified by the terms of this Letter of Clarification.

2. The corrected Tender Total is HK$371,272,404.00 (Hong Kong Dollars Three Hundred Seventy One Million Two Hundred Seventy Two Thousand Four Hundred and Four Only).

3. The Pricing Document included in Appendix 2 to the Form of Tender shall be amended in accordance with Attachment 1 to this Letter of Clarification. You confirm that these amendments to the Pricing Document will form part of the Contract from the date of the Letter of Acceptance.

                                                                          [LOGO]
[CHINESE CHARACTERS]

KCRC Hung Hom Building, 8 Cheong Wan Road, Hung Hom, Kowloon, Hong Kong
Telephone: (852) 2163 6000 Facsimile: (852) 2766 1093

Our Ref.: ERE/PRT/LCC202/TE110 (El-386373)

                                                                12 December 2002

4. You confirm that the rates and/or prices inserted in the Pricing Document for the 1800mm diameter bored piles and the Pai Lau respectively reflect your pricing strategy and that these rates and/or prices shall be used in the remeasurement of and the valuation of any variations to these respective items.

5. You confirm that, despite the apparent under-measurement in quantities allowed by you in the Pricing Document for instrumentation and monitoring, that the total price for Cost Centre B includes the execution of Geotechnical Works in full compliance with the Contract.

6. The Particular Specification included in the Specification shall be amended in accordance with Attachment 2 to this Letter of Clarification. You confirm that these amendments to the Particular Specification will form part of the Contract from the date of the Letter of Acceptance, without any amendment to the corrected Tender Total referred to in Paragraph 2 and without any entitlement on your part to receive any extension of time for substantial completion of the Works or any Section or the achievement of any Stage.

7. You confirm that the amended Drawings listed and included in Attachment 3 to this Letter of Clarification will form part of the Contract from the date of the Letter of Acceptance, without any amendment to the corrected Tender Total referred to in Paragraph 2 and without any entitlement on your part to receive any extension of time for substantial completion of the Works or any Section or the achievement of any Stage.

8. You confirm that replacement of the amendment to Paragraph 3.1.1 (Combined Contractors All Risks and Third Party Legal Liability Insurance) of the Special Conditions, contained in Attachment 4 to this Letter of Clarification, will be incorporated in the Special Conditions of Contract, with no amendment to the corrected Tender Total referred to in Paragraph 2.

9. Without limiting any of the Contractor's obligations, you shall employ in the management and construction of the Works, the key personnel referred to in Attachment 5 to this Letter of Clarification. You shall not remove or replace any member of such key personnel, save with the prior consent of the Engineer, such consent not to be unreasonably withheld in respect of any suitably qualified and experienced replacement.

10. You will appoint either Atkins China Ltd, Babtie Asia Ltd, Hyder Consulting Ltd, Tony Gee and Partners (Asia) Ltd or such other company as may be reviewed without objection by the Engineer, to carry out the function of the Independent Checking Engineer, as described in Clause 6 of the General Conditions and in accordance with the requirements of the Specification.

11. You confirm that you will appoint either Daniel, King-Shan SUM of Hong Kong Productivity Council or Freeman, C M CHEUNG of Environmental Resources Management as the Environmental Team Leader. In the event that you wish to change the Environmental Team Leader, you shall submit details of the proposed alternative in respect of which you shall obtain the review without objection by the Engineer pursuant to Clause P27 of the Particular Specification.

Contract No. LCC-202              Page 2 of 5                                LOC

Our Ref.: ERE/PRT/LCC202/TE110 (E1-386373)

                                                                12 December 2002

12. Without prejudice to Clause 56.6 of the General Conditions, Form C.10 - Breakdown of On-Cost, included in Attachment 6 to this Letter of Clarification, shall form part of the Contract and may be used by the Engineer for the purpose of valuating variations in accordance with Clause 56 of the General Conditions.

13. You confirm that if the amendments to the Drawings contained in Attachment 7a are instructed within 30 days of the date of the Letter of Acceptance, you shall not, by virtue of that instruction, be entitled to any extension of time for completion of the Works or any Section or the achievement of any Stage nor any adjustment to the Schedule of Milestones or the Interim Payment Schedule. You agreed that the cost of all related additional works arising from the amendments to the drawings contained in Attachment 7a (if instructed) is included in the total sum of *** and that the rates in the Lump Sum Breakdown contained in Attachment 7b will be applicable to the valuation of any variation to such additional work instructed pursuant to Clause 56 of the General Conditions.

14. Without limiting any of the Contractor's obligations under the General Conditions but in particular under Clause 5, and without creating or placing any obligation upon the Employer, you shall employ the sub-contractors, whose names are listed in Attachment 8 to this Letter of Clarification, or such other companies in respect of which the consent of the Engineer has been obtained in accordance with Clause 5 of the General Conditions, for the Works. You shall not remove or replace any of the sub-contractors as listed in Attachment 8 to this Letter of Clarification, save with the prior consent of the Engineer, such consent not to be unreasonably withheld in respect of any suitably qualified and experienced replacement.

15. You confirm that the amended draft Short Term Tenancy Agreement contained in Attachment 9 to this Letter of Clarification will replace the draft contained in Appendix HH to the Particular Specification. Every obligation, liability and duty undertaken or accrued by the Employer to third parties pursuant to the Short Term Tenancy Agreement (except any obligation to pay rent, fees or premium for the rights granted thereunder) shall be undertaken and accrued by the Contractor to the Employer.

16. The Contractor's Bond in the form contained in Schedule 5 to the General Conditions to be provided by you in accordance with Clause 14.1(a) of the General Conditions shall be provided by The Sumitomo-Mitsui Banking Corporation, or Mizuho Corporate Bank Ltd., or Mizuho Corporate Bank Ltd, Hong Kong Branch, or The Bank of Tokyo-Mitsubishi Ltd., or The Bank of Tokyo-Mitsubishi Ltd, Hong Kong Branch or such other bank or financial institution which is approved by the Corporation.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Contract No. LCC-202              Page 3 of 5                                LOC

Our Ref.: ERE/PRT/LCC202/TE110 (E1-386373)

                                                                12 December 2002

17. A number of matters included or referred to in this Letter of Clarification and its Attachments amend various terms and provisions of certain documents listed in Paragraph 1 above. If there is any ambiguity or discrepancy between this Letter of Clarification (and its Attachments) and the documents listed in Paragraph 1 above, the contents of this Letter of Clarification (and its Attachments) shall prevail over any other document forming part of the Contract.

18. You confirm that you have read the Tender Documents issued to you on 26 July 2002, Tender Addenda No. 1 and 2 inclusive, this Letter of Clarification (and its Attachments) and that you are satisfied that you understand the provisions contained therein. You further confirm that such documents have been taken into account in arriving at the corrected Tender Total referred to in Paragraph 2 of this Letter of Clarification.

19. You confirm that, save to the extent that the same are referred to in this Letter of Clarification and its Attachments or have otherwise been expressly incorporated into the documents forming the Contract, all comments, conditions and qualifications, whether made in writing or orally, included with or referred to in your Tender or in any subsequent correspondence or meetings between any representatives of the Corporation and your representatives, are hereby withdrawn and are of no contractual or legal effect whatsoever. Nothing in your Tender which can in any way be construed to be at variance with the terms and provisions of the documents listed in Paragraph 1 above (as modified by this Letter of Clarification) shall form part of the Contract.

20. You acknowledge that in preparing this Letter of Clarification and its Attachments, the Corporation is not bound to accept your Tender and that the Corporation, without any liability to you, may award the Contract to any other tenderer or decline to award the Contract to any tenderer which has submitted a tender to the Corporation in respect of Contract No. LCC-202, West Section Alignment and Associated Works.

21. Prior to the execution of the Articles of Agreement in accordance with Clause 13.1 of the General Conditions, the Corporation may prepare a set of contract documents incorporating the amendments and modifications identified in this Letter of Clarification and Attachment Nos. 1 to 9 hereto. If so, you confirm that you will review such documents and endeavour to agree with us the revisions made, in which case, such revised documents will be included in the set of contract documents prepared for execution by the parties and the said Attachments to this Letter of Clarification will be omitted from the said contract documents.

22. By signing and returning to us this Letter of Clarification and its Attachments, you expressly and unconditionally acknowledge, accept and agree as follows:

        22.1 that none of the matters listed in this Letter of Clarification and its Attachments will entitle you to any amendment to the corrected Tender Total as set out in Paragraph 2 above; and

Contract No. LCC-202              Page 4 of 5                                LOC

Our Ref.: ERE/PRT/LCC202/TE110 (E1-386373)

                                                                12 December 2002

        22.2 save as expressly and specifically provided in the Contract, that you will not under any circumstances have any entitlement, in respect of any of the matters referred to in this Letter of Clarification and its Attachments, to receive any further or additional payment under or in respect of the Contract or to receive any extension of time for the completion of the Works or any Section or the achievement of any Stage.

23. I should be grateful if you would confirm your acceptance of all matters referred to in this Letter of Clarification and the Attachments hereto by signing the duplicate copy and returning it to this office.

Yours faithfully,

/s/ K. K. Lee                                      /s/ M. Asano
-----------------------------                      -----------------------------
K. K. Lee                                          Agreed and accepted by
Director, East Rail Extensions                     Mr. M. Asano
For and on behalf of                               General Manager,
The Kowloon-Canton Railway Corporation             Hong Kong Branch Office
                                                   For and on behalf of
                                                   Maeda Corporation

Encl. - Attachments 1 to 9

[ILLEGIBLE]

Contract No. LCC-202              Page 5 of 5                                LOC

LETTER OF CLARIFICATION

                                   ATTACHMENTS

                                       TO

                             LETTER OF CLARIFICATION

17 December 2002                                            Contract No. LCC-202

                                CONTRACT LCC 202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                       Kowloon-Canton Railway Corporation
                              Tender No. 2002-0091
                              Contract No. LCC-202

                   West Section Alignment and Associated Works
                             LETTER OF CLARIFICATION

                               LIST OF ATTACHMENTS

Attachment 1        Amendments to the Pricing Document Included in Appendix 2 to
                    the Form of Tender

Attachment 2        Amendments to the Particular Specification

Attachment 3        Amendments to the Drawings

Attachment 4        Amendments to the Special Conditions of Contract

Attachment 5        Schedule of Key Personnel to be assigned to the Management and Construction of the Works

Attachment 6        Breakdown of On-Cost (Form C.10)

Attachment 7a       Amendments to the Drawings for Variations to the Works

Attachment 7b       Amendments to the Drawings for Variations to the Works -
                    Lump Sum Breakdown

Attachment 8        Proposed Sub-Contractors

Attachment 9        Amendments to the Draft Short Term Tenancy Agreement

                                                                         [STAMP]

                                                                         [STAMP]

Contract No. LCC-202

LETTER OF CLARIFICATION

                                  Attachment 1

                       Amendments to the Pricing Document
                  Included in Appendix 2 to the Form of Tender

               (The contents of Attachment 1 are incorporated into
                  the set of contract documents for execution)

17 December 2002                                            Contract No. LCC-202

LETTER OF CLARIFICATION

                                  Attachment 2

                   Amendments to the Particular Specification

               (The contents of Attachment 2 are incorporated into
                  the set of contract documents for execution)

17 December 2002                                            Contract No. LCC-202

LETTER OF CLARIFICATION

                                  Attachment 3

                           Amendments to the Drawings

               (The contents of Attachment 3 are incorporated into
                  the set of contract documents for execution)

17 December 2002                                            Contract No. LCC-202

LETTER OF CLARIFICATION

                                  Attachment 4

                Amendments to the Special Conditions of Contract

               (The contents of Attachment 4 are incorporated into
                  the set of contract documents for execution)

17 December 2002                                            Contract No. LCC-202

LETTER OF CLARIFICATION

                                  Attachment 5

                    Schedule of Key Personnel to be assigned
                 to the Management and Construction of the Works

17 December 2002                                            Contract No. LCC-202

                                CONTRACT LCC 202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                                  ATTACHMENT 5

                 SCHEDULE OF KEY PERSONNEL TO BE ASSIGNED TO THE
                    MANAGEMENT AND CONSTRUCTION OF THE WORKS

                                                                         [STAMP]

                                                                         [STAMP]

Contract No. LCC-202                   1/1

                                                                    Confidential
                                            Question No.: LCC-202(T)/MAE/CON/046

Details of Key Personnel

                                                                                                         Full Time/
                                                                                Subcontractor/            Part Time
        Name                              Designation                              In-house                  (%)
---------------------------------------------------------------------------------------------------------------------
        H. Boyd               Deputy General Manager, HKO                            Maeda                   10%

        D. Matsuki            General Manager (Construction), HKO                    Maeda                   30%

        J. Wong               Safety Manager                                         Maeda                   25%

        Consultant (TBA)      Environmental Team Leader                              Maeda                   25%

        V. Cheung             Environmental Manager                                  Maeda                   25%

                              Engineering Support Group

        H. Boyd               .    Maeda                                             Maeda                    5%
        N. Southward          .    RBA                                         Consultant - RBA               5%
        T. Gregory            .    Redland                                  Subcontractor - Redland           5%
        C. Venetz             .    VSL                                        Subcontractor - VSL             5%

1.      K. L. Leung           Project Manager                                        Maeda                Full Time

2.      D. Lewis              Contractor's Representative                            Maeda                Full Time

3.      D. Ng                 Safety Officer                                         Maeda                Full Time

4.      P. Cheung             Technical Manager                                      Maeda                Full Time

5.      J. Chu                Planning Engineer                                      Maeda                Full Time

6.      H. Tong               Q.A. & Environmental Engineer                          Maeda                Full Time

7.      N. Sheh               Construction Manager                                   Maeda                Full Time

8.      A. Sasaki             Chief Engineer                                         Maeda                Full Time

9.      R. Lai                Chief Surveyor                                         Maeda                Full Time

10.     T. Kojima             Administration Manager                                 Maeda                   40%

11.     Y. S. Lee             B.S. Co-ordinator                                      Maeda                Full Time

12.     R. Forster            Site Agent (VSL)                                Subcontractor - VSL         Full Time

13.     E. Gutierrez          Construction Services Representative (RBA)       Consultant - RBA           Full Time

14.     K. Yamane             Design Manager                                         Maeda                Full Time

15.     H. Dunne              Precast Yard Manager (Redland)                Subcontractor - Redland          70%

16.     C. Ng                 Lead M&E Engineer (Kinden)                    Subcontractor - Kinden           25%

17.     R. Hui                Project Q.S.                                           Maeda                Full Time

18.     J. Ning               Accountant                                             Maeda                Full Time

19.     S. Moore              Geotechnical Engineer                                  Maeda                Full Time

                                                                         [STAMP]

                                                                         [STAMP]

Maeda Corporation                                                        LCC-202

                      KCRC LMC Star Line - Contract LCC202
                   West Section Alignment and Associated Works
                            Staff Organization Chart

                                                                                                          -----------------
                                                                                                                Deputy
                                                                                                           General Manager,
                                                                                                                  HKO
                                                                                                          -----------------

                                                                      -------------------------
                                                                       Engineering Support Group
                                                                       DGM, HKO                          ---------------------
                                                                       Engineering Manager,                General Manager
                                                                       VSL MD,                            (Construction), HKO
                                                                       Redland Director,                 ---------------------
                                                                       RBA
                                                                      -------------------------
                      ---------------
                       Environmental
                          Manager
                      ---------------

Off Site
------------------------------------------------------------------------------------------------------------------------------
On Site                                                                                                       ---------
                                                                                                               Project
                                                                                                               Manager
                                                                                                              ---------

                                                                                                           ----------------
                                                                                                             Contractor's
                                                                                                            Representative
                                                                                                           ----------------

           -------------------------------------------------------------------------------------------------------------------
    ----------------  ---------------  --------------                                     --------------
     Administration    Environmental    Project Q.S.                                       Construction
         Manager        Team Leader                                                           Manager
    ----------------  ---------------  --------------                                     --------------

-----------  ------------                 --------                                          ----------
                                                                                              Chief
 Secretary    Accountant                    Q.S.                                             Engineer
-----------  ------------                 --------                                          ----------

  -------                              ----------------     ----------------  ----------  -------------  ----------
                                                              Geotechnical                     E&M
   Clerk                                Assistant Q.S.          Engineer       Engineer    Coordinator    Engineer
  -------                              ----------------     ----------------  ----------  -------------  ----------

                                                                            ------------                 -----------
                                                                              Assistant                   Assistant
                                                                              Engineer                    Engineer
                                                                            ------------                 -----------

                                        -----   ---------  -----  --------
                                         RBA    REDLAND     VSL    KINDEN
                                        -----   ---------  -----  --------

                                                                    ---------  ---------  ---------  ---------
                                                                     Foreman    Foreman    Foreman    Foreman
                                                                    ---------  ---------  ---------  ---------
                                                 ----------------
                                                      Deputy
                                                 General Manager,
                                                        HKO
                                                 ----------------

            --------------------------
             Engineering Support Group
             DGM, HKO                          ---------------------
             Engineering Manager,                General Manager
             VSL MD,                            (Construction), HKO
             Redland Director,                 ---------------------
             RBA
            --------------------------

                                                                     ---------              ---------
                                                                      Safety                 Design
                                                                      Manager                Manager
                                                                     ---------              ---------

------------------------------------------------------------------------------------------------------------------------------
                                                     ---------
                                                      Project
                                                      Manager
                                                     ---------


                                                  ----------------
                                                    Contractor's
                                                   Representative
                                                  ----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                          ----------------           -----------          ----------
                                                                                                      Technical            Planning
                                                                           Safety Officer               Manager            Engineer
                                                                          ----------------           -----------          ----------

                                 -----------                   ----------              --------  ------------  ------------
                                  QA & Env.                      Chief                              Traffic        TDMP
                                   Engineer                     Surveyor                I.C.E.    Consultant    Consultant
                                 -----------                   ----------              --------  ------------  ------------

                      ----------------  ----------------
                             QC                QC
                       Superintendent    Superintendent
                      ----------------  ----------------

                                                 ----------   ----------  ----------------
                                                                               Assistant
                                                  Surveyor      Surveyor    Safety Officer
                                                 ----------   ----------  ----------------

                                                 ----------   ----------
                                                  Chairman     Chairman
                                                 ----------   ----------

--------- Line of reporting
--------- Line of communication

[STAMP]

[STAMP]

LETTER OF CLARIFICATION

                                  Attachment 6

                              Breakdown of On-Cost
                                   (Form C.10)

17 December 2002                                            Contract No. LCC-202

                                CONTRACT LCC 202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                                  ATTACHMENT 6

                              BREAKDOWN OF ON-COST
                                   (FORM C.10)

                                                   Head
                                                  Office                   Site Office                  Others
  Cost                               Direct     Overheads      Profits      Overheads     Finance    (Insurance)      Total
 Centre   Activity Description       Costs %         %            %             %            %            %             %
    A    Preliminaries & General       ***          ***          ***           ***          ***          ***           ***
         Requirements

    B    Geotechnical Works            ***          ***          ***           ***          ***          ***           ***

    C    Ramp Ch. 35+202 to Ch.        ***          ***          ***           ***          ***          ***           ***
         35+372 - Earthworks and
         Piling

    D    Ramp Ch. 35+202 to Ch.        ***          ***          ***           ***          ***          ***           ***
         35+372 - General

    E    Viaduct Ch. 35+372 to         ***          ***          ***           ***          ***          ***           ***
         Ch. 37+077 - Earthworks
         and Piling

    F    Viaduct Ch. 35+372 to         ***          ***          ***           ***          ***          ***           ***
         Ch. 37+077 - General

    G    Electrical and                ***          ***          ***           ***          ***          ***           ***
         Mechanical Works

    H    External Works -              ***          ***          ***           ***          ***          ***           ***
         Earthworks and Piling

    I    External Works - General      ***          ***          ***           ***          ***          ***           ***

    J    Reprovisioning, Remedial      ***          ***          ***           ***          ***          ***           ***
         and Improvement Works
         (RRIW) - Earthworks and
         Pai Lau

    K    Reprovisioning, Remedial      ***          ***          ***           ***          ***          ***           ***
         and Improvement Works
         (RRIW) General

Note

The Breakdown of On-Cost may be used by the Engineer for the purposes of the valuation of variations in accordance with Clause 56 of the General Conditions.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                         [STAMP]

Contract No. LCC-202                   1/1

LETTER OF CLARIFICATION

                                  Attachment 7a

             Amendments to the Drawings for Variations to the Works

17 December 2002                                            Contract No. LCC-202

                               [DESIGN DRAWING 1]







[STAMP]

[STAMP]



[LOGO] KCR
[CHINESE CHARACTERS]



[CHINESE CHARACTERS]



[LOGO]
[CHINESE CHARACTERS]


                                CONTRACT LCC 202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                                  ATTACHMENT 7a

             AMENDMENTS TO THE DRAWINGS FOR VARIATIONS TO THE WORKS

Drawings to be deleted:        LCC202/13/S18/019 Rev. A
                               LCC202/13/S20/001 Rev. A
                               LCC202/13/S20/003 Rev. A
                               LCC202/13/S20/222 Rev. A

Drawings to be replaced with:  LCC202/13/S18/019 Rev. B
                               LCC202/13/S20/001 Rev. B
                               LCC202/13/S20/003 Rev. B
                               LCC202/13/S20/222 Rev. B

[STAMP]

Contract No. LCC-202                   1/1

                              [DESIGN DRAWING 2.1]







[STAMP]

[STAMP]



[LOGO] KCR
[CHINESE CHARACTERS]



[CHINESE CHARACTERS]



[LOGO]
[CHINESE CHARACTERS]

                              [DESIGN DRAWING 2.2]







[STAMP]

[STAMP]



[LOGO] KCR
[CHINESE CHARACTERS]



[CHINESE CHARACTERS]



[LOGO]
[CHINESE CHARACTERS]

                              [DESIGN DRAWING 2.3]







[STAMP]

[STAMP]



[LOGO] KCR
[CHINESE CHARACTERS]



[CHINESE CHARACTERS]



[LOGO]
[CHINESE CHARACTERS]

                              [DESIGN DRAWING 2.4]







[STAMP]

[STAMP]



[LOGO] KCR
[CHINESE CHARACTERS]



[CHINESE CHARACTERS]



[LOGO]
[CHINESE CHARACTERS]

LETTER OF CLARIFICATION

                                  Attachment 7b

            Amendments to the Drawings for Variations to the Works -
                               Lump Sum Breakdown

17 December 2002                                            Contract No. LCC-202

                                Contract LCC 202
                   West Section Alignment and Associated Works

                                  ATTACHMENT 7b

             AMENDMENTS TO THE DRAWINGS FOR VARIATIONS TO THE WORKS

                               Lump Sum Breakdown

[STAMP]

Contract No. LCC-202                   1/1

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+272 to Ch37+077 - General
Lump Sum Item LSF1.3a - Piers and Portals (Additional Costs)    Activity Bill F1

                                                                              Rate   Amount
     Item Code                  Item Description            Unit   Quantity    HK$     HK$
-------------------------------------------------------------------------------------------
                    Additional Costs arising from
                    Variations to Bridge Bearings
                    and Plinths as per Drawing Nos.
                    LCC202/13/S20/001B & 003B

                    MISCELLANEOUS METALWORK

                    Sundries

                    Bridge bearings and plinths;
                    including approved size reinforced
                    concrete bearing plinth in Class
                    50/20D category B concrete;
                    mechanical pot; including top and
                    bottom subsidiary plates, dowels,
                    sockets, fixing bolts and forming
                    recess; fixed with approved non-
                    shrinkable grout layers; minimum
                    compressive strength 60N/mm2

N269.1              Free-floating bearing                   nr          ***    ***      ***

    .2              Fixed 'pin' bearing                     nr          ***    ***      ***

N269.3              Sliding-guided bearing                  nr          ***    ***      ***
                                                                                     ------
                                                Sub-total:                              ***

                    Omit

                    Bridge Bearings as per Drawing
                    Nos. LCC202/13/S20/001A & 003A

N269.1              Free-floating bearing                   nr          ***    ***      ***

N269.2              Fixed 'pin' bearing                     nr          ***    ***      ***

N269.3              Sliding-guided bearing                  nr          ***    ***      ***
                                                                                     ------
                                                  Sub-total:                            ***
                                                                                     ------
                                               To Collection of Lump Sum Item LSF1.3a   ***
                                                                                     ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    LSF1.3a/1

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+272 to Ch37+077 - General
Lump Sum Item LSF1.3a - Piers and Portals (Additional Costs)    Activity Bill Fl

                                                                      Amount
                           Item Description                             HK$
----------------------------------------------------------------------------
               COLLECTION OF LUMP SUM ITEM LSF1.3a

               Pages

               LSF1.3a/1                                                 ***
                                                                      ------
                                      Total of Lump Sum Item LSF1.3a     ***
                                                                      ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  LSF1.3a/COL/1

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+272 to Ch37+077 - General
Lump Sum Item LSF1.3a - Piers and Portals (Additional Costs)    Activity Bill Fl

                                                                      Amount
                           Item Description                             HK$
----------------------------------------------------------------------------
               COLLECTION OF LUMP SUM ITEM LSF1.3a

               Pages

               LSF1.3a/1                                                 ***
                                                                      ------
                                      Total of Lump Sum Item LSF1.3a     ***
                                                                      ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  LSF1.3a/COL/1

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+272 to Ch37+077 - General
Lump Sum Item LSF1.3a - Girder & Parapets (Additional Costs)    Activity Bill F1

                                                                          Rate   Amount
ItemCode                 Item Description              Unit    Quantity    HK$     HK$
---------------------------------------------------------------------------------------
               ADDITIONAL COST FOR CENTRAL PLENUM
               STITCH/UPSTAND IN ACCORDANCE WITH
               DRAWING NOS. LCC202/13/S18/019/B AND
               LCC202/13/S20/222/B

               IN SITU CONCRETE

               Provision of concrete designed mix

F250           Class: 45/20; concrete category B       m3           ***    ***      ***

               Placing of reinforced concrete

               Bases, upstands, stitches and the
               like; concrete category B

F622           Thickness 150 - 300mm                   m3           ***    ***      ***
                                                                                 ------
                                       To Collection of Lump Sum Item LSF1.4a-      ***
                                                                                 ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.1: 10 Dec 2002                  LSF1.4a/1

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4a - Girder & Parapets (Additional Cost)     Activity Bill Fl

                                                                          Rate   Amount
Item  Code               Item Description              Unit    Quantity    HK$     HK$
---------------------------------------------------------------------------------------
               CONCRETE ANCILLARIES

               Formwork finish; tvoe F4

               Plane vertical

G343           Width 0.2 - 0.4m                        m2           ***    ***      ***

               Joints

G699           Approved seal                           m            ***    ***      ***
                                                                                 ------
                                       To Collection of Lump Sum Item LSF1.4a_      ***
                                                                                 ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.l: 10 Dec 2002                  LSF1.4a/2

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4a - Girder & Parapets (Additional Cost)     Activity Bill Fl

                                                                  Amount
                             Item Description                       HK$
------------------------------------------------------------------------
               COLLECTION OF LUMP SUM ITEM LSF1.4a

               Pages

               LSF1.4a/l                                             ***

               LSF1.4a/2                                             ***
                                                                  ------
                                   Total of Lump Sum Item LSF1.4a    ***
                                                                  ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.l: 10 Dec 2002                LSF1.4/COL/1

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+272 to Ch37+077 - General
                                                                Activity Bill Fl

                                                                  Amount
                             Item Description                       HK$
------------------------------------------------------------------------
               COLLECTION OF ADDITIONAL COSTS

               Pages

               LSF1.3a/COL/1                                         ***

               LSF1.4a/COL/1                                         ***
                                                                  ------
                                      Total of Additional Costs      ***
                                                                  ------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    ADD/COL/1

LETTER OF CLARIFICATION

                                  Attachment 8

                            Proposed Sub-Contractors

17 December 2002                                            Contract No. LCC-202

                                Contract LCC 202
                   West Section Alignment and Associated Works

                                  ATTACHMENT 8

                            PROPOSED SUB-CONTRACTORS

Name of Proposed Sub-contractors                 Work Description
-----------------------------------------        ----------------

Kin Wing Foundations Ltd.; or                    Piling

Trevi Construction Co. Ltd. (subject to
confirmation of BD specialist contractor registration)

Redland Precasting Concrete Products Ltd.        Precasting

VSL Hong Kong Ltd.                               Prestressing

VSL Hong Kong Ltd.                               Deck Erection

[STAMP]

Contract No. LCC-202                   1/1

LETTER OF CLARIFICATION

                                  Attachment 9

              Amendments to the Draft Short Term Tenancy Agreement

               (The contents of Attachment 9 are incorporated into
                  the set of contract documents for execution)

17 December 2002                                            Contract No. LCC-202

GENERAL CONDITIONS OF CONTRACT

                                     [LOGO]
                                       KCR
                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202

                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                         GENERAL CONDITIONS OF CONTRACT

                     (Provided in separately bound booklet)

17 December 2002                                            Contract No. LCC-202

                                                              Dated 5 April 2000

                       KOWLOON-CANTON RAILWAY CORPORATION

                              GENERAL CONDITIONS OF

                                    CONTRACT

                    FOR CIVIL ENGINEERING AND BUILDING WORKS

                       This page left blank intentionally

                         GENERAL CONDITIONS OF CONTRACT

                   (FOR CIVIL ENGINEERING AND BUILDING WORKS)

                                TABLE OF CONTENTS

Clause              Subject Heading                                        Page
------              ---------------                                        ----

A                   CONDITIONS

                    DEFINITIONS AND INTERPRETATION

1.                  Definitions and Interpretation                            1

                    THE ENGINEER

2.                  Duties and Powers of the Engineer                        12

3.                  The Engineer's Representatives and his
                    Assistants                                               13

                    ASSIGNMENT AND SUBCONTRACTING

4.                  Assignment                                               16

5.                  Sub Contracting                                          16

6.                  Appointment of Independent Checking Engineer             19

                    CONTRACT DOCUMENTS

7.                  Precedence of Documents                                  20

8.                  Entire Agreement                                         21

9.                  Provision of Drawings and Specification                  22

10.                 Submission and Review Procedure                          22

                                    - i/vii -

Clause              Subject Heading                                        Page
------              ---------------                                        ----

                    GENERAL OBLIGATIONS

11.                 Contractor's General Responsibilities                    23

12.                 Responsibility for Design                                24

13.                 Articles of Agreement                                    25

14.                 Bonds, Parent Company Guarantees and Parent
                    Company Undertakings                                     26

15.                 Inspection of the Site and Information,
                    Sufficiency of Tender and Physical Conditions
                    and Artificial Obstructions                              27

16.                 Programmes and Progress Reports                          30

17.                 Method Statement                                         31

18.                 Contractor's Superintendence and Staff                   32

19.                 Setting-out and Dimensions                               33

20.                 Safety                                                   33

21.                 Care of the Works etc.                                   34

22.                 Damage to Property and Injury to Persons -
                    Indemnities                                              37

23.                 Giving of Notices and Payment of Fees etc                37

24.                 Compliance with Enactments and Obtaining
                    Permits and Consents                                     38

25.                 Language of Notices etc                                  39

26.                 Interference and Nuisance                                39

27.                 Intellectual Property Rights                             40

28.                 Co-ordination                                            41

                                   - ii/vii -

Clause              Subject Heading                                        Page
------              ---------------                                        ----

29.                 Publicity and Disclosure                                 44

30.                 Offering Gratuities                                      45

31.                 Antiquities                                              45

                    INSURANCE

32.                 Employer's Insurance                                     46

33.                 Contractor's Insurance                                   47

34.                 General Insurance Obligations                            50

                    LABOUR

35.                 Labour                                                   51

                    QUALITY OF PERMANENT WORKS AND WORKMANSHIP, DEFECTS AND
                    TESTS

36.                 Quality System                                           51

37.                 Permanent Works and Workmanship                          51

38.                 Access and Inspection                                    52

39.                 Covering and Uncovering Parts of the Works               52

40.                 Removal of Unsatisfactory Parts of the Works             53

41.                 Testing                                                  53

                    COMMENCEMENT, COMPLETION AND DELAY

42.                 Commencement                                             55

43.                 Rights of Access to the Site                             55

44.                 Time for Completion                                      56

45.                 Extension of Time                                        56

                                   - iii/vii -

Clause              Subject Heading                                        Page
------              ---------------                                        ----

46.                 Rate of Progress                                         61

47.                 Recovery of Delay and Acceleration of the Works          61

48.                 Liquidated Damages for Delay                             62

                    SUBSTANTIAL COMPLETION, STAGE AND
                    HANDING OVER CERTIFICATES

49.                 Substantial Completion and Stage Certificates            65

50.                 Handing Over Certificates                                67

                    SUSPENSION

51.                 Suspension                                               68

                    OUTSTANDING WORK AND DEFECTS

52.                 Outstanding Work                                         69

53.                 Work of Repair and Additional Work
                    during the Defects Liability Period
                    and Investigating Defects                                69

                    VARIATIONS AND OPTIONS

54.                 Variations                                               71

55.                 Daywork                                                  72

55A.                Options                                                  73

                    VALUATION

56.                 Valuation                                                74

57.                 Cost and Disturbance to the Progress of the Works        76

58.                 Notice of Claims for Additional Payment                  78

59.                 Maintenance of Records                                   79

                                   - iv/vii -

Clause              Subject Heading                                        Page
------              ---------------                                        ----

                    PROPERTY IN THE PERMANENT WORKS, TEMPORARY WORKS AND CONTRACTOR'S EQUIPMENT

60.                 Vesting of Contractor's Equipment and Temporary Works    80

61.                 Vesting of Permanent Works                               81

62.                 Use of Contractor's Equipment                            82

63.                 Removal of Contractor's Equipment and Temporary Works    84

64.                 Liability for Loss or Damage to Permanent Works,
                    Contractor's Equipment, etc                              85

                    PROVISIONAL SUMS

65.                 Provisional Sums                                         85

                    CERTIFICATES AND PAYMENT

66.                 Interim Payment Schedule, Cost Centre Values
                    and Milestones                                           86

67.                 Payment Statements                                       89

68.                 Retention Moneys                                         91

69.                 Final Certificate                                        92

70.                 Default of Employer to Pay                               93

                    DEFECTS LIABILITY CERTIFICATE

71.                 Defects Liability                                        94

                    REMEDIES AND POWERS

72.                 Work by Others                                           94

                                    - v/vii -

Clause              Subject Heading                                        Page
------              ---------------                                        ----

73.                 Insolvency or Change in Control                          95

74.                 Forfeiture                                               96

75.                 Recovery of Money due to the Employer                    98

                    FRUSTRATION, TERMINATION AND SPECIAL RISKS

76.                 Frustration                                              98

77.                 Special Risks                                            99

                    DISPUTE RESOLUTION

78.                 Dispute Resolution                                      101

                    NOTICES

79.                 Service of Notices                                      105

B                   SCHEDULES

Schedule            Title
--------            -----

Schedule 1          Form of Sub-contractor Warranty

Schedule 2          Form of Independent Checking Engineer Warranty

Schedule 3          Articles of Agreement

Schedule 4          Form of Draft Legal Opinion (for Articles of
                    Agreement)

Schedule 5          Form of Contractor's Bond

Schedule 6          Form of Parent Company Guarantee

Schedule 7          Form of Parent Company Undertaking

Schedule 8          Form of Off-shore Manufacturing Bond

                                   - vi/vii -

Schedule            Title
--------            -----

Schedule 9          Form of Draft Legal Opinions (for Guarantees,
                    Undertakings and Bonds)

Schedule 10         Insurance Policy

Schedule 11         Part A - Marine Vessel Liability Insurance
                    Part B -- Employee's Compensation Insurance

Schedule 12         Mediation Rules

Schedule 13         Arbitration Rules

                                   - vii/vii -

                       This page left blank intentionally

                         GENERAL CONDITIONS OF CONTRACT

                      CIVIL ENGINEERING AND BUILDING WORKS

          DEFINITIONS AND INTERPRETATION

1.1       Definitions

          In the Contract, the following words and expressions shall have the meaning hereby assigned to them:

          "Arbitration Rules" means the rules for reference of Disputes to arbitration in accordance with Clause 78, as contained in Schedule 13;

          "Articles of Agreement" means the articles of agreement prepared by the Employer and executed by the parties in accordance with Clause 13;

          "Buildings Ordinance" means the Buildings Ordinance contained in Chapter 123 of the laws of Hong Kong and all amendments thereto or statutory re-enactments thereof from time to time;

          "Clause" means a clause of these General Conditions, unless the context otherwise requires;

          "Contract" means the Articles of Agreement, the Tender, the Letter of Acceptance, the Drawings, the Specification, the General Conditions and the Special Conditions;

          "Contractor" means the person or parties referred to in the Letter of Acceptance as having submitted the Tender, including his or their permitted assignees;

          "Contract Rate of Interest" means the rate equivalent to 1% above the rate per annum from time to time published by The Hongkong and Shanghai Banking Corporation Limited to be its prime lending rate for Hong Kong Dollars or, if such rate ceases to be published as the prime lending rate, the nearest equivalent rate for the lending of Hong Kong Dollars by the Bank of China Limited;

                                    - 1/105 -

          "Contractor's Drawings" means all drawings, design calculations, software, specifications, samples, patterns, models, written procedures and all other documents and things which are:

          (a)       prepared by or on behalf of the Contractor;

          (b) required by the Contract to be submitted by the Contractor to the Engineer for review, and

          (c)       reviewed without objection,

          provided that this definition shall exclude the Works Programme and insurance policies, to be submitted for review by the Contractor pursuant to Clauses 16 and 33, respectively;

          "Contractor's Equipment" means all equipment of every kind (including, without limitation, vehicles, plant, marine vessels, tools and other things) and the constituent parts forming or intended to form part thereof, required for the execution of the Works, but excluding the Permanent Works and the Temporary Works;

          "Cost" means expenditure wholly and necessarily incurred by the Contractor in connection with the Works, including, without limitation, overheads, whether on or off the Site, finance charges (which shall be limited to simple interest calculated at the Contract Rate of Interest) and depreciation in value of any Contractor's Equipment owned by the Contractor, but excluding profit;

          "Cost Centre" means a group of activities identified as such in the Pricing Document;

          "Cost Centre Value" means the value allocated to each Cost Centre as set out in the Pricing Document, as the same may be revised from time to time by the Engineer pursuant to Clause 66;

          "Date for Commencement of the Works" means the date stated in the Particular Specification included in the Specification for the commencement of the Works;

          "Defects Liability Certificate" means the certificate issued pursuant to Clause 71;

          "Defects Liability Period" means:

          (a) in respect of any Section or any other part of the Works for which a Substantial Completion Certificate is issued pursuant to Clause 49,

                                    - 2/105 -
                    the period calculated from the date of substantial completion thereof identified in the relevant Substantial Completion Certificate until 12 (twelve) months after the date of substantial completion of the Works, as identified in the Substantial Completion Certificate for the Works;

          (b) in respect of the Works, the period of 12 (twelve) months calculated from the date of substantial completion of the Works identified in the Substantial Completion Certificate for the Works; and

          (c) in respect of work executed pursuant to Clauses 52.1 and 53.1(a), the expression means 12 (twelve) months from the date of completion of such work;

          "Dispute" means a dispute or difference of any kind whatsoever between the Employer and the Contractor arising under, out of or in connection with the Contract or the execution of the Works, including, without limitation, a dispute concerning any decision, opinion, instruction, notice, order, direction, withholding of permission or consent, determination, certificate, statement of objection, assessment or valuation of the Engineer, whether pursuant to Clause 78 or otherwise, and whether during the execution of the Works, or thereafter, and whether before or after any termination, abandonment or breach of the Contract or the termination of the Contractor's employment under the Contract;

          "Drawings" means:

          (a) the drawings included in the Contract and identified as "Drawings" (but excluding any drawing identified as "for information") and listed in the Specification;

          (b) any drawing identified as a "Drawing" issued by the Engineer to the Contractor from time to time during the execution of the Works; and

          (c) any amendment made to the drawings in (a) and/or (b) above from time to time and issued by the Engineer to the Contractor;

          "Employer" means the Kowloon-Canton Railway Corporation ("KCRC") established under the Kowloon-Canton Railway Corporation Ordinance contained in Chapter 372 of the laws of Hong Kong, and its successors and assignees;

                                    - 3/105 -

          "Enactment" means any Ordinance or statutory provision, proclamation, rule, regulation, order, resolution, notice, rules of court, by-law, or other instrument having the force of law from time to time in Hong Kong;

          "Engineer" means the person identified as such in the Letter of Acceptance or any replacement appointed from time to time by the Employer and notified to the Contractor to act as the Engineer for the purposes of the Contract;

          "Engineer's Representative" means a person appointed from time to time by the Engineer, pursuant to Clause 3.1;

          "Final Certificate" means the certificate issued by the Engineer pursuant to Clause 69 stating the Final Contract Sum;

          "Final Contract Sum" means the sum to be ascertained by the Engineer and stated in the Final Certificate, to be paid by the Employer to the Contractor pursuant to Clause 69 in consideration of the execution of the Works in accordance with the Contract;

          "Form of Tender" means the document identified as such, duly completed and signed by the Contractor and included in the Tender;

          "General Conditions" means the Clauses of these general conditions of contract, together with all Schedules;

          "General Holiday" means every Sunday and every other day which is prescribed as a general holiday by the Holidays Ordinance (Cap. 149);

          "Government" means the Government of the Special Administrative Region of Hong Kong;

          "Handing Over Certificate" means a certificate issued by the Engineer pursuant to Clause 50.2;

          "Independent Checking Engineer" means the person, firm or company identified as such in the Letter of Acceptance or any replacement thereof from time to time appointed by the Contractor in accordance with Clause 6;

          "Interim Payment Schedule" means the schedule as completed by the Contractor and included in the Pricing Document to be used for the calculation of interim payments to be made in respect of each Cost Centre, subject to the other provisions of the Contract, as such schedule may be revised from time to time pursuant to Clause 66;

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          "Key Date" means a date identified as such in the Specification as the same may be extended by the Engineer pursuant to Clause 45 or adjusted by agreement, pursuant to Clause 47;

          "Letter of Acceptance" means the letter from the Employer to the Contractor accepting the Tender, subject to the terms contained therein or in any attachment thereto;

          "Master Programme" means the programme issued to the Contractor prior to the date of the Letter of Acceptance showing the intended sequence and timing of the activities to be undertaken by the Contractor and Project Contractors, as the same may be revised from time to time and issued to the Contractor pursuant to Clause 16;

          "Mediation Rules" means the rules for reference of Disputes to mediation in accordance with Clause 78, as contained in Schedule 12;

          "Milestone" means an event or a degree of completion of a part of the Works as described, and for which a date for achievement is specified, in the Schedule of Milestones;

          "Monthly Progress Report" means the report to be prepared and submitted by the Contractor monthly in accordance with the Specification;

          "Option" means any item of work described as such in the Specification which is not included in the Works at the time of acceptance of the Tender but which may be so included by the exercise of the option by the Engineer pursuant to Clause 55A;

          "Permanent Works" means all permanent works of every kind to be executed by the Contractor in accordance with the Contract and which are to become a permanent part of the Project, including, without limitation, all goods, materials and other constituent parts forming or intended to form part thereof;

          "Pricing Document" means the document, including the preamble thereto, identified as such, completed by the Contractor and contained in Appendix 2 to the Form of Tender;

          "Project" means the works and developments described in Appendix 1 to the Form of Tender;

          "Project Contractors" means any of the following whose activities or the works they are engaged to carry out in any way or at any time affect or are affected by the Works:

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          (a)       contractors and design or specialist consultants engaged on the Project from time to time by the Employer, the Government or the Mass Transit Railway Corporation;

          (b)       utility providers;

          (c) developers or franchisees appointed on the Project from time to time by the Employer;

          (d) subcontractors of any tier of the contractors within category (a) above, and contractors and subcontractors of any tier of utility providers, developers and franchisees within categories (b) and (c) above;

          provided that the definition shall exclude the Contractor and his subcontractors of any tier both as Contractor or subcontractor of any tier in relation to the Works and in any other capacity which would otherwise fall within categories (a) to (d) above in relation to other works;

          "Provisional Sum" means a sum so designated in the Pricing Document for the execution of works or expenditure which is not quantified and/or defined at the date of the Letter of Acceptance, which sum may be expended by the Engineer pursuant to Clause 65;

          "Relevant Authority" means any Government department or public body (other than the Employer) having jurisdiction in relation to the Works;

          "Retention Moneys" means the sums withheld by the Employer by way of retention pursuant to Clause 68;

          "Schedule" means a schedule to these General Conditions;

          "Schedule of Milestones" means the schedule included in the Pricing Document describing the Milestones and stipulating the dates by which Milestones are to be achieved in order to maintain interim payments by the Employer to the Contractor in accordance with the Interim Payment Schedule, as such schedule may be revised from time to time by the Engineer pursuant to Clause 66;

          "Section" means any part of the Works identified as such in the Specification to which a Key Date is allocated and in respect of which a Substantial Completion Certificate is to be issued;

          "Site" means the lands and other places under, over, on, in or through which the Works are to be executed, as identified in the Specification, together with

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          such other lands and places as may be designated by the Engineer from time to time as forming part of the Site;

          "Special Conditions" means the special conditions of contract, if any, identified as such and either issued by the Employer prior to the submission of the Tender by the Contractor and/or agreed by the Employer and the Contractor after submission of the Tender and referred to in the Letter of Acceptance;

          "Specification" means the documents identified as such and issued by or on behalf of the Employer, subject to any amendment thereof or addition thereto or omission therefrom as may from time to time be issued by the Engineer;

          "Stage" means a degree of achievement in the execution of the Works by the Contractor identified as such in the Specification to which a Key Date is allocated and in respect of which a Stage Certificate is to be issued;

          "Stage Certificate" means a certificate issued pursuant to Clauses
          49.4 or 49.6 in respect of the achievement of any Stage or any part of a Stage and the date of achievement of any Stage or any part of a Stage shall be the date identified in the relevant Stage Certificate;

          "Substantial Completion Certificate" means a certificate issued pursuant to Clause 49 when the Works or any Section or any other part of the Works is substantially complete, and the date of substantial completion of any Section or any part of the Works shall be the date identified in the relevant Substantial Completion Certificate;

          "Substantial Completion Certificate for the Works" means the Substantial Completion Certificate issued pursuant to Clause 49 when the Works are substantially completed and, if the Works are divided into Sections which together comprise the whole of the Works, means the Substantial Completion Certificate issued in respect of the last Section to be substantially completed and the date of substantial completion of the Works shall be the date identified in either of the said certificates, as appropriate;

          "Temporary Works" means all works of a temporary nature of every kind required for the execution of the Works, including, without limitation, false work, temporary structures and buildings and temporary earth works (including the goods, materials and other constituent parts forming or intended to form part thereof);

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          "Tender" means the Form of Tender and the appendices thereto prepared and/or completed by the Contractor in the form accepted by the Employer and subject to the terms of the Letter of Acceptance;

          "Tender Total" means the total of the Cost Centre Values as referred to in the Letter of Acceptance;

          "Works" means the Permanent Works and the Temporary Works and all operations and activities expressly or impliedly required by the Contract in relation to and including the provision and completion of the Permanent Works; and

          "Works Programme" means the programme showing the sequence, method and timing of the execution of the Works including all accompanying narratives and ancillary information, in the form and detail prescribed by the Specification, submitted by the Contractor and reviewed without objection and subject to any amendment thereof from time to time reviewed without objection.

1.2       INTERPRETATION

                    SINGULAR AND PLURAL ETC.

          1.2.1     In the Contract, where the context so requires:

                    (a) words importing the singular only shall include the plural, and vice versa;

                    (b) words importing persons or entities shall include corporations, partnerships and other entities, corporate or unincorporated having legal capacity,

                    (c) words importing the masculine shall be construed as including the feminine, and vice versa; words importing the neuter shall include the masculine or feminine and vice versa;

                    (d) "manufacture" shall include preparation, assembly and fabrication;

                    (e)       "subcontractor" shall include supplier; and

                    (f) "test" (and grammatical variations thereof) shall include, without limitation, commissioning and any commissioning test.

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          HEADINGS, MARGINAL NOTES ETC.

1.2.2 Unless otherwise expressly provided elsewhere in the Contract, the indices, headings and marginal notes contained in any document included in the Contract shall not be taken into consideration in the interpretation and construction of the Contract.

          JOINT AND SEVERAL LIABILITY

1.2.3 All references to the Contractor in the Contract shall have effect, if the Contractor comprises more than one legal entity, so that all entities comprising the Contractor shall be jointly and severally liable for any breach of the Contractor's obligations. In the event that the same was not submitted with his Tender, the Contractor shall, within 14 (fourteen) days of the date of the Letter of Acceptance, provide to the Engineer, a copy of all joint venture or consortium (or any other association) agreements in the forms agreed or executed by the entities comprising the Contractor, relating to the execution of the Works. The provisions of any such agreements shall not be amended, varied or waived by any of the entities comprising the Contractor, including, without limitation, in respect of any change in the parties comprising the joint venture, consortium or other association, without the prior consent of the Employer.

          TIME

1.2.4 Subject to any express provision to the contrary contained elsewhere in the Contract, any period of time fixed or decided in accordance with the Contract for doing any act or thing shall be calculated subject to and in accordance with the following:

          (a) "day" shall mean a calendar day according to the Gregorian calendar;

          (b) General Holidays shall be included in any such period of time;

          (c)       "month" shall mean calendar month;

          (d) where the act or thing is required to be done within or not less than a specified period before a specified date, the period shall end immediately before that date;

          (e) where the act or thing is required to be done within a specified period after or from a specified date, the period shall begin immediately after that date; and

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          (f)       where the act or thing is required to be done within a
                    specified period, the period shall end at the conclusion of the last day of the period.

          LIABILITY, OBLIGATIONS AND DUTIES OF THE CONTRACTOR

1.2.5 In the Contract, the following words (and grammatical variations thereof) shall, unless the context in which they appear otherwise require, be construed in the following manner:

          "liability" shall include responsibility under or in connection with the Contract, at law (in contract and tort (including negligence)) or otherwise, for damages, costs, charges, proceedings, losses and expenses;

          "obligations" shall mean obligations under or in connection with the Contract and at law; and

          "duty" shall mean obligations under the Contract and not obligations in tort.

          COSTS AND EXPENSE OF PERFORMANCE

1.2.6 Unless otherwise expressly stated in the Contract, the Contractor shall bear the costs and expense of performing all obligations and discharging all duties.

          EXECUTE

1.2.7 Where the word "execute" (and grammatical variations thereof) is used in the Contract, it shall (unless the context in which it appears otherwise requires) mean carry out and complete.

          SUBSTANTIAL COMPLETION

1.2.8 Where the words "substantial completion" (and grammatical variations thereof) are used in relation to the Works, any Section, or any other part of the Works, they shall mean substantial completion excluding any work required to be executed by the Contractor in the Defects Liability Period, including, without limitation, any outstanding work, work of defect rectification, testing after completion of the Works, training of the Employer's personnel or maintenance of any part of the Permanent Works.

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          1.2.9     SUBMISSION FOR REVIEW

                    All references in the Contract to the term "submission for review" or "review by the Engineer" (and any grammatical variations thereof) shall mean submission for review to the Engineer subject to and in accordance with Clause 10 and any Contractor's Drawings or other thing to which a notice of no objection is given under Clause 10 shall be referred to in the Contract as having been "reviewed without objection". Any reference in any correspondence or other document emanating from the Engineer to the "approval", "agreement" or "acceptance" (or grammatical variations thereof) by the-Engineer of any submission by the Contractor of any document or thing shall be interpreted and construed for all purposes of the Contract as reviewed without objection by the Engineer.

          DOCUMENTS IN WRITING

1.3 Unless the context in which it appears otherwise requires, where provision is made for the giving or issue of any notice, consent, permission, certificate, instruction, determination, direction, request, proposal, authorisation, endorsement, opinion or decision by any person, or the agreement of any person, unless otherwise specified, the same (and any grammatical variations of such terms) shall be construed as:

          (a)       being required to be given in writing; and

          (b)       to be given or issued by the Engineer.

          COMMUNICATIONS IN WRITING AND IN ENGLISH

1.4 Any communications and documents under the Contract required to be in writing shall be handwritten, typed or printed in the English language including, without limitation, all notices, consents, permissions, certificates, instructions, determinations, directions, requests, proposals, authorisations, endorsements, opinions, decisions, design information, drawings, test reports and documents of any kind.

          GOVERNING LAW

1.5 The Contract shall be interpreted according to and all Disputes shall be governed by, the laws for the time being in force in Hong Kong.

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          THE ENGINEER

2.        DUTIES AND POWERS OF THE ENGINEER

2.1 The Engineer shall carry out those duties and may exercise those powers specified in or necessarily to be implied from the Contract. The Engineer may be an employee of the Employer or a consultant or contractor.

2.2 The Engineer is obliged to act at the direction of the Employer in respect of the matters referred to in Appendix 1 to the Form of Tender by reference to this Clause. Save as aforesaid, the Engineer shall act fairly and reasonably within the provisions of the Contract.

2.3 The Contractor's rights under the Contract shall not be prejudiced in any way by any failure on the part of the Engineer to comply with the requirements of his appointment by the Employer including, without limitation, to act at the direction of the Employer in respect of those matters referred to in Clause 2.2. The Contractor shall not be obliged to make any enquiry of the Engineer as to whether the Engineer has sought and/or received any direction of the Employer in respect of any of the matters referred to in Clause 2.2.

2.4 Except as expressly provided in the Contract, the Engineer shall not have any power to amend any provision of the Contract.

2.5       The Engineer:

          (a) shall issue instructions which in his opinion are necessary for the execution of the Works; and

          (b) may issue any other instruction which in his opinion is desirable in connection with the Works and/or the Project,

          provided that (except as required by any other provision of the Contract) the Engineer shall not be obliged to issue any instruction relating to any matter which, in his opinion, is the responsibility of the Contractor under the Contract in the absence of the instruction.

2.6 The instructions referred to in Clause 2.5 may be issued pursuant to that Clause or pursuant to any other provision of the Contract as, in the Engineer's opinion, shall be appropriate.

2.7 Subject to the provisions of Clause 3, the Contractor shall take instructions only from the Engineer.

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2.8       The Contractor shall give reasonable notice to the Engineer of any instruction which the Contractor considers is necessary for the execution of the Works to enable the Engineer to issue the instruction without delaying the progress of the Works. Without prejudice to the generality of Clause 2.5, the Engineer shall not be bound to issue any instruction which, in his opinion, is unnecessary.

2.9 If, as a result of an instruction pursuant to Clause 2.5, or as a result of any failure or inability of the Engineer to issue, or delay in issue of, an instruction pursuant to Clause 2.5(a) which was the subject of a notice in accordance with Clause 2.8, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date, or incurs Cost which the Contractor did not and had no reason to anticipate, then if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or, in respect of an instruction pursuant to Clause 2.5, Clause 56 and/or 57 and, in respect of failure, inability or delay as aforesaid, Clause 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

3.        THE ENGINEER'S REPRESENTATIVES AND HIS ASSISTANTS

3.1 The Engineer shall notify the Contractor of the appointment of any Engineer's Representative and of any replacement thereof from time to time. The duties and powers of the Engineer's Representative shall be:

          (a) without prejudice to the Contractor's obligations, to watch and inspect the Works;

          (b) where deemed necessary by the Engineer, to test and examine any material to be used and workmanship employed by the Contractor in connection with the Works; and

          (c) to carry out such other duties and exercise such other powers vested in the Engineer which are delegated to him by the Engineer pursuant to Clause 3.2.

3.2 The Engineer may, from time to time, delegate to any Engineer's Representative, any of the duties and powers vested in him. Any such delegation shall be in writing, signed by the Engineer and shall specify the duties and powers delegated. No such delegation shall take effect until a signed copy thereof has been delivered to the Contractor. Any instruction or decision given by any Engineer's Representative to the Contractor within the terms of such delegation (but not otherwise) shall be deemed to have been given by the Engineer, provided that if the Contractor is dissatisfied with any

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          instruction or decision of any Engineer's Representative, the
          Contractor may, within 14 (fourteen) days of receipt of notification of such instruction or decision, refer the matter to the Engineer who shall confirm, reverse or vary the instruction or decision.

3.3 The Engineer or any Engineer's Representative may appoint and replace any person to act as assistant to any Engineer's Representative in carrying out his duties and exercising his powers. Upon any such appointment or replacement, the Engineer, or the Engineer's Representative, as the case may be, shall notify the Contractor of the names of each such person and their duties and powers.

3.4       In respect of any assistants appointed pursuant to Clause 3.3:

          (a) such assistants shall have no authority to issue any instruction or decision to the Contractor save insofar as such instruction or decision may be necessary to enable them to carry out their duties and exercise their powers. Any such instruction or decision given by any assistant shall be deemed to have been given by the Engineer's Representative for whom he acts; and

          (b) if the Contractor is dissatisfied with any instruction or decision of any assistant, he may, within 14 (fourteen) days of receipt of notification of such instruction or decision, refer the matter to the Engineer's Representative for whom the assistant acts, who shall confirm, reverse or vary the instruction or decision.

3.5 Until the Engineer, or as the case may be, any Engineer's Representative, confirms, reverses or varies any instruction or decision pursuant to the proviso to Clause 3.2, or pursuant to Clause
          3.4 (b), the Contractor shall remain bound by the instruction or decision and if, as a result of any reversal or variation, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date, or incurs Cost which the Contractor did not and had no reason to anticipate, then if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

3.6 If for any reason the Engineer or any Engineer's Representative or any assistant to any Engineer's Representative considers it necessary to give any instruction or decision orally, he may do so, and the Contractor shall comply with such instruction or decision. The oral instruction or decision shall be confirmed in writing by the Engineer, the Engineer's Representative or assistant to any Engineer's Representative, as the case may be, as soon as practicable after the instruction or decision was given provided that if the

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          Contractor, within 7 (seven) days of the date of receipt of the oral instruction or decision, confirms in writing to the Engineer the oral instruction or decision and if the confirmation is not contradicted in writing within 7 (seven) days of receipt of the confirmation, it shall be deemed to be an instruction or decision of the Engineer.

3.7 The Engineer's Representatives and his assistants may be employees of the Employer or consultants or contractors.

3.8       Notwithstanding any other provision of the Contract:

          (a) no act or omission by the Engineer or any Engineer's Representative or the assistants to any Engineer's Representative, including, without limitation, the issuance of any notice of no objection or certificate, or the giving of any permission or consent shall:

                    (i) relieve the Contractor in whole or in part from any obligation or liability or give rise to any waiver or estoppel in relation to any of his obligations or liabilities; or

                    (ii) constitute a warranty by the Employer in relation to the Contractor's performance of the Contract or any part thereof; or

                    (iii) otherwise create any obligation or liability on the part of the Employer unless the act or omission occurs in the performance of duties or the exercise of powers pursuant to the Contract;

          (b) no failure by the Engineer, any Engineer's Representative or any assistant to any Engineer's Representative to reject any work, drawing or document which is not in accordance with the Contract shall prejudice the power of any such persons subsequently to reject the work, drawing or document, nor shall the Employer incur any obligation or liability to the Contractor arising out of such failure; and

          (c) neither the Engineer, any Engineer's Representative nor any assistant to any Engineer's Representative shall have any personal liability to the Contractor for their acts and omissions in the performance of their duties or exercise of their powers pursuant to the Contract.

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          ASSIGNMENT AND SUBCONTRACTING

4.        ASSIGNMENT

4.1 The Contractor shall not, subject to Clause 4.2, assign or otherwise transfer the benefit of the Contract or any part thereof or any interest or right therein or thereunder without the prior consent of the Employer and any assignment shall be upon terms and in a form approved by the Employer.

4.2 The Contractor may, with the prior consent of the Employer, such consent not to be unreasonably withheld:

          (a) grant a charge on any moneys due or to become due to the Contractor under the Contract in favour of his bankers or a third party providing finance to the Contractor for the Works; and

          (b) assign to his bankers or the third party the right to receive any moneys due or to become due under the Contract to the Contractor.

4.3 The Employer shall be fully entitled at any time, without the consent of the Contractor, to assign or otherwise transfer

          (a) the benefit of the Contract (or any part thereof) and any interest therein or right thereunder to any third party; and

          (b) the burden of the Contract including accrued liabilities (or any part thereof) and any interest therein to the Government or to a corporation wholly owned by the Government, or to any bank or financial institution providing finance to the Employer in respect of the Project, provided that the Employer shall notify the Contractor following any assignment or transfer by the Employer in accordance with this Clause 4.3.

5.        SUB CONTRACTING

5.1       The Contractor shall not sub contract the whole of the Works.

5.2 The Contractor shall sub contract the performance of his design checking obligations subject to and in accordance with Clause 6.

5.3 Save as provided by Clause 5.2, the Contractor shall not sub contract any part of the Works without prior consent.

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5.4       If the Contractor wishes to sub contract part of the Works (other than pursuant to Clause 5.2) he shall submit to the Engineer.

          (a)       the identity of the subcontractor proposed to be employed;

          (b)       particulars of the part of the Works to be sub contracted;

          (c) the proposed terms upon which the subcontractor is to be employed;

          (d) address, telephone and facsimile numbers of the proposed subcontractor;

          (e) description of the proposed subcontractor's management structure;

          (f) details of previous and current projects of a similar nature undertaken by the proposed subcontractor, giving the names of the employer, architect/engineer, description of work performed and contract value;

          (g) number of personnel on the proposed subcontractor's payroll and descriptions of their respective occupation/trade;

          (h) any work the proposed subcontractor intends to further sub contract to others;

          (i) details of design capability, if the proposed subcontractor is required to carry out design for the Works;

          (j) details of design, fabrication and manufacturing facilities of the proposed subcontractor;

          (k) details of the site management arrangements of the proposed sub contractor;

          (1) details of safety personnel currently employed by the proposed subcontractor and past accident records; and

          (m) details of quality management personnel currently employed by the proposed subcontractor and quality management system in use,

          unless the Engineer notifies the Contractor that any information listed in Clause 5.4(a) to (m) is not required in respect of the sub contracting of any part of the Works. Such information shall be supplied by the Contractor in sufficient time to enable the Engineer to evaluate the

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          capacity and ability of the proposed subcontractor to execute the part of the Works to be sub contracted and to enable the Contractor to select an alternative party in the event that the Engineer withholds his consent to the proposed sub contracting.

5.5 The Contractor shall ensure that the terms of any sub contract (including, without limitation, those made pursuant to Clause 6) impose on the subcontractor such of the terms of the Contract as are applicable and appropriate to the part of the Works to be sub contracted so as to enable the Contractor to comply with his obligations in respect of such part.

5.6 The Contractor shall use all reasonable endeavours to incorporate in any of the sub contracts referred to in Clauses 5.2 and 5.4, such terms and conditions as the Engineer may request the Contractor to so incorporate.

5.7 The Contractor shall ensure that the proposed terms and conditions of sub contract referred to in Clause 5.5 shall include a provision by which the subcontractor is obliged to provide a warranty executed as a deed in favour of the Employer, in the form appearing in Schedule 1, unless the Employer notifies the Contractor that no such warranty is required in respect of any sub contract The Contractor shall submit a warranty, duly executed, in the said form to the Employer within 28 (twenty eight) days of the Contractor's appointment of each relevant subcontractor in accordance with this Clause 5.

5.8 The Contractor shall, after receiving consent to any sub contracting, supply to the Engineer such copies of the terms and conditions (including, without limitation, rates and prices) of the sub contract as the Engineer may instruct, and the Contractor shall not after entering into the sub contract, amend, vary or waive the terms and conditions thereof in any respect material to compliance by the Contractor with his obligations, without prior consent.

5.9 The Engineer shall be entitled to communicate directly with the Contractor's subcontractors of any tier, keeping the Contractor informed of any significant communication, provided that the Engineer shall not be entitled to issue directly to any subcontractor, any instruction or decision affecting the Contractor's obligations or liabilities to a subcontractor of any tier.

5.10 No sub contracting shall relieve the Contractor from any obligation or liability nor create any obligation or liability on the part of the Employer. The Contractor shall be liable for the acts and omissions of his subcontractors of any tier as if they were the acts and omissions of the Contractor. Without prejudice to the foregoing, the Contractor shall provide all necessary superintendence to ensure that the part of the Works to be executed by his subcontractors shall comply with the requirements of the Contract.

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5.11      The Engineer may, notwithstanding previous consent pursuant to Clause
          5.3, instruct the Contractor to discontinue the participation in the Works of any of the Contractor's subcontractors of any tier if, in the opinion of the Engineer, the subcontractor causes or contributes to a material breach by the Contractor of any term of the Contract. Following the issue of any such instruction, the Contractor shall ensure that the relevant subcontractor does not participate in the Works again without prior consent.

5.12 If a subcontractor of any tier provides to the Contractor a warranty in connection with the Works, and if the Employer so instructs, the Contractor shall assign the benefit of the warranty to the Employer, provided that in the event of any such assignment, the Employer shall use reasonable endeavours to enforce the said warranty against the relevant subcontractor before enforcing the Contract against the Contractor in respect of any matter for which a cause of action exists against the subcontractor under the said warranty.

5.13 If the Contractor is in breach of any of the provisions of this Clause 5 in respect of any subcontractor appointed by the Contractor, the Employer may, without prejudice to any other rights or remedies it may have, withhold all interim payments in relation to the Cost Centre under which the Contractor is to receive payment in respect of that part of the Works sub contracted, until the breach is remedied.

6.        APPOINTMENT OF INDEPENDENT CHECKING ENGINEER

6.1 Within 30 (thirty) days of the date of the Letter of Acceptance, the Contractor shall appoint the Independent Checking Engineer to perform the Contractor's design checking obligations.

6.2 The terms of appointment of the Independent Checking Engineer shall provide that the Independent Checking Engineer is required:

          (a) to provide persons of the qualifications and experience appropriate to and consistent with the nature and scope of the services to be undertaken;

          (b) to perform the duties ascribed to him with reasonable skill, care and diligence;

          (c) to perform his duties in a manner compatible and consistent with the Contractor's obligations;

          (d) to be represented in Hong Kong at all times throughout the execution of the Works by staff of suitable seniority and experience;

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          (e)       not to sub contract any part of his obligations, save with the written consent of the Contractor and the Engineer; and

          (f) to provide in favour of the Employer a warranty duly executed as a deed in the form appearing in Schedule 2.

          The Independent Checking Engineer shall be (and shall be required by his terms of-appointment with the Contractor to be) independent of the Contractor and not be associated in any way with any person undertaking the design of any part of the Permanent Works or the Temporary Works.

6.3 The Contractor shall supply to the Employer the warranty referred to in Clause 6.2(f) above, duly executed, within 14 (fourteen) days of the appointment of the Independent Checking Engineer by the Contractor.

6.4 The Contractor shall supply to the Engineer one copy of the terms and conditions of appointment of the Independent Checking Engineer within 7 (seven) days of being instructed so to do by the Engineer. The Contractor shall not, after entering into an agreement with the Independent Checking Engineer, amend, vary or waive the terms and conditions thereof in any respect material to compliance by the Independent Checking Engineer, with the Independent Checking Engineer's obligations, without prior consent.

6.5 The Engineer may instruct the termination of the appointment of the Independent Checking Engineer if, in the Engineer's opinion, the Independent Checking Engineer fails to properly discharge his duties in accordance with the terms and conditions of his appointment. If the Independent Checking Engineer's appointment is so terminated, he shall not again participate in the Works without prior consent.

6.6 In the event of the termination of the appointment of the Independent Checking Engineer for any reason by the Contractor, the Contractor shall give notice thereof to the Engineer and shall submit for review details of the identity, qualifications, experience and terms and conditions of appointment of the proposed replacement. On receiving a notice of no objection thereto, the Contractor shall appoint the replacement as soon as practicable.

          CONTRACT DOCUMENTS

7.        PRECEDENCE OF DOCUMENTS

7.1 The documents forming the Contract are to be taken as mutually explanatory. In the event of any inconsistency between the documents comprising the Contract, the documents shall be interpreted by reference to the following

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          order of precedence unless a contrary intention is expressed by any other provision of the Contract:

          (a) the Letter of Acceptance shall prevail over any other document forming the Contract;

          (b) subject to Clause 7.1(a), the provisions of any Special Conditions shall prevail over those of any other document forming the Contract; and

          (c) subject to Clauses 7.1(a) and (b), the provisions of these General Conditions shall prevail over those of any other document forming the Contract.

7.2 In the event that the Contractor shall find any ambiguity or discrepancy in or between the documents comprising the Contract, the Contractor shall forthwith notify the Engineer who shall, as soon as practicable, issue such instructions to the Contractor which are necessary, in the Engineer's opinion, to resolve the ambiguity or discrepancy.

7.3 If in compliance with an instruction issued pursuant to Clause 7.2, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date, or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or Clause 56 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

8.        ENTIRE AGREEMENT

8.1 Notwithstanding anything to the contrary expressed in or to be implied from the Contract, the documents referred to in the definition of "Contract" in Clause 1.1 as comprising the Contract contain the entire agreement between the parties which supersede any previous agreement and understanding between the parties in relation to the Works or any part thereof. The Contractor acknowledges that by entering into the Contract, he has not relied on any statement, representation, warranty, undertaking or qualification to, or clarification of, his Tender, which is not expressly set out in the documents comprising the Contract and that the Employer shall have no liability to the Contractor in respect of the same in the absence of fraud.

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9.        PROVISION OF DRAWINGS AND SPECIFICATION

9.1 Within 7 (seven) days of the date of the Letter of Acceptance, the Engineer shall issue to the Contractor, free of charge, 4 (four) copies of the Specification, together with 2 (two) copies and 1 (one) CD-ROM of the Drawings.

9.2 The Engineer shall issue to the Contractor from time to time during the progress of the Works 1 (one) negative and 2 (two) positive sets of such further or amended Drawings and 2 (two) copies of such further or amended Specification (excluding drawings and documents which the Contractor is expressly or impliedly obliged to produce under the Contract) as shall in the Engineer's opinion be necessary for the execution of the Works and the Contractor shall be bound by the same. The Engineer shall not be bound to issue any Drawing or Specification relating to any matter which, in his opinion, is the responsibility of the Contractor under the Contract in the absence of the Drawing or Specification.

9.3 The Contractor shall give reasonable notice to the Engineer of any further or amended Drawings or Specification which the Contractor considers is necessary for the execution of the Works to enable the Engineer to issue the Drawings or Specification without delaying the progress of the Works, but the Engineer shall not in any event be obliged to issue the Drawings or Specification in advance of dates for their issue identified in the Works Programme.

9.4 If, as a result of any failure or inability of the Engineer to issue pursuant to Clause 9.2 at a time reasonable in all the circumstances, further or amended Drawings or Specification which were the subject of a notice by the Contractor in accordance with Clause 9.3, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date, or incurs Cost which the Contractor did not and had no reason to anticipate, then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or Clause 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

10.       SUBMISSION AND REVIEW PROCEDURE

10.1 The Contractor shall submit to the Engineer for review all proposed Contractor's Drawings and all other documents and things required by the Contract to be submitted for review. Each submission shall be made in accordance with the procedure for submission set out in the Specification and in any event:

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          (a)       in time to enable the Engineer to examine the proposed
                    Contractor's Drawings or other document or thing submitted by the Contractor without delaying the progress of the Works; and

          (b)       not later than any relevant date identified in the Works
                    Programme.

10.2 The Engineer shall notify the Contractor of the outcome of his review pursuant to the procedure for submission set out in the Specification within such period as may be expressly stipulated in the Contract, or in the absence of any stipulation, within a reasonable time. The Contractor shall, subject to any other provision of the Contract to the contrary, execute the Works in accordance with the Contractor's Drawings.

10.3 If the Engineer notifies the Contractor, or if the Contractor discovers at any time that any of the Contractor's Drawings is not in accordance with the Contract, or any part of the Contractor's Drawings is inconsistent or incompatible with another part, the Contractor shall make such amendments as are necessary to remedy the non-compliance and shall submit all amended Contractor's Drawings to the Engineer for review.

10.4 The Contractor shall not be entitled to receive any extension of time for achievement of a Stage or substantial completion of the Works or any Section, or to receive any valuation or Cost pursuant to Clauses 56 and 57 respectively, or any further or additional payment of whatsoever nature by reason of any amendment reviewed without objection pursuant to Clause 10.3, and the Contractor shall be liable for any loss and expense incurred by the Employer arising out of any amendment reviewed without objection pursuant to Clause 10.3.

          GENERAL OBLIGATIONS

11.       CONTRACTOR'S GENERAL RESPONSIBILITIES

11.1 Save insofar as it is legally or physically impossible, the Contractor shall, without prejudice to his other obligations:

          (a) execute the Works in accordance with the Contract and, subject thereto, to the satisfaction of the Engineer;

          (b)       comply with the Engineer's instructions;

          (c) provide all staff, labour, goods, materials, Contractor's Equipment, work, transport to and from and about the Site, accommodation, storage and disposal facilities, consumables and everything, whether of a temporary or permanent nature, required in and for the execution of

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                    the Works, so far as the necessity for providing the same is identified in the Contract or could reasonably be inferred therefrom by a competent contractor experienced in the execution of works of a similar nature and scope to the Works; and

          (d) discharge his obligations with the skill and care to be expected of a competent contractor experienced in the execution of works of a similar nature and scope to the Works.

12.       RESPONSIBILITY FOR DESIGN

12.1 The Contractor shall, subject to and in accordance with the Contract, design:

          (a) the Temporary Works, save to the extent expressly provided to the contrary in the Contract; and

          (b) any part of the Permanent Works expressly required by the Contract to be designed by the Contractor,

          and the design shall include the selection and specification of the kinds and standards of goods, materials and workmanship to be used in the Permanent Works and the Temporary Works, or in relation thereto, so far as is not described or stated in the Specification.

12.2 The Contractor shall be entirely responsible for the Contractor's design of the Temporary Works and any part of the Permanent Works required by the Contract to be designed by the Contractor, including, without limitation, the Contractor's Drawings, and shall be, and shall remain, liable for any mistake, inaccuracy or discrepancy contained therein or any omission therefrom. Nothing contained in the Contractor's design shall relieve the Contractor from his obligations or liabilities pursuant to Clause 12.3.

12.3 To the extent of his design obligations pursuant to Clauses 12.1 and 12.2, the Contractor warrants to the Employer that:

          (a) he has exercised and shall continue to exercise in his design of the Temporary Works and the relevant part of the Permanent Works, all the skill and care to be expected of a professionally qualified and competent designer experienced in undertaking the design of works of a similar nature and scope to the Works;

          (b) the Temporary Works and the relevant part of the Permanent Works shall comply in all respects with the Contract and the Contractor's Drawings;

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          (c)       the Temporary Works and the relevant part of the Permanent
                    Works have been and will be designed and constructed by the Contractor using proven up to date good practice and standards available at the date hereof which are consistent with the scope of the Works and to standards which are consistent with the Contract;

          (d) the relevant part of the Permanent Works shall, when completed, comply with the Enactments;

          (e) no goods or materials generally known to be deleterious or otherwise not in accordance with good engineering practice have been or will be specified or selected by the Contractor or any one acting on his behalf;

          (f) no goods or materials which, after their specification or selection by or on behalf of the Contractor but before being incorporated into the Permanent Works, become generally known to be deleterious or otherwise not in accordance with sound engineering practice, will be incorporated into the Permanent Works; and

          (g) the Contractor's design of the relevant part of the Permanent Works has taken and/or will take full account of the construction methods, Temporary Works, and Contractor's Equipment intended to be used by the Contractor and all subcontractors of any tier.

13.       ARTICLES OF AGREEMENT

13.1 The Contractor shall, when requested by the Employer, execute the Articles of Agreement, in the form appearing in Schedule 3, as a deed, which shall be prepared at the expense of the Employer.

13.2 If the Contractor, or any of the entities comprising the Contractor, is incorporated outside of Hong Kong, the Contractor shall, if requested by the Employer, obtain prior to the execution of the Articles of Agreement, an opinion in writing by an established and qualified lawyer (who is not an employee of the Contractor or any such entity) in the country where the Contractor or such entity is incorporated, in substantially the same form as the draft contained in
          Schedule 4 and acceptable to the Employer, confirming that the proposed manner of execution of the Articles of Agreement by the Contractor or such entity will result in a legal, valid and binding instrument in and under the laws of the country in which the Contractor or any such entity is incorporated.

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14.       BONDS, PARENT COMPANY GUARANTEES AND PARENT COMPANY UNDERTAKINGS

          BONDS, GUARANTEES AND UNDERTAKINGS

14.1 The Contractor shall, within 14 (fourteen) days of the date of the Letter of Acceptance, submit to the Employer:

          (a) a bond for the amount stated in Appendix 1 to the Form of Tender, in the form appearing in Schedule 5, duly executed as a deed by the bank or other financial institution which is identified in the Letter of Acceptance. Such bond shall remain in full force and effect until the issue of the Substantial Completion Certificate for the Works, save to the extent that payment thereunder is received by the Employer in full prior thereto. The Employer shall return the bond to the Contractor within 28 (twenty-eight) days of its expiry. Within 7 (seven) days of the submission of the bond in the form required, the Employer shall release any tender bond submitted by the Contractor with the Tender; and

          (b) a parent company guarantee in the form appearing in Schedule 6, and a parent company undertaking in the form appearing in
                    Schedule 7, duly executed as deeds by such of the parent companies' shareholders or holding companies of the Contractor as is identified in the Letter of Acceptance. If the Contractor comprises more than one legal entity, this provision shall apply to each such entity.

14.1A The Employer shall not make any demand for payment under the bond to be provided by the Contractor in accordance with Clause 14.1(a), without giving the Contractor not less than 14 (fourteen) days' prior notice of an intention by the Employer to make such a demand for payment, save that where the Contractor is in default under Clause 73.1, the Employer may make a demand for payment under the said bond without giving any such prior notice.

          OFF-SHORE MANUFACTURING BONDS

14.2 The Contractor shall submit to the Employer, at the times required by the preamble to the Pricing Document, bonds required by the said preamble as security for and as a condition precedent to payment for any part of the Permanent Works manufactured offshore, in the form appearing in Schedule 8, duly executed as a deed by the bank or financial institution identified in the Letter of Acceptance or such other bank or financial institution as may be reviewed without objection.

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          LEGAL OPINIONS

14.3 The provisions of Clause 13.2 in respect of the provision of a legal opinion for the execution of the Articles of Agreement by the Contractor shall apply mutatis mutandis to the execution of a bond by any bank or financial institution and the execution of a parent company guarantee and parent company undertaking by any company pursuant to Clauses 14.1(a), 14.1(b) and 14.2, as appropriate, where they are incorporated outside of Hong Kong, save that the legal opinion shall be in substantially the same form as the relevant draft contained in Schedule 9.

          WITHHOLDING INTERIM PAYMENTS

14.4 The Contractor's compliance with Clause 14.1 shall be a condition precedent to receipt of any payment by the Contractor under the Contract. Without prejudice to any other right or remedy of the Employer, until the Contractor has complied with Clause 14.1, the Employer shall be entitled to withhold all payments otherwise due to the Contractor under the Contract.

15. INSPECTION OF THE SITE AND INFORMATION, SUFFICIENCY OF TENDER AND PHYSICAL CONDITIONS AND ARTIFICIAL OBSTRUCTIONS

15.1 The Contractor shall be deemed prior to the date of the Letter of Acceptance to have:

          (a) inspected the Site and its surroundings and examined all information in connection with the Works made available to the Contractor by or on behalf of the Employer prior to the said date, including, without limitation, the information on the nature of the ground, sub soil and sub strata of the Site obtained by or on behalf of the Employer and listed in the Specification, which the Contractor shall be responsible for interpreting;

          (b) obtained for himself all other necessary information in connection with the execution of the Works and his other obligations; and

          (c)       satisfied himself as to:

                    (i) the form, nature and general condition of the Site including, without limitation, the form and nature of the ground, sub soil and sub strata of the Site, and all geological, geo-environmental, geotechnical and hydrological conditions affecting the Site;

                    (ii) the form and nature of materials, whether natural or otherwise, to be excavated from the Site;

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                    (iii)     where appropriate, the form and nature of the sea
                              bed and sea surface conditions forming any part of the Site;

                    (iv) the means of communication with and access to and through the Site;

                    (v) the climatic and environmental conditions affecting the Site;

                    (vi) the risk of damage to property adjacent to the Site and injury to occupiers of such property;

                    (vii) the possibility of interference by persons other than the Employer who will also have access to or use of the Site from time to time;

                    (viii) the interfaces with Project Contractors and other works relating to the Project;

                    (ix) the nature and extent of the Works and the materials necessary for the execution of the Works;

                    (x) the description of the Cost Centres and item descriptions and quantities, if any, contained in the Pricing Document and that the same are consistent with the scope of the Works ascertainable in accordance with the Contract, apart from those descriptions and quantities; and

                    (xi) all other matters whatsoever affecting his obligations.

15.2 The Contractor shall be deemed prior to the date of the Letter of Acceptance on the basis indicated in Clause 15.1 and generally, to have allowed a correct and sufficient Tender Total and rates and prices included in the Pricing Document to cover all his obligations and to have allowed the necessary resources and allocated the necessary time to enable him to substantially complete the Works and any Section and to achieve any Stage by the relevant Key Dates. Except insofar as otherwise provided in the Contract, the Tender Total and the said rates and prices shall cover all the Contractor's obligations and, except as aforesaid, the periods ending on the Key Dates shall be deemed sufficient for the Contractor to substantially complete the Works and any Section and to achieve any Stage.

15.3 The Employer shall have no obligation to make any additional payment to the Contractor, and the Engineer shall have no obligation to grant any extension of time on the ground of:

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          (a)       any misunderstanding or misapprehension in respect of the
                    matters referred to in Clause 15.1; or

          (b) except as otherwise provided in the Contract (including, without limitation, pursuant to Clauses 15.4, 15.5 and 15.6), incorrect or insufficient information being given to the Contractor by any person whether or not in the employ of the Employer; or

          (c) the Contractor failing to obtain correct and sufficient information,

          nor shall the Contractor be relieved from any of his obligations or liabilities on any such ground or, subject to Clauses 76 and 77, on the ground that he did not or could not foresee any matter which may in fact affect or have affected his obligations, provided that the foregoing shall not affect the Contractor's rights or obligations pursuant to Clauses 15.4 to 15.7, or Clause 24.1.

15.4 If, during the execution of the Works, the Contractor shall encounter physical conditions (other than weather conditions or conditions due to weather conditions) or artificial obstructions which could not, in his opinion, reasonably have been foreseen by an experienced contractor at the date of the Letter of Acceptance, the Contractor shall, as soon as practicable thereafter, and in any event within 28 days of encountering such conditions, give notice thereof to the Engineer. Without prejudice to Clauses 45, 56, 57 and 58, such notice shall specify the physical condition or artificial obstruction, the effects thereof, the measures the Contractor has taken or is proposing to take to overcome the physical condition or artificial obstruction, their estimated cost, and the extent of the anticipated delay in, or interference with, the execution of the Works.

15.5 Following receipt of any notice served by the Contractor in accordance with Clause 15.4, and without prejudice to any other power which the Engineer may have under the Contract, the Engineer may:

          (a) instruct the Contractor to investigate and report upon the practicability and cost and timing effects of the Contractor taking measures which may be available to overcome the physical condition or artificial obstruction;

          (b) consent to the measures notified by the Contractor in accordance with Clause 15.4, with or without modification;

          (c) give an instruction as to how the physical condition or artificial obstruction is to be dealt with; and/or

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          (d)       order a suspension under Clause 51 or a variation under
                    Clause 54.

15.6      If by reason of:

          (a) the presence of the physical condition or artificial obstruction notified by the Contractor in accordance with Clause 15.4 which in the Engineer's opinion could not have been reasonably foreseen by an experienced contractor at the date of the Letter of Acceptance; and

          (b) the measures taken by the Contractor to overcome the physical condition or artificial obstruction notified by the Contractor in accordance with Clause 15.4 and made the subject of the Engineer's consent pursuant to Clause 15.5(b); or

          (c) instructions issued by the Engineer pursuant to Clauses 15.5(a) or (c),

          the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clauses 45 and/or 56 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

15.7 If the Engineer shall decide that the physical condition or artificial obstruction the subject of a claim for additional time and/or payment, could in whole or in part have been reasonably foreseen by an experienced contractor at the date of the Letter of Acceptance, he shall so notify the Contractor in writing as soon as he shall have reached that decision. Notwithstanding such notification, any claim by the Contractor for additional time and/or payment in respect of any suspension or variation previously instructed by the Engineer shall be decided in accordance with Clauses 45 and/or 56 and/or 57.

16.       PROGRAMMES AND PROGRESS REPORTS

16.1      The Contractor shall submit to the Engineer in accordance with the
          Specification:

          (a)       the Works Programme;

          (b)       the Monthly Progress Reports; and

          (c) such other programmes, schedules and reports as may be identified in the Specification or instructed.

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16.2      The review without objection of any of the documents referred to in
          Clause 16.1 (or any amendment thereof from time to time) shall not

          (a) if the document indicates that a Key Date has not or will not be met, constitute any form of acknowledgement that the Contractor is or may be entitled to an extension of time in relation to the Key Date; and

          (b) without prejudice to the generality of any other provision of the Contract, imply that any programme is feasible, suitable or appropriate.

16.3 The Engineer shall issue the Master Programme to the Contractor and may from time to time issue the Contractor with revised versions of the Master Programme if, in the Engineer's opinion, the effect of the revisions are relevant to the programming and/or execution of the Works. The Master Programme shall not be binding on the Employer or otherwise:

          (a) release the Contractor of any of his obligations or liabilities or give rise to any waiver or estoppel in relation to any of his obligations or liabilities; or

          (b) constitute a warranty by the Employer in relation to the Contractor's execution of the Works; or

          (c) create any obligation or liability on the part of the Employer.

16.4 The Engineer shall issue the Contractor with the Co-ordinated Installation Programme, the Track Related Installation Programme and such other programmes to be issued by the Engineer as referred to in, and in accordance with, the Specification.

16.5 No provision or reference in any of the documents referred to in Clause 16.1 shall constitute a notice for the purpose of any of the provisions of the Contract.

16.6 Any failure by the Contractor to work in accordance with the Works Programme shall be deemed to be a breach of Clause 42.1 unless the Contractor can prove to the contrary.

17.       METHOD STATEMENT

17.1 The Contractor shall submit to the Engineer for review, all drawings and other documents as may be identified in the Specification, or as instructed, relating to the methods by which the Contractor shall execute the Works,

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          including, without limitation, the use of Contractor's Equipment and
          Temporary Works and the places where the Contractor shall execute the Works.

17.2 The Contractor warrants to the Employer that the methods of delivery, assembly and construction (including the use of Contractor's Equipment and Temporary Works) and the Contractor's Equipment and Temporary Works themselves shall be consistent with the requirements of the Contract and that the Contractor shall not change any proposed method of construction previously reviewed without objection by the Engineer, without making a further submission for review.

18.       CONTRACTOR'S SUPERINTENDENCE AND STAFF

18.1 The Contractor shall provide all necessary superintendence during the execution of the Works.

18.2 The Contractor shall employ or cause to be employed in connection with the Works on the Site or off-Site at any place of manufacture or source of material and in the superintendence thereof only such technical personnel as are skilled and experienced in their respective trades and callings and such sub-agents, foremen, leading hands and labour as are competent to carry out their respective duties in connection with the Works.

18.3 The Engineer may instruct the Contractor to remove or cause to be removed from the Works or the Site any person employed thereon without stating any reason if, in the Engineer's opinion, the person misconducts himself, is incompetent, is negligent in the performance of his duties, fails to conform with any provision in the Contract with regard to safety or persists in any conduct which is prejudicial to safety or health. Such person shall not again be employed in connection with the Works or on the Site without prior consent.

18.4 Any person removed from the Works or the Site pursuant to Clause 18.3 shall be replaced by the Contractor as soon as practicable by a competent substitute.

18.5 The Contractor shall indemnify the Employer in respect of liability under the Immigration Ordinance (Cap 115) to the extent that such liability arises from the presence on or off the Site of any employee, agent or representative of the Contractor or of his subcontractors of any tier.

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19.       SETTING-OUT AND DIMENSIONS

19.1 The Contractor shall be responsible for the setting out of the Works relative to the data contained in the Drawings and the Specification or notified by the Engineer and for the correctness of the position, level, dimensions and alignment of all parts of the Works and for the provision of all necessary instruments, appliances and labour in connection therewith.

19.2 If at any time during the execution of the Works any error shall appear or arise in the position, level, dimension or alignment of the Works or any part thereof, the Contractor shall forthwith give notice of the same to the Engineer and shall, on being instructed so to do, rectify the error to the satisfaction of the Engineer. Provided that if, in the Engineer's opinion, the error is the result of incorrect data contained in the Drawings and/or the Specification or notified by the Engineer and if, in compliance with an instruction pursuant to this Clause 19.2, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or Clause 56 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

19.3 The Contractor shall carefully protect and preserve all bench-marks, sight-rails, pegs and other things used in setting out the Works.

20.       SAFETY

20.1 The Contractor shall throughout the execution of the Works take full responsibility for

          (a)       the adequacy, stability and safety of the Works;

          (b)       the safety of the Contractor's Equipment;

          (c)       the safety of all persons on or in the vicinity of the Site;
                    and

          (d) providing and maintaining all necessary lights, guards, fences, warning signs and storage areas.

20.2      The Contractor shall:

          (a) submit to the Engineer for his review, in accordance with the Specification, a safety plan which shall set out details of the safety measures to be implemented by the Contractor to comply with his

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                    obligations under or in connection with the Contract. Any
                    supplemental submission to the Engineer for his review of amendments, variations or additions to the safety plan shall be made not less than 28 (twenty-eight) days before commencement of any work which is the subject of the submission;

          (b) appoint a competent English speaking agent or representative who has been reviewed without objection and who is not otherwise involved in the Works to act as the manager and supervisor of the safely plan;

          (c) adhere to the principles and procedures contained in the safety plan and in any amendment, variation or addition thereto which have been reviewed without objection; and

          (d) ensure that sufficient personnel are dedicated to the implementation of the safety plan and all safety procedures contained therein.

20.3      If at any time:

          (a) the safety plan is, in the Engineer's opinion, insufficient or requires revision or modification to ensure the security of the Works and the safety of all workmen upon and visitors to the Site; or

          (b) the level of accidents on any part of the Site exceeds any level laid down in Government proposals for safety,

          the Engineer may instruct the Contractor to revise the safety plan and the Contractor shall, within 14 (fourteen) days, submit the revised plan to the Engineer for review.

20.4 Without prejudice to the generality of this Clause 20, the Contractor shall provide all facilities, access and assistance to the Engineer to enable him to monitor and verify that the safety plan is being properly and fully implemented.

21.       CARE OF THE WORKS ETC.

21.1 The Contractor shall, subject to Clauses 21.3, 21.5 and 50.3, be fully responsible for the care of:

          (a) the Works, or any part thereof, (whether on the Site or elsewhere); and

          (b) all Contractor's Equipment and consumables on the Site or being delivered to the Site in connection with the Works,

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          from the Date for Commencement of the Works until 28 (twenty-eight)
          days after the date of issue of the Substantial Completion Certificate for the Works whereupon the responsibility for the care of the Works shall pass to the Employer.

21.2 The Contractor shall be fully responsible for the care of any work which he undertakes to finish or which he otherwise carries out during any Defects Liability Period until the work has been completed, whereupon the responsibility for the care of the work shall pass to the Employer.

21.3 If a Substantial Completion Certificate is issued for any Section or any other part of the Works, the Contractor shall:

          (a) execute the remainder of the Works in such a manner as not to prejudice the care, maintenance and condition of the Section or other part; and

          (b) cease to be responsible, under Clause 21.1, for the care of the Section or other part 28 (twenty-eight) days after the date of issue of such Substantial Completion Certificate, whereupon the responsibility for the care of the Section or other part shall pass to the Employer.

21.4 Except to the extent caused by any of the Excepted Risks defined in Clause 21.5, if any loss or damage occurs to:

          (a)       the Works; or

          (b)       Contractor's Equipment or consumables

          while the Contractor is responsible for the care thereof, the Contractor shall, with all possible speed, rectify the loss or damage so that the Works are executed in accordance with the Contract. The Contractor shall also be liable for any loss or damage to the Works occasioned by him in the course of any operation carried out by him for the purpose of complying with his obligations under Clause 53.

21.5      "Excepted Risks" for the purposes of this Clause are:

          (a) outbreak of war (whether war be declared or not) in which Hong Kong shall be actively engaged;

          (b)       invasion of Hong Kong;

          (c)       act of terrorists in Hong Kong;

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          (d)       civil war, rebellion, revolution, insurrection or military or usurped power in Hong Kong;

          (e) riot, commotion or disorder in Hong Kong otherwise than amongst the employees of the Contractor, or any of his subcontractors of any tier currently or formerly engaged on the Works;

          (f) ionising radiation or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radioactive, toxic, explosive or other hazardous properties of any explosive nuclear assembly or nuclear component thereof, unless the source or cause of the radiation, radioactivity or other hazard is brought to or near the Site by the Contractor or any of his subcontractors of any tier;

          (g) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds;

          (h) a cause due to use or occupation of the Permanent Works or any part thereof by the Employer (which shall not include or be deemed to include the execution of works by Relevant Authorities or Project Contractors or the provision of access thereto over the Site or the Permanent Works or any parts thereof); and

          (i) the neglect or default by or on behalf of the Employer, including, without limitation, in the preparation of any design of the Permanent Works or Temporary Works included in the Drawings and/or the Specification, insofar as damage, loss or injury is the direct consequence thereof, or any default of Relevant Authorities or Project Contractors.

21.6 If and to the extent that there is any loss or damage to the Works, Contractor's Equipment or consumables caused by any of the Excepted Risks, the Contractor shall, if and to the extent instructed, rectify the loss or damage. If, in compliance with an instruction issued pursuant to this Clause 21.6, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or Clause 56 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

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22.       DAMAGE TO PROPERTY AND INJURY TO PERSONS - INDEMNITIES

22.1 The Contractor shall be liable for and indemnify the Employer against all losses and claims of whatsoever nature in respect of:

          (a)       the death or illness of or injury to any person; and

          (b)       the loss of or damage to any property other than the Works,

          arising out of or in connection with the Works or the execution thereof by the Contractor.

22.2 The scope of the Contractor's liability and indemnity pursuant to Clause 22.1 shall be reduced proportionately to the extent that any neglect or default of the Employer or Project Contractors caused or contributed to the death, illness, injury, loss or damage.

22.3 The Employer shall be liable for and indemnify the Contractor against liability in connection with death, illness, injury, loss and damage referred to in Clause 22.1 arising out of or connected with:

          (a) the use or occupation of land provided by the Employer by the Permanent Works or for the purposes of the execution of the Works or interference, whether temporary or permanent, with any right of way, navigation, light, air or water or other easement or quasi easement;

          (b) the right of the Employer to execute the Works on, over, under, in or through any land, sea or foreshore;

          (c) damage that is the inevitable consequence of the execution of the Works; and

          (d)       neglect or default of the Employer or Project Contractors.

22.4      The scope of the Employer's liability and indemnity pursuant to Clause
          22.3 shall be reduced proportionately to the extent that the act or neglect of the Contractor or his subcontractors of any tier caused or contributed to the death, illness, injury, loss or damage.

23.       GIVING OF NOTICES AND PAYMENT OF FEES ETC

23.1 The Contractor shall give all notices and pay all fees required to be given or paid by any Enactment in connection with the execution of the Works and by the rules and regulations of any Relevant Authority whose property or rights

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          are or may be affected in any way by the Works or their execution. If any new fee is imposed or if any existing fee is increased, after the date of the Letter of Acceptance, the new fee or increase shall be paid by the Contractor. Such fees shall include, but not be limited to, any customs or import duties required to be paid for the importation of any part of the Works into Hong Kong.

23.2 Except where otherwise stated in the Contract, the Contractor shall pay any royalty, rent and other payment or compensation in relation to any Contractor's Equipment or Temporary Works required in connection with the Works.

24.       COMPLIANCE WITH ENACTMENTS AND OBTAINING PERMITS AND CONSENTS

24.1 The Contractor shall, in connection with the execution of the Works, comply in all respects with:

          (a)       the provisions of all Enactments;

          (b) any condition attached to any permit or exemption issued pursuant to any Enactment; and

          (c)       the rules and regulations of Relevant Authorities,

          and any addition or amendment made thereto after the date of the Letter of Acceptance and shall indemnify the Employer against any liability and/or penalty to the extent arising from breach by the Contractor of any Enactment, condition, rule or regulation. In the event that, after the date of the Letter of Acceptance, any addition or amendment is made to any Enactment, any condition attached to any permit or exemption issued pursuant to any Enactment or to the rules and regulations of Relevant Authorities which renders it necessary for the Contractor to alter the design of any part of the Permanent Works expressly required by the Contract to be designed by the Contractor, if, in the opinion of the Engineer, such addition or amendment could not reasonably have been foreseen by an experienced contractor at the date of the Letter of Acceptance, then, without prejudice to Clause 15.3, any amendment to any Contractor's Drawings rendered necessary by such addition or amendment shall, for all purposes of the Contract, be deemed to be a variation instruction issued by the Engineer pursuant to Clause 54.1.

24.2      (a)       The Contractor shall:

                    (1) obtain all statutory registrations, approvals and consents required for the execution of the Works including, where relevant, but without limitation, obtaining registration as a registered contractor, and all approvals and consents under

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                              the Buildings Ordinance which are necessary for
                              the execution of the Works; and

                    (ii) co-operate with all relevant parties, complete such certificates and forms, make such applications, and, to the extent that the same are within the control of the Contractor, do all such other things as may be necessary to enable occupation permits to be issued under the Buildings Ordinance and any other Enactment so that the Employer may occupy and use the Permanent Works.

          (b) Notwithstanding any other provision of the Contract, neither the Works nor any Section shall be (nor shall be deemed to be) substantially complete until all necessary statutory approvals, consents and occupation permits have been obtained to enable the Employer to occupy and use the Permanent Works or the relevant part thereof.

24.3 If there is a delay in obtaining any of the occupation permits referred to in Clause 24.2 (a) (ii) which is caused by any person other than the Contractor and for which the Contractor is not responsible, and such delay is the sole reason preventing the Contractor from substantially completing the Works, or any Section, as the case may be, by the relevant Key Date therefor, then if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or Clause 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

25.       LANGUAGE OF NOTICES ETC

25.1 Any notice which the Contractor is required to exhibit either for the benefit of the public or his employees and all written and printed matter, affixed to the Works or otherwise required for operation and maintenance shall be in English and in Chinese characters and such other language as may be required by any Enactment and/or the Specification.

26.       INTERFERENCE AND NUISANCE

26.1 The Works shall, so far as compliance with the requirements of the Contract permit, be executed so as to avoid unnecessary or improper nuisance or disturbance to or interference with the public or the access to or use or occupation of public roads, footpaths, waterways, anchorages, navigation channels or properties whether in the possession of the Employer or of any other person.

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26.2      The Contractor shall be liable for and indemnify the Employer against liability in connection with any breach of Clause 26.1 provided that such liability and indemnity shall be reduced proportionately to the extent that the act or neglect of the Employer or Project Contractors caused or contributed to the breach.

27.       INTELLECTUAL PROPERTY RIGHTS

27.1 In this Clause, intellectual property rights shall include, but not be limited to, patent, copyright, design rights, trademarks and confidential information.

27.2 The Contractor shall indemnify the Employer against liability in Hong Kong or in any country in connection with the infringement of any intellectual property right existing anywhere in the world in respect of anything used in or required for the Works or the operation, and maintenance in service of the Permanent Works (except to the extent that infringement was unavoidable as a result of the Drawings, the Specification or any instruction, save insofar as such instruction incorporated any Contractor's Drawings).

27.3 The Contractor shall, at the Employer's request and in accordance with the Employer's directions, defend any claim or proceeding against the Employer in connection with any alleged infringement referred to in Clause 27.2.

27.4 In so for as the intellectual property rights existing anywhere in the world in respect of anything used in or required for the Works or the operation, repair, maintenance, replacement or extension of the Permanent Works shall be vested in the Contractor, the Contractor grants to the Employer, his successors and assigns a royalty-free, non-exclusive and irrevocable licence (carrying the right to grant sub-licences) to use, reproduce, modify, adapt and translate any of the works, designs or inventions incorporated or referred to in anything used or required as aforesaid for all purposes relating to the Project. To the extent that beneficial ownership of any such intellectual property right is vested in anyone other than the Contractor, the Contractor shall use his best endeavours (save in respect of and to the extent of the things excepted from Clause 27.2, as to which the Contractor shall use reasonable endeavours) to procure that the beneficial owner thereof shall as soon as possible grant a like licence to the Employer. Any licence pursuant to this Clause 27.4 shall not be determined if the Contractor shall for any reason cease to be employed in connection with the Works and the Contractor shall execute such documents and do all other things as may be necessary to give effect to and protect the licence including, without limitation, notifying purchasers of any right of the existence of the licence.

27.5 If the Contractor uses proprietary software for the purpose of storing or utilising records, the Contractor shall procure the grant of a licence or sub-

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          licence to use, reproduce, modify, adapt and translate the software in favour of the Employer and shall pay such licence fee or other payment as the grantor of the licence may require provided that the licence may be restricted to use, reproduction, modification, adaptation and translation relating to the Project.

28.       CO-ORDINATION

28.1 The Contractor acknowledges that the Project involves a number of separate design and/or construction contracts and that it is necessary for the design and construction of the Permanent Works and the Temporary Works to be co-ordinated with the design and construction of that part of the Project being undertaken by Relevant Authorities and Project Contractors.

          DESIGN

28.2 The Contractor shall, in performing his design obligations pursuant to Clause 12, consult, liaise and co-operate with Relevant Authorities and Project Contractors and use his best endeavours to ensure, utilising the expertise to be expected of a contractor experienced in undertaking the design of works similar in scope and complexity to the Temporary Works and the relevant part of the Permanent Works to be designed by the Contractor in accordance with the Contract, that the Contractor's design of the Temporary Works and the relevant part of the Permanent Works to be designed by the Contractor is consistent, compatible, integrated and co-ordinated with the design of that part of the Project designed by Relevant Authorities and Project Contractors. Without prejudice to the foregoing, the Contractor shall, in discharging such obligations:

          (a) request Relevant Authorities and Project Contractors to supply all drawings and design information in their possession which the Contractor reasonably requires;

          (b) supply Relevant Authorities and Project Contractors promptly with all drawings and design information in his possession which they may reasonably require to co-ordinate the design of their works with the Contractor's design of the Temporary Works and the relevant part of the Permanent Works;

          (c) request the Engineer to supply all (drawings and design information in his possession, or in the possession of the Employer, which the Contractor reasonably requires, and the Engineer shall provide such drawings and design information to the Contractor as soon as is practicable; and

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          (d)       comply with the procedures set out in the Specification in respect of the co-ordination of the Contractor's design of the Temporary Works and the relevant part of the Permanent Works,

          and the Contractor shall attend all meetings necessary for the Contractor to devise, or assist in devising, design solutions to achieve the co-ordination of the Contractor's design of the Temporary Works and the relevant part of the Permanent Works with the design of that part of the Project designed by Relevant Authorities and Project Contractors.

28.3 The Contractor shall notify the Engineer forthwith in the event that, notwithstanding the discharge of his obligations in accordance with Clause 28.2, the Contractor considers that a conflict has arisen between the Contractor's design of the Temporary Works and/or the relevant part of the Permanent Works and the design of any part of the Project designed by Relevant Authorities and/or Project Contractors which it has not been possible for the Contractor to resolve. Each such notice shall be accompanied by details of the alleged conflict, an explanation of why it has not been possible for the Contractor to resolve such conflict and the Contractor's proposals as to the manner in which he believes that such conflict can and should be resolved.

28.4 Without prejudice to Clause 28.3, the Contractor shall keep the Engineer fully informed of all communications with Relevant Authorities and Project Contractors relating to the co-ordination of the Contractor's design of the Temporary Works and the relevant part of the Permanent Works with the design of that part of the Project designed by Relevant Authorities and Project Contractors and shall supply the Engineer promptly with all information requested by him in respect thereof including, without limitation, any information concerning any conflict notified by the Contractor in accordance with Clause 28.3.

          CONSTRUCTION

28.5 The Contractor shall, in executing the construction of the Works, consult, liaise and co-operate with Relevant Authorities and Project Contractors and use his best endeavours to ensure, utilising the expertise to be expected of a contractor experienced in undertaking the construction of works similar in scope and complexity to the Works, that the most efficient means are used to co-ordinate the Contractor's construction activities with the construction activities carried out (contemporaneously or otherwise) by Relevant Authorities and Project Contractors in respect of works not included in the Contract but forming part of the Project ("Project Works"), and shall devise programming and construction related solutions to achieve such objective. Without prejudice to the foregoing, the Contractor shall, in discharging such

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          obligations:

          (a) supply promptly to the Engineer all information in the Contractor's possession relating to the co-ordination of the construction activities of the Contractor in the execution of the Works with the construction activities of Relevant Authorities and Project Contractors in respect of Project Works;

          (b) attend meetings necessary to devise solutions to achieve the co-ordination of the construction activities of the Contractor in respect of the Works with the construction activities of Relevant Authorities and Project Contractors in respect of Project Works, including, without limitation, attending meetings convened by the Engineer in relation thereto;

          (c) provide access to Relevant Authorities and Project Contractors to the Site and the Permanent Works and the Temporary Works to execute Project Works;

          (d) provide facilities and services to Relevant Authorities and Project Contractors to execute Project Works, to the extent stated in the Specification; and

          (e) comply with the procedures set out in the Specification in relation to the co-ordination of the construction activities of the Contractor in respect of the Works and the construction activities of Relevant Authorities and Project Contractors in respect of Project Works.

28.6 The Contractor shall notify the Engineer forthwith upon identifying any actual or potential conflict that may arise or which has arisen between the Contractor's construction activities in respect of the Works, and the construction activities of Relevant Authorities and/or Project Contractors in respect of Project Works. Each such notice shall be accompanied by details of the alleged conflict, an explanation of why it has not been possible for the Contractor to resolve the conflict and the Contractor's proposals as to the manner in which he believes that such conflict can and should be resolved. Without prejudice to the foregoing, the Contractor shall supply the Engineer promptly with all information requested by him in respect of any alleged conflict notified by the Contractor.

          GENERAL

28.7 Without prejudice to any other provision of the Contract, the Contractor shall employ, and shall ensure that his subcontractors of any tier employ in respect of the Works, a sufficient number of staff suitably skilled and experienced in

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          the co-ordination of works of a similar scope and complexity to the
          Works to enable his obligations under this Clause 28 to be performed effectively and efficiently.

28.8 The Contractor shall (independent of any liability pursuant to Clause 48 in respect of delay in the substantial completion of the Works or any Section or the achievement of any Stage) be liable for any loss and expense incurred by the Employer arising from any breach by the Contractor of his obligations under this Clause 28.

28.9      If:

          (a)       in compliance with his obligations pursuant to this Clause
                    28; or

          (b) otherwise as a result of the design or construction activities of Relevant Authorities or Project Contractors in respect of Project Works,

          the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

29.       PUBLICITY AND DISCLOSURE

29.1 The Contractor shall not publish or otherwise circulate, alone or in conjunction with any other person, any article, photograph or other material relating to the Contract, any Dispute, the Site or the Project or any part thereof, nor impart to the press or any radio or television station any information relating thereto, nor allow any representative of the media access to the Site except with consent. The Contractor shall ensure that each of his subcontractors of any tier and each parent company or shareholder of each entity comprising the Contractor is bound by a like obligation and the Contractor shall enforce the same.

29.2 The Contractor may disclose relevant information to bankers or third parties taking a charge or assignment, or having the bona fide intention thereof, pursuant to Clause 4.2, provided that

          (a)       he first obtains the Engineer's consent; and

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          (b)       he shall use his reasonable endeavours to procure that the bankers and third parties shall keep the information confidential.

29.3 The Employer and any third party referred to in Clause 4.3 may use any information provided by the Contractor in accordance with the Contract, but the Employer shall not, and the Employer shall use reasonable endeavours to procure that any third party referred to in Clause 4.3 shall not, divulge that information except for any purpose connected with the Project.

30.       OFFERING GRATUITIES

30.1 If the Contractor shall be found to have offered or given any advantage, excessive hospitality, gratuity, bonus, discount, bribe or loan of any sort to any agent or employee of the Government, to the Employer or to any member of the Employer's staff or to any other person acting on behalf of the Government or the Employer in respect of or in connection with the Project, the Contractor shall be liable for any loss or expense incurred by the Employer and the provisions of Clause 74 shall apply. The Contractor shall ensure that each of his subcontractors of any tier is bound by a like obligation and the Contractor shall enforce the same.

31.       ANTIQUITIES

31.1 All antiquities, fossils, coins, articles of value, or other things of geological or archaeological or material interest discovered on the Site ("antiquities") shall, as between the Employer and the Contractor, be the absolute property of the Employer.

31.2 Upon discovery of any antiquities during the execution of the Works, the Contractor shall forthwith give notice thereof to the Engineer, and shall thereafter use all reasonable endeavours to prevent their damage and/or removal from the Site.

3l.3 As soon as practicable after receipt of any notice from the Contractor pursuant to Clause 31.2, the Engineer shall issue an instruction as to the manner in which the antiquities the subject of such notice should be disposed of or otherwise dealt with by the Contractor.

31.4 If as a result of an instruction pursuant to Clause 31.3, or as a result of any failure or inability of the Engineer to issue, or delay in the issue of an instruction pursuant to Clause 31.3, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate, then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45

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          and/or Clauses 56 and/or 57, and, in respect of failure, inability or delay as aforesaid, Clause 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

          INSURANCE

32.       EMPLOYER'S INSURANCE

32.1 Without limiting the Employer's other obligations or the Contractor's obligations, the Employer shall take out and maintain insurance for the benefit of and in the joint names of the Employer, the Contractor and his subcontractors of any tier in respect of:

          (a) the Works, including, without limitation, all unfixed goods, materials and other constituent parts forming or intended to form part thereof and consumables delivered to the Site; and

          (b) liability for the death of or injury to any person (other than in the employment of the Contractor or any of his subcontractors) or loss of or damage to property (other than the Works and/or consumables) arising out of the execution of the Works, in the terms contained in the policy contained in Schedule 10, subject to any amendment required by the insurers other than as a result of default of the Employer.

32.2 The Contractor shall comply with the terms of the policy referred to in Clause 32.1 and shall:

          (a) notify insurers and the Employer forthwith if an event giving rise to an insurance claim under such policy occurs;

          (b) prepare and submit to insurers particulars of all claims and do all things necessary to obtain proper settlement of all insurance claims under such policy (including, without limitation, those of its subcontractors of any tier) provided that if in the opinion of the Employer, the Contractor fails to pursue a claim with due diligence, the Employer shall have the right, exercisable on 14 (fourteen) day's notice, to assume control over the preparation, submission and settlement of any claim, subject always to having due regard to the interests of the Contractor; and

          (c) comply with any procedures issued by the Employer to the Contractor in respect of the preparation and/or submission of any insurance claim in respect of such policy.

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32.3      All moneys payable under Section 1 of the policy referred to in Clause
          32.1 (Contractor's All Risks Insurance) exceeding HK$20,000,000 (Hong Kong Dollars twenty million) shall be, and the Contractor shall procure that they shall be, paid to the Employer who shall release any part thereof relating to claims of the Contractor to the Contractor within a reasonable time having regard to the progress of rectification of the loss or damage to which the claim relates.

32.4 If and to the extent that the Employer receives money from the insurers in respect of any claim made by or on behalf of the Contractor or its subcontractors of any tier, the Employer shall make payment to the Contractor or the relevant subcontractor, without unreasonable delay, of such moneys or the appropriate proportion thereof having regard to the extent to which the relevant loss or damage to which such insurance moneys relate has been rectified in accordance with Clause 21.4 or 21.6.

32.5 Any amounts not insured or not recovered under the policy referred to in Clause 32.1 including, without limitation, the amount of any deductibles, shall be borne by the Contractor or the Employer in accordance with their respective responsibilities in accordance with Clause 21.

32.6 All moneys payable under the policy referred to in Clause 32.1 shall be paid in Hong Kong Dollars notwithstanding that the Tender Total may be denominated in United States Dollars in the Pricing Document and that other payments made to the Contractor pursuant to Clause 67 are made in United States Dollars.

33.       CONTRACTOR'S INSURANCE

33.1 Without limiting his other obligations or the obligations of the Employer, the Contractor shall:

          (a) in the joint names of the Employer, the Contractor and his subcontractors of any tier, insure and keep insured the Permanent Works, Temporary Works and Contractor's Equipment manufactured for use in the execution of the Works for their full replacement value during manufacture against all perils usually and reasonably insurable provided that the Employer may accept a policy of insurance notwithstanding it is not in the joint names of the Employer and the Contractor, if the Employer's interest is notified to and accepted in writing by the insurer;

          (b) in the joint names of the Employer, the Contractor and his subcontractors of any tier, within 30 days from the Date for

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                    Commencement of the Works, which obligation shall not be
                    subcontracted by the Contractor pursuant to Clause 5, insure and keep insured, the Permanent Works, the Temporary Works and Contractor's Equipment during transit by land, sea or air from commencement of loading at the place of manufacture in the country of origin to the delivery to and unloading at the Site or any off-Site place of storage, fabrication or assembly within the Hong Kong Special Administrative Region and including whilst at any intermediate place of storage, fabrication or assembly outside the Hong Kong Special Administrative Region during the period of such transit, for a sum not less than their full replacement value plus 10
                    (ten) per cent of such value and the costs of transit against all perils which are usually and reasonably insurable, provided that the Employer may accept such a policy of insurance placed by the Contractor (but not by any subcontractor) notwithstanding that the Employer is not named as a joint assured, if the Employer's interest is notified to and accepted in writing by the Contractor's insurer;

          (c) in the joint names of the Employer, the Contractor and his subcontractors of any tier, insure and keep insured the Contractor's Equipment (to the extent not insured by the Employer under Section 1 of the policy referred to in Clause
                    32.1 (Contractor's All Risks Insurance)) for its full replacement value, while on or off the Site or in transit, against all perils usually and reasonably insurable provided that the Employer may accept a policy of insurance notwithstanding it is not in the joint names of the Employer and the Contractor, if the Employer's interest is notified to and accepted in writing by the insurer;

          (d) insure and keep insured all marine vessels used in connection with the Works for protection and indemnity liabilities including personal injury, loss of life, removal of wreck, collision, oil pollution and damage to fixed and floating objects for not less than the levels set out in
                    Schedule 11, Part A and, without prejudice to Clause 24.1, comply with the provisions of the Hong Kong Merchant Shipping (Compulsory Third Party Risks Insurance) Regulations and the Merchant Shipping (Pleasure Vessels) Regulations, provided that if any cover at the level set out in Schedule 11 Part A ceases to be available in the international insurance market (including P & I Clubs), the Contractor shall notify the Engineer accordingly and shall insure the relevant marine vessels at the maximum level of insurance cover which is obtainable in the international insurance market at rates which are, in the Engineer's opinion, reasonable;

          (e) take out and maintain at all material times and where appropriate, policies of insurance, with adequate and reasonable levels of cover, in

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                    respect of the use of any aircraft by him or by his
                    subcontractors of any tier in connection with the Works;

          (f) take out and maintain in respect of his design obligations under Clause 12, professional indemnity insurance for a limit of cover of not less than the levels stated in Appendix 1 to the Form of Tender for each occurrence or series of occurrences arising out of one event for a period commencing on the date of the Letter of Acceptance and expiring not before 6 (six) years from the date of the issue of the Substantial Completion Certificate for the Works provided that if the Contractor considers that such cover is not available at reasonable rates, the Contractor shall forthwith inform the Engineer and the level of cover or terms for the purposes of this Clause 33.1(f) shall be the maximum level or best terms which are obtainable in the international insurance market at rates which are, in the Engineer's opinion, reasonable; and

          (g) take out and maintain on his own behalf and on behalf of his subcontractors of any tier, insurance in respect of claims for the death of or bodily injury to any person under a contract of service or apprenticeship with the Contractor or any of his subcontractors of any tier and arising out of and in the course of the person's employment in respect of the Works in the terms and with the insurers referred to in
                    Schedule 11 Part B.

33.2 Insurance in accordance with Clause 33.1 (a) to (f) shall be effected with insurers and on terms approved by the Employer and shall cover all risks usually covered by such insurance and shall, to the extent of the cover, indemnify the Employer in respect of loss, expense and liability in connection with the Works.

33.3 Section 1 of the policy referred to in Clause 32.1 (Contractor's All Risks Insurance) insures certain items of Contractor's Equipment on the terms contained in such policy. The Employer may, notwithstanding Clause 33.1(c), at his discretion, elect to insure further items of Contractor's Equipment on the terms contained in Section 1 of the policy referred to in Clause 32.1 (Contractor's All Risks Insurance) at the cost of the Employer, by identifying and notifying the Contractor of the relevant items of Contractor's Equipment. If the Employer exercises this option, the Contractor's obligation pursuant to Clause 33.1(c) to insure the items of Contractor's Equipment identified and notified by the Employer shall cease with effect from 7 (seven) days after the date of such notification.

33.4 The Contractor shall procure that all insurance referred to in or required by Clause 33.1(d) and (e) and all insurance in respect of vehicles and craft used in

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          connection with the Works as required by any Enactment shall be endorsed to note the interest of the Employer.

33.5 The Contractor shall, in respect of the insurance referred to in Clause 33.1(b), procure loading and unloading surveys in relation to each shipment made of any part of the Permanent Works or Temporary Works, and shall procure stowage and towage surveys in the event of the lighterage of the same.

34.       GENERAL INSURANCE OBLIGATIONS

34.1 If the Employer fails to comply with the terms of the policies of insurance effected by him pursuant to Clause 32.1 and 33.3 or if the Contractor fails to comply with the terms of any of the insurance policies effected in connection with the Works, the party that is in default shall indemnify the other party against all loss, expense and liability arising from the failure.

34.2 If the Employer or the Contractor fails to effect and keep in force any of the insurance policies referred to in Clauses 32 and 33 respectively, the party that is not in default may effect and keep in force that insurance and may recover from the party in default a sum equivalent to the premium or premiums paid.

34.3 The Contractor shall be deemed to have satisfied himself and to have caused his subcontractors of any tier to have satisfied themselves with regard to the extent of the cover provided by the policy referred to in Clause 32.1 and the terms referred to in Clause 33.1 (g).

34.4 The Contractor shall promptly supply to insurers all documentation and information which they may reasonably require to effect and maintain the policies effected in connection with the Works. In the case of policies effected by the Employer pursuant to Clauses 32.1 and 33.3, the Contractor shall supply all documentation and information requested by the Engineer for onward transmission to insurers by the Employer.

34.5 The Employer shall, whenever reasonably required, produce to the Contractor confirmation from his insurers, or their duly authorised agents, that the policies effected by him pursuant to Clauses 32.1 and
          33.3 remain current together with evidence of payment of the last premium due.

34.6 The Contractor shall, whenever instructed to do so by the Employer, produce any relevant policy of insurance effected by him in connection with the Works, together with a certificate from the insurers, or their duly authorised agents, certifying that the insurance has been effected and the last premium due has been paid.

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34.7      The Contractor shall not do anything or cause or permit any of his subcontractors of any tier to do anything, whether on or off-Site, which would or might render voidable any policy of insurance required by the Contract

          LABOUR

35.       LABOUR

35.1 Without prejudice to the generality of any other provision of the Contract, the Contractor shall be responsible for providing such skilled and unskilled labour as may be required for the execution of the Works.

35.2 As far as practicable, all skilled and unskilled labour shall be engaged in Hong Kong and subject to and in accordance with general local usage.

35.3 The Contractor shall, in respect of labour located in Hong Kong and engaged in the execution of the Works, pay rates of wages and observe hours and conditions for labour which are not less favourable than the level of wages, hours and conditions observed by other employers in Hong Kong engaged in the engineering/construction industry and which are in compliance with the Enactments.

          QUALITY OF PERMANENT WORKS AND WORKMANSHIP, DEFECTS AND TESTS

36.       QUALITY SYSTEM

36.1      The Contractor shall:

          (a) establish, maintain and implement a quality system in accordance with the Specification; and

          (b) comply with the requirements of the quality system including, without limitation, the submission for review by the Engineer of fully detailed quality plans and other documents referred to in the quality system.

37.       PERMANENT WORKS AND WORKMANSHIP

37.l All goods, materials and all consumables forming part of the Permanent Works and the results of any workmanship shall:

          (a) be of the respective character, standard or kind required by the Contract;

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          (b)       subject as aforesaid, be of a standard consistent with the requirements of the Contract; and

          (c) where specified or selected by the Contractor, be fit for the purpose expressed in or to be implied from the Contract; and

          unless expressly provided to the contrary in the Contract, all goods, materials and the constituent parts of the Permanent Works (save in respect of any fill or naturally occurring material to be used in the Permanent Works) and all consumables shall be new. Subject to the foregoing requirements concerning the specification of goods, materials and consumables, nothing within this clause or contained elsewhere in the Contract shall deem any design obligation to be subject to a fitness for purpose obligation.

38.       ACCESS AND INSPECTION

38.1 The Contractor shall provide, and where relevant shall procure, access to and reasonable facilities at all places (on or off the Site) where the Works, or any part thereof, are being executed to enable the Engineer and others authorised by him to watch and inspect the Works and to exercise and perform the powers and duties of the Engineer.

39.       COVERING AND UNCOVERING PARTS OF THE WORKS

39.1 The Contractor shall give notice to the Engineer, in sufficient time, which shall in no case be less than 24 hours, to enable the Engineer to carry out an inspection without delaying the progress of the Works, before covering up any part of the Works or putting it out of view.

39.2 The Contractor shall uncover or make openings in any part of the Works as may be instructed at any time during the progress of the Works and shall reinstate the part in accordance with the Contract.

39.3 If, as a result of any instruction pursuant to Clause 39.2, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate, then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate, and provided further that this Clause 39.3 shall not apply if part of the Works to which the instruction related was found not to comply with the Contract or if the instruction resulted from breach of Clause 39.1.

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40.       REMOVAL OF UNSATISFACTORY PARTS OF THE WORKS

40.1      The Engineer may at any time give instructions to the Contractor to:

          (a) remove from the Site, within such time or times specified in the instruction, any part of the Works which, in the opinion of the Engineer, does not comply with the Contract;

          (b) replace such part of the Works with a part which does so comply and to re-execute any part of the Works; and

          (c) remove and replace (notwithstanding any previous test) any work in respect of:

                    (i)       materials or workmanship; or

                    (ii)      design by the Contractor,

          which does not, in the opinion of the Engineer, comply with the Contract.

41.       TESTING

41.1      (a)       The Works shall be subjected from time to time during the
                    execution of the Works to such tests (including the provision of samples and procuring and permitting third party inspections) as are:

                    (i)       specified in the Contract; or

                    (ii)      instructed or reviewed without objection

                    at such places on or off the Site as are specified or instructed or reviewed without objection.

          (b) The Contractor shall propose to the Engineer any test which is not specified in the Contract but which a competent contractor experienced in operations of a similar nature and scope to the Works would regard as appropriate or desirable to demonstrate that the Works comply with the Contract including, without limitation, after any instruction varying the Works has been issued by the Engineer pursuant to Clause
                    54.1. Any proposal shall be made at a reasonable time in advance of the proposed test, shall specify by whom the test is to be carried out which should, wherever reasonably possible, be the Contractor and if the proposal receives consent the proposed test shall be carried out in accordance with the provisions of this Clause 41.

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41.2      The Contractor shall carry out such tests, and provide such assistance, facilities, labour, equipment and other things for all tests, as are required of the Contractor in accordance with the Contract.

41.3 The Contractor shall comply with the testing procedures set out in the Specification and shall submit to the Engineer for review all documents required by those procedures or otherwise necessary in advance of testing.

41.4 The Contractor shall submit to the Engineer for his information test data as follows:

          (a) at the beginning of each week, or at such other interval as the Engineer may instruct, a written report summarising the outcome of all tests undertaken during the preceding week or interval, identifying the results, certificates and other data relating to the tests which have been archived in accordance with Clause 59 and identifying, in the case of failed tests, the remedial measures being taken and the provisions for re-testing; and

          (b) without delay following the request, any other information relating to tests requested by the Engineer.

41.5 If, in the Engineer's opinion, any of the tests is being unduly delayed or is or has been improperly performed, he may by instruction fix a date by which the Contractor shall make or facilitate the tests or properly perform them. If the Contractor fails to make or facilitate the tests or properly perform them by the date instructed, the Engineer may make the tests or cause them to be made by others at the risk of the Contractor. The Contractor shall be liable to the Employer for all loss and expense incurred in relation thereto.

41.6 If, in the Engineer's opinion, the Works, or any part thereof, fails any test, the Contractor shall submit such proposals and carry out or facilitate such investigations and further or repeat tests as may be instructed and the Contractor shall be liable to the Employer for all loss and expense incurred in relation thereto including the costs of re-testing the works of Project Contractors. The Contractor shall also execute all necessary repairs, replacement and making good.

41.7 If, as a result of any test instructed pursuant to Clause 41.1(a)(ii), the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate, then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or Clause 56 and/or 57, provided that the

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          Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate and provided further that this Clause
          41.7 shall not apply:

          (a) if the test indicates that any part of the Works was not in accordance with the Contract; or

          (b) to any repeat test carried out in accordance with the Contract.

          COMMENCEMENT, COMPLETION AND DELAY

42.       COMMENCEMENT

42.1 The Contractor shall commence the Works on the Date for Commencement of the Works. The Contractor shall from the Date for Commencement of the Works proceed with the execution of the Works with due diligence and expedition. The Contractor shall not commence the execution of the Works before the Date for Commencement of the Works.

43.       RIGHTS OF ACCESS TO THE SITE

43.1 The Employer shall give to the Contractor, from time to time, access to as much of the Site as may be required to enable the Contractor to execute the Works in accordance with the Works Programme provided that the Employer shall not be required to give access contrary to any limitation identified in the Contract.

43.2 Unless the Contract expressly provides otherwise, the Contractor shall not be entitled to uninterrupted access to or an exclusive right to occupation of the Site or any part thereof.

43.3 The Contractor shall give notice to the Engineer of the access which the Contractor requires to execute the Works. The Contractor shall give such notice in sufficient time for the Employer to arrange for access to be given without delaying the progress of the Works. The Employer shall not in any event be obliged to give access in advance of dates for access identified in the Works Programme.

43.4 If, as a result of any failure or inability to provide or delay in providing access pursuant to Clause 43.1 following a notice in accordance with Clause 43.3, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has

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          complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

44.       TIME FOR COMPLETION

44.1 The Contractor shall substantially complete the Works and any Section and achieve any Stage by the respective Key Dates therefor.

45.       EXTENSION OF TIME

45.1 The Contractor shall give notice to the Engineer as soon as the Contractor can reasonably foresee any event occurring which is liable to cause any delay to substantial completion of the Works or any Section or to the achievement of any Stage. The notice shall in any event be given within 28 (twenty-eight) days after commencement of the event, and shall state the likelihood and probable extent of the delay and specify whether the Contractor considers he is or may become entitled to an extension of time in respect of the effects of the event. If so, the Contractor shall cite the provision of Clause 45.3 which the Contractor considers to be applicable identifying, in the case of Clause 45.3(a), the relevant Clauses.

45.2 The Contractor shall use and continue to use all reasonable endeavours to avoid or reduce the effects of the event on substantial completion of the Works or any Section or the achievement of any Stage and shall as soon as practicable but in any event within 28 (twenty-eight) days of notification pursuant to Clause 45.1 submit by further notice to the Engineer.

          (a) full and detailed particulars of the cause, effect and actual extent of the delay to substantial completion of the Works or any Section or to the achievement of any Stage; or

          (b) where an event has a continuing effect or where the Contractor is unable to determine whether the effect of any event will actually cause delay to substantial completion of the Works or any Section or the achievement of any Stage, such that it is not practicable for the Contractor to submit full and detailed particulars pursuant to Clause 45.2(a), a statement to that effect with reasons together with interim written particulars (including details of the likely consequences of the event on progress of the Works and an estimate of the likelihood or likely extent of the delay); the Contractor shall thereafter submit to the Engineer at intervals of not more than 28 (twenty-eight) days, further interim written particulars until the actual delay caused (if any) is ascertainable, whereupon the Contractor shall as soon as practicable but in any event within 28 (twenty-eight) days submit to the Engineer

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                    full and detailed particulars of the cause, effect and
                    actual extent of the delay; and, in any event:

          (c) details of the documents that will be maintained to support the claim in accordance with Clause 59; and

          (d) details of the measures which the Contractor has adopted and/or proposes to adopt to avoid or reduce the effects of the event upon substantial completion of the Works or any Section or achievement of any Stage.

45.3 If the event notified by the Contractor pursuant to Clause 45.1 is the subject of a claim for extension of time by reason of:

          (a)       (i)       the issue of an instruction, or the failure or
                              inability to issue or delay in issue of an instruction, pursuant to Clause 2.9;

                    (ii) the reversal or variation of an instruction or decision by the Engineer, or the Engineer's Representative, pursuant to Clause 3.5;

                    (iii) ambiguities or discrepancies in or between the documents comprising the Contract, pursuant to Clause 7.3;

                    (iv) the failure or inability to issue or delay in issue of further or amended Drawings or Specification by the Engineer which was the subject of a notice in accordance with Clause 9.3, pursuant to Clause 9.4;

                    (v) the presence of unforeseeable physical conditions or artificial obstructions and measures taken to overcome them and/or instructions issued by the Engineer in respect thereof, pursuant to Clause 15.6;

                    (vi) errors in setting out due to incorrect data, pursuant to Clause 19.2;

                    (vii) an instruction for the rectification of loss or damage due to Excepted Risks, pursuant to Clause 21.6;

                    (viii) delay in obtaining any occupation permit under the Buildings Ordinance or any other Enactment, which is caused by any person other than the Contractor and which is the sole reason preventing the substantial completion of the Works, pursuant to Clause 24.3;

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                    (ix)      the activities of Relevant Authorities or Project
                              Contractors, pursuant to Clause 28.9;

                    (x) the issue of an instruction, or the failure or inability to issue or delay in issue of an instruction in respect of antiquities, pursuant to Clause 31.4;

                    (xi) the uncovering of acceptable work, pursuant to Clause 39.3;

                    (xii)     ad hoc successful tests, pursuant to Clause 41.7;

                    (xiii)    access constraints, pursuant to Clause 43.4;

                    (xiv) an instruction issued by the Engineer for the handing over of the Works or any part thereof, pursuant to Clause 50.4;

                    (xv)      suspension of the Works, pursuant to Clause 51.2;

                    (xvi) the issue of a variation instruction, pursuant to Clause 54.8;

                    (xvii) the instruction of work included as a Provisional Sum, pursuant to Clause 65.4;

                    (xviii) making good the destruction or damage to the Permanent Works and/or the Temporary Works by reason of special risks, pursuant to Clause 77.4(b); or

          (b) any other cause of disturbance to the progress of the Works for which the Employer or the Engineer is responsible whether pursuant to or in breach of any provision of the Contract or otherwise including, but not limited to, any act of prevention or delay by the Employer or the Engineer, then the Engineer shall assess and decide whether the Contractor may fairly be entitled to an extension of any of the Key Dates.

45.4 Notwithstanding the powers of the Engineer pursuant to this Clause 45 to assess and decide whether the Contractor is fairly entitled to an extension of time, the Contractor shall not in any circumstance be entitled to an extension of time if and to the extent that, in the Engineer's opinion, the relevant delay is caused directly or indirectly by breach of the Contract or other default of the Contractor, by the Contractor's failure to make the proper time allowance which he is deemed to have made pursuant to Clause 15.2, or by an event which is not expressly described in Clause 45.3. Without prejudice to the

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          generality of the foregoing, the Contractor shall not be entitled to an extension of time if the cause of the delay is:

          (a) non-availability or shortage of Contractor's Equipment, Temporary Works, labour (whether or not imported), utility services or any part of the Permanent Works;

          (b) an increase in the quantity of any item of work except to the extent that the increase is the consequence of a variation instructed pursuant to Clauses 2 or 54;

          (c) any instruction in relation to matters which are the responsibility of the Contractor under the Contract in the absence of the instruction;

          (d) inclement weather conditions adversely affecting the progress of the Works (including without limitation the hoisting of any storm warning or strong wind signal);

          (e) delay in issuing or failure to issue to the Contractor any approval or consent in respect of the Works by any Relevant Authority;

          (f) delay in obtaining any occupation permit under the Buildings Ordinance or any other Enactment referred to in Clause 24.2
                    (a) (ii), which is caused by the Contractor; or

          (g) defective design prepared by or on behalf of the Contractor, whether contained in the Contractor's Drawings or otherwise.

45.5 If, pursuant to Clause 45.3, the Engineer considers that the Contractor may fairly be entitled to an extension of any of the Key Dates, the Engineer shall within 28 (twenty-eight) days, or such further time as may be reasonable in the circumstances of:

          (a) receipt of full and detailed particulars of the cause and actual effect of any delaying factor; or

          (b) where an event has a continuing effect or where the Engineer anticipates a significant delay before the actual effect of an event becomes ascertainable and the Engineer considers an interim extension of time should be granted, receipt of such particulars as in the Engineer's opinion are sufficient for him to decide the interim extension of time,

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          assess, decide, grant and notify the Contractor of the extension. The
          Engineer in assessing and deciding any extension shall take into account all the circumstances known to him at that time, including the effect of any omission of work or substantial decrease in the quantity of work.

45.6 The Engineer may at any time following notification of an event pursuant to Clause 45.1 assess, decide and notify the Contractor whether or not the event constitutes a potential ground upon which an extension of time may be granted pursuant to this Clause 45.

45.7 If the Engineer decides that the Contractor is not entitled to an extension of time, the Engineer shall, as soon as reasonably practicable, notify the Contractor accordingly.

45.8      (a)       Without prejudice to the Engineer's powers pursuant to
                    Clause 45.5(b), the Contractor shall not be entitled to an extension of time by reason of any delay unless the delay actually affects substantial completion of the Works or any Section or the achievement of any Stage by the relevant Key
                    Date;

          (b) whether or not the Contractor fails to achieve any Milestone by reason of any delay shall not of itself be material to the issue of the Contractor's entitlement to an extension of time; and

          (c) any extension to one Key Date shall not of itself entitle the Contractor to an extension to any other Key Date.

45.9 The Engineer shall within 56 (fifty-six) days of the issue of the Substantial Completion Certificate for the Works review and finally decide and certify the overall extensions of time (if any) to which he considers the Contractor is entitled in respect of the Works, any Section or any Stage. The final review shall not result in a decrease in any extension of time already granted by the Engineer pursuant to Clause 45.5 or in any period of suspension of liquidated damages for delay assessed and decided pursuant to Clause 48.8(c).

45.10 Any extension of time granted by the Engineer to the Contractor shall, except as provided elsewhere in the Contract, be deemed to be in full compensation and satisfaction for any loss or injury sustained or sustainable by the Contractor in respect of any matter or thing in connection with which the extension shall have been granted and every extension shall exonerate the Contractor from any claim or demand on the part of the Employer for the delay during the period of the extension but not for any delay prior to or continued beyond such period.

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45.11     It shall be a condition precedent to the Contractor being granted extensions of time under this Clause 45 that he complies strictly with the terms of Clauses 45.l and 45.2.

46.       RATE OF PROGRESS

46.1 If, in the opinion of the Engineer, the progress of the Works is too slow to ensure the achievement of any Stage or the substantial completion of the Works or any Section by the relevant Key Date and the Contractor is not entitled to an extension of time pursuant to Clause 45, the Engineer may notify the Contractor and the Contractor shall forthwith suggest and, subject to consent, take such steps as are necessary to expedite progress.

46.2 If the Engineer considers that the Contractor's suggestions submitted in accordance with Clause 46.1 will not ensure the achievement of any Stage or the substantial completion of the Works or any Section by the relevant Key Date then the Contractor shall take such other steps as the Engineer may instruct. If any step taken by the Contractor involves the Employer in additional costs, the costs shall be assessed and decided by the Engineer and shall be recoverable by the Employer from the Contractor.

47.       RECOVERY OF DELAY AND ACCELERATION OF THE WORKS

47.1 In this Clause 47, the term "Recover Delay" shall mean extinguishing or reducing a delay to the Works, or any part thereof, for which the Contractor would otherwise be entitled to receive an extension of time pursuant to Clause 45 and "Accelerate the Works" shall mean achieving any Stage or substantially completing the Works or any Section, or any parts thereof, earlier than the Key Date specified for such Stage, the Works or the Section.

47.2 If, in the opinion of the Engineer, it might be possible for the Contractor, by taking certain measures, to Recover Delay or Accelerate the Works, the Engineer may notify the Contractor of the nature of such measures and request the Contractor to submit proposals in respect thereof.

47.3 Within 14 (fourteen) days of receipt by the Contractor of a notice and request pursuant to Clause 47.2, the Contractor shall supply to the Engineer his proposals for adopting measures to Recover Delay or Accelerate the Works which shall include, but not necessarily be limited to:

          (a) a description of the measures which the Contractor proposes to adopt;

          (b) an estimate of any saving of time which could be made by the adoption of the measures;

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          (c)       the proposed price for the measures; and

          (d)       any other terms proposed by the Contractor.

47.4 Within 14 (fourteen) days of receipt of any proposals supplied by the Contractor pursuant to Clause 47.3, the Engineer may instruct the
          Contractor:

          (a) to provide such further information in connection with the proposals as the Engineer may request; and

          (b) if in his opinion, it is necessary, to submit revised proposals.

47.5 The Engineer may, but shall not be obliged so to do, instruct the Contractor to take any measures agreed between the Engineer and the Contractor to Recover Delay or Accelerate the Works.

47.6 The Engineer may, whether or not the procedure set out in Clauses 47.2 to 47.4 has been followed, instruct the Contractor to take such measures which, in the opinion of the Engineer, it is feasible for the Contractor to take to Recover Delay or Accelerate the Works and the Contractor shall carry out the measures so instructed with due diligence.

47.7 Subject to the terms of any agreement between the Engineer and the Contractor pursuant to this Clause 47, if by adopting measures instructed to Recover Delay or Accelerate the Works, the Contractor does not extinguish delays, despite exercising due diligence, for which he would have been entitled to an extension of time in the absence of the measures, the Contractor shall nevertheless be granted an extension of time of the duration of the unextinguished delay.

47.8 The price to be paid for the measures instructed by the Engineer to Recover Delay or Accelerate the Works, if the price is not agreed between the Engineer and the Contractor, shall be assessed and decided by the Engineer.

48.       LIQUIDATED DAMAGES FOR DELAY

48.1 The obligations to achieve any Stage and to substantially complete the Works and any Section by the relevant Key Dates are separate obligations of the Contractor.

48.2 Appendix 1 to the Form of Tender attributes to each Key Date a sum which represents or is less than the Employer's genuine pre-estimate (at a daily rate) of the damages likely to be suffered by the Employer if the Works are not, or any Section is not, substantially complete, or any Stage is not achieved by the

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          relevant Key Date. The sum shall constitute liquidated damages and not a penalty.

48.3 The Contractor acknowledges that the liquidated damages have been estimated by the Employer on the basis of damages likely to be suffered as a result of failure to meet any relevant Key Date irrespective of and independently from any damages which are likely to be suffered as a result of failure to meet any other Key Date. Liquidated damages attributed to separate Key Dates may, therefore, run concurrently.

48.4 If the Contractor does not achieve any Stage or substantially complete the Works or any Section by the relevant Key Date the Contractor shall pay or allow to the Employer liquidated damages calculated using the rates referred to in Clause 48.2 (as reduced by any certificate issued pursuant to Clause 48.5) until the date when the Works are or the
          Section is substantially completed or the Stage is achieved.

48.5      In the event that:

          (a) a Substantial Completion Certificate is issued in respect of any part of the Works (such part not being a Section) before the substantial completion of the Works; or

          (b) a Substantial Completion Certificate is issued in respect of any part of a Section before the substantial completion of the whole of the Section; or

          (c) a Stage Certificate is issued in respect of any part of a Stage before the achievement of the whole of the Stage,

          the rate of liquidated damages specified in Appendix 1 to the Form of Tender in respect of the Works, the Section or Stage, as the case may be (or any rate previously calculated in accordance with this Clause 48.5) shall be reduced by the proportion which the value of the part completed or achieved bears to the value of the Works, the Section or the Stage (or the remainder thereof) as appropriate, as the same is assessed by the Engineer. The Engineer shall issue a certificate to the Contractor identifying the reduced rate of liquidated damages which shall be payable by the Contractor in the event that the remainder of the Works or the Section is not substantially completed or the remainder of the Stage is not achieved, by the relevant Key Date.

48.6 The total amount of liquidated damages for delay in respect of the Works, any Section and any Stage shall be limited in aggregate to the sum identified as such limit in Appendix 1 to the Form of Tender.

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48.7      The Employer may:

          (a) deduct and retain the amount of any liquidated damages becoming due pursuant to this Clause 48 from any sum due or which becomes due to the Contractor; or

          (b) require the Contractor to pay such amount to the Employer forthwith,

          provided that if upon any subsequent review the Engineer:

          (c) grants a relevant extension or further extension of time or issues a suspension notice pursuant to Clause 48.8(c), the Employer shall no longer be entitled to liquidated damages in respect of the period of such extension or suspension; or

          (d) issues a certificate pursuant to Clause 48.5 reducing the rate of the liquidated damages, the Employer shall no longer be entitled to liquidated damages at the previous rate for any period after the date on which the reduced rate became applicable, any sum in respect of any of the said periods in excess of the Employer's entitlement which may already have been recovered pursuant to this Clause 48 shall be reimbursed forthwith to the Contractor together with interest at the Contract Rate of Interest from the date on which the sum was recovered from the Contractor.

48.8      Without prejudice to Clause 45, if an event as described in Clause
          45.3 should occur after liquidated damages have become payable in respect of the Works, any Section or any Stage:

          (a) the Contractor shall as soon as reasonably practicable so notify the Engineer and shall provide such particulars and details of the type described in Clause 45.2 as may be requested;

          (b) the Contractor shall use and continue to use his reasonable endeavours to avoid or reduce delay to the Works, any Section or any Stage;

          (c) if, in the Engineer's opinion, the event has resulted in further delay to the Works, any Section or any Stage, the Engineer shall so notify the Contractor and the Employer's entitlement to liquidated damages in respect of the Works, the Section or the Stage shall be suspended for the period from commencement of the further delay (the date of which shall be assessed by the Engineer and stated in the said notice) until the further delay has either come to an end or, as the case may be,

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                    should have come to an end had the Contractor used his
                    reasonable endeavours (the date of which shall be assessed by the Engineer and stated in a notice to be issued to the Contractor as soon as reasonably practicable thereafter);

          (d) any such suspension shall not invalidate any entitlement to liquidated damages before the period of further delay started to run or after it ceases; and

          (e) the Engineer may take the steps described in Clause 48.8(c) notwithstanding the absence of any or any timely notification from the Contractor pursuant to Clause 48.8(a).

48.9 The payment of any liquidated damages pursuant to this Clause 48 shall not relieve die Contractor of any obligation or liability (including, without limitation, to complete the Works) save in relation to the payment of damages for delay in substantially completing the Works or any Section or achieving any Stage.

          SUBSTANTIAL COMPLETION, STAGE AND HANDING OVER CERTIFICATES

49.       SUBSTANTIAL COMPLETION AND STAGE CERTIFICATES

49.1 When the Contractor considers that the Works have been substantially completed, including, without limitation:

          (a) the passing of the tests prescribed by the Contract (if any); and

          (b) the provision to the Engineer of the documents required by the Contract to be provided prior to substantial completion,

          he may give notice to that effect to the Engineer together with:

          (i) a list of the items of work that, in the Contractor's opinion, are outstanding; and

          (ii) an undertaking to finish those items referred to in sub-paragraph (i) above and all other outstanding works, during the relevant Defects Liability Period,

          in a form acceptable to the Engineer.

49.2 The Engineer shall within 21 (twenty one) days of the date of delivery of the notice, list and undertaking in accordance with Clause 49.1, either:

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          (a)       issue to the Contractor the Substantial Completion
                    Certificate stating the date on which in his opinion the Works were substantially completed in accordance with the Contract; or

          (b) issue instructions to the Contractor specifying the items of work which in the Engineer's opinion need to be executed before the Substantial Completion Certificate may be issued, in which event the Contractor shall be entitled to receive the Substantial Completion Certificate within 21 (twenty-one) days of completion to the satisfaction of the Engineer of the items of work specified by the instructions, provided that if at any time after the instructions but before the issue of the Substantial Completion Certificate, the Engineer discovers other items of work which in his opinion need to be executed before the issue of the Substantial Completion Certificate, he may issue further instructions pursuant to this Clause 49.2(b).

49.3 Following the same procedure as that described in Clause 49.1 for the Works, the Contractor may request, and the Engineer may issue, a Substantial Completion Certificate for any Section, provided that the references to tests and to documents in Clause 49.1 shall be deemed to be references to any test prescribed by the Contract to be completed and any document required by the Contract to be supplied, prior to substantial completion of the Section.

49.4 Following the same procedure as that described in Clause 49.1 for the Works, the Contractor may request, and the Engineer may issue, a Stage Certificate, when any Stage has been achieved, provided that for any Stage, the references to tests and to documents in Clause 49.1 shall be deemed to be references to any test prescribed by the Contract to be completed and any document required by the Contract to be supplied prior to achievement of the Stage, and the undertaking to finish outstanding items of work shall be to do so as soon as is practicable, but within no more than 42 (forty-two) days from the date of issue of the Stage Certificate.

49.5 If, in the Engineer's opinion, the Works have been or any Section or any other part of the Works has been substantially completed he may issue a Substantial Completion Certificate in respect of the Works, the Section or the other part of the Works and upon the issue of the certificate, the Contractor shall be deemed to have undertaken to complete all outstanding items of work during the relevant Defects Liability Period by dates to be instructed.

49.6 If, in the Engineer's opinion, any Stage or any part of any Stage has been achieved or achieved subject to certain outstanding items (including, without limitation, tests) he may issue a Stage Certificate in respect of the Stage or the part of the Stage and upon the issue of the certificate, the Contractor shall be

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          deemed to have undertaken to complete all outstanding items of work by dates to be instructed.

49.7 Achievement of any Stage shall not of itself constitute completion or substantial completion of any Section or any other part of the Works for the purposes of Clauses 49.3 and 49.5.

50.       HANDING OVER CERTIFICATES

50.1 In the event that the Employer wishes to use the Works, or any part thereof or any Section, prior to the issue of the Substantial Completion Certificate for the Works or the issue of a Substantial Completion Certificate for any part or any Section, the Engineer may instruct the Contractor to allow the Employer to make use of the Works or the part or Section referred to in the instruction and to take such steps as may be necessary to allow such use and the Contractor shall take such steps and allow the Employer to have the use of the Works or such part or Section provided always that the execution of works by Relevant Authorities or Project Contractors, or the provision of access thereto over the Site or the Works, or any part thereof, shall not amount to use of the Works or any part thereof by the Employer for the purposes of this provision.

50.2 At the time that the Employer's use commences pursuant to Clause 50.1, the Engineer shall issue a Handing Over Certificate to the Contractor and the Employer which shall contain details of the part of the Works to be used by the Employer and the works which, in the opinion of the Engineer, are required to be executed by the Contractor before the Engineer will be able to issue the Substantial Completion Certificate in respect of the Works, or the Section, or if appropriate, the part of the Works. The Employer and the Contractor shall notify the Engineer within 7 (seven) days of receipt of any Handing Over Certificate if they disagree with any details contained therein.

50.3 Without prejudice to any other provision of the Contract including, without limitation, the Contractor's obligations pursuant to Clauses 21.2, 44.1 and 52, the Employer shall assume responsibility for the care of the Works or any part or Section in respect of which a Handing Over Certificate is issued by the Engineer in accordance with Clause 50.2, 28 (twenty eight) days after the date of issue of any such certificate.

50.4 If, in compliance with any instruction issued pursuant to Clause 50.1, the Contractor is prevented from achieving any Stage, or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has

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          complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

          SUSPENSION

51.       SUSPENSION

51.1 The Contractor shall, on the Engineer's instruction, suspend the execution of the Works, any Section or any other part of the Works for such time or times and in such manner as the Engineer may consider necessary. During the suspension, the Contractor shall properly protect and secure the Works or the Section or other part of the Works which is subject to that instruction.

51.2 If, as a result of compliance with an instruction pursuant to Clause 51.1, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall, except to the extent that the suspension is:

          (a)       instructed pursuant to Clause 51.3;

          (b) necessary by reason of weather conditions affecting the safety or quality of the Works; or

          (c) necessary for the proper execution or for the safety of the Works,

          give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

51.3 The Engineer may issue instructions to suspend the Works, any Section or any other part of the Works if, in the Engineer's opinion, the Contractor is in breach of any of his obligations.

51.4 If, when an instruction has been given pursuant to Clause 51.1, there has not been an instruction to resume work within a period of 3 (three) months from the date of the instruction to suspend work, then the Contractor may, unless the suspension is otherwise provided for in the Contract or continues to be necessary by reason of some breach of the Contract or other default on the part of the Contractor, serve a notice on the Engineer requesting him, within 28 (twenty-eight) days from the receipt of the notice, to issue an instruction to resume work. If within the said 28 (twenty-eight) days the Engineer does not issue the instruction or give notice that, in his opinion, the suspension continues to be necessary by reason of some breach or default as aforesaid,

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          the Contractor, by a further notice, may elect to treat the suspension, where it affects part only of the Works, as an omission of the part pursuant to Clause 54 or, where it affects the Works, as a termination of the Contract by the Employer which shall be deemed to have occurred pursuant to the proviso to Clause 77.1 and in such event, Clauses 77.2 to 77.4 shall apply.

          OUTSTANDING WORK AND DEFECTS

52.       OUTSTANDING WORK

52.1 The Contractor shall execute any outstanding work relating to the Works, any Section or any other part of the Works, as the case may be, and shall deliver up to the Employer the Works, any Section or any other part of the Works to which the work outstanding relates, in the condition required by the Contract (fair wear and tear excepted) as soon as practicable after the issuance of the relevant Substantial Completion Certificate in respect thereof and in any event prior to the expiry of the relevant Defects Liability Period.

52.2 If the outstanding work is of such a character as may affect the validity of the results of any of the tests required by the Contract, the Engineer may within 1 (one) month of the completion of outstanding work instruct the Contractor to repeat such tests in which case the tests shall be carried out as provided in Clause 41.

52.3 Where the execution of any outstanding work by the Contractor could interfere with work by Project Contractors, with the use of the Project or the Works or any part thereof, or any Section by the Employer, the Contractor shall execute the outstanding work in the manner and at or by the times instructed by the Engineer so as to avoid or, if it cannot be avoided, minimise interference.

53. WORK OF REPAIR AND ADDITIONAL WORK DURING THE DEFECTS LIABILITY PERIOD AND INVESTIGATING DEFECTS

53.1 The Contractor shall as soon as practicable after the expiry of the relevant Defects Liability Period, deliver up the Works, any Section or any part of the Works to the Employer in the condition required by the Contract (fair wear and tear excepted). The Contractor shall, in accordance with any instruction issued during any Defects Liability Period or within 14 (fourteen) days after its expiration:

          (a) execute maintenance work including any work of redesign, replacement, repair, rectification and making good any defect, imperfection settlement or other fault (whether intermittent or otherwise) identified during the Defects Liability Period. The work

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                    shall be executed within such period as instructed, or in
                    the absence of such instruction, as soon as is practicable; and

          (b) execute any other work in connection with the Permanent Works, not referred to in the Drawings and/or the Specification, including the supply of goods and materials which, in the Engineer's opinion, it is reasonable for the Contractor to so supply.

53.2 At any time prior to the issuance of the Defects Liability Certificate, the Contractor shall, if instructed by the Engineer, investigate the cause of any defect, imperfection or fault under the directions of the Engineer.

53.3 If, in the Engineer's opinion, the defect, imperfection or fault investigated pursuant to Clause 53.2 or the work executed pursuant to Clause 53.1 (a) is not the result of any breach of the Contract or other default on the part of the Contractor then, if the Contractor claims additional payment therefor, the Engineer shall give a decision pursuant to Clause 57.

53.4 In relation to any work executed pursuant to Clause 53.1(b), the Engineer shall give a decision pursuant to Clause 57, which, notwithstanding the definition of Cost contained in Clause 1.1, shall include a reasonable allowance for profit by the Contractor.

53.5 Where any work is carried out pursuant to Clause 53.1 (a) and is not work to which Clause 53.3 applies, then the terms of this Clause 53 shall apply to the work for the extended Defects Liability Period and similarly to outstanding work executed pursuant to Clause 52.1.

53.6      If the work carried out by the Contractor in accordance with Clause
          53.1 (a) is such that it may affect the validity of any of the tests required by the Contract, the Engineer may instruct, within 28 (twenty-eight) days after completion of the work, that the tests be repeated to the extent necessary. The tests shall be carried out in accordance with Clause 41 and the maintenance work shall not be considered as completed until satisfactory completion of the repeat tests.

53.7 Within 14 (fourteen) days of completion of the maintenance work in accordance with Clause 53.1 (a), the Contractor shall, where applicable, submit to the Engineer for review appropriate revisions to the documents referred to in Clause 49.1.

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          VARIATIONS AND OPTIONS

54.       VARIATIONS

54.1 The Engineer may instruct any variation to the Works that is in his opinion desirable in connection with the Works or the Project. The variation may include, but shall not be limited to:

          (a) additions, omissions, substitutions, alterations, changes in quality, form, character, kind, position, dimension, level or line;

          (b) changes to any sequence, method or timing of construction specified in the Contract other than changes in programming requirements necessary for the Contractor to comply with his obligations apart from this Clause 54.1(b); and

          (c)       changes to access to the Site.

54.2 The Contractor may propose any variation to the Engineer which he considers may have financial, timing, quality or interface/co-ordination benefits for the Employer. The proposal shall, in detail, describe the proposed variation and identify the benefits to be obtained and all other financial, timing, quality or interface/co-ordination effects of the proposed variation upon the Works. If the Engineer accepts the proposal (which he shall be under no obligation to do) he shall instruct the variation pursuant to this Clause 54.2 within 14 (fourteen) days of receipt of the proposal.

54.3 The Engineer may give details to the Contractor of any proposed variation which he is considering and request the Contractor to submit an estimate providing details of the financial, timing, quality and interface/co-ordination effects of the proposed variation upon the Works. The Contractor shall submit the estimate, which shall be based on the rates and prices contained in the Pricing Document, within 14 (fourteen) days of receipt of the request and if the Engineer accepts the estimate (which he shall be under no obligation to do) he shall so notify the Contractor and instruct the variation pursuant to this Clause 54.3 within 14 (fourteen) days of receipt of the estimate. If the Engineer does not accept the estimate he may nevertheless instruct the variation at any time thereafter pursuant to Clause 54.1.

54.4 The Contractor shall, in respect of any variation ordered pursuant to Clause 54.1, amend any Contractor's Drawings affected by such variation and shall submit such amendments to the Engineer for review.

54.5 No variation shall be made by the Contractor without an instruction by the Engineer.

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54.6      No variation instructed pursuant to this Clause 54 shall in any way vitiate or invalidate the Contract, which shall continue to apply to the Works as varied, but the value (if any) of all variations shall be taken into account by the Engineer in assessing and deciding revisions to the Cost Centre Values in accordance with Clause 56 or in valuing the variation as dayworks pursuant to Clause 55.

54.7 The Employer may procure that work omitted as a variation to the Works by instruction pursuant to Clause 54.1, be executed by another contractor provided always that:

          (a) upon such omitted work being let to another contractor, the Engineer shall assess and decide a fair amount in respect of the profit reasonably anticipated by the Contractor in respect of such omitted work as at the time of issue of the relevant instruction and shall make such revision to the relevant Cost Centre Value, as may be appropriate, pursuant to Clause 56 and/or to the then current total of the Cost Centre Values and other amounts previously decided to be due; and

          (b) if the effect of the omission of such work would be to reduce an extension of time to which the Contractor would otherwise have been entitled had no such variation been instructed, the Engineer shall take the effect of the omission into account and, subject to the provisions of Clause 45, grant such extension of time (if any) so as to put the Contractor in no better and no worse position than if the said variation had not been instructed.

54.8 If, in compliance with an instruction pursuant to Clause 54.1, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or becomes entitled to an extension of time pursuant to Clause 54.7(b) or incurs Cost which the Contractor did not and had no reason to anticipate and is not recoverable pursuant to Clauses 55 or 56 then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

55.       DAYWORK

55.1 The Engineer may instruct that any work to be executed as a result of an instruction given pursuant to Clauses 54.1 or 65.1(b) shall be executed on a daywork basis under the conditions and valued at the rates set out in the Pricing Document. Unless the work instructed is required to commence

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          immediately, the Contractor shall give the Engineer notice before starting the work.

55.2 The Contractor shall furnish to the Engineer such receipts or other vouchers as may be necessary to prove the amounts paid by the Contractor in executing the work and before ordering work shall submit to the Engineer quotations for the same for review.

55.3 In respect of all work executed on a daywork basis the Contractor shall, during the continuance of such work, deliver each day to the Engineer a list of the names and occupations of and time worked by all workmen employed on such work and a statement showing the descriptions and quantities of all work executed the previous day. One copy of each list and statement shall, if correct or when agreed, be signed by or on behalf of the Engineer and returned to the Contractor.

55.4 At the end of each month, the Contractor shall deliver to the Engineer a detailed priced statement of the work executed (separately identifying labour and things supplied) and the Contractor shall not be entitled to any payment unless the lists and statements required in accordance with this Clause 55 have been fully and punctually rendered. Provided always that if the Engineer shall consider that for any reason the sending of such list or statement by the Contractor in accordance with the foregoing provisions was impracticable, he shall nevertheless be entitled to authorise payment for such work either under the conditions set out in the Pricing Document (on being satisfied as to the details of the work executed) or at: such value therefor as he shall consider fair and reasonable.

55A.      OPTIONS

55A.1 The Engineer may, at any time within the relevant period from the Date for Commencement of the Works referred to in the Specification, exercise any Option by instructing the Contractor to execute the work comprised therein, as such work is described in the Specification.

55A.2 If the Engineer exercises any Option in accordance with Clause 55A.1, the Contractor shall carry out the work comprised therein subject to and in accordance with the Contract as if it had at all times formed part of the Works and any provision of the Contract which is stated as being conditional upon the exercise of the Option shall apply.

55A.3 The Contractor shall not be entitled to receive any extension of time for completion of the Works or any Section thereof or for the achievement of any Stage pursuant to Clause 45 by reason of the exercise of any Option by the Engineer, or the exercise of all Options, in accordance with Clause 55A.1

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          or to receive any further or additional payment, whether pursuant to
          Clause 56 or 57, beyond the payment referred to in the Pricing Document in respect of such Option or Options.

55A.4 If the Engineer does not exercise any Option pursuant to Clause 55A.1, such Option shall not form part of the Works and the Contractor shall not be entitled to any payment for or in connection with such Option.

          VALUATION

56.       VALUATION

56.1 Subject to Clause 58, the Engineer shall assess and decide the sum which, in his opinion, is due to the Contractor as a result of:

          (a)       an instruction pursuant to Clauses 54.1 or 65.1(a); or

          (b) matters claimed by reason of the following, insofar as, in the Engineer's opinion, some or all of the claim relates to work equivalent to a variation as described in Clause 54.1:

                    (i) the issue of an instruction, or the failure or inability to issue or delay in issue of an instruction, pursuant to Clause 2.9;

                    (ii) ambiguities or discrepancies in or between the documents comprising the Contract, pursuant to Clause 7.3;

                    (iii) the presence of unforeseeable physical conditions or artificial obstructions and measures taken to overcome them and/or instructions issued by the Engineer in respect thereof, pursuant to Clause 15.6;

                    (iv) errors in setting out due to incorrect data, pursuant to Clause 19.2;

                    (v) an instruction for rectification of loss or damage due to Excepted Risks, pursuant to Clause 21.6;

                    (vi) the issue of an instruction, or the failure or inability to issue or delay in issue of an instruction in respect of antiquities, pursuant to Clause 31.4;

                    (vii)     ad hoc successful tests, pursuant to Clause 41.7;
                              or

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                    (viii)    making good the destruction or damage to the
                              Permanent Works and/or the Temporary Works by reason of special risks, pursuant to Clause 77.4(b).

56.2 The Engineer's assessment and decision pursuant to Clause 56.1 shall be made as follows:

          (a) where work added or omitted is, in the Engineer's opinion, of similar character and executed under similar conditions to work for which there is a rate or price in the Pricing Document, it shall be valued at that rate or price; or

          (b) where work added or omitted is, in the Engineer's opinion, not of a similar character or is not executed under similar conditions, it shall be valued at a rate or price based on any of the rates or prices contained in the Pricing Document so far as may be reasonable, failing which a fair valuation shall be made; and

          (c) if the nature or extent of the work added or omitted relative to the nature or extent of the Works or any part thereof shall be such that, in the Engineer's opinion, any rate or price contained in the Pricing Document for any other work is by reason of such variation rendered unreasonable or inapplicable, then a new rate or price shall be agreed between the Engineer and Contractor for that work, using the rates and prices contained in the Pricing Document as the basis for decision; or

          (d) if the Engineer and the Contractor fail to reach agreement on any rate or price pursuant to Clause 56.2(c), the Engineer shall assess and decide a rate or price and shall notify the Contractor accordingly, and following such a decision the Engineer shall make, pursuant to Clause 66, revisions (if any and if appropriate) to the relevant Cost Centre Value and/or the Schedule of Milestones and/or the Interim Payment Schedule and shall notify the Contractor accordingly.

56.3 Insofar as, in the Engineer's opinion, any balance of the Contractor's claim pursuant to the provisions referred to in Clause 56.1 (a) or (b) relates to disturbance to the progress of the Works or any part thereof, he shall assess and decide the balance pursuant to Clause 57.

56.4 In respect of any instruction pursuant to Clauses 54.2, 54.3 or 65.2, the amount due to the Contractor shall be the amount accepted by the Engineer pursuant to those clauses and the Engineer shall make, pursuant to Clause 66, revisions (if any and if appropriate) to the relevant Cost Centre Value and/or

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          the Schedule of Milestones and/or the Interim Payment Schedule and
          shall notify the Contractor accordingly.

56.5 The Contractor shall not be entitled to any payment pursuant to this Clause 56 to the extent, in the Engineer's opinion, connected with:

          (a) any breach of the Contract or other default on the part of the Contractor;

          (b) any instruction in relation to matters which, in the Engineer's opinion, are the responsibility of the Contractor in the absence of the instruction; or

          (c) failure by the Contractor to make the proper allowance in the Tender Total and the rates and prices in the Pricing Document which he is deemed to have made pursuant to Clause 15.2.

56.6 The Contractor shall supply all information and documents requested by the Engineer to facilitate the performance of the Engineer's duties under this Clause 56 including, without limitation, details or further details of:

          (a)       the rates and prices in the Pricing Document; and/or

          (b)       amounts claimed by relevant subcontractors

          and the details or further details shall include a make-up of the relevant rate, price or amount to identify allowance for labour, Permanent Works, Contractor's Equipment, Temporary Works and other types of expenditure and any mark-up for inflation, overheads and profit (if any).

57.       COST AND DISTURBANCE TO THE PROGRESS OF THE WORKS

57.1 If, in the Engineer's opinion, the Contractor has incurred or is likely to incur Cost for which the Contractor would not be reimbursed by a payment made pursuant to any other provision in the Contract and a claim is made by reason of:

          (i) the issue of instruction, or the failure or inability to issue or delay in issue of an instruction, pursuant to Clause 2.9;

          (ii) the reversal or variation of an instruction or decision by the Engineer, or the Engineer's Representative, pursuant to Clause 3.5;

          (iii) ambiguities or discrepancies in or between the documents comprising the Contract, pursuant to Clause 7.3;

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          (iv)      the failure or inability to issue or delay in issue of
                    further or amended Drawings or Specification by the Engineer which was the subject of a notice in accordance with Clause 9.3, pursuant to Clause 9.4;

          (v) the presence of unforeseeable physical conditions or artificial obstructions and measures taken to overcome them and/or instructions issued by the Engineer in respect thereof, pursuant to Clause 15.6;

          (vi) errors in setting out due to incorrect data, pursuant to Clause 19.2;

          (vii) an instruction for the rectification of loss or damage due to Excepted Risks, pursuant to Clause 21.6;

          (viii) delay in obtaining any occupation permit under the Buildings Ordinance or any other Enactment, which is caused by any person other than the Contractor and which is the sole reason preventing the substantial completion of the Works, pursuant to Clause 24.3;

          (ix) the activities of Relevant Authorities or Project Contractors, pursuant to Clause 28.9;

          (x) the issue of an instruction, or the failure or inability to issue or delay in issue of an instruction in respect of antiquities, pursuant to Clause 31.4;

          (xi)      the uncovering of acceptable work, pursuant to Clause 39.3;

          (xii)     ad hoc successful tests, pursuant to Clause 41.7;

          (xiii)    access constraints, pursuant to Clause 43.4;

          (xiv) an instruction issued by the Engineer for the handing over of the Works, or any part thereof, pursuant to Clause 50.4;

          (xv)      suspension of the Works, pursuant to Clause 51.2;

          (xvi) the investigation of any defect, imperfection or fault or the execution of maintenance work not the result of any breach or default by the Contractor in accordance with Clause 53.1 (a), pursuant to Clause 53.3;

          (xvii) the execution of work not included in the Drawings and/or the Specification in accordance with Clause 53.1(b), pursuant to Clause 53.4;

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          (xviii)   the issue of a variation instruction, pursuant to Clause
                    54.8;

          (xix) the instruction of work included as a Provisional Sum, pursuant to Clause 65.4; or

          (xx) making good the destruction or damage to the Permanent Works and/or the Temporary Works by reason of special risks, pursuant to Clause 77.4(b),

          then, subject to Clause 58, the Engineer shall as soon as reasonably practicable assess the sum in respect of the Cost incurred and give a decision of the sum to the Contractor.

57.2 The Contractor shall not be entitled to any payment pursuant to this Clause 57 due, in the Engineer's opinion, to:

          (a) any breach of the Contract or other default on the part of the Contractor;

          (b) any instruction in relation to matters which, in the Engineer's opinion, are the responsibility of the Contractor in the absence of such instruction; or

          (c) failure by the Contractor to make the proper allowance in the Tender Total and the rates and prices in the Pricing Document which he is deemed to have made pursuant to Clause 15.2.

58.       NOTICE OF CLAIMS FOR ADDITIONAL PAYMENT

58.1      (a)       Notwithstanding any other provision of the Contract, but
                    subject to Clause 58.1(b), if the Contractor at any time intends to claim payment additional to the then current total of the Cost Centre Values and other amounts previously decided to be due, or damages under or for breach of or otherwise in connection with the Contract he shall give notice to the Engineer of his intention within 21
                    (twenty-one) days after the event giving rise to the claim became, or ought reasonably to have become, apparent to the Contractor.

          (b) The Contractor shall be entitled to payment following the issuance of instructions pursuant to Clauses 47.6, 54.1 and
                    65.1 in which it is expressly stated that they will be subject to valuation in accordance with the Engineer's decisions as to the value thereof pursuant to Clauses 47.8,
                    56.1 or 65.1, as the case may be, without being required to give notice in accordance with Clause 58.1 (a), but if the Contractor seeks payment in excess of the value so decided or any other payment

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                    in respect of the said instructions or in respect of
                    instructions in which it is not expressly stated that they will be subject to valuation, notice in accordance with Clause 58.1 (a) shall be required. In addition, no notice shall be required in respect of any price to be assessed by the Engineer pursuant to Clause 47.8 or any amount accepted by the Engineer pursuant to Clauses 54.2, 54.3 or 65.2.

58.2 Within 28 (twenty-eight) days, or such other reasonable time as may be permitted by the Engineer, after the date of a Contractor's notice pursuant to Clause 58.1, the Contractor shall send to the Engineer detailed particulars of the amount claimed and the grounds and/or contractual provisions upon which the claim is based, together with the documents which support the claim. Where the event giving rise to the claim has a continuing effect, the account shall be considered an interim account and the Contractor shall, at such intervals as the Engineer may reasonably instruct, send further interim accounts giving the current amount of the claim and specifying any further ground or evidence in support of the claim. The Engineer may, if in his opinion he has sufficient information for the purpose, give an interim decision. The Contractor shall, within 28 (twenty-eight) days of the continuing effect coming to an end, submit final particulars.

58.3 Unless otherwise expressly provided in the Contract, the Contractor shall not be entitled to any decision or to any revision of Cost Centre Values or to any payment, damages or other relief in respect of the event giving rise to his claim unless he shall have first complied with the terms of this Clause 58 and in default of compliance, the Contractor shall not be entitled to receive any such payment, damages or other relief, to which he might have become entitled either under the Contract or as a result of any breach of the Contract by the Employer, and the Contractor shall be deemed to have waived all his rights and entitlements in respect thereof.

59.       MAINTENANCE OF RECORDS

59.1 The Contractor shall establish at the Site, and may establish at other places which have been reviewed without objection, records offices containing an archive of all documents in connection with and arising out of the Contract and a complete record of all transactions (with copies of all relevant documents) entered into by the Contractor in connection with the Contract. Such offices and the archive shall, in accordance with the Specification, be established and maintained by the Contractor subject to any take-over of the archive by the Employer in accordance with the Contract.

59.2 If the Contractor serves a notice pursuant to Clauses 45.1 or 58.1 or if an event occurs in respect of which the Contractor may subsequently make a financial claim, the Contractor shall keep such contemporary records as may

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          reasonably be necessary to support any claim he may subsequently wish to make.

59.3 Without admitting the Employer's liability, the Engineer may instruct the Contractor to keep such further contemporary records as he reasonably considers desirable or material to any claim of which notice pursuant to Clauses 45.1 or 58.1 has been given.

59.4 To the extent that the records of the Contractor are to be created and/or maintained on a computer or other electronic storage device, the Contractor shall submit to the Engineer for review a procedure for back-up and storage at other locations of copies of the records and shall adhere, and shall cause his subcontractors of any tier to adhere, to the agreed procedures and to demonstrate compliance with the agreed procedure as and when requested by the Engineer.

59.5 The Contractor shall, at all reasonable times, either before or after the issue of the Final Certificate, allow the Engineer and any representative of the Employer, access to the records offices and the archive established by the Contractor pursuant to Clause 59.1 and procure such access to the records offices of any sub contractor (including, without limitation, any consultant engaged by the Contractor), to inspect and take copies of, at the cost of the Employer, any document relating to the Works or the Project including, without limitation, any documents relating to the breakdown, calculation or analysis of the Tender.

59.6 Without prejudice to any other provision of the Contract, including, without limitation, Clause 5, the Contractor shall ensure that any sub contract entered into by the Contractor shall contain such provisions which enable the Contractor to comply with the provisions of this Clause 59.

          PROPERTY IN THE PERMANENT WORKS, TEMPORARY WORKS AND CONTRACTOR'S EQUIPMENT

60.       VESTING OF CONTRACTOR'S EQUIPMENT AND TEMPORARY WORKS

60.1      Contractor's Equipment (excluding, for the purposes of this Clause
          60.1 only, marine vessels), Temporary Works and consumables which are owned by the Contractor shall, on delivery to the Site become the property of the Employer.

60.2 Contractor's Equipment, Temporary Works and consumables shall not be removed from the Site or taken out of use for the Works without prior consent.

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60.3      Upon the substantial completion of the Works or the taking out of use or removal as aforesaid or pursuant to Clause 77.2, the Contractor's Equipment, Temporary Works and surplus consumables which have vested in the Employer shall re-vest in the Contractor.

61.       VESTING OF PERMANENT WORKS

61.1      Any part of the Permanent Works:

          (a)       which is delivered to the Site shall:

                    (i) become the property of the Employer (unless property in the part has already passed to the Employer pursuant to Clause 61.1(b));and

                    (ii) not be removed from the Site without prior consent;

          (b) which is manufactured or obtained off-Site shall become the property of the Employer upon property in the part vesting in the Contractor or otherwise passing unconditionally to the Contractor or his agent or nominee and the Contractor shall, and shall procure that any of his subcontractors supplying any part of the Permanent Works to the Contractor shall:

                    (i) upon property in the part vesting in the Contractor, provide to the Engineer such documentary or other evidence thereof as may be appropriate or as the Engineer may request;

                    (ii) upon the part being substantially ready for delivery to the Site, suitably mark or otherwise plainly identify it so as to show that its destination is the Site, that it is the property of the Employer and (where it is not stored at the premises of the Contractor) to whose order it is held, and set aside and store the part so marked or identified to the satisfaction of the Engineer;

                    (iii) send to the Engineer a schedule listing and giving the value of every part so marked, identified, set aside and stored and inviting him to inspect them; and

                    (iv) if so instructed by the Engineer, provide to the Engineer an opinion in writing by an established and qualified lawyer in the country where the part is situated that the actions taken by the Contractor are sufficient to show an intention to vest the property in it in the Employer and to protect it against seizure

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                    by a third party (including any liquidator, receiver or
                    similar officer of the Contractor),

          provided that the operation of this Clause 61 shall not be deemed to imply any acceptance of any part of the Permanent Works or prevent its rejection by the Engineer at any time.

61.2 The parts of the Permanent Works referred to in Clause 61.1(b) shall be in the possession of the Contractor or his subcontractors for the sole purpose of delivering them to the Employer for the execution of the Works and shall not be within the ownership, control or disposition of the Contractor or his subcontractors and save only as stated in Clause 21, the Contractor shall be responsible for any loss or damage to such parts and for the expense involved in storing, handling and transporting the same.

61.3 The Contractor shall ensure that there shall be no lien whether in equity, common law or otherwise on any part of the Permanent Works which has vested in the Employer pursuant to Clause 61.1 for any sum due to the Contractor, his subcontractors or any other person and the Contractor shall ensure that the title of the Employer and the exclusion of any lien are brought to the notice of his subcontractors and other persons dealing with or transporting any part.

61.4 If the Contract or the Contractor's employment thereunder is terminated before the substantial completion of the Works, the Contractor shall deliver to the Employer any part of the Permanent Works owned by the Employer by virtue of Clause 61.1, and if the Contractor shall fail to do so the Employer may enter any premises of the Contractor, and the Contractor shall procure that the Employer may enter any premises of any of his subcontractors, to remove the part and the Employer may recover the cost of so doing from the Contractor.

62.       USE OF CONTRACTOR'S EQUIPMENT

62.1 The Contractor shall not, without prior consent, bring onto the Site, or use in connection with the Works at any place whatsoever, any item of Contractor's Equipment which is not solely owned by the Contractor. Consent may be withheld unless:

          (a) the owner of the item enters into a written collateral agreement with the Employer under which the owner undertakes to the Employer that:

                    (i) the owner shall, and shall procure that the beneficiary of any relevant charge, other security interest or reservation of title (of

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                              whatever nature) shall, without payment, execute
                              any deed or document in favour of the Employer to assign to the Employer the benefits under any lease, charter-party, hiring, hire-purchase, supply, operation or other agreement made with the Contractor in respect of the item in the event of the termination of the Contract or of the employment of the Contractor thereunder;

                    (ii) the agreement shall permit the Employer, or any third party employed by the Employer, to use the item until completion of the Works upon the same terms as those enjoyed by the Contractor prior to the assignment; and

                    (iii) the owner shall not, without first giving the Employer not less than 21 (twenty-one) day's prior notice, exercise any right the owner may have to terminate the lease, charter-party, hiring, hire-purchase, supply, operation or other agreement, or treat the same as having been repudiated by the Contractor or terminated, howsoever otherwise, or withhold performance of the owner's obligations thereunder or remove the item from Hong Kong; and

          (b) the Contractor provides, or procures the provision of, any information that the Engineer by instruction requests in relation to any charge, other security interest or reservation of title (of whatever nature) that may subsist in the item.

62.2 All sums paid by the Employer under the provisions of any agreement, deed or document referred to in this Clause 62 and all cost or expense incurred by him in entering into the agreement, deed or document shall be recoverable by the Employer from the Contractor.

62.3 The Engineer may instruct the Contractor to produce all documents evidencing title to, or the contractual basis of the Contractor's right to use, any item of Contractor's Equipment.

62.4 Without prejudice to any other provision of the Contract, including without limitation, Clause 5, the Contractor shall ensure that any sub contract entered into by the Contractor shall contain such provisions which enable the Contractor to comply with the provisions of this Clause 62.

62.5 If the Contractor fails to comply with his obligations pursuant to this Clause 62, without prejudice to any other right or remedy available to the Employer, the Employer may withhold from interim payments due to the Contractor an amount equivalent to the value of the Contractor's Equipment concerned

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          until such time as the failure is rectified or remedied to the satisfaction of the Engineer.

63.       REMOVAL OF CONTRACTOR'S EQUIPMENT AND TEMPORARY WORKS

63.1 Within a reasonable time after the issue of any Substantial Completion Certificate, the Contractor shall clear away and remove from the relevant part of the Site any item of Contractor's Equipment, Temporary Works and surplus consumables (except those required to discharge the Contractor's other obligations under or in connection with the Contract) for which consent has been given pursuant to Clause
          60.2 and all other items of equipment, whether or not belonging to the Contractor, and the Contractor shall leave the Works, or the Section or other part of the Works to which the Substantial Completion Certificate relates, and the Site, or the relevant part thereof as appropriate, in a clean and tidy condition.

63.2 If at any time throughout the period in which the Works are executed, it appears to the Engineer that the Contractor has abandoned any item of Contractor's Equipment, Temporary Works or surplus consumables on any part of the Site and that the Contractor does not intend to use the same again in the execution of the Works, the Engineer may issue a notice to that effect to the Contractor requiring him to confirm within 7 (seven) days of receipt of the notice whether the item has been abandoned or whether he intends to use it in the execution of the Works. In the event either that the Contractor confirms the abandonment or fails to respond to the Engineer's notice within the said 7 (seven) day period, the Engineer may, without prejudice to the generality of the Engineer's powers under Clause 2, issue an instruction requiring the Contractor to remove the relevant item from the Site within a period of 7 (seven) days of receipt of the Engineer's instruction.

63.3 If the Contractor fails to comply with Clauses 63.1 or 63.2, the Employer may, without prejudice to any other rights or remedies it may have under the Contract, and without prejudice to Clause 72.1:

          (a) remove the relevant item from the Site and dispose of the same in any manner as he sees fit, and if the Employer sells the said item, after deducting from any proceeds of sale the charges and expense incurred by the Employer in connection with such sale, the Employer shall pay the balance, if any, to the Contractor but, to the extent that the proceeds of sale are insufficient to meet all such charges and expenses incurred by the Employer, the excess shall be recoverable by the Employer from the Contractor; or

          (b) return the item (if hired or the subject of a hire-purchase, supply or operation agreement, charter-party or lease) to the owner from whom

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                    it was so hired, chartered or leased, and recover the
                    charges and expenses of and in connection with such return from the Contractor.

64.       LIABILITY FOR LOSS OR DAMAGE TO PERMANENT WORKS, CONTRACTOR'S
          EQUIPMENT, ETC

64.1 The Employer shall not at any time be responsible for the care of, nor be liable for the loss of or damage to the Permanent Works, Contractor's Equipment, Temporary Works or consumables which have become the property of the Employer pursuant to Clauses 60 and 61 except as provided in Clause 21.

          PROVISIONAL SUMS

65.       PROVISIONAL SUMS

65.1 Any work in relation to which a Provisional Sum is stated in the Pricing Document shall only be executed in whole or in part upon the issue of an instruction by the Engineer pursuant to this Clause 65.1 or Clause 65.2. If the Engineer issues no such instruction, the said work shall not form part of the Works and the Contractor shall not be entitled to any payment for or in connection with such work. The Engineer may instruct any such work pursuant to this Clause 65.1:

          (a) to be executed by the Contractor, but not as daywork, in which case its value shall be assessed and decided pursuant to Clause 56; or

          (b) to be executed by the Contractor as daywork, in which case its value shall be assessed and decided pursuant to Clause 55.

65.2 The Engineer may, when considering whether or not to expend any Provisional Sum, request the Contractor to submit an estimate detailing the financial, timing and quality effects upon the Works of executing the work in relation to which the Provisional Sum is stated in the Pricing Document. The Contractor shall submit the estimate within 14 (fourteen) days of receipt of the request and if the Engineer accepts the estimate (which he shall be under no obligation to do) he shall so notify the Contractor and instruct the work pursuant to this Clause 65.2 within 14 (fourteen) days of receipt of the estimate. If the Engineer does not accept the estimate he may nevertheless instruct the work at any time pursuant to Clause 65.1.

65.3 Without prejudice to Clause 15.2, the Contractor shall be deemed to have allowed the necessary time and resources (including, without limitation, establishment and supervisory charges and all other costs) to enable the work in relation to which Provisional Sums are stated in the Pricing Document to

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          be executed by all relevant Key Dates and within the Tender Total insofar as, without prejudice to Clause 15.3, the scope and nature of the work was reasonably foreseeable on the basis of the deeming provisions of Clause 15.1.

65.4 If, in compliance with any instruction pursuant to Clause 65.1, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost which the Contractor did not and had no reason to anticipate and which is not recoverable pursuant to Clauses 55, or 56 then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate.

65.5 The Contractor shall, when instructed by the Engineer, obtain and submit any quotation which the Engineer may reasonably request and produce all invoices, vouchers and accounts or receipts in connection with expenditure in respect of Provisional Sums.

          CERTIFICATES AND PAYMENT

66.       INTERIM PAYMENT SCHEDULE, COST CENTRE VALUES AND MILESTONES

66.1 The Interim Payment Schedule sets out the maximum accumulative percentage of each Cost Centre Value in relation to each month for which the Contractor may apply for payment, subject to the achievement of Milestones and to application for payment in accordance with Clause 67.

66.2      The Cost Centre Values shall be revised by the Engineer.

          (a) upon issue of the Letter of Acceptance to the Contractor, by the deduction of all Provisional Sums; and

          (b)       upon:

                    (i)       an agreement or instruction pursuant to Clauses
                              47.5 or 47.6, respectively (Recovery of Delay and Acceleration of the Works), by adding to the relevant Cost Centre Value the amount as agreed or decided by the Engineer pursuant to Clause 47.8;

                    (ii) a decision pursuant to Clause 56 (valuation), by adding to or deducting from the relevant Cost Centre Values the value as decided;

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                    (iii)     a decision to exercise any Option identified in
                              the Pricing Document or a Special Condition by adding to or deducting from the relevant Cost Centre Value, the amount specified in the Pricing Document or Special Condition; or

                    (iv) any other decision of the Engineer of an amount or allowance due to the Contractor under the Contract (including, without limitation, in respect of any remeasurement of any quantity of work executed by the Contractor if permitted by the Pricing Document) which has not been or will not otherwise be the subject of an interim payment pursuant to Clause 67.2(b), by adding to, or, in respect of any remeasurement of any quantity of work executed by the Contractor if permitted by the Pricing Document, by deducting from, the relevant Cost Centre Values, as appropriate, the amount or allowance as decided.

66.3      (a)       The Engineer may decide which Cost Centre is to be the
                    relevant Cost Centre for the purpose of Clause 66.2 if and in so far as the same is not identified in the Pricing
                    Document, and shall notify the Contractor upon making any such decision.

          (b) Notwithstanding Clause 66.2, the Engineer may decide not to include a sum payable to the Contractor pursuant to the Contract in a Cost Centre Value in which case the Engineer shall notify the Contractor of the decision and the Contractor may apply for payment of the sum in accordance with Clause 67.1(b).

66.4 If a Milestone is not achieved by the end of the month in which it is scheduled to be achieved, the Engineer shall follow the procedure set out below when certifying payments:

          (a) all payments relating to the Cost Centre in which the Milestone in question has not been achieved shall be suspended at the amount determined by reference to the percentage appearing for that Cost Centre in the Interim Payment Schedule applicable to the month prior to the month in which the Milestone was due to have been achieved;

          (b) payments suspended pursuant to Clause 66.4(a) shall be resumed by being included in the next application for interim payment made after the Milestone is achieved or where the Engineer determines, in his absolute discretion, that payment to the Contractor should be resumed notwithstanding the non-achievement of the Milestone, and the Engineer has notified the Contractor of such determination, at the percentage of the Cost Centre Value for the relevant Cost Centre

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                    appearing in the Interim Payment Schedule applicable to the month in which the Milestone was due to have been achieved; and

          (c) in relation to the relevant Cost Centre, the Interim Payment Schedule shall be revised by the Engineer within 21 (twenty-one) days of receipt of an application for resumption of payments pursuant to Clause 66.4(b) to take account of:

                    (i) the date by which, in the Engineer's opinion, the Milestone next following the non-achieved Milestone is likely to be achieved;

                    (ii) any subsequent Milestone which, in the Engineer's opinion, is not likely to be achieved by its stipulated date; and

                    (iii) the earliest subsequent Milestone which, in the Engineer's opinion, is likely to be achieved by its stipulated date,

          and the Engineer shall notify the Contractor accordingly.

66.5 In addition to the procedure for revision of the Interim Payment Schedule pursuant to Clause 66.4, if:

          (a) the Engineer reviews without objection a revised Works Programme containing a change to the sequence and timing of the execution of the Works;

          (b)       the Engineer grants an extension of time pursuant to Clause
                    45;

          (c) the Contractor adopts recovery of delay or acceleration measures pursuant to Clause 47;

          (d) the Engineer instructs a suspension of the Works or any part thereof pursuant to Clause 51;

          (e)       the Engineer instructs a variation pursuant to Clause 54;

          (f) the Engineer instructs the expenditure of Provisional Sums pursuant to Clause 65;

          (g) following the suspension of payment pursuant to Clause 66.4(a) the relevant Milestone shall not have been achieved within 3 (three) months of the date stipulated in the Schedule of Milestones;

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          (h)       there shall be a significant change in a Cost Centre Value by reason of a decision of the Engineer in accordance with the Contract; or

          (i) the Engineer is of the opinion that the Contractor's negative cashflow is adversely affecting the execution of the Works,

          the Engineer may carry out a detailed examination and review of the Interim Payment Schedule, the Milestones and the dates stipulated for their achievement in the Schedule of Milestones and an assessment of the extent to which the Works have been carried out up to the date of the review.

66.6 The Contractor shall co-operate with and, to the best of the Contractor's ability, assist the Engineer in making any detailed examination pursuant to Clause 66.5 and shall provide all such information as the Engineer may reasonably request in connection therewith. If as a result of this detailed examination, the Engineer is of the opinion that, in relation to any Cost Centre, the relationship between:

          (a)       interim payments; and

          (b)       the progress of the Works,

          established by the Interim Payment Schedule as at the date of the Letter of Acceptance has not been or will not be maintained, then the Engineer may give 14 (fourteen) days' notice to the Contractor of his intention to prepare a revised Interim Payment Schedule and/or a revised Schedule of Milestones which will in his opinion restore, so far as reasonably practicable, the said relationship. On the expiration of the said notice and after considering any representation the Contractor may have made in the meantime, the Engineer shall if he is still of the opinion that a revision ought to be made, revise the Interim Payment Schedule and the Schedule of Milestones in any manner which he sees fit based on the rate of progress of the Works which he anticipates and with the objective of restoring, so far as reasonably practicable, the said relationship.

66.7 When making any revision to the Interim Payment Schedule in accordance with the Contract, the Engineer may reduce or extend the period over which interim payments may be made.

67.       PAYMENT STATEMENTS

67.1 At the beginning of each month the Contractor may apply to the Engineer for an interim payment in relation to the preceding month. Each application shall state:

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          (a)       the amount claimed to be payable pursuant to Clause 67.2(a)
                    setting out the percentage of each Cost Centre Value claimed according to the Interim Payment Schedule; and

          (b) any other amount claimed to be payable pursuant to a decision of the Engineer identifying the relevant decision.

          As a condition precedent to consideration by the Engineer of any such application for payment submitted by the Contractor, each application shall be accompanied by the Monthly Progress Report for the month to which the application relates.

67.2 Within 30 (thirty) days following receipt of an application in accordance with Clause 67.1, the Engineer shall issue to the Employer, with a copy to the Contractor, an interim payment certificate showing the amount payable by the Employer to the Contractor by way of interim payment. The interim payment shall be the sum of:

          (a) the amounts shown to be due for the month in respect of which the application is made by reference to the Interim Payment Schedule in accordance with Clause 66; and

          (b) the amounts assessed and decided by the Engineer to be due in respect of:

                    (i)       Cost incurred, pursuant to Clause 57;

                    (ii) work executed on a daywork basis, pursuant to Clause 55; and

                    (iii) any other amount or allowance to which the Contractor is entitled under the Contract save insofar as account has been or will be taken of the amount or allowance by way of a revision of a Cost Centre Value pursuant to Clause 66.2;

          less:

          (c)       the Retention Moneys as provided for in Clause 68; and

          (d) any amount certified for payment on interim payment certificates previously issued.

67.3 Subject to any deduction, withholding or condition precedent pursuant to the Contract, amounts from time to time certified by the Engineer (including, without limitation, pursuant to Clause 68) shall be paid in Hong Kong by the Employer to the Contractor within 21 (twenty-one) days after the date of

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          issue of the relevant certificate in accordance with the Contract.
          Unless otherwise expressly provided, all payments (including, without limitation, in respect of decisions of the Engineer pursuant to Clauses 56 and 57 or otherwise) shall be made either in Hong Kong Dollars or United States Dollars, as appropriate, depending in which of those currencies the Tender Total is denominated in the Pricing Document. No adjustment shall be made to any payment or to the Final Contract Sum on account of any variation in the exchange rate between the Hong Kong dollar and any other currency.

67.4 If either the Employer or the Contractor fails to make payment of amounts due in accordance with the Contract within 21 (twenty-one) days after the date of issue of the relevant certificate, the Employer shall pay to the Contractor, or the Contractor shall pay to the Employer as the case may be, simple interest upon any payment overdue at the Contract Rate of Interest.

67.5 The Engineer shall have power to omit from any certificate the value of any work with which he may for the time being be dissatisfied and for that purpose, or if he considers that the Contractor has been overpaid under any interim payment certificate, he may by any certificate delete, correct or modify any sum previously certified by him.

67.6 Without prejudice to Clause 3.8, no payment certificate issued by the Engineer shall be conclusive evidence that the quality of materials or the standard of workmanship used by the Contractor in the execution of the Works are in accordance with the Contract.

68.       RETENTION MONEYS

68.1 Retention Moneys up to 10 (ten) percent of the amount due to the Contractor from time to time shall be retained until there shall be a reserve in the hands of the Employer equal to 5 (five) percent of the Tender Total. If, for any reason, the reserve has a value of less than the said 5 (five) percent at any time prior to the date of issue of the Substantial Completion Certificate for the Works or the Substantial Completion Certificate for the first Section to be completed (but not thereafter), further Retention Moneys up to 10
          (ten) percent of the amounts due to the Contractor from time to time will be retained until the reserve is restored to 5 (five) percent of the Tender Total.

68.2 The Retention Moneys retained pursuant to Clause 68.1 shall be held by the Employer without obligation to invest it or account for interest thereon or to place it in a designated account.

68.3      (a)       Within 7 (seven) days of the date of issue of any
                    Substantial Completion Certificate for any Section or part of the Works, the Engineer shall issue to the Employer with a copy to the Contractor, a retention release certificate, entitling the Contractor to be paid by the Employer one half of that part of the Retention Moneys which bears the same proportion to the whole of the Retention Moneys as the value of the Section or part at the date of the Letter of Acceptance bears to the Tender Total. Provided that the aggregate of all sums

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                    certified pursuant to this Clause 68.3(a) shall not exceed one half of the whole of the Retention Moneys.

          (b) On the date of issue of the Substantial Completion Certificate for the Works, the Engineer shall issue to the Employer, with a copy to the Contractor, a retention release certificate entitling the Contractor to be paid by the Employer one half of the whole of the Retention Moneys (less any sums already certified for release pursuant to Clause 68.3(a)).

          (c) Within 28 (twenty-eight) days of the expiry of 12 (twelve) months from the date of issue of the Substantial Completion Certificate for the Works, the Engineer shall:

                    (i)       make a bona fide estimate of the total value of:

                              (a) the works required to be repaired or replaced by the Contractor; and/or

                              (b) the works which are still subject to a Defects Liability Period; and/or

                              (c)       all outstanding works,

                              (together, the "Value of Residual Works") and

                    (ii) issue to the Employer, with a copy to the Contractor, a retention release certificate entitling the Contractor to be paid by the Employer the balance of the Retention Moneys, less a sum which is equivalent to 5 (five) percent of the Value of Residual Works ("Residual Retention Moneys").

68.4 On the date of issue of the Defects Liability Certificate, the Engineer shall issue to the Employer, with a copy to the Contractor, a retention release certificate entitling the Contractor to be paid by the Employer one half of the Residual Retention Moneys and the remainder of the Residual Retention Moneys shall be included with the Final Certificate.

69.       FINAL CERTIFICATE

69.1 Not later than 3 (three) months after the date of issue of the Defects Liability Certificate, the Contractor shall submit to the Engineer a statement of final account and supporting documentation showing in detail the total amount payable in respect of the Works in accordance with the Contract together with all further sums which the Contractor considers to be due to him under the Contract up to the date of the Defects Liability Certificate. Within 3 (three)

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          months after receipt of this statement of final account and of all information reasonably required for its verification, but in no circumstances earlier than the date of issue of the Defects Liability Certificate, the Engineer shall issue the Final Certificate. The Final Certificate shall state the Final Contract Sum, which shall be the sum of the Cost Centre Values following their final adjustment and of the amounts finally decided by the Engineer to be due in respect of the matters identified in Clause 67.2(b). From such sum there shall be deducted all amounts previously certified by the Engineer and all amounts which, in the Engineer's opinion, are due to the Employer pursuant to, or a result of breach of, the Contract and the Final Certificate shall state the balance, if any, due from the Employer to the Contractor or from the Contractor to the Employer as the case may be. The balance of any payment shall be paid to the Contractor and the balance of any over-payment shall be paid by the Contractor.

69.2 Without prejudice to Clause 3.8, the Final Certificate shall not amount to, or be deemed to be, conclusive evidence that the quality of materials or the standard of workmanship used by the Contractor in the execution of the Works are in accordance with the Contract.

70.       DEFAULT OF EMPLOYER TO PAY

70.1 If the Employer fails to pay the Contractor any amount due to be paid to the Contractor by the Employer within 30 (thirty) days of the last date upon which the same ought to have been paid in accordance with the Contract then provided that after the expiry of the said 30 (thirty) days period the Contractor shall have given the Employer notice requesting the payment to be made and the Employer shall have remained in default for a further 14 (fourteen) days, the Contractor shall be entitled, without prejudice to any other right or remedy, to suspend the execution of the Works or to terminate the Contract by giving further notice to the Employer. The bona fide exercise or purported exercise by the Employer of either a right of set-off or counter-claim or a right under or in connection with the Contract to deduct amounts from moneys otherwise due shall not be treated as a failure by the Employer to make a payment for the purposes of this Clause 70.1.

70.2 Upon the Contractor giving such further notice of suspension or termination in accordance with Clause 70.1, the property in all Contractor's Equipment and Temporary Works brought upon the Site by the Contractor shall thereupon re-vest in the Contractor and the Contractor shall with all reasonable despatch remove the same from the Site.

70.3 In the event of such termination, the Employer shall be under the same obligations to the Contractor in regard to payment as if the Contract had been terminated pursuant to the provisions of Clause 77.1 (and the same

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          provision shall survive) but in addition to the payments specified in
          Clause 77.3, the Employer shall pay to the Contractor the amount of any loss or damage to the Contractor arising out of or in connection with or by consequence of such termination.

          DEFECTS LIABILITY CERTIFICATE

71.       DEFECTS LIABILITY

71.1 Upon the expiry of the Defects Liability Period, or where there is more than one Defects Liability Period, upon the expiry of all of the Defects Liability Periods and when all outstanding work referred to in Clause 52 and all maintenance work referred to in Clause 53 shall have been completed and any warranty required to be assigned pursuant to Clause 5.12 shall have been so assigned and provided always that the Contractor shall have supplied to the Engineer all documents in compliance with the requirements of the Contract, the Engineer shall issue the Defects Liability Certificate stating the date on which the Contractor shall have completed his obligations in respect of the correction of defects the subject of instructions pursuant to Clause 53.

71.2 Without prejudice to Clause 3.8, the Defects Liability Certificate shall not amount to, or be deemed to be, conclusive evidence that the quality of materials or the standard of workmanship used by the Contractor in the execution of the Works are in accordance with the Contract

          REMEDIES AND POWERS

72.       WORK BY OTHERS

72.1 If the Contractor shall fail to execute any work required under or in connection with the Contract or refuse to comply with any instruction in accordance with the Contract within a reasonable time, without prejudice to any other right or remedy of the Employer, the Engineer may give the Contractor 14 (fourteen) days' notice to execute the work or comply with the instruction. If the Contractor fails to comply with the notice, the Employer shall be entitled to execute the work or implement the instruction by the Employer's own workmen or by third parties. Without prejudice to any other right or remedy, all additional expenditure properly incurred by the Employer in having such work executed or such instruction implemented shall be recoverable by the Employer from the Contractor.

72.2 If by reason of any accident, failure, emergency or other event occurring to, in or in connection with the Project, the Works or any part thereof either during the execution of the Works or during any Defects Liability Period, any remedial or other work or repair shall in the Engineer's opinion be urgently

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          necessary, and the Contractor is unable or unwilling at once to do the work or repair, the Employer may by his own or other work people do the work or repair.

72.3 If the work or repair so done by the Employer is work which, in the Engineer's opinion, the Contractor was liable to do at his own expense under or in connection with the Contract, all costs properly incurred by the Employer in so doing shall on demand be paid by the Contractor to the Employer or may be deducted by the Employer from any moneys due or which may become due to the Contractor.

73.       INSOLVENCY OR CHANGE IN CONTROL

73.1 If the Contractor (which, without prejudice to Clause 1.2.3, means for the purposes of this Clause 73.1, any of the entities comprising the Contractor) shall be in default in that the Contractor:

          (a) becomes insolvent or has a receiving order made against the Contractor or makes an arrangement or assignment or composition with or in favour of the Contractor's creditors or agrees to carry out the Contract under a committee of inspection of the Contractor's creditors, or goes into liquidation or commences to be wound up, not being a members' voluntary winding up for the purpose of amalgamation or reconstruction to which the Employer has given his prior consent, such consent not to be unreasonably withheld, or has a receiver, liquidator, trustee or similar officer appointed over all or any part of the Contractor's undertaking or assets or if distress, execution or attachment is levied on, or if an encumbrancer takes possession of any of the Contractor's assets, or any proceeding or step is taken which has an effect comparable to the foregoing in any relevant jurisdiction;

          (b) without the prior consent of the Employer, becomes a subsidiary, within the meaning of the Companies Ordinance (Cap 32) or the equivalent in any relevant jurisdiction of a company of which the Contractor was not a subsidiary on the date of the Letter of Acceptance or if by virtue of any agreement, offer or scheme the Contractor comes under the control of two or more firms or companies acting in concert so that if they were one company the Contractor would be the company's subsidiary; or

          (c)       is in breach of Clause 4,

          then the Employer may give notice to the Contractor pursuant to Clause 74.1.

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74.       FORFEITURE

74.1 If the circumstances of default referred to in Clause 73 occur or if the Engineer shall have certified to the Employer that, in the Engineer's opinion, the Contractor:

          (a)       has abandoned the Contract;

          (b) without reasonable excuse has failed to commence the Works pursuant to Clause 42 or has suspended the execution of the Works, any Section or any other part of the Works for 14 (fourteen) days after receiving from the Engineer notice to proceed;

          (c) has failed to remove work from the Site or to pull down and replace work for 14 (fourteen) days after receiving from the Engineer notice that the said work has been rejected by the Engineer;

          (d) despite a written warning by the Engineer, is failing, in the Engineer's opinion, to proceed with the Works with due diligence or is persistently or significantly in breach of his obligations;

          (e) has sub-let the Works or has sub-let any Section or any other part of the Works without consent; or

          (f)       is in breach of Clauses 14 or 30,

          then the Employer may:

          (g) in the circumstance of default referred to in Clause 73, forthwith by the service of a notice to the Contractor; or

          (h) in the circumstance of default referred to in this Clause 74.1(a) to (f), after giving at least 7 (seven) day's notice to the Contractor, by the service of a written further notice,

          terminate the Contractor's employment under the Contract and, if the Contractor is on the Site, enter upon the Site and expel the Contractor therefrom without thereby avoiding the Contract or releasing the Contractor from any of his obligations or liabilities or affecting the rights and powers conferred on the Employer or the Engineer by the Contract. Thereafter, the Employer may execute the Works or any part thereof or may employ any third party to execute the same and the Employer or such third party may use, to execute the Works, any of the Contractor's Equipment, Temporary Works and Permanent Works which have become the property of the Employer pursuant to Clauses 60 and 61 and the Employer may at any time sell any of

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          the said Contractor's Equipment, Temporary Works and Permanent Works
          and apply the proceeds of sale in or towards the satisfaction of any sum due or which may become due to the Employer from the Contractor under or in connection with the Contract.

74.2 If the Employer terminates the Contractor's employment pursuant to this Clause 74, the Contractor shall forthwith assign to the Employer, as instructed by the Employer, the benefit of any agreement for the execution of any work for the purposes of the Contract which the Contractor may have entered into and, if so instructed by the Employer, shall enter into novation agreements, in such form as the Employer may reasonably require, in respect of the said agreements.

74.3 If the Employer terminates the Contractor's employment pursuant to this Clause 74 the Employer shall not be liable to pay to the Contractor any money on account of the Contract until the expiration of the Defects Liability Period or the last Defects Liability Period and thereafter until the cost of completion of the Works pursuant to Clause 74.1, maintenance, damages for delay in completion (if any) and all other expenses incurred by the Employer have been ascertained and the amount thereof certified by the Engineer. The Contractor shall then be entitled to receive only such sum or sums (if any) as the Engineer may certify which would have been due to the Contractor upon completion of the Works by him after deducting the said amount. If such amount exceeds the sum which would have been payable to the Contractor on completion of the Works by him then the Contractor shall upon demand pay to the Employer the amount of the excess and it shall be deemed to be a debt due by the Contractor to the Employer and shall be recoverable accordingly.

74.4 As soon as may be practicable after any such termination by the Employer, the Engineer shall assess and decide:

          (a) the amount (if any) which had been earned by or would accrue to the Contractor in respect of work actually done by him under or in connection with the Contract; and

          (b) the value of any unused or partially used parts of the Permanent Works and any Contractor's Equipment and Temporary Works which had become the property of the Employer pursuant to Clauses 60 and 61, and shall give notice of his decision to the Employer and the Contractor.

                                   - 97/105 -

75.       RECOVERY OF MONEY DUE TO THE EMPLOYER

75.1 All damages, costs, charges, expenses, debts or sums for which the Contractor is liable to the Employer in accordance with any provision of the Contract, as a result of a breach of any such provision may be deducted by the Employer from moneys (including, without limitation, Retention Moneys) due to the Contractor in accordance with the Contract. The Employer shall have the power to recover any balance by deducting it from moneys due to the Contractor in accordance with any other contract between the Employer and the Contractor.

75.2 All damages, costs, charges, expenses, debts or sums for which the Contractor is liable to the Employer pursuant to any term of any other contract between the Contractor and the Employer, as a result of a breach of any such provision may be deducted by the Employer from moneys due to the Contractor in accordance with the Contract.

75.3 If, in the Engineer's opinion, the Employer may claim any deduction pursuant to this Clause 75, the Engineer shall issue a certificate stating his bona fide estimate of amounts deductible and the estimate certified shall bind the Contractor until otherwise agreed between the Employer and the Contractor or resolved pursuant to Clause 78, provided that such estimate shall not prejudice such resolution. The Engineer shall, upon request from the Contractor, give to the Contractor in writing the grounds upon which the Engineer's opinion was based and reasonable details of the quantification of the estimate certified.

          FRUSTRATION, TERMINATION AND SPECIAL RISKS

76.       FRUSTRATION

76.1 In the event that either party considers that the Contract has been frustrated by any event recognised by law as amounting to frustration, such party shall give notice to that effect to the other party ("the notice of frustration"). The party receiving a notice of frustration shall, within 14 (fourteen) days of receipt, issue a notice to the other party either accepting the notice of frustration (in which case the Contract shall be deemed to have been frustrated on the date of the notice of frustration) or challenging the same. If the party receiving the notice of frustration challenges the same, or fails to respond thereto within 14 (fourteen) days of receipt, a Dispute shall be deemed to have arisen.

76.2 In the event of the Contract being frustrated, the sum payable by the Employer to the Contractor in respect of that part of the Works executed up to the date of frustration shall be the same as that which would have been payable pursuant to Clause 77 if the Contract had been terminated thereunder.

                                   - 98/105 -

77.       SPECIAL RISKS

77.1 If, before the Defects Liability Certificate shall have been issued pursuant to Clause 71, there shall be:

          (a) an outbreak of war (whether war be declared or not) in any part of the world which, whether financially or otherwise, materially affects the execution of the Works;

          (b)       an invasion of Hong Kong;

          (c)       acts of terrorists in Hong Kong;

          (d) civil war, rebellion, revolution, insurrection or military or usurped power in Hong Kong;

          (e) riot, commotion or disorder in Hong Kong otherwise than amongst the employees of the Contractor or any of his subcontractors of any tier currently or formerly engaged on the Works;

          (f) ionising radiation, or contamination by radioactivity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radioactive, toxic, explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component thereof, unless the sources or cause of the radiation, radioactivity or other hazard is brought to or near the Site by the Contractor or any of his subcontractors of any tier; or

          (g) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds

          (referred to in this Clause 77 as the "special risks"), the Contractor shall, unless and until the Contract is terminated pursuant to this Clause 77, use his best endeavours to:

          (h) continue with the execution of the Works in accordance with the Contract;

          (i) submit for review, proposals setting out the manner in which the Contractor proposes to complete the execution of the Works; and

          (j) if the proposals are reviewed without objection, complete the execution of the Works in accordance therewith,

                                   - 99/105 -
          provided that the Employer shall be entitled, at any time after occurrence of any of the special risks, to terminate the Contract (with the exception of the provisions of Clauses 27, 29, this Clause 77 and Clause 78 and any other provision which is expressly stated to survive termination of the Contract or is necessary for interpretation of the aforesaid Clauses or in relation to work executed prior to termination) by giving notice to the Contractor. Upon the notice being given, the Contract shall terminate but without prejudice to the claims of either party in respect of any antecedent breach thereof.

77.2 If there is a termination pursuant to the proviso to Clause 77.1, the Contractor shall make safe the Site and with all reasonable despatch remove all Contractor's Equipment and Temporary Works.

77.3 If there is a termination in accordance with the proviso to Clause 77.1, the Contractor shall be paid by the Employer, in so far as such items have not already been covered by interim payments made to the
          Contractor:

          (a) the total of the value of all work executed prior to the date of termination;

          (b) the Cost of any part of the Permanent Works or services properly ordered for the Works for which the Contractor shall have paid or for which the Contractor is legally bound to pay and on such payment by the Employer the part of the Permanent Works or product of the services so paid for shall become the property of and shall be delivered to the Employer; and

          (c) a sum to be certified by the Engineer in respect of the Cost incurred by the Contractor in the expectation of completing the Works in so far as the Cost shall not have been paid in accordance with any other provision of this Clause 77.

77.4 Whether the Contract shall be terminated pursuant to this Clause 77 or not, the following provisions shall apply, or be deemed to have applied, as from occurrence of any of the special risks, notwithstanding anything expressed in or implied by the other provisions of the Contract:

          (a) the Contractor shall have no liability whatsoever, by way of indemnity or otherwise, for or in respect of damage to parts of the Permanent Works on the Site or to property (other than parts of the Permanent Works off the Site, property of the Contractor including property temporarily vested in the Employer pursuant to Clause 60 or property hired by the Contractor for the purposes of executing the Works) whether of the Employer or of third parties or for or in respect of injury or loss of life to persons which damage, injury or loss is the

                                  - 100/105 -
                    consequence whether direct or indirect of the occurrence of any of the special risks and the Employer shall indemnify the Contractor against all liability whatsoever in relation thereof or in relation thereto;

          (b) if the Permanent Works or Temporary Works are destroyed or damaged by reason of any of the special risks, the Contractor shall nevertheless make good the destruction or damage so far as may be instructed by the Engineer or as may be necessary for the execution of the Works or for safety. If, in compliance with his obligations pursuant to this Clause 77, the Contractor is prevented from achieving any Stage or substantially completing the Works or any Section by the relevant Key Date or incurs Cost in making good under this Clause 77.4(b) which the Contractor did not and had no reason to anticipate then, if the Contractor claims additional time and/or payment therefor, the Engineer shall give a decision pursuant to Clause 45 and/or (in relation to the said making good only) Clause 56 and/or 57, provided that the Contractor has complied with his obligations pursuant to Clause 45 and/or Clause 58, as appropriate; and

          (c) destruction, damage, injury or loss of life caused by the explosion or impact, whenever and wherever occurring, of any mine, bomb, shell, grenade or other projectile, missile or munition of war shall be deemed to be a consequence of the special risks.

          DISPUTE RESOLUTION

78.       DISPUTE RESOLUTION

          NOTICE OF DISPUTE

78.1 Any and all Disputes shall be dealt with in accordance with this Clause 78.

78.2 Upon any Dispute arising, the aggrieved party shall serve on the other party (with a copy to the Engineer) a notice stating the nature of the Dispute and on the service of any such notice, a Dispute shall be deemed to have arisen. A Dispute shall be deemed not to have arisen in the absence of the service of such a notice.

          DECISION OF THE ENGINEER

78.3 Within 28 (twenty eight) days of a Dispute being notified under Clause 78.2, either:

          (a) the Engineer shall decide the Dispute and give notice of his decision to the Employer and the Contractor; or

                                  - 101/105 -

          (b) in the case of a Dispute arising from a decision of the Engineer in accordance with a direction of the Employer pursuant to the provisions referred to in Clause 2.2, the Engineer shall notify the Contractor and the Employer that his decision was the subject of such a direction.

78.4 Unless the Contract has been terminated or abandoned or the Employer has exercised his rights pursuant to Clause 74, the Contractor shall, notwithstanding the reference of a Dispute to the Engineer in accordance with Clause 78.3, continue with the execution of the Works in accordance with the Contract regardless of the nature of the Dispute and the Employer and the Contractor shall give effect forthwith to every decision of the Engineer in accordance with Clauses 78.3(a) and (b), which shall be final and binding on the Contractor and the Employer except and to the extent that it is revised by agreement (whether or not arising out of mediation) or an arbitral award.

          REFERENCE TO ARBITRATION

78.5      If:

          (a) the Engineer fails to give a decision or notice in accordance with Clause 78.3; or

          (b) either the Contractor or the Employer is dissatisfied with a decision of the Engineer pursuant to Clause 78.3,

          then within 28 (twenty-eight) days of:

          (i)       the expiry of the period referred to in Clause 78.3; or

          (ii)      receipt of the decision or notice of the Engineer,

          but not otherwise, either the Contractor or the Employer, as appropriate, may give notice to the other requiring the Dispute to be referred to arbitration.

          COMPULSORY MEDIATION

78.6 Where a Dispute is referred to arbitration pursuant to this Clause 78, no step shall be taken in the reference unless and until the Contractor or the Employer, as appropriate, has served a notice on the other requiring the Dispute to be referred to a mediator for resolution in accordance with the Mediation Rules, and the Contractor and the Employer have attempted bona fide to resolve the Dispute by mediation in accordance with the Mediation

                                  - 102/105 -

          Rules with which they shall both comply. Unless the Employer and the Contractor otherwise agree, any notice under this Clause 78.6 shall be served within 30 (thirty) days after a reference to arbitration pursuant to Clause 78.5.

78.7 Notwithstanding any reference to arbitration and mediation in accordance with Clauses 78.5 and 78.6, the Contractor shall continue with the execution of the Works in accordance with the Contract, regardless of the nature of the Dispute.

          CONTINUATION OF ARBITRATION

78.8 If a Dispute is not settled by an agreement resulting from a mediation conducted in accordance with Clause 78.6, the Employer or the Contractor, as appropriate, may within 90 (ninety) days of the date of termination of the mediation pursuant to the Mediation Rules, but not otherwise, continue with the reference to arbitration made in accordance with Clause 78.5 by the service of a notice on the other party stating his intention to proceed with the reference to arbitration, and such reference shall be subject to the following provisions of this Clause 78, and shall be conducted in accordance with the Arbitration Rules.

78.9 Save in cases where the Works are abandoned or the Contract, or the Contractor's employment thereunder, has been terminated, and save as provided in Paragraph 1 of the Arbitration Rules, no steps shall be taken in any reference of a Dispute to arbitration until after the substantial completion or alleged substantial completion of the Works except with the consent of the Contractor and the Employer, provided that:

          (a) the issuance of the Substantial Completion Certificate for the Works shall not be a condition precedent to taking any step in the reference; and

          (b) no decision given by the Engineer in accordance with the foregoing provisions shall disqualify him from being called as a witness and giving evidence before an arbitrator on any matter whatsoever relevant to a Dispute so referred to arbitration as aforesaid.

78.10 Any Dispute referred to arbitration pursuant to this Clause 78 shall be a domestic arbitration for the purposes of Part II of the Arbitration Ordinance (cap 341).

78.11 Save as otherwise provided, the arbitrator shall have full power to direct such valuation as may, in his opinion, be desirable in order to determine the rights of the parties and to ascertain and award any sum which ought to have been the subject of or included in any certificate and to open up, review and revise

                                  - 103/105 -
          any notice, opinion, determination, decision, request, withholding of permission or consent, certificate or instruction of the Engineer relating to the Dispute. The arbitrator shall have full power to order the rectification of the Contract, subject to any rule of law which would restrict this power.

          CONSOLIDATION

78.12     The Employer may by notice to the Contractor require that:

          (a) any Dispute referred to arbitration pursuant to this Clause 78 shall be referred to the arbitrator appointed or to be appointed in the arbitration of any dispute or difference in connection with the Project (whether or not relating to issues similar to those in the Dispute) between the Employer and any party other than the Contractor; or

          (b) any dispute or difference in connection with the Project (whether or not relating to issues similar to those in the Dispute) between the Employer and any party other than the Contractor shall be referred to the arbitrator appointed or to be appointed in the arbitration of any Dispute referred pursuant to this Clause 78, and any Dispute, dispute or difference as aforesaid shall be so referred and the Contractor shall accept the reference. Any such arbitrator shall have full power to give such orders and directions as he shall think fit in relation to the conduct of any Dispute, dispute or difference including, but not limited to, the power to order consolidation and hearing together, sequentially or separately.

          JURISDICTION OF THE COURTS OF HONG KONG

78.13 Subject to the foregoing provisions of this Clause 78, the Contractor and the Employer agree to submit to the non-exclusive jurisdiction of the Courts of Hong Kong. Without prejudice to the generality of their powers, the Courts of Hong Kong shall have power to direct such valuations as may, in their opinion, be desirable in order to determine the rights of the parties and to ascertain and award any sum which ought to have been the subject of or included in any certificate and to open up, review and revise any notice, opinion, determination, decision, request, withholding of permission or consent, certificate or instruction of the Engineer relating to the Dispute and to determine all matters in dispute in the same manner as if no such notice, opinion, determination, decision, request, withholding of permission or consent, certificate or instruction had been given, issued or made.

                                  - 104/105 -

          NOTICES

79.       SERVICE OF NOTICES

79.1 Any document arising under, out of or in connection with the Contract shall be served on the Employer or the Contractor at the address stated in the Articles of Agreement, or such other address in Hong Kong as may be notified to the other party expressly for the purpose of service of documents. Service of documents may be by hand or by post or, subject to Clause 79.2, by facsimile.

79.2 Documents may be served by facsimile only if the recipient has previously notified the other party that he is prepared to accept service of documents or a document in that fashion. It shall be a condition of valid service by facsimile that a hard copy be served on the recipient pursuant to Clause 79.1 within 7 (seven) days.

                                  - 105/105 -

                                   SCHEDULE 1

                         FORM OF SUB-CONTRACTOR WARRANTY

                       This page left blank intentionally

                                   SCHEDULE 1

                         FORM OF SUB-CONTRACTOR WARRANTY

THIS AGREEMENT is made the           day of      200[ ] [SEE NOTE 1].

BETWEEN:

1. [Insert name of Company] a company incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] of [Insert Registered Address of Company] [SEE NOTE 2] ("the Sub-Contractor"); and

2. THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer").

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] (Contract No. [Insert Contract Number] - [Insert Contract Name]) ("the Contract") made between the Employer and the Contractor, the Contractor agreed to execute the Works upon the terms contained in the Contract.

(B) The Sub-Contractor has had an opportunity of reading and noting the provisions of the Contract (other than details of the Contractor's prices and rates).

(C) Pursuant to the Contract, the Contractor wishes to enter into an agreement with the Sub-Contractor ("the Sub-Contract") for the Sub-Contractor to carry out and complete a part of the Works as more particularly described in the Sub-Contract ("the Sub-Contract Works").

(D) The Contract stipulates that the Contractor shall obtain the consent of the Engineer (as identified in the Contract) before entering into the Sub-Contract, and that the Contractor shall procure that the Sub-Contractor executes a warranty in favour of the Employer.

                                     - 1/8 -

NOW IT IS HEREBY AGREED as follows:

1. Where applicable, words and expressions used in this Warranty shall have the meaning assigned to them in the Contract.

2. In consideration of the Employer accepting this Warranty pursuant to the Contract and the Engineer consenting to the Contractor and the Sub-Contractor entering into the Sub-Contract, the Sub-Contractor warrants and undertakes to the Employer that:

        (a) he shall execute the Sub-Contract Works, and has carried out and will carry out each and all of the obligations, duties and undertakings of the Sub-Contractor under the Sub-Contract when and if such obligations, duties and undertakings shall become due and performable, in accordance with the terms of the Sub-Contract (as the same may from time to time be varied or amended with the consent of the Engineer); and

        (b) he shall supply the Engineer with all information which the Engineer may reasonably require from time to time in relation to the progress of the Sub-Contract Works.

3. The Sub-Contractor undertakes to indemnify the Employer against each and every liability which the Employer may have to any person whatsoever and against any claims, demands, proceedings, loss, damages, costs and expenses sustained, incurred or payable by the Employer to the extent arising from breach of this Warranty by the Sub-Contractor provided that the Sub-Contractor shall have no greater liability to the Employer by virtue of this Clause 3 than the liability of the Contractor to the Employer under the Contract to the extent that the same shall have arisen by reason of any breach by the Sub-Contractor of his obligations under the Sub-Contract.

4. No allowance of time by the Employer hereunder or by the Contractor under the Sub-Contract nor any forbearance or forgiveness in or in respect of any matter or thing concerning this Warranty or the Sub-Contract on the part of the Employer or the Contractor, nor anything that the Employer or the Contractor may do or omit or neglect to do, shall in any way release the Sub-Contractor from any liability under this Warranty.

5. The Sub-Contractor agrees that he will not, without first giving the Employer not less than 21 (twenty-one) days' prior notice in writing,

                                     - 2/8 -
        exercise any right he may have to terminate the Sub-Contract or his employment thereunder or withhold performance of his obligations under the Sub-Contract.

6.      (a)     Notwithstanding anything to the contrary in the Sub-Contract, if the Contract or the employment of the Contractor under the Contract is terminated for any reason whatsoever and if so requested by the Employer in writing within 21 (twenty-one) days of such termination, the Sub-Contractor shall enter into a novation agreement with the Employer and the Contractor in which the Sub-Contractor will undertake, inter a1ia, to perform the Sub-Contract and be bound by its terms as if the Employer had originally been named as a contracting party in place of the Contractor and as if neither the Contract or the Contractor's employment thereunder nor the Sub-Contract or the Sub-Contractor's employment thereunder had been terminated. The said novation agreement will be in such form as the Employer may reasonably require.

        (b) If the Employer does not require the Sub-Contractor to enter into a novation agreement as required by Clause 6(a) above, the Sub-Contractor shall have no claim whatsoever against the Employer for any damage, loss or expense howsoever arising out of or in connection with this Warranty.

7. Insofar as the copyright or other intellectual property rights (in Hong Kong or any country) in any plans, calculations, drawings, documents, materials, know-how and information relating to the Sub-Contract Works shall be vested in the Sub-Contractor, the Sub-Contractor grants to the Employer, his successors and assigns a royalty free, non-exclusive and irrevocable licence (carrying the right to grant sub-licences) to use and reproduce any of the works, designs or inventions incorporated and referred to in such documents or materials and any such know-how and information for all purposes relating to the Works or the Project (including without limitation the design, construction, reconstruction, completion, maintenance, reinstatement, extension, repair and operation of the Works or any part of the Project). To the extent that beneficial ownership of any such copyright or other intellectual property right is vested in anyone other than the Sub-Contractor, the Sub-Contractor shall use his best endeavours to procure that the beneficial owner thereof shall grant a like licence to the Employer. Any licence granted pursuant to this Clause 7 shall not be determined if the Sub-Contractor shall for any reason cease to be employed in connection with the Sub-Contract Works and the Sub-Contractor shall execute all documents and take all such other

                                     - 3/8 -
        steps as may be necessary to effect and protect the licences (including, without limitation, registration and notification to purchasers of the Sub-Contractor's or other owner's rights).

8. If there is any ambiguity or conflict between the terms of the Sub-Contract and this Warranty, the terms of this Warranty shall prevail.

9. The provisions of this Warranty shall be without prejudice to and shall not be deemed or construed so as to limit or exclude any right or remedy which the Employer may have against the Sub-Contractor whether in tort or otherwise.

10.     (a)     The Employer shall be entitled at any time, without the consent of the Sub-Contractor, to assign or transfer the benefit of this Warranty or any part thereof, any interest thereon or thereunder and any right thereunder, whether past, existing or future, to any third party.

        (b) In the event of any such assignment or transfer by the Employer in accordance with Clause 10(a) above, such assignee or transferee shall from the date thereof have the same rights, powers and remedies as it would have had if it had at all times been the Employer under this Warranty. Without prejudice to the generality of the foregoing, all losses, costs, demands, claims proceedings or any other rights or benefits whatsoever, (whether past, present or future) of the Employer related to or in any way connected with or arising out of this Warranty, shall be deemed to be those of any assignee or transferee of the Employer.

11. All documents arising out of or in connection with this Warranty shall be served:

        (a)     upon the Employer at [Insert Address]; and

        (b)     upon the Sub-Contractor, at [Insert Address], Hong Kong [SEE
                NOTE 3].

12. The Employer and the Sub-Contractor may change their respective nominated addresses for service of documents to another address in Hong Kong by providing not less than five business days' written notice to each other. All demands and notices shall be in writing and in English.

13. Subject to Clause 15, any dispute or difference of any kind whatsoever between the Employer and the Sub-Contractor arising under, and out of

                                     - 4/8 -
        or in connection with this Warranty shall be referred to arbitration and the reference shall be a domestic arbitration for the purpose of Part II of the Arbitration Ordinance (Cap. 341). The reference to arbitration shall be conducted in accordance with the Arbitration Rules. References in such rules to "Dispute" shall be deemed to include any dispute or difference between the Employer and the Sub-Contractor.

14. The arbitrator shall have full power to open up, review and revise any decision, opinion, instruction, notice, order, direction, withholding of approval or consent, determination, certificate, statement of objection, assessment or valuation of the Engineer or the Contractor relating to the dispute or difference.

15.     The Employer may by notice to the Sub-Contractor require that:

        (a) any dispute or difference to be referred to arbitration pursuant to Clause 13 shall be referred to the arbitrator appointed or to be appointed in the arbitration of any dispute or difference in connection with the Project between the Employer and any party other than the Sub-Contractor; or

        (b) any dispute or difference in connection with the Project between the Employer and any party other than the Sub-Contractor shall be referred to the arbitrator appointed or to be appointed in the arbitration of any dispute or difference referred pursuant to Clause 13, and any dispute or difference as aforesaid shall be so referred and the Sub-Contractor shall accept such reference. Any such arbitrator shall have full power to give such orders and directions as he shall think fit in relation to the conduct of any disputes or differences including, but not limited to, the power to order consolidation and hearing together, sequentially or separately.

16. This Warranty and all disputes arising under, out of or in connection therewith shall be governed by and construed according to the laws for the time being in force in Hong Kong and, subject to Clause 13, the Sub-Contractor agrees to submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

IN WITNESS whereof this Warranty has been executed as a deed on the date first before written.

                                     - 5/8 -

THE SEAL of                                              )
THE KOWLOON-CANTON                                       )
RAILWAY CORPORATION is hereunto                          )
affixed by authority of the Managing Board;              )
signed by:                                               )

----------------------------                 ----------------------------
(Authorized Signature)                       (Authorized Signature)

----------------------------                 ----------------------------
(Witness)                                    (Witness)

THE COMMON SEAL of                                       )
[Insert name of Company]                                 )
was affixed hereto                                       )
in the presence of:                                      )
                                                         )


OR

SIGNED, SEALED AND DELIVERED                             )
by Mr [              ]                                   )
for and on behalf of [Insert name of Company]            )
as lawful attorney of the Sub-Contractor under           )
Power of Attorney dated [           ]                    )
in the presence of [Insert name of Witness]              )
as Witness                                               )

--------------------------

[SEE NOTE 4]

                                     - 6/8 -

                        NOTES FOR GUIDANCE IN PREPARATION
                          OF WARRANTY BY SUB-CONTRACTOR

These notes are prepared in order to assist the Sub-Contractor in the preparation of the Warranty and cross refer to the note references contained in the draft Warranty. The note references contained in the draft Warranty shall be deleted-from the engrossment of the Warranty when prepared by the Sub-Contractor.

NOTE 1

At the time of preparation of the Warranty by the Sub-Contractor, the date should be left blank. The date will be inserted by the Employer at the time of execution of the Warranty by him.

NOTE 2

The name, place of incorporation and registered address of the Sub-contractor shall be inserted.

NOTE 3

The address for service shall be in Hong Kong.

NOTE 4

The Sub-Contractor shall execute the warranty under seal.

This may be done either by:

(a) affixing the Corporate Seal of the Sub-Contractor in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Sub-Contractor; or

(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Sub-Contractor in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed warranty:

1.      if executed by affixing the Corporate Seal:

                                     - 7/8 -

        (a) an extract from the Sub-Contractor's Articles of Association or other constitutional documents dealing with the execution of documents by use of the Corporate Seal of the Sub-Contractor; and

        (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board of the Sub-Contractor by which the execution of the Warranty was approved;

2.      if executed by an attorney on behalf of the Sub-Contractor:

        (a) a copy of the Power of Attorney by which the attorney is appointed by the Sub-Contractor to execute documents on its behalf; and

        (b) evidence of the authority of the person providing the Power of Attorney to delegate powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Sub-Contractor's Articles of Association or other constitutional documents dealing with the appointment of attorneys, together with confirmation of the position or office held by the person giving the Power of Attorney; and

3. if the Sub-Contractor is incorporated outside of Hong Kong, a legal opinion, if required by the Employer, in a form that shall be provided to the Sub-Contractor confirming the validity of the execution of the Warranty and of any Power of Attorney.

                                     - 8/8 -

                                   SCHEDULE 2

                 FORM OF INDEPENDENT CHECKING ENGINEER WARRANTY

                       This page left blank intentionally

                                   SCHEDULE 2

                 FORM OF INDEPENDENT CHECKING ENGINEER WARRANTY

THIS AGREEMENT is made the            day of       200[ ] [SEE NOTE 1].

BETWEEN:

(1) [Insert name of Independent Checking Engineer] a company incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] [SEE NOTE 2] of [Insert Registered Address of Independent Checking Engineer] ("the Independent Checking Engineer"); and

(2) THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer").

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] (Contract No. [Insert Contract Number] - [Insert Contract Name]) ("the Contract") made between the Employer and [Insert name of Contractor] ("the Contractor"), the Contractor has agreed to execute the Works upon the terms contained in the Contract.

(B) The Contractor and the Independent Checking Engineer have entered into an agreement ("the Design Check Agreement") by which the Independent Checking Engineer has undertaken the design checking obligations specified in the Contract.

(C) The Design Check Agreement stipulates that the Independent Checking Engineer is obliged to provide the Employer with an executed warranty in the terms hereof.

NOW IT IS HEREBY AGREED as follows:

1. In this Warranty, words and expressions shall have the meanings assigned to them in the Contract, except where the context otherwise requires.

2. The Independent Checking Engineer warrants and undertakes to the Employer that it has exercised and will in carrying out the duties and

                                     - 1/8 -
        functions ascribed to it in the Design Check Agreement, continue to exercise all the skill and care to be expected of a professionally qualified and competent Independent Checking Engineer experienced in carrying out services which are of a similar nature and scope as the services to be performed under the Design Check Agreement.

3. The Independent Checking Engineer undertakes to indemnify the Employer against each and every liability which the Employer may have to any person whatsoever and against any claims, demands, proceedings, loss, damages, costs and expenses sustained, incurred or payable by the Employer to the extent arising from breach of this Warranty by the Independent Checking Engineer, provided that the Independent Checking Engineer shall have no greater liability to the Employer by virtue of this Clause 3 than the liability of the Independent Checking Engineer to the Contractor under the Design Check Agreement to the extent that the same shall have arisen by reason of any breach by the Independent Checking Engineer of his obligations under the Design Check Agreement.

4. No allowance of time by the Employer under the Contract or by the Contractor under the Design Check Agreement nor any forbearance or forgiveness in or in respect of any matter or thing concerning this Warranty or the Design Check Agreement on the part of the Employer or the Contractor nor anything that the Employer or the Contractor may do or omit or neglect to do, shall in any way release the Independent Checking Engineer from any liability under this Warranty.

5. The Independent Checking Engineer agrees that he will not without first giving the Employer not less than 21 (twenty one) days' prior notice in writing exercise any right he may have to terminate the Design Check Agreement or his employment thereunder or withhold performance of his obligations under the Design Check Agreement

6.      (a)     Notwithstanding anything to the contrary in the Design Check
                Agreement, if the Contract or the employment of the Contractor under the Contract is terminated for any reason whatsoever and if so requested by the Employer in writing within 21 (twenty one) days of such termination, the Independent Checking Engineer shall enter into a novation agreement with the Employer and the Contractor in which the Independent Checking Engineer will undertake, inter alia, to perform the Design Check Agreement and be bound by its terms as if the Employer had originally been named as the contracting party in place of the Contractor and as if neither the Contract or the Contractor's employment thereunder had been terminated. The said novation agreement will be in such form as the Employer may reasonably require.

                                     - 2/8 -

        (b) If the Employer does not require the Independent Checking Engineer to enter into a novation agreement as required by Clause 6(a) above, the Independent Checking Engineer shall have no claim whatsoever against the Employer for any damage, loss or expense howsoever arising out of or in connection with this Warranty.

7. Except to the extent (if any) expressly permitted by the Design Check Agreement, the Independent Checking Engineer shall not sub-contract any of his obligations under the Design Check Agreement without the prior written consent of the Employer.

8. The Independent Checking Engineer acknowledges that the Employer shall be entitled to assign the benefit of this Warranty at any time without the consent of the Independent Checking Engineer being required.

9. The Independent Checking Engineer undertakes that no material variation or amendment to or waiver of the terms of the Design Check Agreement shall be agreed with the Contractor without the prior written consent of the Employer.

10. Nothing in this Warranty shall be taken as diminishing or increasing any liability on the part of the Independent Checking Engineer under the Design Check Agreement.

11. The Independent Checking Engineer acknowledges that it has not relied on any information relating to the Project, the Site or the Works provided directly or indirectly by the Employer and that the Employer shall have no liability or responsibility to the Independent Checking Engineer for any such information in the absence of fraud.

12.     (1)     Insofar as the patent, copyright or other intellectual property rights in any plans, calculations, drawings, documents, materials, know-how and information relating to the execution of the Works shall be vested in the Independent Checking Engineer, the Independent Checking Engineer grants to the Employer a royalty-free, non-exclusive and irrevocable licence (carrying the right to grant sub-licences) to use and reproduce any of the works, designs or inventions incorporated and referred to in such documents or materials and any such know-how and information for all purposes relating to the Works (including, without limitation, the design, construction, reconstruction, completion, maintenance, reinstatement, extension, repair and operation of the Works). To the extent beneficial ownership of any such patent, copyright or other

                                     - 3/8 -
                intellectual property right is vested in anyone other than the Independent Checking Engineer, the Independent Checking Engineer shall use its reasonable endeavours to procure that the beneficial owner thereof shall grant a like licence to the Employer. Any such licence granted shall not be determined if the Design Check Agreement shall be revoked or expire or if the Design Check Agreement shall be terminated.

        (2) In the event of the Independent Checking Engineer ceasing to be employed under the Design Check Agreement for any reason whatever, the Independent Checking Engineer shall provide to the Employer for the retention and use by it, all drawings, diagrams, specifications, calculations and other data and information which the Independent Checking Engineer has prepared or are within its possession or control relating to the Works whether or not previously provided.

13. All documents arising out of or in connection with this Warranty shall be served:

        (1)     upon the Employer at [Insert Address]; and

        (2) upon the Independent Checking Engineer at [Insert Address], Hong Kong. [SEE NOTE 3]

14. The Employer and the Independent Checking Engineer may change their respective nominated addresses for service of documents to another address in Hong Kong but only by prior written notice to each other. All demands and notices must be in writing.

15. This Warranty shall be governed by and construed according to the laws for the time being in force in Hong Kong and, subject to Clause 16, the Independent Checking Engineer agrees to submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

16.     (1)     Any dispute or difference of any kind whatsoever between the
                Employer and the Independent Checking Engineer arising under, out of or in connection with this Warranty shall be referred to arbitration in accordance with the Arbitration Rules. The reference shall be a domestic arbitration for the purpose of
                Part II of the Arbitration Ordinance (Cap. 341). References to
                "Dispute" in such arbitration rules are deemed to include any such dispute or difference between the Employer and the Independent Checking Engineer.

                                     - 4/8 -

        (2) In the event that the Employer is of the opinion that the issues in such a dispute or difference will or may touch upon or concern a dispute or difference arising under, out of or in connection with the Contract ("the Contract Dispute") then provided that an arbitrator has not already been appointed pursuant to Clause 16(1), the Employer may by notice in writing to the Independent Checking Engineer require and the Independent Checking Engineer shall be deemed to have consented to the referral of such dispute or difference to the arbitrator to whom the Contract Dispute has been or will be referred.

        (3) Save as expressly otherwise provided, the arbitrator shall have full power to open up, review and revise any decision, opinion, instruction, notice, order, direction, withholding of approval or consent, determination, certificate, statement of objection, assessment or valuation of the Employer or the Engineer under the Contract and the Independent Checking Engineer or the Contractor relating to the dispute or difference.

IN WITNESS whereof this Warranty has been executed as a deed on the date first above written.

THE SEAL of                                              )
THE KOWLOON-CANTON                                       )
RAILWAY CORPORATION                                      )
is hereunto affixed by authority of the                  )
Managing Board; and signed by:                           )


----------------------------                 ----------------------------
(Authorized Signature)                       (Authorized Signature)


----------------------------                 ----------------------------
(Witness)                                    (Witness)

                                     - 5/8 -

THE COMMON SEAL of                                       )
[Insert name of Independent Checking Engineer]           )
was affixed hereto                                       )
in the presence of:                                      )
                                                         )
OR

SIGNED, SEALED AND DELIVERED                             )
by Mr [              ]                                   )
for and on behalf of [Insert name of Independent         )
Checking Engineer]                                       )
as lawful attorney of the Independent Checking Engineer  )
under Power of Attorney dated [           ]              )
in the presence of [Insert name of Witness]              )
as Witness                                               )

--------------------------

[SEE NOTE 4]

                                     - 6/8 -

                        NOTES FOR GUIDANCE IN PREPARATION
                  OF WARRANTY BY INDEPENDENT CHECKING ENGINEER

These notes are prepared in order to assist the Independent Checking Engineer in the preparation of the Warranty and cross refer to the note references contained in the draft Warranty. The note references contained in the draft Warranty shall be deleted from the engrossment of the Warranty when prepared by the Independent Checking Engineer.

NOTE 1

At the time of preparation of the Warranty by the Independent Checking Engineer, the date should be left blank. The date will be inserted by the Employer at the time of execution the Warranty by him.

NOTE 2

The jurisdiction in which the Independent Checking Engineer is incorporated shall be inserted.

NOTE 3

The address for service shall be in Hong Kong.

NOTE 4

The Independent Checking Engineer shall execute the warranty under seal.

This may be done either by:

(a) affixing the Corporate Seal of the Independent Checking Engineer in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Independent Checking Engineer; or

(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Independent Checking Engineer in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed warranty:

                                     - 7/8 -

1.      if executed by affixing the Corporate Seal:

        (a) an extract from the Independent Checking Engineer's Articles of Association or other constitutional documents dealing with the execution of documents by use of the Corporate Seal of the Independent Checking Engineer; and

        (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board of the Independent Checking Engineer by which the execution of the warranty was approved;

2.      if executed by an attorney on behalf of the Independent Checking
        Engineer:

        (a) a copy of the Power of Attorney by which the attorney is appointed by the Independent Checking Engineer to execute documents on its behalf; and

        (b) evidence of the authority of the person providing the Power of Attorney to delegate powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Independent Checking Engineer's Articles of Association or other constitutional documents dealing with the appointment of attorneys together with confirmation of the position or office held by the person giving the Power of Attorney; and

3. if the Independent Checking Engineer is incorporated outside of Hong Kong, a legal opinion, if required by the Employer, in a form that shall be provided to the Independent Checking Engineer, confirming the validity of the execution of the Warranty and of any Power of Attorney.

                                     - 8/8 -

                                   SCHEDULE 3

                              ARTICLES OF AGREEMENT

                       This page left blank intentionally

                                   SCHEDULE 3

                              ARTICLES OF AGREEMENT

THIS AGREEMENT is made the              day of          200[ ].

BETWEEN:

(1) THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer"); and

(2)     [                          ] a company incorporated in and in accordance
        with the laws of [            ] of [             ] [and [         ] a
        company incorporated in and in accordance with the laws of [        ] of
        [               ]]* ("the Contractor").

WHEREAS:

(A) The Employer requires the Works to be executed as part of the Project and has accepted the Tender.

(B)     The Contractor has [jointly and severally]* agreed to execute the Works.

NOW IT IS HEREBY AGREED as follows:

1. In consideration of the payments to be made by the Employer to the Contractor as hereinafter mentioned, the Contractor hereby [jointly and severally]* covenants with the Employer to execute the Works in accordance with the Contract.

2. The Employer hereby covenants to pay to the Contractor in consideration of the execution of the Works the Final Contract Sum or such other sums as may be payable to the Contractor in accordance with the Contract at the times and in the manner prescribed by the Contract.

3. The Contract comprises the entire agreement between the parties hereto relating to the transactions provided for therein and supersedes any previous agreements between the parties relating thereto or any part thereof. Save to the extent that any statement, condition, qualification, warranty, representation or undertaking made in the Tender, or in any discussion or correspondence thereon or relating thereto, is expressly

                                     - 1/3 -
        incorporated in the Contract, the same is not so incorporated and is hereby withdrawn.

4. The Employer's address for service of documents shall be the address first referred to above and the Contractor's address for service of
        documents shall be [       ] Hong Kong**.

5. Words and expressions used in these Articles of Agreement shall have the same meaning as are respectively assigned to them in Clause 1 of the General Conditions attached hereto.

*       To be retained if Contractor comprises more than one legal entity.

**      Address for Service of documents shall be in Hong Kong.

IN WITNESS whereof this Agreement has been executed as a deed the day and year first above written.

THE SEAL of                                              )
THE KOWLOON-CANTON                                       )
RAILWAY CORPORATION                                      )
is hereunto affixed by authority of the                  )
Managing Board; and signed by:                           )


----------------------------                 ----------------------------
(Authorized Signature)                       (Authorised Signature)


----------------------------                 ----------------------------
(Witness)                                    (Witness)

                                     - 2/3 -

***     THE COMMON SEAL of                               )
        [                       ]                        )
        was affixed hereto                               )
        in the presence of:                              )
                                                         )

        ----------------------------


        ----------------------------

        OR

        SIGNED, SEALED AND DELIVERED                     )
        by Mr [               ]                          )
        for and on behalf of [Insert name of Company]    )
        as lawful attorney of the Contractor under       )
        Power of Attorney dated [              ]         )
        in the presence of [Insert name of Witness]      )
        as Witness                                       )

        --------------------------

*** Each legal entity shall execute these Articles of Agreement under Seal by affixing the Corporate Seal of each company or by execution under seal by an attorney appointed by the Contractor.

                                     - 3/3 -

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

                                   SCHEDULE 4

                           FORM OF DRAFT LEGAL OPINION

                           (FOR ARTICLES OF AGREEMENT)

                       This page left blank intentionally

                                   SCHEDULE 4

                                  LEGAL OPINION

              [To be prepared on headed notepaper of legal adviser]

We write this letter in our capacity as legal adviser to [Insert name of Contractor or entity included in the Contractor] ("the Company"). We have examined the following documents:

1. a certified copy of the Memorandum and Articles of Association (or equivalent) of the Company;

2. a certified copy of the Power of Attorney dated [Insert date of Power of Attorney] appointing Mr. [Insert name of attorney] as the true and lawful attorney of the Company in Hong Kong for the purposes specified in the said Power of Attorney;

3. a certified copy of the resolution of the Board of Directors of the Company authorising the appointment of Mr. [Insert name of attorney] as the true and lawful attorney of the Company in Hong Kong as aforesaid; and

4. such other records and documents as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon such examination we are of the opinion that:

1. the Company is a company duly incorporated and validly existing under the laws of [Insert country of incorporation of the Company] and has full power and authority to carry on its business as it is now being conducted;

2. the Company has the corporate power to enter into and perform contracts with the Kowloon-Canton Railway Corporation and has taken all necessary corporate and legal action in that regard;

3. the Company may by its nominated attorney execute contracts as deeds and the Company may accept and undertake all the consequences arising therefrom as if it had been able to affix a seal to such contracts in accordance with the laws of Hong Kong; and

                                     - 1/2 -

4. the Power of Attorney confers, under the laws of [Insert the proper law of the Power of Attorney] a valid and binding authority on the nominated attorney to execute contracts as deeds by attaching his personal seal thereto in Hong Kong in accordance with the laws of Hong Kong, and such legal, valid and binding obligations of the Company as arise under the Contract under the laws of Hong Kong will constitute legal, valid and binding obligations of the Company in and under the laws of [Insert country of incorporation of the Company].

Notwithstanding the foregoing we make the following provisos to this opinion:

(i) we express no opinion with regard to any laws other than the laws of [Insert country of incorporation of the Company].

(ii) we have assumed that all documents examined by us are genuine and are signed by the persons by whom they are purported to be signed.

This opinion is given in connection with a contract to be entered into by the Company with the Kowloon-Canton Railway Corporation and may be relied on solely by the Kowloon-Canton Railway Corporation and its successors and assigns. It is not made available for any other purpose and may not be relied upon by any other persons.

                                     - 2/2 -

                                   SCHEDULE 5

                            FORM OF CONTRACTOR'S BOND

                       This page left blank intentionally

                                   SCHEDULE 5

                            FORM OF CONTRACTOR'S BOND

              [To be prepared on headed notepaper of the Bondsman]

By THIS BOND dated the                day of           200[ ].

[Insert name of Bondsman] a company incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] of [Insert Registered Address and Place of Business in Hong Kong of Bondsman] [SEE NOTE 1] ("the Bondsman") is irrevocably and unconditionally bound to THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No.9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer") in the sum of [Insert amount of Bonded Sum in words] Hong Kong Dollars (HK$ [Insert amount of Bonded Sum in figures]) ("the Bonded Sum") for payment of which sum the Bondsman binds himself in accordance with the provisions of this Bond.

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] (Contract No. [Insert Contract number] - [Insert Contract name]) ("the Contract") made between the Employer and the Contractor, the Contractor has agreed to execute the Works upon the terms contained in the Contract

(B) Pursuant to the terms of the Contract, me Contractor agreed to procure the provision to the Employer of a Bond in the terms hereof.

NOW THE TERMS of this Bond are:

1. Where applicable, words and expressions used in this Bond shall have the meaning assigned to them in the Contract

2. If, in the Employer's opinion, the Contractor is or has been in default in respect of any of his obligations under the Contract, the Bondsman shall upon demand made by the Employer in writing and without conditions or proof of the said default or amount demanded, pay the amount identified in the demand in respect of the damages, losses, charges, costs or

                                     - 1/5 -
        expenses sustained by the Employer by reason of the default, up to the amount of the Bonded Sum.

3. The liability of the Bondsman under this Bond shall remain in full force and effect and shall not be affected or discharged in any way by, and the Bondsman hereby waives notice of:

        (a) any suspension of the Works or variation to or amendment of the Works or the Contract (including, without limitation, extension of time for performance and adjustment to the amount payable to the Contractor under the Contract);

        (b) the termination of the Contract or of the employment of the Contractor under the Contract;

        (c) any forbearance or waiver of any right of action or remedy the Employer may have against the Contractor, or negligence by the Employer in enforcing any such right of action or remedy;

        (d) any other bond, security or guarantee held or obtained by the Employer for any of the obligations of the Contractor under the Contract or any release or waiver thereof;

        (e) any act or omission of the Contractor pursuant to any other arrangement with the Bondsman;

        (f) the issue of any Stage Certificate, Handing Over Certificate or Substantial Completion Certificate in respect of any part of the Works or any Section, save for the last Section to be substantially completed;

        (g)     any breach of the Contract by or other default of the Employer;
                and

        (h) any provision of the Contract being or becoming illegal, invalid, void, voidable or unenforceable.

4. The liability of the Bondsman under this Bond shall cease on whichever of the following events first occurs:

        (a) payment by the Bondsman of the Bonded Sum in full to the Employer;

        (b)     issue of the Substantial Completion Certificate for the Works;
                or

                                     - 2/5 -

        (c)     return of the Bond by the Employer to the Contractor.

5. The Bondsman acknowledges that the Employer shall be entitled to assign the benefit of this Bond or any part thereof, any interest therein or thereunder and any right thereunder, whether past, existing or future, at any time, without the consent of the Bondsman or the Contractor being required.

6. All documents arising out of or in connection with this Bond shall be served upon the Bondsman, at [Insert Address] Hong Kong in English [SEE
        NOTE 2].

7. The Bondsman may change his nominated address for service of documents to another address in Hong Kong but only by prior written notice to the Employer.

8. This Bond shall be governed by and construed according to the laws for the time being in force in Hong Kong and the Bondsman agrees to submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

IN WITNESS whereof this Bond has been executed as a deed on the date first above written.

THE COMMON SEAL of                           )
[Insert name of Bondsman]                    )
was affixed hereto in                        )
the presence of:                             )
                                             )

OR

SIGNED, SEATED AND DELIVERED                 )
by Mr [                 ]                    )
for and on behalf of [Insert name of         )
Bondsman]                                    )
as lawful attorney of the Bondsman           )
under Power of Attorney                      )
dated [          ] in the                    )
presence of [Insert name of Witness]         )
as Witness                                   )

--------------------------
[SEE NOTE 3]

                                     - 3/5 -

                  NOTES FOR GUIDANCE IN PREPARATION OF BOND BY
                                    BONDSMAN

These notes are prepared in order to assist the Bondsman in the preparation of the Contractor's Bond and cross refer to the note references contained in the draft Bond. The note references contained in the draft Bond shall be deleted from the engrossment of the Bond when prepared by the Bondsman.

NOTE 1

The place of incorporation of the Bondsman shall be inserted together with:

(a)     its registered address in the place of incorporation; and

(b)     the address of its place of business in Hong Kong.

NOTE 2

The address for service of notices and demands on the Bondsman shall be in Hong Kong and, preferably, at the Bondsman's place of business in Hong Kong.

NOTE 3

The Contractor's Bond shall be executed under seal by the Bondsman.

This may be done either by:

(a) affixing the Corporate Seal of the Bondsman in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Bondsman; or

(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Bondsman in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed Bond:

1.      if executed by affixing the Corporate Seal:

                                     - 4/5 -

        (a) an extract from the Bondsman's Articles of Association or other constitutional documents dealing with the execution of documents by use of the Corporate Seal of the Bondsman; and

        (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board of the Bondsman, by which the execution of the Bond was approved; and

2.      if executed by an attorney on behalf of the Bondsman:

        (a) a copy of the Power of Attorney by which the attorney is appointed by the Bondsman to execute documents on its behalf; and

        (b) evidence of the authority of the person providing the Power of Attorney to delegate the powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Bondsman's Articles of Association or other constitutional documents dealing with the appointment of attorneys, together with confirmation of the position or office held by the person giving the Power of Attorney.

                                     - 5/5 -

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

                                   SCHEDULE 6

                        FORM OF PARENT COMPANY GUARANTEE

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

                                   SCHEDULE 6

                        FORM OF PARENT COMPANY GUARANTEE

THIS GUARANTEE is made the                   day of        200[ ].

BY:

[Insert name of Parent Company] a company incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] of [Insert Registered Address] [and [Insert name of Second Parent Company if appropriate] a company incorporated in accordance with the laws of [Insert Jurisdiction of Incorporation] of [Insert Registered Address], jointly and severally,] [SEE NOTE 1] ("the Guarantor");

IN FAVOUR OF:

THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer").

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] (Contract No. [Insert Contract number] - [Insert Contract name]) ("the Contract") made between the Employer and the Contractor, the Contractor has agreed to execute the Works upon the terms contained in the Contract.

(B) Pursuant to the terms of the Contract, the Contractor agreed to procure the provision of a guarantee in the terms hereof. [SEE NOTE 2]

(C) At the request of the Contractor, the Guarantor has [jointly and severally] [SEE NOTE 1] agreed to guarantee performance of the Contract by the Contractor [SEE NOTE 3] as set out herein.

IT IS HEREBY AGREED as follows:

1. Where applicable, words and expressions used in this Guarantee shall have the meaning assigned to them in the Contract

2. In consideration of the Employer accepting this Guarantee pursuant to the Contract, the Guarantor [jointly and severally] [SEE NOTE 1] irrevocably and unconditionally guarantees to the Employer, as a primary obligation and

                                     - 1/6 -
        not as a surety, due performance by the Contractor of all of his obligations and liabilities under and arising out of the Contract save that nothing herein shall be construed as imposing greater obligations or liabilities on the Guarantor than are imposed on the Contractor by the Contract.

3. The obligations of the Guarantor under this Guarantee shall remain in full force and effect and shall not be discharged in any way by and the Guarantor hereby waives notice of:

        (a) any suspension of the Works or variation to or amendment of the Works or the Contract (including, without limitation, extension of time for performance and adjustment to the amount payable to the Contractor under the Contract);

        (b) any provision of the Contract being or becoming illegal, invalid, void, voidable or unenforceable;

        (c) the termination of the Contract or of the employment of the Contractor under the Contract;

        (d) any forbearance or waiver of any right of action or remedy the Employer may have against the Contractor or negligence by the Employer in enforcing any such right of action or remedy;

        (e) any bond, security or other guarantee held or obtained by the Employer for any of the obligations of the Contractor under the Contract or any release or waiver thereof; and

        (f)     any breach of the Contract or other default of the Employer.

4. This Guarantee shall extend to any variation of or amendment to the Contract and to any agreement supplemental thereto agreed between the Employer and the Contractor and the Guarantor hereby authorises the Employer and the Contractor to make any such amendment, variation or supplemental agreement without notice to or consent of the Guarantor.

5. This Guarantee is a continuing guarantee and accordingly shall cover all of the obligations and liabilities of the Contractor under and arising out of the Contract and shall remain in full force and effect until all the said obligations and liabilities of the Contractor have been carried out, completed and discharged in accordance with the Contract. This Guarantee is in addition to any other security which the Employer may at any time hold and may be enforced without first having recourse to any such security or taking any steps or proceedings against the Contractor.

                                     - 2/6 -

6. Until the date of issue of the Defects Liability Certificate, the Guarantor shall not on any ground whatsoever make any claim or threaten to make any claim whether by proceedings or otherwise against the Contractor nor, if the Contractor comprises more than one entity, against any such entity for the recovery of any sum paid by the Guarantor pursuant to this Guarantee. Any such claim shall be subordinate to any claims (contingent or otherwise) which the Employer may have against the Contractor and/or any entity as aforesaid arising out of or in connection with the Contract until such time as the Employer's claims shall be satisfied by the Contractor and/or any entity as aforesaid or the Guarantor as the case may be. To that intent, the Guarantor shall not claim or have the benefit of any security which the Employer holds or may hold for any monies or liabilities due or incurred by the Contractor and/or any entity as aforesaid to the Employer and, in case the Guarantor receives any sum from the Contractor and/or any entity as aforesaid in respect of any payment by the Guarantor hereunder, the Guarantor shall hold such sum in trust for the Employer for so long as any sum is payable (contingently or otherwise) under this Guarantee.

7. The Employer shall be entitled at any time, without the consent of the Guarantor to assign or transfer the benefit of this Guarantee or any part thereof, any interest therein or thereunder and any right thereunder, whether past, existing or future, to any third party. In the event of any assignment or transfer by the Employer as aforesaid, the assignee or transferee shall from the date thereof have the same rights, powers and remedies as it would have had if it had at all times been the Employer under this Guarantee.

8. All documents arising out of or in connection with this Guarantee shall be served upon the Guarantor, at [Insert Address], Hong Kong [SEE NOTE 4].

9. The Guarantor may change its nominated address for service of documents to another address in Hong Kong by providing not less man five business days' written notice to the Employer. All demands and notices shall be in writing and in English.

10. This Guarantee shall be governed by and construed according to the laws for the time being in force in Hong Kong and the Guarantor agrees to submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

IN WITNESS whereof this Guarantee has been executed as a deed on the date first before written.

                                     - 3/6 -

THE COMMON SEAL of                                       )
[                   ]                                    )
was affixed hereto in                                    )
the presence of:                                         )
                                                         )
OR

SIGNED, SEALED AND DELIVERED                             )
by Mr [               ]                                  )
for and on behalf of [Insert name of Parent Company]     )
as lawful attorney of the Guarantor under                )
Power of Attorney dated [               ]                )
in the presence of [Insert name of Witness]              )
as Witness                                               )

----------

[SEE NOTES 1 AND 5]

                                     - 4/6 -

                        NOTES FOR GUIDANCE IN PREPARATION
                            OF GUARANTEE BY GUARANTOR

These notes are prepared in order to assist the Guarantor in the preparation of the Guarantee and cross refer to the note references contained in the draft Guarantee. The note references contained in the draft Guarantee shall be deleted from the engrossment of the Guarantee when prepared by the Guarantor.

NOTE 1

If more than one company executes this Guarantee in respect of the Contractor or any entity comprising the Contractor (e.g. because the Contractor or any entity has more than one parent company) the Guarantors under the Guarantee shall have joint and several liability and the square brackets shall be deleted.

If only one party is acting as Guarantor under the Guarantee, the square brackets and the words within, relating to the second Parent Company and joint and several liability, should be deleted.

NOTE 2

If the Contractor comprises more than one legal entity, a Guarantee in this form shall be provided in respect of each entity.

NOTE 3

If the circumstances referred to under Note 2 apply, and the Contractor comprises more than one legal entity, the Guarantor shall guarantee the performance of the Contractor as a whole because each entity comprising the Contractor shall have joint and several liability for the acts and omissions of the Contractor as a whole.

NOTE 4

The address for service shall be in Hong Kong.

NOTE 5

Each entity comprising the Guarantor shall execute the Guarantee under seal.

                                     - 5/6 -

This may be done either by:

(a) affixing the Corporate Seal of the Guarantor in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Guarantor; or

(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Guarantor in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed Guarantee:

1.      if executed by affixing the Corporate Seal:

        (a) an extract from the Guarantor's Articles of Association dealing with the execution of documents by use of the Corporate Seal of the Guarantor or other constitutional documents; and

        (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board of the Guarantor by which the execution of the Guarantee was approved; and

2.      if executed by an attorney on behalf of the Guarantor:

        (a) a copy of the Power of Attorney by which the attorney is appointed by the Guarantor to execute documents on its behalf; and

        (b) evidence of the authority of the person providing the Power of Attorney to delegate powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Guarantor's Articles of Association or other constitutional documents dealing with the appointment of attorneys together with confirmation of the position or office held by the person giving the Power of Attorney.

                                     - 6/6 -

                                   SCHEDULE 7

                       FORM OF PARENT COMPANY UNDERTAKING

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

                                   SCHEDULE 7

                       FORM OF PARENT COMPANY UNDERTAKING

THIS UNDERTAKING is made the                   day of          200[ ].

BY:

[Insert name of Parent Company] a company incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] [SEE NOTE 1] of [Insert Registered Address of Parent Company] ("the Parent Company")

IN FAVOUR OF:

THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer").

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] (Contract No. [Insert Contract number] - [Insert Contract name]) ("the Contract") made between the Employer and the Contractor, the Contractor has agreed to execute the Works upon the terms contained in the Contract.

(B) Pursuant to the terms of the Contract, the Contractor agreed to procure the provision of an Undertaking in the terms hereof.

(C)     The Parent Company is me beneficial owner of [Insert Percentage]% [SEE
        NOTE 2] of the issued share capital of (the Contractor) [SEE NOTE 3].

(D) At the request of the Contractor, the Parent Company has agreed to provide this Undertaking.

NOW IT IS HEREBY UNDERTAKEN AND AGREED as follows:-

1. Where applicable, words and expressions used in this Undertaking shall have the meaning assigned to them in the Contract.

2. In consideration of the Employer accepting this Undertaking pursuant to the Contract, the Parent Company hereby undertakes to the Employer that

                                     - 1/7 -
        at any time prior to the issue of the Defects Liability Certificate, it will not, [(and will procure that none of the companies referred to in Recital (C) will)] [SEE NOTE 6] without the prior written consent of the
        Employer:

        (a) sell, transfer, assign or otherwise dispose of or deal with ownership of the whole or any part of [EITHER] (the shareholding or other interest in the (Contractor)) [SEE NOTE 4]; [OR] (the shareholdings or other interests) [SEE NOTE 5] referred to in Recital (C) in any way which will affect the beneficial ownership and control in (the Contractor) [SEE NOTE 4] of the Parent Company (and the companies referred to in Recital (C)) [SEE NOTE 6]; and

        (b) take any action which may result in the Contractor being unable to comply with his obligations or perform in any way his duties under the Contract (or take any action which may result in [Insert name of Subsidiary] being unable to comply with its obligations or perform in any way its duties under the [Insert "Joint Venture", "Consortium" or other agreement as appropriate] agreement) [SEE NOTE 7]

        until such time as the Defects Liability Certificate has been issued by the Engineer and further that it will procure (that [Insert name of Subsidiary] will take all steps necessary to procure) [SEE NOTE 7] compliance by the Contractor with the provisions of the Contract.

3. The obligations of the Parent Company under this Undertaking shall remain in full force and effect and shall not be discharged in any way by and the Parent Company hereby waives notice of:

        (a) any suspension of the Works or variation or amendment to the Works or the Contract (including without limitation extension of time for performance or adjustment to the amount payable to the Contractor under the Contract);

        (b) any provision of the Contract being or becoming illegal, invalid, void, voidable or unenforceable;

        (c) the termination of the Contract or of the employment of the Contractor (and/or [Insert name of Subsidiary]) [SEE NOTE 8] under the Contract;

        (d) any forbearance or waiver of any right of action or remedy the Employer may have against the Contractor (and/or [Insert name

                                     - 2/7 -
                of Subsidiary]) [SEE NOTE 8], or negligence by the Employer in enforcing any such right of action or remedy;

        (e) any bond, security or other guarantee held or obtained by the Employer for any of the obligations of the Contractor (and/or [Insert name of Subsidiary]) [SEE NOTE 8] under the Contract or any release or waiver thereof; and

        (f)     any breach of the Contract or other default of the Employer.

4. This Undertaking shall extend to any variation of or amendment to the Contract and to any agreement supplemental thereto agreed between the Employer and the Contractor (and/or [Insert name of Subsidiary]) [SEE
        NOTE 8] and the Parent Company hereby authorises the Employer and the Contractor (and/or [Insert name of Subsidiary]) [SEE NOTE 8] to make any such amendment, variation or supplemental agreement without notice to or the consent of the Parent Company.

5. The Employer shall be entitled at any time, without the consent of the Parent Company, to assign or transfer the benefit of this Undertaking or any part thereof, any interest therein or thereunder and any right thereunder, whether past, existing or future, to any third party. In the event of any such assignment or transfer by the Employer, the assignee or transferee shall from the date thereof have the same rights, powers and remedies as it would have had if it had at all times been the Employer under this Undertaking.

6. All documents arising out of or in connection with this Undertaking shall be served upon the Parent Company, at [Insert Address], Hong Kong [SEE NOTE 9].

7. The Parent Company may change its nominated address for service of documents to another address in Hong Kong by providing not less than five business days' written notice to the Employer. All demands and notices shall be in writing and in English.

8. This Undertaking shall be governed by and construed according to the laws for the time being in force in Hong Kong and the Parent Company agrees to submit to the non exclusive jurisdiction of the Courts of Hong Kong.

IN WITNESS whereof this Undertaking has been executed as a deed by the Parent Company on the date first before written.

                                     - 3/7 -

THE COMMON SEAL of                                      )
[Insert name of Parent Company]                         )
was affixed hereto                                      )
in the presence of:                                     )


OR


SIGNED, SEALED AND DELIVERED                            )
by Mr[               ]                                  )
for and on behalf of [Insert name of Parent Company]    )
as lawful attorney of the Parent Company under          )
Power of Attorney dated [        ]                      )
in the presence of [Insert name of Witness]             )
as Witness                                              )

----------

[SEE NOTE 10]

                                     - 4/7 -

                        NOTES FOR GUIDANCE IN PREPARATION
                        OF UNDERTAKING BY PARENT COMPANY

These notes are prepared in order to assist the Parent Company in the preparation of the Parent Company Undertaking and cross refer to the note references contained in the draft Undertaking itself. The note references contained in the draft Undertaking shall be deleted from the engrossment of the Undertaking when prepared by the Parent Company.

NOTE 1

The jurisdiction in which the Parent Company is incorporated shall be inserted.

NOTE 2

If the Parent Company is not the immediate parent company, the chain of ownership through the intermediate parent companies should be set out which identifies each company in the chain and the shareholding in each subsidiary.

NOTE 3

If the Contractor comprises more than one company, the words ("the Contractor") shall be replaced by the name of the subsidiary which is included in the Contractor, and all other Joint Venture or Consortium members should be identified.

NOTE 4

If Note 3 applies, refer to the subsidiary of the Parent Company and not the Contractor.

NOTE 5

If Note 2 is applicable (i.e. there are intermediate parent companies) use this alternative.

NOTE 6

If Note 2 is applicable add this provision.

                                     - 5/7 -

NOTE 7

If Note 3 is applicable (i.e. the Contractor comprises more than one legal entity), add this provision and insert the name of the subsidiary.

NOTE 8

If Note 3 applies, add this provision and insert the name of the subsidiary. In Clause 2(b) (only) insert the Joint Venture or other relevant agreement.

NOTE 9

The address for service shall be in Hong Kong.

NOTE 10

Each entity comprising the Parent Company shall execute the Undertaking under seal.

This may be done either by:

(a) affixing the Corporate Seal of the Parent Company in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Parent Company; or

(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Parent Company in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed Undertaking:

1.      if executed by affixing the Corporate Seal:

        (a) an extract from the Parent Company's Articles of Association or other constitutional documents dealing with the execution of documents by use of the Corporate Seal of the Parent Company; and

        (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board of the Parent Company by which the execution of the Undertaking was approved; and

2.      if executed by an attorney on behalf of the Parent Company:

                                     - 6/7 -

        (a) a copy of the Power of Attorney by which the attorney is appointed by the Parent Company to execute documents on its behalf; and

        (b) evidence of the authority of the person providing the Power of Attorney to delegate powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Parent Company's Articles of Association or other constitutional documents dealing with the appointment of attorneys together with confirmation of the position or office held by the person giving the Power of Attorney.

                                     - 7/7 -

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

                                   SCHEDULE 8


                      FORM OF OFF-SHORE MANUFACTURING BOND

                       This page left blank intentionally

                                   SCHEDULE 8

                      FORM OF OFF-SHORE MANUFACTURING BOND

                [To be prepared on headed notepaper of Bondsman]

BY THIS BOND dated the   day of   200[ ] [Insert name of Bondsman] a company
incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] of [Insert Registered Address and Place of Business in Hong Kong of Bondsman] [SEE NOTE 1] ("the Bondsman") is irrevocably and unconditionally bound to THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong, (together with its successors and assigns, "the Employer") for payment of a sum not exceeding the sum stated in Clause 2 below in accordance with the provisions of this Bond.

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] (Contract No. [Insert Contract Number] - [Insert Contract Name]) ("the Contract") made between the Employer and the Contractor, the Contractor has agreed to execute the Works upon the terms contained in the Contract.

(B) Pursuant to the terms of the Contract, the Employer is obliged to pay the Contractor the sum of [Insert amount in words] Hong Kong dollars (HK$[Insert amount in figures]) [SEE NOTE 2] ("the Off-shore Payment") by instalments in accordance with the Interim Payment Schedule for the activities described in Cost Centre [No. ] [SEE NOTE 3].

(C)     Pursuant to the said activities, certain components of the Works falling
        within Cost Centre [No.   ] [SEE NOTE 3] ("the Manufactured Goods") as
        identified in the Schedule of Goods Manufactured Offshore contained in the Pricing Document, are to be manufactured offshore Hong Kong for subsequent delivery to and installation at the Site.

(D) Pursuant to the terms of the Contract, the Contractor, as a condition precedent to his entitlement to receive any payment instalment under Cost Centre [No. ] [SEE NOTE 3] is obliged to provide a bond in the terms hereof.

NOW THE TERMS of this Bond are:

                                     - 1/7 -

1. Where applicable, words and expressions used in this Bond shall have the meaning assigned to them in the Contract.

2. The Bondsman hereby irrevocably and unconditionally undertakes to pay to the Employer an amount not exceeding [Insert amount in words] Hong Kong dollars (HK$[Insert amount in figures]) [SEE NOTE 4] upon receipt from the Employer of a written demand substantially in the form of the Schedule to this Bond signed on behalf of the Employer stating:-

        (a) either that the Contractor is in default of his obligations under the Contract or that the Employer is entitled to terminate or has terminated the Contract or the employment of the Contractor under the Contract; and

        (b) the amount due and payable under this Bond in accordance with Clause 4 below.

3. The Bondsman shall pay to the Employer the amount thus demanded without requiring further evidence or proof of:

        (a)     the default of the Contractor;

        (b) the Employer's entitlement to terminate the Contract or the employment of the Contractor under the Contract;

        (c) any termination of the Contract or the employment of the Contractor under the Contract; or

        (d)     the amount due and payable under this Bond.

4. The amount payable under this Bond shall be the aggregate of the instalments of the Off-shore Payment (net of Retention Moneys) prior to the date of the written demand referred to in Clause 2 above less the aggregate as certified by the Engineer of any and all sums in respect of the Manufactured Goods delivered to Hong Kong in accordance with the terms of the Contract provided always that the liability of the Bondsman under this Bond shall not exceed the sum stated in Clause 2 above.

5. The liability of the Bondsman under this Bond shall remain in full force and effect and shall not be affected or discharged in any way by, and the Bondsman hereby waives notice of:

                                     - 2/7 -

        (a) any suspension of the Works or variation to, or amendment of the Contract or the Works (including without limitation extension of time for performance and adjustment to the amount payable under the Contract);

        (b) the termination of the Contract or of the employment of the Contractor under the Contract;

        (c) any forbearance or waiver of any right of action or remedy the Employer may have against the Contractor or negligence by the Employer in enforcing any such right of action or remedy;

        (d) any other bond, security or guarantee held or obtained by the Employer for any of the obligations of the Contractor under the Contract or any release or waiver thereof;

        (e) any act or omission of the Contractor pursuant to any other arrangement with the Bondsman;

        (f)     any breach of the Contract or other default of the Employer; and

        (g) any provision of the Contract being or becoming illegal, invalid, void, voidable or unenforceable.

6. The liability of the Bondsman under this Bond shall cease on whichever of the following events first occurs:

        (a) payment in full by the Bondsman to the Employer of a sum demanded under Clause 2 above;

        (b) receipt of written notification from the Engineer that all of the Manufactured Goods have been delivered to Hong Kong and inspected by him; or

        (c)     [Insert date] [SEE NOTE 5]

7. The Employer shall be entitled at any time, without the consent of the Bondsman, to assign or transfer the benefit of this Bond or any part thereof, any interest therein or thereunder and any right thereunder, whether past, existing or future, to any third party. In the event of any assignment or transfer by the Employer as aforesaid, the assignee or transferee shall from the date thereof have the same rights, powers and remedies as it would have had if it had at all times been the Employer under this Bond.

                                     - 3/7 -

8. Any documents arising out of or in connection with this Bond shall be served upon the Bondsman, at [Insert Address] Hong Kong [SEE NOTE 6].

9. The Bondsman may change his nominated address for service of documents to another address in Hong Kong but only by prior written notice to the Employer. All demands and notices shall be in writing and in English.

10. This Bond shall be governed and construed according to the laws for the time being in force in Hong Kong and the Bondsman agrees to submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

IN WITNESS whereof this Bond has been executed as a deed on the date first before written.

THE COMMON SEAL of                    )
[Insert name of Bondsman]             )
was affixed hereto in                 )
the presence of:                      )
                                      )

OR

SIGNED, SEALED AND DELIVERED          )
by Mr [              ]                )
for and on behalf of [Insert name     )
of Bondsman]                          )
as lawful attorney of the Bondsman    )
under a Power of Attorney             )
dated [             ] in the          )
presence of [Insert Name of Witness]  )
as witness:                           )

----------

[SEE NOTE 7]

                                     - 4/7 -

                                SCHEDULE TO BOND

                                 FORM OF DEMAND

To:     [      ]
        Hong Kong

For the attention of: [            ]

                                                                [      ], 200[ ]

Dear Sirs,

        Contract No.
        Bond for Offshore Manufacture No.[       ]

1.      We refer to the Bond for Off-shore Manufacture No.[    ] dated [      ],
        200[ ].

2. Terms defined in the above Bond have the same meaning when used in this demand.

3. We confirm [EITHER] (that the Contractor is in default of his obligations under the Contract) [OR] (that the Employer is entitled to terminate or has terminated the Contract or the employment of the Contractor under the Contract).

4.      We now demand payment of HK$[ figures ] ([ words ] Hong Kong dollars) by
        [    ], 200[ ], being the amount due in accordance with Clause 4 of the above Bond.

5. We confirm that the signatories of this letter are authorised by the Employer to make this demand on behalf of the Employer

6.      This demand is governed by Hong Kong law.

Yours faithfully,


(Authorised Signatory)

--------------------
for and on behalf of
THE KOWLOON-CANTON RAILWAY CORPORATION

                                     - 5/7 -

                 NOTES FOR GUIDANCE IN PREPARATION OF OFF-SHORE
                               MANUFACTURING BOND

These notes are prepared in order to assist the Bondsman in the preparation of the Off-shore Manufacturing Bond(s) and cross refer to the note references contained in the draft of the Bond. The note references contained in the draft Bond shall be deleted from the engrossments of the Bonds when prepared by the Bondsman.

NOTE 1

The place of incorporation of the Bondsman should be inserted together with:

(a)     its registered address in the place of incorporation; and

(b)     the address of its place of business in Hong Kong.

NOTE 2

This amount shall be the Cost Centre Value of the relevant Cost Centre which is to be paid for offshore goods or, where relevant, the part of the Cost Centre Value.

NOTE 3

Insert relevant Cost Centre numbers as referred to in the Pricing Document contained in the Contract.

NOTE 4

The amount to be inserted shall be 95% of the figure referred to in Recital (B).

NOTE 5

The date to be inserted shall be in accordance with the Preamble to the Pricing Document.

NOTE 6

The address for service shall be in Hong Kong.

                                     - 6/7 -

NOTE 7

The Bond shall be executed under seal by the Bondsman.

This may be done either by:

(a) affixing the Corporate Seal of the Bondsman in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Bondsman; or

(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Bondsman in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed Bond:

1.      if executed by affixing the Corporate Seal:

        (a) an extract from the Bondsman's Articles of Association or other constitutional documents dealing with the execution of documents by use of the Corporate Seal of the Bondsman; and

        (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board of the Bondsman, by which the execution of the Bond was approved; and

2.      if executed by an attorney on behalf of the Bondsman:

        (a) a copy of the Power of Attorney by which the attorney is appointed by the Bondsman to execute documents on its behalf; and

        (b) evidence of the authority of the person providing the Power of Attorney to delegate the powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Bondsman's Articles of Association or other constitutional documents dealing with the appointment of attorneys together with confirmation of the position or office held by the person giving the Power of Attorney.

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                                   SCHEDULE 9

                          FORM OF DRAFT LEGAL OPINIONS

                        Part A - For Parent Company Guarantees

                        Part B - For Parent Company Undertakings

                        Part C - For Bonds

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                                   SCHEDULE 9

                          PART A - DRAFT LEGAL OPINION
                          FOR PARENT COMPANY GUARANTEES

              [To be prepared on headed notepaper of legal adviser]

We write this letter in our capacity as legal adviser to [Insert name of Parent Company] ("the Parent Company"). We have examined the following documents:

1. a certified copy of the Memorandum and Articles of Association (or equivalent) of the Parent Company;

2. a certified copy of the Power of Attorney dated [Insert date of Power of Attorney] appointing Mr. [Insert name of attorney] as the true and lawful attorney of the Parent Company in Hong Kong for the purposes specified in the said Power of Attorney;

3. a certified copy of the resolution of the Board of Directors of the Parent Company authorising the appointment of Mr. [Insert name of attorney] as the true and lawful attorney of the Parent Company in Hong Kong as aforesaid; and

4. such other records and documents as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon such examination we are of the opinion that:

1. the Parent Company is a company duly incorporated and validly existing under the laws of [Insert country of incorporation of the Parent Company] and has full power and authority to carry on its business as it is now being conducted;

2. the Parent Company has the corporate power to provide a Guarantee in favour of the Kowloon-Canton Railway Corporation and has taken all necessary corporate and legal action in that regard;

3. the Parent Company may by its nominated attorney execute instruments as deeds and the Parent Company may accept and undertake all the consequences arising therefrom as if it had been able to affix a seal to such instruments in accordance with the laws of Hong Kong; and

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4.      the Power of Attorney confers, under the laws of [Insert the proper law of the Power of Attorney] a valid and binding authority on the nominated attorney to execute instruments as deeds by attaching his personal seal thereto in Hong Kong in accordance with the laws of Hong Kong, and such legal, valid and binding obligations of the Parent Company as arise under the Guarantee under the laws of Hong Kong will constitute legal, valid and binding obligations of the Parent Company in and under the laws of [Insert country of incorporation of the Parent Company].

Notwithstanding the foregoing, we make the following provisos to this opinion:

(i) we express no opinion with regard to any laws other than the laws of [Insert country of incorporation of the Parent Company]; and

(ii) we have assumed that all documents examined by us are genuine and are signed by the persons by whom they are purported to be signed.

This opinion is given in connection with the provision of a Guarantee by the Parent Company in favour of the Kowloon-Canton Railway Corporation and may be relied on solely by the Kowloon-Canton Railway Corporation and its successors and assigns. It is not made available for any other purpose and may not be relied upon by any other persons.

                                     - 2/2 -

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                                   SCHEDULE 9

                          PART B - DRAFT LEGAL OPINION
                         FOR PARENT COMPANY UNDERTAKINGS

              [To be prepared on headed notepaper of legal adviser]

We write this letter in our capacity as legal adviser to [Insert name of Parent Company] ("the Parent Company"). We have examined the following documents:

1. a certified copy of the Memorandum and Articles of Association (or equivalent) of the Parent Company;

2. a certified copy of the Power of Attorney dated [Insert date of Power of Attorney] appointing Mr. [Insert name of attorney] as the true and lawful attorney of the Parent Company in Hong Kong for the purposes specified in the said Power of Attorney;

3. a certified copy of the resolution of the Board of Directors of the Parent Company authorising the appointment of Mr. [Insert name of attorney] as the true and lawful attorney of the Parent Company in Hong Kong as aforesaid; and

4. such other records and documents as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon such examination we are of the opinion that:

1. the Parent Company is a company duly incorporated and validly existing under the laws of [Insert country of incorporation of the Parent Company] and has full power and authority to carry on its business as it is now being conducted;

2. the Parent Company has the corporate power to provide an Undertaking in favour of the Kowloon-Canton Railway Corporation and has taken all necessary corporate and legal action in that regard;

3. the Parent Company may by its nominated attorney execute instruments as deeds and the Parent Company may accept and undertake all the consequences arising therefrom as if it had been able to affix a seal to such instruments in accordance with the laws of Hong Kong; and

                                     - 1/2 -

4. the Power of Attorney confers, under the laws of [Insert the proper law of the Power of Attorney] a valid and binding authority on the nominated attorney to execute instruments as deeds by attaching his personal seal thereto in Hong Kong in accordance with the laws of Hong Kong, and such legal, valid and binding obligations of the Parent Company as arise under the Undertaking under the laws of Hong Kong will constitute legal, valid and binding obligations of the Parent Company in and under the laws of [Insert country of incorporation of the Parent Company].

Notwithstanding the foregoing, we make the following provisos to this opinion:

(i) we express no opinion with regard to any laws other than the laws of [Insert country of incorporation of the Parent Company]; and

(ii) we have assumed that all documents examined by us are genuine and are signed by the persons by whom they are purported to be signed.

This opinion is given in connection with the provision of an Undertaking by the Parent Company in favour of the Kowloon-Canton Railway Corporation and may be relied on solely by the Kowloon-Canton Railway Corporation and its successors and assigns. It is not made available for any other purpose and may not be relied upon by any other persons.

                                     - 2/2 -

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                                   SCHEDULE 9

                     PART C - DRAFT LEGAL OPINION FOR BONDS

              [To be prepared on headed notepaper of legal adviser]

We write this letter in our capacity as legal adviser to [Insert name of Bank] ("the Bank"). We have examined the following documents:

1. a certified copy of the Memorandum and Articles of Association (or equivalent) of the Bank;

2. a certified copy of the Power of Attorney dated [Insert date of Power of Attorney] appointing Mr. [Insert name of attorney] as the true and lawful attorney of the Bank in Hong Kong for the purposes specified in the said Power of Attorney;

3. a certified copy of the resolution of the Board of Directors of the Bank authorising the appointment of Mr. [Insert name of attorney] as the true and lawful attorney of the Bank in Hong Kong as aforesaid; and

4. such other records and documents as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon such examination we are of the opinion that:

1. the Bank is a company duly incorporated and validly existing under the laws of [Insert country of incorporation of the Bank] and has full power and authority to carry on its business as it is now being conducted;

2. the Bank has the corporate power to provide a bond in favour of the Kowloon-Canton Railway Corporation and has taken all necessary corporate and legal action in that regard;

3. the Bank may by its nominated attorney execute instruments as deeds and the Bank may accept and undertake all the consequences arising therefrom as if it had been able to affix a seal to such instruments in accordance with the laws of Hong Kong; and

4. the Power of Attorney confers, under the laws of [Insert the proper law of the Power of Attorney] a valid and binding authority on the nominated attorney to execute instruments as deeds by attaching his personal seal thereto in Hong Kong in accordance with the laws of Hong Kong, and such legal,

                                     - 1/2 -
        valid and binding obligations of the Bank as arise under the Bond under the laws of Hong Kong with constitute legal, valid and binding obligations of the Bank in and under the laws of [Insert country of incorporation of the Bank].

Notwithstanding the foregoing, we make the following provisos to this opinion:

(i) we express no opinion with regard to any laws other than the laws of [Insert country of incorporation of the Bank]; and

(ii) we have assumed that all documents examined by us are genuine and are signed by the persons by whom they are purported to be signed.

This opinion is given in connection with the provision of a bond by the Bank in favour of the Kowloon-Canton Railway Corporation and may be relied on solely by the Kowloon-Canton Railway Corporation and its successors and assigns. It is not made available for any other purpose and may not be relied upon by any other persons.

                                     - 2/2 -

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                                   SCHEDULE 10


                                INSURANCE POLICY

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                                   SCHEDULE 10

                                INSURANCE POLICY

                                    PREAMBLE

1. In accordance with Clause 32.1, the Employer shall take out a Contractor's All Risks and Third Party Legal Liability policy of insurance in the terms of the Policy Document provided herewith and with deductibles as stated therein.

2. In addition, the Employer shall take out excess Third Party Legal Liability insurance to a maximum limit of HK$1,000,000,000 (Hong Kong Dollars one thousand million) for any one occurrence/unlimited in the aggregate, during the period of the Project, in the same terms as the Primary Third Party Legal Liability, Section 2, of the policy provided herewith.

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                                   SCHEDULE 11

                                     PART A

                        MARINE VESSEL LIABILITY INSURANCE

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

                                   SCHEDULE 11

                                     PART A

                        MARINE VESSEL LIABILITY INSURANCE

           Class of                                         Amount of
        Marine Vessels           Type of Claim           Cover Required
--------------------------------------------------------------------------------
               I                        A                minimum HK$50m

               I                        B                 minimum HK$3m

              II                        A                minimum US$50m

              II                        B                minimum US$50m

Class I is marine vessels of less than 2500 gross registered tons.

Class II is marine vessels of more than 2500 gross registered tons.

A:-     Claims arising from pollution by petroleum or other similar hazardous products.

B:-     All other claims.

N.B.    1.      The amounts stated as "minimum" in the column "Amount of
                Cover Required" shall apply to each and every accident, occurrence or claim.

        2. The insurance required for Class II marine vessels shall be either:-

                A. A Certificate of Entry with a mutual protection and indemnity association (P&I Club) endorsed to include (or with an additional policy to cover) the "Specialist Operations Buyback Cover" with a limit of indemnity of not less than US$50 million.

                B. A marine insurance policy subject to the "C300 Time Clauses" or equivalent either endorsed to include or with separate additional policies to cover:-

                                     - 1/2 -

                        i.      Pollution Risks
                        ii.     Institute War and Strike Clauses - Hulls Time
                        iii. Protection and Indemnity insurance - War (excluding crew)
                        iv.     Protection and Indemnity insurance - War (crew)

                        The protection and indemnity cover provided under all of these clauses shall be for not less than US$50 million.

General Exclusions

1) The above provisions shall not apply to Type A claims arising from an accident or occurrence involving an unpowered vessel which:-

        (a)     is used or hired by a supplier, and

        (b)     carries not more than 1,200 litres of such products, in drums.

2) The above provisions shall not apply to Type B claims involving unpowered Class I vessels used or hired by suppliers.

Powered Vessels

For the purposes of the above provisions, unpowered marine vessels whilst attached to a tug are deemed to be powered.

                                     - 2/2 -

                                   SCHEDULE 11

                                     PART B


                        EMPLOYEE'S COMPENSATION INSURANCE

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

                                   SCHEDULE 11

                                     PART B

                        EMPLOYEE'S COMPENSATION INSURANCE

1. The Employer shall facilitate the establishment of a Project Employee's Compensation Master Policy (PWEC) with Axa General Insurance Hong Kong Limited (Axa), an Insurance Company duly licensed by the Insurance Authority of the Hong Kong Special Administrative Region and in terms acceptable to the Employer.

2. In accordance with the provisions of Clause 33.1 (g) of the General Conditions, the Contractor shall procure insurance through the Employer's appointed broker, Aon Risk Services Hong Kong Limited (Aon) jointly for itself and for its sub-contractors of every tier from the Date for Commencement of the Works until the date of issue of the Defects Liability Certificate through the PWEC under procedures to be promulgated by the Employer before the Date of Commencement of the Works.

3. The Contractor shall pay the Employee's Compensation Insurance (ECI) premium and the Statutory Employee's Compensation Insurance Levy (ECIL), and any adjustment thereof as determined by the Axa, on production of an invoice by Aon and in any event the Contractor shall provide a payment receipt issued by Aon within 30 days from the date of Letter of Acceptance or within 30 days of the date of the invoice for any adjustment. Such amount of ECI premium and ECIL, as evidenced by the aforesaid payment receipts, will be reimbursed to the Contractor by the Employer which, notwithstanding any other provision of the Contract, shall be made without the deduction of Retention Moneys, by the instruction by the Engineer of the expenditure of the applicable Provisional Sum contained in the Pricing Document, pursuant to Clause 65.1(a) of the General Conditions. Without prejudice to any other provision of the Contract, a certificate certifying the reimbursement shall be issued by the Engineer within 7 days of the Contractor presenting the said receipts to the Engineer. Notwithstanding any other provision of the Contract, the Contractor shall not be entitled to receive

                                     - 1/2 -
        any overhead or profit from the Employer on the ECI premium and ECIL reimbursed by the Employer to the Contractor in accordance with the foregoing.

4. The insurance coverage provided by the PWEC shall follow the standard Accident Insurance Association of Hong Kong Employee's Compensation policy wording to indemnify the obligations of the Contractor and its sub-contractors of every tier and shall additionally include enhancements and extensions as set out in the following Synopsis, subject to any amendment required by Axa, other than as a result of default of the Employer.

                                     - 2/2 -

                                   SCHEDULE 12


                                 MEDIATION RULES

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                                   SCHEDULE 12

                                 MEDIATION RULES

PREAMBLE

Where any agreement provides for mediation under the Corporation's Mediation Rules, the parties shall be taken to have agreed that the mediation shall be conducted in accordance with the following Rules. The Rules are subject to such modification as the parties may agree in writing at any time.

PARAGRAPH 1: MEDIATION

1.1 Mediation under these Mediation Rules is a private dispute resolution process in which a neutral person ("the mediator") helps the parties to reach a negotiated settlement. Mediation should be entered into by both parties with an open mind in an attempt to settle the Dispute amicably. The mediation process will be administered by the Hong Kong International Arbitration Centre (HKIAC), whose current address is:

        38th Floor
        Two, Exchange Square
        Central
        Hong Kong
        Telephone: (852) 2525 2381
        Fax:       (852) 2524 2171

1.2 Either party may require the other party to participate in a mediation process in accordance with these Mediation Rules, as provided for in the General Conditions of Contract, but neither party shall be bound by an opinion, report, direction or order of the mediator except for an order in relation to costs made under Paragraph 8. The General Conditions of Contract require that all issues arising in a Dispute shall have been the subject of a reference under these Mediation Rules as a condition precedent to taking any step in arbitration proceedings.

1.3 Words and expressions used in these Mediation Rules shall have the meaning assigned to them in the General Conditions of Contract.

PARAGRAPH 2: INITIATION OF MEDIATION PROCESS

2.1 In relation to any Dispute which has been referred to arbitration in accordance with Clause 78.5 of the General Conditions of Contract, either

                                     - 1/7 -
        party may within 30 (thirty) days after receipt of a notice of arbitration served by the other party initiate a mediation by delivering a written request for mediation ("the Request for Mediation") to the other party with copies to the Engineer and to the HKIAC.

2.2     The Request for Mediation shall:

        2.2.1 contain a brief self-explanatory statement of the nature of the Dispute, the quantum in dispute (if any), and the relief or remedy sought; and

        2.2.2 state the name of a person who is willing and able to act as the mediator, his current fee rates and any other conditions of appointment

PARAGRAPH 3: THE MEDIATOR

3.1. Mediation under these Mediation Rules will be conducted by a single mediator appointed in accordance with Paragraph 4. The mediator shall have no authority under the Contract to bind the parties other than by an order under Paragraph 8.5.

PARAGRAPH 4: RESPONSE TO REQUEST FOR MEDIATION

4.1 The party who receives a Request for Mediation may, within 7 (seven) days of service of the Request for Mediation, serve written notice of objection to the person nominated as the mediator. Any such notice of objection shall put forward the names of at least two persons willing and able to act as the mediator and their current fee rates and any other conditions of appointment. Copies of such notice of objection shall be sent to the Engineer and to HKIAC.

4.2 Subject to Paragraph 6, in the absence of service of a notice of objection in accordance with Paragraph 4.1, the person nominated in the Request for Mediation shall be deemed to be acceptable to the party receiving a Request for Mediation.

4.3 In the event of service of a notice of objection, the parties shall attempt to agree a person willing and able to act as the mediator and, failing agreement within fourteen 14 (fourteen) days of service of the notice of objection, either party may request the HKIAC to nominate a mediator.

4.4 Within 14 (fourteen) days of receipt of a request for nomination, the HKIAC shall nominate a mediator who is prepared to serve and is not disqualified under Paragraph 6.

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

PARAGRAPH 5: COMMENCEMENT OF THE MEDIATION

5.1 Subject to Paragraph 6, the mediation shall be deemed for the purposes of these Mediation Rules to commence on the date ("the Mediation Commencement Date") of appointment of a person willing and able to act as mediator, being the date upon which:

        5.1.1 the person nominated as such in the request for mediation is deemed acceptable under Paragraph 4.2; or

        5.1.2   the parties agree the identity of the mediator under Paragraph
                4.3 or otherwise; or

        5.1.3   the HKIAC makes a nomination under Paragraph 4.4; or

        5.1.4   the HKIAC makes a nomination under Paragraph 6.

5.2 The party who served the Request for Mediation shall notify the Engineer and the HKIAC in writing of the identity of the mediator upon receipt of confirmation from that person of his acceptance of the appointment.

PARAGRAPH 6: DISQUALIFICATION OF THE MEDIATOR

6. No person shall serve as mediator in any Dispute in which that person has any financial or personal interest in the result of the mediation except by written consent of the parties. Prior to accepting an appointment, the proposed mediator shall disclose to the HKIAC any circumstances likely to create a presumption of bias or prevent a prompt resolution of the Dispute. Upon receipt of the information, the HKIAC shall immediately communicate the information in writing to the parties for their comments. If any party serves on the HKIAC and the other party a written objection to the proposed mediator within 7 (seven) days of receipt of such communication, he shall not be appointed. In such a case, within 14 (fourteen) days of such written objection, the HKIAC shall nominate a further mediator in accordance with the terms of Paragraph 4.4.

PARAGRAPH 7: CONDUCT OF THE MEDIATION

7.1. The mediator shall enter upon the mediation as soon as possible after his appointment and shall use his best endeavours to conclude the mediation as expeditiously as possible, but in any event the mediation process shall not continue for more than 42 (forty two) days from the Mediation Commencement Date unless the parties agree otherwise.

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7.2.    The parties shall at all times give assistance to the mediator to enable mediation to proceed.

7.3 The parties may be represented by whomever they consider appropriate. Within 7 (seven) days of the Mediation Commencement Date, the parties shall inform the mediator and the other party of the names and addresses of the individuals who will represent them in the mediation.

7.4 The mediator shall inform himself in any way he thinks fit of the nature and facts of the Dispute including requiring the Engineer to see him.

7.5 The mediator shall conduct the mediation in such a manner as will permit full and expeditious presentation to him by the parties of their views. The mediator may see the parties together or separately for the purpose of informing himself of the nature and facts of the Dispute.

7.6 If the mediator considers it appropriate, or if he is requested by the parties, he may express preliminary views orally or in writing on the matters in dispute during the mediation. The mediator may, and shall if requested by the parties, seek legal or other advice from third parties not connected with the Dispute.

7.7 During the course of the mediation, the mediator may attempt various compromise solutions with the parties in an informal manner. Should a solution be agreed it will be accepted by both parties in accordance with Paragraph 7.9.

7.8 Notwithstanding Paragraph 7.1, the mediator may abandon the mediation whenever in his judgement further efforts at mediation would not lead to a settlement of the Dispute and he shall notify the parties in writing.

7.9 The mediation shall be a private and confidential matter between the parties to the Contract and the procedures of the mediation should be so conducted. In the event that the mediation is successful, neither party shall be bound until the terms of the settlement have been recorded in writing and signed by both parties. Copies of the signed agreement shall be provided to the Engineer by the party issuing the Request for Mediation, who shall also inform the HKIAC that the Dispute has been settled.

7.10 Nothing that transpires during the course of the mediation (other than a signed settlement agreement) shall affect the rights or prejudice the position of the parties to the Dispute under the Contract or in any subsequent arbitration or litigation, and, without prejudice to the foregoing:

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

        (a) no opinion given, report produced and terms of settlement recommended by the mediator shall be disclosed to the arbitrator or court;

        (b) the fact that information of whatsoever nature was made available to the mediator shall not mean that privilege or confidentiality is waived for any subsequent arbitration or litigation; and

        (c) the fact that the accuracy of information or the validity or meaning of documents was not challenged during the mediation shall not preclude a challenge in subsequent arbitration or litigation.

PARAGRAPH 8: COSTS

8.1 Each party shall, within 7 (seven) days of the Mediation Commencement Date, deposit the sum of HK$50,000 with the HKIAC as a payment on account of the cost and proper expenses of the mediation. The sum of HK$50,000 shall be subject to annual review and adjustment by the HKIAC.

8.2 The mediator may at any time during the course of the mediation require the parties to make a further deposit or deposits with the HKIAC to cover anticipated additional fees and expenses.

8.3 In the event of default by a party in making a deposit required under Paragraphs 8.1 or 8.2, the other party may either:

        8.3.1 make such payment itself, in which case the provisions of Paragraph 8.5 will apply; or

        8.3.2 serve notice on the party in default requiring payment within seven 7 (seven) days failing which the mediation shall be deemed to be abandoned upon the expiry of such period.

8.4     Subject to any order the mediator may make under Paragraph 8.5:

        8.4.1 all fees and expenses of the mediator (including any costs incurred pursuant to Paragraph 7.6) and all administrative costs and expenses of the mediation and of the HKIAC shall be borne equally by the parties and each party shall bear its own costs regardless of the outcome of the mediation or of any subsequent arbitration or litigation;

        8.4.2 at the conclusion of the mediation, the HKIAC shall deduct the costs and expenses of the mediation from the monies deposited under Paragraphs 8.1 and 8.2 and shall return any surplus as follows:

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

                8.4.2.1 in the event and to the extent of any payment made under Paragraph 8.3.1, to the party making such payment;

                8.4.2.2 subject to Paragraph 8.4.2.1, to the parties in equal shares.

        8.4.3 in the event that at the conclusion of the mediation, the costs and expenses of the mediation exceed the monies deposited under Paragraphs 8.1 and 8.2, the mediator may order the shortfall to be paid equally by the parties. The Employer will pay the full amount of the shortfall to the HKIAC within 21 (twenty one) days of such order and the Contractor shall reimburse the Employer half the amount of such shortfall within 28 (twenty eight) days of such order.

8.5     The mediator shall have power:

        8.5.1 to order one party to reimburse the other party such sum or sums as may have been deposited by the other party under Paragraph
                8.3.1 to the extent that such sum or sums will not be refunded by the HKIAC in accordance with Paragraph 8.4.2;

        8.5.2 in the event that the mediator finds that the mediation has been initiated or conducted frivolously or vexatiously, to order the party who initiated or conducted the mediation in a frivolous or vexatious manner to reimburse the other party, in full or in such part as the mediator considers appropriate, in respect of:

                8.5.2.1 the other party's liability for the fees and expenses of the mediator and the administrative costs of the mediation; and/or

                8.5.2.2 the other party's legal or other costs reasonably
                        incurred in connection with preparation for and attendance during the mediation, such costs to be assessed by the mediator in default of agreement between the parties.

        8.5.3 Both parties agree to be bound by an order of the mediator made under Paragraph 8.5 and any liability on one party to make payment to the other party pursuant to such an order shall be deemed a debt due.

PARAGRAPH 9: MEDIATOR NOT SUBSEQUENTLY TO ACT AS ARBITRATOR

9.1 The mediator shall not be appointed as arbitrator in any subsequent arbitration between the parties, whether arising out of the Dispute or otherwise arising out of the Contract unless the parties agree otherwise in writing. Neither party shall be entitled to call the mediator as a witness in any subsequent arbitration or litigation arising out of the Contract. Any

                                     - 6/7 -
        communications whether oral or written which either party shall have with the mediator or with other parties in connection with the mediation shall be absolutely privileged.

PARAGRAPH 10: WRITTEN RECORD

10.1 No formal written record shall be kept of the mediation process. Any written view expressed under Paragraph 7.6 and any notes or record made by the mediator, and/or the parties, shall remain private and confidential and not subject to disclosure in any subsequent proceedings.

PARAGRAPH 11: EXCLUSION OF LIABILITY

11.1 It is agreed that the mediator and the HKIAC shall not be liable to any party for any act or omission in connection with any mediation conducted under these Mediation Rules, save for the consequences of fraud or dishonesty.

PARAGRAPH 12: LANGUAGE

12.1 The language of the mediation shall be English and all written communications and hearings shall be conducted in the English language unless the parties and the mediator otherwise agree.

                                     - 7/7 -

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

                                   SCHEDULE 13

                                ARBITRATION RULES

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

                                   SCHEDULE 13

                                ARBITRATION RULES

PARAGRAPH 1: COMMENCEMENT OF ARBITRATION

1.1 Any party wishing to commence an arbitration under these Rules ("the Claimant") shall send to the other party ("the Respondent") a written notice requiring the Respondent to appoint or to concur in appointing an Arbitrator ("Notice of Arbitration") which shall include, or be accompanied by:

        (a) the names and addresses (and telephone and fax numbers as appropriate) of the parties to the Dispute and, where the parties choose to be represented by a Representative (under Paragraph 7) and wish to have communications sent to their Representative, the Representative's name and address (and telephone and fax numbers);

        (b) reference to the principal contractual documents in which the arbitration clause is contained or under which the arbitration arises;

        (c) a brief statement describing the nature and circumstances of the Dispute, and specifying in outline the relief claimed; and

        (d) subject to Paragraph 1.4, a proposal that the Hong Kong International Arbitration Centre (HKIAC) appoint the arbitrator or provide a list of up to three names from which the Respondent may choose an Arbitrator.

        The arbitration shall be deemed to commence on the date of receipt by the Respondent of the Notice of Arbitration.

1.2 A copy of the Notice of Arbitration shall be sent to the Secretary General of the HKIAC ("the Secretary General") at the same time that it is sent to the Respondent.

1.3 For the purpose of facilitating the choice of the arbitrator, within 28 (twenty-eight) days of receipt of the Notice of Arbitration, the Respondent shall send to the Claimant a Response containing:

        (a) confirmation or denial of his willingness to arbitrate and, if denial, the grounds relied upon; and

        (b)     subject to Paragraph 1.4:-

                (i)     confirmation or denial of all or part of the claims;

                                    - 1/12 -

                (ii) a brief statement of the nature and circumstances of any envisaged counterclaims;

                (iii)   details of its Representative, if appropriate; and

                (iv) a response to any proposal under Paragraph 1.1(d), including confirmation of agreement or a list of up to three names from which the Claimant may choose an Arbitrator.

1.4 If the parties' agreement provides that no steps shall be taken in any reference of a Dispute to arbitration until after the substantial completion or alleged substantial completion of works or any other identified point in time and the Notice of Arbitration is served before such time:

        (a) the Claimant need not include in the Notice of Arbitration the details identified in Paragraph 1.1(d);

        (b) the Respondent need not include in the Response the details identified in Paragraph 1.3(b); and

        (c) if either party wishes to take steps in the reference after the time restriction has passed, he shall serve written notice to that effect upon the other party and:

                (i) if the Claimant serves such notice, he shall include in it the details identified in Paragraph 1.1(d);

                (ii) if the Respondent serves such notice, he shall include in it the details identified in Paragraph 1.3(b)(i) -
                        (iii) and a list of up to three names from which the Claimant may choose an Arbitrator; and

                (iii) the recipient of such notice shall respond accordingly within 28 (twenty-eight) days of receiving it; in the case of the Respondent in accordance with Paragraph 1.3(b) (insofar as he has not previously responded) and in the case of the Claimant by confirmation of agreement to a name in the Respondent's list or by submitting a list of up to three names from which the Respondent may choose an Arbitrator; and

                (iv) for the purposes of Paragraph 3.3 only, the commencement of the arbitration shall be deemed to be the date of receipt of such notice.

                                    - 2/12 -

1.5 A copy of the Response shall be sent to the Secretary General at the same time that it is sent to the Claimant.

1.6 Failure to send a Response shall not preclude the Respondent from denying the claim nor from setting out a counterclaim in its Statement of Defence.

PARAGRAPH 2: APPOINTING AUTHORITY

2.1 Unless otherwise agreed by the parties, the Appointing Authority shall be the HKIAC whose current address is:

        38th Floor
        Two, Exchange Square
        Central
        Hong Kong

        Tel: (852) 2525 2381
        Fax: (852) 2524 2171

2.2 Any application to the Appointing Authority to act in accordance with the Rules shall be accompanied by:

        (a) copies of the Notice of Arbitration and Response and any other related correspondence;

        (b) confirmation in writing that a copy of the application has been sent to or received by the other party; and

        (c) particulars of any method or criteria of selection of the arbitrator agreed by the parties.

PARAGRAPH 3: APPOINTMENT OF ARBITRATOR

3.1     There shall be a sole Arbitrator.

3.2     (a)     The Arbitrator shall be and remain at all times wholly
                independent and impartial and shall not act as advocate for any party.

        (b) Prior to and after appointment, the Arbitrator shall disclose to the parties any circumstances likely to create an impression of bias or prevent a prompt resolution of the Dispute between the parties. Except by consent of the parties, no person shall serve as an Arbitrator in any Dispute in which that person has any interest which, if a party knew of it, might lead him to think that the Arbitrator might be biased.

                                    - 3/12 -

3.3 The Arbitrator may be appointed by agreement of the parties. Failing such agreement within 42 (forty-two) days of the commencement of the arbitration in accordance with Paragraph 1, the Arbitrator shall upon the application of either party be appointed by the Appointing Authority.

3.4 If the Arbitrator, after appointment, dies, is unable to act, or refuses to act, the Appointing Authority will, upon request by either party, appoint another Arbitrator.

PARAGRAPH 4: COMMUNICATION BETWEEN PARTIES AND THE ARBITRATOR

4.1 Where the Arbitrator sends any communication to one party, he shall send a copy to the other party.

4.2 Where a party sends any communication (including Statements and documents under Paragraph 6) to the Arbitrator, it shall be copied to the other party and be indicated to the Arbitrator to have been so copied.

4.3 The addresses of the parties for the purpose of all communications arising under the Rules shall be those set out in the Notice of Arbitration, or as either party may at any time notify the Arbitrator and the other party.

4.4 Unless the contrary is proved, any communication by post shall be deemed to be received in the ordinary course of mail and any instantaneous means of communication (e.g. facsimile) shall be deemed to be received on the same day as transmitted. It shall be a condition of valid service by facsimile that the hard copy is subsequently sent forthwith to the recipient by hand or post.

4.5 All communications between the parties and the Arbitrator (and vice versa) and any other information concerning the arbitration shall not be disclosed to third parties without the agreement of all parties.

PARAGRAPH 5: CONDUCT OF THE PROCEEDINGS

5.1 In the absence of procedural rules agreed by the parties or contained herein, the Arbitrator shall have the widest discretion allowed by law to conduct the proceedings so as to ensure the just, expeditious, economical, and final determination of the Dispute.

5.2 Any party wishing the Arbitrator to adopt a simplified or expedited procedure should apply to the Arbitrator as soon as is reasonably practicable after the Arbitrator's acceptance of his appointment.

                                    - 4/12 -

PARAGRAPH 6: SUBMISSION OF WRITTEN STATEMENTS AND DOCUMENTS

6.1 Subject to any procedural rules agreed by the parties or determined by or requested from the Arbitrator under Paragraph 5, the written stage of the proceedings shall be as set out in this Paragraph (and in accordance with Paragraph 4).

6.2 Within 28 (twenty-eight) days of receipt by the Claimant of notification of the Arbitrator's acceptance of the appointment, the Claimant shall send to the Arbitrator a Statement of Claim setting out a full description in narrative form of the nature and circumstances of the Dispute specifying all factual matters and, if necessary for the proper understanding of the claim, a summary of any propositions of law relied upon.

6.3 Within 35 (thirty-five) days of receipt of the Statement of Claim, the Respondent shall send to the Arbitrator a Statement of Defence setting out a full description in narrative form which of the factual matters and propositions of law in the Statement of Claim he admits or denies, on what grounds, and specifying any other factual matters and, if necessary for the proper understanding of the defence, a summary of any propositions of law relied upon. Any Counterclaims shall be submitted with the Statement of Defence in the same manner as claims are set out in the Statement of Claim.

6.4 Within 21 (twenty-one) days of receipt of the Statement of Defence, the Claimant may send to the Arbitrator a Statement of Reply which, where there are Counterclaims, shall include a Defence to Counterclaim.

6.5 If the Statement of Reply contains a Defence to Counterclaim, the Respondent may within a further 21 (twenty-one) days send to the Arbitrator a Statement of Reply regarding Counterclaims.

6.6 All Statements referred to in this Paragraph shall be accompanied by copies (or, if they are especially voluminous and by leave of the Arbitrator, lists) of all essential documents on which the party concerned relies and which have not previously been submitted by any party, and (where appropriate) by any relevant samples.

6.7 The Arbitrator may order the parties to produce any additional documents he may specify.

6.8 As soon as practicable following completion of the submission of the Statements specified in this Paragraph, the Arbitrator shall proceed in such manner as has been agreed by the parties, or pursuant to his authority under the Rules.

                                    - 5/12 -

PARAGRAPH 7: REPRESENTATION

7.1 A party may conduct his case in person or be represented throughout or in part by lawyers or other advisers or representatives of his choice (the Representative). A party shall notify the Arbitrator and the other parties of the name of his Representative and his address (and telephone, telex and fax numbers) and of any change therein as soon as practicable after any such change.

PARAGRAPH 8: HEARINGS

8.1 Subject to Paragraph 12, each party has the right to be heard before the Arbitrator, unless the parties have agreed to a "documents only" arbitration under Paragraph 24.

8.2 The Arbitrator shall fix the date, time and place of any meetings and hearings in the arbitration, and shall give the parties reasonable notice thereof.

8.3 The Arbitrator may in advance of hearings provide the parties with a list of matters or questions to which he wishes them to give special consideration.

8.4 The Arbitrator may order opening and closing statements to be in writing and shall fix the periods of time for communicating such statements and any replies that may be necessary.

8.5 The Arbitrator may also order a transcript of any hearing or part of any hearing.

8.6 All meetings and hearings shall be in private unless the parties agree otherwise.

PARAGRAPH 9: WITNESSES

9.1 The Arbitrator may require each party to give notice of the identity of witnesses he intends to call. Before a hearing, the Arbitrator may also require the exchange of witness statements and of expert reports.

9.2 The Arbitrator has discretion to allow, limit, or refuse to allow the appearance of witnesses, whether witnesses of fact or expert witnesses.

9.3 Any witness who gives oral evidence may be questioned by each party or its Representative, under the control of the Arbitrator, and may be required by the Arbitrator to testify under oath or affirmation in accordance with the Arbitration Ordinance. The Arbitrator may put questions at any stage of the examination of the witnesses.

9.4 The testimony of witnesses may be presented in written form, either as signed statements or by duly sworn affidavits, and the Arbitrator may order that such statements or affidavits shall stand as evidence-in-chief. Subject to Paragraph

                                    - 6/12 -

        9.2, any party may request that such a witness should attend for oral examination at a hearing. If the witness fails to attend, the Arbitrator may place such weight on the written testimony as he thinks fit, or may exclude it altogether.

PARAGRAPH 10: ASSESSOR APPOINTED BY THE ARBITRATOR

10.1    Unless otherwise agreed by the parties, the Arbitrator:-

        (a)     may appoint an Assessor to assist him; and

        (b) may require a party to give any such Assessor any relevant information or to produce, or to provide access to, any relevant documents, goods or property for inspection by the Assessor.

PARAGRAPH 11: POWERS AND JURISDICTION OF THE ARBITRATOR

11.1 Without prejudice to the generality of Paragraph 5.1, and unless the parties at any time agree otherwise, the Arbitrator shall have the power and/or jurisdiction to:-

        (a) allow any party, upon such terms (as to costs and otherwise) as he shall determine, to amend any document submitted under Paragraph 6;

        (b) extend or abbreviate any time limits provided by these Rules or by his directions;

        (c) conduct such enquiries as may appear to the Arbitrator to be necessary or expedient;

        (d) order the parties to make any property or thing available for inspection, in their presence, by the Arbitrator or any Assessor;

        (e) order any party to produce to the Arbitrator, and to the other parties for inspection, and to supply copies of any documents or classes of documents in their possession, custody or power which the Arbitrator determines to be relevant;

        (f) without prejudice to Clause 78.11 of the General Conditions, order the rectification of any mistake which he determines to be common to the parties;

        (g)     rule on the existence, validity or termination of the Contract;

                                    - 7/12 -

        (h) rule on his own jurisdiction, including any objections with respect to the existence or validity of the arbitration agreement or to his terms of reference;

        (i)     determine any question of law arising in the arbitration;

        (j) receive and take into account such written or oral evidence as he shall determine to be relevant, whether or not strictly admissible in law;

        (k) proceed in the arbitration and make an award notwithstanding the failure or refusal of any party to comply with the Rules or with the Arbitrator's written orders or written directions, or to exercise its right to present its case, but only after giving that party written notice that he intends to do so;

        (l) order any party to provide security for the legal or other costs of any other party by way of deposit or bank guarantee or in any other manner the Arbitrator thinks fit; and

        (m) order any party to provide security for all or part of any amount in dispute in the arbitration.

PARAGRAPH 12: DEFAULT BY A PARTY

12.1 If the Claimant fails to attend any hearing of which due notice has been given, the Arbitrator may make an award on the substantive issues and an award as to costs, with or without a hearing. If the Respondent fails to submit a Statement of Defence or to attend any hearing after due notice has been given, the Arbitrator may conduct the hearing in the absence of the Respondent and make an award on the evidence.

PARAGRAPH 13: VENUE

13.1 The venue of the arbitration will be Hong Kong but the Arbitrator may decide for the purpose of expediting any hearing or saving costs to hear witnesses or oral argument or consult with an Assessor (if appointed) at any place the Arbitrator deems appropriate having regard to the circumstances of the arbitration.

PARAGRAPH 14: LANGUAGE

14.1 The language of the arbitration shall be English and all written communications and statements and all hearings shall be conducted in the English language unless the parties and the Arbitrator otherwise agree.

                                    - 8/12 -

14.2 The Arbitrator may order that any documents other than written statements which are produced in the course of the arbitration in their original language shall be accompanied by a translation into the language of the arbitration, such translation to be certified if not agreed.

14.3 Unless the Arbitrator otherwise orders, witnesses shall be entitled to give their evidence in the language of their choice and the Arbitrator may order the translation of that evidence into the language of the arbitration by a suitably qualified person.

PARAGRAPH 15: DEPOSITS AND SECURITY

15.1 The Arbitrator may direct the parties, in such proportions as he deems just to make one or more deposits to secure the Arbitrator's fees and expenses. Such deposits shall be made to and held by the Arbitrator, the HKIAC or some other person or body to the order of the Arbitrator, as the Arbitrator may direct, and may be drawn from as required by the Arbitrator. Interest on sums deposited, if any, shall be accumulated to the deposits.

PARAGRAPH 16: THE AWARD

16.1 The Arbitrator shall make his award in writing and, unless all the parties agree otherwise, shall state the reasons upon which his award is based. The award shall state its date and shall be signed by the Arbitrator.

16.2 The Arbitrator shall be responsible for delivering the award or certified copies thereof to the parties provided that the Arbitrator has been paid his fees and expenses.

16.3 The Arbitrator may make interim awards or separate awards on different issues at different times.

16.4 If, before the award is made, the parties agree on a settlement of the Dispute, the Arbitrator shall either issue an order for termination of the reference to arbitration or, if requested by both parties and accepted by the Arbitrator, record the settlement in the form of a consent award. The Arbitrator shall then be discharged and the reference to arbitration concluded, subject to payment by the parties of any outstanding fees and expenses of the Arbitrator.

PARAGRAPH 17: INTERPRETATION OF AWARDS, CORRECTION OF AWARDS AND ADDITIONAL
              AWARDS

17.1 Within 14 (fourteen) days of the date of the award, unless another period of time has been agreed upon by the parties, a party may by written notice to the Arbitrator request the Arbitrator to give an interpretation of the award. Such

                                    - 9/12 -
        party may also request the Arbitrator to correct in the award any errors in computation, any clerical or typographical errors or any errors of a similar nature. If the Arbitrator considers the request to be justified, he shall provide an interpretation or correction within 14 (fourteen) days of receiving the request. Any interpretation or correction shall be given in writing and shall be notified in writing to the parties and shall become part of the award.

17.2 The Arbitrator may correct any error of the type referred to in Paragraph 17.1 on his own initiative within 14 (fourteen) days of the date of the award.

17.3 Unless otherwise agreed by the parties, a party may request the Arbitrator within 14 (fourteen) days of the date of the award, and with written notice to the other party, to make an additional award as to claims presented in the reference to arbitration but not dealt with in the award. If the Arbitrator considers the request to be justified, he shall notify the parties within 7 (seven) days and shall make the additional award within 21 (twenty-one) days.

17.4 The provisions of Paragraph 16 shall apply to any interpretation or correction of the award and to any additional award.

PARAGRAPH 18: PAYMENT INTO COURT

18.1 Any party may at any time avail himself of the procedure for payment into court pursuant to the provisions of Order 73 of the Rules of the Supreme Court of Hong Kong. No account shall be taken by the Arbitrator of any written or oral offer of settlement where a payment into court could have been made.

PARAGRAPH 19: COSTS

19.1 The Arbitrator shall specify in the award the total amount of his fees and expenses, including the charges of any administrator, Assessor, transcriber or translator. Unless the parties shall agree otherwise after the Dispute has arisen, the Arbitrator shall determine the proportions in which the parties shall pay such fees and expenses, provided that the parties will be jointly and severally liable to the Arbitrator for payment of all such fees and expenses until they have been paid in full. If the Arbitrator has determined that all or any of his fees and expenses shall be paid by any party other than a party which has already paid them to the Arbitrator, the latter party shall have the right to recover the appropriate amount from the former.

19.2 Unless the parties shall agree otherwise after the Dispute has arisen, the Arbitrator may order in his award that all or part of the legal or other costs of one parry reasonable in amount and reasonably incurred in respect of the arbitration in relation to the same Dispute shall be paid by the other party. The

                                    - 10/12 -

        Arbitrator shall also have power to tax such costs and shall do so if requested by the parties.

19.3 If the Arbitration is abandoned, suspended or concluded, by agreement or otherwise, before the final award is made, the parties shall be jointly and severally liable to pay to the Arbitrator his fees and expenses including the charges of any administrator, Assessor, transcriber or translator as determined by him.

PARAGRAPH 20: INTEREST

20.1 The Arbitrator may order that interest be paid subject to and in accordance with the Contract.

PARAGRAPH 21: EXCLUSION OF LIABILITY

21.1 Without prejudice to any existing rule of law, it is agreed that the Arbitrator shall not be liable to any party for any act or omission in connection with any arbitration conducted under the Rules, save for the consequences of fraud or dishonesty.

21.2 The Appointing Authority and its Secretary General shall not be liable to any party for any act or omission in connection with any arbitration conducted under the Rules, save for the consequences of fraud or dishonesty.

21.3 After the award has been made and the possibilities of interpretation, correction and additional awards referred to in Paragraph 17 have lapsed or been exhausted, the Arbitrator shall not be under any obligation to make any statement to any person about any matter concerning the arbitration, and no party shall seek to make the Arbitrator a witness in any legal proceedings arising out of the arbitration.

PARAGRAPH 22: WAIVER

22.1 A party which knew or ought to have known of non-compliance with the Rules and yet proceeds with the arbitration without promptly stating its objection to such non-compliance, shall be deemed to have waived its right to object. The Arbitrator shall determine any issue which may arise as to whether a party has waived the right to object to the non-compliance by any other party with the Rules.

                                    - 11/12 -

PARAGRAPH 23: INTERPRETATION AND GENERAL CLAUSES ORDINANCE

23.1 The Interpretation and General Clauses Ordinance (or any statutory modification or re-enactment thereof for the time being in force) shall apply to the Rules.

PARAGRAPH 24: DOCUMENTS-ONLY ARBITRATION

24.1 Where the parties have agreed that a documents-only arbitration procedure shall be adopted, the parties shall not be entitled to a hearing and the testimony of any witness shall be presented in written form and shall be submitted in accordance with Paragraph 6.6. If the Arbitrator feels unable to make an award on the basis of the documents submitted, he shall be entitled to require further evidence or submissions whether oral or in writing,

24.2 If a party fails to submit any statement in accordance with Paragraph 6, the Arbitrator may make an award on the substantive issues and an award as to costs without a hearing.

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

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

                              EAST RAIL EXTENSIONS

                               POLICY OF INSURANCE

                                    COMBINED

                             CONTRACTORS ALL RISKS,

                                       AND

                           THIRD PARTY LEGAL LIABILITY

                              Specifically for the

                       KOWLOON-CANTON RAILWAY CORPORATION

                              EAST RAIL EXTENSIONS

                                   arranged by

                         Aon Risk Services Hong Kong Ltd

                                   as Brokers

                         FINAL REVISION 6 - 26 MAY 2000

[LOGO]

                           COMPANIES COLLECTIVE POLICY

          IN CONSIDERATION of the Insured named in the Schedule hereto having paid premium set forth in the said Schedule to the Insurers who have hereunto subscribed their Names (hereafter referred to as "the Insurers").

          THE INSURERS HEREBY SEVERALLY AGREE each for the proportion set against its name to indemnify the Insured or Insured's Executors, Administrators and Assigns against Loss as set forth herein during the period of Insurance stated in the said Schedule or during any subsequent period as may be mutually agreed upon between the Insured and the Insurers.

          PROVIDED that:

          (1) the liability of the Insurers shall not exceed the limits of liability expressed in the said Schedule or such other limits of liability as may be substituted therefor by memorandum hereon or attached hereto signed by or on behalf of the Insurers.

          (2) the liability of each of the Insurers individually in respect of such loss shall be limited to the proportion set against its name.

If the Insured shall make any claim knowing the same to be false or fraudulent as regards amount or otherwise this Policy shall become void and all claims hereunder shall be forfeited.

          IN WITNESS WHEREOF I being a representative of the leading Company which is duly authorised by the Insurers have hereunto subscribed my name on their behalf.

          CONTRACTORS ALL RISKS AND THIRD PARTY LEGAL LIABILITY

I         THE SCHEDULE

1.1       Policy No.              :  2077560100

1.2       The Insured             :  Kowloon-Canton Railway Corporation as
                                     Owners and/or all Contractors and/or all Sub-Contractors of every tier and/or
                                     Consultants of every tier employed by the aforesaid Owners and Contractors all for their respective rights and interests

1.3       The Insured Programme   :  Construction of the Kowloon-Canton Railway
                                     Corporation's East Rail Extensions
                                     Programme and such additional advance or related works as may be included within its scope.

1.4       The Insured Projects    :  The Tsim Sha Tsui Extension
                                     The Ma On Shan Rail
                                     The Lok Ma Chau Spur Line
                                     and any ancillary or associated works of each.

1.5       The Insured Contracts   :  Each individual contract let separately
                                     within an Insured Project and including any supply and/or works orders issued in conjunction therewith and including such additional works as may be incorporated and all enabling works for future property developments.

1.6       Period of Insurance        A.   Construction Period of Insurance
                                          From 1 August 2000 until 31 December
                                          2004 and/or the commencement of
                                          commercial operation of each of the
                                          Insured Projects of the East Rail
                                          Extensions Programme whichever is the
                                          later and,

                                     B.   Defects Liability Period of Insurance
                                          12 months Defects Liability Period or
                                          landscape establishment period or to
                                          the extent and terms defined in each
                                          applicable contract separately.

                                     N.B. Any extension in the Construction
                                     Period of Insurance required by the Insured shall be automatically allowed by the Insurer provided that such extension shall not exceed 2 years. In the event that the construction period for the main works exceeds 4 years and 5 months an additional premium shall be mutually agreed but not exceeding pro-rata of the originally agreed premium rate.

1.7       The Insurers            :  Those Insurers who have subscribed their
                                     names to this policy each for his own part and/or percentage as set beside his name and who have agreed to follow in every particular the decisions of the leading underwriter being the first named Insurer hereunder.

[LOGO]                   Final Revision 6 - 26 May, 2000    East Rail Extensions

1.8       SECTION 1 : ALL RISKS

1.8.1     The Insured Properly    :  All Works, temporary works, components,
                                     equipment, materials and goods for
                                     incorporation therein, rolling stock and works trains, spares, temporary buildings, office equipment and all other property or equipment of whatsoever nature or description (but excluding Contractors' plant and equipment and spare parts therefore) ail being the property of the Insured or for which they may be responsible or hold themselves responsible at the site of the Insured Project or works or elsewhere within the Territorial Limits including whilst in Transit in connection with the Insured Projects.

1.8.2     Territorial Limits      :  Anywhere within the Hong Kong Special
                                     Administrative Region that may be used in connection with the East Rail Extensions
                                     Programme.

1.8.3     Sum Insured             :  The Estimated Project Sum Insured being
                                     HK$19,082 million (Hong Kong Dollars
                                     Nineteen Thousand and Eighty-Two million).

1.8.4     THE DEDUCTIBLES UNDER SECTION 1 :

1.8.4.1   HK$ 200,000             :  each and every loss arising out of storm,
                                     tempest, typhoon, floodwater damage,
                                     subsidence, landslide, collapse, earthquake or tsunami.

1.8.4.2   HK$ 1,250,000           :  each and every loss arising out of design,
                                     workmanship or materials in accordance with Memorandum 2.2.10.

1.8.4.3   HK$ 75,000              :  each and every other loss in respect of
                                     contracts with values at inception
                                     exceeding HK$400,000,000.

1.8.4.4   HK$ 45,000              :  each and every other loss in respect of
                                     contracts with values at inception between HK$400,000,000 and HK$100,000,000.

1.8.4.5   HK$ 20,000              :  each and every other loss in respect of
                                     contracts with values at inception below
                                     HK$ 100,000,000.

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THE SCHEDULE - Continued

1.9       SECTION 2 : THIRD PARTY LIABILITY

1.9.1     The Liabilities         :  Indemnification of liabilities incurred by
                                     the Insured in the course of undertaking the Insured Projects as defined herein.

1.9.2     The Territorial         :  Anywhere in the world (subject to
          Limits                     Memorandum 3.2.5).

1.9.3     Limit of Liability      :  HK$100,000,000 any one occurrence/unlimited
                                     in the aggregate during the Period of
                                     Insurance.

1.9.4     THE DEDUCTIBLES UNDER SECTION 2 :

1.9.4.1   HK$100,000              :  any one occurrence in respect of loss of or
                                     damage to third party property arising out of subsidence, collapse, vibration, weakening or removal of support or other ground movements.

1.9.4.2   HK$100,000 or 50%       :  any one occurrence involving loss of or
          whichever is the           damage to oil filled and/or fibre optic
          greater of the             cables.
          amount of loss or
          damage to any
          underground utility
          services

1.9.4.3   HK$30,000 or 25%        :  any one occurrence involving loss of or
          whichever is the           damage to underground utility services
          greater of the             other than occurrences as described in
          amount of loss or          1.9.4.2.
          damage to any
          underground utility
          services

1.9.4.4   HK$20,000               :  any one occurrence in respect of loss of or
                                     damage to third party property other than occurrences as described in 1.9.4.1,
                                     1.9.4.2 or 1.9.4.3 above.

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LIST OF INSURERS SUBSCRIBING TO THIS POLICY

Insurer                                                  Share
-------                                                  -----

CORNHILL INSURANCE PLC
 (for Allianz Cornhill International)                     19.0%

THE MING AN INSURANCE CO (UK) LTD                         12.5%

MUNICHRE GENERAL SERVICES LTD                              9.0%

AXA GENERAL INSURANCE HONG KONG LTD                        7.5%

SCOR CHANNEL LTD                                           7.0%

WINTERTHUR SWISS INSURANCE (ASIA) LTD                      5.0%

ASSICURAZIONI GENERALI S.P.A.                              5.0%

ROYAL AND SUN ALLIANCE INSURANCE (HONG KONG) LTD           5.0%

AXA REINSURANCE UK PLC                                     5.0%

FALCON INSURANCE COMPANY LTD                               5.0%

GERLING-KONZERN ALLGEMEINE VERSICHERUNGS - A.G.            4.0%

AMERICAN HOME ASSURANCE COMPANY                            4.0%

ZURICH REINSURANCE COMPANY                                 4.0%

ALLIANZ INSURANCE (HONG KONG) LTD                          3.0%

RELIANCE NATIONAL INSURANCE COMPANY (EUROPE) LTD           2.5%

QBE INTERNATIONAL INSURANCE LTD                            2.5%
                                                         -----
                                                         100.0% of whole
                                                         =====

Several Liability Notice LSW1001 (Insurance)

The subscribing Insurers' obligations under this contract of insurance to which they have subscribed are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing Insurers are not responsible for the subscription of any co-subscribing insurer who for any reason does not satisfy all or part of its obligations.

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AGREEMENT TO TERMS AND CONDITIONS

The Co-Insurers listed in the List of Insurers Subscribing to this Policy agree to follow the terms conditions and settlements of the Leading Insurer who has signed hereunder.

THIS POLICY is signed on behalf of all Insurers Subscribing to this Policy who have authorised the Leading Underwriter to sign on their behalf.


                                  ----------------------------------------------
                                  for and on behalf of the Subscribing Insurers by ALLIANZ CORNHILL INTERNATIONAL
                                  (per Cornhill Insurance Plc)

                                  Dated __________________ 2000

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2.        SECTION 1 - CONTRACTORS ALL RISKS

          The Insurers will indemnify the Insured in respect of physical loss or damage to the Insured Property described in the Schedule arising FROM ANY CAUSE except as hereinafter provided.

2.1       EXCEPTIONS to Section 1

          PROVIDED always that the indemnity granted by this Section of the Policy shall not apply to nor include :-

2.1.1 Loss or destruction of or damage to cash, banknotes, treasury notes, cheques, stamps, deeds, bonds, bills of exchange, promissory notes or securities.

2.1.2 Loss or damage solely due to total or partial cessation of work against which the Insured shall have failed to take reasonable precautions to protect the Insured Property and to avoid or diminish the amount of such loss or damage.

2.1.3 Consequential loss or penalties of any kind whatsoever including delay in completing negotiating or loss of contracts.

2.1.4     The cost of normal upkeep or normal making good.

2.1.5 Loss of any property by disappearance or by shortage where such loss is revealed only by the making of an inventory or periodic stocktaking. This exclusion shall apply to losses for which no explanation can be given and which show up only at the time of making an inventory or stocktaking. If a loss is discovered only at the time of making an inventory or stocktaking and it can be shown that such loss is due to a risk covered by the Policy, then the Insured shall be in no way prejudiced by this exclusion.

2.1.6 Loss of or damage to any aircraft or hovercraft or any waterborne vessel or craft and plant permanently mounted thereon other than safely boats, other non-power driven craft not exceeding 12 metres in length and floating works and temporary works.

2.1.7 Loss of or damage to contractors' equipment and mechanically propelled passenger or goods carrying vehicles used on the site including licenced road vehicles whether covered by any motor policy or not.

2.1.8 Damage to or loss, deterioration or death of trees or other natural vegetation pre-existing on any site at the commencement of a contract or consequent upon transplanting but this exclusion shall not apply to physical loss or damage resulting from an accidental occurrence arising out of the undertaking of the works.

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EXCEPTIONS to Section 1 - continued

2.1.9 The silting up of dredged areas nor for loss of or damage to underwater excavations, bedding material or other underwater fill, rock or protection caused by normal tide and current. In the context of the foregoing disturbance and consequent loss or damage caused by earthquake, tidal wave or tropical cyclone (defined as the hoisting of tropical cyclone signal No. 8 or higher by the Hong Kong Observatory) shall be accepted as abnormal and not excluded by the foregoing.

2.1.10    Subsidence of reclaimed areas unless accidental.

2.1.11 Any repairs or replacements necessitated solely by wasting wearing away or wearing out caused by or naturally resulting from ordinary use of working, rusting, corrosion or gradual deterioration of any part of an item of Insured Property, but this exclusion shall not apply to damage resulting from such causes to other Insured Property by this policy.

2.1.12 Any sea or air transit. However, this exclusion shall not apply to any such transits commencing and finishing within the Territorial Limits of the Hong Kong Special Administrative Region.

2.1.13 The cost of pile casings or similar temporary works or temporary materials which may be abandoned or incapable of salvage after they have performed their original function.

2.1.14 Any item of risk for which a Contractor is required to effect insurance as stated in his contract with the Kowloon-Canton Railway Corporation.

2.1.15 Any increased costs of construction arising out of faulty setting out or similar difficulties of construction which increase the cost of completing the Insured Project. Provided that this exclusion shall not apply to actual damage to the Insured Property, howsoever caused.

2.1.16    The amount(s) stated in the Deductibles Clause 1.8.4 in the Schedule.

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2.2       MEMORANDA attaching to and forming part of Section 1

2.2.1     Reinstatement Clause
          The Liability of the Insurers shall not exceed the Sum Insured stated in the Schedule during the Period of Insurance or such other sum or sums as may be hereafter substituted therefore by memorandum hereon except so far as reinstatement may be made as follows.

          In the event of loss or damage the insurance hereunder shall notwithstanding be maintained in force during the currency for the Sum Insured, the Insured undertaking to pay an additional premium at the policy rate on the full amount of any loss exceeding HK$15,000,000 pro-rata from the date of such loss or damage to the expiry of the current Period of Insurance.

2.2.2     Maintenance Provisions Clause
          From the end of the Construction Period of Insurance, being defined as the putting into commercial operation of each Insured Project, loss of or damage to Insured Property occurring before the expiry of the defects liability period as defined in each Insured Contract shall be limited to loss or damage: -

          a) arising from a cause occurring prior to the defects liability period defined in the contract;

          b) caused by the Insured arising out of any operations carried out by them for the purpose of complying with their obligations under a Contract; or

          c) arising from or during the performance tests or commissioning or pre-revenue running period.

          Individual Electrical and Mechanical manufacturers, suppliers or sub-contractors shall not, following the completion and taking over the plant supplied by them be entitled to the benefit of insurance under Section I in respect of loss or damage to such plant which is directly caused by its own fault, defect or error in design or manufacture.

2.2.3     Professional Fees Clause
          The Insurance under this Section includes in addition an amount in respect of Architects' Surveyors' and Consulting Engineers' fees or other professional fees including but not limited to the Insured Owner's own costs necessarily incurred by the Insured in the reinstatement or redesign of the Insured Property consequent upon its loss, destruction or damage but not for preparing any claim, it being understood that the amount payable for such fees shall not exceed those authorised under the Scale of the Royal Institute of British Architects/The Royal Institution of Chartered Surveyors or the Association of Consulting Engineers or the equivalent local body as the case may be.

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MEMORANDA attaching to and forming part of Section 1 - continued

2.2.4.    Debris Removal Clause
          The insurance under this Policy shall include costs and expenses necessarily incurred by the Insured in:

          a) removal and disposal of debris and material foreign to the Insured Project, whether damaged or undamaged,

          b)        dismantling and/or demolishing of any part of the Insured
                    Property,

          c) shoring up, propping and/or protecting Insured Property whether damaged or not,

          d) clearing or repairing drains or service mains when such is compulsory by law or ordinance or when the Insured deems it necessary for the practicability of operations,

          e)        dewatering the works, and

          f) removal of wreck or wreckage when such removal is compulsory by law or ordinance or when the Insured deems it necessary for the practicability of operations,

          in any circumstances giving rise to a claim under this Policy.

          In addition, Insurers will indemnify the Insured in respect of the cost of removing and disposing of debris from the site or access thereto or in transit thereto including cleaning up costs following the action of a cause hereby insured against.

          The limit of Insurers' liability under this Memorandum shall not exceed 2% of each contract value subject to a minimum of HK$10,000,000 each and every claim.

2.2.5     Automatic Increase Clause
          If during the Period of Insurance the value of any Insured Project shall be in excess of the total estimated project sum insured, the Sum Insured shall be increased automatically by such excess amount but not exceeding in all 20% of the estimated sum insured for the Project provided that a declaration of the actual total aggregate contract prices shall be made to Insurers following final completion.

2.2.6     Extra Charges Clause
          The Insurance under this Section includes an amount in respect of extra charges for overtime, nightwork, work on public holidays, express freight, air freight, necessarily incurred by the Insured in the reinstatement or replacement of the Property Insured destroyed or damaged by any peril hereby insured against.

          Limit : 20% of any claim any one Insured Contract.

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MEMORANDA attaching to and forming part of Section 1 - continued

2.2.7     Time Adjustment Clause
          It is agreed that any loss of or damage to the property described in the Schedule arising during any one period of 96 consecutive hours, caused by flood, storm, tempest, typhoon, water damage, earthquake, tsunami or landslide shall be deemed as a single event, therefore, to constitute one occurrence with regard to the deductibles provided for in the Schedule.

          For the purpose of the application of this clause a single event referred to shall apply to the Insured Projects as a whole.

2.2.8     Plans
          Notwithstanding anything herein contained to the contrary the Insurance hereby is extended to indemnify the Insured against the necessarily incurred costs of reconstitution or data, plans, drawings or other contract documents lost, destroyed or damaged as a result of a peril insured hereunder wherever or whenever such loss, destruction or damage shall occur.

          Such indemnification shall however be limited to:

          a) a maximum amount of HK$50,000,000 any single occurrence or series of occurrences arising out of any one event.

          b) the cost of labour expended in such re-writing or re-drawing including all necessary overtime working or research.

2.2.9     Free Issue Materials Clause
          The reference to materials in this Section shall extend to include free issue materials. Where such materials are to be insured under this Section the Contractors must declare the value of such materials.

2.2.10    Defects Indemnity
          It is expressly agreed that in respect of claims for loss or damage in respect of properly insured hereunder where the cause is defective workmanship, materials or fault, defect, error or omission in design, plan or specification the indemnity provided by this Section shall not apply to or include :-

          a) The cost of rectifying such defective workmanship, materials or fault, defect, error or omission in design, plan or specification unless the Property Insured has been lost or damaged as a consequence of such defect.

          b) The additional cost of introducing improvements or corrections in the rectification of the workmanship, material or fault, defect, error or omission in design, plan or specification responsible for such loss or damage.

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MEMORANDA attaching to and forming part of Section 1 - continued

2.2.11    Tunnelling
          In accordance with General Condition 6.5, it is the Insured's duty to take all reasonable precautions at his own expense to prevent loss or damage and more particularly it is a condition precedent to the Insured's right to claim indemnity under this Section in respect of loss of or damage to tunnelling works that, prior to the occurrence of such loss or damage, the Insured shall:-

                    undertake such forward probing and grouting or treatment of ground surrounding tunnels as is prudent, having regard to the anticipated ground conditions as necessary insert temporary supports, rock anchors and/or primary tunnel linings in accordance with prudent tunnelling procedures maintain dewatering equipment and standby facilities compatible with anticipated water flows and/or compressed air equipment as necessary and generally undertake the works in a competent manner.

          No indemnity is provided under this Section in respect of overbreak or the excavation of tunnels larger in profile than required by contract specifications and Insurers shall not be liable for the cost of additional back-filling, grouting or other measures necessary to establish the contours required under contract, or to secure surrounding ground during excavation.

          In respect of tunnelling already carried out, however (whether completed or in the course of the application of primary of permanent linings) Insurers shall in the event of subsidence, collapse or other fortuitous damage indemnify the Insured against the cost of removing debris and reforming the tunnel soffit and invert and re-establishing the tunnel face to the same condition as pertained immediately before the loss provided always that the Insured shall at it's own expense, bear the cost of any betterment in the final Works. The betterment provision shall only apply when the reinstatment works directly contribute to reducing the cost of completing the tunnel.

2.2.12    Ground Subsidence
          The cover provided under this Policy shall extend to include the cost of reinstating and/or consolidating subsidence or collapse of ground or surfaces surrounding the works whether on or off site in consequence of loss of or destruction or damage to works or temporary works insured under this Policy.

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MEMORANDA attaching to and forming part of Section 1 - continued

2.2.13    Inflation Protection
          In the event of delay in completion of the Insured Project or part thereof being incurred solely by reason of damage to the Insured Property, cover shall extend to indemnify the Insured (in addition to the cost of repairing or replacing loss of or damage to material property as extended by Memorandum 2.2.6) in respect of the amount by which the ultimate cost of construction of those parts of the Insured Property not suffering such damage and being unbuilt or incomplete at the date of damage should exceed the cost of construction had no such damage or consequent delay occurred.

          Provided always that :

          a) The indemnity provided this Memorandum shall apply only to the net increase in costs caused by the inflationary effect of escalation in the costs of labour, material and services which the Insured shall prove to be a direct result of the delay consequent upon the indemnifiable damage.

          b) No indemnity is given under this Memorandum in respect of increased construction costs incurred :

                    i) In consequence of any other delay not referred to above.

                    ii) By reason of any improvement or change in methods of working or construction.

                    iii) In re-designing the Insured Property or incurred as a result of such re-design.

                    iv) For the acceleration of the progress of the works or to expedite repairs or to construct the works at a faster rate than previously achieved.

          c) No indemnity is provided in respect of the payment of penalties or liquidated damages, nor in respect of costs incurred to avoid such payment.

          d) The liability of Insurers under this Memorandum shall not exceed a sum equal to 10% of the value in respect of each Insured Contract.

2.2.14    Loss-Payee Clause
          The proceeds of any claim under this Policy where the agreed amount of settlement exceeds HK$20 million will be paid directly to the Kowloon-Canton Railway Corporation or as it may direct.

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MEMORANDA attaching to and forming part of Section 1 - continued

2.2.15    Testing and Commissioning

2.2.15.1  Cover during testing and commissioning
          In the event that performance or acceptance testing or commissioning or pre-revenue running of late delivered equipment or rolling stock extends beyond the commencement of commercial operation of a subsisting Insured Project, such equipment or rolling stock shall continue to be covered subject to Construction Period of Insurance coverage terms and conditions until final completion of such testing or commissioning of each item individually.

2.2.15.2  Repeat Tests
          If as a result of a peril insured against hereunder it becomes necessary to repeal any test and/or commissioning or to carry out subsequent test(s) and/or commissioning, the Insurers hereon will bear the cost of any such repeated and/or subsequent test(s) or commissioning subject to the Policy limit and it being within the framework of the cover afforded by this section of the Policy and which forms part of the sum insured.

2.2.16    Defects Liability Period and Temporary Works Cover
          Any work of:-

          i)        reconstruction, rectification, remedial or repair

          ii) uncompleted minor works or additional works ordered by the engineer (but not exceeding 20% of the value of the contract at inception)

          undertaken by the Insured in accordance with the provisions of the contract shall be covered hereunder subject to the terms and conditions applicable to the construction period which shall mean the period commencing with the award of the contract and terminating on the commencement of the Defects Liability Period.

          Where any Insured Property is repaired, replaced or renewed during the Defects Liability Period the coverage provisions of this clause shall apply to such rectified or substituted Insured Property for such period as specified in the Defects Liability provisions in the contract from the date of such rectification, replacement or renewal.

          Temporary Works and temporary site buildings not removed at time of commercial operation shall remain covered until they have been removed to final destination but not exceeding 12 months.

2.2.17    Definitions
          Temporary works as covered by this Section are deemed to include but shall not be limited to all shuttering, formwork and scaffolding including all mechanical shuttering such as slipforms, climbforms and the like, launching girders and gantries, contractors' work trains, coffer-dams and the like together with mooring equipment, anchor blocks and temporary jetties.

          Constructional plant and equipment is excluded from coverage and in accordance with Exception 2.1.7 a) the Insured Property excludes inter alia tunnelling shields, compressed air locks and compressors, reusable pile casings and cutting tools, drilling, lifting and excavation equipment generally (unless specifically stated is covered above), batching plant, power cables and transformers associated therewith, surveying instruments and all other fixed or mobile constructional plant and equipment on land or afloat.

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MEMORANDA attaching to and forming part of Section 1 - continued

2.2.18    Loss of Bentonite or Similar Material
          Without prejudice to the insurance provided under this Section of the Policy it is agreed that in the event of loss or damage occurring to the Insured Property during the construction of diaphragm walls, tunnels, and trenches or other structures and as a result there is a sudden or uncontrollable loss of bentonite or similar materials, the insurance provided by this Section shall apply to both the loss of bentonite or similar material itself and other direct loss of or damage to the Insured Property and shall also extend to include all costs incurred in making good and completing that part of the work to the reasonable satisfaction of the Engineer in excess of the costs of construction that would have been incurred had the loss of bentonite or similar material not occurred.

2.2.19    Extra Cost of Reinstatement
          It is agreed that this policy extends to include increased costs of re-building, repair or replacement occasioned by the enforcement of any law or by-law or ordinance regulating the construction or repair of property and in force at the time such loss occurs, limited however to the requirements of such laws, by-law or ordinance. The Insurers liability for such costs is limited to no more than 20% of the loss before such costs are added and not increasing the total liability of the Insurers in respect of the loss beyond the sum insured in the Schedule.

          All consequent upon loss or damage insured.

2.2.20    Contractors' Overheads
          Allowance for a reasonable margin of overheads in the amount of the claim provided that such allowances have been included in the Contractor's or Sub-Contractor's or Supplier's or Manufacturer's or Consultant's original contract prices but not increasing the total liability of the Insurers in respect of the loss occurrence beyond the Sum Insured.

2.2.21    Insured Property in Use
          Subject always to the conditions and exceptions of the Policy, in the event that the Insured Property or any part of the Insured Property under Section 1 is handed over to and/or taken into use by the Employer, but not being used for commercial operations, cover shall continue until the expiry date of the Construction Period of Insurance specified in the Schedule for each Insured Project (or any extension thereof agreed by the Insurers), at terms to be agreed.

2.2.22    Property Being Worked Upon
          Any existing property of the Kowloon-Canton Railway Corporation which is taken over by a Contractor under an Insured Project shall be deemed to be Insured Property hereunder but only to the extent that such item or portion of property is being worked upon and arising out of such work.

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3.        SECTION 2 - LIABILITY TO THIRD PARTIES

          The Insurers will indemnify the Insured subject to the Limit of Indemnity stated in the Schedule and except as hereinafter provided in respect of all sums which the Insured shall become legally liable to pay arising out of the performance of the Insured Projects described in the Schedule for :-

          i) death, bodily injury, personal injury (including illness) to or disease contracted by any person

          ii)       loss of and/or damage to property and/or loss of use thereof

          iii) obstruction loss of amenities trespass nuisance or any like cause occurring during the Period of Insurance and arising out of or in connection with the Insured Projects as shown in the Schedule.

          Provided always that Insurers' liability for compensation payable to any number of claimants in respect of or arising out of any one occurrence or all occurrences of a series consequent upon or attributable to one source or original cause shall not exceed the Limit of Indemnity shown in the Schedule.

          The Insurers will however pay in addition to the Limit of Indemnity stated in the Schedule:-

          a) all costs and expenses recovered by any claimant from the Insured,

          b) all costs and expenses incurred with the written consent of the Insurers in the defence of claims against the Insured,

          c) the costs and expenses of solicitors fees, legal representation of any coroners inquest, fatal accident enquiry, court of summary jurisdiction of proceedings arising out of alleged breach of statutory duty or other similar judicial enquiry into circumstances relating to any accident claim or potential claim which would be the subject of indemnity under this Policy.

          Provided that the Insurers may at any time pay to the Insured the Limit of Indemnity (after deduction of any sum or sums already paid as damages) or any lesser amount for which any such claim or claims can be settled and upon such payment the Insurers shall relinquish the conduct and control of and be under no further liability under this Policy in connection with such claim or claims except for costs and expenses as above incurred in respect of matters prior to the date of such payment.

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

3.1       EXCEPTIONS to Section 2

          PROVIDED always that the indemnity granted by this Policy shall not apply to nor include :-

3.1.1 Liability in respect of death of or bodily injury (including illness) to any person under a contract of employment or apprenticeship with an Insured Party and arising out of and in the course of such person's employment or service with such Insured party.

3.1.2 Liability in respect of injury, illness, loss or damage or in connection with or arising from :

          a) the use of mechanically propelled passenger or goods carrying vehicles used on the public highway not being constructional plant primarily intended for use in the Insured's construction activities on site or otherwise used as a tool of trade;

          b) occurrences in respect of which liability is compulsorily insurable under any Road Traffic Act or similar legislation governing the use of motor vehicles.

3.1.3 Liability for loss of or damage to the permanent or temporary works and or materials forming part of the Insured Projects executed or in the course of execution by the contractors in performance of the Contract during the period of contractors' work (other than any period of maintenance or defects liability period) and the plant equipment or any other property of the contractor and or any sub-contractor brought onto the site of the Contract for the purpose of such direct performance or use in the connection with the Contract.

3.1.4 Liability resulting from, attributable to or caused by the ownership or possession of or use by the Insured of any aircraft or the navigation of any waterborne vessel or craft but this exclusion shall not apply to rowing boats, dinghies, workboats, safety boats, personnel boats (powered or unpowered), working rafts or other powered craft in any case not exceeding 12 meters in length and unless otherwise insured and whilst within Hong Kong territorial waters.

          Furthermore this exclusion shall not apply to the Works or temporary works whilst afloat except when they are attached to or under the control of and/or accidentally become detached from any tug, towing vessel or other marine craft.

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

EXCEPTIONS to Section 2 - continued

3.1.5     Liability in respect of loss or damage to :-

          a) property belonging to or in the care, custody or control of the Insured (provided that in respect of any property being repaired, altered or maintained, this exclusion shall be limited to that part of the property being worked upon);

          b) property in respect of which the Insured is indemnified under any other Policy;

                    but these exclusions shall not apply to any such property after being taken into use by the owner.

3.1.6 Liability assumed by the Insured under the terms of any contract or agreement which imposes upon the Insured liability which the Insured would not otherwise have incurred. (This exclusion shall not however apply to any contract described in the Schedule nor any contract or agreement for site access or the hire of plant or supply of materials or any agreement necessarily entered into in connection with the performance of the contract described in the Schedule with any public authority, local or central or government body or similar authority, nor any other contracts advised to and agreed by the Insurers).

3.1.7     Liability arising out of :

          a) bodily injury or loss of or damage to or loss of use of property directly or indirectly caused by seepage pollution or contamination provided always that this paragraph (a) shall not apply to liability for bodily injury or loss of or physical damage to or destruction of tangible property or loss of use of such property damaged or destroyed where such seepage pollution or contamination is caused by a sudden unintended and unexpected happening during the period of this insurance.

          b) the cost of removing nullifying or cleaning-up seeping polluting or contaminating substances unless the seepage pollution or contamination is caused by a sudden unintended and unexpected happening during the period of this insurance.

3.1.8 Liability in respect of penalty sums fines or liquidated damages payable by the Insured in respect of delay or non-completion which attaches solely because of liability in the Insured's contract or agreement.

3.1.9 Liability arising out of negligence neglect error or omissions on the part of the Insured in the conduct and execution of their professional activities and duties except where such negligence neglect error or omission results in third party death, bodily injury and/or damage to property.

3.1.10    The amount(s) stated in the Deductibles Clause 1.9.4 in the Schedule.

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

3.2       MEMORANDA attaching to and forming part of Section 2

3.2.1     Cross Liability Clause
          Where more than one party comprises "The Insured" each of the parties comprising the Insured shall for the purpose of this Policy be considered as a separate and distinct party and the words "The Insured" shall be considered as applying to each party in the same manner as if a separate Policy had been issued to each of the parties and the Insurers hereby agree to waive all rights of aforesaid parties arising out of any occurrence in respect of which any claim is made hereunder provided nevertheless that nothing in this Clause shall be deemed to increase the Limit of Indemnity in respect of any one occurrence or series of occurrences as stated in the Schedule.

3.2.2     Indemnity To Other Parties Clause
          The Insurers will also indemnify

          i) any director, partner or person under a contract of service or apprenticeship with the Insured in respect of liability for which the Insured would have been entitled to indemnity under this Policy if the claim had been made directly against the Insured;

          ii) the officers, committees and members of the Insured's canteen, social sports and welfare organisations and first aid, fire and ambulance services in their respective capacities as such who shall as though the insured be subject to the terms, exclusions, conditions and limitations of this Policy so far as they can apply.

3.2.3     Damage To Roads or Other Property
          Exception 3.1.2 shall not preclude indemnity to the Insured in respect of their liability at law for damage by mechanically propelled vehicles to the surface of roads, adjacent buildings or other property, bridges or viaducts or to anything beneath caused by the weight or vibration of such vehicles or their loads.

3.2.4     Extension of Personal Injury
          The Insurers will indemnify the Insured for their legal liability arising out of false arrest, invasion of privacy, detention, false imprisonment, false eviction, malicious prosecution, discrimination, libel, slander, or defamation of character, or any like cause.

3.2.5     Territorial Limits
          This Policy shall apply to occurrences anywhere in the World but not in connection with any business conducted by the Insured from Premises outside Hong Kong.

          However, it is understood and agreed that in respect of legal proceedings brought in the United States of America, and/or Canada the following special conditions shall apply:

          (1) regardless of any other provision of this Policy, this insurance does not apply to fines, penalties, punitive or exemplary damages

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

MEMORANDA attaching to Section 2 - continued

          (2)       this Policy does not cover any liability for

                    (i) death, bodily injury or disease, or loss of or damage to or loss of use of property directly or indirectly caused by seepage, pollution or contamination

                    (ii) the cost of removing, nullifying or cleaning up seeping, polluting or contaminating substances

          (3) Any dispute concerning the interpretation of the terms, conditions, limitations and/or exclusions contained herein is understood and agreed by both the Insured and Insurers to be subject to the law of the Hong Kong Special Administrative Region. Each party agrees to submit to the jurisdiction of any Court of competent jurisdiction within the Hong Kong Special Administrative Region and to comply with all requirements necessary to give such Court jurisdiction. All matters arising hereunder shall be determined in accordance with the law and practice of such Court.

          It is further understood and agreed that in respect of any judgement, award, payment or settlement made in the United States of America and/or Canada, the total liability of the Insurers in respect of any one occurrence shall be inclusive of :-

          (a) all legal costs and expenses recoverable by any claimant from the Insured

          (b) all costs and expenses incurred with the written consent of the Insurers

3.2.6     Special Conditions for Underground Services
          The following Special Conditions limits and deductibles shall apply to claims in respect of liability as a result of loss of or damage to existing underground services (such as water, gas and sewage pipes, electric and telecommunications cables).

          a)        The Insurers shall not indemnify the Insured unless :-

                    i) prior to the commencement of excavation the Contractor has enquired with the relevant authorities about the exact position of such services and

                    ii) in the event of the relevant authorities indicating the presence of such services in the vicinity of the Site the Contractor shall proceed to locate such services by the hand-digging of trials pits prior to any mechanical excavation and

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

MEMORANDA attaching to Section 2 - continued

          b) In respect of each and every occurrence of loss or damage indemnifiable under this clause the Insurers shall not be liable for the deductibles stated in 1.9.4.2 and 1.9.4.3 in the Schedule.

3.2.7.    Restoration of Ancestoral Graves and the Like
          It is agreed that in respect of claims in connection with loss of or damage to or restoration of ancestoral graves or urns or fung shui features that this policy shall indemnify the reasonable expenses incurred at currently prevailing rates for fees and costs of customary and traditional ceremonies and rites and miscellaneous expenses in connection therewith.

3.2.8     Reinstatement of Property
          In the event of a claim under this Section of the Policy Insurers shall make due allowance for reinstating damaged property to a reasonable condition acceptable to the third party.

3.2.9     Third Parties to the Insured Project
          Notwithstanding their ownership by a named insured, it is agreed that any property, operations or business activities of the Kowloon-Canton Railway Corporation which do not form part of the works or activities related to the Insured Contracts under the Insured Projects shall be deemed to be third parties for purposes of this policy.

3.2.10    To Follow Section 1 Coverage
          It is agreed that any contractual activity or extension of period covered under the provisions of Section 1 are also covered by Section 2.

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

4. GENERAL MEMORANDA attaching to and forming part of all Sections of this Policy

4.1       Application of Deductibles per Occurrence
          The Deductibles stated as applicable per occurrence under Sections 1 and 2 of this policy shall be applied to each contract independently and there shall be no aggregate limitation on the deductibles applied per occurrence under the Policy.

4.2       Application of Deductibles per Contract
          When more than one deductible is applicable to claims emanating from any one contract as a result of a particular occurrence then only the highest of the applicable deductibles for such occurrence shall be applied to that contract.

4.3       Permits and Privileges
          The Insured or any other party acting on behalf of the Insured is permitted to effect contracts or agreements customary or necessary to the conduct of Construction Projects (including those for projects similar to the Project insured by this Policy) under which the insured may assume liability or grant release therefrom without prejudice to this Policy, provided such contracts or agreements, oral or written insofar as they affect any loss hereunder are concluded prior to such loss and the rights and obligations of the Insured shall be governed by the terms of such contracts or agreements but subject to their terms, exemptions and conditions of the Policy.

4.4       Several Insureds
          It is noted and agreed that the Insured hereunder comprises more than one party, each operating as separate and distinct entities and that cover hereunder shall apply in the same manner and to the same extent as if individual insurances had been issued to each such party.

          The rights and indemnity of any of the parties who are not guilty of any fraud, misrepresentation, non-disclosure or breach of condition shall not be prejudiced or affected by any fraud, misrepresentation, non-disclosure or breach of condition by any of the other parties comprising the Insured.

          For the purposes of the indemnity granted by this policy claims made by any of the parties defined as the Insured against any other party so described shall be treated as though the party claiming was not named as the Insured in this Policy. Provided always that nothing herein shall increase the Sum Insured under this Policy.

4.5       Waiver of Subrogation
          Insurers hereby agree to waive all rights of subrogation which they may have or acquire against any of the parties comprising the Insured except when such rights of subrogation are acquired in consequence of any fraud, misrepresentation, non-disclosure or breach of condition by that Insured.

          Notwithstanding the foregoing it is expressly agreed that the Insurers have rights of subrogation against design consultants and consulting engineers to the extent of coverage they may have under any professional indemnity insurance in force at the time of the loss or a minimum amount of HK$15,000,000 whichever is the greater in respect of any claim paid under this policy.

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

GENERAL MEMORANDA attaching to and forming part of all Sections of this Policy - Continued

4.6       Mitigation Costs including Sue and Labour
          The Insurer will indemnify the Insured in respect of reasonable costs and expenses incurred by the Insured in effecting temporary repairs or taking other measures to limit further imminent loss, damage or delay from a cause which would be indemnified under this Policy.

          This indemnity shall also include any expense incurred as a result of immediate action taken, reasonable at the time of a circumstance which may give rise to an occurrence of loss, destruction, damage or liability to minimise or prevent such imminent loss, damage, destruction or liability being incurred.

          Such costs or expense must be reasonable having regard to the value or loss at risk or the Limit of Indemnity applicable to Section II.

4.7       Payment on Account Clause
          For a loss covered by this policy, it is understood and agreed the Insurers shall allow a partial payment(s) of claim subject to the policy provisions. To obtain said partial claim payment, the Insured shall submit a partial proof of loss with supporting documentation for Insurers agreement and approval. It is further agreed that the applicable policy deductible must be satisfied before said partial payment(s) are allowable.

4.8       Losses in Progress
          It this Policy should terminate whilst a loss is in progress, then subject to the other terms and conditions of this Policy and provided that no part of such loss is claimed against any policy replacing this Policy, it shall be assumed that the entire loss occurred prior to the termination of this Policy and the indemnity provided by the Insurers shall be calculated accordingly.

4.9       Bankruptcy, Insolvency or Termination
          In the event of the bankruptcy, insolvency or termination of any party claiming to be indemnified as an Insured or Additional Insured hereunder, the Insurers shall not be relieved hereby of the payment of any claim hereunder because of such bankruptcy, insolvency or termination.

4.10      Titles of Paragraphs
          The several titles of the various paragraphs of this Policy (and of any Endorsement attached to the Policy or which may be attached in the future) are inserted solely for convenience of reference and shall not be deemed in any way to limit or affect the provisions to which they relate.

4.11      Singular Terminology
          Any expression stated in the singular shall apply equally in the plural or vice versa.

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

GENERAL MEMORANDA attaching to and forming part of all Sections of this Policy - Continued

4.12      Cancellation on Abandonment
          In the event of non-commencement or abandonment of an Insured Project for any reason the Insured may at their option cancel the Policy or that part of the Policy relative to the non-commenced or abandoned Project. The premium payable in the event of cancellation in whole or in part shall be limited to the rate payable applied to the value of the completed works under such Project at the time of non-commencement or abandonment, the Insured paying any additional premium required or being entitled to a refund.

4.13      Site Visitors and Ceremonies
          The admission of visitors to the sites of the Insured Contracts for inspections, educational or public relations purposes and activities connected with the organisation and performance of official ceremonies for any Insured Contract or the Insured Projects shall be included hereunder and shall not prejudice coverage by any section of this policy.

4.14      Continued Coverage on Cessation of Work
          In the event of a contractor terminating or having his contract terminated resulting in total or partial cessation of work then notwithstanding the provisions of Exception 2.1.2, it is agreed that the interests of the Owner shall remain covered under the terms of this policy in respect of permanent and temporary works and materials and any contractors' equipment over which the Owner holds lien.

4.15      Uncertified Works
          In the event that as at the date stated in the Schedule as the expiration of the Works Damage Period of Insurance a Certificate of Practical Completion has not been issued in respect of any portions of the Works then this insurance shall remain in full force in respect of such portions while they remain at the risk and responsibility of the Contractor. If the certification is subsequently backdated then for purposes of this insurance the date of termination of coverage hereunder shall be deemed to be the date on which the Certificate of Practical Completion is physically issued to the Contractor and the Employer undertakes to pay such additional premium as may be required for such extension in accordance with policy conditions.

4.16      Use of Existing Railway Facilities
          In the event that existing East Rail tracks or facilities are used for the assembly, testing or trial running of rolling stock for the East Rail Extensions Programme, such activities shall be deemed to be Insured Project activities within the scope of this Policy.

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

5.        GENERAL EXCLUSIONS applicable to all Sections of this Policy

          The Indemnity provided by this Policy shall not apply to nor include :-

5.1       Radioactive Contamination Exclusion Clause Indemnity for:

          a) any loss destruction or damage to any property whatsoever or any loss or expense whatsoever resulting or arising therefrom or any consequential loss;

          b)        any legal liability of whatsoever nature;

          directly or indirectly caused by or contributed to by or arising from :

          i) ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel.

          ii)       nuclear weapon materials.

          For the purpose of this exclusion only combustion shall include any self-sustaining process of nuclear fission.

5.2       War etc Risks Exclusion Clause
          Loss, damage or liability directly or indirectly occasioned by happening through or in consequence of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, commandeering, requisition or destruction or damage by order of any Government de jure or de facto or by any public authority.

          Notwithstanding this war exclusion clause, the Insurance shall cover loss or damage :

          a) caused by missiles and/or mines and/or bombs and/or other explosives not discovered at the moment of commencement of the work on any part of the Insured Projects hereunder, so long as no state of war exists in which the country where the subject matter insured will be erected is involved;

          b) caused by strikes, locked-out workmen or persons taking part in labour disturbances, riots or civil commotions or persons acting maliciously;

          c) caused by shells and/or other missiles fired from military training grounds and/or dropped from military planes (in peacetime).

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

6.        GENERAL CONDITIONS applicable to all Sections of this Policy

6.1 This Policy and the Schedule shall be read together as one contract and any word or expression to which specific meaning has been attached in any part of this Policy or of the Schedule shall bear such specific meaning wherever it may appear.

6.2 If there shall occur any change involving a material alteration in the facts set out in this Policy or forming the basis of this Insurance the Insured shall, as soon as possible, give notice in writing to the Insurers and there shall be such adjustment of the premium as may be mutually agreed.

          The Insurer will not exercise their rights to avoid this insurance on the grounds of mis-description, mis-representation or non-disclosure of any information material to the risks insured by this Policy provided the Insured can establish that the mis-description, mis-representation or non-disclosure was committed innocently, unwittingly and in good faith

6.3 All the terms, exceptions and conditions contained herein or endorsed hereon :-

          a)        are incorporated in and form part of this Policy

          b) are to be deemed conditions precedent to any liability on the part of the Insurers so far as they relate to anything to be done by the Insured.

6.4 The Insured shall upon the discovery of any event likely to give rise to a claim under this Policy

          a) give notice in writing thereof as soon as possible to the Insurers and at his own expense as soon as practicable supply full particulars in the form required by the Insurers,

          b) send to the Insurers on receipt any writ, summons or other proceedings which may be commenced against the Insured,

          c) give to the Insurers all information and assistance to enable the Insurers to settle or resist any claim or institute proceedings.

          The Insured shall take all practical steps, including in the case of goods lost or stolen, or of wilful damage thereto, to give notice to the police as soon as possible for the purpose of recovering any property lost and in the case of theft or wilful damage to discover the guilty person or persons and to have him, her or them prosecuted at the expense of the Insurers.

          The Insured shall not negotiate, pay, settle, admit or repudiate any claim under this Policy without the written consent of the Insurers.

          The Insured shall not in any case be entitled to abandon any property to the Insurers whether taken possession of by the Insurers or not.

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

GENERAL CONDITIONS applicable to all Sections of this Policy - continued

6.5 The Insured shall take all reasonable precautions in the selection of labour and in the maintenance in efficient condition of all plant and appliances used in connection with any contract covered by this Policy and the Insurers shall at all reasonable times have by its representatives access to examine any such plant and appliances.

          The Insured shall also take and cause to be taken all reasonable precautions to prevent loss, damage or accident and shall ensure that all such precautions are carried out and maintained during the Period of Insurance.

          In the event of any occurrence giving rise to loss or damage under this Policy the Insured shall at the expense of the Insurers take such action as is necessary to minimise the loss.

6.6 The Insured shall, if required by the Insurers produce or give access to any property alleged to be damaged.

6.7 It is understood that any deliberate act omission statement or mis-statement on the part of any individual Insured which may vitiate any claim or render this policy void shall have such effect only as to the rights and interests of that particular Insured and shall not prejudice the rights and interests of any other Insured under this Policy.

6.8 The Insured shall at the expense of the Insurers do and concur in doing and permit to be done all such acts and things as may be necessary or reasonably be required by the Insurers for the purpose of enforcing any rights and remedies or of obtaining relief or indemnity from other parties to which the Insurers shall be or would become entitled or subrogated upon their paying for or making good any loss or damage under this Policy whether such acts and things shall be or become necessary or required before or after this indemnification by the Insurers.

6.9 This insurance shall be primary in respect of the risks and interests for which it has been effected by the Owners in accordance with their obligations under the Insured Contracts. In any other circumstances this insurance shall not be called into contribution.

6.10 All differences arising out of this Policy as to the amount of any settlement, liability being otherwise admitted shall be referred to the decision of an Arbitrator to be appointed in writing by the parties in difference or if they cannot agree upon a single Arbitrator to the decision of two Arbitrators one to be appointed by each of the parties in writing before entering upon the Reference. The costs of the Reference and the Award shall be at the discretion of the Arbitrator, Arbitrators, or an Umpire to be appointed if the Arbitrators cannot agree, making the Award.

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

GENERAL CONDITIONS applicable to all Sections of this Policy - continued

6.11 In settlement of claims under Section I of this Policy Insurers shall, subject to the terms and conditions of the Policy, indemnify the Insured on the basis of the full cost of repairing, reinstating or replacing the Insured Property lost or damaged even though in the case of contract works such costs may vary from the original construction costs and shall include all taxes and import duties even if they have been varied or imposed subsequent to the inception of the Policy.

          In the calculation of the costs of restoration or replacement of Works, those elements of costs for which provision is made in the computation of the Sum Insured and such other costs and expenses for which specific provision is made in this Policy will be taken into account.

6.12 This Policy shall be construed according to the Laws of the Hong Kong Special Administrative Region.

                                                                         Page 27

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

SPECIAL CONDITIONS OF CONTRACT

                                     [LOGO]
                                       KCR
                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202

                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                         SPECIAL CONDITIONS OF CONTRACT

17 December 2002                                            Contract No. LCC-202

SPECIAL CONDITIONS OF CONTRACT

                         SPECIAL CONDITIONS OF CONTRACT

                   (FOR CIVIL ENGINEERING AND BUILDING WORKS)

                                TABLE OF CONTENTS

Clause         Subject Heading                                        Page
------         ---------------                                        ----

A              CONDITIONS

               ALTERNATIVE DESIGN

SCC1           Alternative Design                                     SCC/1

               THIRD PARTY CLAIMS IN RESPECT OF DAMAGE ON AND TO
               AGRICULTURAL LANDS

SCC2           Third party claims in respect of damage on and to
               agricultural lands                                     SCC/1

               LANDFILL CHARGE

SCC3           Landfill Charge                                        SCC/2

               SCHEDULE 11 PART B - EMPLOYEE'S COMPENSATION
               INSURANCE

SCC4           Schedule 11 Part B - Employee's Compensation
               Insurance                                              SCC/2

               COMBINED CONTRACTORS ALL RISKS, AND THIRD PARTY
               LEGAL LIABILITY INSURANCE

SCC5           Combined Contractors All Risks, and Third Party
               Legal Liability Insurance                              SCC/2

B              ATTACHMENTS

Attachment     Title

Attachment 1   Form of Design Warranty                                SCC/3
Attachment 2   Damage To Crops And Property on Agricultural Lands     SCC/10
Attachment 3   Schedule 11 Part B Employee's Compensation Insurance   SCC/14

17 December 2002                      SCC/1                 Contract No. LCC-202

                   This page has been left intentionally blank

SPECIAL CONDITIONS OF CONTRACT

                              CONTRACT NO. LCC-202

                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                         SPECIAL CONDITIONS OF CONTRACT

SCC1      ALTERNATIVE DESIGN

1.1 In the event that an alternative design is accepted by the Corporation, the Contractor shall:

          (a) procure that the Contractor's design consultant maintains professional indemnity insurance in respect of the design obligations for the Contract from the date of his appointment by the Contractor and expiring not before six years from the date of the issue of the Substantial Completion Certificate for the Works through continued renewal of the same policy, purchase of extended recovery period or retroactive insurance. The limit of liability shall be not less than HK$150,000,000 for any one occurrence or series of occurrences arising out of any one event and in the aggregate with deductibles and excesses thereunder not exceeding ten per cent of the said cover; and

          (b) within 14 days of the date of the Letter of Acceptance, the Contractor shall supply to the Engineer the warranty duly executed by the design consultant as a deed in the form appearing in Attachment 1 to these Special Conditions.

SCC2      THIRD PARTY CLAIMS IN RESPECT OF DAMAGE ON AND TO AGRICULTURAL LANDS

2.1 Any claim received by the Employer or the Engineer in respect of matters for which the Contractor is required under the Contract to indemnify the Employer will be passed to the Contractor who shall likewise inform the Employer and the Engineer of any such claim which is submitted directly to him. The Contractor shall keep the Employer and the Engineer informed as to the progress made towards settlement of any such claim received.

2.2 When a claim involves alleged damage to crops or property on agricultural lands, the District Lands Officer shall be informed by the Engineer's Representative and a representative or representatives of the District Lands Office will be present at the negotiations in respect of such claims and any payment in settlement of the claim shall be made through the District Lands Officer to the claimant. The Contractor shall do everything necessary including notifying his insurers of the claim received, if any, to ensure that the claim is settled without delay. If, in the opinion of the Employer, the Contractor or his insurers, if any delay settlement, the Employer may make direct payment to the claimant in settlement of all outstanding amounts which in the opinion of the Employer are due to him and shall without prejudice to any other method of recovery have the right to deduct by way of set-off, in accordance with Clause 75 of the General Conditions the sums so paid.

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SPECIAL CONDITIONS OF CONTRACT

2.3 Procedures to be followed when damage to crops or to other property has occurred on agricultural lands as a result of the Works are set out in Attachment 2 to these Special Conditions.

SCC3      LANDFILL CHARGE

          Without prejudice to the generality of this Clause, if there is any landfill charge (but not any other charge fee) required to be paid under a Landfill Charging Scheme in relation to the execution of the Works or any part thereof, such landfill charge shall be borne by the Employer. The Contractor shall pay the landfill charge when demanded by the relevant authority and the sum so paid shall be reimbursed to the Contractor by the Employer in accordance with the payment provisions of the Contract. For the avoidance of doubt, other than a landfill charge which the Contractor has paid under this sub-clause, the Contractor shall not be entitled to claim any other charge (whether for handling, administration, finance or otherwise) as a result of this arrangement. All such charges, if any, shall be deemed covered by the rates in the Pricing Schedules. (For the purpose of this sub-clause, "Landfill Charging Scheme" means a charging scheme for the disposal of waste etc. at landfill sites, whether in exactly the same name or not, as may be implemented by the Government under an enactment regulation or by-law.)

SCC4      SCHEDULE 11 PART B - EMPLOYEES' COMPENSATION INSURANCE

          Schedule 11 Part B of the General Conditions is replaced in entirety by Attachment 3 to these Special Conditions.

SCC5      COMBINED CONTRACTORS ALL RISKS, AND THIRD PARTY LEGAL LIABILITY
          INSURANCE

5.1 Paragraph 3.1.1 of Schedule 10 (Insurance Policy) to the General Conditions is deleted and replaced by the following:

          "Liability for death of or bodily injury (including illness) arising out of or in the course of undertaking any activity in connection with an Insured Contract in respect of:

          a) any person employed directly or independently by or the proprietor of any Contractor and/ or Sub-contractor of any tier; and

          b) any person to whom any part of the Insured Contract have been sub-contracted including but not limited to self-employed person and/or sole-proprietor."

17 December 2002                      SCC/2                 Contract No. LCC-202

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SPECIAL CONDITIONS OF CONTRACT

                                 ATTACHMENT 1 TO
                       THE SPECIAL CONDITIONS OF CONTRACT

17 December 2002                                            Contract No. LCC-202

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SPECIAL CONDITIONS OF CONTRACT

               ATTACHMENT 1 TO THE SPECIAL CONDITIONS OF CONTRACT

                             FORM OF DESIGN WARRANTY

THIS AGREEMENT is made the         day of         2002 [SEE NOTE 1].

BETWEEN:

(1) [Insert name of Designer] a company incorporated in and in accordance with the laws of [Insert Jurisdiction of Incorporation] [SEE NOTE 2] of [Insert Registered Address of Designer] ("the Designer"); and

(2) THE KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer").

WHEREAS:

(A) By a contract dated [Insert date of Letter of Acceptance issued by the Corporation] ("the Contract") made between the Employer and [Insert name of Contractor] ("the Contractor"), the Contractor agreed to execute the Works upon the terms contained in the Contract.

(B) The Contractor and the Designer have entered into an agreement ("the Design Agreement") by which the Designer has undertaken the whole or part of the Contractor's obligations in respect of the design of the Works.

(C) The Design Agreement stipulates that the Designer is obliged to provide the Employer with an executed warranty in the terms hereof.

NOW IT IS HEREBY AGREED as follows:

1. In this Warranty, words and expressions shall have the meanings assigned to them in the Contract, except where the context otherwise requires.

2. The Designer warrants and undertakes to the Employer that it has exercised and will, in carrying out the design of the Works and performing the other duties and functions ascribed to it in the Design Agreement, continue to exercise all the skill and care to be expected of a professionally qualified and competent designer experienced in carrying out the design of works which are of a similar nature and scope to the Works.

3. The Designer warrants and undertakes to the Employer that it has taken out and maintained or if it has not already done so, shall take out and maintain in respect of his design obligations under the Design Agreement professional indemnity insurance for a

17 December 2002                      SCC/3                 Contract No. LCC-202

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SPECIAL CONDITIONS OF CONTRACT

          limit of cover of not less than HK$150 million for each occurrence or series of occurrences arising out of one event and in the aggregate with deductible and excesses thereunder not exceeding 10% of the said cover for a period commencing on the date of his appointment by the Contractor and expiring not before 6 (six) years from the date of the issue of the Substantial Completion Certificate for the Works provided that if the Designer considers that such cover is not available at reasonable rates, the Designer shall forthwith inform the Engineer and the level of cover or terms for the purposes of this Clause 3 shall be the maximum level or best terms which are obtainable in the international insurance market at rates which are, in the Engineer's opinion, reasonable. The Designer shall not, without the prior approval in writing of the Employer, settle or compromise with the insurers any claim which the Designer may have against the insurers and which relates to a claim by the Employer against the Designer, or by any act or omission, prejudice the Designer's right to make or proceed with such a claim against the insurers.

4. The Designer undertakes to indemnify the Employer against each and every liability which the Employer may have to any person whatsoever and against any claims, demands, proceedings, loss, damages, costs and expenses sustained, incurred or payable by the Employer to the extent arising from breach of this Warranty by the Designer, provided that the Designer shall have no greater liability to the Employer by virtue of this Clause 4 than the liability of the Designer to the Contractor under the Design Agreement to the extent that the same shall have arisen by reason of any breach by the Designer of his obligations under the Design Agreement.

5. No allowance of time by the Employer under the Contract or by the Contractor under the Design Agreement nor any forbearance or forgiveness in or in respect of any matter or thing concerning this Warranty or the Design Agreement on the part of the Employer or the Contractor nor anything that the Employer or the Contractor may do or omit or neglect to do, shall in any way release the Designer from any liability under this Warranty.

6. The Designer agrees that he will not without first giving the Employer not less than 21 (twenty one) days' prior notice in writing exercise any right he may have to terminate the Design Agreement or his employment thereunder or withhold performance of his obligations under the Design Agreement.

7.        (a)       Notwithstanding anything to the contrary in the Design
                    Agreement, if the Contract or the employment of the Contractor under the Contract is terminated for any reason whatsoever and if so requested by the Employer in writing within 21 (twenty one) days of such termination, the Designer shall enter into a novation agreement with the Employer and the Contractor in which the Designer will undertake, inter alia, to perform the Design Agreement and be bound by its terms as if the Employer had originally been named as the contracting party in place of the Contractor and as if neither the Contract nor the Contractor's employment thereunder had been terminated. The said

17 December 2002                      SCC/4                 Contract No. LCC-202

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SPECIAL CONDITIONS OF CONTRACT

                    novation agreement will be in such form as the Employer may reasonably require.

          (b) If the Employer does not require the Designer to enter into a novation agreement as required by Clause 7(a) above, the Designer shall have no claim whatsoever against the Employer for any damage, loss or expense howsoever arising out of or in connection with this Warranty.

8. Except to the extent (if any) expressly permitted by the Design Agreement, the Designer shall not sub-contract any of his obligations under the Design Agreement without the prior written consent of the Employer.

9. The Designer acknowledges that the Employer shall be entitled to assign the benefit of this Warranty at any time without the consent of the Designer being required.

10. The Designer undertakes that no material variation or amendment to or waiver of the terms of the Design Agreement shall be agreed with the Contractor without the prior written consent of the Employer.

11. Nothing in this Warranty shall be taken as diminishing or increasing any liability on the part of the Designer under the Design Agreement.

12. The Designer acknowledges that it has not relied on any information relating to the Project, the Site or the Works provided directly or indirectly by the Employer and that the Employer shall have no liability or responsibility to the Designer for any such information in the absence of fraud.

13.       (1)       Insofar as the patent, copyright or other intellectual
                    property rights in any plans, calculations, drawings, documents, materials, know-how and information relating to the execution of the Works shall be vested in the Designer, the Designer grants to the Employer a royalty-free, non-exclusive and irrevocable licence (carrying the right to grant sub-licences) to use and reproduce any of the works, designs or inventions incorporated and referred to in such documents or materials and any such know-how and information for all purposes relating to the Works (including, without limitation, the design, construction, reconstruction, completion, maintenance, reinstatement, extension, repair and operation of the Works). To the extent beneficial ownership of any such patent, copyright or other intellectual property right is vested in anyone other than the Designer, the Designer shall use its reasonable endeavours to procure that the beneficial owner thereof shall grant a like licence to the Employer. Any such licence granted shall not be determined if the Design Agreement shall be revoked or expire or if the Design Agreement shall be terminated.

          (2) In the event of the Designer ceasing to be employed under the Design Agreement for any reason whatever, the Designer shall provide to the Employer for the retention and use by it, all drawings, diagrams, specifications, calculations and

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SPECIAL CONDITIONS OF CONTRACT

                    other data and information which the Designer has prepared or are within its possession or control relating to the Works whether or not previously provided.

14. All documents arising out of or in connection with this Warranty shall be served:

          (1)       upon the Employer at [Insert Address]; and

          (2)       upon the Designer at [Insert Address], Hong Kong. [SEE NOTE
                    3]

15. The Employer and the Designer may change their respective nominated addresses for service of documents to another address in Hong Kong but only by prior written notice to each other. All demands and notices must be in writing.

16. This Warranty shall be governed by and construed according to the laws for the time being in force in Hong Kong and, subject to Clause 17, the Designer agrees to submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

17.       (1)       Any dispute or difference of any kind whatsoever between the
                    Employer and the Designer arising under, out of or in connection with this Warranty shall be referred to arbitration in accordance with the Arbitration Rules. The reference shall be a domestic arbitration for the purpose of
                    Part II of the Arbitration Ordinance (Cap. 341). References to "Dispute" in such arbitration rules are deemed to include any such dispute or difference between the Employer and the Designer.

          (2) In the event that the Employer is of the opinion that the issues in such a dispute or difference will or may touch upon or concern a dispute or difference arising under, out of or in connection with the Contract ("the Contract Dispute") then provided that an arbitrator has not already been appointed pursuant to Clause 17(1), the Employer may by notice in writing to the Designer require and the Designer shall be deemed to have consented to the referral of such dispute or difference to the arbitrator to whom the Contract Dispute has been or will be referred.

          (3) Save as expressly otherwise provided, the arbitrator shall have full power to open up, review and revise any decision, opinion, instruction, notice, order, direction, withholding of approval or consent, determination, certificate, statement of objection, assessment or valuation of the Employer, the Engineer under the Contract the Designer or the Contractor relating to the dispute or difference.

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SPECIAL CONDITIONS OF CONTRACT

IN WITNESS whereof this Warranty has been executed as a deed on the date first above written.

THE SEAL of                                 )
THE KOWLOON-CANTON                          )
RAILWAY CORPORATION                         )
is hereto affixed by authority of the       )
Managing Board and signed by                )
[        ] and [                  ]         )
in the presence of:                         )

                                                        ------------------------
                                                        (Authorised Signatory)

                                                        ------------------------
                                                        (Authorised Signatory)

THE COMMON SEAL of                                      )
[Insert name of Designer]                               )
was affixed hereto                                      )
in the presence of:                                     )
                                                        )

OR

SIGNED, SEALED AND DELIVERED                            )
by [Insert name of lawful attorney of Designer]         )
for and on behalf of [Insert name of Designer]          )
as lawful attorney of the Designer under                )
Power of Attorney dated [          ]                    )
in the presence of [Insert name of Witness]             )
as Witness                                              )

___________________

[SEE NOTE 4]

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SPECIAL CONDITIONS OF CONTRACT

            NOTES FOR GUIDANCE IN PREPARATION OF WARRANTY BY DESIGNER

These notes are prepared in order to assist the Designer in the preparation of the Warranty and cross refer to the note references contained in the draft Warranty itself. The note references contained in the draft Warranty shall be deleted from the engrossment of the Warranty when prepared by the Designer.

NOTE 1

At the time of preparation of the Warranty by the Designer, the date should be left blank. The date will be inserted by the Employer at the time of execution of the Warranty by him.

NOTE 2

The jurisdiction in which the Designer is incorporated shall be inserted.

NOTE 3

The address for service shall be in Hong Kong.

NOTE 4

The Designer shall execute the warranty under seal.

This may be done either by:

(a) affixing the Corporate Seal of the Designer in the presence of authorised signatories in accordance with the Articles of Association or other constitutional documents of the Designer; or
(b) by execution under seal by an attorney appointed by a valid and binding Power of Attorney given by the Designer in accordance with its Articles of Association or other constitutional documents.

The following documents shall be submitted with the executed warranty:

1.        if executed by affixing the Corporate Seal:

          (a) an extract from the Designer's Articles of Association or other constitutional documents dealing with the execution of documents by use of the Corporate Seal of the Designer; and
          (b) a copy of the Board Resolution or a copy of the minutes of the meeting of the Board the Designer by which the execution of the Warranty was approved;

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SPECIAL CONDITIONS OF CONTRACT

2.        if executed by an attorney on behalf of the Designer:

          (a) a copy of the Power of Attorney by which the attorney is appointed by the Designer to execute documents on its behalf; and
          (b) evidence of the authority of the person providing the Power of Attorney to delegate powers to the attorney e.g. copy of the Board Resolution authorising the appointment of the attorney or extracts from the Designer's Articles of Association or other constitutional documents dealing with the appointment of attorneys together with confirmation of the position or office held by the person giving the Power of Attorney; and

3. if the Designer is incorporated outside of Hong Kong, a legal opinion, if required by the Employer, in a form that shall be provided to the Designer, confirming the validity of the execution of the Warranty and of any Power of Attorney.

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SPECIAL CONDITIONS OF CONTRACT

                                 ATTACHMENT 2 TO
                       THE SPECIAL CONDITIONS OF CONTRACT

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SPECIAL CONDITIONS OF CONTRACT

               ATTACHMENT 2 TO THE SPECIAL CONDITIONS OF CONTRACT

               DAMAGE TO CROPS AND PROPERTY ON AGRICULTURAL LANDS

                                   PROCEDURES

1. On receiving a report from the appropriate District Office (DO), District Lands Office (DLO), Agriculture, Fisheries and Conservation Department (AFCD) or the claimant, that damage has occurred, the Engineer's Representative shall arrange joint inspection of the affected area with representatives of the Contractor, the claimant, the DO, DLO, AFCD, and the relevant project office if the Works are being supervised by consultants, to ascertain whether the damage has originated from the contract works. A written assessment should be sent to Department of Justice (DoJ) by the Engineer, or via the project office when consultants are involved, for advice if there are any doubts as to the Contractor's liability.

2. Where the inspection reveals that damage could have originated from the Works the Engineer's Representative shall as soon as possible after the damage has occurred arrange for -

          (a)       the damage to be photographed;

          (b) the boundary of the damaged area or the extent of the damage to be defined and recorded during the inspection;

          (c) DLO or District Survey Office staff to record lot numbers, details of the damage, and measure and prepare a plan of the land area involved;

          (d) AFCD staff, with the assistance of the Engineer's Representative if required, to provide technical advice, record the damage, determine the total value of damage and/or loss of the crops suffered, assess the cost of removing silt (if any) and of restoring the soil to a state suitable for production of crops (if applicable);

          (e) measurements of quantities for compensation assessment by DLO or AFCD to be agreed with the Contractor and the claimant through the Engineer's Representative and recorded in the usual way for contract measurements; and

          (f) apportionment of the damage to be assessed where part only of the damage has been caused by the Works. This apportionment may include other Works.

3. If any change of circumstance arises which causes the compensation to be re-assessed, the department/office/party having knowledge of such change of circumstance shall notify the Engineer's Representative, who shall arrange another Site inspection following the procedures set out in paragraphs 1 and 2. The re-assessment made should be copied to Department of Justice (DoJ) if advice on the Contractor's liability has been sought and the basis of re-assessment differs from the previous assessment.

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SPECIAL CONDITIONS OF CONTRACT

4. If the Engineer considers that flooding or any material which caused the damage had originated from the Works, he shall write to the Contractor -

          (a) notifying the Contractor of impending claims for compensation and that details (AFCD Damage and/or Crop Compensation Schedules) will be forwarded when obtained from the DLO;

          (b) drawing the Contractor's attention to the appropriate clause in the General Conditions requiring him to indemnify the Employer against claims;

          (c) enquiring whether, in the event of the land owner and/or occupier agreeing, the Contractor wishes to remove silt and boulders and/or to repair any damage by his own labour. Where damage has caused loss of crops, the Contractor shall be liable both for the cost of repairing the damage and for paying compensation for loss of crops.);

          (d) requesting the Contractor to pay the compensation direct to the DLO within 14 days of being given notice of the amount payable and/or repair the damage or bear the cost of doing so; and

          (e) informing the Contractor that in the event of his not paying the DLO as requested, the Employer may pay such compensation to the claimant without prejudice to the Employer's rights under the Contract including the right to recover all costs incurred from the Contractor in accordance with the SCC2 relating to claims by a third party in respect of damage.

5. The Engineer shall attempt to obtain the Contractor's acceptance of liability quickly, but provided that the Engineer is satisfied that the damage has been caused by the execution of the contract works, funds will be provided from the project vote if the Contractor has failed to pay within the 14 days and/or has failed to commence any repair work which he has undertaken to do. The amount paid in compensation shall be recovered by deductions from money due to the Contractor.

6. The assessed costs shall be paid by banker's cheque through the DLO to the claimant.

7. Should the amount of compensation exceed the amount of money due or likely to become due to the Contractor under the Contract, the Employer shall be entitled to deduct the difference from moneys due to the contracts in accordance with Clause 75 of the General Conditions.

8. If it cannot be agreed on whether the damage was caused by the Works, or to what extent it was caused, the Engineer's Representative in consultation with the relevant DO will present a case as soon as possible to the Engineer so that a decision can be made on whether to accept a commitment against the project vote in the event that it may not be possible legally to recover any or some of the compensation from the Contractor.

9.        A flow chart showing procedures to be followed is attached at Annex A.

17 December 2002                     SCC/11                 Contract No. LCC-202

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SPECIAL CONDITIONS OF CONTRACT

10.       The following points relating to the SCC2 should also be noted:-

          (a) the Employer is entitled under the SCC to exercise the right to deduct the amount paid by way of set-off, from any monies due or which may become due to the Contractor under the Contract or any other contract, provided that the claim is in respect of matters for which the Contractor is required under the contract to indemnify the Employer and the Employer is satisfied that the Contractor or his insurers are delaying settlement of the claim.

          (b) There is no obligation on the part of the Employer to make direct payment to a claimant. There is merely a discretion to do so if it is thought appropriate in the circumstances.

          (c) in any case it is possible that the Contractor or his insurers could mount an action against the Employer if it could be proved that the terms of settlement with the claimant were too generous. This is a risk inherent in the SCC which can only be minimized by careful examination and assessment of the claims but can never be eliminated completely.

          (d) The procedure sub-clause 2.2 of the SCC2 shall be invoked only in relation to settlement of small claims. Claims substantially above the stated excess in the insurance policy should be left to the care of the insurers.

11. Where damage is caused by the execution of the Works GC Clause 22 and GC Clause 75 shall apply and the procedures set out above shall be used as appropriate.

12. When deducting money in accordance with this circular always refer to the SCC2 or GC Clause 22. Any dispute over the right to deduct or the valuation shall be resolved under GC "Dispute Resolution" Clause 78.

13. In the event that the claimant does not agree with AFCD's valuation then in the first instance DO/DLO intervene to see if the dispute may be settled satisfactorily between the claimant and the Contractor. If the dispute cannot be so settled, it shall be referred to the Department of Justice (DoJ).

17 December 2002                     SCC/12                 Contract No. LCC-202

                                                                         ANNEX A

                               [DESIGN DRAWING 1]

SPECIAL CONDITIONS OF CONTRACT

                                 ATTACHMENT 3 TO
                       THE SPECIAL CONDITIONS OF CONTRACT

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SPECIAL CONDITIONS OF CONTRACT

               ATTACHMENT 3 TO THE SPECIAL CONDITIONS OF CONTRACT

                                   SCHEDULE 11

                                     PART B

                        EMPLOYEE'S COMPENSATION INSURANCE

1. The Employer shall facilitate the establishment of an Employees' Compensation Master Policy (ECMP) with an Insurer duly licensed by Insurance Authority of the Hong Kong Special Administrative Region and in terms acceptable to the Employer.

2. In accordance with the provisions of Clause 33.1 (g) of the General Conditions, the Contractor shall procure insurance through the Employer's appointed broker, Aon Risk Services Hong Kong Limited (Aon) jointly for itself and for its sub-contractors of every tier from the Date for Commencement of the Works until the date of issue of the Defects Liability Certificate through the ECMP under procedures to be promulgated by the Employer before the Date of Commencement of the Works.

3. The Contractor shall pay the Employee's Compensation Insurance (ECI) premium, the Statutory Employee's Compensation Insurance Levy (ECIL) and any adjustment thereof, as determined by the insurers, on production of an invoice by Aon. In any event, the Contractor shall provide payment receipts issued by Aon for:

          (a) the ECI premium and ECIL, within 30 days from the date of Letter of Acceptance; and

          (b) any adjustment of the ECI premium and ECIL, within 30 days of the date of the invoice for any such adjustment.

          The ECI premium and ECIL, evidenced by the aforesaid payment receipts shall, notwithstanding any provision of the Contract, be reimbursed to the Contractor by the Employer without the deduction of Retention Moneys on the instruction of the Engineer pursuant to Clause 65.1(a) of the General Conditions. Without prejudice to any other provision of the Contract, a certificate certifying the reimbursement shall be issued by the Engineer within 7 days of the Contractor presenting the said receipts to the Engineer. Notwithstanding any other provision of the Contract, the Contractor shall not be entitled to receive any overhead or profit from the Employer on any ECI premium and ECIL reimbursed by the Employer to the Contractor.

4. Insurance coverage provided by ECMP shall follow the standard Accident Insurance Association of Hong Kong Employee's Compensation policy wording to indemnify the obligations of the Contractor and its sub-contractors of every tier and shall additionally include enhancements and extensions as set out in the synopsis to be provided by the Employer, subject to any amendment required by the insurers, other than as a result of default of the Employer.

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SPECIAL CONDITIONS OF CONTRACT

                              EAST RAIL EXTENSIONS

                              SYNOPSIS OF INSURANCE

                        REFERRED TO IN SCHEDULE 11 PART B

                      (PROVISIONAL TERMS - TO BE CONFIRMED)

                             EMPLOYEES' COMPENSATION

                               INSURANCE PROGRAMME

                              specifically for the

                       KOWLOON-CANTON RAILWAY CORPORATION

                          EAST RAIL EXTENSIONS PROJECT

                              LOK MA CHAU SPUR LINE

                        (Except Contracts LDB201, LCC205,
                               LCC206 and LFCC007)

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SPECIAL CONDITIONS OF CONTRACT

                               SCHEDULE 11 PART B

                       SYNOPSIS OF INSURANCE MASTER POLICY

Insured             : the Employer, the Contractors and their subcontractors of any tier.

Insured Contracts   : All civil works, contracts and systemwide contracts
                      (railway operating system) other than Contracts LDB201, LCC205, LCC206 and LFCC007 for the Lok Ma Chau Spur Line for the East Rail Extensions Project.

Territorial Limits  : Hong Kong Special Administrative Region but including staff and workers temporarily working outside the Hong Kong Special Administrative Region.

Period of Insurance : For the duration of the Insured Contracts from date to be advised to completion of the Insured Contracts plus 12 months Defects Liability Period as defined in each applicable Insured Contract separately.

1. Employees' Compensation Insurance

   Limit of Indemnity :    HK$200 million per accident

   Extensions         :
                      .  Joint Insured Clause
                      .  Primary Insured Clause
                      .  Waiver of Subrogation Rights Against All Joint Insureds
                      .  Cancellation Clause
                      .  Future Amendments to Statutory Provisions (subject to
                         additional premium payable and as recommended by AIA or relevant body)
                      .  W204 Indemnity to sub-contractors
                      .  W348 Witnessing Clause (Exception (a))
                      .  Emergency Fatality Payment Clause
                      .  Cover for Employees Temporarily Outside the H.K.
                         Special Administrative Region

17 December 2002                     SCC/15                 Contract No. LCC-202

SPECIAL CONDITIONS OF CONTRACT

                      . Cover for Employees Whilst Undertaking Business Trips . Declaration to Master Policy
                      .  Jurisdiction
                      .  Terrorism Endorsement
                      . Claims Reporting/Processing System and Medical Healthcare Scheme

   The foregoing insurance provides cover only for Employees within the meaning of the Hong Kong Employees' Compensation Ordinance.

2. Standalone Legal Liability Insurance (for claims at common law):

   . Insuring Independent Contractors and/or Sole Proprietors - of subcontractors ("self employed labour only subcontractors/sole proprietors") subject to a limit of HK$100 million per accident, and to policy terms, conditions and limitations.

   Deductibles for "self employed labour only subcontractors/sole proprietors":

   .   5% of adjusted loss amount with a minimum of HK$100,000 per accident.

17 December 2002                     SCC/16                 Contract No. LCC-202

                              ARTICLES OF AGREEMENT

THIS AGREEMENT is made the       day of       2003.

BETWEEN:

(1) KOWLOON-CANTON RAILWAY CORPORATION of KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong (together with its successors and assigns, "the Employer"); and

(2) MAEDA CORPORATION of 10-26, Fujimi 2-0chome, Chiyoda-ku, Tokyo, Japan, a company incorporated in and in accordance with the laws of Japan.

WHEREAS:

(A) The Employer requires the Works to be executed as part of the Project and has accepted the Tender.

(B)       The Contractor has agreed to execute the Works.

NOW IT IS HEREBY AGREED as follows:

1. In consideration of the payments to be made by the Employer to the Contractor as hereinafter mentioned, the Contractor hereby covenants with the Employer to execute the Works in accordance with the Contract.

2. The Employer hereby covenants to pay to the Contractor in consideration of the execution of the Works the Final Contract Sum or such other sums as may be payable to the Contractor in accordance with the Contract at the times and in the manner prescribed by the Contract.

3. The Contract comprises the entire agreement between the parties hereto relating to the transactions provided for therein and supersedes any previous agreements between the parties relating thereto or any part thereof. Save to the extent that any statement, condition, qualification, warranty, representation or undertaking made in the Tender, or in any discussion or correspondence thereon or relating thereto, is expressly incorporated in the Contract, the same is not so incorporated and is hereby withdrawn.

                                     - 1/2 -

4. The Employer's address for service of documents shall be the address first referred to above and the Contractor's address for service of documents shall be Room 1601-1605, 16/F, New East Ocean Centre, 9 Science Museum Road, Tsim Sha Tsui East, Kowloon, Hong Kong.

5. Words and expressions used in these Articles of Agreement shall have the same meaning as are respectively assigned to them in Clause 1 of the General Conditions attached hereto.

IN WITNESS whereof this Agreement has been executed as a deed the day and year first above written.

THE SEAL of                                     )
KOWLOON-CANTON                                  )
RAILWAY CORPORATION                             )
is hereunto affixed by authority of the         )
Managing Board; and signed by:                  )

------------------------                        -------------------------

(Authorized Signature)                          (Authorized Signature)

------------------------                        -------------------------

(Witness)                                       (Witness)

SIGNED, SEALED AND DELIVERED                    )
by Mr. Masayuki Asano                           )
as lawful attorney for and on behalf of         )
MAEDA CORPORATION                               )
under Power of Attorney dated [          ]      )
in the presence of: [              ]            )
as Witness                                      )

------------------------                        -------------------------

                                     - 2/2 -

Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "***." A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

LIST OF CONTRACT DOCUMENTS

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                           LIST OF CONTRACT DOCUMENTS
                           ---------------------------
                 (Contents of this Volume are shown in shading)

VOLUME ONE

        Articles of Agreement and Letter of Acceptance

        Articles of Agreement

        Letter of Acceptance and Letter of Clarification

        General and Special Conditions of Contract

        General Conditions of Contract for Civil Engineering and Building Works (5 April 2000 Edition)
        (provided in separately bound booklet)

        Special Conditions of Contract Clauses 1 - 5

VOLUME TWO

        Form of Tender

        Form of Tender
        Appendix 1 to the Form of Tender
        Appendix 2 to the Form of Tender - Pricing Document

              1. Preamble
              2. Pricing Schedule - Part 1 of 2
                 (including the Lump Sum Breakdowns after the last Cost Centre)

17 December 2002                     Page i                 Contract No. LCC-202

LIST OF CONTRACT DOCUMENTS

VOLUME THREE

        Form of Tender

        Appendix 2 to the Form of Tender - Pricing Document

              2. Pricing Schedule - Part 2 of 2 (including the Lump Sum Breakdowns)
              3.        Schedule of Milestones
              4.        Interim Payment Schedule
              5. Annex 1 - Standard Method of Measurement - Architectural Builder's Works and Finishes (July 1998 Edition) (provided in separately bound booklet)
              6. Annex 2 - Standard Method of Measurement - Building Services (25 January 1999 Edition)
                        (provided in separately bound booklet)
              7.        Annex 3 - Additions and Amendments to the Methods of
                        Measurement

VOLUME FOUR

        Specification

        General Specification for Civil Engineering and Building Works (March 2000 Edition)
        (provided in separately bound booklet)

        Standard Specification Volume 1 - Civil (March 2000 Edition) (provided in separately bound booklet)

        Standard Specification Volume 2 - Structural (March 2000 Edition) (provided in separately bound booklet)

        Standard Specification Volume 3 - Geotechnical (March 2000 Edition) (provided in separately bound booklet)

        Standard Specification Volume 4 - Architectural (March 2000 Edition) (provided in separately bound booklet)

        Standard Specification Volume 5 - Electrical & Mechanical (March 2000 Edition)
        (provided in separately bound booklet)

        Particular Specification - Part 1 of 3

17 December 2002                     Page ii                Contract No. LCC-202

Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentially request. Omissions are designated as "***." A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

                                     [LOGO]

                                       KCR

                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202

                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                                 FORM OF TENDER

17 December 2002                                            Contract No. LCC-202

                                                      Tenderer Maeda Corporation

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                                 FORM OF TENDER

                                                          Date 27 September 2002

To:     Director, East Rail Extensions
        Kowloon-Canton Railway Corporation
        Ground Floor, KCRC House,                          [STAMP]
        No.9 Lok King Street,
        Fo Tan, New Territories,
        Hong Kong.

Dear Sir,

                               Contract No. LCC-02
                   West Section Alignment and Associated Works

1. Having inspected the Site and examined the General Conditions of Contract, the Special Conditions of Contract, the Drawings and the Specification, any addenda and all other information issued by the Corporation in respect of the execution of the Works under the above-mentioned contract and having completed the Pricing Document contained in Appendix 2 hereto, we hereby [jointly and severally]* offer to execute the Works in conformity with the said General Conditions of Contract, Special Conditions of Contract, the Drawings and the Specification, the said addenda and the aforesaid other information and Appendices 1 and 2 hereto for such sum as may be ascertained in accordance with the said General Conditions of Contract, the Special Conditions of Contract and the Pricing Document as completed by us and appended hereto.

2. We confirm that, at the date hereof, we are not aware of any requirement contained in the documents referred to in Paragraph 1 above with which it is physically impossible to comply, save to the extent disclosed in the Tender.

3. We undertake [jointly and severally]* to substantially complete the Works and any Sections and achieve all Stages by the Key Dates stated in the Specification.

4.      We undertake [jointly and severally]*:

        (a) to keep this Tender open for acceptance without unilaterally varying or amending its terms for the period stated in Appendix 1 hereto; [(The withdrawal of any member or any other change in the composition of the joint venture/consortium/partnership on whose behalf this Tender is submitted shall constitute a breach of this undertaking)]*;

Rev. 0: 26 July 2002                 Page 1 of 3            Contract No. LCC-202

                                                      Tenderer Maeda Corporation

        (b) if this Tender is accepted, to provide security for the due performance of the Contract as stipulated in the General Conditions of Contract and for the Special Conditions of Contract; and

        (c) to hold in confidence all documents and information whether technical or commercial supplied to us at any time by or on behalf of the Corporation in connection with this Tender or the Works and, without your written authority or as otherwise required by law, not to publish or otherwise disclose the same.

5. Unless and until a formal agreement is prepared and executed, this Tender together with your written acceptance thereof shall constitute a binding contract between us.

6. We understand that you are not bound to accept the lowest or any tender you may receive.

7. We understand and agree that upon award of the Contract, the result of the evaluation and the bid of each Tenderer will be made known to all Tenderers in the interests of transparency.

8. This Tender shall be governed by and construed in all respects according to the laws for the time being in force in the Hong Kong Special Administrative Region.

Yours faithfully,

                                                Witnessed by

Signature /s/ M. Asano                  Signature /s/ H. Boyd
          ----------------------------            ---------------------------
Name    M. Asano                        Name    H. Boyd
For and on behalf of Maeda Corporation  Occupation Deputy General Manager
Address Rms. 1601-5, New East Ocean     Address Rms. 1601-5, New East Ocean
 Ctr.,                                   Ctr.,
9 Science Museum Rd., T.S.T. East,      9 Science Museum Rd., T.S.T. East,
Kowloon.                                Kowloon.
                                        Date 27 September 2002

                                                Witnessed by

Signature                               Signature
          ---------------------------             -----------------------------
Name ________________________________   Name __________________________________
For and on behalf of ________________   Occupation ____________________________
Address _____________________________   Address _______________________________
_____________________________________   _______________________________________
_____________________________________   Date __________________________________

Rev. 0: 26 July 2002                 Page 2 of 3            Contract No. LCC-202

                                                      Tenderer Maeda Corporation

*Notes:

If the Tenderer comprises a partnership, joint venture or consortium:-

(a) the provisions marked with an asterisk are to be retained subject to deletion of the brackets and the inapplicable descriptions (i.e. partnership, joint venture or consortium);

(b) the liability of each member under the Tender, and under any contract formed upon its acceptance, will be joint and several; and

(c)     a representative of each member must sign the Form of Tender.

                                                                    [STAMP]

Rev. 0: 26 July 2002                 Page 3 of 3            Contract No. LCC-202

                   This page has been left intentionally blank

                                     [LOGO]

                                       KCR

                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202

                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                        APPENDIX 1 TO THE FORM OF TENDER

17 December 2002                                            Contract No. LCC-202

FORM OF TENDER
APPENDIX 1 TO THE FORM OF TENDER

                                   APPENDIX 1
                              TO THE FORM OF TENDER

1.      DEFINITION OF "PROJECT"
        (Clause - 1.1 of the General Conditions)

        "Project" means the Lok Ma Chau Spur Line forming part of the East Rail Extensions which provides an alternative to KCRC's existing electrified twin track railway system between the current Sheung Shui Station to a new Lok Ma Chau Terminus located at the boundary of Lok Ma Chau including diversion of Dongjiang Watermains at Sheung Shui.

2.      PERIOD FOR ACCEPTANCE OF THE TENDER
        (Paragraph 4(a) of the Form of Tender)

        Twenty six (26) weeks after the Tender Closing Date set out in the Letter of Invitation to Tender, or such later date as may be agreed in writing by the Corporation and the Tenderer.

3. DUTIES AND POWERS OF THE ENGINEER SUBJECT TO DIRECTION BY THE EMPLOYER (Clause 2.2 of the General Conditions):

        (a)     Clauses 5.3 and 5.4 of the General Conditions

                Consent to proposed subcontractors and subcontract terms and conditions.

        (b)     Clause 5.11 of the General Conditions

                The discontinuance of participation of a subcontractor in the Works.

        (c)     Clause 6.6 of the General Conditions

                Consent to the appointment of a replacement of the Independent Checking Engineer.

        (d)     Clause 16 of the General Conditions

                Review without objection of the Works Programme.

        (e)     Clause 17 of the General Conditions

                Review without objection of the method statement.

17 December 2002                     Page 1 of 4            Contract No. LCC-202

FORM OF TENDER
APPENDIX 1 TO THE FORM OF TENDER

        (f)     Clause 21.6 of the General Conditions

                Instructing the rectification of loss/damage to the Works caused by Excepted Risks.

        (g)     Clause 31.3 of the General Conditions

                Instructing the disposal of, or dealing with, antiquities.

        (h)     Clause 45.3 of the General Conditions

                The award of extensions of time for the substantial completion of the Works or any Section or the achievement of any Stage.

        (i)     Clause 46.2 of the General Conditions

                The instruction of increased rates of progress of the Works.

        (j)     Clause 47.2 and 47.6 of the General Conditions

                Request for submission of proposals to Recover Delay and/or Accelerate the Works and the instruction of measures to Recover Delay and/or Accelerate the Works.

        (k)     Clause 48.5 of the General Conditions

                Assessment of reduced rate of liquidated damages for delay.

        (l)     Clause 51.1 of the General Conditions

                Instruction of the suspension of the Works or any Section, or any part of the Works.

        (m)     Clause 53.1(b) of the General Conditions

                The instruction of additional work in the Defects Liability Period not originally included in the Drawings and/or the Specification.

        (n)     Clause 54 of the General Conditions

                Issue of variation instructions in respect of work with an estimated value in excess of HK$500,000.

        (o)     Clause 55A of the General Conditions

                The exercise of Option(s) by instructing the Contractor to execute the work comprised therein.

17 December 2002                     Page 2 of 4            Contract No. LCC-202

FORM OF TENDER
APPENDIX 1 TO THE FORM OF TENDER

        (p)     Clause 56 of the General Conditions

                The valuation of variation and other instructions.

        (q)     Clause 57 of the General Conditions

                The assessment of Cost for disturbance to the progress of the Works.

        (r)     Clause 62.1 of the General Conditions

                Withholding of consent to bring onto the Site any item of Contractor's Equipment not solely owned by the Contractor.

        (s)     Clause 65.1 of the General Conditions

                The issue of instructions for the expenditure of Provisional
                Sums.

        (t)     Clause 66.5 and 66.6 of the General Conditions

                Review of Interim Payment Schedule and Schedule of Milestones and the revision thereof.

        (u)     Clause 74.1 of the General Conditions

                Service of notice of the Contractor's abandonment or breach of the Contract entitling the Employer to serve a notice of termination.

4.      AMOUNT OF CONTRACTOR'S BOND
        (Clause 14.1(a) of the General Conditions)

        ***

5.      LEVEL OF PROFESSIONAL INDEMNITY INSURANCE
        (Clause 33.1(f) of the General Conditions)

        ***

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17 December 2002                     Page 3 of 4            Contract No. LCC-202

FORM OF TENDER
APPENDIX 1 TO THE FORM OF TENDER

6.      LIQUIDATED DAMAGES FOR DELAY
        (Clauses 48.2 and 48.5 of the General Conditions)

Key Date   Liquidated Damages Payable     Liquidated Damages         Total
   No.          to the Employer         Payable by Employer to     Liquidated
                                             Third Party             Damages
                                                                 Payable to the
                                                                    Employer

                       (A)                        (B)                 (A+B)
-------------------------------------------------------------------------------
          (All figures below are HK$ per day for each day of delay)
-------------------------------------------------------------------------------
KD-1                    ***                       ***                  ***
KD-2                    ***                       ***                  ***
KD-3                    ***                       ***                  ***
KD-4                    ***                       ***                  ***
KD-5                    ***                       ***                  ***
KD-6                    ***                       ***                  ***
KD-7                    ***                       ***                  ***
KD-8                    ***                       ***                  ***
KD-9                    ***                       ***                  ***
KD-10                   ***                       ***                  ***

7.      LIMIT FOR LIQUIDATED DAMAGES FOR DELAY
        (Clause 48.6 of the General Conditions)

        ***

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17 December 2002                     Page 4 of 4            Contract No. LCC-202

                                     [LOGO]

                                       KCR

                              [CHINESE CHARACTERS]

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202

                        APPENDIX 2 TO THE FORM OF TENDER

                                PRICING DOCUMENT

17 December 2002                                            Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                 FORM OF TENDER
                                   APPENDIX 2

                                PRICING DOCUMENT
                                TABLE OF CONTENTS

PART 1 OF 2

1.      Preamble                                           Pages 1 - 7

2.      Pricing Schedule
        . Pricing Schedule Summary                         PS.SUM/1
        . Cost Centres                                     A1 - L1
        . Lump Sum Breakdown                               LSA1.1 - LSF1.8

PART 2 OF 2

2.      Pricing Schedule (Continued)
        . Lump Sum Breakdown                               LSG1.1 - LSK1.3

3.      Schedule of Milestones                             Pages SM/1 - SM/14

4.      Interim Payment Schedule                           Pages IPS/1 - IPS/2

5.      Annex 1 - Standard Method of Measurement
        Architectural Builder's Works and Finishes

6.      Annex 2 - Standard Method of Measurement
        Building Services

7. Annex 3 - Additions and Amendments to the Methods of Measurement

17 December 2002                                            Contract No. LCC-202

                   This page has been left intentionally blank

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

                                   APPENDIX 2

                                       TO

                               THE FORM OF TENDER

                                PRICING DOCUMENT

                                    PREAMBLE

17 December 2002                                             Contract No. LCC202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              Contract No. LCC-202

                                PRICING DOCUMENT

                                    PREAMBLE

A.      INTRODUCTION

        1.1 This Preamble to the Pricing Document describes and explains the various parts of the Pricing Document and their inter relationship.

        1.2 Notwithstanding Clause 1.2.2 of the General Conditions, the headings and sub-headings contained in the Pricing Schedule, Lump Sum Breakdowns and Methods of Measurement shall be taken into consideration in the interpretation and construction of such documents.

B.      PRICING SCHEDULE

1.      GENERAL

        1.1 For payment purposes, the Works are divided into Cost Centres each of which represents a major item or series of interrelated items associated with the Works. It is not the intent that item descriptions contained in any Cost Centre fully define the scope of work to be executed under each Cost Centre.

        1.2     Cost Centre A comprises the Preliminaries and General
                Requirements.

        1.3 Cost Centre L comprises Provisional Sums and Dayworks. Expenditure against this Cost Centre and the Provisional Sum for the Premium for the ECI and ECIL, if any, will be subject to and in accordance with Clause 65 of the General Conditions in respect of Provisional Sums, and Clause 55 of the General Conditions in respect of Dayworks. The Cost Centre Value for Cost Centre L and the Provisional Sum for the Premium for the ECI and ECIL will be revised to nil upon the issue of the Letter of Acceptance, in accordance with Clause 66.2 of the General Conditions.

        1.4 Cost Centres may be divided into Activity Bills and/or Parts describing elements of work, each of which has a price entered against it. The sum of all prices included in each Cost Centre shall represent the Cost Centre Value for that Cost Centre.

17 December 2002                     Page 1                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

        1.5 Cost Centres A, B, D, F, G, I and K contain lump sum items. The Cost Centre Values of such Cost Centres are not subject to adjustment in respect of the actual quantities of work executed by the Contractor or in respect of any mis-application of the Methods of Measurement in preparation of the Lump Sum Breakdowns, and represent the extent of the Contractor's entitlement to receive payment in respect of such Cost Centres, subject only to the express provisions of the Contract including without limitation, and where appropriate, the prior exercise of any Option by the Engineer in accordance with the Contract. Some of these Cost Centres have a corresponding Lump Sum Breakdown, which shall only be used for carrying out any valuation pursuant to Clause 56 of the General Conditions and revisions in accordance with Clause 66 of the General Conditions, save that the quantities and amounts contained therein shall have no contractual meaning or effect.

        1.6     Cost Centres C, E, H and J contain remeasurement items.

        1.7 Any error in the Pricing Schedule or omission therefrom shall not vitiate the Contract nor release the Contractor from the execution of the whole or any part of the Works according to the Drawings and the Specification or from any of his obligations under the Contract.

        1.8 All rates and prices in this Pricing Document are expressed in Hong Kong Dollars.

        1.9 The Contract does not provide for fluctuations or escalation in the prices contained in this Pricing Document.

2.      REMEASUREMENT ITEMS

        2.1 Cost Centres C, E, H and J containing remeasurement items, have been prepared in accordance with the procedures contained in the following methods of measurements:

                a) Civil Engineering Standard Method of Measurement, third edition reprinted with corrections in 1992, 1995 (CESMM3), which document is incorporated herein by reference;

                b) Standard Method of Measurement - Architectural Builder's Works and Finishes, included as Annex 1 of this Pricing Document; and

                c) Standard Method of Measurement - Building Services, included as Annex 2 of this Pricing Document,

                as appropriate and as amended by the ADDITIONS AND AMENDMENTS TO THE METHODS OF MEASUREMENT as set out in Annex 3 of this Pricing Document (collectively, "the Methods of Measurement"). The Methods of Measurement shall be used for the

17 December 2002                     Page 2                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

                purpose of valuing variations pursuant to Clause 56 of the General Conditions and remeasurement pursuant to this paragraph B.2, only.

        2.2 Where the words "Bills of Quantities" appear in the Methods of Measurement, such words shall be construed as "Lump Sum Breakdowns" and "Cost Centres containing remeasurement items", as appropriate.

        2.3 The quantities set out in Cost Centres C, E, H and J are estimated quantities for remeasurement items and they are not to be taken as the actual and correct quantities of the work to be executed by the Contractor in fulfilment of his obligations under the Contract.

        2.4 No instruction shall be required for any increase or decrease in the quantity of any work where such increase or decrease is not the result of an instruction given under Clause 54 of the General Conditions but is the result of the quantities exceeding or being less than those stated in Cost Centres C, E, H and J.

        2.5 The Engineer shall correct any error or omission in respect of remeasurement items as a result of mis-application of the Methods of Measurement in the preparation of Cost Centres C, E, H and J and shall determine the value of the work actually carried out in accordance with the principles set out in Clause
                56.2 of the General Conditions, provided that there shall be no rectification of any error, omission or wrong estimate in any description or rate inserted by the Contractor in the Pricing Schedule.

        2.6 Where the Engineer is satisfied that the actual quantity of work executed in respect of any remeasurement item will be greater or less than the quantities stated in Cost Centres C, E, H and J, he shall ascertain and determine by measurement (in accordance with the procedures set forth in the Methods of Measurement) the quantity of work executed in accordance with the Contract. Subject to Paragraph B. 2.7 below, such work shall be valued at the applicable rates for remeasurement items set out in the Pricing Schedule or, if there are no appropriate rates in the Pricing Schedule, at other rates determined in accordance with Paragraph B. 2.5 above. The Engineer shall, in any event, undertake a final review of the quantity of work executed in respect of all remeasurement items included in any Cost Centre upon completion of the works in such Cost Centre.

        2.7 Should the actual quantity of work executed in respect of any remeasurement item be substantially greater or less than that stated in the Pricing Schedule (other than an item included in the daywork schedule if any) and if in the opinion of the Engineer such increase or decrease of itself shall render the rate for such item unreasonable or inapplicable, the Engineer shall determine an appropriate increase or decrease of the rate for the item using the Pricing Schedule rate as the basis for such

17 December 2002                     Page 3                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

                determination and shall notify the Contractor accordingly. Any difference in actual quantities executed by the Contractor and those stated in the Pricing Schedule shall not, in itself, amount to a variation to the Works pursuant to Clause 54 of the General Conditions.

        2.8 The Contractor's attention is particularly drawn to Activity Bill H4 of Cost Centre H which contains remeasurement items for the temporary access roads at designated chainages as stipulated in Clause P29.5 of the Particular Specification. Save to the designated temporary access roads aforementioned, all other temporary works are not subject to remeasurement and are deemed to have been priced and allowed for in Cost Centre A of the Pricing Document.

3.      COST CENTRE DESCRIPTIONS

        The scope and extent of the Works are to be ascertained by reference to the Contract documents as a whole and shall not be limited in any manner whatsoever by the descriptions in the Cost Centres or the descriptions and quantities of the items included in the Pricing Schedule and the Lump Sum Breakdowns. The Contractor acknowledges that the Pricing Schedule, as the same may incorporate Contractor's Other Charges (as defined in the Methods of Measurement) in any Cost Centre, either directly or by inclusion in the value for a lump sum item as reflected in the corresponding Lump Sum Breakdowns at the time of the Tender, fully describes for payment purposes, the price, scope and extent of the items of work to be undertaken in each Cost Centre. The activity descriptions within the Methods of Measurement for items shall be deemed to cover all aspects of the relevant item. In the event that the Contractor has not inserted any Contractor's Other Charges in respect of any Cost Centre, the Cost Centre Value of such Cost Centre shall be inclusive of all of the Contractor's obligations to execute that part of the Works covered by the Cost Centre and to perform all of his other obligations under the Contract in respect thereof, and the Contractor shall not be entitled to receive any further or additional payment in respect of such Cost Centre save as referred to in Paragraph 4 below.

4.      PRICING SCHEDULE SUMMARY

        The total of the Cost Centre Values as shown in the Pricing Schedule Summary identifies the Tender Total which shall (subject to the provisions of the General Conditions including, without limitation, Clause 66.2 (a) and the Special Conditions) be the total amount to be paid to the Contractor for executing the Works and performing all other obligations under the Contract, as described in or inferred from the Contract as a whole, subject only to any further amounts as may be determined by the Engineer as being due to the Contractor in accordance with the General Conditions in respect of Cost incurred, Dayworks or such other matters for which an entitlement to payment is the subject of express provisions of the General Conditions, Special Conditions or this Preamble.

17 December 2002                     Page 4                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

C.      LUMP SUM BREAKDOWNS

1. The Lump Sum Breakdown for each lump sum item included in the Pricing Schedule shall be deemed to have been prepared in accordance with the procedures contained in the Methods of Measurement. The Lump Sum Breakdowns are included in the Pricing Document solely for the purpose of providing rates and prices for valuing variations in accordance with Clause 56 of the General Conditions and for facilitating any revisions made in accordance with Clause 66 of the General Conditions. The quantities and amounts included in the Lump Sum Breakdowns are relevant only for the Employer's assessment and evaluation of the Tender and the Contractor acknowledges that such quantities and amounts shall have no contractual meaning or effect.

2. The items set out in the Lump Sum Breakdowns are not to be taken as comprehensive nor the actual and correct items of that part of the Works to be executed by the Contractor in fulfilment of his obligations and liabilities under the Contract.

3. Any error in the Lump Sum Breakdowns or omission therefrom shall not vitiate the Contract nor release the Contractor from the execution of the whole or any part of the Works according to the Drawings and Specification or from any of his obligations or liabilities under the Contract.

D.      MEASUREMENT PROCEDURES

1. Measurement procedures in respect of remeasurement items included in Cost Centres C, E, H and J and items which are the subject of a variation instruction issued by the Engineer in accordance with Clause 54 of the General Conditions, shall be as follows:

        1.1 when any part of the Works is required to be measured, the Engineer shall inform the Contractor who shall forthwith attend or send a representative to assist the Engineer in making such measurement and shall furnish all particulars required by him. Should the Contractor not attend or neglect or omit to send such representative or furnish all required particulars, then the measurement made by the Engineer shall be taken to be the correct measurement of the work;

        1.2 for the purpose of measuring any part of the Permanent Works by records and drawings, the Engineer shall prepare records and drawings month by month of such work and the Contractor, as and when called upon to do so by the Engineer in writing, shall within 14 days attend to examine and agree such records and drawings with the Engineer and shall sign the same when so agreed and if the Contractor does not so attend to examine and agree any such records and drawings they shall be taken to be correct; and

17 December 2002                     Page 5                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

        1.3 if after examination of such records and drawings the Contractor does not agree the same or does not sign the same as agreed, they shall nevertheless be taken to be correct unless the Contractor shall, within 14 days of such examination, lodge with the Engineer for a decision by the Engineer a statement in writing of the respects in which such records and drawings are claimed by the Contractor to be incorrect, together with justification of the Contractor's claim.

        The provisions of this Paragraph shall not apply to those items of work which are expressly identified as lump sum items in the Pricing Schedule. Such lump sum items shall not be adjusted except in accordance with Clause 54 of the General Conditions.

E.      SCHEDULE OF MILESTONES

1. The Schedule of Milestones identifies Milestones which constitute essential or significant steps towards the completion of the work within each Cost Centre or actions to be carried out by the Contractor under the Contract, together with dates by which the Contractor must achieve each Milestone in order to maintain interim payments in accordance with the Contract.

2. The Schedule of Milestones imposes limits on the maximum accumulative and incremental payment percentages in the IPS.

3. Milestones and the dates for their achievement may be revised by the Engineer in accordance with Clause 66 of the General Conditions.

4. In the Contract, "achievement" of a Milestone means completion of the relevant work or performance of the relevant action in accordance with the requirements of the Contract, including, without limitation, the requirements applicable to the relevant work or action contained in the quality plans prepared by the Contractor and reviewed without objection by the Engineer.

5. All references in the Schedule of Milestones to degrees of completion refer to the document contained in Appendix B to the Particular Specification.

17 December 2002                     Page 6                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                                           PREAMBLE

F.      INTERIM PAYMENT SCHEDULE (IPS)

1. The Interim Payment Schedule (IPS) identifies the monthly accumulative percentage for each Cost Centre Value to be used to calculate the amount certified in Interim Payment Certificates in accordance with Clause 67 of the General Conditions.

2 The following restraints shall apply to the percentages included in respect of each Cost Centre:

        2.1 the incremental percentage increase between Milestones shall not be less than 2.5% of the Cost Centre Value in the period between which Milestones for the Cost Centre are stated to be achieved, except for Cost Centre A;

        2.2 the IPS percentage shall not exceed 97.5% of the Cost Centre Value prior to the month in which the final Milestone is stated to be achieved; and

        2.3     IPS percentages shall be to a maximum of two decimal places.

3. The periods identified in the IPS as "months" shall be determined as follows:-

        3.1 if the Date for Commencement of the Works falls on or before the 20th day of a calendar month, that calendar month shall be the 1st month and succeeding calendar months shall be the 2nd and subsequent months; and

        3.2 if the Date for Commencement of the Works falls on or after the 21st day of a calendar month, the next following calendar month shall be the 1st month and succeeding calendar months shall be the 2nd and subsequent months.

4. The IPS contains reference to the applicable Milestones within each Cost Centre. Each Cost Centre Milestone must be achieved by the Contractor in order to maintain the interim payments in accordance with the IPS.

G.      OFF-SHORE MANUFACTURING BONDS

        Off-shore Manufacturing Bonds are not required for this Contract.

17 December 2002                     Page 7                 Contract No. LCC-202

                   This page has been left intentionally blank

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                   APPENDIX 2

                                       TO

                               THE FORM OF TENDER

                                PRICING DOCUMENT

                                PRICING SCHEDULE

TABLE OF CONTENTS

a)   Pricing Schedule Summary

b)   Cost Centres

17 December 2002                                            Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                   APPENDIX 2

                                       TO

                               THE FORM OF TENDER

                                PRICING DOCUMENT

                                PRICING SCHEDULE

                           a) PRICING SCHEDULE SUMMARY

17 December 2002                                            Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre A
Pricing Schedule                                                         SUMMARY

                                                                             AMOUNT
                               ITEM DESCRIPTION                                HK$
---------------------------------------------------------------------------------------
        PRICING SCHEDULE SUMMARY

        COST CENTRE A - PRELIMINARIES AND GENERAL REQUIREMENTS            46,857,490.00
        COST CENTRE B - GEOTECHNICAL WORKS                                   800,870.00
        COST CENTRE C - RAMP CH35+202 TO CH35+372 - EARTHWORKS AND
                        PILING                                            10,465,748.00
        COST CENTRE D - RAMP CH35+202 TO CH35+372 - GENERAL               12,521,789.00
        COST CENTRE E - VIADUCT CH35+372 TO CH37+077 - EARTHWORKS AND
                        PILING                                            64,112,548.00
        COST CENTRE F - VIADUCT CH35+372 TO CH37+077 - GENERAL           150,371,073.00
        COST CENTRE G - ELECTRICAL AND MECHANICAL WORKS                    8,876,291.00
        COST CENTRE H - EXTERNAL WORKS - EARTHWORKS AND PILING            17,621,601.00
        COST CENTRE I - EXTERNAL WORKS - GENERAL                           6,410,347.00
        COST CENTRE J - REPROVISIONING, REMEDIAL AND IMPROVEMENT
                        WORKS (RRIW) - EARTHWORKS AND PAI LAU                 74,776.00
        COST CENTRE K - REPROVISIONING, REMEDIAL AND IMPROVEMENT
                        WORKS (RRIW) - GENERAL                               556,456.00
        COST CENTRE L - PROVISIONAL SUMS AND DAYWORKS                     31,550,000.00
                                                                          -------------
                                                            SUB-TOTAL    350,218,989.00

        PROVISIONAL SUM FOR PREMIUM FOR EMPLOYEE'S COMPENSATION           21,053,415.00
        INSURANCE AND STATUTORY EMPLOYEE'S COMPENSATION INSURANCE LEVY    16,881,011.00
                                                                          -------------

        [STAMP]
        (Note : The Sum = Sub-total x 5.5%. x (1+9.3%).
        Please refer to the "item reference 14 Part D of the Method of [STAMP] Measurement of the General Additions and Amendments" for the
        detail explanation. The Sum shall be rounded up to the nearest dollar.)

        For the purposes of the contract, the Sum shall be deemed to form part of the Cost Centre L - Provisional Sums and Dayworks.

---------------------------------------------------------------------------------------
                                                         TENDER TOTAL    371,272,404.00
                                                                         --------------

Tender Total in Hong Kong Dollars. THREE HUNDRED SEVENTY-ONE MILLION TWO HUNDRED SEVENTY-TWO THOUSAND FOUR HUNDRED AND FOUR ONLY.

[STAMP]

[STAMP]

     /s/ M. Asano
------------------------------                          ------------------------
Signature & Company Chop                                Signature & Company C
hop
       M. Asano
       For and on behalf of
       Maeda Corporation
Name                                                    Name [ILLEGIBLE]
     -----------------

Rev.1. December 2002               PS.SUM/1                 Contract No. LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                   APPENDIX 2

                                       TO

                               THE FORM OF TENDER

                                PRICING DOCUMENT

                                PRICING SCHEDULE

                                 b) COST CENTRES

17 December 2002                                            Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre A
Pricing Schedule                          Preliminaries and General Requirements
                                                                Activity Bill A1

                                                                   RATE   AMOUNT
 ITEM CODE          ITEM DESCRIPTION            UNIT   QUANTITY     HK$    HK$
c

            LUMP SUM ITEMS FOR ACTIVITY BILL
            NO. A1 - PRELIMINARIES AND GENERAL
            REQUIREMENTS

LSA1.1      General Requirements                 Sum        -        -      ***

LSA1.2      Specified Requirements               Sum        -        -      ***

LSA1.3      Method Related Charges               Sum        -        -      ***
--------------------------------------------------------------------------------
                                  To Collection of Activity Bill No. A1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    A1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre A
Pricing Schedule                          Preliminaries and General Requirements
                                                                Activity Bill A1

                                                                   RATE   AMOUNT
ITEM CODE           ITEM DESCRIPTION            UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            Contractor's Other Charges

            The Contractor shall enter
            hereunder any specific item of
            work or obligation or thing which
            is necessary for the execution of
            the Works, as required by the
            Contract, which has been omitted
            from or has not been separately
            itemised in this Pricing Schedule
            and for which a separate charge is
            required.                                                       ***

            The unit of measurement for any
            Contractor's Other Charges shall
            be "sum", with Quantity and Rate
            columns entered with "N/A".

--------------------------------------------------------------------------------
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                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    A1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre A
Pricing Schedule                          Preliminaries and General Requirements
                                                                Activity Bill A1

                                                                          AMOUNT
                       ITEM DESCRIPTION                                     HK$
--------------------------------------------------------------------------------

            COLLECTION OF ACTIVITY BILL NO. A1
            Preliminaries and General Requirements

            Page

            A1/1                                                            ***

            A1/2                                                            ***

--------------------------------------------------------------------------------
                                          To Summary of Cost Centre A       ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  Al/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre A
Pricing Schedule                          Preliminaries and General Requirements

                                                                          AMOUNT
                            ITEM DESCRIPTION                                HK$
--------------------------------------------------------------------------------

            SUMMARY OF COST CENTRE A
            Preliminaries and General Requirements

            Page

            Al/COL/1 - Preliminaries and General Requirements               ***

                                                                          ------
                                          To Pricing Schedule Summary       ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   A.SUM/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Pricing Schedule                                              Geotechnical Works
                                                                Activity Bill B1

                                                                   RATE   AMOUNT
ITEM CODE            ITEM DESCRIPTION           UNIT   QUANTITY     HK$     HK$
--------------------------------------------------------------------------------

             LUMP SUM ITEMS FOR ACTIVITY BILL
             NO. B1 - INSTRUMENTATION AND
             MONITORING

LSB1.1       Instrumentation and Monitoring      Sum        -        -      ***

--------------------------------------------------------------------------------
                                  To Collection of Activity Bill No. B1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    B1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Pricing Schedule                                              Geotechnical Works
                                                                Activity Bill B1

                                                                   RATE   AMOUNT
ITEM CODE           ITEM DESCRIPTION            UNIT   QUANTITY     HK$     HK$
--------------------------------------------------------------------------------

            Contractor's Other Charges

            The Contractor shall enter
            hereunder any specific item of
            work or obligation or thing which
            is necessary for the execution of
            the Works, as required by the
            Contract, which has been omitted
            from or has not been separately
            itemised in this Pricing Schedule
            and for which a separate charge is
            required.

            The unit of measurement for any
            Contractor's Other Charges shall
            be "sum", with Quantity and Rate
            columns entered with "N/A".

--------------------------------------------------------------------------------
                                  To Collection of Activity Bill No. B1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   B1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Pricing Schedule                                              Geotechnical Works
                                                                Activity Bill B1

                                                                   RATE   AMOUNT
ITEM CODE            ITEM DESCRIPTION           UNIT   QUANTITY     HK$     HK$
--------------------------------------------------------------------------------

             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter
             hereunder in detail any method
             related charges items in
             accordance with SECTION 7 of
             CESMM3

--------------------------------------------------------------------------------
                                  To Collection of Activity Bill No. B1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    B1/3                   Contract No.LCC-202

Contract No.LCC-202, West Section Alignment and Associated Works   Cost Centre B
Pricing Schedule                                              Geotechnical Works
                                                                Activity Bill B1

                                                                          AMOUNT
                     ITEM DESCRIPTION                                       HK$
--------------------------------------------------------------------------------

            COLLECTION OF ACTIVITY BILL NO. B1
            Instrumentation and Monitoring

            Page

            B1/1                                                            ***

            B1/2                                                            ***

            B1/3                                                            ***

--------------------------------------------------------------------------------
                                          To Summary of Cost Centre B       ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  B1/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Pricing Schedule                                              Geotechnical Works

                                                                          AMOUNT
                        ITEM DESCRIPTION                                    HK$
--------------------------------------------------------------------------------

            SUMMARY OF COST CENTRE B
            Geotechnical Works

            Page

            B1/COL/1 - Instrumentation and Monitoring                       ***

--------------------------------------------------------------------------------
                                          To Pricing Schedule Summary       ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   B.SUM/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill Cl

                                                                   RATE   AMOUNT
ITEM CODE           ITEM DESCRIPTION            UNIT   QUANTITY    HK$     HK$
--------------------------------------------------------------------------------

            RE-MEASUREMENT ITEMS FOR EARTHWORK
            FOR RAMP CH35+202 TO CH35+372

            RAMP STRUCTURE

            EARTHWORKS

            Excavation for foundations

            Topsoil

E315        Maximum depth 2 - 5m                 m3       ***      ***      ***

            Material other than topsoil, rock,
            artificial hard material or
            contaminated material

E325        Maximum depth 2 - 5m                 m3       ***      ***      ***

            Rock

E335        Maximum depth 2 - 5m                 m3       ***      ***      ***

            Brickwork, concrete, reinforced
            concrete, masonry, pipework,
            bituminous paving and the like;
            exposed at commencing surface

F345        Maximum depth 2 - 5m                 m3       ***      ***      ***

            Brickwork, concrete, reinforced
            concrete, masonry, pipework,
            bituminous paving and the like;
            not exposed at commencing surface

E355        Maximum depth 2 - 5m                 m3       ***      ***      ***

--------------------------------------------------------------------------------
                                      To Collection of Activity Bill C1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            RAMP STRUCTURE (Cont'd)

            EARTHWORKS (Cont'd)

            Excavation for foundations
            (Cont'd)

            Contaminated material; comply with
            Particular Specification Clause
            P27 - Environmental Requirements
            and Appendix Y - Contamination
            Assessment Plan to Particular
            Specification

E395        Maximum depth 2 - 5m                 m3       ***      ***     ***

            Excavation ancillaries

            Preparation of excavated surface

E522.1      Material other than topsoil, rock,   m2       ***      ***     ***
            artificial hard material or
            contaminated material

            Disposal of excavated material

E531.1      Topsoil                              m3       ***      ***     ***

E533.1      Rock                                 m3       ***      ***     ***

E534.1      Brickwork, concrete, reinforced
            concrete, masonry, pipework,
            bituminous paving and the like       m3       ***      ***     ***

E539.1      Contaminated material; comply with
            Particular Specification Clause
            P27 - Environmental Requirements
            and Appendix Y - Contamination
            Assessment Plan to Particular
            specification                        m3       ***      ***     ***

--------------------------------------------------------------------------------
                                       To Collection of Activity Bill C1    ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            RAMP STRUCTURE (Cont'd)

            EARTHWORKS (Cont'd)

            Excavation ancillaries (Cont'd)

            Treatment of excavated material

E599        Contaminated material; comply with
            Particular Specification Clause
            P27 - Environmental Requirements
            and Appendix Y - Contamination
            Assessment Plan to Particular
            Specification                        m3       ***      ***     ***

            Filling

            To structures

E614        Selected excavated material other
            than topsoil, rock, artificial
            hard material or contaminated
            material                             m3       ***      ***     ***

E619        Imported material other than
            topsoil, rock artificial hard
            material or contaminated material    m3       ***      ***     ***

            Filling ancillaries

            Preparation of filled surfaces

E722        Material other than topsoil, rock
            artificial hard material or
            contaminated material                m2       ***      ***     ***

--------------------------------------------------------------------------------
                                       To Collection of Activity Bill C1    ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill Cl

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            AT GRADE DRAINAGE

            EARTHWORKS

            General excavation

            Topsoil

E415        Maximum depth 2 - 5m                  m3        ***      ***    ***

            Material other than topsoil, rock,
            artificial hard material or
            contaminated material

E425        Maximum depth 2 - 5m                  m3        ***      ***    ***

            Rock

E435        Maximum depth 2 - 5m                  m3        ***      ***    ***

            Brickwork, concrete, reinforced
            concrete, masonry, pipework,
            bituminous paving and the like;
            exposed at commencing surface

E445        Maximum depth 2 - 5m                  m3        ***      ***    ***

            Brickwork, concrete, reinforced
            concrete, masonry, pipework,
            bituminous paving and the like;
            not exposed at commencing surface

E455        Maximum depth 2 - 5m                  m3        ***      ***    ***

            Contaminated material; comply with
            Particular Specification Clause
            P27 - Environmental Requirements
            and Appendix Y - Contamination
            Assessment Plan to Particular
            Specification

E495        Maximum depth 2 - 5m                  m3        ***      ***    ***

--------------------------------------------------------------------------------
                                       To Collection of Activity Bill C1    ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            AT GRADE DRAINAGE (Cont'd)

            EARTHWORKS (Cont'd)

            Excavation ancillaries

            Preparation of excavated surface

E522.2      Material other than topsoil, rock,
            artificial hard material or
            contaminated material                m2        ***      ***     ***

            Disposal of excavated material

E531.2      Topsoil                              m3        ***      ***     ***

E532        Material other than topsoil, rock,
            artificial hard material or
            contaminated material                m3        ***      ***     ***

E533.2      Rock                                 m3        ***      ***     ***

E534.2      Brickwork, concrete, reinforced
            concrete, masonry, pipework,
            bituminous paving and the like       m3        ***      ***     ***

E539.2      Contaminated material; comply with
            Particular Specification Clause
            P27 - Environmental Requirements
            and Appendix Y - Contamination
            Assessment Plan to Particular
            Specification                        m3        ***      ***     ***

            Treatment of excavated material

E599        Contaminated material; comply with
            Particular Specification Clause
            27 - Environmental Requirements
            and Appendix Y - Contamination
            Assessment Plan to Particular
            Specification                        m3       ***       ***     ***

--------------------------------------------------------------------------------
                                      To Collection of Activity Bill Cl     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    Cl/5                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            AT GRADE DRAINAGE (Cont'd)

            EARTHWORKS (Cont'd)

            Filling

            To stated depth or thickness

E647        Grade 200 rock; 300mm thick          m2        ***      ***     ***

            Filling ancillaries

            Preparation of filled surfaces

E724        Grade 200 rock                       m2        ***      ***     ***

            Geotextiles

E730        Permeable filter membrane Terram
            700 or approved type; single layer   m2        ***      ***     ***

--------------------------------------------------------------------------------
                                      To Collection of Activity Bill C1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/6                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

            Contractor's Other Charges

            The Contractor shall enter
            hereunder any specific item of
            work or obligation or thing which
            is necessary for the execution of
            the Works, as required by the
            Contract, which has been omitted
            from or has not been separately
            itemised in this Pricing Schedule
            and for which a separate charge is
            required.

            The unit of measurement for any
            Contractor's Other Charges shall
            be "sum", with Quantity and Rate
            columns entered with "N/A".

--------------------------------------------------------------------------------
                                      To Collection of Activity Bill C1     ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/7                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT   QUANTITY     HK$    HK$
--------------------------------------------------------------------------------

             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter
             hereunder in detail any method
             related charges items in
             accordance with SECTION 7 of
             CESMM3

--------------------------------------------------------------------------------
                                     To Collection of Activity Bill C1      ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    C1/8                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF ACTIVITY BILL NO. C1
       Earthworks

       Page

       C1/1                                                          ***

       C1/2                                                          ***

       C1/3                                                          ***

       C1/4                                                          ***

       C1/5                                                          ***

       C1/6                                                          ***

       C1/7                                                          ***

       C1/8                                                          ***

--------------------------------------------------------------------------
                                    To summary of Cost Centre C      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C1/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 RE-MEASUREMENT ITEMS FOR PILING
                 FOR RAMP CH35+202 TO CH35+372

                 GROUND INVESTIGATION

                 Rotary drilled boreholes; by rig

                 Numbers

B310             Core for NX size                                    nr         ***           ***         ***

                 Depth without core recovery; core of NX size;
                 commencing from Original Surface

B336.1           In holes of maximum depth 40 - 50m                  m          ***           ***         ***

B336.2           In holes of maximum depth 50 - 60m                  m          ***           ***         ***

                 Depth with core recovery; core of NX size;
                 commencing from Original Surface

B346.1           In holes of maximum depth 40 - 50m                  m          ***           ***         ***

B346.2           In holes of maximum depth 50 - 60m                  m          ***           ***         ***

                 Depth cased

B350             For core of NX size                                 m          ***           ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/1                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GROUND INVESTIGATION (Cont'd)

                 Rotary drilled boreholes; by rig (Cont'd)

                 Depth backfilled; with 1:15 cement and sand mixture or other approved grouting

B360             For core of NX size                                 m           ***          ***         ***

                 Core boxes; size of box 1.05m long x 0.45m wide; to contain core materials of weight not exceeding 50kg

B370             Core of NX size                                     nr          ***          ***         ***

                 Site tests and observations

                 Standard penetration tests on soil portion of drilling

B513             Standard penetration; in rotary drilled
                 boreholes                                           nr          ***          ***         ***

                 Laboratory tests

                 Rock strength tests on rock core samples

B771             Unconfined compressive strength of core
                 samples of NX size; height of sample
                 300 - 600mm                                         nr          ***          ***         ***

B775             Point load strength of core samples of NX size      nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/2                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILES

                 Bored cast in place concrete piles; commence at Original Surface; minimum 40 MPa non-shrink cement grout

                 Diameter 600mm

P141             Number of piles                                     nr          ***          ***         ***

P142             Concreted length                                    m           ***          ***         ***

P143             Depth bored; maximum depth 55 -
                 60m                                                 m           ***          ***         ***

                 PILING ANCILLARIES

                 Cast in place concrete piles

                 Boring through rock

Q124             Diameter 600mm                                      m           ***          ***         ***

                 Backfilling empty bore with imported granular material

Q134             Diameter 600mm                                      m           ***          ***         ***

                 Permanent casings; grade 43 structural steel to BS 4360; minimum 8mm thick; each length not exceeding 13m

Q144             Diameter 600mm                                      m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/3                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to CH35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES (Cont'd)

                 Cast in place concrete piles (Cont'd)

                 Cutting of surplus lengths; including
                 permanent casing

Q174             Diameter 600mm                                      m          ***           ***         ***

                 Preparing heads

Q184             Diameter 600mm                                      nr         ***           ***         ***

                 Reinforcement; deformed high yield steel bars to BS 4449 and CS2:1995

Q211             Straight bars; nominal size not exceeding 25mm      t          ***           ***         ***

Q299.1           Protecting starter bars protruding above pile
                 cut-off level; including removal of the
                 protection and preparing of the bars for
                 subsequent works                                    sum                                  ***

                 Steel H-piles; structural steel to BS 4360;
                 grade 55C; including welding and all necessary connection accessories

Q299.2           305 x 305 x 186kg/m UBP; to 600mm diameter
                 bored holes                                         t          ***           ***         ***

                 Capping plates; mild steel to BS 4360;
                 grade 43; including welding and all necessary connection accessories

Q299.3           370 x 370 x 32mm thick                              t          ***           ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/4                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES (Cont'd)

                 Pile tests

                 Maintained loading with various
                 reactions

Q819             Test load; twice working loading; on selected
                 piles; 4900KN                                       nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/5                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/6                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/7                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C2

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF ACTIVITY BILL NO. C2
       Piling

       Page

       C2/1                                                          ***

       C2/2                                                          ***

       C2/3                                                          ***

       C2/4                                                          ***

       C2/5                                                          ***

       C2/6                                                          ***

       C2/7                                                          ***

--------------------------------------------------------------------------
                                    To summary of Cost Centre C      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C2/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 RE-MEASUREMENT ITEMS FOR PRELIMINARY PILE FOR
                 RAMP CH35+202 TO CH35+372

                 GROUND INVESTIGATION

                 Rotary drilled boreholes; by rig

                 Numbers

B310             Core for NX size                                    nr          ***          ***         ***

                 Depth without core recovery; core of NX size;
                 commencing from Original Surface

B336             In holes of maximum depth 50 - 60m                  m           ***          ***         ***

                 Depth with core recovery; core of NX size;
                 commencing from Original Surface

B346             In holes of maximum depth 50 - 60m                  m           ***          ***         ***

                 Depth cased

B350             For core of NX size                                 m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/1                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GROUND INVESTIGATION (Cont'd)

                 Rotary drilled boreholes; by rig (Cont'd)

                 Depth backfilled; with 1:15 cement and sand mixture or other approved grouting

B360             For core of NX size                                 m           ***          ***         ***

                 Core boxes; size of box 1.05m long x 0.45m wide; to contain core materials of weight not exceeding 50kg

B370             Core of NX size                                     nr          ***          ***         ***

                 Site tests and observations

                 Standard penetration tests on soil
                 portion of drilling

B513             Standard penetration; in rotary drilled
                 boreholes                                           nr          ***          ***         ***

                 Laboratory tests

                 Rock strength tests on rock core
                 samples

B771             Unconfined compressive strength of core samples
                 of NX size; height of sample 300 - 600mm            nr          ***          ***         ***

B775             Point load strength of core samples of NX size      nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/2                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILES

                 Bored cast in place concrete piles; commence at Original Surface; minimum 40 MPa non-shrink cement grout

                 Diameter 600mm

P141             Number of piles                                     nr          ***          ***         ***

P142             Concreted length                                    m           ***          ***         ***

P143             Depth bored; maximum depth 55 - 60m                 m           ***          ***         ***

                 PILING ANCILLARIES

                 Cast in place concrete piles

                 Boring through rock

Q124             Diameter 600mm                                      m           ***          ***         ***

                 Backfilling empty bore with imported granular material

Q134             Diameter 600mm                                      m           ***          ***         ***

                 Permanent casings; grade 43 structural steel to BS 4360; minimum 8mm thick; each length not exceeding 13m

Q144             Diameter 600mm                                      m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/3                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES (Cont'd)

                 Cast in place concrete piles(Cont'd)

                 Cutting of surplus lengths; including permanent casing

Q174             Diameter 600mm                                      m           ***          ***         ***

                 Preparing heads

Q184             Diameter 600mm                                      nr          ***          ***         ***

                 Reinforcement; deformed high yield steel bars to BS 4449 and CS2:1995

Q211             Straight bars; nominal size not exceeding 25mm      t           ***          ***         ***

Q299.1           Protecting starter bars protruding above pile
                 cut-off level; including removal of the
                 protection and preparing of the bars for
                 subsequent works                                    sum                                  ***

                 Steel H-piles; structural steel to BS 4360;
                 grade 55C; including welding and all necessary connection accessories

Q299.2           305 x 305 x 186kg/m UBP; to 600mm diameter
                 bored holes                                         t           ***          ***         ***

                 Capping plates; mild steel to BS 4360;
                 grade 43; including welding and all necessary connection accessories

Q299.3           370 x 370 x 32mm thick                              t           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/4                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES (Cont'd)

                 Pile tests

                 Maintained loading with various
                 reactions

Q819             Test load; twice working loading; on selected
                 piles; 4900KN                                       nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/5                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter
                 hereunder any specific item of
                 work or obligation or thing which
                 is necessary for the execution of
                 the Works, as required by the
                 Contract, which has been omitted
                 from or has not been separately
                 itemised in this Pricing Schedule
                 and for which a separate charge is
                 required.

                 The unit of measurement for any
                 Contractor's Other Charges shall
                 be "sum", with Quantity and Rate
                 columns entered with "N/A".
----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/6                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter
                 hereunder in detail any method
                 related charges items in
                 accordance with SECTION 7 of
                 CESMM3

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C3       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/7                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C3

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF ACTIVITY BILL NO. C3
       Preliminary Pile

       Page

       C3/1                                                          ***

       C3/2                                                          ***

       C3/3                                                          ***

       C3/4                                                          ***

       C3/5                                                          ***

       C3/6                                                          ***

       C3/7                                                          ***

--------------------------------------------------------------------------
                                    To summary of Cost Centre C      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C3/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C4

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 RE-MEASUREMENT ITEMS FOR GROUND INVESTIGATION
                 FOR ENVIRONMENTAL FOR RAMP CH35+202 TO CH35+372

                 GROUND INVESTIGATION

                 Trial Pits

                 Number in material other than
                 rock; minimum plan area 4m2;
                 excavation including temporary
                 shoring

B114             Maximum depth 3 - 5m                                nr          ***          ***         ***

B130             Depth in material other than rock                   m           ***          ***         ***

B140             Depth in rock                                       m           ***          ***         ***

B150             Depth supported                                     m           ***          ***         ***

B160             Depth backfilled with granular materials            m           ***          ***         ***

B170             Removal of obstructions                             h           ***          ***         ***

                 Samples

                 From trial pits and trenches

B419             Contaminated soil sample; nominal sample
                 weight 0.5kg                                        nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C4       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C4/1                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C4

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GROUND INVESTIGATION (Cont'd)

                 Laboratory tests

                 Chemical content

B724.1           Contaminants; metals (Cd, Cr, Cu, Hg, Ni, Pb,
                 Zn), Cyanide, Total Petroleum Hydrocarbons,
                 and Organics (Simple aromatic - BTEX,
                 Halogenated/non-halogenated solvents,
                 Polyaromatic hydrocarbons)                          nr          ***          ***         ***

B724.2           Contaminants; metals (Cd, Cr, Cu, Hg, Ni, Pb,
                 Zn), Cyanide and Total Petroleum Hydrocarbons       nr          ***          ***         ***

B724.3           Contaminants; metals (Cd, Cr, Cu, Hg, Ni, Pb,
                 Zn), Total Petroleum Hydrocarbons and Organics      nr          ***          ***         ***

B724.4           Contaminants; metals (Cd, Cr, Cu, Hg, Ni, Pb,
                 Zn), Total Petroleum Hydrocarbons and total
                 sulphur                                             nr          ***          ***         ***

B724.5           Contaminants; metals (Cd, Cr, Cu, Hg, Ni, Pb,
                 Zn), and Total Petroleum Hydrocarbons               nr          ***          ***         ***

B724.6           Contaminants; lead, chromium, copper and Total
                 Petroleum Hydrocarbons                              nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C4       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C4/2                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C4

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GROUND INVESTIGATION (Cont'd)

                 Laboratory tests (cont'd)

                 Chemical content (cont'd)

B724.7           Contaminants; Total petroleum Hydrocarbons          nr          ***          ***         ***

B724.8           Contaminants; metals (Cd, Cr, Cu, Hg, Ni, Pb, Zn)   nr          ***          ***         ***

B724.9           Contaminants; toxicity Characteristic Leaching
                 Procedure for heavy metals                          nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C4       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C4/3                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C4

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C4       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C4/4                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C4

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill C4       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C4/5                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling
                                                                Activity Bill C4

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF ACTIVITY BILL NO. C4
       Ground Investigation for Environmental

       Page

       C4/1                                                          ***

       C4/2                                                          ***

       C4/3                                                          ***

       C4/4                                                          ***

       C4/5                                                          ***

--------------------------------------------------------------------------
                                    To summary of Cost Centre C      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C4/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre C
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                           Earthworks and Piling

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       SUMMARY OF COST CENTRE C
       Ramp Ch35+202 to Ch35+372 - Earthworks and Piling

       Page

       C1/COL/1 - Earthworks                                         ***

       C2/COL/1 - Piling                                             ***

       C3/COL/1 - Preliminary Pile                                   ***

       C4/COL/1 - Ground Investigation for Environmental             ***

--------------------------------------------------------------------------
                                    To summary of Cost Centre C      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  C.SUM/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre D
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                                         General
                                                                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 LUMP SUM ITEMS FOR ACTIVITY BILL NO. D1 - RAMP
                 CH35+202 TO CH35+372 - GENERAL

LSD1.1           Demolition and Site Clearance                       Sum         ***          ***         ***

LSD1.2           Ramp Structures                                     Sum         ***          ***         ***

LSD1.3           Noise Barrier Walls                                 Sum         ***          ***         ***

LSD1.4           OHL Masts                                           Sum         ***          ***         ***

LSD1.5           Finishings and Metalworks                           Sum         ***          ***         ***

LSD1.6           Drainage                                            Sum         ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Activity Bill No. D1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  D1/1                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre D
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                                         General
                                                                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and
                 Rate columns entered with "N/A".
----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Activity Bill No. D1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  D1/2                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre D
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                                         General
                                                                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Activity Bill No. D1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  D1/3                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre D
Pricing Schedule                                     Ramp Ch35+202 to Ch35+372 -
                                                                         General
                                                                Activity Bill D1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF ACTIVITY BILL NO. D1
       Ramp Ch35+202 to Ch35+372 - General

       Page

       D1/1                                                          ***

       D1/2                                                          ***

       D1/3                                                          ***

--------------------------------------------------------------------------
                                    To summary of Cost Centre D      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  D1/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre D
Pricing Schedule                             Ramp Ch35+202 to Ch35+372 - General

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------

       SUMMARY OF COST CENTRE D
       Ramp Ch35+202 to Ch35+372 - General

       Page

       D1/COL/1 - Ramp Ch35+202 to Ch35+372 - General                ***
--------------------------------------------------------------------------
                                    To Pricing Schedule Summary      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  D.SUM/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 RE-MEASUREMENT ITEMS FOR EARTHWORKS FOR
                 VIADUCT CH35+372 TO CH37+077

                 PILE CAPS AND FOUNDATIONS

                 EARTHWORKS

                 Excavation for foundations

                 Topsoil

E315             Maximum depth 2 - 5m                                m3          ***          ***         ***

                 Material other than topsoil, rock or artificial hard material

E325             Maximum depth 2 - 5m                                m3          ***          ***         ***

                 Rock

E335             Maximum depth 2 - 5m                                m3          ***          ***         ***

                 Brickwork, concrete, reinforced concrete, masonry, pipework, bituminous paving and the like; exposed at commencing surface

E345             Maximum depth 2 - 5m                                m3          ***          ***         ***

                 Brickwork, concrete, reinforced concrete, masonry, pipework, bituminous paving and the like; not exposed at commencing surface

E355             Maximum depth 2 - 5m                                m3          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/1                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILE CAPS AND FOUNDATIONS (Cont'd)

                 EARTHWORKS (Cont'd)

                 Excavation ancillaries

                 Preparation of excavated surfaces

E522.1           Material other than topsoil, rock or artificial
                 hard material                                       m2          ***          ***         ***

                 Disposal of excavated material

E531.1           Topsoil                                             m3          ***          ***         ***

E532.1           Material other than topsoil, rock or artifical
                 hard material                                       m3          ***          ***         ***

E533.1           Rock                                                m3          ***          ***         ***

E534.1           Brickwork, concrete, reinforced concrete,
                 masonry, pipework, bituminous paving and
                 the like                                            m3          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/2                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILE CAPS AND FOUNDATIONS (Cont'd)

                 EARTHWORKS (Cont'd)

                 Filling

                 General

E634             Selected excavated material other than topsoil,
                 rock or artificial hard material                    m3          ***          ***         ***

E635             Imported natural material other than topsoil
                 or rock                                             m3          ***          ***         ***

                 Filling ancillaries

                 Trimming of filled surfaces

E712             Material other than topsoil, rock or artificial
                 hard material                                       m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/3                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DRAINAGE

                 EARTHWORKS

                 General excavation

                 Topsoil

E413             Maximum depth 0.5 - 1m                              m3          ***          ***         ***

                 Material other than topsoil, rock or artificial hard material

E423             Maximum depth 0.5 - 1m                              m3          ***          ***         ***

                 Rock

E433             Maximum depth 0.5 - 1m                              m3          ***          ***         ***

                 Brickwork, concrete, reinforced concrete, masonry, pipework, bituminous paving and the like; exposed at commencing surface

E443             Maximum depth 0.5 - 1m                              m3          ***          ***         ***

                 Brickwork, concrete, reinforced concrete, masonry, pipework, bituminous paving and the like; not exposed at commencing surface

E453             Maximum depth 0.5 - 1m                              m3          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/4                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DRAINAGE (Cont'd)

                 EARTHWORKS (Cont'd)

                 Excavation ancillaries

                 Preparation of excavated surfaces

E522.2           Material other than topsoil, rock or artificial
                 hard material                                       m2          ***          ***         ***

                 Disposal of excavated material

E531.2           Topsoil                                             m3          ***          ***         ***

E532.2           Material other than topsoil, rock or artificial
                 hard material                                       m3          ***          ***         ***

E533.2           Rock                                                m3          ***          ***         ***

E534.2           Brickwork, concrete, reinforced concrete,
                 masonry, pipework, bituminous paving and the
                 like                                                m3          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/5                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DRAINAGE (Cont'd)

                 EARTHWORKS (Cont'd)

                 Filling

                 20mm thick

E645.1           Imported natural material other than topsoil
                 or rock; sand layer; inclined at an angle
                 10 - 45 degree to the horizontal                    m2          ***          ***         ***

                 200mm thick

E647.1           Stone pitching                                      m2          ***          ***         ***

                 250mm thick

E645.2           Granular sub-base                                   m2          ***          ***         ***

                 300mm thick

E645.3           Granular sub-base                                   m2          ***          ***         ***

E645.4           Granular sub-base; inclined at an angle
                 10 - 45 degree to the horizontal                    m2          ***          ***         ***

E645.5           Imported filling; rubble mound                      m2          ***          ***         ***

E647.2           Rock; grade 200                                     m2          ***          ***         ***

E647.3           Rock; grade 400                                     m2          ***          ***         ***

                 400mm thick

E645.6           Imported filling; rubble mound                      m2          ***          ***         ***

E645.7           Imported filling; rubble mound; vertical            m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/6                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DRAINAGE (Cont'd)

                 EARTHWORKS (Cont'd)

                 Filling ancillaries

                 Preparation of filled surfaces

E722.1           Material other than topsoil, rock or artificial
                 hard material                                       m2          ***          ***         ***

E722.2           Material other than topsoil, rock or artificial
                 hard material; inclined at an angle 10 - 45
                 degree to the horizontal                            m2          ***          ***         ***

E723             Rock                                                m2          ***          ***         ***

                 Geotextiles; type 2

E730.1           Permeable filter membrane Terram 700 or
                 approved type; horizontal                           m2          ***          ***         ***

E730.2           Permeable filter membrane Terram 700 or
                 approved type; vertical                             m2          ***          ***         ***

                 Polyethylene sheet; 0.125mm thick

E790.1           Generally                                           m2          ***          ***         ***

E790.2           Generally; inclined at an angle 10 - 45
                 degree to the horizontal                            m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/7                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DRAINAGE (Cont'd)

                 EARTHWORKS (Cont'd)

                 Landscaping

                 Grasscrete; minimum 20mm thick

E830             Generally; inclined at an angle exceeding 10
                 degree to the horizontal                            m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/8                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/9                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/10                    Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------

       COLLECTION OF ACTIVITY BILL NO. E1
       Earthworks

       Page

       E1/1                                                          ***

       E1/2                                                          ***

       E1/3                                                          ***

       E1/4                                                          ***

       E1/5                                                          ***

       E1/6                                                          ***

       E1/7                                                          ***

       E1/8                                                          ***

       E1/9                                                          ***

       E1/10                                                         ***

--------------------------------------------------------------------------
                                    To Summary of Cost Centre E      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E1/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 RE-MEASUREMENT ITEMS FOR PILING FOR VIADUCT
                 CH35+372 TO CH37+077

                 GROUND INVESTIGATION

                 Rotary drilled boreholes; by rig

                 Numbers

B310             Core for NX size                                    nr          ***          ***         ***

                 Depth without core recovery; core of NX size;
                 commencing from Original Surface

B336             In holes of maximum depth 50 - 55m                  m           ***          ***         ***

                 Depth with core recovery; core of NX size;
                 commencing from Original Surface

B346             In holes of maximum depth 50 - 55m                  m           ***          ***         ***

                 Depth cased

B350             For core of NX size                                 m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/1                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GROUND INVESTIGATION (Cont'd)

                 Rotary drilled boreholes; by rig (Cont'd)

                 Depth backfilled; with 1:15 cement and sand mixture or other approved grouting

B360             For core of NX size                                 m           ***          ***         ***

                 Core boxes; size of box 1.05m long x 0.45m wide; to contain core materials of weight not exceeding 50kg

B370             Core of NX size                                     nr          ***          ***         ***

                 Site tests and observations

                 Standard penetration tests on soil portion of drilling

B513             Standard penetration; in rotary drilled holes       nr          ***          ***         ***

                 Laboratory tests

                 Rock strength tests on rock core samples

B771             Unconfined compressive strength of core samples
                 of NX size; height of sample 300 - 600mm            nr          ***          ***         ***

B775             Point load strength of core samples of NX size      nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/2                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GROUND INVESTIGATION (Cont'd)

                 Instrumental observations

                 Deformation monitoring point

B691.1           Installation; type 1; vertical                      nr          ***          ***         ***

B691.2           Installation; type 2; horizontal                    nr          ***          ***         ***

B691.3           Installation; type 5; vertical                      nr          ***          ***         ***

B694.1           Monitoring; to type 1                               visit       ***          ***         ***

B694.2           Monitoring; to type 2                               visit       ***          ***         ***

B694.3           Monitoring; to type 5                               visit       ***          ***         ***

B695.1           Reporting; to type 1                                nr          ***          ***         ***

B695.2           Reporting; to type 2                                nr          ***          ***         ***

B695.3           Reporting; to type 5                                nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/3                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILES

                 Bored cast in place concrete piles; commence at Original Surface; Grade 45D/20 reinforced concrete; concrete category B

                 Diameter 1800mm

P191.1           Number of piles                                     nr          ***          ***          ***

P192.1           Concreted length                                    m           ***          ***          ***

P193.1           Depth bored; maximum depth 40 - 45m                 m           ***          ***          ***

                 Diameter 2000mm

P191.2           Number of piles                                     nr          ***          ***          ***

P192.2           Concreted length                                    m           ***          ***          ***

P193.2           Depth bored; maximum depth 45 - 50m                 m           ***          ***          ***

                 Diameter 2500mm

P191.3           Number of piles                                     nr          ***          ***          ***

P192.3           Concreted length                                    m           ***          ***          ***

P193.3           Depth bored; maximum depth 25 - 30m                 m           ***          ***          ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2        ***
                                                                                                      ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/4                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES

                 Cast in place concrete piles

                 Boring through rock

Q129.1           Diameter 1800mm                                     m           ***          ***         ***

Q129.2           Diameter 2000mm                                     m           ***          ***         ***

Q129.3           Diameter 2500mm                                     m           ***          ***         ***

                 Backfilling empty bore with approved granular material

Q139.1           Diameter 1800mm                                     m           ***          ***         ***

Q139.2           Diameter 2000mm                                     m           ***          ***         ***

Q139.3           Diameter 2500mm                                     m           ***          ***         ***

                 Permanent casings each length not exceeding
                 13m; grade 43 mild steel; minimum 16mm thick

Q149.1           Diameter 1800mm                                     m           ***          ***         ***

Q149.2           Diameter 2000mm                                     m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/5                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES (Cont'd)

                 Cast in place concrete piles (Cont'd)

                 Cutting of surplus lengths; including
                 permanent casings

Q179.1           Diameter 1800mm                                     m           ***          ***         ***

Q179.2           Diameter 2000mm                                     m           ***          ***         ***

Q179.3           Diameter 2500mm                                     m           ***          ***         ***

                 Preparing heads

Q189.1           Diameter 1800mm                                     nr          ***          ***         ***

Q189.2           Diameter 2000mm                                     nr          ***          ***         ***

Q189.3           Diameter 2500mm                                     nr          ***          ***         ***

                 Reinforcement; deformed high yield steel bars to BS 4449 and CS2:1995

Q211             Straight bars; nominal size not exceeding 25mm      t           ***          ***         ***

Q212             Straight bars; nominal size exceeding 25mm          t           ***          ***         ***

Q219             Circular links; nominal size 16mm                   t           ***          ***         ***

Q299             Protecting starter bars protruding above pile
                 cut-off level; including removal of the
                 protection and preparing of the bars for
                 subsequent works                                    sum                                  ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/6                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PILING ANCILLARIES (Cont'd)

                 Pile tests

                 Maintained loading with various reactions

Q819             Test load; minimum 1.8 times working load;
                 as Clause A33.1.04 of Appendix Q to Particular
                 Specification                                       nr          ***          ***         ***

Q840             Non-destructive integrity; sonic testing            nr          ***          ***         ***

Q860.1           Number of cast in place concrete pile cored;
                 for full depth coring                               nr          ***          ***         ***

Q860.2           Number of cast in place concrete pile cored;
                 for concrete/rock interface coring                  nr          ***          ***         ***

Q870.1           Coring of cast in place concrete pile; for
                 full depth coring; 100mm diameter                   m           ***          ***         ***

Q870.2           Coring of cast in place concrete pile; for
                 concrete/rock interface coring; 100mm diameter      m           ***          ***         ***

Q880.1           Core boxes; size of box 1.05m long x 0.45m
                 wide; to contain core materials of weight not
                 exceeding 50kg; for full depth coring               nr          ***          ***         ***

Q880.2           Core boxes; size of box 1.05m long x 0.45m
                 wide; to contain core materials of weight not
                 exceeding 5Okg; for concrete/rock interface
                 coring                                              nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/7                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+272 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

X999.1           Establishment of piling plant                                                            ***

X999.2           Establishment of site office, workshop and
                 storage yard for piling sub-contractor                                                   ***

X999.3           Water treatment facilities and maintenance                                               ***

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

                                                                        [STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.1: December 2002                E2/8                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                                  To Collection of Activity Bill E2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/9                     Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E2

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF ACTIVITY BILL NO. E2
       Piling

       Page

       E2/1                                                          ***

       E2/2                                                          ***

       E2/3                                                          ***

       E2/4                                                          ***

       E2/5                                                          ***

       E2/6                                                          ***

       E2/7                                                          ***

       E2/8                                                          ***

       E2/9                                                          ***

--------------------------------------------------------------------------
                                    To Summary of Cost Centre E      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  E2/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                RE-MEASUREMENT ITEMS FOR PRELIMINARY PILE
                FOR VIADUCT CH35+372 TO CH37+077

                GROUND INVESTIGATION

                Rotary drilled boreholes: by rig

                Numbers

B310            Core for NX size                            nr           ***         ***       ***

                Depth without core recovery; core of
                NX size; commence from Original Surface

B336.1          In holes of maximum depth 45 - 50m          m            ***         ***       ***

B336.2          In holes of maximum depth 50 - 55m          m            ***         ***       ***

                Depth with core recovery; core of NX size;
                commence from Original Surface

B346.1          In holes of maximum depth 45 - 50m          m            ***         ***       ***

B346.2          In holes of maximum depth 50 - 55m          m            ***         ***       ***

                Depth cased

B350            For core of NX size                         m            ***         ***       ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                GROUND INVESTIGATION (Cont'd)

                Rotary drilled boreholes: by rig (Cont'd)

                Depth backfilled; with 1:15 cement and
                sand mixture or other approved grouting

B360            For core of NX size                         m             ***        ***       ***

                Core boxes; size of box 1.05m long x 0.45m wide; to contain core materials of weight not exceeding 50kg

B370            Core of NX size                             nr            ***        ***       ***

                Site tests and observations

                Standard penetration tests on soil
                portion of drilling

B513            Standard penetration; in rotary drilled
                holes                                       nr            ***        ***       ***

                Laboratory tests

                Rock strength tests on rock core samples

B771            Unconfined compressive strength of core
                samples of NX size; height of sample
                300 - 600mm                                 nr            ***        ***       ***

B775            Point load strength of core samples of
                NX size                                     nr            ***        ***       ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                PILES

                Bored cast in place concrete
                piles: commence at Original
                Surface: Grade 45D/20 reinforced
                concrete: concrete category B

                Diameter 1800mm

P191.1          Number of piles                             nr           ***         ***       ***

P192.1          Concreted length                            m            ***         ***       ***

P193.1          Depth bored; maximum depth 40 - 45m         m            ***         ***       ***

                Diameter 2000mm

P191.2          Number of piles                             nr           ***         ***       ***

P192.2          Concreted length                            m            ***         ***       ***

P193.2          Depth bored; maximum depth 45 - 50m         m            ***         ***       ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                PILING ANCILLARIES

                Cast in place concrete piles

                Boring through rock

Q129.1          Diameter 1800mm                             m            ***         ***       ***

Q129.2          Diameter 2000mm                             m            ***         ***       ***

                Backfilling empty bore with approved
                granular material

Q139.1          Diameter 1800mm                             m            ***         ***       ***

Q139.2          Diameter 2000mm                             m            ***         ***       ***

                Permanent casings each length not
                exceeding 13m; grade 43 mild
                steel; minimum 16mm thick

Q149.1          Diameter 1800mm                             m            ***         ***       ***

Q149.2          Diameter 2000mm                             m            ***         ***       ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                PILING ANCILLARIES (Cont'd)

                Cast in place concrete piles (Cont'd)

                Cutting of surplus lengths; including
                permanent casings

Q179.1          Diameter 1800mm                             m            ***         ***       ***

Q179.2          Diameter 2000mm                             m            ***         ***       ***

                Preparing heads

Q189.1          Diameter 1800mm                             nr           ***         ***       ***

Q189.2          Diameter 2000mm                             nr           ***         ***       ***

                Reinforcement; deformed high yield steel bars to BS 4449 and CS2:1995

Q211            Straight bars; nominal size not exceeding
                25mm                                        t            ***         ***       ***

Q212            Straight bars; nominal size exceeding 25mm  t            ***         ***       ***

Q219            Circular links; nominal size 16mm           t            ***         ***       ***

Q299            Protecting starter bars protruding above
                pile cut-off level; including removal of
                the protection and preparing  of the bars
                for subsequent works                        sum                                ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/5                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                PILING ANCILLARIES (Cont'd)

                Pile tests

                Maintained loading with various reactions

Q819            Test load; minimum two times working load;
                as Clause A33.1.04 of Appendix Q to
                Particular Specification                    nr           ***         ***       ***

Q840            Non-destructive integrity; sonic testing    nr           ***         ***       ***

Q860            Number of cast in place concrete pile
                cored; for full depth coring                nr           ***         ***       ***

Q870            Coring of cast in place concrete pile;
                for full depth coring; 100mm diameter       m            ***         ***       ***

Q880            Core boxes; size of box 1.05m long x 0.45m
                wide; to contain core materials of weight
                not exceeding 50kg; for full depth coring   nr           ***         ***       ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/6                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                Contractor's Other Charges

                The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing
                Schedule and for which a separate charge is required.

                The unit of measurement for any
                Contractor's Other Charges shall be "sum",
                with Quantity and Rate columns entered
                with "N/A".
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/7                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                GENERAL ITEMS

                Method Related Charges

                The Contractor shall enter hereunder in
                detail any method related charges items
                in accordance with SECTION 7 of CESMM3
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill E3     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    E3/8                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                           Earthworks and Piling
                                                                Activity Bill E3

                                                                   AMOUNT
                       ITEM DESCRIPTION                             HK$
         ------------------------------------------------------------------
         COLLECTION OF ACTIVITY BILL NO. E3
         PRELIMINARY PILE

         Page

         E3/1                                                       ***

         E3/2                                                       ***

         E3/3                                                       ***

         E3/4                                                       ***

         E3/5                                                       ***

         E3/6                                                       ***

         E3/7                                                       ***

         E3/8                                                       ***
         ------------------------------------------------------------------
                               To Summary of Cost Centre E          ***
                                                                 ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   E3/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre E
Pricing Schedule                                    Viaduct Ch35+372 to Ch37+077
                                                           Earthworks and Piling

                                                                   AMOUNT
                       ITEM DESCRIPTION                             HK$
         ------------------------------------------------------------------
         SUMMARY OF COST CENTRE E
         Viaduct Ch35+372 to Ch37+077 - Earthworks and Piling

         Page

         E1/COL/1 - Earthworks                                      ***

         E2/COL/1 - Piling                                          ***

         E3/COL/1 - Preliminary Pile                                ***
         ------------------------------------------------------------------
                               To Pricing Schedule Summary          ***
                                                                 ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   E.SUM/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                                         General
                                                                Activity Bill F1

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                LUMP SUM ITEMS FOR ACTIVITY BILL
                NO. F1 - VIADUCT CH35+372 TO
                CH37+077 - GENERAL

LSF1.1          Demolition and Site Clearance               Sum          ***         ***       ***

LSF1.2          Pile Caps and Foundations                   Sum          ***         ***       ***

LSF1.3          Piers and Portals                           Sum          ***         ***       ***

LSF1.4          Girders and Parapets                        Sum          ***         ***       ***

LSF1.5          OHL Masts                                   Sum          ***         ***       ***

LSF1.6          Finishings and Metalworks                   Sum          ***         ***       ***

LSF1.7          Above Ground Drainage                       Sum          ***         ***       ***

LSF1.8          Below Ground Drainage                       Sum          ***         ***       ***

----------------------------------------------------------------------------------------------------
                                                     To Collection of Activity Bill No. F1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    F1/1                  Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                                         General
                                                                Activity Bill F1

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                Contractor's Other Charges

                The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing
                Schedule and for which a separate charge is required.

                The unit of measurement for any
                Contractor's Other Charges shall be "sum",
                with Quantity and Rate columns entered
                with "N/A".
----------------------------------------------------------------------------------------------------
                                                     To Collection of Activity Bill No. F1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    F1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                                         General
                                                                Activity Bill F1

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                GENERAL ITEMS

                Method Related Charges

                The Contractor shall enter hereunder in
                detail any method related charges items
                in accordance with SECTION 7 of CESMM3
----------------------------------------------------------------------------------------------------
                                                     To Collection of Activity Bill No. F1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    F1/3                  Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Pricing Schedule                                  Viaduct Ch35+372 to Ch37+077 -
                                                                         General
                                                                Activity Bill F1

                                                                   AMOUNT
                       ITEM DESCRIPTION                             HK$
         ------------------------------------------------------------------
         COLLECTION OF ACTIVITY BILL NO. F1
         Viaducts Ch35+372 to Ch37+077 - General

         Page

         F1/1                                                       ***

         F1/2                                                       ***

         F1/3                                                       ***
         ------------------------------------------------------------------
                                    To Summary of Cost Centre F     ***
                                                                 ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   F1/COL/1               Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Pricing Schedule                          Viaduct Ch35+372 to Ch37+077 - General

                                                                   AMOUNT
                       ITEM DESCRIPTION                             HK$
         ------------------------------------------------------------------
         SUMMARY OF COST CENTRE F
         Viaduct Ch35+372 to Ch37+077 - General

         Page

         F1/COL/1 - Viaduct Ch35+372 to Ch37+077 - General          ***
         ------------------------------------------------------------------
                               To Pricing Schedule Summary          ***
                                                                 ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   F.SUM/1                Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Pricing Schedule                                                  Electrical and
                                                                Mechanical Works
                                                                Activity Bill G1

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                LUMP SUM ITEMS FOR ACTIVITY BILL NO.
                G1 - ELECTRICAL AND MECHANICAL WORKS

LSG1.1          Track Alignment                             Sum          ***        ***        ***

LSG1.2          Emergency Access Points & Staircases        Sum          ***        ***        ***

LSG1.3          Ancillary Buildings                         Sum          ***        ***        ***

LSG1.4          Building Automation System                  Sum          ***        ***        ***
----------------------------------------------------------------------------------------------------
                                                     To Collection of Activity Bill No. G1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    G1/1                  Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Pricing Schedule                                                  Electrical and
                                                                Mechanical Works
                                                                Activity Bill G1

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                Contractor's Other Charges

                The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing
                Schedule and for which a separate charge is required.

                The unit of measurement for any
                Contractor's Other Charges shall be "sum",
                with Quantity and Rate columns entered
                with "N/A".
----------------------------------------------------------------------------------------------------
                                                     To Collection of Activity Bill No. G1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    G1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Pricing Schedule                                                  Electrical and
                                                                Mechanical Works
                                                                Activity Bill G1

                                                                                    RATE      AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$        HK$
----------------------------------------------------------------------------------------------------
                GENERAL ITEMS

                Method Related Charges

                The Contractor shall enter hereunder in
                detail any method related charges items
                in accordance with SECTION 7 of CESMM3
----------------------------------------------------------------------------------------------------
                                                     To Collection of Activity Bill No. G1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    G1/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Pricing Schedule                                                  Electrical and
                                                                Mechanical Works

                                                                   AMOUNT
                       ITEM DESCRIPTION                             HK$
         ------------------------------------------------------------------
         SUMMARY OF COST CENTRE G
         Electrical and Mechanical Works

         Page

         G1/COL/1 - Electrical and Mechanical Works                 ***
         ------------------------------------------------------------------
                                    To Pricing Schedule Summary     ***
                                                                 ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   G.SUM/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                                    RATE      AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$        HK$
----------------------------------------------------------------------------------------------------
                RE-MEASUREMENT ITEMS FOR EARTHWORKS FOR
                EXTERNAL WORKS

                EMBANKMENT FORMATIONS

                EARTHWORKS

                General excavation

                Topsoil

E415            Maximum depth 2 - 5m                        m3           ***        ***        ***

                Material other than topsoil, rock or
                artificial hard material

E425            Maximum depth 2 - 5m                        m3           ***        ***        ***

                Rock

E435            Maximum depth 2 - 5m                        m3           ***        ***        ***

                Brickwork, concrete, reinforced
                concrete, masonry, pipework,
                bituminous paving and the like;
                exposed at commencing surface

E445            Maximum depth 2 - 5m                        m3           ***        ***        ***

                Brickwork, concrete, reinforced
                concrete masonry, pipework,
                bituminous, paving and the like;
                not exposed at commencing
                surface

E455            Maximum depth 2 - 5m                        m3           ***        ***        ***
----------------------------------------------------------------------------------------------------
                                                         To Collection of Activity Bill H1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                                    RATE     AMOUNT
ITEM CODE                   ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------------
                EMBANKMENT FORMATIONS (Cont'd)

                EARTHWORKS (Cont'd)

                Excavation ancillaries

                Preparation of excavated surfaces

E522.1          Material other than topsoil, rock or
                artificial hard material                    m2           ***        ***        ***

E522.2          Material other than topsoil, rock or
                artificial hard material; inclined at an
                angle of 10 - 45 degree to the horizontal   m2           ***        ***        ***

                Disposal of excavated material

E531.1          Topsoil                                     m3           ***        ***        ***

E532.1          Material other than topsoil, rock
                or artificial hard material                 m3           ***        ***        ***

E533.1          Rock                                        m3           ***        ***        ***

E534.1          Brickwork, concrete reinforced concrete,
                masonry, pipework, bituminous paving and
                the like                                    m3           ***        ***        ***
                                                                                            --------
                                                         To Collection of Activity Bill H1     ***
                                                                                            --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            EMBANKMENT FORMATIONS (Cont'd)

            EARTHWORKS (Cont'd)

            Filling

            Embankment

E624        Selected excavated material other than
            topsoil, rock or artificial hard material     m3        ***      ***      ***

E625        Imported natural material; CDG fill           m3        ***      ***      ***

E627        Imported rock; grade 200                      m3        ***      ***      ***

            Depth 300mm thick

E645.1      Imported natural material; granular
            material                                      m2        ***      ***      ***

E645.2      Imported natural material; granular
            material; inclined at an angle of 10 - 45
            degree to the horizontal                      m2        ***      ***      ***

            Depth 800mm thick

E647        Imported rock; rip rap surface; inclined at
            an angle of 10 - 45 degree to the
            horizontal                                    m2        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE              ITEM DESCRIPTION                   UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            EMBANKMENT FORMATIONS (Cont'd)

            EARTHWORKS (Cont'd)

            Filling ancillaries

            Preparation of filled surfaces

E722.1      CDG fill                                      m2        ***      ***      ***

E722.2      CDG fill; inclined at an angle of 10 - 45
            degrees to the horizontal                     m2        ***      ***      ***

E723.1      Grade 200 rock                                m2        ***      ***      ***

E723.2      Grade 200 rock; inclined at an angle of
            10 - 45 degrees to the horizontal             m2        ***      ***      ***

            Geotextiles

E730.1      Permeable filter membrane Terram 700 or
            approved type                                 m2        ***      ***      ***

            Geogrids

E730.2      Geosynthethic reinforcement; polyethylene
            and polyester based                           m2        ***      ***      ***
------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            ANCILLARY BUILDING AND STAIRCASE

            EARTHWORKS

            Excavation for foundations

            Topsoil

E315        Maximum depth 2 - 5m                          m3        ***      ***      ***

            Material other than topsoil, rock or
            artificial hard material; commencing
            surface at Site formation level

E325        Maximum depth 2 - 5m                          m3        ***      ***      ***

            Rock

E335        Maximum depth 2 - 5m                          m3        ***      ***      ***

            Brickwork, concrete, reinforced concrete, masonry, pipework, bituminous paving and the like; exposed at commencing surface

E345        Maximum depth 2 - 5m                          m3        ***      ***      ***

            Brickwork, concrete, reinforced concrete masonry, pipework, bituminous, paving and the like; not exposed at commencing surface

E355        Maximum depth 2 - 5m                          m3        ***      ***      ***

------------------------------------------------------------------------------------------
                                               To Collection of Activity Bill H1      ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/5                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            ANCILLARY BUILDING AND STAIRCASE
            (Cont'd)

            EARTHWORKS (Cont'd)

            Excavation ancillaries

            Preparation of excavated surfaces

E522.3      Material other than topsoil, rock or
            artificial hard material                      m2        ***      ***      ***

            Disposal of excavated material

E531.2      Topsoil                                       m3        ***      ***      ***

E532.2      Material other than topsoil, rock or
            artificial hard material                      m3        ***      ***      ***

E533.2      Rock                                          m3        ***      ***      ***

E534.2      Brickwork, concrete reinforced concrete,
            masonry, pipework, bituminous paving and
            the like                                      m3        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/6                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            ROAD AND PAVINGS

            EARTHWORKS

            General excavation

            Topsoil

E413        Maximum depth 0.5 - 1m                        m3        ***      ***      ***

            Material other than topsoil, rock or
            artificial hard material; commencing
            surface at site formation level

E423        Maximum depth 0.5 - 1m                        m3        ***      ***      ***

            Rock

E433        Maximum depth 0.5 - 1m                        m3        ***      ***      ***

            Brickwork, concrete, reinforced concrete, masonry, pipework, bituminous paving and the like; exposed at commencing surface

E443        Maximum depth 0.5 - 1m                        m3        ***      ***      ***

            Brickwork, concrete, reinforced concrete masonry, pipework, bituminous, paving and the like; not exposed at commencing surface

E453        Maximum depth 0.5 - 1m                        m3        ***      ***      ***
------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/7                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            ROAD AND PAVINGS (Cont'd)

            EARTHWORKS (Cont'd)

            Excavation ancillaries

            Preparation of excavated surfaces

E522.4      Material other than topsoil, rock or
            artificial hard material                      m2        ***      ***      ***

            Disposal of excavated material

E531.3      Topsoil                                       m3        ***      ***      ***

E532.3      Material other than topsoil, rock or
            artificial hard material                      m3        ***      ***      ***

E533.3      Rock                                          m3        ***      ***      ***

E534.3      Brickwork, concrete reinforced concrete,
            masonry, pipework, bituminous paving and
            the like                                      m3        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/8                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            Contractor's Other Charges

            The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing
            Schedule and for which a separate charge is required.

            The unit of measurement for any
            Contractor's Other Charges shall be "sum",
            with Quantity and Rate columns entered
            with "N/A".
------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H1/9                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GENERAL ITEMS

            Method Related Charges

            The Contractor shall enter hereunder in
            detail any method related charges items
            in accordance with SECTION 7 of CESMM3
------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H1     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   H1/10                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H1

                                                     AMOUNT
                         ITEM DESCRIPTION              HK$
                -------------------------------------------
                COLLECTION OF ACTIVITY BILL NO. H1
                Earthworks

                Page

                H1/1                                   ***

                H1/2                                   ***

                H1/3                                   ***

                H1/4                                   ***

                H1/5                                   ***

                H1/6                                   ***

                H1/7                                   ***

                H1/8                                   ***

                H1/9                                   ***

                H1/10                                  ***
                -------------------------------------------
                       To Summary of Cost Centre H     ***
                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  H1/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            RE-MEASUREMENT ITEMS FOR PILING FOR
            EXTERNAL WORKS

            GROUND INVESTIGATION

            Rotary drilled boreholes: by rig

            Numbers

B310        Core of NX size                               nr        ***      ***      ***

            Depth without core recovery; core of NX
            size; commence from Original Surface

B334        In holes of maximum depth 20 - 30m            m         ***      ***      ***

B336        In holes of maximum depth 40 - 50m            m         ***      ***      ***

            Depth with core recovery; core of NX size;
            commence from Original Surface

B344        In holes of maximum depth 20 - 30m            m         ***      ***      ***

B346        In holes of maximum depth 40 - 50m            m         ***      ***      ***

            Depth cased

B350        For core of NX size                           m         ***      ***      ***
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                           External Works -Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Rotary drilled boreholes: by rig
            (Cont'd)

            Depth backfilled; with 1:15 cement and
            sand mixture or other approved grouting

B360        For core of NX size                           m         ***      ***      ***

            Core boxes; size of box 1.05m long x 0.45m wide; to contain core materials of weight not exceeding 50kg

B370.1      Core of NX size                               nr        ***      ***      ***

            Site tests and observations

            Standard penetration tests on soil portion of drilling

B513        Standard penetration; in rotary drilled
            boreholes                                     nr        ***      ***      ***

            Laboratory tests

            Rock strength tests on rock core samples

B771        Unconfined compressive strength of core
            samples of NX size; height of samples
            300 - 600mm                                   nr        ***      ***      ***

B775        Point load strength of core samples of NX
            size                                          nr        ***      ***      ***
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            PILES

            Bored cast in place concrete mini-piles;
            commence at Original Surface; minimum
            30MPa non-shrink cement grout

            Diameter 219mm; with 235mm minimum reamed holes

P191        Number of piles                               nr        ***      ***      ***

Pl92        Concreted length                              m         ***      ***      ***

P193.1      Depth bored; maximum depth 20 - 25m           m         ***      ***      ***

P193.2      Depth bored; maximum depth 35 - 40m           m         ***      ***      ***

            PILING ANCILLARIES

            Cast in place concrete mini-piles

            Boring through rock

Q129        Diameter 209mm                                m         ***      ***      ***

            Backfilling empty bore with imported
            granular material

Q134        Diameter 209mm                                m         ***      ***      ***

            Permanent casings each length not
            exceeding 13m; grade 43 structural steel to BS 4360; minimum 5mm thick

Q149        Diameter 209mm                                m         ***      ***      ***
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            PILING ANCILLARIES (Cont'd)

            Cast in place concrete mini-piles
            (Cont'd)

            Cutting off surplus lengths; including
            permanent casings

Q179        Diameter 219mm                                m         ***      ***      ***

            Preparing heads

Q189        Diameter 219mm                                nr        ***      ***      ***

            Reinforcement; deformed high yield steel bars to BS 4449 and CS2:1995

Q212        Straight bars; nominal size exceeding 25mm    t         ***      ***      ***

            Reinforcement; special joints

Q219        Screwed sleeve; mechanical
            tension/compression threaded coupler;
            connected to two 40mm diameter steel bars;
            including forming threaded ends on steel
            bars                                          nr        ***      ***      ***

Q299        Protecting starter bars protruding above
            pile cut-off level; including removal of
            the protection and preparing of the bars
            for subsequent works                          sum                         ***
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            PILING ANCILLARIES (Cont'd)

            Pile tests

            Maintained loading with various reactions

Q819.1      Test load; twice working loading on
            selected piles of EAP staircase               nr        ***      ***      ***

Q819.2      Test load; twice working loading on
            selected piles of Access Bridge               nr        ***      ***      ***
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/5                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            Contractor's Other Charges

            The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing
            Schedule and for which a separate charge is required.

            The unit of measurement for any
            Contractor's Other Charges shall be "sum",
            with Quantity and Rate columns entered
            with "N/A".
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/6                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GENERAL ITEMS

            Method Related Charges

            The Contractor shall enter hereunder in
            detail any method related charges items in
            accordance with SECTION 7 of CESMM3
------------------------------------------------------------------------------------------
                                            To Collection of Activity Bill No. H2     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H2/7                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                          External Works - Earthworks and Piling
                                                                Activity Bill H2

                                                       AMOUNT
                          ITEM DESCRIPTION               HK$
                 --------------------------------------------
                 COLLECTION OF ACTIVITY BILL NO. H2
                 Piling

                 Page

                 H2/1                                    ***

                 H2/2                                    ***

                 H2/3                                    ***

                 H2/4                                    ***

                 H2/5                                    ***

                 H2/6                                    ***

                 H2/7                                    ***
                 --------------------------------------------
                         To Summary of Cost Centre H     ***
                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  H2/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            RE-MEASUREMENT ITEMS FOR GROUND
            INVESTIGATION FOR GEOTECHNICAL FOR
            EXTERNAL WORKS

            GROUND INVESTIGATION

            Trial Pits

            Number in material other than rock;
            minimum plan area 2.25m2; excavation
            including temporary shoring

B114        Maximum depth 3 - 5m                          nr        ***      ***      ***

B130        Depth in material other than rock             m         ***      ***      ***

B140        Depth in rock                                 m         ***      ***      ***

B150        Depth supported                               m         ***      ***      ***

B160        Depth backfilled with granular materials      m         ***      ***      ***

B170        Removal of obstructions                       h         ***      ***      ***
------------------------------------------------------------------------------------------
                                               To Collection of Activity Bill H3      ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Rotary drilled boreholes: by rig

            Numbers; with inspection pits

B310        Core of P size                                nr        ***      ***      ***

            Depth without core recovery; core of P
            size; commence from Original Surface

B336        In holes of maximum depth 65m                 m         ***      ***      ***

            Depth with core recovery; core of P size;
            commence from Original Surface

B346        In holes of maximum depth 65m                 m         ***      ***      ***

            Depth cased

B350        For core of P size                            m         ***      ***      ***

            Core boxes; size of box 1.05m long x 0.45m wide; to contain core materials of weight not exceeding 50kg

B370        Core of P size                                nr        ***      ***      ***

            Samples

            From trial pits and trenches

B419.1      U76 sample                                    nr        ***      ***      ***

B419.2      U100 sample                                   nr        ***      ***      ***

B419.3      Large disturbed sample; sample weight not
            less than 11kg                                nr        ***      ***      ***
------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Samples (Cont'd)

            From boreholes

B422        Small disturbed sample from core of P
            size; in form of jar                          nr        ***      ***      ***

B423        Recover water sample from core of P size      nr        ***      ***      ***

B429.1      SPT's with liner sample from core of P
            size                                          nr        ***      ***      ***

B429.2      Mazier sample from core of P size             nr        ***      ***      ***

B429.3      Piston sample from core of P size             nr        ***      ***      ***

B429.4      U100 sample from core of P size               nr        ***      ***      ***

B429.5      Double U76 with core catcher from core of
            P size                                        nr        ***      ***      ***

B429.6      Contaminated soil sample; nominal sample
            weight 0.5kg from fore of P size              nr        ***      ***      ***

------------------------------------------------------------------------------------------
                                               To Collection of Activity Bill H3      ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Site tests and observations

B511.1      Variable head permeability test in rotary
            drilled boreholes; with core of P size        nr        ***      ***      ***

B511.2      Constant head permeability test in rotary
            drilled boreholes; with core of P size        nr        ***      ***      ***

B513        Standard penetrations in rotary drilled
            boreholes; with core of P size                nr        ***      ***      ***

B515        Penetration shear vane test in rotary
            drilled boreholes; with core of P size        nr        ***      ***      ***

B516        Pressuremeter test in rotary drilled
            boreholes; with core of P size                nr        ***      ***      ***

B519.1      Volatile organic test in rotary drilled
            boreholes; with core of P size                nr        ***      ***      ***

B519.2      Packer (water absorption) test in rotary
            drilled boreholes; with core of P size        nr        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Site tests and observations (Cont'd)

B519.3      Impression packer test in rotary drilled
            boreholes; with core of P size                nr        ***      ***      ***

B519.4      Earth resistivity test in rotary drilled
            boreholes; with core of P size                nr        ***      ***      ***

B525        In-situ density test in trial pits            nr        ***      ***      ***

B526        Proctor tests; 2.5kg; with 5 determination    nr        ***      ***      ***

            Instrumental observations

            Pressure head

B612        Piezometers                                   m         ***      ***      ***

B613        Install covers; in drillholes                 nr        ***      ***      ***

B614        Monitoring                                    visit     ***      ***      ***

B615        Reporting                                     nr        ***      ***      ***

            Observation wells

B691        Installations; in drillholes                  nr        ***      ***      ***

B694        Monitoring                                    visit     ***      ***      ***

B695        Reporting                                     nr        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/5                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Laboratory tests

            Classification

B711        Moisture content                              nr        ***      ***      ***

B712        Atterberg limits (Plastic and Liquid
            Limits)                                       nr        ***      ***      ***

B713        Specific gravity                              nr        ***      ***      ***

B719.1      Particle size distribution                    nr        ***      ***      ***

B719.2      Bulk density                                  nr        ***      ***      ***

B719.3      Dry density/Moisture content relationship     nr        ***      ***      ***

------------------------------------------------------------------------------------------
                                               To Collection of Activity Bill H3      ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/6                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Laboratory tests (Cont'd)

            Chemical content

B721        Organic matter                                nr        ***      ***      ***

B722        Sulphate and sulphide                         nr        ***      ***      ***

B723        pH                                            nr        ***      ***      ***

B729.1      Chloride                                      nr        ***      ***      ***

B729.2      Carbonate                                     nr        ***      ***      ***

B729.3      Redox potential                               nr        ***      ***      ***

B729.4      Soil resistivity                              nr        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/7                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GROUND INVESTIGATION (Cont'd)

            Laboratory tests (Cont'd)

            Consolidation

B741        Oedometer test; with 7 stages                 nr        ***      ***      ***

B742.1      CU triaxial test; single-stage                nr        ***      ***      ***

B742.2      CU triaxial test; three-stage                 nr        ***      ***      ***

B742.3      UU triaxial test; single-stage                nr        ***      ***      ***

B742.4      UU triaxial test; three-stage                 nr        ***      ***      ***

B742.5      CD triaxial test                              nr        ***      ***      ***

            Rock strength test on rock core sample

B771        Unconfined compressive strength of core
            samples; sample of P size                     nr        ***      ***      ***

B775        Point load test of core sample of P size      nr        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/8                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            Contractor's Other Charges

            The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing
            Schedule and for which a separate charge is required.

            The unit of measurement for any
            Contractor's Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H3/9                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            GENERAL ITEMS

            Method Related Charges

            The Contractor shall enter hereunder in
            detail any method related charges items in accordance with SECTION 7 of CESMM3

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H3     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   H3/10                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H3

                                                           AMOUNT
                               ITEM DESCRIPTION              HK$
                  -----------------------------------------------
                  COLLECTION OF ACTIVITY BILL NO. H3
                  Ground Investigation for Geotechnical

                  Page

                  H3/1                                       ***

                  H3/2                                       ***

                  H3/3                                       ***

                  H3/4                                       ***

                  H3/5                                       ***

                  H3/6                                       ***

                  H3/7                                       ***

                  H3/8                                       ***

                  H3/9                                       ***

                  H3/10                                      ***

                  -----------------------------------------------
                               To Summary of Cost Centre H   ***
                                                           ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  H3/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                            RATE    AMOUNT
ITEM CODE                ITEM DESCRIPTION                 UNIT   QUANTITY    HK$      HK$
------------------------------------------------------------------------------------------
            RE-MEASUREMENT ITEMS FOR TEMPORARY ACCESS
            TRAVERSES PONDS FOR EXTERNAL WORKS

            MISCELLANEOUS WORK

            Design, construct, maintain including
            repair to make good any damage, subsequent reinstatement of temporary access roads and removal upon completion of the Works;
            including testing for ground conditions, interface with other temporary and permanent construction and reinstatement of impacted ponds; as Particular
            Specification Clause P29.5, Drawing Nr.
            LCC202/13/C14/111 and General
            Specification Section G5

            In minimum practical width; minimum 390mm thick base including Geoweb, granular fill, geotextile and temporary access drains

X999.1      At Ch35+510 to Ch35+540                       m2        ***      ***      ***

X999.2      At Ch35+560 to Ch35+640                       m2        ***      ***      ***

X999.3      At Ch35+650 to Ch35+700                       m2        ***      ***      ***

X999.4      At Ch35+770 to Ch35+860                       m2        ***      ***      ***

X999.5      At Ch36+025 to Ch36+140                       m2        ***      ***      ***

X999.6      At Ch36+340 to Ch36+400                       m2        ***      ***      ***

X999.7      At Ch36+460 to Ch36+560                       m2        ***      ***      ***

------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill H4     ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H4/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          MISCELLANEOUS WORK (Cont'd)

          Design, construct, maintain including
          repair to make good any damage,
          subsequent reinstatement of temporary
          access roads and removal upon completion of the Works; including testing for ground conditions, interface with other temporary and permanent construction and reinstatement of impacted ponds; as
          Particular Specification Clause P29.5,
          Drawing Nr. LCC202/13/C14/111 and
          General Specification Section G5
          (Cont'd)

          In minimum practical width; minimum
          490mm thick base including Geoweb,
          granular fill, geotextile and temporary
          access drains

X999.8    At Ch35+510 to Ch35+540                   m2          ***           ***            ***

X999.9    At Ch35+560 to Ch35+640                   m2          ***           ***            ***

X999.10   At Ch35+650 to Ch35+700                   m2          ***           ***            ***

X999.ll   At Ch35+770 to Ch35+860                   m2          ***           ***            ***

X999.12   At Ch36+025 to Ch36+140                   m2          ***           ***            ***

X999.13   At Ch36+340 to Ch36+400                   m2          ***           ***            ***

X999.14   At Ch36+460 to Ch36+560                   m2          ***           ***            ***
-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill H4        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H4/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          MISCELLANEOUS WORK (Cont'd)

          Design, construct, maintain including
          repair to make good any damage,
          subsequent reinstatement of temporary
          access roads and removal upon completion of the Works; including testing for ground conditions, interface with other temporary and permanent construction and reinstatement of impacted ponds; as
          Particular Specification Clause P29.5,
          Drawing Nr. LCC202/13/C14/111 and
          General Specification Section G5
          (Cont'd)

          In minimum practical width; minimum
          590mm thick base including Geoweb,
          granular fill, geotextile and temporary
          access drains

X999.15   At Ch35+510 to Ch35+540                   m2          ***           ***            ***

X999.16   At Ch35+560 to Ch35+640                   m2          ***           ***            ***

X999.17   At Ch35+650 to Ch35+700                   m2          ***           ***            ***

X999.18   At Ch35+770 to Ch35+860                   m2          ***           ***            ***

X999.19   At Ch36+025 to Ch36+140                   m2          ***           ***            ***

X999.20   At Ch36+340 to Ch36+400                   m2          ***           ***            ***

X999.21   At Ch36+460 to Ch36+560                   m2          ***           ***            ***
-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill H4        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H4/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          MISCELLANEOUS WORK (Cont'd)

          Design, construct, maintain including
          repair to make good any damage,
          subsequent reinstatement of temporary
          access roads and removal upon completion of the Works; including testing for ground conditions, interface with other temporary and permanent construction and reinstatement of impacted ponds; as
          Particular Specification Clause P29.5,
          Drawing Nr. LCC202/13/C14/111 and
          General Specification Section G5
          (Cont'd)

          In minimum practical width; exceeding
          590mm thick base including Geoweb,
          granular fill, geotextile and temporary
          access drains

X999.22   At Ch35+510 to Ch35+540                   m2          ***           ***            ***

X999.23   At Ch35+560 to Ch35+640                   m2          ***           ***            ***

X999.24   At Ch35+650 to Ch35+700                   m2          ***           ***            ***

X999.25   At Ch35+770 to Ch35+860                   m2          ***           ***            ***

X999.26   At Ch36+025 to Ch36+140                   m2          ***           ***            ***

X999.27   At Ch36+340 to Ch36+400                   m2          ***           ***            ***

X999.28   At Ch36+460 to Ch36+560                   m2          ***           ***            ***
-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill H4        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H4/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill H4        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H4/5                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill H4        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    H4/6                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                            External Works - Earthworks & Piling
                                                                Activity Bill H4

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL No. H4
          Temporary Access Traverses Ponds

          Page

          H4/1                                                            ***

          H4/2                                                            ***

          H4/3                                                            ***

          H4/4                                                            ***

          H4/5                                                            ***

          H4/6                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre H        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  H4/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre H
Pricing Schedule                                                  External Works
                                                           - Earthworks & Piling

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          SUMMARY OF COST CENTRE H
          External Works - Earthworks and Piling

          Page

          H1/COL/1 - Earthworks                                           ***

          H2/COL/1 - Piling                                               ***

          H3/COL/1 - Ground Investigation for Geotechnical                ***

          H4/COL/1 - Tempoary Access Traverses Ponds                      ***

------------------------------------------------------------------------------
                                       To Pricing Schedule Summary        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   H.SUM/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          LUMP SUM ITEMS FOR ACTIVITY BILL
          NO. I1 - EMERGENCY ACCESS POINT AND RAMP

LSI1.1    Ancillary Buildings                       Sum         ***           ***            ***

LSI1.2    Staircases                                Sum         ***           ***            ***

LSI1.3    Cable Trenches and other Builder's
          Works                                     Sum         ***           ***            ***

LSI1.4    Road and Pavings                          Sum         ***           ***            ***

LSI1.5    Access Bridges                            Sum         ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I1/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I1

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. I1
          Emergency Access Point and Ramp

          Page

          I1/1                                                           ***

          I1/2                                                           ***

          I1/3                                                           ***

------------------------------------------------------------------------------
                                      To Summary of Cost Centre I1       ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  Il/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I2

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          LUMP SUM ITEMS FOR ACTIVITY BILL
          NO. I2 - LANDSCAPING WORKS

LSI2.1    Soft Landscaping                          Sum         ***           ***            ***

LSI2.2    Hard Landscaping                          Sum         ***           ***            ***

LSI2.3    Tree Transplantation                      Sum         ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I2/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I2

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I2/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I2

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I2/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I2

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. I2
          Landscaping Works

          Page

          I2/1                                                            ***

          I2/2                                                            ***

          I2/3                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre I        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  I2/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I3

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          LUMP SUM ITEMS FOR ACTIVITY BILL
          NO. I3 - EXTERNAL UTILITIES

LSI3.1    Water Supply                              Sum         ***            ***           ***

LSI3.2    Fire Street Hydrant System                Sum         ***            ***           ***

LSI3.3    Utilities works                           Sum         ***            ***           ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I3        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I3/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I3

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I3        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I3/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I3

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. I3        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    I3/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General
                                                                Activity Bill I3

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. I3
          External Utilities

          Page

          I3/1                                                            ***

          I3/2                                                            ***

          I3/3                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre I        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  I3/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Pricing Schedule                                        External Works - General

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          SUMMARY OF COST CENTRE I
          External Works - General

          Page

          Il/COL/l - Other Civil Structures                               ***

          I2/COL/l - Landscaping Works                                    ***

          I3/COL/1 - External Utilities                                   ***

------------------------------------------------------------------------------
                                       To Pricing Schedule Summary        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  I.SUM/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          RE-MEASUREMENT ITEMS FOR EARTHWORKS
          FOR REPROVISIONING, REMEDIAL AND
          IMPROVEMENT WORKS (RRIW)

          DIVERSION OF ROAD NEAR SAN SHAM ROAD AT
          CH36+700

          EARTHWORKS

          General excavation

          Topsoil

E412      Maximum depth 0.25 - 0.5m                 m3          ***           ***            ***

          Material other than topsoil, rock or
          artificial hard material

E422      Maximum depth 0.25 - 0.5m                 m3          ***           ***            ***

          Rock

E432      Maximum depth 0.25 - 0.5m                 m3          ***           ***            ***

          Brickwork, concrete, reinforced
          concrete, masonry, pipework, bituminous
          paving and the like; exposed at
          commencing surface

E442      Maximum depth 0.25 - 0.5m                 m3          ***           ***            ***

          Brickwork, concrete, reinforced
          concrete, masonry, pipework,
          bituminous paving and the like;
          not exposed at commencing surface

E452      Maximum depth 0.25 - 0.5m                 m3          ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          DIVERSION OF ROAD NEAR SAN SHAM ROAD AT
          CH36+700 (Cont'd)

          EARTHWORKS (Cont'd)

          Excavation ancillaries

          Preparation of excavated surface

E522      Material other than topsoil, rock or
          artificial hard material                  m2          ***           ***            ***

          Disposal of excavated material

E531      Topsoil                                   m3          ***           ***            ***

E532      Material other than topsoil, rock or
          artificial hard material                  m3          ***           ***            ***

E533      Rock                                      m3          ***           ***            ***

E534      Brickwork, concrete, reinforced
          concrete, masonry, pipework, bituminous
          paving and the like                       m3          ***           ***            ***

          Filling

          General

E634      Selected excavated material other than
          topsoil, rock or artificial hard
          materials                                 m3          ***           ***            ***

          Filling ancillaries

          Trimming of filled surfaces

E712      Material other than topsoil, rock or
          artificial hard material                  m2          ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J1/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J1/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J1/4                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J1

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. J1
          Earthworks

          Page

          Jl/1                                                            ***

          Jl/2                                                            ***

          Jl/3                                                            ***

          J1/4                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre J        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  Jl/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J2

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          RE-MEASUREMENT ITEMS FOR PAI LAU FOR
          REPROVISIONING, REMEDIAL AND
          IMPROVEMENT WORKS (RRIW)

          MISCELLANEOUS WORK

          Design, construct and fulfillment of Pai
          Lau Works as detailed in Appendix V to
          the Particular Specification and to be
          reviewed without objection by the
          Engineer;

          including preserve and protect adjacent
          structure, liaison, arrangement and
          co-ordination with the objectors and all relevant parties

X990      Pai Lau; size approximately 10m wide x
          7.6m high; including demolition and
          removal of existing structure, Site
          clearance, Site formation,
          foundation, structural frame,
          architectural finishes, fittings,
          fixtures, signs and graphics,
          statues, ornaments,                       nr          ***           ***            ***

          external works and all other necessary
          accessories

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J2/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J2

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J2/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J2

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill J2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    J2/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau
                                                                Activity Bill J2

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. J2
          Pai Lau

          Page

          J2/1                                                            ***

          J2/2                                                            ***

          J2/3                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre J        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  J2/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre J
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                           Works (RRIW) - Earthworks and Pai Lau

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          SUMMARY OF COST CENTRE J
          Reprovisioning, Remedial and Improvement
          Works (RRIW) - Earthworks and Pai Lau

          Page

          Jl/COL/1 - Earthworks                                           ***

          J2/COL/1 - Pai Lau                                              ***

------------------------------------------------------------------------------
                                       To Pricing Schedule Summary        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  J.SUM/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                                          Works (RRIW) - General
                                                                Activity Bill K1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          LUMP SUM ITEMS FOR ACTIVITY BILL
          NO. K1 - REPROVISIONING, REMEDIAL AND
          IMPROVEMENT WORKS (RRIW) - GENERAL

LSK1.1    Commitment Cases                          Sum         ***           ***            ***

LSK1.2    Relocation of Flag Poles and Traffic
          Sign for Bridge Building                  Sum         ***           ***            ***

LSK1.3    Diversion of Road near San Sham Road at
          Chainage 36 + 700                         Sum         ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. K1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    K1/1                  Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                                          Works (RRIW) - General
                                                                Activity Bill K1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Pricing Schedule and for which a separate charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. K1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    Kl/2                  Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                                          Works (RRIW) - General
                                                                Activity Bill K1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter hereunder in
          detail any method related charges items
          in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------
                                                To Collection of Activity Bill No. K1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    K1/3                  Contract No. LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                                          Works (RRIW) - General
                                                                Activity Bill K1

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. K1
          Reprovisioning, Remedial and Improvement
          Works (RRIW) - General

          Page

          Kl/1                                                            ***

          Kl/2                                                            ***

          Kl/3                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre K        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  Kl/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Pricing Schedule                        Reprovisioning, Remedial and Improvement
                                                          Works (RRIW) - General

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          SUMMARY OF COST CENTRE K
          Reprovisioning, Remedial and Improvement
          Works (RRIW) - General

          Page

          K1/COL/1 - Reprovisioning, Remedial and
                     Improvement Works (RRIW) - General                   ***

------------------------------------------------------------------------------
                                       To Pricing Schedule Summary        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                   K.SUM/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre L
Pricing Schedule                                   Provisional Sums and Dayworks
                                                                Activity Bill L1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          PROVISIONAL SUMS

          Daywork

A411.1    Allow the Provisional Sum of
          HK$4,000,000 for labour working during
          Normal Working Hours                      sum                                      ***

A412.1    Percentage adjustment to the Provisional
          Sum for Daywork labour working during
          Normal Working Hours                      %                         ***            ***

A411.2    Allow the Provisional Sum of
          HK$2,000,000 for labour working overtime
          between the hours of 1800 to midnight     sum                                      ***

A412.2    Percentage adjustment to the Provisional
          Sum for Daywork labour working overtime
          between the hours of 1800 to midnight     %                         ***            ***

A411.3    Allow the Provisional Sum of
          HK$1,000,000 for labour working overtime
          between the hours of midnight to 0800     sum                                      ***

A412.3    Percentage adjustment to the Provisional
          Sum for Daywork labour working overtime
          between the hours of midnight to 0800     %                         ***            ***

A413      Allow the Provisional Sum of HK$2,000,000
          for materials ordered for daywork         sum                                      ***

A414      Percentage adjustment to the Provisional
          Sum for Daywork materials                 %                         ***            ***

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill L1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    Ll/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre L
Pricing Schedule                                   Provisional Sums and Dayworks
                                                                Activity Bill L1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          PROVISIONAL SUMS (Cont'd)

          Daywork (Cont'd)

A415      Allow the Provisional Sum of
          HK$1,000,000 for Contractor's Equipment
          used for daywork                          sum                                      ***

A416      Percentage adjustment to the Provisional
          Sum for Contractor's Equipment used for
          daywork                                   %                         ***            ***

          Other Provisional Sums

A429.1    Allow the Provisional Sum of
          HK$2,000,000 for commitment cases not
          included in Appendix R to the Particular
          Specification                             sum                                      ***

A429.2    Allow the Provisional Sum of
          HK$5,000,000 for permanent fencing to
          landscaped areas under the viaduct        sum                                      ***

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill L1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    Ll/2                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre L
Pricing Schedule                                   Provisional Sums and Dayworks
                                                                Activity Bill L1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          PROVISIONAL SUMS (Cont'd)

          Other Provisional Sums (Cont'd}

A429.3    Allow the Provisional Sum of
          HK$2,000,000 for sampling, testing and
          treatment of contaminated material in
          areas other than within the ramp section  sum                                      ***

A429.4    Allow the Provisional Sum of
          HK$1,000,000 for reimbursement of
          landfill charges                          sum                                      ***

A429.5    Allow the Provisional Sum of
          HK$3,000,000 for slope treatment
          adjacent to pier W43                      sum                                      ***

A429.6    Allow the Provisional Sum of
          HK$5,000,000 for providing Attendance to
          Project Contractors after Substantial
          Completion of the Works                   sum                                      ***

-------------------------------------------------------------------------------------------------
                                                    To Collection of Activity Bill L1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    Ll/3                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre L
Pricing Schedule                                   Provisional Sums and Dayworks
                                                                Activity Bill L1

                                                                        AMOUNT
                      ITEM DESCRIPTION                                    HK$
------------------------------------------------------------------------------

          COLLECTION OF ACTIVITY BILL NO. L1
          Provisional Sums and Dayworks

          Page

          Ll/1                                                            ***

          Ll/2                                                            ***

          Ll/3                                                            ***

------------------------------------------------------------------------------
                                       To Summary of Cost Centre L        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  Ll/COL/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre L
Pricing Schedule                                   Provisional Sums and Dayworks

                                                                       AMOUNT
                  ITEM DESCRIPTION                                       HK$
------------------------------------------------------------------------------

          SUMMARY OF COST CENTRE L
          Provisional Sums and Dayworks

          Page

          Ll/COL/1 - Provisional Sums and Dayworks                        ***

------------------------------------------------------------------------------
                                       To Pricing Schedule Summary        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 L.SUM/1                   Contract No.LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                               LUMP SUM BREAKDOWNS

17 December 2002                                            Contract No. LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.1 - General Requirements                     Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Contractual requirements

A110      Contractor's bond                         sum                                      ***

A130      Contractor's insurance                    sum                                      ***

A140      Administration of all insurances
          required under the Contract including
          but without limitation Employee's
          Compensation and Statutory Employee's
          Compensation Levy                         sum                                      ***

          (Note: A Provisional Sum for the premium for Employee's Compensation Insurance and Statutory Employee's Compensation
          Levy is to be inserted within Pricing
          Schedule Summary by the Contractor)

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.1/1                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.1 - General Requirements                     Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter hereunder any
          specific item of work or obligation or
          thing which is necessary for the
          execution of the Works, as required by
          the Contract, which has been omitted
          from or has not been separately itemised
          in this Lump Sum Breakdown and for which
          a separate charge is required.                                                     ***

          The unit of measurement for any
          Contractor's Other Charges shall be
          "sum", with Quantity and Rate columns
          entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.1        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.1/2                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.1 - General Requirements                     Activity Bill A1

                                                                        AMOUNT
                 ITEM DESCRIPTION                                        HK$
------------------------------------------------------------------------------

          COLLECTION OF LUMP SUM ITEM LSA1.1
          General Requirements

          Page

          LSA1.1/1                                                        ***

          LSA1.1/2                                                        ***

------------------------------------------------------------------------------
                                     Total of Lump Sum Item LSA1.1        ***
                                                                      --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0: 26 July 2002                 LSA1.1/COL/1             Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Specified requirements

          Accommodation for the Engineer's staff
          including covered parking areas;
          establish and remove

A211.1    Offices; design, construction and
          modification                              sum                                      ***

A211.2    Offices; clearance, remove after
          issuance of Substantial Completion
          Certificate                               sum                                      ***

          Accommodation for the Engineer's staff
          including covered parking areas;
          maintain and operate

A211.3    Offices                                   wk          ***           ***            ***

A211.4    Offices; after issuance of Substantial
          Completion Certificate                    wk          ***           ***            ***

          Accommodation for the Engineer's staff;
          establish and remove

A213.1    Two number portable sub-offices; design,
          construction and modification             sum                                      ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.2/1                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS (Cont'd)

          Specified requirements (Cont'd)

          Accommodation for the Engineer's staff;
          maintain and operate

A213.2    Two number portable sub-offices;
          Engineer's staff                          wk          ***           ***            ***

          Services for the Engineer's staff;
          establish and remove after issuance of
          Substantial Completion Certificate

A221.1    Transport vehicles                        sum                                      ***

          Services for the Engineer's staff;
          maintain and operate

A221.2    Transport vehicles                        wk          ***           ***            ***

A221.3    Transport vehicles; after issuance of
          Substantial Completion Certificate        wk          ***           ***            ***

          Services for the Engineer's staff;
          establish and remove after issuance of
          Substantial Completion Certificate

A222.1    Telephone and communication equipment     sum                                      ***

A222.2    Computing and networking facilities       sum                                      ***

A222.3    Structured cabling system for computer
          room                                      sum                                      ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.2/2                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS (Cont'd)

          Specified requirements (Cont'd)

          Services for the Engineer's staff;
          maintain and operate

A222.4    Telephone and communication equipment     wk          ***           ***            ***

A222.5    Computing and networking facilities       wk          ***           ***            ***

A222.6    Structured cabling system for computer
          room                                      wk          ***           ***            ***

A222.7    Telephone and communication equipment;
          after issuance of Substantial
          Completion Certificate                    wk          ***           ***            ***

A222.8    Computing and networking facilities;
          after issuance of Substantial Completion
          Certificate                               wk          ***           ***            ***

A222.9    Structured cabling system for computer
          room; after issuance of Substantial
          Completion Certificate                    wk          ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.2/3                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS (Cont'd)

          Specified requirements (Cont'd)

          Equipment for use by the Engineer's
          staff; establish and remove after
          issuance of Substantial Completion
          Certificate

A231.1    Office equipment                          sum                                      ***

          Equipment for use by the Engineer's
          staff; maintain and operate

A231.2    Office equipment                          wk          ***           ***            ***

A231.3    Office equipment; after issuance of
          Substantial Completion Certificate        wk          ***           ***            ***

          Equipment for use by the Engineer's
          staff; establish and remove

A233.1    Surveying and testing equipment           sum                                      ***

A233.2    Safety equipment                          sum                                      ***

          Equipment for use by the Engineer's
          staff; maintain and operate

A233.3    Surveying and testing equipment           wk          ***           ***            ***

A233.4    Safety equipment                          wk          ***           ***            ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.2/4                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS (Cont'd)

          Specified requirements (Cont'd)

          Attendance upon the Engineer's staff

A241      Drivers                                   sum                                      ***

A242      Chainmen                                  sum                                      ***

A249      Office attendants                         sum                                      ***

A250      Testing of the materials                  sum                                      ***

A260      Testing of the works                      sum                                      ***

          Temporary works

A271      Traffic diversions                        sum                                      ***

A272      Traffic regulations                       sum                                      ***

A273      Access roads                              sum                                      ***

A276      Pumping                                   sum                                      ***

A277      Dewatering                                sum                                      ***

A279.1    Protect, maintain for the operation of
          existing structures                       sum                                      ***

A279.2    Provide, maintain and remove flooding
          protection works                          sum                                      ***

A279.3    Temporary crossings over channels and
          water courses                             sum                                      ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.2/5                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
-------------------------------------------------------------------------------------------------
          GENERAL ITEMS (Cont'd)

          Specified requirements (Cont'd)

          Temporary works (Cont'd)

A281      Hoardings and fencing                     sum                                      ***

A282      Project signboards                        sum                                      ***

A283      Utility diversion                         sum                                      ***

A284      Security                                  sum                                      ***

A285      Access scaffolding                        sum                                      ***

A286      Piling                                    sum                                      ***

A287      Hardstandings                             sum                                      ***

A288      Ground treatment                          sum                                      ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSA1.2        ***
                                                                                         --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.2/6                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS (Cont'd)

             Other specified requirements

             General Attendance for Project Contractors

A710.1       Contractor LDB-201 : Sheung Shui to Chau Tau Tunnels       sum                            ***

A710.2       Contractor SI-L1250 : Tunnel Ventilation System            sum                            ***

A710.3       Contractor LCC-204 : Improvement to Existing Sheung
             Shui Station and Associated Works                          sum                            ***

A710.4       Contractor LCC-205 : Watermains Diversion and
             Associated Works                                           sum                            ***

A710.5       Contractor LCC-300 : Piling, Site Formation,
             Superstructure and Associated Works for Lok Ma Chau
             Terminus and Associated Works                              sum                            ***

A710.6       Contractor LFCC-007 : Lok Ma Chau Wetland Creation         sum                            ***

A710.7       Contractor DB-1350 : Signalling and Train Control          sum                            ***

A710.8       Contractor DB-1460 : Traction Power Supply and Overhead    sum                            ***
             Line

A710.9       Contractor DB-1520 : Commercial Communication System       sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSA1.2       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/7                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS (Cont'd)

             Other specified requirements (Cont'd)

             General Attendance for Project Contractors (Cont'd)

A710.10      Contractor DB-1560 : Integrated Control &
             Communication System                                       sum                            ***

A710.11      Contractor DB-1561 : Integrated Radio System               sum                            ***

A710.12      Contractor CC-1860 : Permanent Way                         sum                            ***

A710.13      Contractor SI-E2350 : Signage for EAPs                     sum                            ***

A710.14      Contractor EGSA-023 : Archaeological Survey                sum                            ***

A710.15      Contractor 73CD/B : Construction of San Tin Channel        sum                            ***

A710.16      Contractor for Hong Kong Police Radio System               sum                            ***

A710.17      Contractor for Fire Services Department Radio System       sum                            ***

             Generally

A790.1       Health and safety                                          sum                            ***

A790.2       Site cleaning                                              sum                            ***

A790.3       Survey of the Site and setting out                         sum                            ***

A790.4       Photographic survey                                        sum                            ***

A790.5       Photographic equipments                                    sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSA1.2       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/8                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS (Cont'd)

             Other specified requirements (Cont'd)

             Generally (Cont'd)

A790.6       Reinstatement and reconstruction                           sum                            ***

A790.7       Compliance with Short Term Tenancy Agreement               sum                            ***

A790.8       Condition survey and protection of EBS, slopes,
             utilities and surrounding facilities                       sum                            ***

A790.9       Independent Checking Engineer                              sum                            ***

A790.10      Environmental requirements including but not
             limited to all necessary works as stipulated in
             Appendices H, I and J to Particular Specification
             in particular requirements for 2.5m high gap-free
             noise barrier (para 3.25, figure 9e) and measures
             to mitigate landscape and visual impacts during
             construction (Appendix B of the EP), etc                   sum                            ***

A790.11      Drainage requirements                                      sum                            ***

A790.12      Initial land survey                                        sum                            ***

A790.13      Operations and maintenance manuals                         sum                            ***

A790.14      Establishment operations for landscape softworks           sum                            ***

A790.15      Contamination Assessment Plan                              sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSA1.2       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/9                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS (Cont'd)

             Other specified requirements (Cont'd)

             Generally (Cont'd)

A790.16      Traffic management requirements                            sum                            ***

A790.17      Programme constraints                                      sum                            ***

A790.18      Construction constraints                                   sum                            ***

A790.19      Maintenance constraints                                    sum                            ***

A790.20      Assessment of fish ponds and reinstatement                 sum                            ***

A790.21      Tree felling                                               sum                            ***

A790.22      Main survey control points for Railway System
             Contracts                                                  sum                            ***

A790.23      Reliability Demonstration Plan                             sum                            ***

A790.24      Facilities for the blind                                   sum                            ***

             General Attendance for Utilities Undertakers

A790.25      China Light and Power                                      sum                            ***

A790.26      Telephone and Communication Companies                      sum                            ***

A790.27      Water Supplies Department                                  sum                            ***

A790.28      Drainage Services Department                               sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSA1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/10                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS (Cont'd)

             Other specified requirements (Cont'd)

             Quality management

A790.29      Quality management; preparation of quality
             manual, procedures/work instructions/forms,
             project quality plan; establish and provide                sum                            ***

A790.30      Quality management; preparation of
             manufacturing quality plan; establish and
             provide                                                    sum                            ***

A790.31      Quality management; maintain, monitor, audit
             and report                                                 wk                             ***

-----------------------------------------------------------------------------------------------------------
                                                        To Collection of Lump Sum Item LSA1.2          ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/11                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Contractor's requirements

A810         Contractor's design costs                                  sum                            ***

             Supply, erect and remove on completion;
             including maintenance and operation costs

A821         Offices                                                    sum                            ***

A823         Cabins                                                     sum                            ***

A824         Stores and workshops                                       sum                            ***

A831         Electricity supply                                         sum                            ***

A823         Water supply                                               sum                            ***

A833         Site communication facilities                              sum                            ***

A834         Temporary drainage and sewage disposal                     sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSA1.2       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/12                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any
             specific item of work or obligation or thing
             which is necessary for the execution of the
             Works, as required by the Contract, which has
             been omitted from or has not been separately
             itemised in this Lump Sum Breakdown and for
             which a separate charge is required.                                                      ***

             The unit of measurement for any Contractor's
             Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSA1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSA1.2/13                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.2 - Specified Requirements                   Activity Bill A1

                                                    AMOUNT
               ITEM DESCRIPTION                       HK$
------------------------------------------------------------

          COLLECTION OF LUMP SUM ITEM LSA1.2
          Specified Requirements

          Page

          LSA1.2/1                                    ***

          LSA1.2/2                                    ***

          LSA1.2/3                                    ***

          LSA1.2/4                                    ***

          LSA1.2/5                                    ***

          LSA1.2/6                                    ***

          LSA1.2/7                                    ***

          LSAl.2/8                                    ***

          LSAl.2/9                                    ***

          LSA1.2/10                                   ***

          LSA1.2/11                                   ***

          LSA1.2/12                                   ***

          LSA1.2/13                                   ***
------------------------------------------------------------
                    Total of Lump Sum Item LSA1.2     ***
                                                    --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSA1.2/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.3 - Method Related Charges                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The contractor shall enter hereunder in detail any method related charges items in accordance with section 7 of CESMM3

A399.1       .......................................................
             .......................................................
             .......................................................
             .......................................................
             .......................................................    sum                            ***

A399.2       .......................................................
             .......................................................
             .......................................................
             .......................................................
             .......................................................    sum                            ***

A399.3       .......................................................
             .......................................................
             .......................................................
             .......................................................
             .......................................................    sum                            ***

A399.4       .......................................................
             .......................................................
             .......................................................
             .......................................................
             .......................................................    sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSA1.3      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.3/1                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.3 - Method Related Charges                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS (Cont'd)

             Method Related Charges (Cont'd)

             The contractor shall enter hereunder in detail any method related charges items in accordance with section 7 of CESMM3 (Cont'd)

A399.5       .......................................................
             .......................................................
             .......................................................
             .......................................................
             .......................................................    sum                            ***

A399.6       .......................................................
             .......................................................
             .......................................................
             .......................................................
             .......................................................    sum                            ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSA1.3      ***
                                                                                                     ------


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.3/2                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.3 - Method Related Charges                   Activity Bill A1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item
             of work or obligation or thing which is necessary for
             the execution of the Works, as required by the
             Contract, which has been omitted from or has not been
             separately itemised in this Lump Sum Breakdown and for
             which a separate charge is required.                                                      ***

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSA1.3       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSA1.3/3                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre A
Lump Sum Breakdown                        Preliminaries and General Requirements
Lump Sum Item LSA1.3 - Method Related Charges                   Activity Bill A1

                                                    AMOUNT
               ITEM DESCRIPTION                       HK$
----------------------------------------------------------

          COLLECTION OF LUMP SUM ITEM LSA1.3
          Method Related Charges

          Page

          LSA1.3/1                                    ***

          LSA1.3/2                                    ***

          LSA1.3/3                                    ***

----------------------------------------------------------
                    Total of Lump Sum Item LSA1.3     ***
                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSA1.3/COL/1                Contract No.LCC-202

                                                                       (REVISED)

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GROUND INVESTIGATION

             Instrumental observations

             Datalogger

B69a1        Installation                                               nr         ***       ***       ***

B69a4        Monitoring                                                 sum                            ***

B69a5        Reporting                                                  nr         ***       ***       ***

             Deep benchmark

B691.1       Installation                                               nr         ***       ***       ***

B694.1       Monitoring                                                 visit      ***       ***       ***

B695.1       Reporting                                                  nr         ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSB1.1       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[STAMP]
[STAMP]

Rev.1: December 2002                LSB1.1/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GROUND INVESTIGATION (Cont'd)

             Instrumental observations (Cont'd)

             Deformation monitoring point

B691.2       Installation; type 1; vertical                             nr         ***       ***       ***

B691.3       Installation; type 2; horizontal                           nr         ***       ***       ***

B691.4       Installation; type 4; vertical                             nr         ***       ***       ***

B691.5       Installation; type 5; vertical                             nr         ***       ***       ***

B694.2       Monitoring; to type 1                                      visit      ***       ***       ***

B694.3       Monitoring; to type 2                                      visit      ***       ***       ***

B694.4       Monitoring; to type 4                                      visit      ***       ***       ***

B694.5       Monitoring; to type 5                                      visit      ***       ***       ***

B695.2       Reporting; to type 1                                       nr         ***       ***       ***

B695.3       Reporting; to type 2                                       nr         ***       ***       ***

B695.4       Reporting; to type 4                                       nr         ***       ***       ***

B695.5       Reporting; to type 5                                       nr         ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSB1.1       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSB1.1/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GROUND INVESTIGATION (Cont'd)

             Instrumental observations (Cont'd)

             Surface-mounted grid crack gauge

B691.6       Installation                                               nr         ***       ***       ***

B694.6       Monitoring                                                 visit      ***       ***       ***

B695.6       Reporting                                                  nr         ***       ***       ***

             Utility monitoring point

B691.7       Installation; type 2                                       nr         ***       ***       ***

B694.7       Monitoring                                                 visit      ***       ***       ***

B695.7       Reporting                                                  nr         ***       ***       ***

             Vibration monitoring point; seismograph

B691.8       Installation                                               nr         ***       ***       ***

B694.8       Monitoring                                                 visit      ***       ***       ***

B695.8       Reporting                                                  nr         ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSB1.1       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSB1.1/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GROUND INVESTIGATION (Cont'd)

             Instrumental observations (Cont'd)

             Take over and maintain existing observation well (In Nr. 2) functioning until completion of the Works

B694.9       Monitoring                                                 visit      ***       ***       ***

B695.9       Reporting                                                  nr         ***       ***       ***

             Take over and maintain existing piezometer (In Nr. 2) functioning until completion of the Works

B694.10      Monitoring                                                 visit      ***       ***       ***

B695.10      Reporting                                                  nr         ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSB1.1       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSB1.1/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSB1.1       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSB1.1/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter hereunder in detail any method related charges items in accordance with
             SECTION 7 of CESMM3

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSB1.1       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSB1.1/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre B
Lump Sum Breakdown                                            Geotechnical Works
Lump Sum Item LSB1.1 - Instrumentation and Monitoring           Activity Bill B1

                                                    AMOUNT
               ITEM DESCRIPTION                       HK$
----------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSB1.1
          Instrumentation and Monitoring

          Page

          LSB1.1/1                                    ***

          LSB1.1/2                                    ***

          LSB1.1/3                                    ***

          LSB1.1/4                                    ***

          LSB1.1/5                                    ***

          LSB1.1/6                                    ***

----------------------------------------------------------
                      Total of Lump Sum Item LSB1.1   ***
                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSB1.1/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.1 - Demolition and Site Clearance            Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             DEMOLITION AND SITE CLEARANCE

D100         General clearance                                          ha         ***      ***        ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.1      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.1/1                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.1 - Demolition and Site Clearance            Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.1      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.1/2                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.1 - Demolition and Site Clearance            Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter hereunder in detail any method related charges items in accordance with
             SECTION 7 of CESMM3

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.1      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.1/3                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.1 - Demolition and Site Clearance            Activity Bill D1

                                                    AMOUNT
               ITEM DESCRIPTION                      HK$
----------------------------------------------------------

          COLLECTION OF LUMP SUM ITEM LSD1.1
          Demolition and Site Clearance

          Page

          LSD1.1/1                                    ***

          LSD1.1/2                                    ***

          LSD1.1/3                                    ***

----------------------------------------------------------
                     Total of Lump Sum Item LSD1.1    ***
                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSD1.1/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             IN SITU CONCRETE

             Provision of concrete designed mix

F220         Class: 20/20; concrete category C                          m3         ***       ***       ***

F240.1       Class: 40/20; concrete category A                          m3         ***       ***       ***

F240.2       Class: 40/20; concrete category B                          m3         ***       ***       ***

             Placing of mass concrete

             Blinding; concrete category C

F511         Thickness not exceeding 150mm                              m3         ***       ***       ***

             Placing of reinforced concrete

             Bases, footings, pile caps and ground slabs; concrete category A

F622.1       Thickness 150 - 300mm                                      m3         ***       ***       ***

F623         Thickness 300 - 500mm                                      m3         ***       ***       ***

F624         Thickness exceeding 500mm                                  m3         ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSD1.2       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.2/1                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             IN SITU CONCRETE (Cont'd)

             Placing of reinforced concrete (Cont'd)

             Bases, upstands, stitches and the like; concrete category B

F622.2       Thickness 150 - 300mm                                      m3         ***       ***       ***

             Walls; concrete category B

F642         Thickness 150 - 300mm                                      m3         ***       ***       ***

F643         Thickness 300 - 500mm                                      m3         ***       ***       ***

             Suspended slabs; concrete category B

F633         Thickness 300 - 500mm                                      m3         ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                          To Collection of Lump Sum Item LSD1.2        ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.2/2                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES

             Formwork finish; type F1

             Plane vertical

G343.1       Width 0.2 - 0.4m                                            m2        ***       ***       ***

G344.1       Width 0.4 - 1.22m                                           m2        ***       ***       ***

G345.1       Width exceeding 1.22m                                       m2        ***       ***       ***

             For circular voids

G371         Small void depth not exceeding 0.5m                         nr        ***       ***       ***

             Formwork finish; type  F3

             Plane vertical

G344.2       Width 0.4 - 1.22m                                           m2        ***       ***       ***

             Formwork finish; type F5

             Plane sloping

G325         Width exceeding 1.22m                                       m2        ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                           To Collection of Lump Sum Item LSD1.2       ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/3                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Formwork finish; type F5 (Cont'd)

             Plane battered

G332         Width 0.1 - 0.2m                                            m        ***       ***        ***

             Plane vertical

G342.2       Width 0.1 - 0.2m                                            m        ***       ***        ***

G343.2       Width 0.2 - 0.4m                                            m2       ***       ***        ***

G345.2       Width exceeding 1.22m                                       m2       ***       ***        ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/4                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Reinforcement (Cont'd)

             Deformed high yield steel bars to BS 4449 and CS2:1995

G521         Nominal bore not exceeding 10mm                             t         ***      ***        ***

G522         Nominal size 12mm                                           t         ***      ***        ***

G523         Nominal size 16mm                                           t         ***      ***        ***

G524         Nominal size 20mm                                           t         ***      ***        ***

G525         Nominal size 25mm                                           t         ***      ***        ***

G526         Nominal size 32mm                                           t         ***      ***        ***

G527         Nominal size 40mm                                           t         ***      ***        ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/5                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Joints

             Formed surface with 25mm thick joint filler

G641.1       Average width not exceeding 0.5m                            m2       ***       ***        ***

             Formed surface with 50mm thick joint filler

G641.2       Average width not exceeding 0.5m                            m2       ***       ***        ***

             Sealed rebates or grooves

G670.1       Two part polysulphide based joint sealing compound to
             BS 4254; 25 x 20mm                                          m2       ***       ***        ***

G670.2       Two part polysulphide based joint sealing compound to
             BS 4254; 50 x 20mm                                          m2       ***       ***        ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/6                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Joints (Cont'd)

             Dowels; 25mm diameter grade 316 S16 stainless steel bars to BS 970

G682         Sleeved or capped; 800mm long cast into one side of
             joint and capped with PVC tight dowel sleeve 400mm long     nr       ***       ***        ***

             Concrete accessories

             Finishing of top surfaces

G813.1       Class U1 finish                                             m2       ***       ***        ***

G813.2       Class U3 finish                                             m2       ***       ***        ***

G813.3       Class U5 finish                                             m2       ***       ***        ***

G819         Forming dish channels in concrete 150mm wide x 100mm
             average deep                                                m        ***       ***        ***

             Inserts; uPVC pipe to BS 4576 Part I; solvent welded spigot and socket joints to BS 4346 Part I

G831         Linear inserts; totally within the concrete volume;
             nominal bore 75mm                                           m        ***       ***        ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/7                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             MISCELLANEOUS METALWORK

             Structural movement joints

N190         Proprietary stainless steel structural movement joints
             system, nominal size 350mm x 50mm thick, including
             cover plate, supporting angles, rubber waterproof
             membrane, fire barrier, infilling, sealants and all
             necessary accessories and fixing                            m                             ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/8                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemized in this Lump Sum Breakdown and for which a separate charge is required.

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/9                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION
             7 of CESMM3

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.2      ***
                                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.2/10                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.2 - Ramp Structures                          Activity Bill D1

                                                                    AMOUNT
                        ITEM DESCRIPTION                             HK$
          ------------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSD1.2
          Ramp Structures

          Page

          LSD1.2/1                                                    ***

          LSD1.2/2                                                    ***

          LSD1.2/3                                                    ***

          LSD1.2/4                                                    ***

          LSD1.2/5                                                    ***

          LSD1.2/6                                                    ***

          LSD1.2/7                                                    ***

          LSD1.2/8                                                    ***

          LSD1.2/9                                                    ***

          LSD1.2/10                                                   ***

          -----------------------------------------------------------------
                                    Total of Lump Sum Item LSD1.2     ***
                                                                  ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSD1.2/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             IN-SITU CONCRETE

             Provision of concrete

F240         Class: 40/20; concrete category B                           m3       ***       ***       ***

             Placing of reinforced concrete

             Walls;  concrete category B

F643         Thickness 300 - 500mm                                       m3       ***       ***       ***

             Other concrete forms; concrete category B

F680.1       Chamfer; 300 x 300mm                                        m3       ***       ***       ***

F680.2       Parapet stitch; 685 x 325mm wide                            m3       ***       ***       ***

F680.3       Mast support; 700 x 475 x 3540mm high                       m3       ***       ***       ***

             CONCRETE ANCILLARIES

             Formwork finish: F5

             Plane horizontal

G312         Width 0.1 - 0.2m                                            m        ***       ***       ***

G313         Width 0.2 - 0.4m                                            m2       ***       ***       ***

             Plane sloping

G324         Width 0.4 - 1.22m                                           m2       ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.3     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.3/1                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Formwork finish: F5 (Cont'd)

             Plane vertical

G342         Width 0.1 - 0.2m                                            m        ***       ***       ***

G343         Width 0.2 - 0.4m                                            m2       ***       ***       ***

G344         Width 0.4 - 1.22m                                           m2       ***       ***       ***

G345.1       Width exceeding 1.22m                                       m2       ***       ***       ***

             For voids

G371         Small void depth not exceeding 0.5m                         nr       ***       ***       ***

             Formwork finish: F6 ribbed

             Plane vertical

G345.2       Width exceeding 1.22m                                       m2       ***       ***       ***

             Reinforcement

             Deformed high yield steel bars to BS 4449 and CS2:1995

G521         Nominal not exceeding size 10mm                             t        ***       ***       ***

G523         Nominal size 16mm                                           t        ***       ***       ***

G524         Nominal size 20mm                                           t        ***       ***       ***

G525         Nominal size 25mm                                           t        ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.3     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.3/2                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Joints

             Formed surface with 25mm thick joint filler

G641.1       Average width not exceeding 0.5m                            m2       ***       ***       ***

             Formed surface with 35mm thick joint filler

G641.2       Average width not exceeding 0.5m                            m2       ***       ***       ***

             Sealed rebates or grooves

G670.1       Two part polysulphide based joint sealing compound to
             BS 4254; 25 x 20mm                                          m        ***       ***       ***

G670.2       Two part polysulphide based joint sealing compound to
             BS 4254; 50 x 20mm                                          m        ***       ***       ***

             Concrete accessories

             Finishing of top surfaces

??13         Class U5 finishes                                           m2       ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.3     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.3/3                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1


                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             PRECAST CONCRETE

             Precast concrete parapet units; concrete class 45/20;
             concrete category B; typical size of unit in nominal standard 2275 - 2575mm width and 3280mm depth: formwork class F5 and F6: ribbed finish for outer surfaces and class F5 for top and inner surfaces: including cast-in inserts and starter bars connections: fixing to viaduct deck edge

             Curved unit panel

H600         Parapet Type P1                                             nr       ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.3     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.3/4                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.3     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.3/5                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION
             7 OF CESMM3

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.3     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.3/6                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.3 - Noise Barrier Walls                      Activity Bill D1

                                                                       AMOUNT
                                  ITEM DESCRIPTION                       HK$
             ----------------------------------------------------------------
             COLLECTION OF LUMP SUM ITEM LSD1.3
             Noise Barrier Walls

             Page

             LSD1.3/1                                                    ***

             LSD1.3/2                                                    ***

             LSD1.3/3                                                    ***

             LSD1.3/4                                                    ***

             LSD1.3/5                                                    ***

             LSD1.3/6                                                    ***

             ----------------------------------------------------------------
                                         Total of Lump Sum Item LSD1.3   ***
                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSD1.3/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.4 - OHL Masts                                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             IN SITU CONCRETE

             Provision of concrete designed mix

F240         Class: 40/20; concrete category B                           m3       ***       ***       ***

             Placing of reinforced concrete

             Other concrete forms; concrete category B

??80         Plinth; size 500 x 500 x 480mm overall                      m3       ***       ***       ***

             CONCRETE ANCILLARIES

             Formwide finish: type F5

             Plane vertical

??44         Width 0.4 - 1.22m2                                          m2       ***       ***       ***

             Reinforcement

             Deformed high yield steel bars to BS 4449 and CS2:1995

G523         Nominal size 16mm                                           t        ***       ***       ***

             Concrete accessories

             Inserts

G832         Back tie anchor; type A1; 500 x 150 x 30mm thick
             galvanised mild steel plate with 65mm diameter hole;
             to BS 4360 grade 50B                                        nr       ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.4     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.4/1                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.4 - OHL Masts                                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             STRUCTURAL STEELWORK

             Fabrication of other members: structural steel grade
             43A and 50B to BS 4360

             Columns

M411         Straight on plan                                            t        ***       ***       ***

             Anchorages and holding down bolt assemblies

M480.1       Comprising 4 nr M39 cast in holding down bolts of nuts
             and washers with 560 x 430 x 65mm thick plate               nr       ***       ***       ***

M480.2       Comprising 4 nr M39 cast in holding down bolts of nuts
             washers with 650 x 520 x 70mm thick plate                   nr       ***       ***       ***

             Erection of other members: structural steel grade 43A and 50B to BS 4360

M720         Permanent erection                                          t        ***       ***       ***

             Off-Site surface treatment

M860         Galvanising; hot dip to BS 729                              m2       ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.4     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.4/2                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.4 - OHL Masts                                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.4     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.4/3                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.4 - OHL Masts                                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.4     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.4/4                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.4 - OHL Masts                                Activity Bill D1

                                                                    AMOUNT
                              ITEM DESCRIPTION                       HK$
          ----------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSD1.4
          OHL Masts

          Page

          LSD1.4/1                                                   ***

          LSD1.4/2                                                   ***

          LSD1.4/3                                                   ***

          LSD1.4/4                                                   ***

          ----------------------------------------------------------------
                                   Total of Lump Sum Item LSD1.4     ***
                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSD1.4/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             MISCELLANEOUS METALWORK

             Walkway: 6mm thick surface chequer plate and angle support system constructed in aluminium alloy designation 5083 in accordance with BS 8118: Part 1
             & 2: sealed

             hard-anodized finish: including sliding cover plates extension pieces, angle framing, stainless steel bolts, nuts and locknuts to BS 6105 steel grade A4: forming and sealing openings for cables with polysulphide

N120.1       Fixed to curved parapet with M10 stainless steel bolts
             at maximum 625mm centres                                    t        ***       ***       ***

N120.2       Fixed to vertical parapet with M10 stainless steel
             bolts at maximum 625mm centres                              t        ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.5     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.5/1                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             MISCELLANEOUS METALWORK (Cont'd)

             Central plenum: 6mm thick surface chequer plate and 120 x 120 x 9.26kg/m I-section support system constructed in aluminium alloy designation 5083 in accordance with BS 8118: Part 1 & 2: sealed hard-anodized finish to exposed aluminium components: sliding cover plates, extension pieces and angle framing stainless steel bolts, nuts and locknuts to BS 6105 steel grade A4:

N120.3       Fixed on in-situ concrete stitch with 76.2 x 50.8mm
             aluminium angles, 10mm thick mortar bedding and M12
             bolts at maximum 625mm centres                              t        ***       ***       ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.5     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.5/2                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             MISCELLANEOUS METALWORK (Cont'd)

             Supports channels: 41mm wide x 41mm deep x 2.5mm thick hot-dip galvanised steel to BS 729: fixed to the ribs of parapet with zinc-electroplated M12 bolts, in non-metallic cast-in sockets.

N169.1       Type A                                                      nr       ***        ***      ***

N169.2       Type B                                                      nr       ***        ***      ***

             Cable support bracket: welded and bended 50 x 10mm thick mild steel flat strip: hot dip galvanised to BS
             729 after fabrication: fixed to channel supports in the ribs of parapets with zinc-electro plated M10 bolts in non-metallic cast-in sockets.

N169.3       Type C                                                      nr       ***        ***      ***

N169.4       Type D                                                      nr       ***        ***      ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.5     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.5/3                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             MISCELLANEOUS METALWORK (Cont'd)

             Sun shield: 3mm thick aluminium alloy sheet designation
             5083 in accordance with BS 8118: Part 1: sealed hard-anodized finish:

             fixed on the ribs of parapets with zinc-electro plated
             M10 bolts in non-metallic cast-in sockets.

N169.5       860mm girth; bent two times to profile                      m        ***        ***      ***

             Rubber nosing: compressible to 20mm

N190.1       Overall size 90 x 50mm thick; fixed to walkway with M4
             bolts                                                       m        ***        ***      ***

N190.2       Overall size 90 x 50mm thick; fixed to central plenum
             with M4 bolts                                               m        ***        ***      ***

             PAINTING

             Bituminous paint: to BS 3416: in two coats

             Metal, other than metal sections and pipework

V815         Isolated surfaces of width or girth not exceeding 500mm     m2       ***        ***      ***

-----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSD1.5     ***
                                                                                                    -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSD1.5/4                  Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 SIGNS AND ADVERTISING PANELS

                 Design, supply and install signage; as
                 Particular Specification Clause P4.16(b),
                 Appendix L to Particular Specification and
                 Systemwide (ERE) Graphic Guidelines for
                 interfacing contracts

AI900            Generally                                           sum                                  ***

                 ARCHITECTURAL COATING AND SPECIAL
                 FINISHING

                 Sound and acoustic absorption layer;
                 non-combustible and contain no asbestos, mineral fibres, polystyrene and cellulose;
                 including preparation of surfaces, cutting, forming joints, studs, battens, sealant and the like and all fixings

                 Metal (sun-shield)

AT913.1          Surface inclined at an angle exceeding 60 degrees
                 to the horizontal                                   m2          ***          ***         ***

                 Metal (central plenum)

AT913.2          Surface inclined at an angle exceeding 60 degrees
                 to the horizontal                                   m2          ***          ***         ***

AT914.1          Soffit surface or lower surface inclined at an
                 angle not exceeding 30 degrees to the horizontal    m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.5       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.5/5                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 ARCHITECTURAL COATING AND SPECIAL FINISHING
                 (Cont'd)

                 Sound and acoustic absorption layer;
                 non-combustible and contain no asbestos, mineral fibres, polystyrene and cellulose; including preparation of surfaces, cutting, forming joints.
                 studs, battens, sealant and the like all fixings
                 (Cont'd)

                 Metal (walkway)

AT914.2          Soffit surface or lower surface inclined at an
                 angle not exceeding 30 degrees to the horizontal    m2          ***          ***         ***

                 Concrete (parapets)

AT933.1          Surface inclined at an angle exceeding 60 degrees
                 to the horizontal                                   m2          ***          ***         ***

AT933.2          Surface inclined at an angle exceeding 60 degrees
                 to the horizontal; curved                           m2          ***          ***         ***

AT934            Soffit surface or lower surface inclined at an
                 angle not exceeding 30 degrees to the horizontal    m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.5       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.5/6                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 ARCHITECTURAL COATING AND
                 SPECIAL FINISHING (Cont'd)

                 Approved protective system; to promote durability of the concrete, prevent fungal growth, mould growth and the like

                 Concrete (parapets)

AT931            Upper surfaces inclined at an angle not exceeding
                 30 degrees to the horizontal                        m2          ***          ***         ***

AT933.3          Surface inclined at an angle exceeding 60 degrees
                 to the horizontal                                   m2          ***          ***         ***

AT933.4          Surface inclined at an angle exceeding 60 degrees
                 to the horizontal; curved                           m2          ***          ***         ***

AT934.2          Soffit surface or lower surface inclined at an
                 angle not exceeding 30 degrees to the horizontal    m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.5       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.5/7                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.5       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.5/8                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter
                 hereunder in detail any method
                 related charges items in accordance
                 with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.5       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.5/9                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.5 - Finishings and Metalworks                Activity Bill D1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
--------------------------------------------------------------------------
       COLLECTION OF LUMP SUM ITEM LSD1.5
       Finishings and Metalworks

       Page

       LSD1.5/1                                                      ***

       LSD1.5/2                                                      ***

       LSD1.5/3                                                      ***

       LSD1.5/4                                                      ***

       LSD1.5/5                                                      ***

       LSD1.5/6                                                      ***

       LSD1.5/7                                                      ***

       LSD1.5/8                                                      ***

       LSD1.5/9                                                      ***

--------------------------------------------------------------------------
                                  Total of Lump Sum Item LSD1.5      ***
                                                                  --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.5/COL/1             Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Finishings and Metalworks                Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 IN SITU CONCRETE

                 Provision of concrete designed mix

F290             Class: 10/20; concrete category C                   m3          ***          ***         ***

F240             Class: 40/20; concrete category B                   m3          ***          ***         ***

                 Placing of mass concrete

                 Blinding; concrete category C

F511             Thickness not exceeding 150mm                       m3          ***          ***         ***

                 Placing of reinforced concrete

                 Channel bases and slabs; concrete category B

F622             Thickness 150 - 300mm                               m3          ***          ***         ***

                 Channel walls; concrete category B

F642             Thickness 150 - 300mm                               m3          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/1                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 CONCRETE ANCILLARIES

                 Formwork; type F3

                 Plane vertical

G343             Width 0.2 - 0.4m                                    m2          ***          ***         ***

G345             Width exceeding 1.22m                               m2          ***          ***         ***

                 Reinforcement

                 Deformed high yield steel bars to BS4449 and CS2:1995

G523             Nominal size 16mm                                   t           ***          ***         ***

G524             Nominal size 20mm                                   t           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/2                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 CONCRETE ANCILLARIES (Cont'd)

                 Joints

                 Open surface plain

G611             Average width not exceeding 0.5m                    m2          ***          ***         ***

                 Formed surface with filler; 25mm thick

G641             Average width not exceeding 0.5m                    m2          ***          ***         ***

                 Plastics or rubber waterstops; 240mm wide; centre bulb type

G654.1           Average width 200 - 300mm                           m           ***          ***         ***

                 Plastics or rubber waterstops; 240mm wide;
                 rearguard type

G654.2           Average width 200 - 300mm                           m           ***          ***         ***

                 Sealed rebates or grooves

G670             25 x 25mm deep polysulphide joint sealant           m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/3                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 CONCRETE ANCILLARIES (Cont'd)

                 Joints (Cont'd)

                 Dowels

G682             Sleeved or capped; 25mm diameter x 800mm long mild  nr
                 steel bars; including preformed PVC tight fitting
                 dowel sleeve and bond - preventing compound                     ***          ***         ***

                 Concrete accessories

                 Finishing of top surface

G813.1           Type U1                                             m2          ***          ***         ***

G813.2           Type U3                                             m2          ***          ***         ***

                 Inserts

??32             Other inserts; 100mm diameter x 375mm deep uPVC
                 weep pipe; fully embedded into concrete;
                 including 600 x 600mm geotextile filter and 10mm
                 size single size aggregate                          nr          ***          ***         ***

                 PIPEWORK - PIPES

                 Concrete pipes to BS 5911 : Part 100; Class L;
                 flexible spigot and socket joints

                 Nominal bore 750mm

I241             In trenches; depth not exceeding 1.5m               m           ***          ***         ***

I242             In trenches; depth 1.5 - 2m                         m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/4                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PIPEWORK - MANHOLES AND PIPEWORK
                 ANCILLARIES

                 Catchpits

                 In situ concrete; Grade 30/20; size 1150 x 1150mm;
                 with A393 fabric reinforcement; including
                 750 x 750 x 50mm thick steel cover

K231             Depth not exceeding 1.5m                            nr          ***          ***         ***

                 Oil interceptors

                 In situ concrete; Grade 40/20; overall size
                 9250 x 1850mm (in 4 compartments) with heavy duty
                 Grade 150 cast iron cover to BS 1452

K232             Depth 1.5 - 2m                                      nr          ***          ***         ***

                 PIPEWORK - SUPPORTS AND PROTECTION, ANCILLARIES
                 TO LAYING AND EXCAVATION

                 Surrounds

                 Granular material; Class B bedding; with 100mm thick bed, 100mm thick linings and 300mm thick lightly compacted top covers

L324             Nominal bore 600 - 900mm                            m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/5                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 PAINTING

                 Bituminous or coat tar paint

                 Concrete

V835             Isolated surfaces of width or girth not
                 exceeding 500m                                      m2          ***          ***         ***

                 System E painting

                 Metal other than metal section and pipework

V919             Fence; 2 - 2.5m high overall                        m           ***          ***         ***

                 MISCELLANEOUS WORK

                 Fence

                 Coated metal post and bar; hot dip galvanised to BS 729

X195             Height 2 - 2.5m                                     m           ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/6                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 MISCELLANEOUS WORKS (Cont'd)

                 Drainage to structures above ground and within structures below ground

                 Cast iron grade 150; to BS 1452

X324             Gully grating; 200 x 200 x 25mm thick; fixed with
                 4 nr 6mm diameter set-screws                        nr          ***          ***         ***

                 Unplasticized polyvinyl chloride to BS 4660;
                 solvent welded joints

X393             Downpipes; nominal bore 150mm                       m           ***          ***         ***

X394.1           Fittings to downpipes; bends with rodding eyes;
                 nominal bore 150mm                                  nr          ***          ***         ***

X394.2           Fittings to downpipes; junctions with rodding
                 eyes; nominal bore 150mm                            nr          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/7                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/8                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Drainage                                 Activity Bill D1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSD1.6       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/9                 Contract No.LCC-202

Contract No. LCC-202, West Alignment and Associated Works          Cost Centre D
Lump Sum Breakdown                           Ramp Ch35+202 to Ch35+372 - General
Lump Sum Item LSD1.6 - Finishings and Metalworks                Activity Bill D1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
---------------------------------------------------------------------------

       COLLECTION OF LUMP SUM ITEM LSD1.6
       Drainage

       Page

       LSD1.6/1                                                      ***

       LSD1.6/2                                                      ***

       LSD1.6/3                                                      ***

       LSD1.6/4                                                      ***

       LSD1.6/5                                                      ***

       LSD1.6/6                                                      ***

       LSD1.6/7                                                      ***

       LSD1.6/8                                                      ***

       LSD1.6/9                                                      ***

---------------------------------------------------------------------------
                                  Total of Lump Sum Item LSD1.6      ***
                                                                  ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSD1.6/COL/1             Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.1 - Demolition and Site Clearance            Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DEMOLITION AND SITE CLEARANCE

D100             General clearance                                   ha          ***          ***         ***

                 Buildings

                 Brickwork

D411             Volume: not exceeding 50m3                          sum                                  ***

D412             Volume: 50 - 100m3                                  sum                                  ***

D413             Volume: 100 - 250m3                                 sum                                  ***

D414             Volume: 250 - 500m3                                 sum                                  ***

                 Concrete

D421             Volume: not exceeding 50m3                          sum                                  ***

D422             Volume: 50 - 100m3                                  sum                                  ***

D423             Volume: 100 - 250m3                                 sum                                  ***

D424             Volume: 250 - 500m3                                 sum                                  ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.1/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.1 - Demolition and Site Clearance            Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DEMOLITION AND SITE CLEARANCE (Cont'd)

                 Buildings (Cont'd)

                 Metal

D441             Volume: not exceeding 50m3                          sum                                  ***

D442             Volume: 50 - 100m3                                  sum                                  ***

D443             Volume: 100 - 250m3                                 sum                                  ***

D444             Volume: 250 - 500m3                                 sum                                  ***

                 Timber

D451             Volume: not exceeding 50m3                          sum                                  ***

D452             Volume: 50 - 100m3                                  sum                                  ***

D453             Volume: 100 - 250m3                                 sum                                  ***

D454             Volume: 250 - 500m3                                 sum                                  ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.1/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.1 - Demolition and Site Clearance            Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 DEMOLITION AND SITE CLEARANCE
                 (Cont'd)

                 Buildings (Cont'd)

                 No predominant material

D461             Volume: not exceeding 50m3                          sum                                  ***

D462             Volume: 50 - 100m3                                  sum                                  ***

D463             Volume: 100 - 250m3                                 sum                                  ***

D464             Volume: 250 - 500m3                                 sum                                  ***

                 Other structures

                 Container; car bodies and the like

D591             Volume: not exceeding 50m3                          sum                                  ***

D592             Volume: 50 - 100m3                                  sum                                  ***

D593             Volume: 100 - 250m3                                 sum                                  ***

D594             Volume: 250 - 500m3                                 sum                                  ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.1/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.1 - Demolition and Site Clearance            Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 Contractor's Other Charges

                 The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

                 The unit of measurement for any Contractor's
                 Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.1/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.1 - Demolition and Site Clearance            Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.1       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.1/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.1 - Demolition and Site Clearance            Activity Bill F1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
---------------------------------------------------------------------------

       COLLECTION OF LUMP SUM ITEM LSF1.1
       Demolition and Site Clearance

       Page

       LSF1.1/1                                                      ***

       LSF1.1/2                                                      ***

       LSF1.1/3                                                      ***

       LSF1.1/4                                                      ***

       LSF1.1/5                                                      ***

---------------------------------------------------------------------------
                                  Total of Lump Sum Item LSF1.1      ***
                                                                  ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.1/COL/1             Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.2 - Pile Caps and Foundations                Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 EARTHWORKS

                 Filling

                 400mm thick

E647             Imported rock; grade 200 rock fill                  m2          ***          ***         ***

                 Filling ancillaries

E730             Geotextiles; type 2; in single layer                m2          ***          ***         ***

                 IN SITU CONCRETE

                 Provision of concrete designed mix

F220             Class: 20/20; concrete category C                   m3          ***          ***         ***

F240             Class: 40/20; concrete category A                   m3          ***          ***         ***

                 Placing of mass concrete

                 Blinding; concrete category C

F511             Thickness not exceeding 150mm                       m3          ***          ***         ***

F514             Thickness exceeding 500mm                           m3          ***          ***         ***

                 Placing of reinforced concrete

                 Bases, footings, pile caps and around
                 slabs; concrete category A

F624             Thickness exceeding 500mm                           m3          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.2/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.2 - Pile Caps and Foundations                Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 CONCRETE ANCILLARIES

                 Formwork finish: type F1

                 Plane vertical

G345             Width exceeding 1.22m                               m2          ***          ***         ***

                 Reinforcement

                 Deformed high yield steel bars to
                 BS 4449 and CS2:1995

G524             Nominal size 20mm                                   t           ***          ***         ***

G525             Nominal size 25mm                                   t           ***          ***         ***

G526             Nominal size 32mm                                   t           ***          ***         ***

G527             Nominal size 40mm                                   t           ***          ***         ***

                 Concrete accessories

                 Finishing of top surfaces

G813             Type U1                                             m2          ***          ***         ***

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.2/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.2 - Pile Caps and Foundations                Activity Bill F1

                                                                                             RATE       AMOUNT
   ITEM CODE                   ITEM DESCRIPTION                      UNIT      QUANTITY       HK$         HK$
----------------------------------------------------------------------------------------------------------------
                 GENERAL ITEMS

                 Method Related Charges

                 The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

----------------------------------------------------------------------------------------------------------------
                                                              To Collection of Lump Sum Item LSF1.2       ***
                                                                                                       ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.2/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.2 - Pile Caps and Foundations                Activity Bill F1

                                                                   AMOUNT
                        ITEM DESCRIPTION                             HK$
---------------------------------------------------------------------------

       COLLECTION OF LUMP SUM ITEM LSF1.2
       Pile Caps and Foundations

       Page

       LSF1.2/1                                                      ***

       LSF1.2/2                                                      ***

       LSF1.2/3                                                      ***

       LSF1.2/4                                                      ***

---------------------------------------------------------------------------
                                  Total of Lump Sum Item LSF1.2      ***
                                                                  ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSF1.2/COL/1             Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$      HK$
----------------------------------------------------------------------------------------------------------
             IN SITU CONCRETE

             Provision of concrete designed mix

F240.1       Class: 40/20; concrete category A                          m3        ***       ***      ***

F240.2       Class: 40/20; concrete category B                          m3        ***       ***      ***

F250         Class: 45/20; concrete category B                          m3        ***       ***      ***

             Placing of reinforced concrete

             Columns and piers; concrete category B

F655         Cross-sectional area exceeding 1m2                         m3        ***       ***      ***

             Portal cross beams; concrete category A

F665         Cross sectional area exceeding 1m2                         m3        ***       ***      ***

             Other concrete forms; concrete category B

F680.1       Cut water structure; overall size 8100 x 2150mm            m3        ***       ***      ***

             Other concrete forms; concrete category A

F680.2       Abutment; overall size 10050 x 2220 x 7300mm               m3        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$      HK$
----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES

             Formwork finish; type F5

             Plane horizontal

G315         Width exceeding 1.22m                                      m2        ***       ***      ***

             Plane sloping

G325         Width exceeding 1.22m                                      m2        ***       ***      ***

             Plane vertical

G343         Width 0.2 - 0.4m                                           m2        ***       ***      ***

G344         Width 0.4 - 1.22m                                          m2        ***       ***      ***

G345         Width exceeding 1.22m                                      m2        ***       ***      ***

             Curved to one radius in one plane

G355         Width exceeding 1.22m                                      m2        ***       ***      ***

             For concrete components of constant
             cross-section

G382.1       Columns; overall 2250 x 1850mm; with 450mm radius round
             corners                                                    m         ***       ***      ***

G382.2       Columns; overall 2250 x 2250mm; with 450mm radius round
             corners                                                    m         ***       ***      ***

G382.3       Columns; overall 3000 x 1750mm; with 450mm radius round
             corners                                                    m         ***       ***      ***

G382.4       Columns; overall 3000 x 2150mm; with 450mm radius round
             corners                                                    m         ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
------------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Reinforcement

             Deformed high yield steel bars to BS 4449 and CS2:1995

G522         Nominal size 12mm                                          t         ***       ***      ***

G523         Nominal size 16mm                                          t         ***       ***      ***

G524         Nominal size 20mm                                          t         ***       ***      ***

G525         Nominal size 25mm                                          t         ***       ***      ***

G526         Nominal size 32mm                                          t         ***       ***      ***

G527         Nominal size 40mm                                          t         ***       ***      ***

G528         Nominal size 50mm                                          t         ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$      HK$
----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Joints

             Formed surface with filler; 50mm
             thick compressible joint filler

G643         Average width exceeding 1m                                 m2        ***       ***      ***

             Sealed rebates or grooves

G670         Polysulphide joint sealant 75 x 75mm                       m         ***       ***      ***

             Dowels; stainless steel

G682         Sleeved or capped; 20mm diameter; 600mm long; including
             cap filled with compressible filler                        nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/4                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
------------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Concrete accessories

             Finishing of top surfaces

G813.1       Class U3 finishes                                          m2        ***       ***      ***

G813.2       Class U5 finishes                                          m2        ***       ***      ***

G819.1       Forming recessed channels in concrete; 350mm wide x
             200mm average deep                                         m         ***       ***      ***

G819.2       Forming recessed channels in concrete; 400mm wide x
             50mm average deep                                          m         ***       ***      ***

             Inserts; uPVC pipes to BS 4660 Class C; solvent welded spigot and socket joints to BS 4346 Part 1

G831.1       Linear inserts; totally within the concrete volume;
             nominal bore 150mm                                         m         ***       ***      ***

G831.2       Linear inserts; totally within the concrete volume;
             nominal bore 200mm                                         m         ***       ***      ***

G831.3       Linear inserts; totally within the concrete volume;
             nominal bore 225mm                                         m         ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/5                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES

             Concrete accessories

             Inserts; uPVC pipes to BS 4660 Class C; solvent welded spigot and socket joints to BS 4346 Part 1 (Cont'd)

G832.1       Bends; to nominal bore of 150mm; uPVC pipe fittings;
             totally within the concrete volume                         nr        ***       ***      ***

G832.2       Bends; to nominal bore of 225mm; uPVC pipe fittings;
             totally within the concrete volume                         nr        ***       ***      ***

G832.3       Junctions; to nominal bore of 150mm; uPVC pipe fittings;
             totally within the concrete volume                         nr        ***       ***      ***

G832.4       Junctions; to nominal bore of 225mm; uPVC pipe fittings;
             totally within the concrete volume                         nr        ***       ***      ***

G832.5       Drain hoppers; to nominal bore of 150mm; constructed of
             minimum 10mm thick uPVC sheet; project from one surface
             of concrete                                                nr        ***       ***      ***

G832.6       Drain hoppers; to nominal bore of 225mm; constructed of
             minimum 10mm thick uPVC sheet; project from one surface
             of concrete                                                nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/6                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Concrete accessories (Cont'd)

             Inserts; uPVC pipes to BS 4660 Class C; solvent welded spigot and socket joints to BS 4346 Part 1 (Cont'd)

G832.7       Rodding eyes; Type A; to nominal bore of 150mm;
             composed of nominal 75mm diameter uPVC access pipes and
             75mm diameter stainless steel end pipe fittings
             with 5mm thick stainless steel end and cover plates;
             overall cover size 160 x 160mm; project from one
             surface of concrete                                        nr        ***       ***      ***

G832.8       Rodding eyes; Type A; to nominal bore of 225mm;
             composed of nominal 75mm diameter uPVC access pipes and
             75mm diameter stainless steel end pipe fittings with
             5mm thick stainless steel end and cover plates; overall
             cover size 160 x 160mm; project from one surface of
             concrete                                                   nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/7                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Concrete accessories (Cont'd)

             Inserts; uPVC pipes to BS 4660 Class C; solvent welded spigot and socket joints to BS 4346 Part 1 (Cont'd)

G832.9       Rodding eyes; Type B; to nominal bore of 150mm;
             composed of nominal 75mm diameter uPVC access pipes and
             75mm diameter stainless steel end pipe fittings with
             5mm thick stainless steel end and cover plates; overall
             cover size 150 x 170mm; project from one surface of
             concrete                                                   nr        ***       ***      ***

G832.10      Rodding eyes; Type B; to nominal bore of 225mm;
             composed of nominal 75mm diameter uPVC access pipes and
             75mm diameter stainless steel end pipe fittings with
             5mm thick stainless steel end and cover plates; overall
             cover size 150 x 170mm; project from one surface of
             concrete                                                   nr        ***       ***      ***

G832.11      Rodding eyes; Type C; to nominal bore of 150mm; composed
             of nominal 75mm diameter uPVC access pipes and 75mm
             diameter stainless steel end pipe fittings with 5mm
             thick stainless steel end and cover plates; overall
             cover size 150 x 220mm; project from one surface of
             concrete                                                   nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/8                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Concrete accessories (Cont'd)

             Inserts; uPVC pipes to BS 4660 Class C; solvent welded spigot and socket joints to BS 4346 Part 1 (Cont'd)

G832.12      Rodding eyes; Type C; to nominal bore of 225mm;
             composed of nominal 75mm diameter uPVC access pipes and
             75mm diameter stainless steel end pipe fittings with
             5mm thick stainless steel end and cover plates; overall
             cover size 150 x 220mm; project from one surface of
             concrete                                                   nr        ***       ***      ***

G832.13      Rodding eyes; Type D; to nominal bore of 225mm;
             composed of nominal 75mm diameter uPVC access pipes and
             75mm diameter stainless steel end pipe fittings with
             5mm thick stainless steel end and cover plates; overall
             cover size 150 x 170mm; project from one surface of
             concrete                                                   nr        ***       ***      ***

G832.14      Gratings; to nominal bore of 225mm; 2mm thick
             stainless steel grating; overall cover size 325
             x 325mm; project from one surface of concrete              nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/9                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             MISCELLANEOUS METALWORK

             Sundries

             Bridge bearings and plinths; including approved size reinforced concrete bearing plinth in Class 50/20D category B concrete; mechanical pot; including top and bottom subsidiary plates, dowels, sockets, fixing bolts and forming recess; fixed with approved non-shrinkable grout layers; minimum compressible strength 60N/mm2

N269.1       Free-floating bearing                                      nr        ***       ***      ***

N269.2       Fixed 'pin' bearing                                        nr        ***       ***      ***

N269.3       Sliding-guided bearing                                     nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/10                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

             The unit of measurement for any Contractor's Other
             Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/11                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION
             7 of CESMM3

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/12                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.3 - Piers and Portals                        Activity Bill F1

                                                                                                     AMOUNT
                                ITEM DESCRIPTION                                                       HK$
-----------------------------------------------------------------------------------------------------------
             COLLECTION OF LUMP SUM ITEM LSF1.3
             Piers and Portals

             Page

             LSF1.3/1                                                                                ***

             LSF1.3/2                                                                                ***

             LSF1.3/3                                                                                ***

             LSF1.3/4                                                                                ***

             LSF1.3/5                                                                                ***

             LSF1.3/6                                                                                ***

             LSF1.3/7                                                                                ***

             LSF1.3/8                                                                                ***

             LSF1.3/9                                                                                ***

             LSF1.3/10                                                                               ***

             LSF1.3/11                                                                               ***

             LSF1.3/12                                                                               ***

----------------------------------------------------------------------------------------------------------
                                                                    Total of Lump Sum Item LSF1.3    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.3/COL/1              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
------------------------------------------------------------------------------------------------------------
             IN SITU CONCRETE

             Provision of concrete designed mix

F250         Class: 45/20; concrete category B                          m3        ***       ***      ***

F260.1       Class: 50/20; concrete category A                          m3        ***       ***      ***

F260.2       Class: 50/20; concrete category B                          m3        ***       ***      ***

             Placing of reinforced concrete

             Bases, upstands, stitches and the
             like; concrete category B

F622         Thickness 150 - 300mm                                      m3        ***       ***      ***

F624         Thickness exceeding 500mm                                  m3        ***       ***      ***

             Median, cantilever and deck in-situ
             slabs; concrete category A

F632         Thickness 150 - 300mm                                      m3        ***       ***      ***

F633         Thickness 300 - 500mm                                      m3        ***       ***      ***

             Downstand beams and in-situ
             diaphragm; concrete category B

F665         Cross-sectional area exceeding 1m2                         m3        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES

             Formwork finish: type F3

             Plane horizontal

G314.1       Width 0.4 - 1.22m                                          m2        ***       ***      ***

             Plane vertical

G343         Width 0.2 - 0.4m                                           m2        ***       ***      ***

             Formwork finish: type F5

             Plane horizontal

G312         Width 0.1 - 0.2m                                           m         ***       ***      ***

G314.2       Width 0.4 - 1.22m                                          m2        ***       ***      ***

G315         Width exceeding 1.22m                                      m2        ***       ***      ***

             Plane battered

G334         Width 0.4 - 1.22m                                          m2        ***       ***      ***

             Plane vertical

G344         Width 0.4 - 1.22m                                          m2        ***       ***      ***

G345.1       Width exceeding 1.22m                                      m2        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Formwork finish: type F5; permanently left in

             Plane vertical

G343         Width 0.2 - 0.4m                                           m2        ***       ***      ***

G345.2       Width exceeding 1.22m                                      m2        ***       ***      ***

             Reinforcement

             Deformed high yield steel bars to BS 4449 and CS2:1995

G522         Nominal size 12mm                                          t         ***       ***      ***

G523         Nominal size 16mm                                          t         ***       ***      ***

G524         Nominal size 20mm                                          t         ***       ***      ***

G525         Nominal size 25mm                                          t         ***       ***      ***

G526         Nominal size 32mm                                          t         ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Reinforcement (Cont'd)

             Special joints; couplers to high yield steel bars;
             including forming tapered threads for adjoining bars

G550.1       Type C1; for 16mm diameter bar                             nr        ***       ***      ***

G550.2       Type C1; for 20mm diameter bar                             nr        ***       ***      ***

G550.3       Type C1; for 25mm diameter bar                             nr        ***       ***      ***

G550.4       Type C1; for 32mm diameter bar                             nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/4                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Post-tensioned prestressing: to viaduct girder

             Horizontal internal tendons in precast concrete comprising 12.9mm diameter stress-relieved seven wire super strand to BS 5896 in minimum 0.4mm thick corrugated galvanised steel sheath; including VSL type
             EC or similar approved

             anchors, concrete capping grade 50/10, anchorage, temporary stressing, epoxy grouting, grouting trial, drain pipes, earthing and geometry control system;
             measured on plan

G736.1       Tendons of 12 strands; length 20 - 25m                     nr        ***       ***      ***

G736.2       Tendons of 13 strands; length 20 - 25m                     nr        ***       ***      ***

G736.3       Tendons of 15 strands; length 20 - 25m                     nr        ***       ***      ***

G737.1       Tendons of 15 strands; length 25 - 30m                     nr        ***       ***      ***

G737.2       Tendons of 17 strands; length 25 - 30m                     nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/5                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Post-tensioned prestressing: to viaduct girder (Cont'd)

             Horizontal internal tendons in precast concrete comprising 12.9mm diameter stress-relieved seven wire super strand to BS 5896 in minimum 0.4mm thick corrugated galvanised steel sheath; including VSL type
             EC or similar approved

             anchors, concrete capping grade 50/10, anchorage, temporary stressing, epoxy grouting, grouting trial, drain pipes, earthing and geometry control system;
             measured on plan (Cont'd)

G737.3       Tendons of 18 strands; length 25 - 30m                     nr        ***       ***      ***

G738.1       Tendons of 18 strands; length 30 - 35m                     nr        ***       ***      ***

G736.4       Tendons of 19 strands; length 20 - 25m                     nr        ***       ***      ***

G738.2       Tendons of 19 strands; length 30 - 35m                     nr        ***       ***      ***

G738.3       Tendons of 19 strands; length 35 - 40m                     nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/6                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Post-tensioned prestressing: to viaduct girder (Cont'd)

             Horizontal internal tendons in precast concrete comprising 12.9mm diameter stress-relieved seven wire super strand to BS 5896 in minimum 0.4mm thick corrugated galvanised steel sheath; including VSL type
             EC or similar approved

             anchors, concrete capping grade 50/10, anchorage, temporary stressing, epoxy grouting, grouting trial, drain pipes, earthing and geometry control system;
             measured on plan (Cont'd)

G737.4       Tendons of 20 strands; length 25 - 30m                     nr        ***       ***      ***

G738.4       Tendons of 20 strands; length 30 - 35m                     nr        ***       ***      ***

G735         Tendons of 21 strands; length 15 - 20m                     nr        ***       ***      ***

G738.5       Tendons of 21 strands; length 30 - 35m                     nr        ***       ***      ***

G738.6       Tendons of 21 strands; length 35 - 40m                     nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/7                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Post-tensioned prestressing: to viaduct girder
             (Cont'd)

             Horizontal internal tendons in precast concrete comprising 12.9mm diameter stress-relieved seven wire super strand to BS 5896 in minimum 0.4mm thick corrugated galvanised steel sheath; including VSL type
             EC or similar approved

             anchors, concrete capping grade 50/10, anchorage, temporary stressing, epoxy grouting, grouting trial, drain pipes, earthing and geometry control system;
             measured on plan (Cont'd)

G737.5       Tendons of 22 strands; length 25 - 30m                     nr        ***       ***      ***

G738.7       Tendons of 22 strands; length 30 - 35m                     nr        ***       ***      ***

G738.8       Tendons of 22 strands; length 35 - 40m                     nr        ***       ***      ***

G738.9       Tendons of 23 strands; length 30 - 35m                     nr        ***       ***      ***

G738.10      Tendons of 24 strands; length 30 - 35m                     nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/8                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES  (Cont'd )

             Post-tensioned prestressing: to viaduct girder (Cont'd)

             Horizontal internal tendons in precast concrete comprising 12.9mm diameter stress-relieved seven wire super strand to BS 5896 in minimum 0.4mm thick corrugated galvanised steel sheath; including VSL type
             EC or similar approved

             anchors, concrete capping grade 50/10, anchorage, temporary stressing, epoxy grouting, grouting trial, drain pipes, earthing and geometry control system;
             measured on plan (Cont'd)

G738.11      Tendons of 24 strands; length 35 - 40m                     nr        ***       ***      ***

G738.12      Tendons of 25 strands; length 30 - 35m                     nr        ***       ***      ***

G738.13      Tendons of 26 strands; length 40 - 45m                     nr        ***       ***      ***

G738.14      Tendons of 27 strands; length 40 - 45m                     nr        ***       ***      ***

G738.15      Tendons of 31 strands; length 40 - 45m                     nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/9                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES  (Cont'd )

             Post-tensioned prestressing: to viaduct girder (Cont'd)

             External jack operations

G750.1       For tendons of 12 strands                                  nr        ***       ***      ***

G750.2       For tendons of 13 strands                                  nr        ***       ***      ***

G750.3       For tendons of 15 strands                                  nr        ***       ***      ***

G750.4       For tendons of 17 strands                                  nr        ***       ***      ***

G750.5       For tendons of 18 strands                                  nr        ***       ***      ***

G750.6       For tendons of 19 strands                                  nr        ***       ***      ***

G750.7       For tendons of 20 strands                                  nr        ***       ***      ***

G750.8       For tendons of 21 strands                                  nr        ***       ***      ***

G750.9       For tendons of 22 strands                                  nr        ***       ***      ***

G750.10      For tendons of 23 strands                                  nr        ***       ***      ***

G750.11      For tendons of 24 strands                                  nr        ***       ***      ***

G750.12      For tendons of 25 strands                                  nr        ***       ***      ***

G750.13      For tendons of 26 strands                                  nr        ***       ***      ***

G750.14      For tendons of 27 strands                                  nr        ***       ***      ***

G750.15      For tendons of 31 strands                                  nr        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/10                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                                            RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION                        UNIT    QUANTITY     HK$       HK$
-----------------------------------------------------------------------------------------------------------
             CONCRETE ANCILLARIES (Cont'd)

             Concrete accessories

             Finishing of top surfaces

G813.1       Type T1                                                    m2        ***       ***      ***

G813.2       Type T2                                                    m2        ***       ***      ***

G813.3       Class U3 finishes                                          m2        ***       ***      ***

G813.4       Class U5 finishes                                          m2        ***       ***      ***

----------------------------------------------------------------------------------------------------------
                                                            To Collection of Lump Sum Item LSF1.4    ***
                                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/11                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE

          Precast concrete viaduct segment
          units: concrete class 50/20;
          concrete category B; typical size of
          unit in nominal standard top edge
          width 2700/2700mm, depth 2750mm and
          length 2.30 - 2.55m; formwork class
          F5 for external surfaces. T1 and T2
          treatments to deck top surfaces,
          formed drainage surface channels and
          formwork classes F2 and F3 for
          internal web and top slab soffit
          surfaces; including blister
          bulkheads and corbels; ends of unit
          with bulkhead cast face and match
          cast face; completed with forming
          openings, cast in fittings, epoxy
          resin joint starter bars and coupler
          connections

          Web 350mm thick

H600.1    Segment Type S1[-/-]                      nr          ***             ***          ***

H600.2    Segment Type S1[-/A]                      nr          ***             ***          ***

H600.3    Segment Type S1[-/B]                      nr          ***             ***          ***

H600.4    Segment Type S1[-/T]                      nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/12                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete viaduct segment
          units: concrete class 50/20;
          concrete category B; typical size
          of unit in nominal standard top
          edge width 2700/2700mm, depth
          2750mm and length 2.30 - 2.55m;
          formwork class F5 for external
          surfaces. Tl and T2 treatments to
          deck top surfaces, formed drainage
          surface channels and formwork
          classes F2 and F3 for internal web
          and top slab soffit surfaces:
          including blister bulkheads and
          corbels; ends of unit with
          bulkhead cast face and match cast
          face; completed with forming
          openings, cast in fittings, epoxy
          resin joint starter bars and
          coupler connections (cont'd)

          Web 350mm thick (Cont'd)

H600.5    Segment Type S1[A/A]                      nr          ***             ***          ***

H600.6    Segment Type S1[V/A]                      nr          ***             ***          ***

H600.7    Segment Type S1[X/T]                      nr          ***             ***          ***

H600.8    Segment Type S1[-/-]                      nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/13                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete viaduct segment
          units: concrete class 50/20;
          concrete category B; typical size
          of unit in nominal standard top
          edge width 2700/2700mm, depth
          2750mm and length 2.30 - 2.55m;
          formwork class F5 for external
          surfaces. Tl and T2 treatments to
          deck top surfaces, formed drainage
          surface channels and formwork
          classes F2 and F3 for internal web
          and top slab soffit surfaces;
          including blister bulkheads and
          corbels; ends of unit with
          bulkhead cast face and match cast
          face; completed with forming
          openings, cast in fittings, epoxy
          resin joint starter bars and
          coupler connections (cont'd)

          Web 350mm thick (Cont'd)

H600.9    Segment Type S1[-/A]                      nr          ***             ***          ***

H600.10   Segment Type S1[-/T]                      nr          ***             ***          ***

H600.11   Segment Type S1[X/A]                      nr          ***             ***          ***

H600.12   Segment Type S1[X/T]                      nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/14                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete viaduct segment
          units: concrete class 50/20;
          concrete category B; typical size
          of unit in nominal standard top
          edge width 2700/2700mm, depth
          2750mm and length 2.30 - 2.55m;
          formwork class F5 for external
          surfaces. Tl and T2 treatments to
          deck top surfaces, formed drainage
          surface channels and formwork
          classes F2 and F3 for internal web
          and top slab soffit surfaces;
          including blister bulkheads and
          corbels; ends of unit with
          bulkhead cast face and match cast
          face; completed with forming
          openings, cast in fittings, epoxy
          resin joint starter bars and
          coupler connections (Cont'd)

          Web 425mm thick

H600.13   Segment Type SP1[-/-]                     nr          ***             ***          ***

H600.14   Segment Type SP1[-/A]                     nr          ***             ***          ***

H600.15   Segment Type SP1[A/A]                     nr          ***             ***          ***

H600.16   Segment Type SP1[V/A]                     nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/15                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill Fl

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete viaduct segment
          units: concrete class 50/20;
          concrete category B; typical size
          of unit in nominal standard top
          edge width 2700/2700mm, depth
          2750mm and length 2.30 - 2.55m;
          formwork class F5 for external
          surfaces. Tl and T2 treatments to
          deck top surfaces, formed drainage
          surface channels and formwork
          classes F2 and F3 for internal web
          and top slab soffit surfaces;
          including blister bulkheads and
          corbels; ends of unit with
          bulkhead cast face and match cast
          face; completed with forming
          openings, cast in fittings, epoxy
          resin joint starter bars and
          coupler connections (Cont'd)

          Web 600mm thick

H600.17   Segment Type SP2[-/-]                     nr          ***             ***          ***

H600.18   Segment Type SP2[-/A]                     nr          ***             ***          ***

H600.19   Segment Type SP2[-/B]                     nr          ***             ***          ***

H600.20   Segment Type SP2[X/-]                     nr          ***             ***          ***

H600.21   Segment Type SP2[X/A]                     nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/16                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill Fl

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete viaduct segment
          units: concrete class 55/20;
          concrete category B; typical size
          of unit in nominal standard top
          edge width 2700/2700mm, depth
          2750mm and length 2.30 - 2.55m;
          formwork class F5 for external
          surfaces. T1 and T2 treatments to
          deck top surfaces, formed drainage
          surface channels and formwork
          classes F2 and F3 for internal web
          and top slab soffit surfaces;
          including blister bulkheads and
          corbels; ends of unit with
          bulkhead cast face and match cast
          face; completed with forming
          openings cast in fittings, epoxy
          resin joint starter bars and
          coupler connections

          Web 350mm thick

H600.22   Segment Type S1[-/T]                      nr          ***             ***          ***

H600.23   Segment Type S2[-/T]                      nr          ***             ***          ***

          Web 600mm thick

H600.24   Segment Type SP2[-/-]                     nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/17                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete  parapet units:
          concrete class 45/20; concrete
          category B; Typical size of unit
          in nominal standard 2275 - 2575mm
          width and 3280mm depth; formwork
          classes F5 and F6; ribbed finish
          for outer surfaces and class F5
          for top and inner surfaces;
          including cast-in inserts and
          starter bars connections; fixing
          to viaduct deck edge

          Straight unit panel

H600.25   Parapet Type Q1                           nr          ***             ***          ***

H600.26   Parapet Type Q1A                          nr          ***             ***          ***

H600.27   Parapet Type Q5                           nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/18                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Precast concrete  parapet units:
          concrete class 45/20; concrete
          category B; typical size of unit
          in nominal standard 2275 -2575mm
          width and 3280mm depth; formwork
          classes F5 and F6: ribbed finish
          for outer surfaces and class F5
          for top and inner surfaces;
          including cast-in inserts and
          starter bars connections; fixing
          to viaduct deck edge (Cont'd)

          Curved unit panel

H600.28   Parapet Type PI                           nr          ***             ***          ***

H600.29   Parapet Type P1A                          nr          ***             ***          ***

H600.30   Parapet Type P2                           nr          ***             ***          ***

H600.31   Parapet Type P3                           nr          ***             ***          ***

H600.32   Parapet Type P5                           nr          ***             ***          ***

H600.33   Parapet Type R1                           nr          ***             ***          ***

H600.34   Parapet Type R1b                          nr          ***             ***          ***

H600.35   Parapet Type R2                           nr          ***             ***          ***

H600.36   Parapet Type R3                           nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/19                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PRECAST CONCRETE (Cont'd)

          Bulkhead: segmental units

          Precast concrete bulkhead panels;
          concrete classes 40/20; category
          B; formwork classes F3 and F5;
          including stainless steel
          connection assemblies; 30mm thick
          non-shrinkage epoxy grout bed and
          insitu concrete fillings

H600.37   Overall size 3280 x 1910 x 400mm          nr          ***             ***          ***

H600.38   Overall size 5860 x 1770 x 1438mm;
          L-shaped                                  nr          ***             ***          ***

          Precast curtain wall; segmental
          units

          Precast concrete curtain wall
          units; concrete class 40/20;
          category B; formwork classes F3
          and F5; including 30mm thick C35
          grouting

H600.39   Overall size 1575 x 900 x 2587mm;
          L-shaped with 450mm radius corner;
          wall thickness 175mm                      nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/20                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          WATERPROOFING

          Sprayed or brushed waterproofing

W500      Waterproof liquid polymer
          membrane; minimum two coats and
          2mm thick                                 m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/21                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter
          hereunder any specific item of
          work or obligation or thing which
          is necessary for the execution of
          the Works, as required by the
          Contract, which has been omitted
          from or has not been separately
          itemised in this Lump Sum
          Breakdown and for which a separate
          charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall
          be "sum", with Quantity and Rate
          columns entered with "N/A".

X999      Movement Joint                            sum                                      ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/22                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter
          hereunder in detail any method
          related charges items in
          accordance with SECTION 7 of
          CESMM3

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.4    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/23                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                 AMOUNT
                      ITEM DESCRIPTION                             HK$
          ---------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSF1.4
          Girders & Parapets

          Page

          LSF1.4/1                                                 ***

          LSF1.4/2                                                 ***

          LSF1.4/3                                                 ***

          LSF1.4/4                                                 ***

          LSF1.4/5                                                 ***

          LSF1.4/6                                                 ***

          LSF1.4/7                                                 ***

          LSF1.4/8                                                 ***

          LSF1.4/9                                                 ***

          LSF1.4/10                                                ***

          LSF1.4/11                                                ***

          LSF1.4/12                                                ***

          LSF1.4/13                                                ***

          LSF1.4/14                                                ***

          LSF1.4/15                                                ***

          LSF1.4/16                                                ***

          LSF1.4/17                                                ***

          LSF1.4/18                                                ***

          LSF1.4/19                                                ***

          LSF1.4/20                                                ***

          ---------------------------------------------------------------
                                              Carried Forward      ***
                                                                 --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/COL/1              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.4 - Girders & Parapets                       Activity Bill F1

                                                                 AMOUNT
                      ITEM DESCRIPTION                             HK$
          ---------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSF1.4
          Girders & Parapets (Cont'd)

          Page

          Brought from LSF1.4/COL/1                                ***

          LSF1.4/21                                                ***

          LSF1.4/22                                                ***

          LSF1.4/23                                                ***

          ---------------------------------------------------------------
                                Total of Lump Sum Item LSF1.4      ***
                                                                 --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.4/COL/2              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          IN SITU CONCRETE

          Provision of concrete designed mix

F240      Class: 40/20; concrete category B         m3          ***             ***          ***

F260      Class: 50/20; concrete category B         m3          ***             ***          ***

          Other concrete forms; concrete
          category B

F680.1    Plinth; size 500 x 500 x 480mm
          overall                                   m3          ***             ***          ***

F680.2    Plinth; size 2500 x 760 x 1240mm
          overall                                   m3          ***             ***          ***

F680.3    Plinth; size 2500 x 760 x 2213mm
          overall                                   m3          ***             ***          ***

F680.4    Plinth; size 5000 x 720 x 760mm
          overall                                   m3          ***             ***          ***

F680.5    Plinth; size 12500 x 720 x 1310mm
          overall                                   m3          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          CONCRETE ANCILLARIES

          Formwork finish; type F5

          Plane vertical

G343      Width 0.2 - 0.4m                          m2          ***             ***          ***

G344      Width 0.4 - 1.22m                         m2          ***             ***          ***

          Reinforcement

          Deformed high yield steel bars to
          BS 4449 and CS2:1995

G523      Nominal size 16mm                         t           ***             ***          ***

G524      Nominal size 20mm                         t           ***             ***          ***

G525      Nominal size 25mm                         t           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          CONCRETE ANCILLARIES (Cont'd)

          Concrete accessories

          Finishing of top surfaces

G813      Class U5 finishes                         m2          ***             ***          ***

          Inserts

G832.1    Type 3 insert; project from one
          surface of concrete                       nr          ***             ***          ***

G832.2    Type 4 insert; project from one
          surface of concrete                       nr          ***             ***          ***

G832.3    Type 8 insert; project from one
          surface of concrete                       nr          ***             ***          ***

          Grouting under plates; 60N/mm2 non
          shrink grout bed

G842      Area 0.1 - 0.5m2; overall size 620
          x 620 x 70mm thick maximum; on
          precast concrete parapet units            nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          STRUCTURAL STEELWORK

          Fabrication of other members;
          structural steel grade 43A and 50B
          to BS 4360

          Columns

M411      Straight on plan                          t           ***             ***          ***

M412      Curved on plan                            t           ***             ***          ***

          Portal frames

M432      Curved on plan                            t           ***             ***          ***

          Anchorages and holding down bolt
          assemblies

M480.1    Comprising 4 nr M39 cast in
          holding down bolts of nuts and
          washers with 540 x 500 x 65mm
          thick plate                               nr          ***             ***          ***

M480.2    Comprising 4 nr M39 cast in
          holding down bolts of nuts and
          washers with 560 x 430 x 65mm
          thick plate                               nr          ***             ***          ***

M480.3    Comprising 4 nr M39 cast in
          holding down bolts of nuts and
          washers with 650 x 520 x 70mm
          thick plate                               nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/4                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          STRUCTURAL STEELWORK (Cont'd)

          Off site surface treatment

M860      Galvanising; hot dip to BS 729            m2          ***             ***          ***

          Erection of other members;
          Structural steel grade 43A and 50B
          to BS 4360

M720      Permanent erection                        t           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/5                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter
          hereunder any specific item of
          work or obligation or thing which
          is necessary for the execution of
          the Works, as required by the
          Contract, which has been omitted
          from or has not been separately
          itemised in this Lump Sum
          Breakdown and for which a separate
          charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall
          be "sum", with Quantity and Rate
          columns entered with "N/A".

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/6                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter
          hereunder in detail any method
          related charges items in
          accordance with SECTION 7 of
          CESMM3

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.5    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/7                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.5 - OHL Masts                                Activity Bill F1

                                                                 AMOUNT
                      ITEM DESCRIPTION                             HK$
          ---------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSF1.5
          OHL Masts

          Page

          LSF1.5/1                                                 ***

          LSF1.5/2                                                 ***

          LSF1.5/3                                                 ***

          LSF1.5/4                                                 ***

          LSF1.5/5                                                 ***

          LSF1.5/6                                                 ***

          LSF1.5/7                                                 ***

-------------------------------------------------------------------------
                                Total of Lump Sum Item LSF1.5      ***
                                                                 --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.5/COL/1              Contract No.LCC-202

Contract No. LCC-202, Wast Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          IN-SITU CONCRETE

          Provision of concrete designed mix

F240      Class: 25/20; concrete category B         m3          ***             ***          ***

          Placing of mass concrete

          Other concrete forms; concrete
          category B

F580.1    Plinth; size 850 x 550 x 75mm             m3          ***             ***          ***

F580.2    Plinth; size 1150 x 250 x 75mm            m3          ***             ***          ***

          CONCRETE ANCILLARIES

          Formwork finish: type F3

          Plane vertical

G341      Width not exceeding 0.1m                  m           ***             ***          ***

          concrete accessories

          Finishing of top surfaces

G813      Class U3 finishes                         m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------

          CONCRETE ANCILLARIES (Cont'd)

          Concrete accessories (Cont'd)

          Inserts

G832      uPVC ducts; 100mm diameter;
          project from two surfaces of the
          concrete                                  nr          ***             ***          ***

          MISCELLANEOUS METALWORK

          Access stair; 5mm thick stainless
          steel cheque plate topping and
          subframe in Grade 43C hot dip
          galvanized steel; comprising 230 x
          90 x 32mm parallel flange
          channels. 100 x 100 x 8mm angles.
          100 x 65 x 7mm angles. 65 x 50 x
          8mm angles and 10mm thick end
          plates; bolted with M12 bolts and
          welded connections including 150mm
          thick footing and cementitious
          grout bed

N110      Fixed to derailment kerb with 10mm
          thick fixing plate and M16
          stainless steel anchors                   t           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Walkway; 6mm thick surface chequer
          plate and angle support system
          constructed in aluminium alloy
          designation 5083 in accordance
          with BS 8118; Part 1 & 2; sealed

          hard-anodized finish; including
          sliding cover plates, extension
          pieces, angle framing, stainless
          steel bolts, nuts and locknuts to
          BS 6105 steel grade A4; forming
          and sealing openings for cables
          with polysulphide

N120.1    Fixed to curved parapet with M10
          stainless steel bolts at maximum
          625mm centres                             t           ***             ***          ***

N120.2    Fixed to vertical parapet with M10
          stainless steel bolts at maximum
          625mm centres                             t           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Central plenum; 6mm thick surface
          chequer plate and 120 x 120 x
          9.26kg/m I-section support system
          constructed in aluminium alloy
          designation 5083 in accordance
          with BS 8118; Parts 1 & 2; sealed
          hard-anodized finish to exposed

          aluminium components; sliding
          cover plates, extension pieces and
          angle framing stainless steel
          bolts, nuts and locknuts to BS
          6105 steel grade A4;

N120.3    Fixed on in-situ concrete stitch
          with 76.2 x 50.8mm aluminium
          angles, 10mm thick mortar bedding
          and M12 bolts at maximum 625mm
          centres                                   t           ***             ***          ***
---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/4                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Galvanized mild steel; steel to BS
          4848 grade 43B; hot-dip galvanised
          to BS 729

          Cable ladders

N130.1    Nominal 1600mm wide; rolled steel
          section construction using
          stainless steel bolts and cast-in
          sockets; including cable trays and
          profiled anodised aluminium cover
          panel (at pier W66S)                      m           ***             ***          ***

N130.2    Nominal 1000mm wide; including
          diagonal and suspension members
          and profiled anodised aluminium
          cover panel (at piers W63)                m           ***             ***          ***

N130.3    Nominal 1300mm wide; including
          diagonal and suspension members
          and profiled anodised aluminium
          cover panel (at pier W63)                 m           ***             ***          ***

N130.4    Nominal 2200mm wide; including
          diagonal and suspension members;
          stainless steel heavy duty slotted
          ladder and profiled anodised
          aluminium cover panel (at pier W37)       m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/5                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Supports channels; 41mm wide x
          41mm deep x 2.5mm thick hot-dip
          galvanised steel to BS 729; fixed
          to the ribs of parapet with zinc-
          electroplated M12 bolts in non-
          metallic cast-in sockets

N169.1    Type A                                    nr          ***             ***          ***

N169.2    Type B                                    nr          ***             ***          ***

          Cable support bracket; welded and
          bended to profile with 50 x 10mm
          thick mild steel flat strip; hot
          dip galvanised to BS 729 after
          fabrication; fixed to channel
          supports in the ribs of parapets
          with zinc-electro plated M10 bolts
          in non-metallic cast-in sockets

N169.3    Type C                                    nr          ***             ***          ***

N169.4    Type D                                    nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/6                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Signalling and equipment module
          supports; design and fabricate;
          hot dip galvanised mild steel to
          BS 729 and aluminium alloy
          designation 5083 complying BS 8118
          Parts 1 & 2; fixed to top of
          parapets with M10 set screws

N169.5    Generally; loading 120kg                  nr          ***             ***          ***

          Sun shield; 3mm thick aluminium
          alloy sheet designation 5083 in
          accordance with BS 8118; Part 1;
          sealed hard-anodized finish;
          fixed on the ribs of parapets with
          zinc-electro plated M10 bolts in
          non-metallic cast-in sockets

N169.6    860mm girth; bent twice to profile        m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/7                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Common bonding terminal plate

N169.7    300 x 150 x 3mm thick hot dip
          galvanized mild steel plate; fixed
          to parapet with M10 set screws            nr          ***             ***          ***

          Rubber nosing; compressible to
          20mm

N190.1    Overall size 90 x 50mm thick;
          fixed to walkway with M4 bolts            m           ***             ***          ***

N190.2    Overall size 90 x 50mm thick;
          fixed to central plenum with M4
          bolts                                     m           ***             ***          ***

          Stainless steel

N220      Welded mesh paneling; constructed
          of 3mm stainless steel wire on 25
          x 25mm grid infill and stainless
          steel angle frame and fixing              m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/8                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK (Cont'd)

          Segment soffit access door and
          frame; galvanised mild steel to BS
          1387 with post fabrication hot dip
          galvanising to BS 729; comprising
          800 x 900 x 5mm thick mild steel
          cover welded to 3 nr 40 x 40 x
          2.42kg angle fixed with 4 nr 75mm

          diameter guide wheel and 4 nr 40 mm
          diameter running wheel. 12mm
          diameter handle welded to cover; 1
          nr M12 x 40mm long bolt welded to
          60 x 40 x 5mm thick plate; 2 nr
          1750mm long 76 x 38 x 6.7kg/m
          channel fixed by 4 nr M15 holding

          down bolt to 75mm diameter x 100mm
          deep recess filled with mortar to
          pre-cast concrete viaduct unit;
          accessories; mortar levelling pads

N290      Cover overall size 1750 x 900 x
          90mm high                                 nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/9                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PAINTING

          Bituminous paint; to BS 3416; in
          two coats

          Metal, other than metal sections
          and pipework

V815      Isolated surfaces of width or
          girth not exceeding 500mm                 m2          ***             ***          ***

          System F painting system

V970      Metal sections                            m2          ***             ***          ***

          MISCELLANEOUS WORK

          Cable ducts; UPVC pipes; including
          all duct fittings, joints and
          fixing; fixed to cable ladder

X990.1    50mm diameter ducts                       m           ***             ***          ***

X990.2    75mm diameter ducts                       m           ***             ***          ***

X990.3    100mm diameter ducts                      m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/10                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PLASTERING, RENDERING AND WALL LININGS

          Floors: to viaduct top slabs,
          plinths, upstands or stitches
          surfaces

          Granolithic screed; steel
          trowelled finish

AJ240     Minimum 10mm thick; laid to fall          m2          ***             ***          ***

          Channels; on viaduct deck surface
          channel

          Granolithic screed; steel
          trowelled finishES

AJ740     300mm wide; 10 - 50mm thick; laid
          to fall                                   m           ***             ***          ***

          SIGNS AND ADVERTISING PANELS

          Design, supply and install
          signage; as Particular
          Specification Clause p4.16(b),
          Appendix L to Particular
          Specification and Systemwide (ERE)
          Graphic Guidelines for interfacing
          contracts

AI900     Generally                                 sum                                      ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/11                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          ARCHITECTURAL COATING AND SPECIAL
          FINISHING

          Sound and acoustic absorption
          layer; non-combustible and contain
          no asbestos, mineral fibres,
          polystyrene and cellulose;
          including preparation of surfaces,
          cutting, forming joints, studs,
          battens, sealant and the like and
          all fixings

          Metal (sun-shield)

AT913.1   Surface inclined at an angle
          exceeding 60 degrees to the
          horizontal                                m2          ***             ***          ***

          Metal (central plenum)

AT913.2   Surface inclined at an angle
          exceeding 60 degrees to the
          horizontal                                m2          ***             ***          ***

AT914.1   Soffit surface or lower surface
          inclined at an angle not exceeding
          30 degrees to the horizontal              m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/12                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          ARCHITECTURAL COATING AND SPECIAL
          FINISHING (Cont'd)

          Sound and acoustic absorption
          layer; non-combustible and contain
          no asbestos, mineral fibers,
          polystyrene and cellulose;
          including preparation of surfaces,
          cutting, forming joints, studs,
          battens, sealant and the like and
          all fixings (Cont'd)

          Metal (walkway)

AT914.2   Soffit surface or lower surface
          inclined at an angle not exceeding
          30 degrees to the horizontal              m2          ***             ***          ***

          Concrete (parapets)

AT933.1   Surface inclined at an angle
          exceeding 60 degrees to the
          horizontal                                m2          ***             ***          ***

AT933.2   Surface inclined at an angle
          exceeding 60 degrees to the
          horizontal; curved                        m2          ***             ***          ***

AT934     Soffit surface or lower surface
          inclined at an angle not exceeding
          30 degrees to the horizontal              m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/13                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          ARCHITECTURAL COATING AND SPECIAL
          FINISHING (Cont'd)

          Approved protective system:
          to promote durability of the
          concrete, prevent fungal growth,
          mould growth and the like

          Concrete (parapets)

AT931     Upper surfaces inclined at an
          angle not exceeding 30 degrees to
          the horizontal                            m2          ***             ***          ***

AT933.3   Surface inclined at an angle
          exceeding 60 degrees to the
          horizontal                                m2          ***             ***          ***

AT933.4   Surface inclined at an angle
          exceeding 60 degrees to the
          horizontal; curved                        m2          ***             ***          ***

AT934.2   Soffit surface or lower surface
          inclined at an angle not exceeding
          30 degrees to the horizontal              m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/14                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter
          hereunder any specific item of
          work or obligation or thing which
          is necessary for the execution of
          the Works, as required by the
          Contract, which has been omitted
          from or has not been separately
          itemised in this Lump Sum
          Breakdown and for which a separate
          charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall
          be "sum", with Quantity and Rate
          columns entered with "N/A".

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/15                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter
          hereunder in detail any method
          related charges items in
          accordance with SECTION 7 of
          CESMM3

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.6    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/16                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.6 - Finishings and Metalworks                Activity Bill F1

                                                                 AMOUNT
                      ITEM DESCRIPTION                             HK$
          ----------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSF1.6
          Finishings and Metalworks

          Page

          LSF1.6/1                                                 ***

          LSF1.6/2                                                 ***

          LSF1.6/3                                                 ***

          LSF1.6/4                                                 ***

          LSF1.6/5                                                 ***

          LSF1.6/6                                                 ***

          LSF1.6/7                                                 ***

          LSF1.6/8                                                 ***

          LSF1.6/9                                                 ***

          LSF1.6/10                                                ***

          LSF1.6/11                                                ***

          LSF1.6/12                                                ***

          LSF1.6/13                                                ***

          LSF1.6/14                                                ***

          LSF1.6/15                                                ***

          LSF1.6/16                                                ***

-------------------------------------------------------------------------
                                Total of Lump Sum Item LSF1.6      ***
                                                                ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.6/COL/1              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.7 - Above Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS WORKS

          Drainage within viaduct girder to
          pier head

          Cast iron

X329.1    Channel grating; typical size 410
          x 500 x 40mm thick                        m           ***             ***          ***

X329.2    Gully with cover grating; grade
          150 to BS 1452; typical size 200 x
          200 x 20mm thick                          nr          ***             ***          ***

          Unplasticized polyvinyl chloride
          to BS 4660; Class B solvent welded
          joints; including proprietary
          galvanised mild steel channel
          fixing system with rods and angles
          horizontal suspension and
          stainless steel preformed pipework
          collar and bracket for vertical;
          bolted connection

X393.1    Downpipes; nominal bore 150mm             m           ***             ***          ***

X393.2    Downpipes; nominal bore 200mm             m           ***             ***          ***

X394.1    Bends with rodding eyes; nominal
          bore 150mm                                nr          ***             ***          ***

X394.2    Bends with rodding eyes; nominal
          bore 200mm                                nr          ***             ***          ***

X394.3    Junctions with rodding eyes;
          nominal bore 150mm                        nr          ***             ***          ***

X394.4    Junctions with rodding eyes;
          nominal bore 200mm                        nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.7    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.7./1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.7 - Above Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter
          hereunder any specific item
          of work or obligation or thing which
          is necessary for the execution of
          the Works, as required by the
          Contract, which has been omitted
          from or has not been separately
          itemised in this Lump Sum
          Breakdown and for which a separate
          charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall
          be "sum", with Quantity and Rate
          columns entered with "N/A".

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.7    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.7/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.7 - Above Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter
          hereunder in detail any method
          related charges items in
          accordance with SECTION 7 of
          CESMM3

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.7    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.7/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.7 - Above Ground Drainage                    Activity Bill F1

                                                                 AMOUNT
                      ITEM DESCRIPTION                             HK$
          ---------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSF1.7
          Above Ground Drainage

          Page

          LSF1.7/1                                                 ***

          LSF1.7/2                                                 ***

          LSF1.7/3                                                 ***

          ---------------------------------------------------------------
                                  Total of Lump Sum Item LSF1.7    ***
                                                                 --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.7/COL/1              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          IN SITU CONCRETE

          Provision of concrete designed mix

F220      Class: 20/20; concrete category C         m3          ***             ***          ***

F230      Class: 30/20; concrete category B         m3          ***             ***          ***

F240      Class: 40/20; concrete category B         m3          ***             ***          ***

          Placing of mass concrete

          Blinding; concrete category C

F511      Thickness not exceeding 150mm             m3          ***             ***          ***

          Other concrete forms; concrete
          category B

??80.1    Pod; 400 x 150mm high                     m3          ***             ***          ***

??80.2    Steps, stairs and landing; waist
          exceeding 500mm                           m3          ***             ***          ***

          Placing of reinforced concrete

          Channel bases and slabs; concrete
          category B

F621      Thickness not exceeding 150mm             m3          ***             ***          ***

F622      Thickness 150 - 300mm                     m3          ***             ***          ***

F623      Thickness 300 - 500mm                     m3          ***             ***          ***

          Channel walls; concrete category B

F643      Thickness 300 - 500mm                     m3          ***             ***          ***

          Other concrete forms; concrete
          category B

F680      Coping; overall size 1000 x 300mm high    m3          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          CONCRETE ANCILLARIES

          Formwork; type F2

          Plane vertical

G342      Width 0.1 - 0.2m                          m           ***             ***          ***

G343.1    Width 0.2 - 0.4m                          m2          ***             ***          ***

G345.1    Width exceeding 1.22m                     m2          ***             ***          ***

          Formwork; type F3

          Plane sloping; upper surface

G323      Width 0.2 - 0.4m                          m2          ***             ***          ***

          Plane vertical

G343.2    Width 0.2 - 0.4m                          m2          ***             ***          ***

G345.2    Width exceeding 1.22m                     m2          ***             ***          ***

          For voids

G375      Large circular void; depth not
          exceeding 0.5m                            nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          CONCRETE ANCILLARIES (Cont'd)

          Reinforcement

          Deformed high yield steel bars to
          BS4449 and CS2:1995

G522      Nominal size 12mm                         t           ***             ***          ***

G523      Nominal size 16mm                         t           ***             ***          ***

G524      Nominal size 20mm                         t           ***             ***          ***

G525      Nominal size 25mm                         t

G526      Nominal size 32mm                         t           ***             ***          ***

          Steel fabric to BS 4483

G563      Fabric reference A252; nominal
          mass 3 - 4kg/m2                           m2          ***             ***          ***

G5?6      Fabric reference A393; nominal
          mass 6 - 7kg/m3                           m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          CONCRETE ANCILLARIES (Cont'd)

          Joints

          Formed surface with filler; 25mm
          thick

G641      Average width not exceeding 0.5m          m2          ***             ***          ***

G642      Average width not exceeding 0.5 - 1m      m2          ***             ***          ***

G643      Average width 1.15m                       m2          ***             ***          ***

          Plastics or rubber waterstops;
          240mm wide; centre bulb type

G654.1    Average width 200 - 300mm                 m           ***             ***          ***

          Plastics or rubber waterstops;
          240mm wide; rearguard type

G654.2    Average width 200 - 300mm                 m           ***             ***          ***

          Sealed rebates or grooves

G670      25 x 25mm deep polysulphide joint
          sealant                                   m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/4                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          CONCRETE ANCILLARIES (Cont'd)

          Joints (Cont'd)

          Dowels

G682      Sleeved or capped; 25mm diameter x
          800mm long galvanised mild steel
          bars; including preformed PVC
          tight fitting dowel sleeve                nr          ***             ***          ***

          Concrete accessories

          Finishing of top surface

G813.1    Type U1 finishes                          m2          ***             ***          ***

G813.2    Type U3 finishes                          m2          ***             ***          ***

          Inserts

???2      Other inserts; 50mm to 100mm
          diameter x 375mm deep uPVC weep
          pipe; fully embedded into
          concrete; including 600 x 600mm
          geotextile filter and 10mm size
          single size aggregate                     nr          ***          ***             ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/5                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - PIPES

          Concrete pipes to BS 5911 : Part
          100; Class L; flexible spigot and
          socket joints

          Nominal bore 150mm

I214      In trenches; depth 2 - 2.5m               m           ***             ***          ***

I215      In trenches; depth 2.5 - 3m               m           ***             ***          ***

I216      In trenches; depth 3 - 3.5m               m           ***             ***          ***

          Nominal bore 225mm

I222.1    In trenches; depth not exceeding 1.5m     m           ***             ***          ***

I223.1    In trenches; depth 1.5 - 2m               m           ***             ***          ***

I224.1    In trenches; depth 2 - 2.5m               m           ***             ***          ***

I225.1    In trenches; depth 2.5 - 3m               m           ***             ***          ***

I226.1    In trenches; depth 3 - 3.5m               m           ***             ***          ***

I227      In trenches; depth 3.5 - 4m               m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/6                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - PIPES (Cont'd)

          Concrete pipes to BS 5911 : Part
          100; Class L; flexible spigot and
          socket joints (Cont'd)

          Nominal bore 300mm

I222.2    In trenches; depth not exceeding
          1.5m                                      m           ***             ***          ***

I223.2    In trenches; depth 1.5 - 2m               m           ***             ***          ***

I224.2    In trenches; depth 2 - 2.5m               m           ***             ***          ***

I225.2    In trenches; depth 2.5 - 3m               m           ***             ***          ***

I226.2    In trenches; depth 3 - 3.5m               m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/7                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - PIPES (Cont'd)

          Concrete pipes to BS 5911: Part
          100; Class H; flexible spigot and
          socket joints

          Nominal bore 300 mm

I225      In trenches; depth 2.5 - 3m               m           ***             ***          ***

          Nominal bore 375mm

I233.1    In trenches; depth 1.5 - 2m               m           ***             ***          ***

I234.1    In trenches; depth 2 - 2.5m               m           ***             ***          ***

I235.1    In trenches; depth 2.5 - 3m               m           ***             ***          ***

          Nominal bore 450mm

I233.2    In trenches; depth 1.5 - 2m               m           ***             ***          ***

I234.2    In trenches; depth 2 - 2.5m               m           ***             ***          ***

I235.2    In trenches; depth 2.5 - 3m               m           ***             ***          ***

I236.2    In trenches; depth 3 - 3.5m               m           ***             ***          ***

          Nominal bore 600mm

I234.3    In trenches; depth 2 - 2.5m               m           ***             ***          ***

I235.3    In trenches; depth 2.5 - 3m               m           ***             ***          ***

I236.3    In trenches; depth 3 - 3.5m               m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/8                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - MANHOLES AND PIPEWORK
          ANCILLARIES

          Manholes

          In situ concrete; Grade 30/20; type D

K131.1    Depth not exceeding 1.5m; heavy
          duty Grade 150 cast iron cover to
          BS 1452                                   nr          ***             ***          ***

K131.2    Depth 1.5 - 2m; heavy duty Grade
          150 cast iron cover to BS 1452            nr          ***             ***          ***

K131.3    Depth 2 - 2.5m; heavy duty Grade
          150 cast iron cover to BS 1453            nr          ***             ***          ***

K131.4    Depth 3 - 3.5m; heavy duty Grade
          150 cast iron cover to BS 1454            nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/9                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - MANHOLES AND PIPEWORK
          ANCILLARIES (Cont'd)

          Manholes (Cont'd)

          In situ concrete; Grade 30/20;
          type E

K132      Depth 1.5 - 2m;  heavy duty Grade
          150 cast iron cover to BS1452             nr          ***             ***          ***

K133      Depth 2 - 2.5m; heavy duty Grade
          150 cast iron cover to BS 1452            nr          ***             ***          ***

K134      Depth 2.5  - 3m; heavy duty Grade
          150 cast iron cover to BS 1452            nr          ***             ***          ***

K135      Depth 3 - 3.5m; heavy duty Grade
          150 cast iron cover to BS 1452            nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/10                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - MANHOLES AND PIPEWORK
          ANCILLARIES (Cont'd)

          Sump Pits

          In situ concrete; Grade 30/20;
          Size 1150 X 1150 mm; with A393
          fabric reinforcement; including
          750 X 750 X 50mm thick steel cover

K231      Depth not exceeding 1.5m                  nr          ***             ***          ***

          Oil interceptors

          In situ concrete; Grade 40/20;
          overall size 9250 X 1850mm (in 4
          compartments) with heavy duty
          Grade 150 cast iron cover to BS
          1452

K233      Depth 2 - 2.5m                            nr          ***             ***          ***

K234      Depth 2.5 - 3m                            nr          ***             ***          ***

K235      Depth 3 - 3.5m                            nr          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/11                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          PIPEWORK - SUPPORTS AND PROTECTION,
          ANCILLARIES TO LAYING AND EXCAVATION

          Surrounds

          Granular material; Class B
          bedding; with 100mm thick bed,
          100mm thick linings and 300mm
          thick lightly compacted top covers

L321      Nominal bore not exceeding 200mm          m           ***             ***          ***

L322      Nominal bore 200 - 300mm                  m           ***             ***          ***

L323      Nominal bore 300 - 600mm                  m           ***             ***          ***

          Mass concrete; grade 20/20;
          concrete category C; Class C
          bedding; with 150mm thick bed,
          150mm thick linings and 150mm
          thick top cover

L542      Nominal bore 200 - 300mm                  m           ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/12                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          MISCELLANEOUS METALWORK

          Galvanised mild steel; hot dipped
          to BS 729

          Handrails; as Highway Department
          standard

N140.1    Standard handrail Type 2; nominal
          1100mm high                               m           ***             ***          ***

N140.2    Tubular handrail; 1000mm high;
          constructed of 50mm diameter pipes        m           ***             ***          ***

          MISCELLANEOUS WORKS

          Drainage filter

X990      Geosynthetic drainage materials;
          average 100mm thick; inclined at
          an angle of 10 - 45 degrees to the
          horizontal                                m2          ***             ***          ***

          STONEWORK

          Embankment

AO100.1   Granite; 450 x 250 x 100mm thick;
          including 50mm thick 1:3 cement
          mortar; horizontal                        m2          ***             ***          ***

AO100.2   Granite; 450 x 250 x 100mm thick;
          including 50mm thick 1:3 cement
          mortar; inclined at an angle 10 -
          45 degrees to the horizontal              m2          ***             ***          ***

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/13                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          Contractor's Other Charges

          The Contractor shall enter
          hereunder any specific item of
          work or obligation or thing which
          is necessary for the execution of
          the Works, as required by the
          Contract, which has been omitted
          from or has not been separately
          itemised in this Lump Sum
          Breakdown and for which a separate
          charge is required.

          The unit of measurement for any
          Contractor's Other Charges shall
          be "sum", with Quantity and Rate
          columns entered with "N/A".

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/14                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                              RATE         AMOUNT
ITEM CODE             ITEM DESCRIPTION               UNIT     QUANTITY         HK$           HK$
---------------------------------------------------------------------------------------------------
          GENERAL ITEMS

          Method Related Charges

          The Contractor shall enter
          hereunder in detail any method
          related charges items in
          accordance with SECTION 7 of CESMM3

---------------------------------------------------------------------------------------------------
                                                    To Collection of Lump Sum Item LSF1.8    ***
                                                                                           --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/15                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre F
Lump Sum Breakdown                        Viaduct Ch35+372 to Ch37+077 - General
Lump Sum Item LSF1.8 - Below Ground Drainage                    Activity Bill F1

                                                                 AMOUNT
                      ITEM DESCRIPTION                             HK$
          ---------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSF1.8
          Below Ground Drainage

          Page

          LSF1.8/1                                                 ***

          LSF1.8/2                                                 ***

          LSF1.8/3                                                 ***

          LSF1.8/4                                                 ***

          LSF1.8/5                                                 ***

          LSF1.8/6                                                 ***

          LSF1.8/7                                                 ***

          LSF1.8/8                                                 ***

          LSF1.8/9                                                 ***

          LSF1.8/10                                                ***

          LSF1.8/11                                                ***

          LSF1.8/12                                                ***

          LSF1.8/13                                                ***

          LSF1.8/14                                                ***

          LSF1.8/15                                                ***

          ---------------------------------------------------------------
                        To Collection of Lump Sum Item LSF1.8      ***
                                                                 --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSF1.8/COL/1              Contract No.LCC-202

Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "***." A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

LIST OF CONTRACT DOCUMENTS

                       KOWLOON-CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS

                              CONTRACT NO. LCC-202
                   WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                           LIST OF CONTRACT DOCUMENTS
                 ---------------------------------------------
                 (Contents of this Volume are shown in shading)

VOLUME ONE

     Articles of Agreement and Letter of Acceptance

     Articles of Agreement

     Letter of Acceptance and Letter of Clarification

     General and Special Conditions of Contract

     General Conditions of Contract for Civil Engineering and Building Works (5 April 2000 Edition)
     (provided in separately bound booklet)

     Special Conditions of Contract Clauses 1-5

VOLUME TWO

     Form of Tender

     Form of Tender
     Appendix 1 to the Form of Tender
     Appendix 2 to the Form of Tender - Pricing Document
          1. Preamble
          2. Pricing Schedule - Part 1 of 2
             (including the Lump Sum Breakdowns after the last Cost Centre)

17 December 2002                     Page i                  Contract No.LCC-202

LIST OF CONTRACT DOCUMENTS

VOLUME FIVE

     Specification

     Particular Specification - Part 2 of 3

VOLUME SIX

     Specification

     Particular Specification - Part 3 of 3

VOLUME SEVEN

     Drawings - General (in A3 size)

VOLUME EIGHT

     Drawings - Foundation and Geotechnical Works (in A3 size)

VOLUME NINE

     Drawings - Viaduct (in A3 size)

VOLUME TEN

     Drawings - EAP, Ramp and Ancillary Structures (in A3 size)

VOLUME ELEVEN

     Drawings - E & M Works (in A3 size)

VOLUME TWELVE

     Associated Documents

     Particular Specification Appendix L - Items No. 1 to 17

     Particular Specification Appendix L - Items No. 18 to 26
     (provided in separately bound booklets)

17 December 2002                    Page iii                 Contract No.LCC-202

Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "***." A complete version of this exhibit has been filed separately with the Securities and Exchange Commission

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                 FORM OF TENDER
                                   APPENDIX 2

                                PRICING DOCUMENT
                                TABLE OF CONTENTS
PART 1 of 2

1.      Preamble                                             Pages 1-7

2.      Pricing Schedule
        .  Pricing Schedule Summary                          PS.SUM/1
        .  Cost Centres                                      A1 - L1
        .  Lump Sum Breakdown                                LSA1.1 - LSF1.8

PART 2 of 2

2.      Pricing Schedule (Continued)
        . Lump Sum Breakdown                                 LSG1.1-LSK1.3

3.      Schedule of Milestones                               Pages SM/1 - SM/14

4.      Interim Payment Schedule                             Pages IPS/1 - IPS/2

5.      Annex 1 - Standard Method of Measurement
        Architectural Builder's Works and Finishes

6.      Annex 2 - Standard Method of Measurement
        Building Services

7. Annex 3 - Additions and Amendments to the Methods of Measurement

17 December 2002                                             Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             MAIN DISTRIBUTION SYSTEM (Cont'd)

             Miniature circuit breaker (MCB)
             distribution boards; sheet metal;
             busbar (main isolation switches
             and MCBs measured separately)

             MCB distribution boards; fixing to
             walls, columns and the like

BA0401.4     6 way; 20A; TPN                      nr      ***      ***   ***

BA0401.5     8 way; 20A; TPN                      nr      ***      ***   ***

BA0401.6     16 way; 63A; TPN                     nr      ***      ***   ***

             Miniature circuit breakers (MCB)

             MCBs; fixing in distribution
             boards

BA0401.7     5A; SP                               nr      ***      ***   ***

BA0401.8     6A; SP                               nr      ***      ***   ***

BA0401.9     16A; TP                              nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors

             From distribution board DB6; 2
             core FRP armoured cables; 2.5mm2

BA0507.1     Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6; 2
             core FRP armoured cables; 4mm2

BA0507.2     Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6; 2
             core FRP armoured cables; 6mm2

BA0507.3     Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board DB6; 4
             core FRP armoured cables; 10mm2

BA0507.4     Distribution board DB6.1             nr      ***      ***   ***

BA0507.5     Distribution board DB6.2             nr      ***      ***   ***

BA0507.6     Distribution board DB6.3             nr      ***      ***   ***

BA0507.7     Distribution board DB6.4             nr      ***      ***   ***

             From distribution board DB6.1; 2
             core FRP armour cables; 10mm2

BA0507.8     Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 60O/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board DB6.1; 2
             core FRP armoured cables; 16mm2

BA0507.9     Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.1; 2
             core FRP armoured cables; 25mm2

BA0507.10    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.2; 2
             core FRP cables; 10mm2

BA0507.11    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.2; 2
             core FRP cables; 16mm2

BA0507.12    Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board DB6.2; 2
             core FRP cables; 25mm2

BA0507.13    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.3; 2
             core FRP cables; 10mm2

BA0507.14    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.3; 2
             core FRP cables; 16mm2

BA0507.15    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.3; 2
             core FRP cables; 25mm2

BA0507.16    Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board DB6.4; 2
             core FRP cables; 10mm2

BA0507.17    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.4; 2
             core FRP cables; 16mm2

BA0507.18    Trackside lighting points            nr      ***      ***   ***

             From distribution board DB6.4; 2
             core FRP cables; 25mm2

BA0507.19    Trackside lighting points            nr      ***      ***   ***

             From distribution board LIGHTING
             DBL; 2 core FRP cables; 2.5mm2

BA0507.20    Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board LIGHTING
             DBL; 2 core FRP armoured cable;
             6mm2

BA0507.21    Trackside lighting points            nr      ***      ***   ***

             From distribution board LIGHTING
             DBL; 4 core FRP armoured cable;
             4mm2

BA0507.22    Distribution board DBL.1             nr      ***      ***   ***

BA0507.23    Distribution board DBL.2             nr      ***      ***   ***

             From distribution board DBL. 1; 2
             core FRP armoured cables; 10mm2

BA0507.24    Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/8                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board DBL.1; 2
             core FRP armoured cables; 16mm2

BA0507.25    Trackside lighting points            nr      ***      ***   ***

             From distribution board DBL.1; 2
             core FRP armoured cables; 25mm2

BA0507.26    Trackside lighting points            nr      ***      ***   ***

             From distribution board DBL.2; 2
             core FRP armoured cables; 10mm2

BA0507.27    Trackside lighting points            nr      ***      ***   ***

             From distribution board DBL.2; 2
             core FRP armoured cables; 16mm2

BA0507.28    Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/9                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board DBL.2; 2
             core FRP armoured cables; 25mm2

BA0507.29    Trackside lighting points            nr      ***      ***   ***

             From distribution board TS 2DB; 2
             core FRP armoured cables; 16mm2

BA0507.30    Trackside lighting points            nr      ***      ***   ***

             From distribution board TS 2DB; 2
             core FRP armoured cables; 25mm2

BA0507.31    Trackside lighting points            nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/10                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From distribution board TS 2DB; 4
             core FRP armoured cables; 25mm2

BA0507.32    Socket outlet; radial                nr      ***      ***   ***

             From distribution board ESS-DB6; 2
             core FRP armoured cables; 25mm2

BA0507.33    Isolator switches for motorised
             trackside isolator                   nr      ***      ***   ***

             From distribution board ESS-DB6; 2
             core FRP armoured cables; 50mm2

BA0507.34    Isolator switches for motorised
             trackside isolator                   nr      ***      ***   ***

------------------------------------------------------------------------------
                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/11                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------

             LIGHTING AND POWER (Cont'd)

             Final circuits; 600/1000V PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or brackets and or
             flexible steel conduits and
             fittings or any cable installing
             facilities as specified; completed
             with cable changeover boxes; non-
             amoured cables connecting from
             cable changeover boxes to
             fittings; earth continuity
             conductors (Cont'd)

             From isolator (located inside LMC
             Station); 2 core FRP armoured
             cables; 70mm2

BA0507.35    Isolator switches for motorised
             trackside isolator                   nr      ***      ***   ***

             From isolator (located inside LMC
             Station); 4 core LSOH armoured
             cables; 35mm2

BA0507.36    Distribution board TS2 DB            nr      ***      ***   ***

             For emergency lighting control;
             approved size FRP cable

BA0507.37    For manual push button               nr      ***      ***   ***

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                                 To Collection of Lump Sun Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/12                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             LIGHTING AND POWER (Cont'd)

             Luminaries complete with lamps or
             tubes and control gears;
             electronic ballast; connections to
             cables and conduits; earthing and
             bonding; provision of all
             necessary component parts,
             suspension rods, hangers and
             fixings (for exact descriptions
             have to be checked against project
             light fitting schedule and their
             specifications)

             Light fittings fixing to parapet;
             plenum and the like

BA0508.1     1 x 36W; fluorescent lighting;
             IP65                                 nr      ***      ***   ***

BA0508.2     2 x 58W; fluorescent lighting;
             IP65                                 nr      ***      ***   ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/13                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             LIGHTING AND POWER (Cont'd)

             Accessories

             Socket outlets; fixing to walls,
             columns and the like

BA0508.3     15A; TPN; IP65                       nr      ***      ***   ***

             Isolator switches; fixing to
             walls, columns and the like

BA0508.4     20A; SP; weatherproof; IP65          nr      ***      ***   ***

             Manual control push button for
             emergency lighting control; fixing
             to walls, columns and the like

BA0508.5     'ON' and 'OFF' control; approved
             type; IP65                           nr      ***      ***   ***

             Junction boxes for emergency
             lighting control; fixing to walls,
             columns and the like

BA0508.6     Approved type; IP65                  nr      ***      ***   ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/14                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             EARTHING AND LIGHTNING PROTECTION
             SYSTEMS

             Main earthing system

             Equipotential bonding to all
             exposed and extraneous conductive
             parts of non electrical services

BA0809.1     Generally                            sum                    ***

             Common bonding terminal plate
             (CBTP); connection to all earth
             tapes and cables; fixing to walls

BA0809.2     Approved type                        nr      ***      ***   ***

             Earth terminal; connection to all
             earth tapes and cables; fixing to
             walls

BA0809.3     Approved type                        nr      ***      ***   ***

             Main earth terminal; connection to
             all earth tapes and cables; fixing
             to walls

BA0809.4     Approved type                        nr      ***      ***   ***

             Copper conductors; fixing to cable
             trunking; trays; walls; columns
             and the like; including jointing
             and connections

BA0809.5     25mm x 3mm tinned copper tape        m       ***      ***   ***

BA0809.6     300mm2 copper earthing cable         m       ***      ***   ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/15                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             EARTHING AND LIGHTNING PROTECTION
             SYSTEMS (Cont'd)

             Main earthing system (Cont'd)

             GMS earthing conductors; including
             bonding to boundary fence

BA0809.7     25 x 6mm bar                         m       ***      ***   ***

             Earth electrodes; driven into
             solid ground; approved earth
             clamps; connected to earth copper
             conductors to achieve specified
             earth impedance

BA0809.8     Approved diameter and long to
             suit; minimum 10m deep               nr      ***      ***   ***

             Clean earthing system

             Insulated clean earth terminal;
             connection to all earth tapes and
             cables; fixing to walls

BA0809.9     Approved type                        nr      ***      ***   ***

             Copper conductors; fixing to cable
             trunking; trays; walls; columns
             and the like; including jointing
             and connections

BA0809.10    300mm2 1 core LS0H insulated
             cables                               m       ***      ***   ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/16                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES

             Sundry items

             Allow for the following and
             executing in accordance with the
             Specification

BA11.1       Testing, setting to work and
             commissioning the complete
             installation                         sum                    ***

BA11.2       Complete integrating testing of
             all building services
             installations with all interfacing
             works in all areas                   sum                    ***

BA11.3       Providing all installation
             drawings and fabrication/shop
             drawings as required for
             submission and distribution          sum                    ***

BA11.4       Providing all design data as
             required for submission and
             distribution                         sum                    ***

BA11.5       Providing all builder's works
             drawings as required for
             submission and distribution          sum                    ***

BA11.6       Providing all 'as built' drawings
             as required for submission and
             distribution                         sum                    ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/17                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES (Cont'd)

             Sundry items (Cont'd)

             Allow for the following and
             executing in accordance with the
             Specification (Cont'd)

BA11.7       Providing mock-ups and/or
             prototypes                           sum                    ***

BA11.8       Allow for the free maintenance and
             guarantees for the period as
             specified from the date of
             issuance of the Certificate of
             Substantial Completion               sum                    ***

BA11.9       Providing training of Employer's
             staff for the period and scope as
             specified                            sum                    ***

BA11.10      Providing all operation and
             maintenance manuals as required
             for submission and distribution      sum                    ***

BA11.11      Providing all spares, tools, loose
             keys, lubricants and special
             equipment for operating and
             maintenance purposes                 sum                    ***

BA11.12      Providing all plates, discs and
             labels for identification of
             plant, equipment, cables, switches
             and the like                         sum                    ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/18                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES (Cont'd)

             Sundry items (Cont'd)

             Allow for the following and
             executing in accordance with the
             Specification (Cont'd)

BA11.13      Providing all fire stopping and
             fire barriers                        sum                    ***

BA11.14      Providing fabricated composite
             support structures, propriety or
             specialist support systems and
             components, essentially primary
             supports, including design,
             supply, manufacture, installation
             and coordination with other
             services                             sum                    ***

BA11.15      Providing instructions, including
             preventive maintenance
             instruction, equipment operation
             instructions, instruction boards
             and notices                          sum                    ***

BA11.16      Providing pipe, conduit, cable
             sleeves and fixing through walls,
             floors and ceilings; including
             approved packing materials           sum                    ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/19                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES (Cont'd)

             Sundry items (Cont'd)

             Allow for the following and
             executing in accordance with the
             Specification (Cont'd)

BA11.17      Marking positions of holes,
             mortices, chases and the like        sum                    ***

BA11.18      Providing all samples as required
             for submission and distribution      sum                    ***

BA11.19      Providing fuel, power, water and
             lighting for testing and
             commissioning                        sum                    ***

BA11.20      Providing coordination with other
             trades                               sum                    ***

BA11.21      Cover up and provide protection to
             the whole of the Works               sum                    ***

BA11.22      Providing joint commissioning of
             the installation with other
             contracts as necessary               sum                    ***

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/20                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter
             hereunder any specific item of
             work or obligation or thing which
             is necessary for the execution of
             the Works, as required by the
             Contract, which has been omitted

             from or has not been separately
             itemised in this Lump Sum
             Breakdown and for which a separate
             charge is required.

             The unit of measurement for any
             Contractor's Other Charges shall
             be "sum", with Quantity and Rate
             columns entered with "N/A".

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/21                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter
             hereunder in detail any method
             related charges items in
             accordance with SECTION 7
             of CESMM3

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                                 To Collection of Lump Sum Item LSG1.1   ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.1/22                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                        AMOUNT
                        ITEM DESCRIPTION                                 HK$
             -----------------------------------------------------------------
             COLLECTION OF LUMP SUM ITEM LSG1.1
             Track Alignment

             Page

             LSG1.1/1                                                    ***

             LSG1.1/2                                                    ***

             LSG1.1/3                                                    ***

             LSG1.1/4                                                    ***

             LSG1.1/5                                                    ***

             LSG1.1/6                                                    ***

             LSG1.1/7                                                    ***

             LSG1.1/8                                                    ***

             LSG1.1/9                                                    ***

             LSGl.1/10                                                   ***

             LSG1.1/11                                                   ***

             LSG1.1/12                                                   ***

             LSG1.1/13                                                   ***

             LSG1.1/14                                                   ***

             LSG1.1/15                                                   ***

             LSG1.1/16                                                   ***

             LSG1.1/17                                                   ***

             LSG1.1/18                                                   ***

             -----------------------------------------------------------------
                                                      Carried Forward    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSG1.1/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.1 - Track Alignment                          Activity Bill G1

                                                                        AMOUNT
                        ITEM DESCRIPTION                                 HK$
             -----------------------------------------------------------------
             COLLECTION OF  LUMP  SUM  ITEM LSG1.1
             Track Alignment (Cont'd)

             Page

             Brought from LSG1.1/COL/1                                   ***

             LSG1.1/19                                                   ***

             LSG1.1/20                                                   ***

             LSG1.1/21                                                   ***

             LSG1.1/22                                                   ***

             -----------------------------------------------------------------
                                        Total of Lump Sum Item LSG1.1    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSG1.1/COL/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             LIGHTING AND POWER

             Final circuits; 600/1000v PVC
             insulated cables; copper
             conductors; drawing into and
             including steel conduits and or
             cable trays and or flexible steel
             conduits and fittings or any cable
             installing facilities as
             specified; earth continuity
             conductors

             From distribution board; 2 core
             FRP armoured cables; 2.5mm2

BA0507.1     Lighting Points                      nr      ***      ***   ***

BA0507.2     Switch Points; 2 way                 nr      ***      ***   ***

BA0507.3     Socket outlet points; radial         nr      ***      ***   ***

             From distribution board; 2 core
             PVC/SWA/PVC cables; 4mm2

BA0507.4     Lighting points                      nr      ***      ***   ***

BA0507.5     Switch points; 1 way                 nr      ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             LIGHTING AND POWER (Cont'd)

             Luminaries complete with lamps or
             tubes and control gears;
             electronic ballast; connections to
             cables and conduits; earthing and
             bonding; provision of all
             necessary component parts,
             suspension rods, hangers and

             fixings (for exact descriptions
             have to be checked against project
             light fitting schedule and their
             specifications)

             Light fittings fixing to walls,
             ceilings or with lamp pole

BA0508.1     1 x 36W; weatherproof fluorescent
             lighting; IP65                       nr      ***      ***   ***

BA0508.2     2 x 36W; weatherproof fluorescent
             lighting; IP65; complete with 1.5m
             high lamp pole                       nr      ***      ***   ***

BA0508.3     250W high pressure sodium (SON-
             XLT) lamp; outdoor type; complete
             with 10m high lamp pole with 1m
             overhang                             nr      ***      ***   ***

             Accessories

             Lighting switches; fixing to
             walls, columns and the like

BA0508.4     5A; 1 gang; 2 way                    nr      ***      ***   ***

BA0508.5     Local manual control switches;
             complete with cabinet                nr      ***      ***   ***

             Socket outlets; fixing to walls,
             columns and the like

BA0508.6     13A; SPN; single gang                nr      ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             EARTHING AND LIGHTNING PROTECTION
             SYSTEMS

             Main earthing system

             Equipotential bondings to all
             exposed and extraneous conductive
             parts of non electrical services

BA0809.1     Generally                            Sum                    ***

             Main earth mat; complete with
             copper tapes and accessories;
             including bonding and fixing

BA0809.2     50 x 6mm copper tape                 m       ***      ***   ***

             Copper conductors; fixing to cable
             trunking; trays; walls; columns
             and the like; including jointing
             and connections

BA0809.3     300mm2 copper conductor              m       ***      ***   ***

             GMS earthing conductors; including
             bonding to boundary fence and gate

BA0809.4     25 x 6mm bar; fencing at EAP6        m       ***      ***   ***

BA0809.5     25 x 6mm bar; fencing at ramp        m       ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             EARTHING AND LIGHTNING PROTECTION
             SYSTEMS (Cont'd)

             Main earthing system (Cont'd)

             Earth electrodes; driven into
             solid ground; approved earth
             clamps; connected to earth copper
             conductors to achieve specified
             earth impedance

BA0809.6     Approved diameter and long to
             suit; minimum 10m deep               nr      ***      ***   ***

             Earth pits; complete with
             electrodes; driven into solid
             ground; approved earth clamps;
             connected to earth copper
             conductors to achieve specified
             earth impedance

BA0809.7     Approved diameter and long to suit   nr      ***      ***   ***

             Clean earthing system

             Clean earth mat; complete with
             copper tapes and accessories;
             including bonding and fixing

BA0809.8     50 x 6mm copper tape                 m       ***      ***   ***

             Copper conductors; fixing to cable
             trunking; trays; walls; columns
             and the like; including jointing
             and connections

BA0809.9     70mm2 1 core LS0H insulated cables   m       ***      ***   ***

BA0809.10    300mm2 1 core LS0H insulated
             cables                               m       ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             EARTHING AND LIGHTNING PROTECTION
             SYSTEMS (Cont'd)

             Clean earthing system (Cont'd)

             Earth electrodes; driven into
             solid ground; approved earth
             clamps; connected to earth copper
             conductors to achieve specified
             earth impedance

BA0809.11    Approved diameter and long to
             suit; minimum 40m deep with top
             20m insulated                        nr      ***      ***   ***

             Earth pits; complete with
             electrodes; driven into solid
             ground; approved earth clamps;
             connected to earth copper
             conductors to achieve specified
             earth impedance

BA0809.12    Approved diameter and long to suit   nr      ***      ***   ***

             Lighting protection system

             Design, supply and install a
             complete lighting protection
             system for

BA0809.13    Antenna located at the staircase
             of EAP No. 6                         sum                    ***

BA0809.14    Stairway to viaduct at EAP No. 6     sum                    ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             FIRE HYDRANT SYSTEM

             Galvanised steel pipes and
             fittings; BS 1387; heavy grade

             Pipes laid underground

BB1602.1     100mm diameter                       m       ***      ***   ***

             Extra over pipes for

BB1602.2     100mm diameter bends                 nr      ***      ***   ***

             Galvanised steel pipes and
             fitting; BS 1387; medium grade

             Vertically fixed

BB1602.3     100mm diameter                       m       ***      ***   ***

             Horizontally fixed

BB1602.4     100mm diameter                       m       ***      ***   ***

             Extra over pipes for

BB1602.5     100mm diameter bends                 nr      ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             FIRE HYDRANT SYSTEM (Cont'd)

             In-line equipment

             Fire hydrant outlets; brass twin
             type outlet; including male inlet
             and female instantaneous outlets,
             complete with brass blank caps and
             chains and all accessories

BB1601.1     Approved type                        nr      ***      ***   ***

             Fire service inlets; brass twin
             type; comprising with screw-down
             globe stop valve; including
             standard instantaneous couplings,
             brass caps, chains, integral non-
             return valves and all accessories

BB1601.2     Approved type                        nr      ***      ***   ***

             Painting

             Preparing; one coat of zinc
             chromate primer; two undercoats of
             linseed oil and two finishing
             coats of linseed oil gloss finish
             fungus resistant paint

BB1605.1     Large pipes                          m       ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES

             Sundry items

             Allow for the following and
             executing in accordance with the
             Specification

BA11.1       Testing, setting to work and
             commissioning the complete
             installation                         sum                    ***

BA11.2       Complete integrating testing of
             all building services
             installations with all interfacing
             works in all areas                   sum                    ***

BA11.3       Providing all installation
             drawings and fabrication/shop
             drawings as required for
             submission and distribution          sum                    ***

BA11.4       Providing all design data as
             required for submission and
             distribution                         sum                    ***

BA11.5       Providing all builder's works
             drawing as required for
             submission and distribution          sum                    ***

BA11.6       Providing all 'as built' drawings
             as required for submission and
             distribution                         sum                    ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/8                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES (Cont'd)

             Sundry items (Cont'd)

             Allow for the following and
             executing in accordance with the
             Specification (Cont'd)

BA11.7       Providing mock-ups and/or
             prototypes                           sum                    ***

BA11.8       Allow for the free maintenance and
             guarantees for the period as
             specified from the date of
             issuance of the Certificate of
             Substantial Completion               sum                    ***

BA11.9       Providing training of Employer's
             staff for the period and scope as
             specified                            sum                    ***

BA11.10      Providing all operation and
             maintenance manuals as required
             for submission and distribution      sum                    ***

BA11.11      Providing all spares, tools, loose
             keys, lubricants and special
             equipment for operating and
             maintenance purposes                 sum                    ***

BA11.12      Providing all plates, discs and
             labels for identification of
             plant, equipment, cables, switches
             and the like                         sum                    ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/9                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES (Cont'd)

             Sundry items (Cont'd)

             Allow for the following and
             executing in accordance with the
             Specification (Cont'd)

BA11.13      Providing all fire stopping and
             fire barriers                        sum                    ***

BA11.14      Providing fabricated composite
             support structures, propriety or
             specialist support systems and
             components, essentially primary
             supports, including design,
             supply, manufacture, installation
             and coordination with other
             services                             sum                    ***

BA11.15      Providing instructions, including
             preventive maintenance
             instruction, equipment operation
             instructions, instruction boards
             and notices                          sum                    ***

BA11.16      Providing pipe, conduit, cable
             sleeves and fixing through walls,
             floors and ceilings; including
             approved packing materials           sum                    ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/10                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             SUNDRIES (Cont'd)

             Sundry items (Cont'd)

             Allow for the following and
             executing in accordance with the
             Specification (Cont'd)

BA11.17      Marking positions of holes,
             mortices, chases and the like        sum                    ***

BA11.18      Providing all samples as required
             for submission and distribution      sum                    ***

BA11.19      Providing fuel, power, water and
             lighting for testing and
             commissioning                        sum                    ***

BA11.20      Providing coordination with other
             trades                               sum                    ***

BA11.21      Cover up and provide protection to
             the whole of the Works               sum                    ***

BA11.22      Providing joint commissioning of
             the installation with other
             contracts as necessary               sum                    ***

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/11                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             Contractor's Other Charges

             The Contractor shall enter
             hereunder any specific item of
             work or obligation or thing which
             is necessary for the execution of
             the Works, as required by the
             Contract, which has been omitted
             from or has not been separately
             itemised in this Lump Sum
             Breakdown and for which a separate
             charge is required.

             The unit of measurement for any
             Contractor's Other Charges shall
             be "sum", with Quantity and Rate
             columns entered with "N/A".

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                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/12               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             GENERAL ITEMS

             Method Related Charges

             The Contractor shall enter
             hereunder in detail any method
             related charges items in
             accordance with SECTION 7 of
             CESMM3

------------------------------------------------------------------------------
                                To Collection of Lump Sum Item LSG1.2    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.2/13                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.2 - Emergency Access Points & Staircases     Activity Bill G1

                                                                        AMOUNT
                        ITEM DESCRIPTION                                  HK$
             -----------------------------------------------------------------
             COLLECTION OF LUMP SUM ITEM LSG1.2
             Emergency Access Points & Staircases

             Page

             LSG1.2/1                                                     ***

             LSG1.2/2                                                     ***

             LSG1.2/3                                                     ***

             LSG1.2/4                                                     ***

             LSG1.2/5                                                     ***

             LSG1.2/6                                                     ***

             LSG1.2/7                                                     ***

             LSG1.2/8                                                     ***

             LSG1.2/9                                                     ***

             LSG1.2/10                                                    ***

             LSG1.2/11                                                    ***

             LSG1.2/12                                                    ***

             LSG1.2/13                                                    ***

             -----------------------------------------------------------------
                                        Total of Lump Sum Item LSG1.2     ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSG1.2/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             INCOMING SERVICES

             Main L.V. switchboards; comprising
             the following

             Integral busbars and busbar
             interconnections; air circuit
             breakers; MCCBs; fuse-switches;
             over-current protection relays;
             earth leakage relays; earth fault
             relays; under voltage relays;
             protection relays; check meters,
             ammeters; voltmeters;
             watt-hour meters; current
             transformers; electrical and
             mechanical interlocks; remote
             alarm indication; protection;
             control; battery tripping system
             comprising automatic trickle-type
             battery charger and battery
             test facilities; wirings; cabling
             facilities, contact terminal
             strips; connections to LV
             switchboards and the like

BA0201.1     LV switchboard; fixing in EAP 6      nr      ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             INCOMING SERVICES (Cont'd)

             Ancillary equipment

             Provide hydraulic operating
             handling trunks for handling air
             circuit breaker; all necessary
             accessories

BA0201.2     Approved type                        sum                    ***

             Provide portable earthing
             equipment for each main incoming
             air circuit breaker

BA0201.3     Approved type                        sum                    ***

             Provide insulation mats; placed on
             floors in front of and at the rear
             of LV switchboards; length to suit
             LV switchboard

BA0201.4     Approved type                        sum                    ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             INCOMING SERVICES (Cont'd)

             Current transformers

             Current transformers; for watt-
             hour meter connecting wiring and
             accessories; fixing in CLP
             metering compartment

BA0201.5     400A/5A                              nr      ***      ***   ***

             Meter

             Watt-hour meters; connecting
             wiring and accessories; fixing in
             CLP metering compartment

BA0201.6     Approved type                        nr      ***      ***   ***

             Earth leakage protection device
             (ELPD)

             ELPD; connecting wiring and
             accessories; fixing in CLP
             metering compartment

BA0201.7     Approved type                        nr                     ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             STANDBY EQUIPMENT

             Generator set

             Generator set; including control
             panels, metal clad cubicle
             assemblies; free standing floor
             mounted and front access type;
             complete with instrumentation
             meter, control buttons,
             indicators, alarms and auxiliary
             contacts; all other components and
             accessories; exhaust flue pipes;
             acoustic silencers; lubrication
             system; electric starting systems;
             cable terminations and glands; and
             all necessary accessories

BA0301.1     250kVA                               nr      ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             STANDBY EQUIPMENT (Cont'd)

             Generator set (Cont'd)

             Fuel supply system comprising 500
             litre daily service fuel tank,
             diesel pump sets, manual operated
             quick-closing valve; level
             switches, fill pipes, vent pipes,
             overflow pipes, shut off valves

BA0301.2     250kVA                               nr                     ***

             Control circuits including cables,
             conduits, trunking, sensors,
             relays and accessories from LV
             switchboard to generator power
             supply and control panels

BA0301.3     250kVA                               nr                     ***

             Provide monorail system for
             maintenance delivery of emergency
             standby generators; all necessary
             accessories

BA0301.4     Approved type                        sum                    ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             MAIN DISTRIBUTION SYSTEM

             600/1000v LSOH insulated armoured
             cable; copper conductors

             Power cables; fixing to cable
             trays or other surfaces

BA0406.1     16mm2; 4 core cables                 m       ***      ***   ***

             Termination glands

BA0406.2     16mm2; 4 core cables                 nr      ***      ***   ***

             600/1000v FRP armoured cable;
             copper conductors

             Power cables; fixing to cable
             trays or other surfaces

BA0406.3     16mm2; 4 core cables                 m       ***      ***   ***

BA0406.4     35mm2; 4 core cables                 m       ***      ***   ***

BA0406.5     50mm2; 4 core cables                 m       ***      ***   ***

BA0406.6     185mm2; 4 core cables                m       ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                  RATE  AMOUNT
ITEM CODE               ITEM DESCRIPTION          UNIT  QUANTITY   HK$    HK$
------------------------------------------------------------------------------
             MAIN DISTRIBUTION SYSTEM (Cont'd)

             600/1000v FRP armoured cable;
             copper conductors (Cont'd)

             Termination glands

BA0406.7     16mm2; 4 core cables                 nr      ***      ***   ***

BA0406.8     35mm2; 4 core cables                 nr      ***      ***   ***

BA0406.9     50mm2; 4 core cables                 nr      ***      ***   ***

BA0406.10    185mm2; 4 core cables                nr      ***      ***   ***

             Air break switchgears

             Isolating switches; for MCB
             distribution board main incoming
             switch; fixing to walls, columns
             and the like

BA0401.1     63A; 4 pole                          nr      ***      ***   ***

BA0401.2     30A; DP                              nr      ***      ***   ***

BA0401.3     63A; SP                              nr      ***      ***   ***

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                                To Collection of Lump Sum Item LSG1.3    ***
                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               MAIN DISTRIBUTION SYSTEM (Cont'd)

               Miniature circuit breaker (MCB) distribution boards;
               sheet metal; busbar (main isolation switches and MCBs measured separately)

               MCB distribution boards; fixing to walls, columns and the like

BA0401.4       4 way; 63A; TPN                                               nr        ***      ***      ***

BA0401.5       8 way; 63A; TPN                                               nr        ***      ***      ***

BA0401.6       10 way; 63A; TPN                                              nr        ***      ***      ***

BA0401.7       12 way; 30A; SPN                                              nr        ***      ***      ***

               Miniature circuit breakers (MCB)

               MCBs; fixing in distribution boards

BA0401.8       5A; SP                                                        nr        ***      ***      ***

BA0401.9       10A; SP                                                       nr        ***      ***      ***

BA0401.10      15A; SP                                                       nr        ***      ***      ***

BA0401.11      16A; SP                                                       nr        ***      ***      ***

BA0401.12      20A; SP                                                       nr        ***      ***      ***

BA0401.13      32A; SP                                                       nr        ***      ***      ***

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                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/8                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               MAIN DISTRIBUTION SYSTEM (Cont'd)

               Combined miniature circuit breaker/ residual current circuit breaker (MCB/RCD)

               MCB/RCD; fixing in distribution boards

BA0401.14      16A; SPN                                                      nr        ***      ***      ***

BA0401.15      32A; SPN                                                      nr        ***      ***      ***

BA0401.16      16A; TPN                                                      nr        ***      ***      ***

               Residual current circuit breakers (RCCB)

               RCCB; fixing in distribution boards

BA0401.17      20A; 30mA; SP                                                 nr        ***      ***      ***

               Automatic change-over units

               Automatic change-over units complete with electrical and mechanical interlock; fixing to walls, columns and the like

BA0401.18      63A; SP                                                       nr                          ***

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                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/9                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$     HK$
-------------------------------------------------------------------------------------------------------------
               LIGHTING AND POWER

               Final circuits; 600/1000V PVC insulated cables; copper conductors; drawing into and including steel conduits and or cable trays and or flexible steel conduits and fittings or any cable installing facilities as specified; earth continuity conductors

               From distribution board; 1 core LSOH cables; 1.5mm2

BA0507.1       Lighting points                                               nr                          ***

BA0507.2       Switching points                                              nr                          ***

               From distribution board; 1 core LSOH cables; 2.5mm2

BA0507.3       Lighting points                                               nr        ***      ***      ***

BA0507.4       Switching points                                              nr        ***      ***      ***

BA0507.5       DP switch points                                              nr                          ***

BA0507.6       Socket outlet points; radial                                  nr        ***      ***      ***

BA0507.7       Fused connection points; radial                               nr                          ***

BA0507.8       Fixed connection unit points                                  nr                          ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/10                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               LIGHTING AND POWER (Cont'd)

               Final circuits; 600/1000V PVC insulated cables; copper conductors; drawing into and including steel conduits and or cable trays and or flexible steel conduits and fittings or any cable installing facilities as specified; earth continuity conductors (Cont'd)

               From distribution board; 1 core LSOH cables; 4mm2

BA0507.9       Socket outlet points; radial                                  nr        ***      ***      ***

BA0507.10      Socket outlet points; twin gang; radial                       nr        ***      ***      ***

BA0507.11      Fused connection points; radial                               nr        ***      ***      ***

BA0507.12      Isolator points                                               nr        ***      ***      ***

               From distribution boards; 1 core FRP cables; 2.5mm2

BA0507.1       Lighting points                                               nr        ***      ***      ***

BA0507.2       Switching points                                              nr        ***      ***      ***

BA0507.3       Fused connection points; radial                               nr        ***      ***      ***

BA0507.4       Fire alarm panel                                              nr        ***      ***      ***

BA0507.5       Auto gas flooding control panel                               nr        ***      ***      ***

BA0507.6       BAS equipment cubicle                                         nr        ***      ***      ***

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                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/11                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               LIGHTING AND POWER (Cont'd)

               Final circuits; 600/1000V PVC insulated cables; copper conductors; drawing into and including steel conduits and or cable trays and or flexible steel conduits and fittings or any cable installing facilities as specified; earth continuity conductors (Cont'd)

               From distribution boards; 1 core MI cables; 2.5mm2

BA0507.7       Lighting points                                               nr        ***      ***      ***

BA0507.8       Switching points; weatherproof                                nr        ***      ***      ***

               Final connections; galvanised steel conduits and fittings complete with draw wires

               Conduits concealed in ceiling; walls, columns or floors

BA0707.1       Telecommunication connection points (DB 1560)                 nr        ***      ***      ***

BA0707.2       Telecommunication connection points (HKT)                     nr        ***      ***      ***

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                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/12                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               LIGHTING AND POWER (Cont'd)

               Luminaries complete with lamps or tubes and control gears;
               electronic ballast; connections to cables and conduits;
               earthing and bonding; provision of all necessary component parts, suspension rods, hangers and fixings (for exact descriptions have to be checked against project light fitting schedule and their specifications)

               Light fittings fixing to walls; ceilings or false ceilings

BA0508.1       2 x 40W; 1200mm long; batten type fluorescent lighting        nr                          ***

BA0508.2       2 x 58W; 1500mm long; batten type fluorescent lighting        nr        ***      ***      ***

BA0508.3       2 x 58W; 1500mm long; batten type fluorescent lighting
               complete with 2-hour battery pack                             nr        ***      ***      ***

BA0508.4       2 x 58W; 1500mm long; batten type fluorescent lighting;
               flameproof; complete with 2-hour battery pack                 nr        ***      ***      ***

BA0508.5       Exit sign; BS5266                                             nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/13                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               LIGHTING AND POWER (Cont'd)

               Accessories

               Lighting switches; fixing to walls; columns and the like

BA0508.6       5A; 1 gang; 1 way                                             nr        ***      ***      ***

BA0508.7       5A; 1 gang; 1 way; weatherproof; IP55                         nr        ***      ***      ***

BA0508.8       5A; 1 gang; 1 way; completed with pilot lamp                  nr        ***      ***      ***

               DP switches; fixing to walls; columns and the like

BA0508.9       15A                                                           nr        ***      ***      ***

               Fused connection units; control switch; fixing to walls; columns; and the like

BA0508.10      13A; complete with switch                                     nr        ***      ***      ***

BA0508.11      13A; complete with DP switch                                  nr        ***      ***      ***

BA0508.12      30A                                                           nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/14                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               LIGHTING AND POWER (Cont'd)

               Accessories (Cont'd)

               Socket outlets; fixing to walls; columns and the like

BA0508.13      13A; SPN; single gang                                         nr        ***      ***      ***

BA0508.14      13A; SPN; twin gang; switched                                 nr        ***      ***      ***

BA0508.15      15A; SPN; single gang                                         nr        ***      ***      ***

               Isolators; fixing to walls; columns and the like

BA0508.16      32A; SPN                                                      nr        ***      ***      ***

               Fixed connection units; fixing to walls; columns and the like

BA0508.17      15A                                                           nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/15                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               EARTHING AND LIGHTNING PROTECTION SYSTEMS

               Main earthing system

               Equipotential bonding to all exposed and extraneous conductive parts of non-electrical services

BA0809.1       Generally                                                     sum                         ***

               Main earth terminals; solid copper; connections of all earth tapes and cables; fixing to walls

BA0809.2       Approved type                                                 nr        ***      ***      ***

               Copper conductors; fixing to cable trunking; trays; walls;
               columns and the like; including jointing and connections

BA0809.3       50 x 6mm copper tape                                          m         ***      ***      ***

BA0809.4       7mm2 1 core LSOH sheathed copper cable                        m         ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/16                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               EARTHING AND LIGHTNING PROTECTION SYSTEMS (Cont'd)

               Clean earthing system

               Clean earth terminals; solid copper; connections of all earth tapes and cables; fixing to walls

BA0809.5       Approved type                                                 nr        ***      ***      ***

               600/1000V LSOH insulated clean earth cables; fixing to walls, soffits and cable ducts; including jointing and connections

BA0809.6       70mm2                                                         m         ***      ***      ***

               Lightning protection system

               Copper conductors; fixing to cable trunking; trays; walls;
               columns and the like; including jointing and connections

BA0809.7       25 x 3mm copper tape                                          m         ***      ***      ***

BA0809.8       25 x 3mm copper tape; PVC insulated                           m         ***      ***      ***

               Earth pits; complete with electrodes; driven into solid ground; approved earth clamps; connected to earth copper conductors to achieve specified earth impedance

BA0809.9       Approved diameter and long to suit; minimum 16mm
               diameter and 2.4m deep                                        nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/17                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               VENTILATION SYSTEMS

               Equipment

               Ventilation fans; including all accessories and connections; supports; wire screens; guards and anti-vibration mountings; as described

BB0601.1       Exhaust air fans; air flow rate 0.18 m3/s                     nr        ***      ***      ***

BB0601.2       Exhaust air fans; air flow rate 0.4 m3/s                      nr        ***      ***      ***

BB0601.3       Exhaust air fans; air flow rate 0.5 m3/s                      nr        ***      ***      ***

BB0601.4       Exhaust air fans; air flow rate 0.55 m3/s                     nr        ***      ***      ***

BB0601.5       Exhaust air fans; 600mm diameter; fixing in transformer
               room                                                          nr        ***      ***      ***

               Fire dampers; electro thermo link

BB0601.6       500 x 500mm                                                   nr        ***      ***      ***

BB0601.7       600 x 700mm                                                   nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/18                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               VENTILATION SYSTEMS (Cont'd)

               Equipment (Cont'd)

               Fire dampers; pneumatic actuated

BB0601.8       600 x 700mm                                                   nr        ***      ***      ***

               Ventilation fan control switch; IP65

BB0601.9       Approved type                                                 nr        ***      ***      ***

               Acoustic attenuator; approved type

BB0601.10      600 x 700mm                                                   nr        ***      ***      ***

BB0601.11      3500 x 2500mm                                                 nr        ***      ***      ***

               Stainless steel ductwork and fittings

               Exhaust air rectangular duct; horizontally fixed

BB0603.1       0.8mm thick                                                   m2        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/19                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               AIR CONDITIONING SYSTEMS

               Equipment

               Split type air conditioning units; factory assembled with fans, condenser, evaporator, filters, coated fins and coils, thermostat control unit, drip tray; including refrigerant circuits, condensate drain pipes, insulation, all necessary and connections

BB0701.1       Cooling capacity 6.2 kW                                       nr        ***      ***      ***

BB0701.2       Cooling capacity 11.1 kW                                      nr        ***      ***      ***

               ELECTRICAL AND CONTROL SYSTEM FOR MECHANICAL
               INSTALLATIONS

               Electrical power supply; approved cables, conduits, earth continuity and all necessary accessories, to form a complete operational system

               From locally mounted fused connection unit to

BB1207.1       Exhaust air fans                                              nr        ***      ***      ***

BB1207.2       Split type air conditioning units                             nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/20                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               ELECTRICAL AND CONTROL SYSTEM FOR MECHANICAL
               INSTALLATIONS (Cont'd)

               Allow for design, supply, install and commissioning of control panels including control panels, conduits, interfacing with ECS equipment and instruments and all accessories

               MV control panel

BB1207.3       Approved type                                                 nr        ***      ***      ***

               A/C unit control panel

BB1207.4       Approved type                                                 nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/21                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               AUTOMATIC FIRE ALARM AND DETECTION SYSTEM

               Equipment

               Smoke detectors

BB1601.1       Approved type                                                 nr        ***      ***      ***

               Smoke detectors; flameproof type

BB1601.2       Approved type                                                 nr        ***      ***      ***

               Heat detectors

BB1601.3       Approved type                                                 nr        ***      ***      ***

               Breakglass units

BB1601.4       Approved type                                                 nr        ***      ***      ***

               Breakglass units; weatherproof; IP55

BB1601.5       Approved type                                                 nr        ***      ***      ***

               Alarm bells

BB1601.6       Approved type                                                 nr        ***      ***      ***

               Alarm bells; weatherproof; IP55

BB1601.7       Approved type                                                 nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/22                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               FM200 AUTO GAS FLOODING SYSTEM

               Equipment

               FM200 system control panels; including metal case front plates, hinged stainless steel door with glass panels;
               lock off unit; relays switches; battery and charger, voltmeter and ammeter, indicator lamps, buzzers, push buttons interconnecting wiring and conduits, fuses, keys and all necessary accessories

BB1601.8       Auto gas flooding control panel                               nr        ***      ***      ***

               Gas discharge nozzles

BB1601.9       Approved type                                                 nr        ***      ***      ***

               Gas discharge nozzles; flameproof

BB1601.10      Approved type                                                 nr        ***      ***      ***

               Gas discharge indicating lamps; weatherproof; IP55

BB1601.11      Approved type                                                 nr        ***      ***      ***

               Manual release units weatherproof; IP55

BB1601.12      Approved type                                                 nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/23                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               FM200 AUTO GAS FLOODING SYSTEM (Cont'd)

               Equipment (Cont'd)

               Gas discharged siren; weatherproof; IP55

BB1601.13      Approved type                                                 nr        ***      ***      ***

               Gas discharged pressure switches

BB1601.14      Approved type                                                 nr        ***      ***      ***

               Supervisory pressure switches

BB1601.15      Approved type                                                 nr        ***      ***      ***

               Solenoid actuators

BB1601.16      Approved type                                                 nr        ***      ***      ***

               FM200 cylinders; including liquid level indicators, discharge valves, gas release actuators, check valves, pipework connection to discharge pipes, racks and framework and all other necessary accessories

BB1601.17      16 litres                                                     nr        ***      ***      ***

BB1601.18      81 litres                                                     nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/24                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               FM200 GAS FLOODING SYSTEM (Cont'd)

               Galvanised steel pipes and fittings; heavy grade;
               BS 1387

               Fixing to ceiling, wall and the like

BB1602.1       25mm diameter                                                 m         ***      ***      ***

BB1602.2       32mm diameter                                                 m         ***      ***      ***

BB1602.3       40mm diameter                                                 m         ***      ***      ***

BB1602.4       50mm diameter                                                 m         ***      ***      ***

               Painting

               Preparing; one coat of zinc chromate primer; two undercoats of linseed oil and two finishing coats of linseed oil gloss finish fungus resistant paint

BB1605.1       Small pipes                                                   m         ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/25                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               ELECTRICAL AND CONTROL SYSTEM FOR FIRE SERVICES
               INSTALLATIONS

               Note:

               All reference herein to conduit shall be understood to include conduit, trunking, cable tray, and all necessary accessories as required

               Fire detection and alarm system control panel; including metal case front plate, hinged stainless steel door with glass panel, relay switch, battery and charger, voltmeter and ammeter, indicator lamps, buzzers, push buttons interconnecting wiring and conduits, fuses, keys and all necessary accessories; protected by enclosure with viewing window; IP65

               Fire alarm panel

BB1601.1       Approved type                                                 nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/26                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               ELECTRICAL AND CONTROL SYSTEM FOR FIRE SERVICES
               INSTALLATIONS (Cont'd)

               Alarm detection and control circuits; in approved cable and conduits, including cable trays and trunking, control and monitoring modules, earth continuity, junction boxes where required

               From Fire Alarm Panel to

BB1607.1       FM200 control panels                                          nr        ***      ***      ***

BB1607.2       Street hydrant pump motor control cubicle                     nr        ***      ***      ***

BB1607.3       Smoke detectors                                               nr        ***      ***      ***

BB1607.4       Heat detectors                                                nr        ***      ***      ***

BB1607.5       Breakglass units                                              nr        ***      ***      ***

BB1607.6       Alarm bells                                                   nr        ***      ***      ***

BB1607.7       FS communication centre                                       nr        ***      ***      ***

BB1607.8       High, low and overflow water level alarm for street
               hydrant water tank                                            nr        ***      ***      ***

BB1607.9       MV control panels                                             sum                         ***

BB1607.10      East Rail FRC via BAS                                         sum                         ***

BB1607.11      DB 1560 marshalling box                                       sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/27                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               ELECTRICAL AND CONTROL SYSTEM FOR FIRE SERVICES
               INSTALLATIONS (Cont'd)

               Alarm detection and control circuits; in approved cable and conduits, including cable trays and trunking, control and monitoring modules, earth continuity, junction boxes where required (Cont'd)

               From FM200 control panels to

BB1607.12      Gas discharge indicating lamps                                nr        ***      ***      ***

BB1607.13      Manual release units                                          nr        ***      ***      ***

BB1607.14      Gas discharged sirens                                         nr        ***      ***      ***

BB1607.15      Alarm bells                                                   nr        ***      ***      ***

BB1607.16      Smoke detectors                                               nr        ***      ***      ***

BB1607.17      Heat detectors                                                nr        ***      ***      ***

BB1607.18      Gas discharge pressure switches                               nr        ***      ***      ***

BB1607.19      Supervisory pressure switches                                 nr        ***      ***      ***

BB1607.20      Solenoid actuators                                            nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/28                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               PORTABLE FIRE FIGHTING EQUIPMENT

               Equipment

               Fire extinguishers; including fixing

BB1601.1       4.5kg CO2 type                                                nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/29                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES

               Sundry items

               Allow for the following and executing in accordance with the Specification

BA11.1         Testing, setting to work and commissioning the complete
               installation                                                  sum                         ***

BA11.2         Complete integrating testing of all building services
               installations with all interfacing works in all areas         sum                         ***

BA11.3         Providing all installation drawings and fabrication/shop
               drawings as required for submission and distribution          sum                         ***

BA11.4         Providing all design data as required for submission and
               distribution                                                  sum                         ***

BA11.5         Providing all builder's works drawings as required for
               submission and distribution                                   sum                         ***

BA11.6         Providing all 'as build' drawings as required for
               submission and distribution                                   sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/30                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry items (Cont'd)

               Allow for the following and executing in accordance with the Specification (Cont'd)

BA11.7         Providing mock-ups and/or prototypes                          sum                         ***

BA11.8         Allow for the free maintenance and guarantees for the
               period as specified from the date of issuance of the
               Certificate of Substantial Completion                         sum                         ***

BA11.9         Providing training of Employer's staff for the period and
               scope as specified                                            sum                         ***

BA11.10        Providing all operation and maintenance manuals as
               required for submission and distribution                      sum                         ***

BA11.11        Providing all spares, tools, loose keys, lubricants and
               special equipment for operating and maintenance purposes      sum                         ***

BA11.12        Providing all plates, discs and labels for identification
               of plant, equipment, cables, switches and the like            sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/31                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry items (Cont'd)

               Allow for the following and executing in accordance with the Specification (Cont'd)

BA11.13        Providing all fire stopping and fire barriers                sum                          ***

BA11.14        Providing fabricated composite support structures,
               propriety or specialist support systems and components,
               essentially primary supports, including design, supply,
               manufacture, installation and coordination with other
               services                                                     sum                          ***

BA11.15        Providing instructions, including preventive maintenance
               instruction, equipment operation instructions, instruction
               boards and notices                                           sum                          ***

BA11.16        Providing pipe, conduit, cable sleeves and fixing through
               walls, floors and ceilings; including approved packing
               materials                                                    sum                          ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/32                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry items (Cont'd)

               Allow for the following and executing in accordance with the Specification (Cont'd)

BA11.17        Marking positions of holes, mortices, chases and the like     sum                         ***

BA11.18        Providing all samples as required for submission and
               distribution                                                  sum                         ***

BA11.19        Providing fuel, power, water and lighting for testing and
               commissioning                                                 sum                         ***

BA11.20        Providing coordination with other trades                      sum                         ***

BA11.21        Cover up and provide protection to the whole of the Works     sum                         ***

BA11.22        Providing joint commissioning of the installation with
               other contracts as necessary                                  sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/33                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

               The unit of measurement for any Contractor's Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/34                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.3   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.3/35                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                 AMOUNT
                           ITEM DESCRIPTION                        HK$
              ---------------------------------------------------------

              COLLECTION OF LUMP SUM ITEM LSG1.3
              Ancillary Buildings

              Page

              LSG1.3/1                                             ***

              LSG1.3/2                                             ***

              LSG1.3/3                                             ***

              LSG1.3/4                                             ***

              LSG1.3/5                                             ***

              LSG1.3/6                                             ***

              LSG1.3/7                                             ***

              LSG1.3/8                                             ***

              LSG1.3/9                                             ***

              LSG1.3/10                                            ***

              LSG1.3/11                                            ***

              LSG1.3/12                                            ***

              LSG1.3/13                                            ***

              LSG1.3/14                                            ***

              LSG1.3/15                                            ***

              LSG1.3/16                                            ***

              LSG1.3/17                                            ***

              LSG1.3/18                                            ***
              ---------------------------------------------------------
                                                  Carried forward  ***
                                                                  -----

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSG1.3/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Ancillary Buildings                      Activity Bill G1

                                                                 AMOUNT
                           ITEM DESCRIPTION                        HK$
               --------------------------------------------------------

               COLLECTION OF LUMP SUM ITEM LSG1.3
               Ancillary Buildings (Cont'd)

               Page

               Brought from LSG1.3/COL/1

               LSG1.3/19                                           ***

               LSG1.3/20                                           ***

               LSG1.3/21                                           ***

               LSG1.3/22                                           ***

               LSG1.3/23                                           ***

               LSG1.3/24                                           ***

               LSG1.3/25                                           ***

               LSG1.3/26                                           ***

               LSG1.3/27                                           ***

               LSG1.3/28                                           ***

               LSG1.3/29                                           ***

               LSG1.3/30                                           ***

               LSG1.3/31                                           ***

               LSG1.3/32                                           ***

               LSG1.3/33                                           ***

               LSG1.3/34                                           ***

               LSG1.3/35                                           ***

               --------------------------------------------------------
                                    Total of Lump Sum Item LSG1.3  ***
                                                                  -----

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSG1.3/COL/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM

               Equipment and ancillaries

               Distributed Intelligent Controller (DIC); building automation control equipment and interconnecting wiring, software and graphic page development; including uninterrupted power supply (UPS) units, I/O modules, modem;
               interface directly with building service equipment, programming and maintenance terminal, local control panel, printer, approved cabling and fire rated enclosure

BD1001.1       Generally                                                     sum                         ***

               Control and monitoring circuits; associated with distributed intelligent controller; including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices;
               all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system

               For electrical power system (LV Switchgear Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for

BD0403.1       Incoming MCCB status ('Close' and 'Open')                     nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits; associated with distributed intelligent controller; including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system (Cont'd)

               For electrical power system (LV Switchgear Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for (Cont'd)

BD0403.2       CLP source status ('Normal' and 'No-Volt')                    nr        ***      ***      ***

BD0403.3       Common alarm for power supply (Incoming MCCB 'Open';  CLP
               Source 'No-Volt'; battery charger 'Low'; battery charger
               'fault')                                                      nr        ***      ***      ***

BD0403.4       ATS status ('Close' and 'Open')                               nr        ***      ***      ***

BD0403.5       Generator MCCB status ('Close' and 'Open')                    nr        ***      ***      ***

BD0403.6       Common alarm for generator system (Gen MCCB 'Close'; Gen
               'Run'; Fuel tank level 'Low'; Gen control 'Manual')           nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits; associated with distributed intelligent controller; including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices;
               all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system (Cont'd)

               For electrical power system (LV Switchgear Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for (Cont'd)

BD0403.7       Common alarm for ATS (ATS 'Close')                            nr        ***      ***      ***

BD0403.8       Exterior lighting On/Off status ('On' and 'Off')              nr        ***      ***      ***

               For electrical power system (Emergency Diesel Generator
               Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for

BD0403.9       Generator status ('Stop' and 'Run')                           nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.3 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits; associated with distributed intelligent controller; including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate; fixings; earthing continuity; to form a complete operational system (Cont'd)

               For electrical power system (Emergency Diesel Generator
               Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for (Cont'd)

BD0403.10      Fuel tank level ('Low' and 'High')                            nr        ***      ***      ***

BD0403.11      Generator control switch status ('Auto' and 'Manual')         nr        ***      ***      ***

               For MVAC system (LV Switchgear Room); from I/O modules via marshalling boxes to distributed intelligent controller
               (DIC) for

BD0103.1       LV switchgear room high temperature alarm                     nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits;
               associated with distributed intelligent controller;
               including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system (Cont'd)

               For MVAC system (Emergency Diesel Generator Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for (Cont'd)

BD0103.2       Emergency diesel generator room high temp alarm               nr        ***      ***      ***

               For MVAC system (Gas cylinder room); from I/O modules via marshalling boxes to distributed intelligent controller
               (DIC) for

BD0103.3       Gas cylinder room high temperature alarm                      nr        ***      ***      ***

               For MVAC system (Signaling Equipment Room); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for

BD0103.4       Signaling equipment room high temperature alarm               nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits;
               associated with distributed intelligent controller;
               including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system (Cont'd)

               For MVAC system (Fire Pump Room); from I/O modules via marshalling boxes to distributed intelligent controller
               (DIC) for

BD0103.5       Fire pump room high temperature alarm                         nr        ***      ***      ***

               For MVAC system (Radio Booster Room); from I/O modules via marshalling boxes to distributed intelligent controller
               (DIC) for

BD0103.6       Radio booster room high temperature alarm                     nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits;
               associated with distributed intelligent controller;
               including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system (Cont'd)

               For fire service system ( LV switchgear room ); from I/O modules via marshalling boxes to distributed intelligent controller (DIC) for

BD0303.1       Fire panel status ('On' and 'Isolated')                       nr        ***      ***      ***

BD0303.2       Fire detection system status ('Normal' and 'On')              nr        ***      ***      ***

BD0303.3       Common fire alarm status (Fire panel 'Isolated'; Fire
               ditection 'ON'                                                nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Control and monitoring circuits;
               associated with distributed intelligent controller;
               including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate;
               fixings; earthing continuity; to form a complete operational system (Cont'd)

               For fire service system ( Fire Pump room ); from I/O modules via marshalling boxes to distributed intelligent controller
               (DIC) for

BD0303.4       FS pump status ('Run and Stop')                               nr        ***      ***      ***

BD0303.5       FS pump power supply status ('Normal' and 'Fault')            nr        ***      ***      ***

BD0303.6       FS water tank level ('High' and 'Low')                        nr        ***      ***      ***

BD0303.7       FS common alarm status (FS pump 'Fault'; FS water tank
               level 'Low')                                                  nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/8                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               BUILDING AUTOMATION SYSTEM (Cont'd)

               Electrical control

               Building automation system interface; from distributed intelligent controller; including current transformers, transducers, cubicles and all necessary signal/control cables, fire rated enclosure, conduits and connections

BD1002.1       To interlink with Fo Tan report center (FRC)                  sum                         ***

               Software management

               Providing all Building Automation System hardware and software, including PORM or ROM resident real time operating system, built-in self-diagnostic routines, memory error checking routines, user defined control & monitoring programmes, data file management programmes and communication programmes, all necessary tests and certification

BD1001.1       Approved type                                                 sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/9                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               INTERFACING POINT BETWEEN EAP No. 6 AND LMC STATION

               Control and monitoring circuits; including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate; fixings; earthing continuity; to form a complete operational system

               For viaduct lighting system (EAP No. 6 LV Switchgear Room);
               from I/O modules via marshalling boxes to distributed intelligent controller (DIC)

BD0602.1       Lighting off                                                  nr        ***      ***      ***

BD0602.2       Lighting on                                                   nr        ***      ***      ***

BD0602.3       Lighting off                                                  nr        ***      ***      ***

BD0602.4       Lighting on                                                   nr        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/10                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               INTERFACING POINT BETWEEN EAP No. 6 AND LMC STATION
               (Cont'd)

               Control and monitoring circuits; including I/O modules, marshalling boxes, interconnecting wiring, fire rated enclosure, conduits, relays, contactors, sensors and control devices; all necessary instruments and accessories as appropriate; fixings; earthing continuity; to form a complete operational system (Cont'd)

               For miscellaneous equipment (EAP No. 6 LV Switchgear Room);
               from I/O modules via marshalling boxes to distributed intelligent controller (DIC)

BD0902.1       Common alarm for power supply system                          nr        ***      ***      ***

BD0902.2       Common alarm for generator system                             nr        ***      ***      ***

               For fire alarm system (EAP No. 6 LV Switchgear Room); from
               I/O modules via marshalling boxes to distributed intelligent controller (DIC)

BD0902.3       Common alarm for fire detection system                        nr        ***      ***      ***
-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/11                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES

               Sundry Items

               Allow for the following

BD11.1         Testing, setting to work and commissioning the complete
               installation                                                  sum                         ***

BD11.2         Complete integrating testing of all building services
               installations with all interfacing works in all areas         sum                         ***

BD11.3         Providing all installation drawings and
               fabrication/shop drawings as required for submission
               and distribution                                              sum                         ***

BD11.4         Providing all Design Data as required for submission
               and distribution                                              sum                         ***

BD11.5         Providing all builder's works drawings are required for
               submission and distribution                                   sum                         ***

BD11.6         Providing all 'as built' drawings as required for
               submission and distribution                                   sum                         ***

BD11.7         Providing mock-ups and/or prototypes                          sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/12                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry Items (Cont'd)

               Allow for the following (Cont'd)

BD11.8         Providing all necessary cabling, enclosures, mounting
               accessories, local power distribution, interfacing
               elements and components which are required for the works      sum                         ***

BD11.9         Providing certified documents and final design to
               obtain the Approval from the Fire Services Department
               for the Station Based Control System                          sum                         ***

BD11.10        Allow for the free maintenance and guarantees for the
               period from the date of issuance of the Substantial
               Completion Certificate for the Works                          sum                         ***

BD11.11        Providing training of Employer's staff for the period
               and scope as required                                         sum                         ***

BD11.12        Providing all operation and maintenance manuals as
               required for submission and distribution                      sum                         ***

BD11.13        Providing all spares, tools, loose keys, lubricants and
               special equipment for operating and maintenance purposes      sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/13                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry Items (Cont'd)

               Allow for the following (Cont'd)

BD11.14        Providing all plates, discs and labels for
               identification of plant, equipment, cables, switches
               and the like                                                  sum                         ***

BD11.15        Providing all fire stopping and fire barriers                 sum                         ***

BD11.16        Providing fabricated composite support structures, propriety or specialist support systems and components, essentially
               primary supports, including design, supply, manufacture,
               installation and coordination with other Services             sum                         ***

BD11.17        Providing custom-made and standard Testing and
               Commissioning tools, dummy units, simulation units which
               are required for the testing and commissioning of the whole
               Systems                                                       sum                         ***

BD11.18        Responsible to adjust the set point values to suit the
               characteristics of the Station ECS equipment during and
               after the T & C period                                        sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/14                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry Items (Cont'd)

               Allow for the following (Cont'd)

BD11.19        Providing instructions, including preventive
               maintenance instruction, equipment operating
               instructions, instruction boards and notices                  sum                         ***

BD11.20        Providing pipe, conduit, cable sleeves and fixing
               through walls, floors and ceilings; including packing
               materials                                                     sum                         ***

BD11.21        Marking positions of holes, mortices, chases and the
               like                                                          sum                         ***

BD11.22        Providing all samples as required for submission and
               distribution                                                  sum                         ***

BD11.23        Providing fuel, power, water and lighting for testing
               and commissioning                                             sum                         ***

BD11.24        Providing coordination with other trades                      sum                         ***

BD11.25        Cover up and provide protection to the whole of the
               Works                                                         sum                         ***

BD11.26        Providing joint commissioning of the installation with
               other contracts as necessary                                  sum                         ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/15                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

               The unit of measurement for any Contractor's Other Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/16                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                                                               RATE    AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY    HK$      HK$
-------------------------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter hereunder in detail any method related charges items in accordance with SECTION 7 of CESMM3

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSG1.4   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/17                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre G
Lump Sum Breakdown                               Electrical and Mechanical Works
Lump Sum Item LSG1.4 - Building Automation System               Activity Bill G1

                                                     AMOUNT
                     ITEM DESCRIPTION                  HK$
              ---------------------------------------------------

              COLLECTION OF LUMP SUM ITEM LSG1.4
              Building Automation System

              Page

              LSG1.4/1                                      ***

              LSG1.4/2                                      ***

              LSG1.4/3                                      ***

              LSG1.4/4                                      ***

              LSG1.4/5                                      ***

              LSG1.4/6                                      ***

              LSG1.4/7                                      ***

              LSG1.4/8                                      ***

              LSG1.4/9                                      ***

              LSG1.4/10                                     ***

              LSG1.4/11                                     ***

              LSG1.4/12                                     ***

              LSG1.4/13                                     ***

              LSG1.4/14                                     ***

              LSG1.4/15                                     ***

              LSG1.4/16                                     ***

              LSG1.4/17                                     ***
              ---------------------------------------------------
                            Total of Lump Sum Item LSG1.4   ***
                                                          -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSG1.4/COL/1             Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                                RATE   AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY     HK$     HK$
-------------------------------------------------------------------------------------------------------------
               EARTHWORKS

               Filling

               To structure

E619.1         Compacted fill                                                m3        ***      ***      ***

               To stated depth or thickness

E649.1         Hardcore; 150mm thick                                         m2        ***      ***      ***

E649.2         Compacted rock fill; 500mm thick                              m2        ***      ***      ***

               Filling ancillaries

               Preparation of filled surface

E729.1         Compacted fill                                                m2        ***      ***      ***

E729.2         Hardcore                                                      m2        ***      ***      ***

E729.3         Compacted rock fill                                           m2        ***      ***      ***

               IN SITU CONCRETE

               Provision of concrete designed mix

F220           Class: 20/20; concrete category C                             m3        ***      ***      ***

F240.1         Class: 40/20; concrete category A                             m3        ***      ***      ***

F240.2         Class: 40/20; concrete category B                             m3        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSI1.1   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                                RATE   AMOUNT
ITEM CODE                       ITEM DESCRIPTION                            UNIT    QUANTITY     HK$     HK$
-------------------------------------------------------------------------------------------------------------
               IN SITU CONCRETE (Cont'd)

               Placing of mass concrete

               Blinding; concrete category C

F511           Thickness not exceeding 150mm                                 m3        ***      ***      ***

               Bases; concrete category A

F522           Thickness 150 - 300mm                                         m3        ***      ***      ***

               Placing of reinforced concrete

               Bases, footing, pile caps and ground slabs;
               concrete category A

F621           Thickness not exceeding 150mm                                 m3        ***      ***      ***

F622           Thickness 150 - 300mm                                         m3        ***      ***      ***

F623           Thickness 300 - 500mm                                         m3        ***      ***      ***

F624           Thickness exceeding 500mm                                     m3        ***      ***      ***

               Suspended slabs; concrete category A

F632.1         Thickness 150 - 300mm                                         m3        ***      ***      ***

F633.1         Thickness 300 - 500mm                                         m3        ***      ***      ***

               Walls; concrete category A

F642           Thickness 150 - 300mm                                         m3        ***      ***      ***

F643           Thickness 300 - 500mm                                         m3        ***      ***      ***

-------------------------------------------------------------------------------------------------------------
                                                                 To Collection of Lump Sum Item LSI1.1   ***
                                                                                                       ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                         RATE       AMOUNT
ITEM CODE           ITEM DESCRIPTION                                UNIT    QUANTITY      HK$         HK$
-----------------------------------------------------------------------------------------------------------
               IN SITU CONCRETE (Cont'd)

               Placing of reinforced concrete (Cont'd)

               Suspended slabs; concrete category B

F632.2         Thickness 150 - 300mm                                 m3        ***        ***        ***

F633.2         Thickness 300 - 500mm                                 m3        ***        ***        ***

               Columns; concrete category B

F653           Cross-sectional area 0.1 - 0.25m2                     m3        ***        ***        ***

F654           Cross-sectional area 0.25 - 1m3                       m3        ***        ***        ***

               Other concrete form; concrete category B

F680           Cross sectional area 0.03 - 0.1m2                     m3        ***        ***        ***

-----------------------------------------------------------------------------------------------------------
                                                       To Collection of Lump Sum Item LSI1.1         ***
                                                                                                  ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                         RATE       AMOUNT
ITEM CODE           ITEM DESCRIPTION           UNIT       QUANTITY        HK$         HK$
------------------------------------------------------------------------------------------
                CONCRETE ANCILLARIES

                Formwork finish; type F1

                Plane horizontal

G315.1          Width exceeding 1.22m          m2            ***          ***         ***

                Plane vertical

G345.1          Width exceeding 1.22m          m2            ***          ***         ***

                Formwork finish; type F2

                Plane horizontal

G315.2          Width exceeding 1.22m          m2            ***          ***         ***

                Plane vertical

G343.1          Width 0.2 - 0.4m               m2            ***          ***         ***

G344.1          Width 0.4 - 1.22m              m2            ***          ***         ***

------------------------------------------------------------------------------------------
                                       To Collection of Lump Sum Item LSI1.1          ***
                                                                                    ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                             RATE       AMOUNT
ITEM CODE             ITEM DESCRIPTION              UNIT      QUANTITY        HK$         HK$
----------------------------------------------------------------------------------------------
                CONCRETE ANCILLARIES (Cont'd)

                Formwork finish; type F4

                Plane horizontal

G315.3          Width exceeding 1.22m               m2           ***          ***         ***

                Plane sloping

G322            Width 0.1 - 0.2m                    m            ***          ***         ***

                Plane vertical

G343.2          Width 0.2 - 0.4m                    m2           ***          ***         ***

G344.2          Width 0.4 - 1.22m                   m2           ***          ***         ***

G345.2          Width exceeding 1.22m               m2           ***          ***         ***

----------------------------------------------------------------------------------------------
                                            To Collection of Lump Sum Item LSI1.1         ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                  RATE       AMOUNT
ITEM CODE                ITEM DESCRIPTION               UNIT       QUANTITY        HK$         HK$
---------------------------------------------------------------------------------------------------
                CONCRETE ANCILLARIES (Cont'd)

                Reinforcement

                Plain round steel bars to BS 4449

G511            Nominal size not exceeding 10mm         t             ***          ***         ***

G512            Nominal size 12mm                       t             ***          ***         ***

G513            Nominal size 16mm                       t             ***          ***         ***

                Deformed high yield steel bars to
                BS 4449 and CS2:1995

G521            Nominal size not exceeding 10mm         t             ***          ***         ***

G522            Nominal size 12mm                       t             ***          ***         ***

G523            Nominal size 16mm                       t             ***          ***         ***

G524            Nominal size 20mm                       t             ***          ***         ***

G525            Nominal size 25mm                       t             ***          ***         ***

G526            Nominal size 32mm                       t             ***          ***         ***

G527            Nominal size 40mm                       t             ***          ***         ***

---------------------------------------------------------------------------------------------------
                                                 To Collection of Lump Sum Item LSI1.1         ***
                                                                                             ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                  RATE     AMOUNT
ITEM CODE                  ITEM DESCRIPTION                 UNIT     QUANTITY      HK$      HK$
-------------------------------------------------------------------------------------------------
              CONCRETE ANCILLARIES (Cont'd)

              Joints

              Formed surface with 20mm thick
              joint filler

G641.1        Average width not exceeding 0.5m2             m2          ***        ***      ***

              Formed surface with 25mm thick
              joint filler

G641.2        Average width not exceeding 0.5m2             m2          ***        ***      ***

              Sealed rebates or grooves

G670.1        Two part polysulphide based joint sealing
              compound to BS 4254; 20 x 20mm                m           ***        ***      ***

G670.2        Two part polysulphide based joint sealing
              compound to BS 4254; 25 x 20mm                m           ***        ***      ***

-------------------------------------------------------------------------------------------------
                                                 To Collection of Lump Sum Item LSI1.1      ***
                                                                                           ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                            RATE      AMOUNT
ITEM CODE              ITEM DESCRIPTION             UNIT      QUANTITY       HK$        HK$
--------------------------------------------------------------------------------------------
               CONCRETE ANCILLARIES (Cont'd)

               Concrete accessories

               Finishing of top surfaces

G813.1         Type U1                              m2            ***        ***        ***

G813.2         Type U2                              m2            ***        ***        ***

G813.3         Type U5                              m2            ***        ***        ***

               Inserts

G832.1         Other inserts; puddle flange;
               50mm diameter; project from two
               surfaces of concrete                 nr            ***        ***        ***

G832.2         Other inserts; puddle flange;
               80mm diameter; project from two
               surfaces of concrete                 nr            ***        ***        ***

G832.3         Other inserts; puddle flange;
               100mm diameter; project from
               two surfaces of concrete             nr            ***        ***        ***

G832.4         Other inserts; puddle flange;
               200mm diameter; project from
               two surfaces of concrete             nr            ***        ***        ***

--------------------------------------------------------------------------------------------
                                               To Collection of Lump Sum Item LSI1.1    ***
                                                                                      ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/8                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION                UNIT      QUANTITY       HK$        HK$
------------------------------------------------------------------------------------------------
               PRECAST CONCRETE

               Lintels

H930           Cross-sectional area: 0.5 - 1m2          m            ***         ***        ***

               MISCELLANEOUS METALWORK

               Cat ladders

N130           Cat ladder with safety hoop;
               galvanised mild steel; 450mm wide;
               constructed of 40mm diameter 3mm
               thick tubular stringer, 20mm
               diameter tubular rung, 1100 x 450
               x 3mm thick cover plate, 40mm            m            ***         ***        ***

               diameter 3mm thick tubular
               support, brackets, ironmongery and
               all other fixing accessories

               Plate flooring

N170           6mm thick hot-dip galvanised mild
               steel chequer plate with 25 x 25 x
               6mm thick galvanised mild steel

               angle stiffener; 38 x 38 x 6mm
               galvanised mild steel angle frame        m2           ***         ***        ***

               Metal railing

N190           Type 2 railing; 1000mm high; as
               Highway Department Standard
               Drawing nr H2130A and H2131A             m            ***         ***        ***

------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSI1.1       ***
                                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/9                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                              RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY      HK$       HK$
----------------------------------------------------------------------------------------------
               BRICKWORK, BLOCKWORK AND MASONRY

               Engineering brickwork; comply with
               BS 6073; Part 1

               Thickness: not exceeding 150mm

U311           Vertical straight walls                 m2           ***        ***       ***

               Thickness: 150 - 250mm thick

U321           Vertical straight walls                 m2           ***        ***       ***

               Ancillaries

U381.1         Joint reinforcement; 115mm wide         m            ***        ***       ***

U381.2         Joint reinforcement; 225mm wide         m            ***        ***       ***

----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.1       ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/10                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                 RATE      AMOUNT
ITEM CODE                ITEM DESCRIPTION                UNIT      QUANTITY       HK$        HK$
-------------------------------------------------------------------------------------------------
               PAINTING

               Epoxy dust proof paint; in two coats

               Plaster and render

V741.1         Surfaces inclined at an angle
               not exceeding 30 degrees to
               the horizontal                            m2           ***         ***        ***

               Polyurethene sealer; in one coat

               Plaster and render

V741.2         Surfaces inclined at an
               angle not exceeding 30
               degrees to the horizontal                 m2           ***         ***        ***

               Liquid prepolymer sealing; in one
               coat

               Plaster and render

V943.1         Surfaces inclined at an angle exceeding
               60 degrees to the horizontal              m2           ***         ***        ***

V944.1         Soffit surfaces and lower surfaces
               inclined at an angle not exceeding
               60 degrees to the horizontal              m2           ***         ***        ***

-------------------------------------------------------------------------------------------------
                                               To Collection of Lump Sum Item LSI1.1         ***
                                                                                          -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/11                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION                UNIT      QUANTITY       HK$        HK$
------------------------------------------------------------------------------------------------
               PAINTING (Cont'd)

               Acrylic resin based gloss coating;
               in two coats

               Plaster and render

V943.2         Surfaces inclined at an angle
               exceeding 60 degrees to the
               horizontal                               m2           ***         ***        ***

V944.2         Soffit surfaces and lower surfaces
               inclined at an angle not exceeding
               60 degrees to the horizontal             m2           ***         ***        ***

               Masonry paint

               Plaster and render

V943.3         Surfaces inclined at an angle
               exceeding 60 degrees to the
               horizontal                               m2           ***         ***        ***

               System E painting system

               Metal, other than metal sections
               and pipework

V913           Surfaces inclined at an angle
               exceeding 60 degrees to the
               horizontal                               m2           ***         ***        ***

               Metal sections

V970.1         Cat ladder; 450mm wide                   m            ***         ***        ***

V970.2         Type 2 railing; 1000mm high overall      m            ***         ***        ***

------------------------------------------------------------------------------------------------
                                               To Collection of Lump Sum Item LSI1.1        ***
                                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/12                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                        RATE      AMOUNT
ITEM CODE                   ITEM DESCRIPTION                    UNIT      QUANTITY       HK$        HK$
--------------------------------------------------------------------------------------------------------
               WATERPROOFING

               Roofing

               Asphalt; 20mm thick

W311           Upper surfaces inclined at an
               angle not exceeding 30 degrees to
               the horizontal                                   m2           ***         ***        ***

W316           Surfaces of width not exceeding 300mm            m            ***         ***        ***

               MISCELLANEOUS WORK

               Drainage to structures above
               ground and within structures below ground

               uPVC pipes and fittings to BS 4514:
               Part 1; solvent welded joint

X333           Downpipes; 150mm diameter                        m            ***         ***        ***

X334.1         Fittings to downpipes; 150mm diameter bends      nr           ***         ***        ***

X334.2         Fittings to downpipes; 150mm
               diameter rain water outlet with
               dome shape grating                               nr           ***         ***        ***

--------------------------------------------------------------------------------------------------------
                                                       To Collection of Lump Sum Item LSI1.1        ***
                                                                                                  ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/13                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                              RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION              UNIT      QUANTITY       HK$        HK$
----------------------------------------------------------------------------------------------
               IRONMONGERY

               Hinges fixed to metal door

AD210          Butt; type W1SS or equivalent           nr          ***         ***        ***

               Locks, latches and bolts fixed to
               metal door

AD315          Combined lock case sets with
               handles                                 nr          ***         ***        ***

AD361          Masterkeying system                    sum                                 ***

----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.1        ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/14                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                              RATE      AMOUNT
ITEM CODE              ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
----------------------------------------------------------------------------------------------
               METAL DOORS AND FRAMES

               Two hours fire rated doors and
               frames including jamb anchors,
               anchoring straps, sealant and
               grouting door frames with cement
               grout

               Stainless steel to Grade 316L;
               hairline finish

AE410.1        Single leaf doors; overall size
               1150 x 2175 x 100mm thick; with
               louvre panel                           nr           ***         ***       ***

AE410.2        Double leaf doors; overall size
               1650 x 2175 x 100mm thick; with
               pneumatic activated fire damper        nr           ***         ***       ***

AE410.3        Double leaf doors; overall size
               2150 x 2175 x 100mm thick; with
               louvre panel                           nr           ***         ***       ***

AE410.4        Double leaf doors; overall size
               2150 x 2175 x 100mm thick; with
               electro-thermo linked fire damper      nr           ***         ***       ***

AE410.5        Double leaf doors; overall size
               2400 x 2800 x 100mm thick; with
               louvre panel and wicket                nr           ***         ***       ***

               METAL SHUTTERS, WINDOWS AND
               LOUVRES

               Louvres; galvanised mild steel; 2
               hour fire-rated louvre

AF342.1        Size 400 x 400mm                       nr           ***         ***       ***

AF342.2        Size 500 x 500mm                       nr           ***         ***       ***

AF342.3        Size 600 x 700mm                       nr           ***         ***       ***

----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.1       ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/15                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                                 RATE      AMOUNT
ITEM CODE                ITEM DESCRIPTION                UNIT      QUANTITY       HK$        HK$
-------------------------------------------------------------------------------------------------
               SIGNS AND ADVERTISING PANELS

               Design, supply and install
               signage; as Particular
               Specification Clause P4.16(b),
               Appendix L to Particular
               Specification and Systemwide (ERE)
               Graphic Guidelines for interfacing
               contracts

AI900          Generally                                 sum                                 ***

               PLASTERING, RENDERING AND WALL
               LININGS

               Walls and columns

               Cement and sand (1:3) render

AJ110.1        15mm thick; internal; to receive
               ceramic tiling                            m2           ***         ***        ***

AJ110.2        15mm thick; internal; to receive
               paint finish                              m2           ***         ***        ***

AJ110.3        20mm thick; external; to receive
               paint finish                              m2           ***         ***        ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sum Item LSI1.1        ***
                                                                                           ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/16                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               PLASTERING, RENDERING AND WALL
               LININGS (Cont'd)

               Floors

               Cement and sand (1:3) screed

AJ231          20mm thick; internal with metallic
               hardener; steel trowelled smooth
               finish; to receive paint finish         m2           ***         ***        ***

               Cement and mortar (1:3) screed
               laid to fall

AJ239.1        25mm thick; external; steel
               trowelled finish; to receive
               waterproofing                           m2           ***         ***        ***

               Concrete screed; class 20/20

AJ239.2        75mm thick; external; steel
               trowelled finish                        m2           ***         ***        ***

-----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.1         ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/17                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               PLASTERING, RENDERING AND WALL
               LININGS (Cont'd)

               Ceiling including sides and
               soffits of attached beams

               Cement and sand (1:3) plaster

AJ321          10mm thick; internal; steel
               trowelled finish; to receive paint
               finish                                  m2          ***          ***        ***

               Skirting, kerbs, channels, wall
               strings, open strings, curb
               strings, cornices, mouldings and
               the like

               Cement and sand (1:3) screed; to
               flat channel

AJ739.1        30mm average thick; 350mm wide          m           ***          ***        ***

               Cement and sand (1:3) screed;
               skirting

AJ739.2        20mm thick x 200mm high; on
               asphalt                                 m           ***          ***        ***

               TILING

               Walls and columns

               Glazed ceramic tiles to BS
               6431:Part 2

AK130          150 x 150 x 6mm; to plaster;
               including all necessary bedding;
               internally                              m2          ***          ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.1        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/18                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$       HK$
-----------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific item of
               work or obligation or thing which
               is necessary for the execution of
               the Works, as required by the
               Contract, which has been omitted
               from or has not been separately
               itemised in this Lump Sum
               Breakdown and for which a separate
               charge is required.

               The unit of measurement for any
               Contractor's Other Charges shall
               be "sum", with Quantity and Rate
               columns entered with "N/A".

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.1        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/19                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                           RATE      AMOUNT
ITEM CODE             ITEM DESCRIPTION             UNIT      QUANTITY       HK$       HK$
-------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related charges

               The Contractor shall enter
               hereunder in detail any method
               related charges items in
               accordance with SECTION 7 of
               CESMM3

-------------------------------------------------------------------------------------------
                                          To Collection of Lump Sum Item LSI1.1        ***
                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.1/20                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.1 - Ancillary Buildings                      Activity Bill I1

                                                                     AMOUNT
                       ITEM DESCRIPTION                                HK$
---------------------------------------------------------------------------
   COLLECTION OF LUMP SUM ITEM LSI1.1
   Ancillary Buildings

   Page

   LSI1.1/1                                                            ***

   LSI1.1/2                                                            ***

   LSI1.1/3                                                            ***

   LSI1.1/4                                                            ***

   LSI1.1/5                                                            ***

   LSI1.1/6                                                            ***

   LSI1.1/7                                                            ***

   LSI1.1/8                                                            ***

   LSI1.1/9                                                            ***

   LSI1.1/10                                                           ***

   LSI1.1/11                                                           ***

   LSI1.1/12                                                           ***

   LSI1.1/13                                                           ***

   LSI1.1/14                                                           ***

   LSI1.1/15                                                           ***

   LSI1.1/16                                                           ***

   LSI1.1/17                                                           ***

   LSI1.1/18                                                           ***

   LSI1.1/19                                                           ***

   LSI1.1/20                                                           ***

---------------------------------------------------------------------------
                                       Total of Lump Sum Item LST1.1   ***
                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSI1.1/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$       HK$
-----------------------------------------------------------------------------------------------
               IN SITU CONCRETE

               Provision of concrete designed mix

F220           Class: 20/20; concrete category C       m3           ***         ***       ***

F240.1         Class: 40/20; concrete category A       m3           ***         ***       ***

F240.2         Class: 40/20; concrete category B       m3           ***         ***       ***

               Placing of mass concrete

               Blinding; concrete category C

F511           Thickness not exceeding 150mm           m3           ***         ***       ***

               Placing of reinforced concrete

               Bases, footings, pile caps and
               ground slabs; concrete category A

F623           Thickness exceeding 500mm               m3           ***         ***       ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2       ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                              RATE      AMOUNT
ITEM CODE              ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
----------------------------------------------------------------------------------------------
               IN SITU CONCRETE (Cont'd)

               Placing of reinforced concrete
               (Cont'd)

               Walls; concrete category B

F641           Thickness not exceeding 150mm          m3           ***         ***        ***

F642           Thickness 150 - 300mm                  m3           ***         ***        ***

F643           Thickness 300 - 500mm                  m3           ***         ***        ***

               Other concrete forms; concrete
               category B

F680           Steps, stairs, attached beams and
               landings; waist 150 - 300mm            m3           ***         ***        ***

               CONCRETE ANCILLARIES

               Formwork finish; type F1

               Plane vertical

G345.1         Width exceeding 1.22m                  m2           ***         ***        ***

----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.2        ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               CONCRETE ANCILLARIES (Cont'd)

               Formwork finish: type F2

               Plane vertical

G344.1         Width 0.4 - 1.22m                       m2           ***         ***        ***

G345.2         Width exceeding 1.22m                   m2           ***         ***        ***

               Formwork finish: type F3

               For beams

G381           Cross section 0.15m2                    m            ***         ***        ***

               Formwork finish: type F4

               Plane horizontal

G311           Width 0.1 - 0.2Mm                       m            ***         ***        ***

G315           Width exceeding 1.22m                   m2           ***         ***        ***

               Plane sloping

G321           Width 0.1 - 0.2m; to upper surface      m            ***         ***        ***

G325.1         Width exceeding 1.22m                   m2           ***         ***        ***

G325.2         Width exceeding 1.22m; to upper
               surface                                 m2           ***         ***        ***

G344.2         Plane vertical

G344.2         Width 0.4 - 1.22m                       m2           ***         ***        ***

               For voids

G375           Large void; depth not exceeding
               0.5m                                    nr           ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE              ITEM DESCRIPTION                UNIT      QUANTITY       HK$        HK$
------------------------------------------------------------------------------------------------
               CONCRETE ANCILLARIES (Cont'd)

               Formwork finish: type F5: with
               ribbed pattern

               Plane sloping

G324           Width 0.4 - 1.22m                       m2            ***        ***        ***

               Plane vertical

G342           Width 0.1 - 0.2m                        m             ***        ***        ***

G344.3         Width 0.4 - 1.22m                       m2            ***        ***        ***

G345.3         Width exceeding 1.22m                   m2            ***        ***        ***

               Reinforcement

               Deformed high yield steel bars to
               BS 4449 and CS2:1995

G521           Nominal size not exceeding 10mm         t             ***        ***        ***

G522           Nominal size 12mm                       t             ***        ***        ***

G523           Nominal size 16mm                       t             ***        ***        ***

G524           Nominal size 20mm                       t             ***        ***        ***

G525           Nominal size 25mm                       t             ***        ***        ***

G526           Nominal size 32mm                       t             ***        ***        ***

G527           Nominal size 40mm                       t             ***        ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/4                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                              RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION              UNIT      QUANTITY       HK$        HK$
----------------------------------------------------------------------------------------------
               CONCRETE ANCILLARIES (Cont'd)

               Concrete accessories

               Finishing of top surfaces

G813.1         Class U1 finishes                      m2           ***        ***        ***

G813.2         Class U2 finishes                      m2           ***        ***        ***

               Grouting under plates; 15mm thick
               C30 mortar

G841           Area not exceeding 0.1m2               nr           ***        ***        ***

----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.2       ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                                 RATE      AMOUNT
ITEM CODE                ITEM DESCRIPTION                UNIT      QUANTITY       HK$        HK$
-------------------------------------------------------------------------------------------------
               MISCELLANEOUS METALWORK

               Handrail's; stainless steel; welded
               and screw fixed

N140           50mm diameter tubing fixed to 100
               x 30 x 2mm thick saddle, supported
               on 15mm diameter rod, 50mm girth
               once bent; with end welded to 75 x
               225 x 8mm thick fixing plate
               bolted to wall with M10 anchor bolts      m            ***         ***        ***

               Plate flooring; hot dip galvanised
               mild steel to BS 729

N170           8mm thick chequer plate flooring;
               including all necessary supporting
               frames, welding and fixing
               accessories; bolted to concrete
               with M16 anchor bolts                     m2           ***         ***        ***

               Metal railing; hot dip galvanised
               mild steel to BS 729

N190.1         Type 3 railing 1100mm high; as
               Highway Department Standard
               Drawing Nr. H2133                         m            ***         ***        ***

-------------------------------------------------------------------------------------------------
                                                To Collection of Lump Sun Item LSI1.2        ***
                                                                                           ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               MISCELLANEOUS METALWORK (Cont'd)

               Gate: hot dip galvanised mild
               steel to BS 729

N190.2         Gate 1500 x 1100mm high; to Type 3
               railing; as Highway Department
               Standard Drawing nr H2133               nr           ***         ***        ***

N190.3         Cable ladders; overall size 13500
               x 1300mm wide; steel frame
               comprising 50 x 50 x 5mm hollow
               sections, 50 x 50 x 8mm angles and
               4mm thick plates; bolted with M8
               anchor bolts and welded                 nr           ***         ***        ***

               connections; including 5700 x 2000
               x 25mm thick aluminium cover
               bolted to steel frame with M10
               anchor bolts; fixed to staircase
               and parapet with M16 anchor bolts
               and 6mm thick steel plates

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               MISCELLANEOUS METALWORK (Cont'd)

               Radio antenna mast: hot dip
               galvanised mild steel to BS 729

N190.4         Overall size 1000 x 1000 x 7700mm;
               welded and bolted connections;
               comprising 219.1mm diameter x
               12.5mm thick circular hollow
               section; 370 x 370 x 20mm thick
               plates; 16mm diameter u-bar with
               washer and nut; bolted with u-bar
               and welded
               accessories including 14mm
               diameter rod; 76.1mm diameter 5mm
               thick circular hollow section
               mounting pipes; fall arrest
               system; welded to steel frame;
               fixed to staircase                      nr           ***         ***        ***

               Metal covering to recess

               Stainless steel cover plate

N999.1         150mm wide                              m            ***         ***        ***

N999.2         200mm wide                              m            ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/8                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               PAINTING

               Bituminous or coal tar paint

               Metal, other than metal sections
               and pipework

V814           Soffit surfaces and lower surfaces
               inclined at an angle not exceeding
               60 degrees to the horizontal            m2          ***          ***        ***

               System E painting system

               Metal, other than metal sections
               and pipework

V919.1         Metal gate; 3000 x 2400mm high
               overall                                 nr          ***          ***        ***

V919.2         Post and wire fencing; 2400mm           m           ***          ***        ***

V919.3         Radio antenna mast; 7700mm high         nr          ***          ***        ***

V919.4         Metal sections; Type 3 railing,
               1000mm high overall                     m           ***          ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/9                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               MISCELLANEOUS WORK

               Fences

               Metal post and wire; hot dip
               galvanised mild steel to BS 729;
               in No. 10 gauge 50mm mesh panel

X145           Height 2 - 2.5m                         m            ***         ***        ***

               Gates

               Metal field gates; hot dip
               galvanised mild steel to BS 729;
               in No. 10 gauge 50mm mesh panel

X234           Width 2.5 - 3m; height 2 - 2.5m         nr           ***         ***        ***

               Drainage to structures above
               ground and within structures below
               ground

               Unplasticised polyvinyl chloride
               pipes unplasticised to BS 4576
               Part 1; solvent welded spigot and
               socket joints to BS 4346 Part 1;
               fixed with 10mm steel hanger and
               M12 anchor bolts

X333           Downpipes; nominal bore 150mm           m            ***         ***        ***

X334.1         Bend with rodding eye; nominal
               bore 150mm                              nr           ***         ***        ***

X334.2         Cap end with rodding eye; nominal
               bore 150mm                              nr           ***         ***        ***

X334.3         Junction with rodding eye; nominal
               bore 150mm                              nr           ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/10                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               METAL CLADDING

               Other specialist metal cladding

               Anodised or coated aluminium
               cladding to BS 2898; 0.7mm thick
               with 25mm depth profile; bolted to
               70 x 70 x 6mm galvanised angles
               with M10 bolts and 70 x 20 x 10mm
               rubber pad; filled gap with cement
               mortar; fixed to concrete with M10
               anchor bolts

AG271.1        Walls and attached columns; panel
               not exceeding 1m2                       m2           ***         ***        ***

AG271.2        Walls and attached columns; panel
               1.0 - 1.5m2                             m2           ***         ***        ***

AG271.3        Walls and attached columns; panel
               1.5 - 2.0m2                             m2           ***         ***        ***

               SIGNS AND ADVERTISING PANELS

               Design, supply and install
               signage; as Particular
               Specification Clause P4.16(b),
               Appendix L to Particular
               Specification and Systemwide (ERE)
               Graphic Guidelines for interfacing
               contracts

AI900          Generally                               sum                                 ***

               PLASTERING, RENDERING AND WALL
               LININGS

               Stairs and steps

               Cement and sand (1:3) screed; to
               receive granolithic topping

AJ639          20mm thick minimum                      m2           ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/11                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               PLASTERING RENDERING AND WALL
               LININGS (Cont'd)

               Stairs and steps (Cont'd)

               Granolithic floor topping; washed
               finishes

AJ640          20mm thick                              m2           ***         ***        ***

               TILING

               Skirtings, kerbs, channels, wall
               strings, open strings, curb
               strings, cornices and the like

               Ceramic surface drainage channel

AK530          20mm thick; fixed on cement sand
               screed                                  m            ***         ***        ***

               Nosing

               Ceramic non-slip nosing tiles

AK630          20mm thick; fixed on cement sand
               screed; in 1:3 cement mortar            m            ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/12                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific item of
               work or obligation or thing which
               is necessary for the execution of
               the Works, as required by the
               Contract, which has been omitted
               from or has not been separately
               itemised in this Lump Sum
               Breakdown and for which a separate
               charge is required.

               The unit of measurement for any
               Contractor's Other Charges shall
               be "sum", with Quantity and Rate
               columns entered with "N/A".

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.2        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/13                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                           RATE      AMOUNT
ITEM CODE             ITEM DESCRIPTION             UNIT      QUANTITY       HK$        HK$
-------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter
               hereunder in detail any method
               related charges items in
               accordance with SECTION 7 of
               CESMM3

-------------------------------------------------------------------------------------------
                                          To Collection of Lump Sum Item LSI1.2        ***
                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.2/14                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.2 - Staircases                               Activity Bill I1

                                                                          AMOUNT
                            ITEM DESCRIPTION                                HK$
--------------------------------------------------------------------------------

                   COLLECTION OF LUMP SUM ITEM LSI1.2

                   Staircases

                   Page

                   LSI1.2/1                                                 ***

                   LSI1.2/2                                                 ***

                   LSI1.2/3                                                 ***

                   LSI1.2/4                                                 ***

                   LSI1.2/5                                                 ***

                   LSI1.2/6                                                 ***

                   LSI1.2/7                                                 ***

                   LSI1.2/8                                                 ***

                   LSI1.2/9                                                 ***

                   LSI1.2/10                                                ***

                   LSI1.2/11                                                ***

                   LSI1.2/12                                                ***

                   LSI1.2/13                                                ***

                   LSI1.2/14                                                ***

--------------------------------------------------------------------------------
                                        Total of Lump Sum Item LSI1.2       ***
                                                                          ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSI1.2/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
------------------------------------------------------------------------------------------------
               PIPEWORK - MANHOLES AND PIPEWORK
               ANCILLARIES

               Drawpits

               In-situ concrete; grade 30/20; 600
               x 600mm with heavy duty cast iron
               cover; detail as Highway
               Department Standard Drawing nr
               H2159

K231.1         Depth not exceeding 1.5m                nr          ***          ***        ***

               In-situ concrete; grade 32/20; 600
               x 600mm with heavy duty cast iron
               cover; detail as CLP drawing nr
               COP101/642

K231.2         Depth not exceeding 1.5m                nr          ***          ***        ***

               In-situ concrete; grade 30/20;
               1800 x 1200mm with precast
               concrete cover

K231.3         Depth not exceeding 1.5m                nr          ***          ***        ***

               French drains, rubble drains,
               ditches and trenches

               Rectangular section ditches; lined
               with 150mm thick grade 30/20
               concrete; including 150mm thick
               removable precast concrete covers

K452           Cross-sectional area: 0.25 - 0.5m2      m           ***          ***        ***

K455           Cross-sectional area: 1 - 1.5m2         m           ***          ***        ***

------------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.3        ***
                                                                                         -------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.3/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               PIPEWORK - MANHOLES AND PIPEWORK
               ANCILLARIES (Cont'd)

               Ducts and metal culverts

               PVC cable ducts: 1 way; solvent
               welded joint

K512           Diameter 100 - 150mm; in trenches;
               depth not exceeding 1.5m                m            ***         ***        ***

               PVC cable ducts: 2 way; solvent
               welded joint

K522.1         Diameter not exceeding 100mm; in
               trenches; depth not exceeding 1.5m      m            ***         ***        ***

               PVC cable ducts: 3 way; solvent
               welded joint

?32            Diameter 100 - 150mm; in trenches;
               depth not exceeding 1.5m                m            ***         ***        ***

               PVC cable ducts: 4 way; solvent
               welded joint

K542.1         Diameter not exceeding 100mm; in
               trenches; depth not exceeding 1.5m      m            ***         ***        ***

K542.2         Diameter 100 - 150mm; in trenches;
               depth not exceeding 1.5m                m            ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.3        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.3/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$       HK$
-----------------------------------------------------------------------------------------------
               PIPEWORK - MANHOLES AND PIPEWORK
               ANCILLARIES (Cont'd)

               Ducts and metal culverts (Cont'd)

               PVC cable ducts: 6 way; solvent
               welded joint

K542.3         Diameter 100 - 150mm; in trenches;
               depth not exceeding 1.5m                m           ***          ***        ***

               Galvanised iron cable ducts; 2
               way; collar joint

K522.2         100 - 150mm; in trenches depth not
               exceeding 1.5m                          m           ***          ***        ***

               Galvanised iron cable ducts; 4
               way; collar joint

K542.4         100 - 150mm; in trenches; depth
               not exceeding 1.5m                      m           ***          ***        ***

               Galvanised iron cable ducts; 6
               way; collar joint

K542.5         100 - 150mm; in trenches; depth
               not exceeding 1.5m                      m           ***          ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.3        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.3/3                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               MISCELLANEOUS METALWORK

               Galvanised mild steel: hot dip to
               BS 729

N190.1         Cable ducting; 100 x 100mm              m            ***         ***        ***

N190.2         Cable ducting; 225 x 225mm              m            ***         ***        ***

N190.3         Cable ducting; 200 x 100mm; in two
               layers                                  m            ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.3        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.3/4                 Contract No.LCC-202

Contract: No. LCC-202, West Section Alignment and Associated Works Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific item of
               work or obligation or thing which
               is necessary for the execution of
               the Works, as required by the
               Contract, which has been omitted
               from or has not been separately
               itemised in this Lump Sum
               Breakdown and for which a separate
               charge is required.

               The unit of measurement for any
               Contractor's Other Charges shall
               be "sum", with Quantity and Rate
               columns entered with "N/A".

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.3        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.3/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                               RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION          UNIT   QUANTITY    HK$     HK$
----------------------------------------------------------------------------
            GENERAL ITEMS

            Method Related Charges

            The Contractor shall enter
            hereunder in detail any method
            related charges items in
            accordance with SECTION 7 of
            CESMM3

----------------------------------------------------------------------------
                              To Collection of Lump Sum Item LSI1.3     ***
                                                                      ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.3/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.3 - Cable Trenches and                       Activity Bill I1
Other Builder's Works

                                                                  AMOUNT
                      ITEM DESCRIPTION                              HK$
------------------------------------------------------------------------
          COLLECTION OF LUMP SUM ITEM LSI1. 3
          Cable Trenches and Other Builder's Works

          Page

          LSI1.3/1                                                  ***

          LSI1.3/2                                                  ***

          LSI1.3/3                                                  ***

          LSI1.3/4                                                  ***

          LSI1.3/5                                                  ***

          LSI1.3/6                                                  ***

------------------------------------------------------------------------
                              Total of Lump Sum Item LSI1.3         ***
                                                                  ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSI1.3/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                                            RATE     AMOUNT
ITEM CODE              ITEM DESCRIPTION               UNIT     QUANTITY      HK$       HK$
-------------------------------------------------------------------------------------------
              EMERGENCY ACCESS POINT NO. 6

              PIPEWORK - PIPES

              Concrete pipes to BS 5911: Part 100;
              Class M; flexible spigot and socket
              joints

              Nominal Bore 225mm

I223          In trenches; depth 1.5 - 2m             m          ***         ***       ***

              PIPEWORK - MANHOLES AND PIPEWORK
              ANCILLARIES

              Catchpits

              In situ concrete; Grade 30/20

K232          Depth 1.5 - 2m; heavy duty Grade
              150 cast iron cover to BS 1452          nr         ***         ***       ***

              PIPEWORK - SUPPORTS AND
              PROTECTION, ANCILLARIES TO LAYING
              AND EXCAVATION

              Beds

              Granular material; Class B
              bedding; 100mm deep

L322          Nominal bore 200 - 300mm                m          ***         ***       ***

-------------------------------------------------------------------------------------------
                                           To Collection of Lump Sum Item LSI1.4       ***
                                                                                     ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sun Breakdown                                      External Works - General
Lump Sun Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                                                  RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION                  UNIT      QUANTITY       HK$        HK$
--------------------------------------------------------------------------------------------------
               EMERGENCY ACCESS POINT NO. 6
               (Cont'd)

               ROADS AND PAVINGS

               Sub-bases flexible road bases and
               surfacing

               Granular material type 1 as
               specified

R116           Depth 200 - 250mm                          m2          ***          ***        ***

               Bituminous spray; 20mm nominal
               aggregate

R352           Depth 30 - 60mm; wearing course            m2          ***          ***        ***

               Bituminous spray; 28mm nominal
               aggregate

R353           Depth 60 - 100mm; base course              m2          ***          ***        ***

               Bituminous spray

R354           Depth 100 - 150mm; road base               m2          ***          ***        ***

               Kerbs, channels and edgings

               In situ concrete U-channels;
               concrete Class 30/20

R671           Overall size 400mm wide x 350mm            m           ***          ***        ***
               deep; straight or curved to radius
               exceeding 12mm

--------------------------------------------------------------------------------------------------
                                                 To Collection of Lump Sum Item LSI1.4        ***
                                                                                            ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/2                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                                              RATE      AMOUNT
ITEM CODE              ITEM DESCRIPTION               UNIT      QUANTITY       HK$       HK$
----------------------------------------------------------------------------------------------
               EMERGENCY ACCESS POINT NO. 6
               (Cont'd)

               ROADS AMD PAVINGS (Cont'd)

               Light duty pavement

               Granular base

R713           Depth 60 - 100mm                       m2           ***         ***        ***

               In situ concrete; grade 30/20

R773           Depth 60 - 100mm                       m2           ***         ***        ***

               Ancillaries

               Traffic signs; as Transport
               Department Standard

R811           Non-illuminated; traffic sign nr
               TS 102(6)                              nr           ***         ***        ***

R819           Standard Highway signal poles
               including foundation; single post      nr           ***         ***        ***

               Surface markings; as Transport
               Department Standard

R823           Letters and shapes; road marking
               nr RM 1115                             nr           ***         ***        ***

R824           Continuous lines; road marking nr
               RM 1109                                m            ***         ***        ***

R825.1         Intermittent lines; road marking
               nr RM 1104                             m            ***         ***        ***

R825.2         Intermittent lines; road marking
               nr RM 1106                             m            ***         ***        ***

----------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.4        ***
                                                                                        ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/3                 Contract No.LCC-202

Contract: No. LCC-202, West Section Alignment and Associated Works Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                                              RATE    AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT     QUANTITY       HK$     HK$
--------------------------------------------------------------------------------------------
               EMERGENCY ACCESS POINT NO. 6
               (Cont'd)

               ROADS AND PAVINGS (Cont'd)

               Anci11aries (Cont'd)

               Traffic signs; as Transport
               Department Standard (Cont'd)

R825.3         Intermittent lines; road marking
               nr RM 1013                              m           ***         ***      ***

R825.4         Parking space marking nr RM 1057        m           ***         ***      ***

               PAINTING

               System E painting

               Metal other than metal section and
               pipework

V919.1         Fences; 2 - 2.5m high overall

V919.2         Vehicular gates                         m           ***         ***      ***

               MISCELLANEOUS WORK

               Fences

               Coated metal post and bar; hot dip
               galvanised to BS 729

X195.1         Height 2 - 2.5m                         m           ***         ***      ***

               Gates and stiles

               Vehicular gates; hot dip
               galvanised to BS 729

X295           Width 3 - 4m                            nr          ***         ***      ***

--------------------------------------------------------------------------------------------
                                             To Collection of Lump Sum Item LSI1.4      ***
                                                                                      ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/4                 Contract No.LCC-202

Contract Ho. LCC-202, West Section Alignment and Associated Works Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
----------------------------------------------------------------------------------------------
               SIGNS AND ADVERTISING PANELS

               Design, supply and install
               signage; as Particular
               Specification Clause P4.16(b),
               Appendix L to Particular
               Specification and Systemwide (ERE)
               Graphic Guidelines for interfacing
               contracts

AI900          Generally                               sum                                 ***

               MAINTENANCE ACCESS UNDER VIADUCT

               ROADS AND PAVINGS

               Light duty pavement

               Granular base

R713           Depth 60 - 100mm                        m2           ***         ***        ***

               In situ concrete; Grade 30/20

R773           Depth 60 - 100mm                        m2           ***         ***        ***

               Polythene sheet

R999           0.125mm thick                           m2           ***         ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.4        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/5                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                                                    RATE   AMOUNT
ITEM CODE                     ITEM DESCRIPTION                    UNIT   QUANTITY    HK$     HK$
-------------------------------------------------------------------------------------------------
            Contractor's Other Charges

            The Contractor shall enter hereunder any specific item of work or obligation or thing which is necessary for the execution of the Works, as required by the Contract, which has been omitted from or has not been separately itemised in this Lump Sum Breakdown and for which a separate charge is required.

            The unit of measurement for any Contractor's Other
            Charges shall be "sum", with Quantity and Rate columns entered with "N/A".

-------------------------------------------------------------------------------------------------
                                                   To Collection of Lump Sum Item LSI1.4     ***
                                                                                           ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/6                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and Pavings                         Activity Bill I1

                                                               RATE   AMOUNT
ITEM CODE          ITEM DESCRIPTION         UNIT   QUANTITY     HK$     HK$
----------------------------------------------------------------------------
            GENERAL ITEMS

            Method Related Charges

            The Contractor shall enter
            hereunder in detail any method
            related charges items in
            accordance with SECTION 7 of
            CESMM3

----------------------------------------------------------------------------
                              To Collection of Lump Sum Item LSI1.4     ***
                                                                      ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.4/7                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.4 - Road and pavings                         Activity Bill I1

                                                                  AMOUNT
                     ITEM DESCRIPTION                               HK$
------------------------------------------------------------------------
            COLLECTION OF LUMP SUM ITEM LSI1.4
            Road and Pavings

            Page

            LSI1.4/1                                                ***

            LSI1.4/2                                                ***

            LSI1.4/3                                                ***

            LSI1.4/4                                                ***

            LSIl.4/5                                                ***

            LSI1.4/6                                                ***

            LSI1.4/7                                                ***

------------------------------------------------------------------------
                                 Total of Lump Sum Item LSI1.4      ***
                                                                  ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSI1.4/COL/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                               RATE      AMOUNT
ITEM CODE               ITEM DESCRIPTION               UNIT      QUANTITY       HK$        HK$
-----------------------------------------------------------------------------------------------
               EARTHWORKS

               Filling

               General; filled ramp

E637           Compacted grade 200 rock fill           m3          ***          ***        ***

               Filling ancillaries

               Preparation of filled surfaces

R723           Rock                                    m2          ***          ***        ***

               IN STTU CONCRETE

               Provision of concrete designed mix

F220           Class: 20/20; concrete category C       m3          ***          ***        ***

F240           Class: 40/20; concrete category A       m3          ***          ***        ***

               Placing of mass Concrete

               Blinding; concrete category C

F511           Thickness not exceeding 150mm           m3          ***          ***        ***

               Placing of reinforced concrete

               Bases, footings, pile caps and
               ground slabs; concrete category A

F624           Thickness exceeding 500mm               m3          ***          ***        ***

               Suspended slabs; concrete category
               A

F634           Thickness exceeding 500mm               m3          ***          ***        ***

               Other concrete forms; concrete
               Category A

F680           Curbs; 300 x 150mm high                 m3          ***          ***        ***

-----------------------------------------------------------------------------------------------
                                              To Collection of Lump Sum Item LSI1.5        ***
                                                                                         ------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                  LSI1.5/1                 Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              CONCRETE ANCILLARIES

              Formwork  finish:  type  F2

              Plane horizontal

G315          Width exceeding 1.22m                    m2            ***          ***          ***

              Plane vertical

G342          Width 0.1 - 0.2m                         m             ***          ***          ***

G344          Width 0.4 - 1.22m                        m2            ***          ***          ***

G345          Width exceeding 1.22m                    m2            ***          ***          ***

              Reinforcement

              Deformed high yield steel bars to
              BS 4449 and CS2:1995

G523          Nominal size 16mm                        t             ***          ***          ***

G525          Nominal size 25mm                        t             ***          ***          ***

G526          Nominal size 32mm                        t             ***          ***          ***

G527          Nominal size 40mm                        t             ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI1.5    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI1.5/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              CONCRETE ANCILLARIES (Cont'd)

              Concrete accessories

              Finishing of top surfaces

G813.1        Type U1                                  m2            ***          ***          ***

G813.2        Type U2                                  m2            ***          ***          ***

              Inserts

G832          Other inserts; R16 U-bar;
              projected from one surface of the
              concrete                                 nr            ***          ***          ***

              Grouping under plates; 1:3 cement
              mortar

G841          Area not exceeding 0.1m2;  maximum
              25mm thick                               nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI1.5    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI1.5/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              MISCELLANEOUS METALWORK

              Stainless steel

N140          Handrails; 50mm diameter x 3mm
              thick tubular stainless steel
              posts and rails; nominal 1200mm
              high; including 150 x 150 x 12mm
              thick base plate; welded and
              bolted connection                        m             ***          ***          ***

              SIGNS AND ADVERTISING PANELS

              Design, supply and install
              signage; as Particular
              Specification Clause P4.16(b),
              Appendix L to Particular
              Specification and Systemwide (ERE)
              Graphic Guidelines for interfacing
              contracts

?I900         Generally                                sum                                     ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI1.5    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI1.5/4               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              Contractor's Other Charges

              The Contractor shall enter
              hereunder any specific item of work
              or obligation or thing which
              is necessary for the execution of
              the Works, as required by the
              Contract, which has been omitted
              from or has not been separately
              itemised in this Lump Sum
              Breakdown and for which a separate
              charge is required.

              The unit of measurement for any
              Contractor's Other Charges shall
              be "sum", which Quantity and Rate
              columns entered with "N/A".

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI1.5    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI1.5/5               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              GENERAL ITEMS

              Method Related Charges

              The Contractor shall enter
              hereunder in detail any method
              related charges items in
              accordance with SECTION 7 of
              CESMM3

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI1.5    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI1.5/6               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI1.5 - Access Bridges                           Activity Bill I1

                                                                                             AMOUNT
                       ITEM DESCRIPTION                                                       HK$
-----------------------------------------------------------------------------------------------------
              COLLECTION OF LUMP SUM ITEM LSI1.5
              Access Bridges

              Page

              LSI1.5/1                                                                         ***

              LSI1.5/2                                                                         ***

              LSI1.5/3                                                                         ***

              LSI1.5/4                                                                         ***

              LSI1.5/5                                                                         ***

              LSI1.5/6                                                                         ***

-----------------------------------------------------------------------------------------------------
                                                              Total of Lump Sum Item LSI1.5    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI1.5/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS

              Filling

              500mm thick

E642          Imported topsoil; completely
              decomposed granite; inclined at
              an angel of 10 - 45 degree to the
              horizontal                               m2            ***          ***          ***

              600mm thick

E645.1        Imported natural material other
              than topsoil or rock                     m2            ***          ***          ***

              1000mm thick

E645.2        Imported natural material other
              than topsoil or rock                     m2            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS (Cont'd)

              Landscaping

              Hydroseeding

E820.1        Generally                                m2            ***          ***          ***

E820.2        Generally; inclined at an angle of
              exceeding 10 degree to the
              horizontal                               m2            ***          ***          ***

              Shrubs; medium to large size; at
              mix 2 area

E850.1        Aglaia Odorata                           nr            ***          ***          ***

E850.2        Ligustrum Sinense                        nr            ***          ***          ***

E850.3        Melastoma Sanguineum                     nr            ***          ***          ***

              Shrubs; medium to large size; at
              mix 3 area

E850.4        Alocasia  Odorata                        nr            ***          ***          ***

E850.5        Gordonia Axillaris                       nr            ***          ***          ***

E850.6        Murraya Paniculata                       nr            ***           ***         ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS (Cont'd)

              Landscaping (Cont'd)

              Shrubs; medium to large size; at
              mix 4 area

E850.7        Callinandra Haematocephala               nr            ***          ***          ***

E850.8        Michelia Figo                            nr            ***          ***          ***

E850.9        Phyllanthus Emblica                      nr            ***          ***          ***

E850.10       Pittosporum Tobria                       nr            ***          ***          ***

              Shrubs; at mix 11 area

E850.11       Clerodendrum Kaempferi                   nr            ***          ***          ***

E850.12       Ficus Microcarpa "Golden Leaf"           nr            ***          ***          ***

E850.13       Ixora Chinensis                          nr            ***          ***          ***

E850.14       Jasminium Mesnyi                         nr            ***          ***          ***

E850.15       Melastoma Candidum                       nr            ***          ***          ***

E850.16       Melastoma Sanguineum                     nr            ***          ***          ***

E850.17       Nandina Domestica                        nr            ***          ***          ***

E850.18       Rhododendron Sp.                         nr            ***          ***          ***

E850.19       Schefflera Arboricola                    nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS (Cont'd)

              Landscaping (Cont'd)

              Trees; whips; at woodland mix 2 area

E860.1        Acacia Mangium                           nr            ***          ***          ***

E860.2        Bambus Vulgaris 'Vittata'                nr            ***          ***          ***

E860.3        Bauhinia Variegata                       nr            ***          ***          ***

E860.4        Cassia Surattensis                       nr            ***          ***          ***

E860.5        Cerbera Manghas                          nr            ***          ***          ***

E860.6        Cinnamomum Burmanii                      nr            ***          ***          ***

E860.7        Callistemon Viminalis                    nr            ***          ***          ***

E860.8        Ficus Superba                            nr            ***          ***          ***

E860.9        Grevillea Banksii                        nr            ***          ***          ***

E860.10       Lagerstroemia Speciosa                   nr            ***          ***          ***

E860.11       Macaranga Tanarius                       nr            ***          ***          ***

E860.12       Pheonix Hanceana                         nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/4               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS  (Cont'd)

              Landscaping  (Cont'd)

              Trees; heavy standard; at GMIX 1
              area

E860.13       Bombax Malabaricum                       nr            ***          ***          ***

              Trees; heavy standard; at woodland
              mix 2 area

E860.14       Ailanthus Fordii                         nr            ***          ***          ***

E860.15       Aleurites Moluccana                      nr            ***          ***          ***

E860.16       Bombax Malabaricum                       nr            ***          ***          ***

E860.17       Cassia Fistula                           nr            ***          ***          ***

E860.18       Casuarina Equisetifolia                  nr            ***          ***          ***

E860.19       Grevillea Robusta                        nr            ***          ***          ***

E860.20       Livistona Chinensis                      nr            ***          ***          ***

E860.21       Melaleuca Leucadendron                   nr            ***          ***          ***

E860.22       Michelia Alba                            nr            ***          ***          ***

E860.23       Pinus Elliotti                           nr            ***          ***          ***

E860.24       Sapium Sebiferum                         nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/5               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS (Cont'd)

              Landscaping (Cont'd)

              Trees; heavy standard; at shrub
              mix 3 area

E860.25       Pinus Elliotti                           nr            ***          ***          ***

              Trees; heavy standard

E860.26       Livistona Chinensis                      nr            ***          ***          ***

              Mulching; 75mm thick

E890.1        To woodland mix areas                    m2            ***          ***          ***

E890.2        To shrub mix areas                       m2            ***          ***          ***

              Tree staking

E890.3        Bamboo tripod staking including
              rubber hose protective sleeving
              for tree trunks                          nr            ***          ***          ***

              Root control barrier

E890.4        1200mm deep; to heavy standard
              trees                                    nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/6               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              Contractor's Other Charges

              The Contractor shall enter
              hereunder any specific item of
              work or obligation or thing which
              is necessary for the execution of
              the Works, as required by the
              Contract, which has been omitted
              from or has not been separately
              itemised in this Lump Sum
              Breakdown and for which a separate
              charge is required.

              The unit of measurement for any
              Contractor's Other Charges shall
              be "sum", which Quantity and Rate
              columns entered with "N/A".

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/7               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              GENERAL ITEMS

              Method Related Charges

              The Contractor shall enter
              hereunder in detail any method
              related charges items in
              accordance with SECTION 7 of CESMM3

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/8               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.1 - Soft Landscaping                         Activity Bill I2

                                                                                             AMOUNT
                       ITEM DESCRIPTION                                                       HK$
-----------------------------------------------------------------------------------------------------
              COLLECTION OF LUMP SUM ITEM LSI2.1
              Soft Landscaping

              Page

              LSI2.1/1                                                                         ***

              LSI2.1/2                                                                         ***

              LSI2.1/3                                                                         ***

              LSI2.1/4                                                                         ***

              LSI2.1/5                                                                         ***

              LSI2.1/6                                                                         ***

              LSI2.1/7                                                                         ***

              LSI2.1/8                                                                         ***

-----------------------------------------------------------------------------------------------------
                                                              Total of Lump Sum Item LSI2.1    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.1/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.2 - Hard Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              PIPEWORK - MANHOLES AND PIPEWORK
              ANCILLARIES

              Water points; overall size 165 x
              290 x 1300mm high; in oval shape

              Water point chambers; stainless
              steel construction; complete with
              lockable door; including joint
              sealant, grating and all necessary
              fixing accessories

??31          15mm diameter brass easy clear bib
              tap to BS 1010 part 2 connected to
              20mm diameter pipe                       nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.2    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.2/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.2 - Hard Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              IRRIGATION WATER SYSTEM

              UPVC lined galvanised steel pipes
              and fittings; BS 1387; medium
              grade

              Vertically fixed

BC0403.1      25mm diameter                            m             ***          ***          ***

              Pipes laid underground

BC0403.2      25mm diameter                            m             ***          ***          ***

              In-line equipment

              Gate Valves; bronze; fixing in
              valve boxes

BC0403.3      25mm diameter                            nr            ***          ***          ***

              Check valves; bronze

BC0403.4      25mm diameter                            nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.2    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.2/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.2 - Hard Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              IRRIGATION WATER SYSTEM (Cont'd)

              In-line equipment (Cont'd)

              Anti-vacuum valve

BC0403.5      25mm diameter                            nr            ***          ***          ***

              Water meter

BC0403.6      25mm diameter                            nr            ***          ***          ***

              Loose jumper stop cock; fixing in
              water meter box

BC0403.7      25mm diameter                            nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.2    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.2/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.2 - Hard Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              Contractor's Other Charges

              The Contractor shall enter
              hereunder any specific item of
              work or obligation or thing which
              is necessary for the execution of
              the Works, as required by the
              Contract, which has been omitted
              from or has not been separately
              itemised in this Lump Sum
              Breakdown and for which a separate
              charge is required.

              The unit of measurement for any
              Contractor's Other Charges shall
              be "sum", with Quantity and Rate
              columns entered with "N/A".

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.2    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.2/4               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.2 - Hard Landscaping                         Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              GENERAL ITEMS

              Method Related Charges

              The Contractor shall enter
              hereunder in detail any method
              related charges items in
              accordance with SECTION 7 of
              CESMM3

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.2    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.2/5               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.2 - Hard Landscaping                         Activity Bill I2

                                                                                             AMOUNT
                       ITEM DESCRIPTION                                                       HK$
-----------------------------------------------------------------------------------------------------
              COLLECTION OF LUMP SUM ITEM LSI2.2
              Hard Landscaping

              Page

              LSI2.2/1                                                                         ***

              LSI2.2/2                                                                         ***

              LSI2.2/3                                                                         ***

              LSI2.2/4                                                                         ***

              LSI2.2/5                                                                         ***

-----------------------------------------------------------------------------------------------------
                                                              Total of Lump Sum Item LSI2.2    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.2/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.3 - Tree Transplantation                     Activity Bill I2

                                                                                 RATE        AMOUNT
 ITEM CODE             ITEM DESCRIPTION               UNIT         QUANTITY       HK$         HK$
-----------------------------------------------------------------------------------------------------
              EARTHWORKS

              Landscaping

              Tree transplantation; as detailed
              in Appendices Q and T to
              Particular Specification and
              including crown pruning, root
              pruning, excavating trenches,
              design and construction

              of rootball box, design and
              construction of supporting
              structures, attaching lifting gear
              to the rootball box, lifting,
              removal to new location,
              transportation (including
              routing), preparation of receptor

              site and placement, backfilling,
              securing, restoration at donor
              site

E899.1        Tree reference nr. L02/005/#3;
              Ficus microcarpa; 6m high, 0.94m
              girth and 6m spread                      nr            ***          ***          ***

E899.2        Tree reference nr. L02/005/#4;
              Melia azedarach; 6m high, 0.79m
              girth and 4m spread                      nr            ***          ***          ***

E899.3        Tree reference nr. L02/005/#11;
              Melia azedarach; 6m high, 1.1m
              girth and 2m spread                      nr            ***          ***          ***

E899.4        Tree reference nr. L02/005/#20;
              Ficus microcarpa; 6m high, 0.47m
              girth and 4m spread                      nr            ***          ***          ***

-----------------------------------------------------------------------------------------------------
                                                      To Collection of Lump Sum Item LSI2.3    ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26  July 2002                   LSI2.3/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.3 - Tree Transplantation                     Activity Bill I2

                                                                                RATE        AMOUNT
ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY           HK$           HK$
---------------------------------------------------------------------------------------------------------
               EARTHWORKS (Cont'd)

               Landscaping (Cont'd)

               Tree transplantation; as
               detailed in Appendices Q and
               T to Particular
               Specification and including
               crown pruning, root pruning,
               excavating trenches, design
               and construction

               of rootball box, design and
               construction of supporting
               structures, attaching
               lifting gear to the rootball
               box, lifting, removal to new
               location, transportation
               (including routing),
               preparation of receptor

               site and placement,
               backfilling, securing,
               restoration at donor site
               (Cont'd)

E899.5         Tree reference nr.
               L02/008/#126; Ficus virens;
               6m high, 0.31m girth and 2m
               spread                             nr             ***              ***              ***

E899.6         Tree reference nr.
               L02/008/#127; Aleurites
               moluccana; 6m high, 0.31m
               girth and 3m spread                nr             ***              ***              ***

E899.7         Tree reference nr.
               L02/008/#139; Aleurites
               moluccana; 4m high, 0.31m
               girth and 2m spread                nr             ***              ***              ***

E899.8         Tree reference nr.
               L02/008/#140; Aleurites
               moluccana; 5m high, 0.47m
               girth and 3m spread                nr             ***              ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI2.3         ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI2.3/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.3 - Tree Transplantation                     Activity Bill I2

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$              HK$
---------------------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific item
               of work or obligation or
               thing which is necessary for
               the execution of the Works,
               as required by the Contract,
               which has been omitted from
               or has not been separately
               itemised in this Lump Sum
               Breakdown and for which a
               separate charge is required.

               The unit of measurement for
               any Contractor's Other
               Charges shall be "sum", with
               Quantity and Rate columns
               entered with "N/A".

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI2.3         ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI2.3/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.3 - Tree Transplantation                     Activity Bill I2

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$              HK$
---------------------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter
               hereunder in detail any
               method related charges items
               in accordance with SECTION 7
               of CESMM3

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI2.3         ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI2.3/4               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI2.3 - Tree Transplantation                     Activity Bill I2

                                               AMOUNT
ITEM DESCRIPTION                                HK$
-------------------------------------------------------
COLLECTION OF LUMP SUM ITEM LSI2.3
Tree Transplantation

Page

LSI2.3/1                                        ***

LSI2.3/2                                        ***

LSI2.3/3                                        ***

LSI2.3/4                                        ***

-------------------------------------------------------
             Total of Lump Sum Item LSI2.3      ***
                                             ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI2.3/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.1 - Water Supply                             Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               SPECIALIST ARCHITECTURAL METALWORK

               Ancillaries

AH890          Water meter box; overall
               size 1600 x 300 x 1000mm
               high; construct in 2mm
               thick stainless steel sheet
               with framing and concrete
               footing, including panel
               doors and wire mesh windows        nr             ***              ***             ***

               WATER SUPPLY

               Ductile iron pipes and
               fittings: BSEN 545

               Vertically fixed

BC0403.1       80mm diameter                      m              ***              ***             ***

               Pipes laid underground


BC0403.2       80mm diameter                      m              ***              ***             ***

               Extra over pipes for

BC0403.3       80mm diameter bends                nr             ***              ***             ***

               In-line equipment

               Check meter position

BC0403.4       80mm diameter                      nr             ***              ***             ***

               Gate valves; cast iron;
               fixing in water meter box

BC0403.5       80mm diameter                      nr             ***              ***             ***

               Check valves; cast iron;
               fixing in water meter box

BC0403.6       80mm diameter                      nr             ***              ***             ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.1        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.1/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.1 - Water Supply                             Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific item
               of work or obligation or
               thing which is necessary
               for the execution of the
               Works, as required by the
               Contract, which has been
               omitted

               from or has not been
               separately itemised in this
               Lump Sum Breakdown and for
               which a separate charge is
               required.

               The unit of measurement for
               any Contractor's Other
               Charges shall be "sum",
               with Quantity and Rate
               columns entered with "N/A".

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.1       ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.1/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.1 - Water Supply                             Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter
               hereunder in detail any
               method related charges
               items in accordance with
               SECTION 7 of CESMM3

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.1         ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.1/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.1 - Water Supply                             Activity Bill I3

                                                                 AMOUNT
                     ITEM DESCRIPTION                              HK$
-----------------------------------------------------------------------
               COLLECTION OF LUMP SUM ITEM LSI3.1
               Water Supply

               Page

               LSI3.1/1                                           ***

               LSI3.1/2                                           ***

               LSI3.1/3                                           ***

-----------------------------------------------------------------------
                           Total of Lump Sum Item LSI3.1          ***
                                                             ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.1/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               FIRE STREET HYDRANT SYSTEM

               Equipment

               Street hydrant pumps;
               including cast iron body;
               mechanical seal; inertia
               block; anti-vibration
               mounting framework; and all
               accessories

BB1601.1       Duty and stand-by pumps;           nr            ***              ***             ***
               flow rate 4000 l/min with
               minimum 17m head

BB1601.2       Jockey pump; flow rate 60          nr            ***              ***             ***
               l/min with minimum 17m head

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2       ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               FIRE STREET HYDRANT SYSTEM
               (Cont'd)

               Ductile iron pipes and
               fittings: BSEN545

               Vertically fixed

BB1602.1       150mm diameter                     m            ***               ***              ***

BB1602.2       200mm diameter                     m            ***               ***              ***

               Horizontally fixed

BB1602.3       150mm diameter                     m            ***               ***              ***

BB1602.4       200mm diameter                     m            ***               ***              ***

               Laid underground

BB1602.5       150mm diameter                     m            ***               ***              ***

               Extra over pipes for

BB1602.6       150mm diameter bends               nr           ***               ***              ***

BB1602.7       200mm diameter bends               nr           ***               ***              ***

BB1602.8       150mm diameter tees                nr           ***               ***              ***

BB1602.9       200mm diameter tees                nr           ***               ***              ***

BB1602.10      200mm diameter reducing tees       nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               FIRE STREET HYDRANT SYSTEM
               (Cont'd)

               In-line equipment

               Gate valves; bronze

BB1603.1       25mm diameter                      nr           ***               ***              ***

BB1603.2       40mm diameter                      nr           ***               ***              ***

BB1603.3       50mm diameter                      nr           ***               ***              ***

               Gate values; cast iron

BB1603.4       80mm diameter                      nr           ***               ***              ***

BB1603.5       150mm diameter                     nr           ***               ***              ***

BB1603.6       200mm diameter                     nr           ***               ***              ***

               Gate valves; cast iron;
               fixing in valve box

BB1603.7       150mm diameter                     nr           ***               ***              ***

               Check valves; bronze


BB1603.8       25mm diameter                      nr           ***               ***              ***

BB1603.9       40mm diameter                      nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               FIRE STREET HYDRANT SYSTEM
               (Cont'd)

               In-line equipment (Cont'd)

               Check valves; cast iron

BB1603.10      150mm diameter                     nr           ***               ***              ***

               Strainers; Y-type; cast iron

BB1603.11      50mm diameter                      nr           ***               ***              ***

BB1603.12      200mm diameter                     nr           ***               ***              ***

               Flexible connectors;
               stainless steel

BB1603.13      40mm diameter                      nr           ***               ***              ***

BB1603.14      50mm diameter                      nr           ***               ***              ***

BB1603.15      150mm diameter                     nr           ***               ***              ***

BB1603.16      200mm diameter                     nr           ***               ***              ***

               Ball float valves; complete
               with stilling pipe

BB1603.17      80mm diameter                      nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/4               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               FIRE STREET HYDRANT SYSTEM
               (Cont'd)

               In-line equipment (Cont'd)

               Vortex inhibitors

BB1603.18      200mm diameter                     nr           ***               ***              ***

               Drain valves; bronze

BB1603.19      50mm diameter                      nr           ***               ***              ***

               Orifice plates

BB1603.20      25mm diameter                      nr           ***               ***              ***

               Puddle flanges; cast iron

BB1603.21      50mm diameter                      nr           ***               ***              ***

BB1603.22      80mm diameter                      nr           ***               ***              ***

BB1603.23      100mm diameter                     nr           ***               ***              ***

BB1603.24      200mm diameter                     nr           ***               ***              ***

               Street hydrant

BB1603.25      Approved type                      nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/5               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               FIRE STREET HYDRANT SYSTEM
               (Cont'd)

               Ancillaries

               Pressure gauges; fixing to
               pipework

BB1603.26      Approved type                      nr           ***               ***              ***

               High, low and overflow water
               level alarms

BB1603.27      Approved type                      nr           ***               ***              ***

               Pressure switches

BB1603.28      Approved type                      nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/6               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               ELECTRICAL AND CONTROL SYSTEM

               Note:

               All reference herein to
               conduit shall be
               understood to include
               conduit, trunking, cable
               tray, and all necessary
               accessories as required

               Local motor control panels;
               including all switches, bus
               bar chamber, MCCB units,
               variable speed drives, motor
               starters, contractors, meters,
               push buttons, indicating
               lamps, relays, internal
               interconnecting wiring.

               instruments and
               accessories as required;
               including glanding,
               terminating cables,
               earthing, bonding

               Local motor control panels
               (LMCP)

BB1601.1       Fire services pumps and
               jockey pump motor control
               panels                             nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/7               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------

               ELECTRICAL AND CONTROL
               SYSTEM (Cont'd)

               Electrical power supply:
               including cabling to
               emergency stop buttons: in
               approved cables, conduits,
               earth continuity and
               necessary accessories to
               form a complete
               operational system

               From local motor control
               panels (LMCP) to

BB1607.1       Fire services pumps                nr           ***               ***              ***

BB1607.2       Jockey pumps                       nr           ***               ***              ***

BB1607.3       Control circuits                   nr           ***               ***              ***

               Electrical control and
               monitoring circuits;
               including sensors and
               instrumentation for the
               automatic control and
               monitoring system: all
               instruments, relays,
               switches,

               differential pressure
               sensors, high/low
               temperature cut outs,
               transmitters, thermostats
               and conduits

               From local motor control
               panels (LMCP) to

BB1608.1       Fire services pumps                nr           ***               ***              ***

BB1608.2       Jockey pumps                       nr           ***               ***              ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/8               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------

               SUNDRIES

               Sundry items

               Allow for the following
               and executing in
               accordance with the
               Specification

BA11.1         Testing, setting to work
               and commissioning the
               complete installation              sum                                             ***

BA11.2         Complete integrating
               testing of all building
               services installations
               with all interfacing works
               in all areas                       sum                                             ***

BA11.3         Providing all installation
               drawings and
               fabrication/shop drawings
               as required for submission
               and distribution                   sum                                             ***

BA11.4         Providing all design data
               as required for submission
               and distribution                   sum                                             ***

BA11.5         Providing all builder's
               works drawings as required
               for submission and
               distribution                       sum                                             ***

BA11.6         Providing all 'as built'
               drawings as required for
               submission and distribution        sum                                             ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/9               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry items (Cont'd)

               Allow for the following
               and executing in
               accordance with the
               Specification (Cont'd)

BA11.7         Providing mock-ups and/or
               prototypes                         sum                                             ***

BA11.8         Allow for the free
               maintenance and guarantees
               for the period as
               specified from the date of
               issuance of the
               Certificate of Substantial
               Completion                         sum                                             ***

BA11.9         Providing training of
               Employer's staff for the
               period and scope as
               specified                          sum                                             ***

BA11.10        Providing all operation
               and maintenance manuals as
               required for submission
               and distribution                   sum                                             ***

BA11.11        Providing all spares,
               tools, loose keys,
               lubricants and special
               equipment for operating
               and maintenance purposes           sum                                             ***

BA11.12        Providing all plates,
               discs and labels for
               identification of plant,
               equipment, cables,
               switches and the like              sum                                             ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2        ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/10              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry items (Cont'd)

               Allow for the following
               and executing in
               accordance with the
               Specification (Cont'd)

BA11.13        Providing all fire
               stopping and fire barriers         sum                                            ***

BA11.14        Providing fabricated
               composite support
               structures, propriety or
               specialist support systems
               and components,
               essentially primary
               supports, including
               design, supply,
               manufacture, installation
               and coordination with
               other services                     sum                                            ***

BA11.15        Providing instructions,
               including preventive
               maintenance instruction,
               equipment operation
               instructions, instruction
               boards and notices                 sum                                            ***

BA11.16        Providing pipe, conduit,
               cable sleeves and fixing
               through walls, floors and
               ceilings; including
               approved packing materials         sum                                            ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2       ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/11              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               SUNDRIES (Cont'd)

               Sundry items (Cont'd)

               Allow for the following
               and executing in
               accordance with the
               Specification (Cont'd)

BA11.17        Marking positions of
               holes, mortices, chases
               and the like                       sum                                            ***

BA11.18        Providing all samples as
               required for submission
               and distribution                   sum                                            ***

BA11.19        Providing fuel, power,
               water and lighting for
               testing and commissioning          sum                                            ***

BA11.20        Providing coordination
               with other trades                  sum                                            ***

BA11.21        Cover up and provide
               protection to the whole of
               the Works                          sum                                            ***

BA11.22        Providing joint
               commissioning of the
               installation with other
               contracts as necessary             sum                                            ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2       ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/12              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific
               item of work or obligation
               or thing which is
               necessary for the
               execution of the Works, as
               required by the Contract,
               which has been omitted

               from or has not been
               separately itemised in
               this Lump Sum Breakdown
               and for which a separate
               charge is required.

               The unit of measurement
               for any Contractor's Other
               Charges shall be "sum",
               with Quantity and Rate
               columns entered with "N/A".
---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2       ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/13              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter
               hereunder in detail any
               method related charges
               items in accordance with
               SECTION 7 of CESMM3
---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.2       ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/14              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.2 - Fire Street Hydrant System               Activity Bill I3

                                             AMOUNT
             ITEM DESCRIPTION                 HK$
-------------------------------------------------------
COLLECTION OF LUMP SUM ITEM LSI3.2
Fire Street Hydrant System

Page

LSI3.2/1                                       ***

LSI3.2/2                                       ***

LSI3.2/3                                       ***

LSI3.2/4                                       ***

LSI3.2/5                                       ***

LSI3.2/6                                       ***

LSI3.2/7                                       ***

LSI3.2/8                                       ***

LSI3.2/9                                       ***

LSI3.2/10                                      ***

LSI3.2/11                                      ***

LSI3.2/12                                      ***

LSI3.2/13                                      ***

LSI3.2/14                                      ***
-------------------------------------------------------
                Total of Lump Sum Item LSI3.2  ***
-------------------------------------------------------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.2/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.3 - Utilities Works                          Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               SEWER AND WATER MAIN
               RENOVATION AND ANCILLARY
               WORKS

               Diversion of existing
               services

               Electric

Y131.1         Underground 11kV power
               line; utility reference
               OHLE 101                           sum                                           ***

Y131.2         Underground 11kV power
               line; utility reference
               OHLE 109                           sum                                           ***

Y135.1         Overhead low voltage power
               line; utility reference
               OHLE 86                            sum                                           ***

Y135.2         Overhead low voltage power
               line; utility reference
               OHLE 87                            sum                                           ***

Y135.3         Overhead low voltage power
               line; utility reference
               OHLE 89                            sum                                           ***

               Communications

Y162           Telecommunications;
               utility reference T40;
               optic fibre cable                  sum                                           ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.3      ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.3/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.3 - Utilities Works                          Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               SEWER AND WATER MAIN
               RENOVATION AND ANCILLARY
               WORKS (Cont'd)

               Removal of existing services

               Electric

Y935.1         Overhead low voltage power
               line; utility reference
               OHLE 85                            sum                                           ***

Y935.2         Overhead low voltage power
               line; utility reference
               OHLE 88                            sum                                           ***

Y935.3         Overhead low voltage poweR
               line; utility reference
               OHLE 97                            sum                                           ***

Y935.4         Overhead low voltage power
               line; utility reference
               OHLE 98                            sum                                           ***

Y935.5         Overhead low voltage power
               line; utility reference
               OHLE 103                           sum                                           ***

Y935.6         Overhead low voltage power
               line; utility reference
               OHLE 106                           sum                                           ***

               Water

Y981           Watermain; utility reference FW53  sum                                           ***

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.3      ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.3/2               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.3 - Utilities Works                          Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               Contractor's Other Charges

               The Contractor shall enter
               hereunder any specific
               item of work or obligation
               or thing which is
               necessary for the
               execution of the Works, as
               required by the Contract,
               which has been omitted
               from or has not been
               separately itemised in
               this Lump Sum Breakdown
               and for which a separate
               charge is required.

               The unit of measurement
               for any Contractor's Other
               Charges shall be "sum",
               with Quantity and Rate
               columns entered with "N/A".

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.3      ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.3/3               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.3 - Utilities Works                          Activity Bill I3

                                                                                RATE           AMOUNT
  ITEM CODE          ITEM DESCRIPTION             UNIT         QUANTITY         HK$             HK$
---------------------------------------------------------------------------------------------------------
               GENERAL ITEMS

               Method Related Charges

               The Contractor shall enter
               hereunder in detail any
               method related charges
               items in accordance with
               SECTION 7 of CESMM3

---------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSI3.3      ***
                                                                                              -----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.3/4               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre I
Lump Sum Breakdown                                      External Works - General
Lump Sum Item LSI3.3 - Utilities Works                          Activity Bill I3

                     ITEM DESCRIPTION                     AMOUNT
                                                           HK$
         --------------------------------------------------------

         COLLECTION OF LUMP SUM ITEM LSI3.3
         Utilities Works

         Page

         LSI3.3/1                                          ***

         LSI3.3/2                                          ***

         LSI3.3/3                                          ***

         LSI3.3/4                                          ***

         --------------------------------------------------------
                        Total of Lump Sum Item LSI3.3      ***
                                                        --------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSI3.3/COL/1           Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.1 - Commitment Cases                   Works (RRIW) - General
                                                                Activity Bill K1

                                                                                     RATE     AMOUNT
ITEM CODE                        ITEM DESCRIPTION              UNIT     QUANTITY      HK$      HK$
-----------------------------------------------------------------------------------------------------
                       MISCELLANEOUS WORK

                       Design, construct and fulfillment of
                       Commitment Works (except Pai Lau) as
                       detailed in Appendix R to the
                       Particular Specification and to be
                       reviewed without objection by the
                       Engineer; including preserve and
                       protect adjacent

                       structure, liaison, arrangement and
                       co-ordination with the objectors and
                       all relevant parties

X990.1                 Commitment No. 45                        sum                             ***

X990.2                 Commitment No. 60b                       sum                             ***

X990.3                 Commitment No. 61                        sum                             ***

X990.4                 Commitment No. 69                        sum                             ***

X990.5                 Commitment No. 74                        sum                             ***

X990.6                 Commitment No. 95                        sum                             ***

X990.7                 Commitment No. 96                        sum                             ***

X990.8                 Commitment No. 109                       sum                             ***

X990.9                 Commitment No. 112                       sum                             ***

X990.10                Commitment No. 116                       sum                             ***

-----------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.1      ***
                                                                                            ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                LSK1.1/1                   Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.1 - Commitment Cases                   Works (RRIW) - General
                                                                Activity Bill K1

                                                                                     RATE     AMOUNT
ITEM CODE                           ITEM DESCRIPTION           UNIT     QUANTITY      HK$       HK$
------------------------------------------------------------------------------------------------------
                       Contractor's Other Charges

                       The Contractor shall enter hereunder
                       any specific item of work or
                       obligation or thing which is
                       necessary for the execution of the
                       Works, as required by the Contract,
                       which has been omitted from or has
                       not been separately itemised in this
                       Lump Sum Breakdown and for which a
                       separate charge is required.

                       The unit of measurement for any
                       Contractor's Other Charges shall be
                       "sum", with Quantity and Rate
                       columns entered with "N/A".

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.1      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.1/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.1 - Commitment Cases                   Works (RRIW) - General
                                                                Activity Bill K1

                                                                                     RATE     AMOUNT
ITEM CODE                            ITEM DESCRIPTION           UNIT    QUANTITY      HK$       HK$
------------------------------------------------------------------------------------------------------
                       GENERAL ITEMS

                       Method Related Charges

                       The Contractor shall enter hereunder
                       in detail any method related charges
                       items in accordance with SECTION 7
                       of CESMM3

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.1      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.1/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.1 - Commitment Cases                   Works (RRIW) - General
                                                                Activity Bill K1

                                                                                               AMOUNT
                         ITEM DESCRIPTION                                                        HK$
------------------------------------------------------------------------------------------------------
         COLLECTION OF LUMP SUM ITEM LSK1.1
         Commitment Cases

         Page

         LSK1.1/1                                                                              ***

         LSK1.1/2                                                                              ***

         LSK1.1/3                                                                              ***

------------------------------------------------------------------------------------------------------
                                                             Total of Lump Sum Item LSK1.1     ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002               LSK1.1/COL/1                Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.2 - Relocation of Flag Poles           Works (RRIW) - General
and Traffic Sign for Bridge Building                            Activity Bill K1

                                                                                     RATE      AMOUNT
ITEM CODE                       ITEM DESCRIPTION               UNIT    QUANTITY      HK$        HK$
------------------------------------------------------------------------------------------------------
                       MISCELLANEOUS WORKS

X990.1                 Relocation of flag poles near
                       Bridge Building at Ch36+640              sum                             ***

X990.2                 Relocation of traffic signs near
                       Bridge Building at Ch36+640              sum                             ***

X990.3                 Temporary demolished part of external
                       ground floor slab of existing
                       Surveillance Office and subsequent
                       reinstatement (approximately 9m x
                       1.5m on plan)                            sum                             ***

X990.4                 Arrangement and maintaining parking
                       facilities                               sum                             ***

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.2      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.2/1                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.2 - Relocation of Flag Poles           Works (RRIW) - General
and Traffic Sign for Bridge Building                            Activity Bill K1

                                                                                     RATE      AMOUNT
ITEM CODE                    ITEM DESCRIPTION                  UNIT     QUANTITY      HK$       HK$
------------------------------------------------------------------------------------------------------
                       Contractor's Other Charges

                       The Contractor shall enter hereunder
                       any specific item of work or
                       obligation or thing which is
                       necessary for the execution of the
                       Works, as required by the Contract,
                       which has been omitted from or has
                       not been separately itemised in this
                       Lump Sum Breakdown and for which a
                       separate charge is required.

                       The unit of measurement for any
                       Contractor's Other Charges shall be
                       "sum", with Quantity and Rate
                       columns entered with "N/A".

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.2       ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.2/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.2 - Relocation of Flag Poles           Works (RRIW) - General
and Traffic Sign for Bridge Building                            Activity Bill K1

                                                                                     RATE     AMOUNT
ITEM CODE                        ITEM DESCRIPTION               UNIT     QUANTITY     HK$       HK$
------------------------------------------------------------------------------------------------------
                       GENERAL ITEMS

                       Method Related Charges

                       The Contractor shall enter hereunder
                       in detail any method related charges
                       items in accordance with SECTION 7
                       of CESMM3

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.2      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.2/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                      Reprovisioning, Remedial and Improvement
Lump Sum Item LSK1.2 - Relocation of Flag Poles           Works (RRIW) - General
and Traffic Sign for Bridge Building                            Activity Bill K1

                                                                                               AMOUNT
                          ITEM DESCRIPTION                                                       HK$
------------------------------------------------------------------------------------------------------
         COLLECTION OF LUMP SUM ITEM LSK1.2
         Relocation of Flag Poles and Traffic Sign for Bridge Building

         Page

         LSK1.2/1                                                                               ***

         LSK1.2/2                                                                               ***

         LSK1.2/3                                                                               ***

------------------------------------------------------------------------------------------------------
                                                             Total of Lump Sum Item LSK1.2      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.2/COL/1              Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                                  Reprovisioning, Remedial and
Lump sum Item LSK1.3 - Diversion of           Improvement Works (RRIW) - General
Road Near San Sham Road at Ch36+700                             Activity Bill K1

                                                                                     RATE     AMOUNT
ITEM CODE                         ITEM DESCRIPTION              UNIT    QUANTITY      HK$       HK$
------------------------------------------------------------------------------------------------------
                       ROADS AND PAVINGS

                       Sub-bases, flexible road bases and
                       surfacing

                       Granular material type 1 as
                       specified

R116                   Depth 200 - 250mm                        m2        ***        ***        ***

                       Bituminous spray; 20mm nominal
                       aggregate

R352                   Depth 30 - 60mm; wearing course          m2        ***        ***        ***

                       Bituminous spray; 37.5mm nominal
                       aggregate

R353                   Depth 60 - 100mm; base course            m2        ***        ***        ***

                       Bituminous spray; 37.5mm nominal
                       aggregate

R354                   Depth 150 - 200mm; road base             m2        ***        ***        ***

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.3      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                    LSK1.3/1               Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                                  Reprovisioning, Remedial and
Lump Sum Item LSK1.3 - Diversion of           Improvement Works (RRIW) - General
Road Near San Sham Road at Ch36+700                             Activity Bill K1

                                                                                     RATE      AMOUNT
ITEM CODE                       ITEM DESCRIPTION               UNIT      QUANTITY     HK$        HK$
------------------------------------------------------------------------------------------------------
                       Contractor's Other Charges

                       The Contractor shall enter hereunder
                       any specific item of work or
                       obligation or thing which is
                       necessary for the execution of the
                       Works, as required by the Contract,
                       which has been omitted from or has
                       not been separately itemised in this
                       Lump Sum Breakdown and for which a
                       separate charge is required.

                       The unit of measurement for any
                       Contractor's Other Charges shall be
                       "sum", with Quantity and Rate
                       columns entered with "N/A".

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.3      ***
                                                                                             ---------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.3/2                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                                  Reprovisioning, Remedial and
Lump Sum Item LSK1.3 - Diversion of           Improvement Works (RRIW) - General
Road Near San Sham Road at Ch36+700                             Activity Bill K1

                                                                                     RATE     AMOUNT
ITEM CODE                       ITEM DESCRIPTION               UNIT      QUANTITY     HK$       HK$
------------------------------------------------------------------------------------------------------
                       GENERAL ITEMS

                       Method Related Charges

                       The Contractor shall enter hereunder
                       in detail any method related charges
                       items in accordance with SECTION 7
                       of CESMM3

------------------------------------------------------------------------------------------------------
                                                     To Collection of Lump Sum Item LSK1.3      ***
                                                                                            ----------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.3/3                  Contract No.LCC-202

Contract No. LCC-202, West Section Alignment and Associated Works  Cost Centre K
Lump Sum Breakdown                                  Reprovisioning, Remedial and
Lump Sum Item LSK1.3 - Diversion of           Improvement Works (RRIW) - General
Road Near San Sham Road at Ch36+700                             Activity Bill K1

                                                                                              AMOUNT
                                ITEM DESCRIPTION                                                HK$
------------------------------------------------------------------------------------------------------
         COLLECTION OF LUMP SUM ITEM LSK1.3
         Diversion of Road Near San Sham Road at Ch36+700

         Page

         LSK1.3/1                                                                               ***

         LSK1.3/2                                                                               ***

         LSK1.3/3                                                                               ***

------------------------------------------------------------------------------------------------------
                                                             Total of Lump Sum Item LSK1.3      ***
                                                                                             ---------

[SEAL]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.0:26 July 2002                 LSK1.3/COL/1              Contract No.LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                 FORM OF TENDER
                                   APPENDIX 2

                                PRICING DOCUMENT

                             SCHEDULE OF MILESTONES

17 December 2002                                            Contract No. LCC-202

Schedule of Milestones

                             SCHEDULE OF MILESTONES

                                  COST CENTRE A

                     PRELIMINARIES AND GENERAL REQUIREMENTS

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    A1      1.   Submit the Contractor's Bond, Contract            28 Jan 2003
                 Guarantee, Undertakings and Insurances.

            2. Submission of initial Works Programme in accordance with Clause G2.6 (1) of the General
                 Specification.

            3. Provide evidence satisfactory to the Engineer that Professional Indemnity Insurance has been effected.

            4.   Submission of the initial 3 Month Rolling
                 Programme in accordance with Clause G2.7(2) of the General Specification.

            5. Submission of Quality Manual, the quality system procedures/associated system instructions/forms, the Project Quality Plan in accordance with G20.2(2) of the General
                 Specification.

            6.   Application to EPD for the Environmental
                 Permit and submission of Environmental
                 Monitoring Plan to EPD in accordance with Clauses G8.1 (9) and (10) respectively of the General Specification.

            7.   Submission of Safety, Health and Loss
                 Prevention Plan and Safety, Health and Loss
                 Prevention Procedures in accordance with
                 Clause G4.5.01(3) of the revised General
                 Specification Section G4 included in Appendix N of the Particular Specification.

            8.   Submission of Method Statements for
                 instruments and installation in accordance with Clause 51.6.02 of Standard Specification.

            9. Propose the Instrumentation Sub-contractor in accordance with Standard Specification Clause
                 51.3.02.

            10.  Submission of Plans for Monitoring, Data and
                 Interpretation Reports.

Schedule of Milestones

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    A2      1.   Complete and provide facilities and office        28 Mar 2003
                 equipment for the Engineer's main office.

            2. Obtain the Engineer's notice of no objection to the Health & Safety Manual and Health &
                 Safety Plan.

            3. Obtain the Engineer's notice of no objection to the Quality Manual, the quality system procedures/associated system instructions/forms and the Project Quality
                 Plan.

            4. Obtain the Engineer's notice of no objection to the Works Programme detailing the requirements outlined within Section G2.6(2) of the General Specification.

            5.   Develop and submit the Interface Management
                 Plan detailing the requirements outlined in Clause G9.5 of the General Specification.

            6. Complete submission of drawings/materials submission schedules to the satisfaction of the Engineer.

    A3      1.   Issue draft CSD/SEM.                              03 Jun 2003

            2.   Obtain the Engineer's confirmation of
                 effective implementation of programming, systems assurance, quality, and environmental management systems.

            3. Successfully complete a safety audit to an 'Acceptable' standard as described in Section
                 G4, Health & Safety, Clause G4.6.03 of the
                 General Specification.

    A4      1.   Completion of all CSD/SEM updated to              31 Oct 2003
                 incorporate Project Contractor's comments.

            2. Complete the construction of the piers from Pier W58 to W60 inclusive

Schedule of Milestones

    A5      1.   Obtain the Engineer's confirmation of             30 Mar 2004
                 effective implementation of programming, systems assurance, quality, and environmental management system.

            2. Successfully complete a safety audit to an 'Acceptable' standard as described in Section
                 G4, Health & Safety, Clause G4.6.03 of the
                 General Specification.

            3. Complete the submission of all construction drawings for the E&M installation to the satisfaction of the Engineer.

    A6      1.   Obtain the Engineer's confirmation of             30 Sep 2004
                 effective implementation of programming, systems assurance, quality, and environmental management systems.

            2. Successfully complete a safety audit to an 'Acceptable' standard as described in Section
                 G4, Health & Safety, Clause G4.6.03 of the
                 General Specification.

    A7      1.   Obtain the Engineer's confirmation of             30 Mar 2005
                 effective implementation of programming, systems assurance, quality, and environmental management systems.

            2. Successfully complete a safety audit to an 'Acceptable' standard as described in Section
                 G4, Health & Safety, Clause G4.6.03 of the
                 General Specification.

    A8      1.   Submit first draft O&M Manual in accordance       21 Sep 2005
                 with clause P57.3 of the Particular
                 Specification.

            2.   Obtain the Engineer's confirmation of
                 effective implementation of programming, systems assurance, quality, and environmental management systems.

            3. Successfully complete a safety audit to an 'Acceptable' standard as described in Section
                 G4, Health & Safety, Clause G4.6.03 of the
                 General Specification.

Schedule of Milestones

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    A9      1.   Submit final draft O&M Manual in accordance       27 Mar 2006
                 with clause P57.3 of the Particular
                 Specification.

            2.   Obtain the Engineer's confirmation of
                 effective implementation of programming, systems assurance, quality, and environmental management systems.

            3. Successfully complete a safety audit to an 'Acceptable' standard as described in Section
                 G4, Health & Safety, Clause G4.6.03 of the
                 General Specification.

    A10     1.   Complete preparation and submission of as-        27 July 2006
                 constructed drawings for Emergency Access
                 Point No. 6.

            2. Submission of evidence satisfactory to the Employer that Professional Indemnity Insurance having been effected for a period of not less than 6 years from the date of the issue of the Substantial Completion Certificate for the Works in accordance with the requirements of the GCC Clause 33.1(f) and that all premiums have been paid.

            3. Submit final version of the O&M Manual in accordance with clause P57.4 of the Particular
                 Specification.

            4.   Obtain the Engineer's confirmation of
                 effective implementation of programming, systems assurance, quality, and environmental management systems.

            5. Successfully complete a safety audit to an 'Acceptable' standard as described in the Section G4, Health & Safety, Clause G4.6.03 of the General Specification.

    A11     Substantial Completion of the Works, inclusive of      30 Sep 2006
            general and special attendance, but excluding maintenance work and work to be executed during the Defects Liability Period and complete all Works in the Cost Centre.

Schedule of Milestones

                                  COST CENTRE B

                               GEOTECHNICAL WORKS

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    B1      1.   Completion of installation of ground              28 July 2003
                 instrumentation as required by Particular
                 Specification Clause P32.

            2. Submission of updated reports and database for instrumentation in accordance with Clause
                 51.13 of the Standard Specification.

    B2      Completion of all works in this Cost Centre            30 Sep 2006

Schedule of Milestones

                                  COST CENTRE C

               RAMP CH 35+202 TO CH 35+372 - EARTHWORKS AND PILING

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    C1      Completion of 15% of the pre-drilling for the          28 July 2003
            foundations in Site Area P3 as required by Particular Specification Clause P31.1.

    C2      Complete 50% of piling works                           16 Feb 2004

    C3      Complete 100% of piling works                          30 Aug 2004

    C4      Completion of all works in this Cost Centre            30 Mar 2006

Note:

Completion of piles is calculated on the basis of the number of piles completed.

Schedule of Milestones

                                  COST CENTRE D

                      RAMP CH 35+202 TO CH 35+372 - GENERAL

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    D1      Complete the pilecap and ground beam at the            31 Oct 2003
            interface with the LDB-201 Contractor (Chainage
            35+202) and provide access to the LDB-201
            Contractor

    D2      Complete 50% of the walls and the top slab of the      30 Aug 2004
            Ramp

    D3      Achieve category 1 degree 1 completion for the Ramp     1 Mar 2005
            and provide access to the Project Contractors

    D4      Complete all works in this Cost Centre.                30 Sep 2006

Note:

Completion of the pile caps and ground beams is on the basis of the number of pile caps and ground beams completed.

Schedule of Milestones

                                  COST CENTRE E

              VIADUCT CH 35+372 TO CH 37+077- EARTHWORK AND PILING

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    E1      Complete the piling works for piers W58, W59 and      30 April 2003
            W60

    E2      Completion of 15% of the pre-drilling for the          28 July 2003
            foundations for piers W25 to W60 as required by Particular Specification Clause P31.1.

    E3      Complete 50% of piling works for viaduct section       30 Dec 2003

    E4      Complete 100% of piling works                          8 June 2004

    E5      Complete 100% of the earthworks for viaduct section   15 April 2005

    E6      Complete all works in this Cost Centre                 30 May 2006

Notes:

1. Completion of earthworks is calculated on the basis of the volume of filling completed for pilecap construction.

2. Completion of piling work is calculated on the basis of number of piles completed.

Schedule of Milestones

                                  COST CENTRE F

                      VIADUCT 35+372 TO CH 37+077- GENERAL

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    F1      1.   Complete the construction of piers from Piers     31 Oct 2003
                 W58 to W60 inclusive.

            2. Complete the casting of 5% of the viaduct segment units.

    F2      Complete the erection of the deck spans from Piers     29 Feb 2004
            W57 to W59

    F3      1.   Complete the erection of 50% of the deck spans    30 Aug 2004
                 for the viaduct.

            2. Complete the casting of 80% of the viaduct segment units and parapets.

    F4      1.   Achieve category 1 degree 1 for the eastern        1 Mar 2005
                 portion of the viaduct from Piers W24 to W55
                 (approximate chainage 35+372 to 36+650) and provide access to the Project Contractors.

            2. Achieve category 1 degree 1 for the western portion of the viaduct from Piers W55 to W67 (approximate chainage 36+650 to 37+077) and provide access for the Project Contractors.

    F5      Complete all works in this Cost Centre.                30 Jun 2006

Notes:

1. Completion of the casting of the viaduct segment units and parapet units is calculated on the basis of the number of units complete.

2. Erection of deck spans for the viaduct is calculated on the basis of the number of spans erected to stage 1 post tensioning.

Schedule of Milestones

                                  COST CENTRE G

                         ELECTRICAL AND MECHANICAL WORKS

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    G1      1.   Achieve category 1 degree 1 for the ramp           1 Mar 2005
                 structure and the eastern portion of the viaduct from Pier W24 to W55 (approximate chainage 35+372 to 36+650) and provide access to the Project Contractors.

            2. Achieve category 1 degree 1 completion for the western portion of viaduct from Pier W55 to LCC-300 interface (chainage 36+650 to 37+077) and provide access to Project Contractors.

    G2      Achieve category 2 degree 3 completion to all rooms    31 Jul 2005
            at Eap No. 6 and provide access to the Project
            Contractors.

    G3      Provide permanent power to all rooms at EAP No. 6       1 Mar 2006
            for Project Contractors.

    G4      Complete all works in this Cost Centre.                30 Jun 2006

Schedule of Milestones

                                  COST CENTRE H

                     EXTERNAL WORKS - EARTHWORKS AND PILING

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------

    H1      Completion of Site formation to EAP No. 6              28 May 2003

    H2      1.   Complete the testing for the thickness of soft    28 July 2003
                 materials in the base of the ponds in Site
                 Area A2e.1 as required by Particular
                 Specification Clause P29.2.

            2. Complete ground investigation for geotechnical works as set out in Particular Specification
                 Appendix Z.

    H3      Completion of the piling works.                        30 June 2004

    H4      Complete all works in this Cost Centre.                30 Sep 2006

Schedule of Milestones

                                  COST CENTRE I

                            EXTERNAL WORKS - GENERAL

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    I1      1.   Complete the construction of all the               1 Mar 2005
                 structures of all the ancillary buildings at EAP No. 6.

            2. Achieve category 2 degree 1 completion for EAP no. 6

    I2      Complete all works in this Cost Centre                 30 Sep 2006

Schedule of Milestones

                                  COST CENTRE J

              REPROVISIONING, REMEDIAL AND IMPROVEMENT WORKS (RRIW)
                            - EARTHWORKS AND PAI LAU

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    J1      Complete the earthworks for the relocation of the      28 Feb 2004
            flag poles and traffic signs for the Bridge
            Building.

    J2      Complete all works in this Cost Centre                 30 Mar 2006

Schedule of Milestones

                                  COST CENTRE K

              REPROVISIONING, REMEDIAL AND IMPROVEMENT WORKS (RRIW)
                                    - GENERAL

    IPS                                                              DATE FOR
 MILESTONE                                                        ACHIEVEMENT OF
    NO.                              ACTIVITY                       MILESTONE
--------------------------------------------------------------------------------
    K1      Relocation of the flag poles and traffic signs for     28 Feb 2004
            the Bridge Building.

    K2      Complete all works in this Cost Centre                 30 Jun 2006

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT

                                 FORM OF TENDER
                                   APPENDIX 2

                                PRICING DOCUMENT

                            INTERIM PAYMENT SCHEDULE

17 December 2002                                             Contract No.LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                           INTERIM PAYMENT SCHEDULE

               LCC-202 WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                        Cost Centre A            Cost Centre B           Cost Centre C            Cost Centre D
Valuation Calendar -------------------------------------------------------------------------------------------------
   No.      Month   Cumulative % Milestones Cumulative % Milestones  Cumulative % Milestones Cumulative % Milestones
--------------------------------------------------------------------------------------------------------------------
    1      Jan-03       ***          A1         ***                      ***                     ***
    2      Feb-03       ***                     ***                      ***                     ***
    3      Mar-03       ***          A2         ***                      ***                     ***
    4      Apr-03       ***                     ***                      ***                     ***
    5      May-03       ***                     ***                      ***                     ***
    6      Jun-03       ***          A3         ***                      ***                     ***
    7      Jul-03       ***                     ***          B1          ***          C1         ***
    8      Aug-03       ***                     ***                      ***                     ***
    9      Sep-03       ***                     ***                      ***                     ***
    10     Oct-03       ***          A4         ***                      ***                     ***          D1
    11     Nov-03       ***                     ***                      ***                     ***
    12     Dec-03       ***                     ***                      ***                     ***
    13     Jan-04       ***                     ***                      ***                     ***
    14     Feb-04       ***                     ***                      ***          C2         ***
    15     Mar-04       ***          A5         ***                      ***                     ***
    16     Apr-04       ***                     ***                      ***                     ***
    17     May-04       ***                     ***                      ***                     ***
    18     Jun-04       ***                     ***                      ***                     ***
    19     Jul-04       ***                     ***                      ***                     ***
    20     Aug-04       ***                     ***                      ***          C?         ***          D2
    21     Sep-04       ***          A6         ***                      ***                     ***
    22     Oct-04       ***                     ***                      ***                     ***
    23     Nov-04       ***                     ***                      ***                     ***
    24     Dec-04       ***                     ***                      ***                     ***
    25     Jan-05       ***                     ***                      ***                     ***
    26     Feb-05       ***                     ***                      ***                     ***
    27     Mar-05       ***          A7         ***                      ***                     ***          D3
--------------------------------------------------------------------------------------------------------------------

                        Cost Centre E            Cost Centre F           Cost Centre G            Cost Centre H
Valuation Calendar -------------------------------------------------------------------------------------------------
   No.     Month    Cumulative % Milestones Cumulative %  Milestones Cumulative % Milestones Cumulative % Milestones
--------------------------------------------------------------------------------------------------------------------
    1      Jan-03     ***                      ***                     ***                     ***
    2      Feb-03     ***                      ***                     ***                     ***
    3      Mar-03     ***                      ***                     ***                     ***
    4      Apr-03     ***          E1          ***                     ***                     ***
    5      May-03     ***                      ***                     ***                     ***          H1
    6      Jun-03     ***                      ***                     ***                     ***
    7      Jul-03     ***          E2          ***                     ***                     ***          H2
    8      Aug-03     ***                      ***                     ***                     ***
    9      Sep-03     ***                      ***                     ***                     ***
    10     Oct-03     ***                      ***          F1         ***                     ***
    11     Nov-03     ***                      ***                     ***                     ***
    12     Dec-03     ***          E3          ***                     ***                     ***
    13     Jan-04     ***                      ***                     ***                     ***
    14     Feb-04     ***                      ***          F2         ***                     ***
    15     Mar-04     ***                      ***                     ***                     ***
    16     Apr-04     ***                      ***                     ***                     ***
    17     May-04     ***                      ***                     ***                     ***
    18     Jun-04     ***          E4          ***                     ***                     ***          H3
    19     Jul-04     ***                      ***                     ***                     ***
    20     Aug-04     ***                      ***          F3         ***                     ***
    21     Sep-04     ***                      ***                     ***                     ***
    22     Oct-04     ***                      ***                     ***                     ***
    23     Nov-04     ***                      ***                     ***                     ***
    24     Dec-04     ***                      ***                     ***                     ***
    25     Jan-05     ***                      ***                     ***                     ***
    26     Feb-05     ***                      ***                     ***                     ***
    27     Mar-05     ***                      ***          F4         ***          G1         ***
-------------------------------------------------------------------------------------------------------------------

                        Cost Centre I            Cost Centre J           Cost Centre K
Valuation Calendar -------------------------------------------------------------------------
   No.    Month    Cumulative %  Milestones Cumulative %  Milestones Cumulative % Milestones
--------------------------------------------------------------------------------------------
    1      Jan-03       ***                      ***                     ***
    2      Feb-03       ***                      ***                     ***
    3      Mar-03       ***                      ***                     ***
    4      Apr-03       ***                      ***                     ***
    5      May-03       ***                      ***                     ***
    6      Jun-03       ***                      ***                     ***
    7      Jul-03       ***                      ***                     ***
    8      Aug-03       ***                      ***                     ***
    9      Sep-03       ***                      ***                     ***
    10     Oct-03       ***                      ***                     ***
    11     Nov-03       ***                      ***                     ***
    12     Dec-03       ***                      ***                     ***
    13     Jan-04       ***                      ***                     ***
    14     Feb-04       ***                      ***          J1         ***          K1
    15     Mar-04       ***                      ***                     ***
    16     Apr-04       ***                      ***                     ***
    17     May-04       ***                      ***                     ***
    18     Jun-04       ***                      ***                     ***
    19     Jul-04       ***                      ***                     ***
    20     Aug-04       ***                      ***                     ***
    21     Sep-04       ***                      ***                     ***
    22     Oct-04       ***                      ***                     ***
    23     Nov-04       ***                      ***                     ***
    24     Dec-04       ***                      ***                     ***
    25     Jan-05       ***                      ***                     ***
    26     Feb-05       ***                      ***                     ***
    27     Mar-05       ***          I1          ***                     ***
-------------------------------------------------------------------------------------------

[STAMP]

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.2: December 2002                    IPS/1                Contract No.LCC-202

FORM OF TENDER
APPENDIX 2 - PRICING DOCUMENT                           INTERIM PAYMENT SCHEDULE

               LCC-202 WEST SECTION ALIGNMENT AND ASSOCIATED WORKS

                        Cost Centre A            Cost Centre B           Cost Centre C            Cost Centre D
Valuation Calendar --------------------------------------------------------------------------------------------------
   No.      Month  Cumulative % Milestones Cumulative % Milestones  Cumulative %  Milestones Cumulative % Milestones
---------------------------------------------------------------------------------------------------------------------
    28     Apr-05       ***                     ***                       ***                     ***
    29     May-05       ***                     ***                       ***                     ***
    30     Jun-05       ***                     ***                       ***                     ***
    31     Jul-05       ***                     ***                       ***                     ***
    32     Aug-05       ***                     ***                       ***                     ***
    33     Sep-05       ***          A8         ***                       ***                     ***
    34     Oct-05       ***                     ***                       ***                     ***
    35     Nov-05       ***                     ***                       ***                     ***
    36     Dec-05       ***                     ***                       ***                     ***
    37     Jan-06       ***                     ***                       ***                     ***
    38     Feb-06       ***                     ***                       ***                     ***
    39     Mar-06       ***          A9         ***                       ***          C4         ***
    40     Apr-06       ***                     ***                       ***                     ***
    41     May-06       ***                     ***                       ***                     ***
    42     Jun-06       ***                     ***                       ***                     ***
    43     Jul-06       ***         A10         ***                       ***                     ***
    44     Aug-06       ***                     ***                       ***                     ***
    45     Sep-06       ***         A11         ***          B2           ***                     ***          D4
---------------------------------------------------------------------------------------------------------------------

                        Cost Centre E            Cost Centre F           Cost Centre G            Cost Centre H
Valuation Calendar --------------------------------------------------------------------------------------------------
   No.     Month  Cumulative %  Milestones Cumulative %  Milestones Cumulative %  Milestones Cumulative %  Milestones
---------------------------------------------------------------------------------------------------------------------
    28     Apr-05       ***          E5          ***                      ***                      ***
    29     May-05       ***                      ***                      ***                      ***
    30     Jun-05       ***                      ***                      ***                      ***
    31     Jul-05       ***                      ***                      ***          G2          ***
    32     Aug-05       ***                      ***                      ***                      ***
    33     Sep-05       ***                      ***                      ***                      ***
    34     Oct-05       ***                      ***                      ***                      ***
    35     Nov-05       ***                      ***                      ***                      ***
    36     Dec-05       ***                      ***                      ***                      ***
    37     Jan-06       ***                      ***                      ***                      ***
    38     Feb-06       ***                      ***                      ***                      ***
    39     Mar-06       ***                      ***                      ***          G3          ***
    40     Apr-06       ***                      ***                      ***                      ***
    41     May-06       ***          E6          ***                      ***                      ***
    42     Jun-06       ***                      ***          F5          ***          G4          ***
    43     Jul-06       ***                      ***                      ***                      ***
    44     Aug-06       ***                      ***                      ***                      ***
    45     Sep-06       ***                      ***                      ***                      ***          H4
---------------------------------------------------------------------------------------------------------------------

                        Cost Centre I            Cost Centre J           Cost Centre K
Valuation Calendar ------------------------------------------------------------------------
   No.     Month  Cumulative %  Milestones  Cumulative % Milestones Cumulative % Milestones
-------------------------------------------------------------------------------------------
    28     Apr-05      ***                      ***                      ***
    29     May-05      ***                      ***                      ***
    30     Jun-05      ***                      ***                      ***
    31     Jul-05      ***                      ***                      ***
    32     Aug-05      ***                      ***                      ***
    33     Sep-05      ***                      ***                      ***
    34     Oct-05      ***                      ***                      ***
    35     Nov-05      ***                      ***                      ***
    36     Dec-05      ***                      ***                      ***
    37     Jan-06      ***                      ***                      ***
    38     Feb-06      ***                      ***                      ***
    39     Mar-06      ***                      ***          J2          ***
    40     Apr-06      ***                      ***                      ***
    41     May-06      ***                      ***                      ***
    42     Jun-06      ***                      ***                      ***         K2
    43     Jul-06      ***                      ***                      ***
    44     Aug-06      ***                      ***                      ***
    45     Sep-06      ***          I2          ***                      ***
-------------------------------------------------------------------------------------------

[STAMP]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rev.2: 26 August 2002 ???? No.1          IPS/2               Contract No.LCC-202

FORM OF TENDER                                                           ANNEX 1
APPENDIX 2 - PRICING DOCUMENT                                            ABWFSMM

                                     ANNEX 1

                         Standard Method of Measurement
                   Architectural Builder's Works and Finishes

                                July 1998 Edition

                     (Provided in separately bound booklet)

17 December 2002                                             Contract No.LCC-202

STANDARD METHOD OF MEASUREMENT ARCHITECTURAL BUILDER'S WORKS AND FINISHES

                                                                   [MAP]
                                                                   [LOGO]
                                                                    KCR
                                                            [CHINESE CHARACTERS]
                                                            [CHINESE CHARACTERS]
                                                            East Rail Extensions

                       KOWLOON-CANTON RAILWAY CORPORATION

                   ARCHITECTURAL BUILDER'S WORKS AND FINISHES

                         STANDARD METHOD OF MEASUREMENT

 Acknowledgement:

Kowloon-Canton Railway Corporation wish to thank The Mass Transit Railway Corporation for making this document available for use on the KCRC East Rail Extensions Project.

ABWF Standard Method of Measurement

                   ARCHITECTURAL BUILDER'S WORKS AND FINISHES
                         STANDARD METHOD OF MEASUREMENT

                                    CONTENTS

Section 1.   General Principles                                     i - ii

Section 2.   Work Classification                                     iii

             Class AA :  Roof Tiling and Metal Roof Cladding       AA/1-AA/4

             Class AB :  Partitions                                AB/1-AB/2

             Class AC :  Carpentry & Joinery                       AC/1-AC/4

             Class AD :  Ironmongery                               AD/1-AD/4

             Class AE :  Metal Doors and Frames                    AE/1-AE/4

             Class AF :  Metal Shutters, Windows and Louvres       AF/1-AF/2

             Class AG :  Metal Cladding                            AG/1-AG/2

             Class AH :  Specialist Architectural Metalwork        AH/1-AH/4

             Class AI :  Signs and Advertising Panels              AI/1-AI/4

             Class AJ :  Plastering, Rendering and Wall Linings    AJ/1-AJ/4

             Class AK :  Tiling                                    AK/1-AK/4

             Class AL :  Flexible Sheeting and Tiling              AL/1-AL/4

             Class AM :  Ceiling Systems                           AM/1-AM/4

             Class AN :  Sanitary Accessories                      AN/1-AN/2

             Class AO :  Stonework                                 AO/1-AO/4

             Class AP :  Curtain Walling                           AP/1-AP/4

             Class AQ :  Glass Walling and Specialist Glazing      AQ/1-AQ/6

             Class AR :  Skylights                                 AR/1-AR/2

             Class AS :  General Glazing                           AS/1-AS/2

             Class AT :  Architectural Coatings and                AT/1-AT/2
                         Special Finishings

                                                                       July 1998

ABWF Standard Method of Measurement

SECTION 1. GENERAL PRINCIPLES

Title application and extent 1.1  The title of this document is Architectural
                                  Builder's Works and Finishes Standard Method of Measurement, which is abbreviated to ABWFMM. The ABWFMM is intended to be used in conjunction with the Conditions of Contract, other Standard Methods of Measurement referred to in the Preamble to the Bill of Quantities and the Preamble to the Bill of Quantities and only in connection with architectural builder's works and finishes.

                             1.2  (a) The Classes in the ABWFMM are supplemental
                                      to those contained in the Civil
                                      Engineering Standard Method of
                                      Measurement, third edition (CESMM3),
                                      reprinted with corrections in 1992, as
                                      amended by the Preamble to the Bill of
                                      Quantities.

                                  (b) Sections 1 to 8 of CESMM3 as amended by
                                      the Preamble to the Bill of Quantities
                                      shall apply to the preparation of Bills
                                      of Quantities in accordance with the
                                      ABWFMM.

                                  (c) CESMM3 Classes A to Y as amended by the
                                      Preamble to the Bill of Quantities
                                      shall be used in preparing architectural builder's works and finishes Bills of Quantities insofar as the items included in those Classes are required in the Bill of Quantities.

CESMM3 Classes               2.   References to Classes A to Y in the ABWFMM are
                                  references to CESMM3 Classes and where work is excluded from the ABWFMM and identified as being included in any Class in CESMM3 then it shall be measured in accordance with CESMM3 and the Preamble to the Bill of Quantities and included in the Bill of Quantities.

                                        i                              July 1998

ABWF Standard Method of Measurement

Measurement and              3.   Where ABWFMM Measurement Rules require that
pricing of items of               the areas of an item of work measured shall
in which other                    include areas occupied by another item of
items of                          measurable work which is itself also a
work occur                        separate measurable item in accordance with
                                  the ABWFMM, the measurements of the
                                  quantities for the former in which the latter occurs shall include the areas occupied by the latter. The price for the measured item of the latter is therefore effectively extra only over the price for the measured item of the former.

                                  Examples : Class AA Measurement Rule M5 "areas
                                             of roof tiling measured shall
                                             include areas occupied by roof
                                             tiling ancillaries";

                                             Class AK Measurement Rule M6 "areas
                                             measured for work in which round
                                             edge tiles, coves, beads, mouldings
                                             and the like occur shall include
                                             areas occupied by round edge tiles,
                                             coves, beads, mouldings and the
                                             like."

Joints                       4.   "Joints" referred to in the Coverage Rules of
                                  the ABWFMM shall mean all types of joints including but not limited to butt joints, filler joints, movements joints, expansion and contraction joints, control joints and the like of any material (e.g. mortar, sealants, backing rods, metal sections, etc), whether within the body of an item of work and/or at the boundary of an item of work, and shall be deemed to include all works necessary for the proper execution and completion of the joints.

                                       ii                              July 1998

ABWF Standard Method of Measurement

SECTION 2. WORK CLASSIFICATION

Class AA :  Roof Tiling and Metal Roof Cladding                  AA/1-AA/4

Class AB :  Partitions                                           AB/1-AB/2

Class AC :  Carpentry & Joinery                                  AC/1-AC/4

Class AD :  Ironmongery                                          AD/1-AD/4

Class AE :  Metal Doors and Frames                               AE/1-AE/4

Class AF :  Metal Shutters, Windows and Louvres                  AF/1-AF/2

Class AG :  Metal Cladding                                       AG/1-AG/2

Class AH :  Specialist Architectural Metalwork                   AH/1-AH/4

Class AI :  Signs and Advertising Panels                         AI/1-AI/4

Class AJ :  Plastering, Rendering and Wall Linings               AJ/1-AJ/4

Class AK :  Tiling                                               AK/1-AK/4

Class AL :  Flexible Sheeting and Tiling                         AL/1-AL/4

Class AM :  Ceiling Systems                                      AM/1-AM/4

Class AN :  Sanitary Accessories                                 AN/1-AN/2

Class AO :  Stonework                                            AO/1-AO/4

Class AP :  Curtain Walling                                      AP/1-AP/4

Class AQ :  Glass Walling and Specialist Glazing                 AQ/1-AQ/6

Class AR :  Skylights                                            AR/1-AR/2

Class AS :  General Glazing                                      AS/1-AS/2

Class AT :  Architectural Coatings and Special Finishings        AT/1-AT/2

                                       iii                             July 1998

ABWF Standard Method of Measurement

CLASS AA : ROOF TILING AND METAL ROOF CLADDING

Includes : Roof tiling and ancillaries
           Metal roof cladding and ancillaries
           Roof lights forming an integral part of roof cladding

Excludes : Precast concrete slabs (included in class H)
           Structural metal frames (included in class M)
           Miscellaneous metal framing (included in class N)
           Waterproofing work (included in class W)
           Metal cladding (included in class AG)
           Skylights (included in class AR)
           General roofing drainage and guttering (included in BSMM)

FIRST DIVISION              SECOND DIVISION             THIRD DIVISION
-----------------------------------------------------------------------------------------
1 Roof tiling               1 Precast concrete tiles    1  Upper surfaces inclined
                            2 Plain tiles                  at an angle not
                            3 Interlocking tiles           exceeding 30 DEG. to the
                            4 Chinese tiles                horizontal                 m/2/
                                                        2  Upper surfaces inclined
                                                           at 30 DEG. - 60 DEG. to
                                                           the horizontal             m/2/
                                                        3  Surfaces inclined at an
                                                           angle exceeding 60 DEG.
                                                           to the horizontal          m/2/
                                                        4  Curved surfaces            m/2/
                                                        5  Domed surfaces             m/2/
                                                        6  Surfaces of width not
                                                           exceeding 300mm            m
                                                        7  Surfaces of width
                                                           300mm - 1m                 m

                                                        8  Isolated groups of
                                                           surfaces                   nr

2 Roof tiling ancillaries                               1  Hips                       m
                                                        2  Valleys                    m
                                                        3  Ridges                     m
                                                        4  Verges                     m
                                                        5  Eaves courses              m
                                                        6  Ornamental tiles           nr

ABWF Standard Method of Measurement

                                                                        CLASS AA

                                                                                              ADDITIONAL DESCRIPTION
MEASUREMENT RULES                  DEFINITION RULES             COVERAGE RULES                RULES
-----------------------------------------------------------------------------------------------------------------------------------
M1 The areas measured                                    C1 Items for work in this class      A1 Where the colour of roof
shall be those of the                                    shall be deemed to include:          tiling and roof cladding
surfaces covered. No                                                                          specified is not within the
deduction from the areas                                  a) preparation of                   manufacturer's standard
measured shall be made for                                   background, overlaps,            colour ranges in accordance
holes and openings each not                                  joints, mitres, angles,          with BS or RAL or DIN
exceeding 0.5m/2/ in area.                                   seams, rolls, fillets and        international colour standards
                                                             the like.                        the item descriptions shall so
                                                                                              state and also identify the
                                                          b) laying to falls or               colour.
                                                             cambers.

                                                          c) all cutting at square and
                                                             raking abutments, top
                                                             edges, verges and the
                                                             like, bedding and
                                                             pointing eaves, verges
                                                             and the like and cutting
                                                             and fitting around
                                                             outlets, pipes and the
                                                             like.

                                                          d) drilling or cutting of
                                                             other work.

                                                          e) coloured roof tiling and
                                                             roof cladding from
                                                             manufacturers standard
                                                             colour ranges in
                                                             accordance with BS or RAL
                                                             or DIN international
                                                             colour standards.

                                                          f) any other items of a
                                                             like nature to the
                                                             foregoing.

M2 Surfaces of width not      D1 Roof tiling shall be    C2 Items for roof tiling, other      A2 Item descriptions for roof
exceeding 1m shall not be     classed as to curved or    than precast concrete tiles, shall   tiling shall state type and size
distinguished by inclination  domed surfaces only where  be deemed to be single course        of tiles, material on which the
or by curvature.              a radius of curvature of   and single layer unless              tiling is to be laid, and method of
                              the surface is less than   otherwise described.                 fixing.
                              10m.

M3 Roof tiling classed as to                             C3 Items for hips, valleys, ridges,  A3 Tiles with special
curved or domed surfaces                                 verges and eaves courses shall be    features shall be identified in
shall not be distinguished by                            deemed to include fair ends, stop    item descriptions.
inclination.                                             ends, intersections and the like.

                                                                                              A4 Gauge and lap of roof tiling,
                                                                                              other than precast concrete tiles,
                                                                                              shall be stated in item descriptions.

M4 Isolated groups of         D2 Isolated groups of                                           A5 Item descriptions for roof tiling,
surfaces of different         surfaces be classed as                                          other than precast concrete tiles,
shape or dimensions shall     such only where the total                                       shall identify roof tiling with
be measured as separate       surface area of each                                            double course or double layer.
items.                        group does not exceed 6m/2/.
                                                                                              A6 Item descriptions for isolated
                                                                                              groups of surfaces shall identify the
                                                                                              work to be roofed and state its
                                                                                              location.

M5 Areas of roof tiling
measured shall include
areas occupied by roof tiling
ancillaries.

                                           AA/2                        July 1998

ABWF Standard Method of Measurement

CLASS AA

FIRST DIVISION                SECOND DIVISION                      THIRD DIVISION
-------------------------------------------------------------------------------------------------------
3 Roof cladding               1 Aluminium                          1 Upper surfaces inclined at
                              2 Plastic clad aluminium               an angle not exceeding 30 DEG.
                              3 Profiled aluminium                   to the horizontal               m/2/
                              4 Profiled plastic clad aluminium    2 Upper surfaces inclined at
                              5 Galvanised mild steel                30 DEG. - 60 DEG. to the
                              6 Coated mild steel                    horizontal                      m/2/
                              7 other materials (type to be        3 Surfaces inclined at an
                                stated)                              angle exceeding 60 DEG. to
                                                                     the horizontal                  m/2/
                                                                   4 Curved surfaces                 m/2/
                                                                   5 Domed surfaces                  m/2/
                                                                   6 Surfaces of width not
                                                                     exceeding 300mm                 m
                                                                   7 Surfaces of width 300mm
                                                                     - 1m                            m

                                                                   8 Isolated groups of
                                                                     surfaces                        nr

4 Roof cladding ancillaries                                        1 Filler pieces, ridges and
                                                                     hip cappings, barge
                                                                     boards and corner pieces,
                                                                     flashings and the like          m
                                                                   2 Louvres                         m
                                                                   3 Cranked and turned up
                                                                     sheets                          m
                                                                   4 Capped ends, finials and
                                                                     the like to ridges and hip
                                                                     cappings                        nr
                                                                   5 Roof ventilators                nr

5 Roof lights and special                                          1 Dead lights                     nr
  sheets to roof cladding                                          2 Open lights                     nr
                                                                   3 Transparent plastic sheets      nr
                                                                   4 Ventilator sheets               nr
                                                                   5 Sheets with soaker
                                                                     flanges                         nr

                                              AA/3                     July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AA

(see rules at head of class on page AA/2)

                                                                                                ADDITIONAL DESCRIPTION
MEASUREMENT RULES      DEFINITION RULES                   COVERAGE RULES                        RULES
------------------------------------------------------------------------------------------------------------------------------------
M6 Surfaces of width   D3 Roof cladding shall be          C4 Items for roof cladding, roof      A7 Item descriptions for roof
not exceeding 1m       classed as to curved or            cladding ancillaries and roof lights  cladding shall state:
shall not be           domed surfaces only where          and special sheets to roof cladding
distinguished by       a radius of curvature of the       shall be deemed to include               a) type and minimum
inclination or by      surface is less than 10m.          sealants.                                   thickness of cladding.
curvature.

M7 Roof cladding       D4 Isolated groups of surfaces     C5 Items for roof cladding, roof         b) method of fixing the
classed as to curved   shall be classed as such only      cladding ancillaries and roof lights        cladding and any
or domed surfaces      where the total surface area       and special sheets to roof cladding         bedding required.
shall not be           of each group does not             shall be deemed to include all
distinguished by       exceed 6m/2/.                      necessary purlins, cladding           A8 Item descriptions for
inclination.                                              rails, framing, fixings and the       profiled roof cladding shall state
                                                          like necessary to fix them to         the profile where specifically
                                                          the building structure.               required.

M8 Isolated groups                                                                              A9 Insulation forming an
of surfaces of                                                                                  integral part of the roof cladding
different shape or                                                                              shall be identified in item
dimensions shall be                                                                             descriptions and fully
measured as separate                                                                            described.
items.

                                                                                                A10 Item descriptions for isolated
                                                                                                groups of surfaces shall identify
                                                                                                the work to be covered with roof
                                                                                                cladding and state its location.

M9 Areas of roof                                                                                A11 Roof cladding ancillaries
cladding measured                                                                               shall each be measured
shall include areas                                                                             separately and fully described.
occupied by cranked
and turned up
sheets.

M10 Areas of roof                                                                               A12 Roof lights and special
cladding measured                                                                               sheets shall each be measured
shall include areas                                                                             separately and fully described.
occupied by roof
lights and special                                                                              A13 Item descriptions for sheets
sheets.                                                                                         with soaker flanges for pipes shall
                                                                                                state the size of pipes in 50mm
                                                                                                stages.

Note
Roof tiling and roof cladding may be measured by the number of isolated groups of surfaces of the same shape and dimensions instead of by the length or area of the separate surfaces.

                                        AA/4                           July 1998

ABWF Standard Method of Measurement

CLASS AB  : PARTITIONS

Includes  : Proprietary partitions including doors, glazed panels, access panels, windows and skirtings
            Non-proprietary partitions
            Proprietary toilet cubicles including
            doors and ironmongery Insulation forming an integral part of partitions

Excludes  : Brick partitions and concrete block partitions (included in class U)
            Painting and architectural coatings and specialist finishings (included in classes V and AT)
            Timber doors, access panels, frames to doors and access panels, and skirtings to non-proprietary partitions (included in AC)
            Metal doors and metal windows to non-proprietary partitions (included in classes AE and AF)
            Stone partitions (included in class AO)
            Glass partitions (included in class AQ)
            Glass block partitions (included in class AS)
            Glass to non-proprietary partitions (included in class AS)

FIRST DIVISION                    SECOND DIVISION                              THIRD DIVISION
---------------------------------------------------------------------------------------------------------
1 Proprietary partitions          1 Partitions                            m

                                  2 Ends, angles and intersections        nr   1 Stops ends
                                                                               2 Angles
                                                                               3 Three way intersections
                                                                               4 Four way intersections

                                  3 Doors                                 nr
                                  4 Glazed panels                         nr
                                  5 Access panels                         nr
                                  6 Windows                               nr

2 Non-proprietary partitions      1 Partitions                            m
                                  2 Forming openings for doors            nr
                                  3 Forming openings for glazed panels    nr
                                  4 Forming openings for access
                                    panels                                nr
                                  5 Forming openings for windows          nr

3 Proprietary toilet cubicles  nr

                                           AB/1                           July 1

ABWF Standard Method of Measurement

                                                                        CLASS AB

                                                                                                   ADDITIONAL DESCRIPTION
MEASUREMENT RULES                   DEFINITION RULES       COVERAGE RULES                          RULES
----------------------------------------------------------------------------------------------------------------------------------
M1 Doors, glazed panels, access                            C1 Items for work in this class
panels and windows in proprietary                          shall be deemed to include:
partitions are included in this
class. Doors, glazed panels,                                   a) preparation of background.
access panels and windows in
non-proprietary partitions are                                 b) joints.
excluded from this class and
shall be classed appropriately.                                c) anchorages, bolts, screws
Forming openings for doors,                                       and other fixings.
glazed panels, access panels and
windows in non-proprietary                                     d) drilling or cutting of
partitions are included in this                                   other work.
class.
                                                               e) any other items of a like
M2 The length measured for                                        nature to the foregoing.
partitions shall exclude the
length of voids which
extend to the full height
of the partition other than
voids for full height doors,
glazed panels, access panels
and windows.

                                                           C2 Items for partitions shall be        A1 Item descriptions for
                                                           deemed to include notching or           partitions shall fully describe
                                                           framing around ducts, beams,            the partitions and state the
                                                           power points or other projections.      height and method of fixing
                                                                                                   at top and bottom.
                                                           C3 Items for partitions shall be
                                                           deemed to include framing and           A2 Skirtings and cable duct
                                                           linings.                                skirtings associated with
                                                                                                   proprietary partitions shall be
                                                           C4 Items for doors, glazed panels,      identified in item
                                                           access panels and windows in            descriptions.
                                                           proprietary partitions shall be
                                                           deemed to include:                      A3 Item descriptions for
                                                                                                   doors, glazed panels, access
                                                                    a) forming openings in         panels and windows in
                                                                       partitions.                 proprietary partitions shall
                                                                                                   state the size and fully
                                                                    b) ironmongery, glass,         describe the doors, glazed
                                                                       linings, frames and the     panels, access panels and
                                                                       like.                       windows.

                                                           C5 Items for non-proprietary
                                                           partitions shall be deemed to include   A4 Insulation forming an
                                                           stop ends, angles and intersections.    integral part of partitions
                                                                                                   shall be identified in item
                                                           C6 Items for forming openings for       descriptions and fully
                                                           glazed panels and forming openings for  described.
                                                           windows in non-proprietary partitions
                                                           shall be deemed to include frames,      A5 Item descriptions for
                                                           mullions, transoms and the like.        forming openings in non-
                                                                                                   proprietary partitions shall
                                                                                                   state the size of openings.

                                                           C7 Items for proprietary toilet        A6 Items descriptions for
                                                           cubicles shall be deemed to include    proprietary toilet cubicles shall
                                                           all doors, ironmongery, accessories,   state the overall dimensions,
                                                           clips, brackets, fittings and the      number of compartments,
                                                           like.                                  finishing materials and
                                                                                                  method of fixing.

                                           AB/2                        July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AC

                                                                                            ADDITIONAL DESCRIPTION
MEASUREMENT RULES                     DEFINITION RULES   COVERAGE RULES                     RULES
-----------------------------------------------------------------------------------------------------------------------
M1 The lengths and areas                                 C1 Items for carpentry and         A1 Item descriptions for
measured for carpentry and                               joinery shall be deemed to         carpentry and joinery shall
joinery items shall, subject to                          include:                           state the materials.
Rule M4, be measured net
with no allowance for joints or                              a) cutting, nailing,           A2 Item descriptions for
laps.                                                           countersinking,             circular work shall so state.
                                                                pelleting, glueing,
M2 No deduction from the                                        plugging, screwing,
areas measured shall be made                                    framing up, notching,
for holes and openings each                                     holes, housing ends,
not exceeding 0.5m/2/ in area.                                  mitres, ends, angles,
                                                                junctions, wedges, pins,
M3 The dimensions of timber                                     short lengths, lippings,
shall be deemed to be finished                                  stops, splayed or
sizes unless otherwise                                          rounded edges,
described.                                                      chamfers, rebates and
                                                                grooves.

                                                             b) labour to stops and
                                                                cross grain.

                                                             c) joints, preservatives,
                                                                anchorages, bolts,
                                                                screws and all other
                                                                fixings.

                                                             d) drilling or cutting of
                                                                other work.

                                                             e) any other items of a like
                                                                nature to the foregoing.

                                                         C2 Items for carpentry and
                                                         joinery shall be deemed to be
                                                         wrought unless otherwise stated.

                                                         C3 Items for wrought timber shall
                                                         be deemed to include the extra
                                                         material necessary to
                                                         produce the finished sizes.

                                                         C4 Items for doors shall be        A3 Item descriptions for
                                                         deemed to include fixing, fitting  doors, access panels and trap
                                                         and hanging.                       doors shall state the thickness,
                                                                                            size and constructional details.

                                                                                            A4 Item descriptions for doors,
                                                                                            access panels and trap doors with
                                                                                            louvres shall be identified
                                                                                            separately describing the louvres
                                                                                            and method of fixing.

                                                                                            A5 Item description for doors
                                                                                            with glazed panels shall be
                                                                                            identified separately stating the
                                                                                            size, method of fixing, type and
                                                                                            thickness of glass.

                                       AC/2                            July 1998

ABWF Standard Method of Measurement

CLASS AC : CARPENTRY & JOINERY

Includes : Doors and frames including glass in doors with glazed panel
           Floors and skirtings
           Shelving and fittings
           Insulation

Excludes : Formwork to concrete (included in class G)
           Timber components, fittings and decking (included in class O) Timber piles (included in class P)
           Timber sleepers (included in class S)
           Timber fences and gates (included in class X)
           Insulation forming and integral part of roof cladding, partitions, metal cladding, suspended ceilings and curtain walling (included in classes AA, AB, AG, AM and AP)
           Doors in proprietary partitions (included in class AB)
           Doors in proprietary toilet cubicles (included in class AB) Skirtings in proprietary partitions (included in class AB)

FIRST DIVISION                SECOND DIVISION            THIRD DIVISION
-----------------------------------------------------------------------
1 Doors              nr       1 Solid core flush
2 Access panels and           2 Hollow core flush
  trap doors         nr       3 Panelled

July 1998                             AC/1                             July 1998

ABWF Standard Method of Measurement

CLASS AC

FIRST DIVISION                   SECOND DIVISION                     THIRD DIVISION
-----------------------------------------------------------------------------------
3 Frames and architraves         1 Frames                        m
                                 2 Architraves                   m

4 Floors                  m/2/   1 Strip board flooring
                                 2 Block and parquet flooring

5 Skirtings                  m

6 Shelving                   m   1 Width: not exceeding 200mm
                                 2        200 - 300mm
                                 3        300 - 400mm
                                 4        stated exceeding 400mm

7 Fittings                  nr   1 Cupboards
                                 2 Counters
                                 3 Information units
                                 4 Worktops
                                 5 Notice boards
                                 6 Vent louvres

8 Insulation              m/2/   1 Sheets                            1 Floors
                                 2 Quilts                            2 Sloping upper surfaces
                                 3 Boards                            3 Walls
                                 4 Loose fill                        4 Soffits

                                      AC/3                                  July

ABWF Standard Method of Measurement

                                                                        CLASS AC

(see rules at head of class on page AC/2)

                                                                                     ADDITIONAL DESCRIPTION
MEASUREMENT RULES                  DEFINITION RULES   COVERAGE RULES                 RULES
------------------------------------------------------------------------------------------------------------------------
M4 The full length of tenons                          C5 Items for frames shall be   A6 Item descriptions for
and other joints shall be                             deemed to include bedding      frames shall state cross-
included in the length of frames                      frames.                        sectional dimensions and the
and 75mm shall be added for                                                          method of fixing.
each horn unless otherwise
specified                                                                            A7 Item descriptions for
                                                                                     architraves shall state cross-
                                                                                     sectional dimensions.

                                                      C6 Items for floors shall be   A8 Item descriptions for strip
                                                      deemed to include sealer and   board flooring shall state the
                                                      polish.                        size of boards and the method of
                                                                                     jointing and nailing. Floors
                                                                                     to be traversed or finished for
                                                                                     polishing shall so state. Floors
                                                                                     tongued with metal tongues
                                                                                     shall be so described and shall
                                                                                     include the tongues.

                                                                                     A9 Item descriptions for block
                                                                                     and parquet flooring shall state
                                                                                     the sizes of the blocks, the
                                                                                     pattern, method of jointing and
                                                                                     materials for bedding. Floors
                                                                                     finished for polishing shall so
                                                                                     state.

                                                      C7 Items for skirtings shall   A10 Item descriptions for
                                                      be deemed to include grounds,  skirtings shall state the
                                                      battens and the like for       thickness, height and method
                                                      fixing.                        of fixing.

                                                      C8 Items for shelving shall    A11 Item descriptions for
                                                      be deemed to include bearers,  shelving shall state the
                                                      brackets and the like, of      thickness and the method of
                                                      any material.                  fixing.

                                                      C9 Items for fittings shall    A12 Item descriptions for
                                                      be deemed to include           fittings shall state the overall
                                                      ironmongery.                   size and be identified by
                                                                                     reference to the Specification
                                                                                     and Drawings.

                                                                                     A13 Item descriptions for
                                                                                     insulation shall state the
                                                                                     overall nominal thickness.

                                      AC/4                             July 1998

ABWF Standard Method of Measurement

CLASS AD : IRONMONGERY

Includes : Ironmongery to timber doors, metal doors, access panels, fire hose reel cabinet doors, kiosk and booth doors

Excludes : Ironmongery to proprietary toilet cubicles (included in class AB)
           Ironmongery to joinery fittings (included in class AC) Ironmongery to metal clad doors, stone clad doors and glass doors (included in class AG, AO and A
           Sanitary accessories (included in class AN)
           Ironmongery to windows, shutters, curtain walling, skylights, specialist architectural metalwork and ? like complete with ironmongery components

FIRST DIVISION                   SECOND DIVISION                           THIRD DIVISION
---------------------------------------------------------------------------------------------------------------
1 Sets                      nr

2 Hinges                         1 Butt                               nr
                                 2 Rising butt                        nr
                                 3 Spring                             nr
                                 4 Double action spring               nr
                                 5 Piano                              nr

3 Locks, latches and bolts       1 Lock cases                              1 Cylinder lock cases             nr
                                                                           2 Mortice sash lock cases         nr
                                                                           3 Mortice deadlock cases          nr
                                                                           4 Mortice bathroom lock cases     nr
                                                                           5 Combined lock case sets with
                                                                             handles                         nr

                                 2 Latch cases                             1 Mortice escape latch cases      nr
                                                                           2 Mortice night latch cases       nr
                                                                           3 Narrow style mortice
                                                                             deadlatch cases                 nr
                                                                           4 Combined latch case sets with
                                                                             handles                         nr

                                 3 Bolts                                   1 W C Indicating bolts            nr
                                                                           2 Lever action flush bolts and
                                                                             easyclean sockets               nr

                                 4 Cylinders                               1 Temporary cylinders             nr
                                                                           2 Permanent cylinders             nr

                                 5 Backplates                         nr

                                 6 Keying systems                          1 Masterkeying                   sum
                                                                           2 Grand masterkeying             sum

4 Closers and selectors          1 Light duty single action surface
                                   mounted overhead door closers      nr
                                 2 Light duty single action transom
                                   mounted overhead door closers      nr
                                 3 Heavy duty single action surface
                                   mounted overhead door closers      nr
                                 4 Heavy duty single action transom
                                   mounted overhead door closers      nr
                                 5 Door selectors                     nr

5 Handles                        1 Lever handles                      nr
                                 2 Pull handles                       nr
                                 3 Backplates                         nr
                                 4 Roses                              nr

6 Push plates               nr

7 Kick plates               nr

8 Accessories                    1 Door stops                         nr
                                 2 Spyholes                           nr
                                 3 Coat hooks                         nr
                                 4 Bumper hooks                       nr
                                 5 Magnetic catches                   nr

                                      AD/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AD

                                                                          ADDITIONAL DESCRIPTION
MEASUREMENT RULES   DEFINITION RULES   COVERAGE RULES                     RULES
----------------------------------------------------------------------------------------------------------
                                       C1 Items for work excluding        A1 Item descriptions for sets
                                       supply and delivery shall be       shall be identified by the
                                       deemed to include:                 reference numbers given in
                                                                          the Specification and
                                          a)  taking delivery from the    Drawings.
                                              Supplier at an agreed
                                              point on the Site.          A2 Item descriptions shall
                                                                          identify ironmongery by
                                          b)  taking delivery from the    stating the reference
                                              Supplier in batches in      numbers given in the
                                              accordance with the         Specification and Drawings.
                                              Delivery Programme.
                                                                          A3 Item descriptions for
                                          c)  opening packaging on        ironmongery shall state the
                                              delivery, checking          surfaces to which
                                              contents against            ironmongery is fixed.
                                              delivery schedule,
                                              checking for damage         A4 Item descriptions for
                                              and repacking contents      hinges, push plates, kick plates
                                              after inspection for        and backplates shall state the
                                              storage.                    dimensions.

                                          d)  transporting items from     A5 Item descriptions for
                                              point of delivery to        masterkeying shall identify the
                                              secure store to be          number of cylinders in the
                                              provided on the Site by     group of cylinders. Item
                                              the Contractor.             descriptions for grand
                                                                          masterkeying shall identify the
                                          e)  transporting items from     number of groups and total
                                              secure store to point       number of cylinders.
                                              of installation including
                                              all multiple handling.

                                          f)  assembly of components.

                                          g)  temporary works in
                                              connection with
                                              installation of
                                              ironmongery.

                                          h)  any other item of a like
                                              nature to the foregoing.

                                      AD/2                             July 1998

ABWF Standard Method of Measurement

CLASS AD

FIRST DIVISION      SECOND DIVISION    THIRD DIVISION
-----------------------------------------------------

                                      AD/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AD

                                                                          ADDITIONAL DESCRIPTION
MEASUREMENT RULES   DEFINITION RULES   COVERAGE RULES                     RULES
------------------------------------------------------------------------------------------------
                                       C2 Items for work excluding
                                       installation shall be deemed to
                                       include:

                                         a)  sorting deliveries into
                                             batches and arranging
                                             delivery in accordance
                                             with the Delivery
                                             Programme.

                                         b)  delivery to a designated
                                             point on the Site to be
                                             agreed between the
                                             Supplier, Engineer and
                                             Contractor.

                                         c)  attendance on site upon
                                             delivery; witnessing
                                             opening of package and
                                             checking contents for
                                             damage; compliance with
                                             delivery schedule; etc.

                                         d)  any other item of a like
                                             nature to the foregoing.

                                       C3 Items for cylinders shall
                                       be deemed to include extension
                                       pieces.

                                      AD/4                             July 1998

ABWF Standard Method of Measurement

CLASS AE : METAL DOORS AND FRAMES

Includes : Metal doors and frames and all associated items (e.g. transoms, removable panels, fixed panels, etc)

Excludes : Access panel doors, fire hose reel cabinet doors, kiosk and booth doors (included in class AH, AG and AP)
           Doors forming an integral part of metal cladding systems (included in class AG)
           Stone clad doors (included in class AO)
           Glass doors (included in class AQ)
           Signs (included in class AI)

FIRST DIVISION                           SECOND DIVISION                    THIRD DIVISION
------------------------------------------------------------------------------------------
1 Non-fire rated doors and frames   nr   1 Stainless steel
2 Half hour fire rated doors and         2 Galvanised steel with paint
  frames                            nr     finish
3 One hour fire rated doors and          3 Mild steel with paint finish
  frames                            nr
4 Two hours fire rated doors and
  frames                            nr
5 Four hours fire rated doors and
  frames                            nr

                                      AE/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AE

                                                                                                  ADDITIONAL DESCRIPTION
MEASUREMENT RULES                DEFINITION RULES               COVERAGE RULES                    RULES
-------------------------------------------------------------------------------------------------------------------------------
M1 Item descriptions for items   D1 The expression' with paint  C1 Items for work excluding       A1 Item descriptions shall
excluding supply and delivery    finish' shall mean factory     supply and delivery shall be      identify doors and frames and
shall include features from      applied paint finish.          deemed to include:                all associated items by
First Division only.                                                                              stating the door type
                                                                  a)  taking delivery from the    numbers given in the
                                                                      Supplier at an agreed       Specification and Drawings.
                                                                      point on the Site.
                                                                                                  A2 Item descriptions for air
                                                                  b)  taking delivery from the    tight doors and frames shall
                                                                      Supplier in batches in      so state.
                                                                      accordance with the
                                                                      Delivery Programme.

                                                                  c)  opening packaging on
                                                                      delivery, checking
                                                                      contents against
                                                                      delivery schedule,
                                                                      checking for damage and
                                                                      repacking contents after
                                                                      inspection for storage.

                                                                  d)  transporting items from
                                                                      point of delivery to
                                                                      secure store to be
                                                                      provided on the Site by
                                                                      the Contractor.

                                                                  e)  transporting items from
                                                                      secure store to point of
                                                                      installation including
                                                                      all multiple handling.

                                                                  f)  assembly of components of
                                                                      doors and frames.

                                                                  g)  temporary works in
                                                                      connection with
                                                                      installation of doors
                                                                      and frames.

                                                                  h)  grouting frames.

                                                                  i)  pointing around frames.

                                                                  j)  any other item of a like
                                                                      nature to the foregoing.

                                      AE/2                             July 1998

ABWF Standard Method of Measurement

CLASS AE

FIRST DIVISION  SECOND DIVISION   THIRD DIVISION
------------------------------------------------

                                      AE/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AE

                                                                         ADDITIONAL DESCRIPTION
MEASUREMENT RULES   DEFINITION RULES   COVERAGE RULES                    RULES
-----------------------------------------------------------------------------------------------
                                       C2 Items for work excluding
                                       installation shall be deemed to
                                       include;

                                         a)  sorting deliveries into
                                             batches and arranging
                                             delivery in accordance
                                             with the Delivery
                                             Programme.

                                         b)  delivery to a designated
                                             point on the Site to be
                                             agreed between the
                                             Supplier, Engineer and
                                             Contractor.

                                         c)  attendance on site
                                             upon delivery;
                                             witnessing opening of
                                             package and checking
                                             contents for damage;
                                             compliance with
                                             delivery schedule,
                                             etc.

                                         d)  any other item of a
                                             like nature to the
                                             foregoing.

                                      AE/4                             July 1998

ABWF Standard Method of Measurement

CLASS AF : METAL SHUTTERS, WINDOWS AND LOUVRES

Includes : Metal shutters and collapsible gates
           Metal windows
           Metal louvres
           Bird screens, insect screens and wind guards for metal louvres

Excludes : Windows and louvres forming an integral part of curtain walling system (included in the class AP Glass to windows and glass louvres (included in Class AS)
           Louvres forming an integral part of the air supply or return systems (included in BSMM)

FIRST DIVISION     SECOND DIVISION                    THIRD DIVISION
------------------------------------------------------------------------------------------
1 Shutters    nr   1 Grille shutters                  1 Stainless steel
                   2 Non-fire rated slat shutters     2 Galvanized steel with paint finish
                   3 One hour fire rated shutters     3 Mild steel with paint finish
                   4 Two hours fire rated shutters    4 Aluminium with paint finish
                   5 Four hours fire rated shutters   5 Aluminium with anodized finish
                   6 Collapsible gates

2 Windows     nr

3 Louvres     nr

                                      AF/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AF

                                                                                     ADDITIONAL DESCRIPTION
MEASUREMENT RULES   DEFINITION RULES                COVERAGE RULES                   RULES
---------------------------------------------------------------------------------------------------------------------
                    D1 The expression 'with paint   C1 Items for shutters, windows   A1 Item descriptions for
                    finish' shall mean factory      and louvres shall be deemed to   shutters shall identify shutters
                    applied paint finish.           include:                         and all associated items by
                                                                                     stating the shutter type
                                                      a)  preparation of             numbers given in the
                                                          background.                Specification and Drawings.

                                                      b)  joints.

                                                      c)  all ancillary items
                                                          including fixing lugs,
                                                          gaskets, weather strips,
                                                          ironmongery, glazing       A2 Item descriptions for
                                                          beads, and the like.       windows shall identify
                                                                                     windows and all associated
                                                      d)  priming backs of           items by stating the window
                                                          frames and rebates         type numbers given in the
                                                          prior to glazing.          Specification and Drawings.

                                                      e)  drilling or cutting of
                                                          other work.

                                                      f)  any other items of a
                                                          like nature to the
                                                          foregoing.                 A3 Item descriptions for
                                                                                     louvres shall identify louvres
                                                    C2 Items for shutters shall be   and all associated items by
                                                    deemed to include guide rails.   stating the louvre type
                                                                                     numbers given in the
                                                    C3 Items for electrically        Specification and Drawings.
                                                    operated shutters shall be
                                                    deemed to include all types of   A4 Bird screens, insect
                                                    motorised mechanism and          screens and wind guards
                                                    power connections.               where expressly required
                                                                                     shall be identified in item
                                                                                     descriptions for louvres.

                                      AF/2                             July 1998

ABWF Standard Method of Measurement

CLASS AG : METAL CLADDING

Includes   : Metal cladding
             Doors and access panels including glazing forming an integral part of metal cladding
             Ironmongery of doors and access panels forming an integral part of metal cladding
             Insulation forming an integral part of metal cladding
             Signs and graphics forming an integral part of metal cladding

Excludes   : Metal roof cladding (included in class AA)
             Specialist architectural metal work (included in class AH) Metal ceiling systems (included in class AM)
             Metal cladding forming an integral part of curtain walling (included in class AP)
             In situ painting to metalwork (included in classes V and AT)

FIRST DIVISION                      SECOND DIVISION                 THIRD DIVISION
----------------------------------------------------------------------------------------------------------
1 System metal cladding             1 Vitreous enamelled steel      1 Walls and attached columns      m/2/
2 Other specialist metal cladding   2 Galvanised mild steel         2 Isolated columns                m/2/
                                    3 Coated mild steel             3 Ceilings including sides and
                                    4 Stainless steel                 soffits of attached beams       m/2/
                                    5 Anodised aluminum             4 Isolated beams                  m/2/
                                    6 Coated aluminum               5 Copings                         m
                                    7 Other materials (type to be   6 Doors                           nr
                                      stated)                       7 Access panels                   nr

                                      AG/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AG

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 No deduction from the areas  D1 Coating to metal cladding  C1 Items for work in this             A1 Item descriptions for metal
measured shall be made for      required to be stated in the  class shall be deemed to              cladding shall state :
holes and openings each not     item descriptions in          include:
exceeding 0.5m/2/ in area.      accordance with Additional                                             a) thickness (for Engineer's
                                Description Rules shall mean   a) preparation of background.              design) or minimum
                                factory applied finishes to                                               thickness (for
                                the cladding.                  b) installation complete with              Contractor's design),
                                                                  anchorages, structural                  coating or surface finish
                                D2 Structural supporting          supporting frames, metal                of cladding.
                                frames shall mean all             linings, purlins, cladding
                                structural members necessary      rails and all other necessary        b) nature of background.
                                to fix the metal cladding to      framing and fixings.
                                the building structure                                                 c) method of jointing and
                                including all fixings,         c) holes, notching and the                 sealing.
                                jointing, bolts, etc and          like.
                                surface treatment.                                                  A2 Item descriptions for
                                                               d) all cuttings, narrow widths,      circular, elliptical, spherical
                                                                  trimming around openings,         and like items shall so state.
                                                                  access panels and obstructions
                                                                  including extra framing,          A3 Metal cladding with special
                                                                  supports and edge trim for        features and metal cladding
                                                                  same.                             with special integral
                                                                                                    decorations, signs and graphics
                                                               e) drilling or cutting of other      shall each be measured
                                                                  work.                             separately and described.

                                                                                                    A4 Metal cladding which are
                                                               f) any other items of a like         fully demountable for access
                                                                  nature to the foregoing.          (as opposed to access panels)
                                                                                                    shall be identified in item
                                                                                                    descriptions.

                                                                                                    A5 Insulation forming an
                                                                                                    integral part of metal cladding
                                                                                                    shall be identified in item
                                                                                                    descriptions and fully
                                                                                                    described.

M2 Item descriptions for panels                               C2 Items for doors and access         A6 Item descriptions shall
shall group panels within the                                 panels, shall be deemed to include    state the backing material and
following categories:                                         frames, glass, ironmongery and all    shape of panels.
                                                              accessories.
(i)   not exceeding 1.Om/2/                                                                         A7 Works to ceilings and beams
                                                                                                    where the ceiling or beam (the
(ii)  1.0-1.5m/2/                                                                                   higher in the case of attached
                                                                                                    beams) exceeds 3.5m from
(iii) 1.5 -2.0m/2/                                                                                  finished floor level shall be
                                                                                                    given separately and so
(iv)  2.0 - 2.5m/2/                                                                                 described, the height being
                                                                                                    stated in stages of 1.5m.
(v)   2.5 - 3.0m/2/
                                                                                                    A8 Item descriptions for doors
(vi)  exceeding 3.0m/2/; size                                                                       and access panels shall state
      to be fully described                                                                         the size.

                                                                                                    A9 Copings shall be described
                                                                                                    in item descriptions.

                                      AG/2                             July 1998

ABWF Standard Method of Measurement

CLASS AH : SPECIALIST ARCHITECTURAL METALWORK

Includes : Metal access panel doors
           Metal fire hose reel cabinets
           Metalwork to kiosks and booths
           Metalwork to counters
           Metal raised access floors (e.g. computer rooms)
           Flexible sheeting and tiling forming an integral part of metal raised access floors
           Metal seats, bins, bollards, guard rails and other like items
           Metal barriers and associated gates
           Glass balustrades, metal handrails and capping pieces to glass balustrades

Excludes : Miscellaneous metalwork (included in class N)
           Metalwork to partitions (included in class AB)
           Metal doors and frames (included in class AE)
           Metal shutters, collapsible gates, windows and louvres (included in class AF)
           Metal cladding system (included in class AG)
           Parapets to curtain walling (included in class AP)
           Glass to metal barriers (included in class AS)
           In-situ painting to metalwork (included in classes V and AT)

FIRST DIVISION                              SECOND DIVISION      THIRD DIVISION
--------------------------------------------------------------------------------
1 Metal access panel doors         nr
2 Metal fire hose reel cabinets    nr
3 Metalwork to kiosks and booths   nr
4 Metalwork to counters            nr
--------------------------------------------------------------------------------
5 Metal raised access floors       m/2/

                                      AH/1                             July 1998

ABWF Standard Method of Measurement                                     CLASS AH

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                                              C1 Items for work in this class       A1 Item descriptions shall
                                                               shall be deemed to include:          identify specialist
                                                                                                    architectural metalwork by
                                                               a) preparation of background.        reference to Specification and
                                                                                                    Drawings.
                                                               b) adhesive, framing, backing,
                                                                  supports, anchorages,
                                                                  brackets, bolts, matching
                                                                  screws and all other fixings.

                                                               c) all labours, and stops and
                                                                  returns to all labours.

                                                               d) all cutting, narrow widths,
                                                                  small quantities,
                                                                  intersections, holes and the
                                                                  like.

                                                               e) joints.

                                                               f) gaskets, flashings and the
                                                                  like.

                                                               g) ironmongery.

                                                               h) drilling or cutting of other
                                                                  work.

                                                               i) holes for screws and for other
                                                                  fixings.

                                                               j) drilling or cutting of other
                                                                  work.

                                                               k) any other items of a like
                                                                  nature to the foregoing.

                                                              C2 Items for access panel
                                                              doors, hose reel cabinets,
                                                              kiosks and booths, counters,
                                                              barriers and gates shall be
                                                              deemed to include ironmongery.
                                                                                                    A2 Flexible sheeting and tiling
                                                                                                    forming an integral part of
                                                                                                    metal raised access floors shall
                                                                                                    be identified in item
                                                                                                    descriptions.

                                      AH/2                             July 1998

ABWF Standard Method of Measurement

CLASS AH

FIRST DIVISION           SECOND DIVISION                       THIRD DIVISION
--------------------------------------------------------------------------------
6 Metal barriers        1 Barriers                     m

                        2 Gates                        nr

7 Balustrades     m     1 Glass balustrades
                        2 Metal handrails to top of
                          glass balustrades
                        3 Metal capping pieces to
                          bottom of glass balustrades

8 Ancillaries           1 Metal seats                  nr
                        2 Metal bins                   nr
                        3 Metal bollards               nr
                        4 Metal guard rails            m

                                      AH/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AH

(see rules at head of class on page AH/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                                              C3 Items for barriers shall be
                                                              deemed to include angles, bends,
                                                              ramps, wreaths, mitres,               A3 Item descriptions for gates
                                                              intersections, ends, junctions,       shall state the size.
                                                              and the like.
                                                                                                    A4 Item descriptions shall
                                                              C4 Items for glass balustrades        state the height of balustrades.
                                                              shall be deemed  to include metal
                                                              balusters, stanchions, uprights,      A5 Item descriptions shall
                                                              end posts, corner posts and the       identify the type thickness
                                                              like.                                 (for Engineer's design) or
                                                                                                     minimum thickness (for
                                                              C5 Items for balustrades shall be     Contractor's design) and
                                                              deemed to include angles, bends,      method of fixing the glass.
                                                              ramps, wreaths, mitres,
                                                              intersections, ends, junctions        A6 Item descriptions shall
                                                              and the like.                         identify grinding, polishing,
                                                                                                    etching surfaces or edges and
                                                                                                    bevelled edges.

                                                                                                    A7 Item descriptions shall
                                                                                                    identify the type and finish of
                                                                                                    metal and method of fixing.

                                                                                                    A8 Item descriptions shall
                                                                                                    identify the type and finish of
                                                                                                    metal and method of fixing.

                                      AH/4                             July 1998

ABWF Standard Method of Measurement

CLASS A1   :  SIGNS AND ADVERTISING PANELS

Includes   :  Station signage Station advertising panels

Excludes   :  Painting letters, numerals, characters and punctuation (included in classes V and AT)
           :  Signs and graphic forming an integral part of metal cladding systems (included in class AG)
              Fixing of illuminated signs and illuminated advertising panels
              (included in BSMM)
              Electronic information boards, electronic signs and monitors
              (included in BSMM)
              Portable signs

                                      AI/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AI

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                                              C1 Items for work excluding
                                                              supply and delivery shall be
                                                              deemed to include:

                                                                 a)    taking delivery from the
                                                                       Supplier at an agreed
                                                                       point on the Site.

                                                                 b)    taking delivery from the
                                                                       Supplier in batches in
                                                                       accordance with the
                                                                       Delivery Programme.

                                                                 c)    opening packaging on
                                                                       delivery, checking
                                                                       contents against delivery
                                                                       schedule, checking for
                                                                       damage and repacking
                                                                       contents after inspection
                                                                       for storage.

                                                                 d)    transporting items from
                                                                       point of delivery to
                                                                       secure store to be
                                                                       provided on the Site by
                                                                       the Contractor.

                                                                 e)    transporting items from
                                                                       secure store to point of
                                                                       installation including
                                                                       all multiple handling.

                                                                 f)    assembly of components,
                                                                       graphics and the like.

                                                                 g)    temporary works in
                                                                       connection with
                                                                       installation of signs and
                                                                       advertising panels.

                                                                 h)    any other item of a like
                                                                       nature to the foregoing.

                                                              C2 Items for work excluding
                                                              installation shall be deemed to
                                                              include:

                                                                 a)    sorting deliveries into
                                                                       batches and arranging
                                                                       delivery in accordance
                                                                       with the Delivery
                                                                       Programme.

                                                                 b)    delivery to a designated
                                                                       point on the Site to be
                                                                       agreed between the
                                                                       Supplier, Engineer and
                                                                       Contractor.

                                                                 c)    attendance on site upon
                                                                       delivery; witnessing
                                                                       opening of package and
                                                                       checking contents for
                                                                       damage; compliance with
                                                                       delivery schedule, etc.

                                                                 d)    any other item of a like
                                                                       nature to the foregoing.

                                      AI/2                             July 1998

ABWF Standard Method of Measurement

CLASS AI

FIRST DIVISION                             SECOND DIVISION     THIRD DIVISION
--------------------------------------------------------------------------------
1 Signs                               nr   1 Illuminated
                                           2 Non-illuminated

2 Advertising panels                  nr   1 Illuminated
                                           2 Non-illuminated

3 Individual letters, numerals and    nr   1 Aluminum
  characters                          nr   2 Stainless steel
4 Individual symbols and graphics          3 Plastic

5 Silk screen letters, numerals,
  characters, symbols and graphics    nr
6 Acid etched letters, numerals,
  characters, symbols and graphics    nr

                                      AI/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AI
(see rules at head of class on page AI/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    A1 Item descriptions for
                                                                                                    signs shall identify signs and
                                                                                                    all associated items by
                                                                                                    stating the sign type numbers
                                                                                                    given in the Specification and
                                                                                                    Drawings.

                                                                                                    A2 Item descriptions for
                                                                                                    advertising panels shall
                                                                                                    identify advertising panels and
                                                                                                    all associated items by stating
                                                                                                    the advertising panel type
                                                                                                    numbers given in the
                                                                                                    Specification and Drawings.

                                                                                                    A3 Item descriptions for
                                                                                                    individual letters, numerals and
                                                                                                    characters shall state the
                                                                                                    height and style.

                                                                                                    A4 Item descriptions for
                                                                                                    individual symbols and graphics
                                                                                                    shall state the height.

                                                                                                    A5 Item descriptions for
                                                                                                    plastic shall state the type of
                                                                                                    plastic.

M1 Silk screen letters,                                                                             A6 Item descriptions for silk
numerals, characters, symbols                                                                       screen letters, numerals,
and graphics and acid etched                                                                        characters, symbols and
letters, numerals, characters,                                                                      graphics and acid etched
symbols and graphics shall be                                                                       letters, numerals, characters,
measured by the number of complete                                                                  symbols and graphics of
descriptions or messages as                                                                         different descriptions or
shown on Drawings or                                                                                messages shall each be
described in the Specification                                                                      separately identified.
instead of individual letters,
numerals, characters, symbols                                                                       A7 Item descriptions for silk
and graphics in the                                                                                 screen letters, numerals,
descriptions or messages.                                                                           characters, symbols and graphics
                                                                                                    and acid etched letters,
                                                                                                    numerals, characters, symbols
                                                                                                    and graphics shall state the
                                                                                                    surface to which the work is
                                                                                                    applied.

                                      AI/4                             July 1998

ABWF Standard Method of Measurement

CLASS AJ : PLASTERING, RENDERING AND WALL LININGS

Includes : In situ finishes and wall linings

Excludes : Finishes to concrete (included in class G)
           Paving work (included in class R)
           Brickwork, blockwork and masonry (included in class U)
           Painting (included in class V)
           Waterproofing and roof screeds (included in class W)
           Partitions (included in class AB)
           Metal claddings (included in class AG)
           Tiling (included in class AK)
           Flexible sheeting and tiling (included in class AL)
           Stone claddings (included in class AO)
           Architectural coatings and special finishings (included in class AT)

                                      AJ/1

ABWF Standard Method of Measurement

                                                                        CLASS AJ

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Internal work, external                                    C1 Items for work in this class       A1 Item descriptions for in-
work and work in plant rooms                                  shall be deemed to include:           situ finishes and wall linings
shall each be measured                                                                              shall state the material and
separately either in different                                                                      thickness.
Parts of an Activity Bill or in                                      a)   preparation of
different Activity Bills.                                                 background including      A2 Item descriptions shall
                                                                          bonding agents and        state the surface (other than
M2 Unless otherwise stated,                                               the like.                 concrete, brickwork and
areas measured shall be the                                                                         blockwork) to which finishes
actual areas to which in-situ                                        b)   all cutting, narrow       are applied. Item descriptions
finishes and wall linings are                                             widths, small             for sundries shall not be
applied.                                                                  quantities, laying work   distinguished by the surface to
                                                                          in bays or between        which sundries are applied.
M3 No deduction from the                                                  division or panel
areas measured shall be made                                              strips,                   A3 Item descriptions for
for holes and openings each                                               groined work,             circular, elliptical, spherical
not exceeding 0.5m/2/ in area                                             temporary rules,          and like items shall so state.
or for unbracketed cornices,                                              margins, bands,
mouldings and the like of any                                             internal angles,
width.                                                                    arrises, fair edges,
                                                                          quirks, throats,
                                                                          drips, coves, rebates,
                                                                          grooves,
                                                                          intersections.

                                                                     c)   fitting up to frames,
                                                                          around pipes and
                                                                          brackets and similar
                                                                          items, and dishing to
                                                                          outlets.

                                                                     d)   fillings to shaped
                                                                          insets, recessed
                                                                          manhole or similar
                                                                          covers, mat sinkings,
                                                                          pipe trench covers and
                                                                          the like.

                                                                     e)   laying work to flat
                                                                          surfaces, slopes, falls
                                                                          and currents as
                                                                          required.

                                                                     f)   joints, angle beads and
                                                                          stops, dividing strips.

                                                                     g)   sealer and polish.

                                                                     h)   drilling or cutting of
                                                                          other work.

                                                                     i)   any other items of a
                                                                          like nature to the
                                                                          foregoing.

                                                              C2 Items for work in this class
                                                              shall be deemed to be applied on
                                                              concrete, brickwork or blockwork
                                                              surfaces unless otherwise described.

                                      AJ/2                             July 1998

ABWF Standard Method of Measurement

CLASS AJ

FIRST DIVISION                                   SECOND DIVISION                  THIRD DIVISION
---------------------------------------------------------------------------------------------------------------------
1  Walls and columns                     m/2/    1 Render
2  Floors                                m/2/
3  Ceilings including sides and
   soffits of attached beams             m/2/
4  Sloping ceilings including sides
   and soffits of attached beams                 2 Plaster                        1 Cement
   and sloping soffits of staircases     m/2/                                     2 Gypsum
5  Isolated beams                        m/2/
6  Stairs and steps                      m/2/
7  Skirtings, kerbs, channels, wall              3 Screed                         1 With metallic hardener
   strings, open strings, curb                                                    2 With steel fabric reinforcement
   strings, cornices, mouldings and                                               3 Light weight aggregate
   the like                              m                                        4 Light weight aggregate with steel
                                                                                    fabric reinforcement
                                                 4 Granolithic
                                                 5 Terrazzo

                                                 6 Wall Linings                   1 Plasterboard
                                                                                  2 Fire rated boards
                                                                                  3 Acoustic panels
                                                                                  4 Insulation boards
                                                                                  5 Composite boards

8 Sundries                                       1 Non-slip inserts       m

                                      AJ/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AJ

(see rules at head of class on page AJ/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M4  Screed thicknesses shall    D1 Treads and risers,         C3 Items for floors shall be deemed   A4 Work to ceilings and beams
be the nett thicknesses of the  landings, aprons, ends,       to include forming channels within    where the ceiling or beam (the
screed exclusive of the         edges of steps, returns and   the thickness of the in-situ floor    higher in the case of attached
thicknesses of any mortar beds  the like shall be classed as  finishes.                             beams) exceeds 3.5m from
which are included in the       stairs and steps.                                                   finished floor level shall be
relevant items of tiling.                                                                           given separately and so
                                                              C4 Items for skirtings, kerbs,        described, the height being
                                                              channels, wall strings, open          stated in stages of 1.5m.
                                                              strings, curb strings, cornices,      Cornices, mouldings and similar
M5 Where the finishes on sides                                mouldings and the like shall be       items which occur in work to
and soffits of attached beams                                 deemed to include angles, stops,      ceilings and beams shall not be
are the same as on the walls                                  intersections, fair ends, junctions,  distinguished by height from
built up to the underside of                                  wreathed corners and the like.        finished floor level.
those beams the beam finishes
shall be measured with the wall                                                                     A5 Skirtings, kerbs, channels,
finishes.                                                     C5 Items for in-situ finishes shall   wall strings, open strings,
                                                              be deemed to include a strip of       curb strings, cornices,
                                                              lathing at junction of different      mouldings and the like shall
M6 Channels not formed                                        background materials.                 each be measured separately.
within the thickness of the                                                                         Item descriptions shall state
in-situ floor finishes                                                                              the height for skirtings, girth
shall be measured.                                            C6 Items for in-situ finishes         for kerbs, width and depth
                                                              receiving tiling or flexible          for channels, average height
                                                              sheeting or flexible tiling shall be  for wall strings and open
                                                              deemed include surface finish         strings, girth for curb strings,
                                                              required to receive the material      girth of the visible contour
                                                              stated in item descriptions.          for cornices, visible girth for
                                                                                                    mouldings. Other like items
                                                                                                    shall be described.

                                                                                                    A6 Item descriptions for in-situ
                                                                                                    finishes shall state the mix of
                                                                                                    material, additives and, if more
                                                                                                    than one coat, the number and
                                                                                                    thickness of coats.

                                                                                                    A7 Item descriptions for in-
                                                                                                    situ finishes shall identify
                                                                                                    patterned work.

                                                                                                    A8 Item descriptions for in-
                                                                                                    situ finishes receiving tiling
                                                                                                    or flexible sheeting or flexible
                                                                                                    tiling shall state the material
                                                                                                    to be received. Item
                                                                                                    descriptions for in-situ
                                                                                                    finishes not receiving tiling or
                                                                                                    flexible sheeting or flexible
                                                                                                    tiling shall state the surface
                                                                                                    finish.

                                                                                                    A9 Item descriptions for
                                                                                                    granolithic and terrazzo
                                                                                                    finishes shall identify
                                                                                                    different colours.

                                                              C7 Items for wall linings shall be    A10 Item descriptions for wall
                                                              deemed to include preparation of      linings shall state the type and
                                                              cut-edges, forming joints, studs,     method of fixing.
                                                              battens and the like and all
                                                              fixings.
                                                                                                    A11 Item descriptions for
                                                                                                    non-slip inserts shall state
                                                                                                    material and size.

                                      AJ/4                             July 1998

ABWF Standard Method of Measurement

CLASS  AK : TILING
Includes   :  Tile units of any size (terrazzo, mosaic, ceramic, vitrified ceramic, quarry, reconstituted granite granolithic)

Excludes   :  Roof tiles (included in class AA)
              Render, plaster, screed and wall linings (included in class AJ)
              Flexible sheeting and tiling (included in class AL)
              Natural stonework units of any size (included in class AO)

                                      AK/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AK

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Internal work, external                                    C1 Items for work in this class       A1 Item descriptions for tiles
work and work in plant rooms                                  shall be deemed to include            shall identify type, size and
shall each be measured                                        preparation of background.            thickness of tiles.
separately either in different
Parts of an Activity Bill or                                  C2 Items for tiles shall be deemed    A2 Surface finish of tiles
in different Activity Bills.                                  to include:                           shall be identified in item
                                                                                                    descriptions for tiles where
                                                                a) adhesives; bedding of any        more than one type of surface
M2 Unless otherwise stated,                                        thickness, metal anchors, metal  finish is specified for the
areas measured shall be the                                        framework, slurry of any colour  same type of tiles.
actual areas to which tiling                                       to back of tiles, grouting of
is applied.                                                        any colour, joints and dividing  A3 Item descriptions for
                                                                   strips.                          circular, elliptical, spherical
M3 No deduction from the areas                                                                      and like items shall so state.
measured shall be made for                                      b) raking out joints for and
holes and openings each not                                        pointing flashings, bedding      A4 Tiles with special features
exceeding 0.5m/2/in area.                                          plates, bedding and pointing     and tiles with special
                                                                   all frames.                      decorations shall each be
                                                                                                    measured separately and
                                                                c) all cutting, narrow widths,      described.
                                                                   small quantities, laying work
                                                                   in bays or between division or   A5 Where the colour of tiles
                                                                   panel strips, groined work,      specified is not within the
                                                                   stops, temporary rules,          manufacturers standard colour
                                                                   margins, bands, internal         ranges in accordance with BS or
                                                                   angles, arrises, drips, edges,   RAL or DIN international colour
                                                                   ends, notching, holes and        standards the item descriptions
                                                                   intersections.                   shall so state and also
                                                                                                    identify the colour.
                                                                d) fitting up to frames, around
                                                                   pipes and brackets and similar
                                                                   items, and dishing to outlets.

                                                                e) filling in to shaped insets,
                                                                   recessed manhole covers, mat
                                                                   sinkings, pipe trench covers
                                                                   and the like.

                                                                f) laying work to flat surfaces,
                                                                   slopes, fall and currents.

                                                                g) laying work in patterns.

                                                                h) sealer and polish.

                                                                i) drilling or cutting of other
                                                                   work.

                                                                j) coloured tiles from
                                                                   manufacturers standard colour
                                                                   ranges in accordance with BS or
                                                                   RAL or DIN international colour
                                                                   standards.

                                                                k) any other items of a like
                                                                   nature to the foregoing.

                                      AK/2                             July 1998

ABWF Standard Method of Measurement

CLASS AK

FIRST DIVISION                                  SECOND DIVISION                   THIRD DIVISION
--------------------------------------------------------------------------------------------------
1 Walls and columns                    m/2/     1 Terrazzo
2 Floors                               m/2/     2 Mosaic
3 Ceilings including sides and                  3 Ceramic
  soffits of attached beams            m/2/     4 Vitrified Ceramic
4 Stairs and steps                     m/2/     5 Quarry
5 Skirtings, kerbs, channels, wall              6 Reconstituted granite
  strings, open strings, curb                   7 Granolithic
  strings, cornices and the like       m
6 Nosings                              m
7 Round edge tiles, coves, beads,      m
  mouldings and the like

8 Sundries                                      1 Non-slip inserts          m

                                      AK/3                             July 1998

ABWF Standard Method of Measurement
                                                                        CLASS AK

(see rules at head of class on page AK/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M4  Where the finishes on       D1 Treads and risers,         C3 Items for floors shall be deemed   A6 Work to ceilings including
sides and soffits of attached   landings, aprons, ends,       to include forming channels in work   sides and soffits of attached
beams are the same as on the    edges of steps, returns and   of a similar type.                    beams where-the ceilings and
walls built up to the           the like shall be classed as                                        beams (the higher in the case of
underside of those beams the    stairs and steps.                                                   attached beams) exceeds 3.5m
beam finishes shall be                                        C4 Items for skirtings, kerbs,        from finished floor level shall
measured with the wall                                        channels, wall strings, open          be given separately and so
finishes.                                                     strings, curb strings, cornices and   described, the height being
                                                              the like and round edge tiles,        stated in stages of 1.5m.
M5 The heights of tile                                        coves, beads, mouldings and the like  Cornices and similar items which
skirtings shall be based on                                   shall be deemed to include            occur in work to ceilings
tile sizes and not the                                        angles, mitres, stops,                including sides and
dimension between the                                         intersections, fair ends,             soffits of attached beams shall
finished floor surface and the                                junctions, wreathed corners and the   not be distinguished by height
top of the tile.                                              like including special                from finished floor level.
                                                              tiles or fittings for same.
M6 Channels not formed in work
of a similar type shall be                                    C5 Items for mosaic floor tiles       A7 Skirtings, kerbs, channels,
measured.                                                     shall be deemed to include for        wall strings, open strings, curb
                                                              setting the edge tiles at junctions   strings, cornices and the like
M7 Areas measured for work                                    between floors and walls at an angle  shall each be measured
in which round edge tiles,                                    including all necessary dubbing out.  separately and fully described.
coves, beads, mouldings and                                                                         Item descriptions shall state
the like occur shall include                                                                        the height for skirtings, girth
areas occupied by round edge                                                                        for kerbs, width and depth for
tiles, coves, beads, mouldings                                                                      channels, average height for
and the like.                                                                                       wall strings and open strings,
                                                                                                    girth for curb strings, girth of
                                                                                                    the visible contour for
                                                                                                    cornices. Other like items shall
                                                                                                    be described.

                                                                                                    A8 Round edge tiles, coves,
                                                                                                    beads, mouldings and the like
                                                                                                    shall each be measured
                                                                                                    separately and described.

                                                                                                    A9 Item descriptions for non-
                                                                                                    slip inserts shall state
                                                                                                    material and size.

NOTE

Reconstituted granite and terrazzo units of any size shall be measured under this class and not class AO.

                                      AK/4                             July 1998

ABWF Standard Method of Measurement

CLASS AL : FLEXIBLE SHEETING AND TILING

Includes : Vinyl, linoleum and carpet sheeting and rolls
           Vinyl, linoleum and carpet tiling

Excludes : Flexible sheeting and tiling forming an integral part of metal raised access floors (included in class AH)
           Skirtings to proprietary partitions (included in class AB)
           Terrazzo tiles, mosaic tiles, ceramic tiles, vitrified ceramic tiles, quarry tiles, artificial stone tiles and granolithic tiles (included in class AK)

                                      AL/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AL

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Unless otherwise stated,                                   C1 Items for work in this class       A1 Item descriptions shall
areas measured shall be the                                   shall be deemed to include :          identify type and thickness.
actual areas to which sheeting
and rolls and tiling is                                                                             A2 Item descriptions for
applied.                                                                                            sheeting and rolls and tiling
                                                                                                    with underlays shall identify
                                                                                                    nature and number of underlays.

                                                                a) preparation of background.
M2 No deduction from the areas                                                                      A3 Item descriptions for
measured shall be made for                                                                          circular, elliptical, spherical
holes and openings each not                                     b) adhesives and the like.          and like items shall so state.
exceeding 0.5m/2/ in area.

                                                                c) all cutting, narrow widths,      A4 Sheeting and rolls and tiling
                                                                   small quantities, laying work    with special feature and
                                                                   in bays or between division or   sheeting and rolls and tiling
                                                                   panel strips, groined work,      with special decorations shall
                                                                   stops, temporary rules,          each be measured separately and
                                                                   internal angles, arrises, drips, described.
                                                                   notching, holes, intersections,
                                                                   fixing at perimeter.

                                                                d) fitting up to frames, around
                                                                   pipes and brackets and similar
                                                                   items, and dishing to outlets.

                                                                e) filling in to shaped insets,
                                                                   recessed manhole covers, mat
                                                                   sinkings, pipe trench covers
                                                                   and the like.

                                                                f) laying work to flat surfaces,
                                                                   slopes, falls and currents.

                                                                g) laying work in patterns.

                                                                h) joints, cover strips, dividing
                                                                   strips, stair rods, holders,
                                                                   clips, grippers, binder bars
                                                                   and other accessories.

                                                                i) sealer and polish.

                                                                j) drilling or cutting of
                                                                   other work.

                                                                k) any other items of a like
                                                                   nature to the foregoing.

                                      AL/2                             July 1998

ABWF Standard Method of Measurement

CLASS AL

FIRST DIVISION                                      SECOND DIVISION               THIRD DIVISION
------------------------------------------------------------------------------------------------
1  Floors                                 m/2/      1 Sheeting and rolls          1 Vinyl
2  Stairs and steps                       m/2/                                    2 Linoleum
3  Skirtings, kerbs, channels, wall                                               3 Carpet
   strings, open strings, curb strings
   and the like                           m

                                                    2 Tiling                      1 Vinyl
                                                                                  2 Linoleum
                                                                                  3 Carpet

4 Nosings                                 m

                                      AL/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AL

(see rules at head of class on page AL/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M3 Channels not formed in       D1 Treads and risers,         C2 Items for floors shall be          A5 Skirtings, kerbs, channels,
work of a similar type          landings, aprons, ends,       deemed to include forming             wall strings, open strings, curb
shall be measured.              edges of steps, returns and   channels in work of a similar         strings and the like shall each
                                the like shall be classed     type.                                 be measured separately and fully
                                as stairs and steps.                                                described. Item descriptions
                                                                                                    shall state the height for
                                                                                                    skirtings, girth for kerbs,
                                                              C3 Items for skirtings, kerbs,        width and depth for channels,
                                                              channels, wall strings, open          average height for wall strings
                                                              strings, curb strings and the like    and open strings, girth for
                                                              shall be deemed to include fair       curb strings. Other like items
                                                              edges, rounded edges, beaded          shall be described.
                                                              edges, moulded edges, coves,
                                                              arrises, angles, mitres, ramps,
                                                              stops, intersections, fair ends,
                                                              junctions, wreathed corners,
                                                              outlets and the like.
                                                                                                    A6 Item descriptions for tiling
                                                                                                    shall identify the size of
                                                                                                    tiles.

                                                                                                    A7 Item descriptions for nosings
                                                                                                    shall state the material and
                                                                                                    size.

                                      AL/4                             July 1998

ABWF Standard Method of Measurement

CLASS  AM : CEILING SYSTEMS

Includes  : False ceilings
            Insulation forming an integral part of ceiling systems

Excludes  : In situ painting (included in class V)
            Metal cladding (included in class AG)
            Architectural coatings and special finishings (included in class AT) Light fittings, grilles and the like (included in BSMM)

                                      AM/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AM

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Internal work, external      D1 Coating to ceiling         C1 Items for work in this class       A1 Item descriptions for ceiling
work and work in plant rooms    systems, other than           shall be deemed to include :          systems shall state:
shall each be measured          plasterboard, required to be
separately either in            stated in the item                                                    a)  type, material, thickness
different Parts of an           descriptions in accordance     a)  preparation of background.             (for Engineer's design) or
Activity Bill or in different   with Additional Description                                               minimum thickness (for
Activity Bills.                 Rules shall mean factory                                                  Contractor's design),
                                applied finishings to the      b)  installation complete with             pattern, coating or
                                ceiling systems.                   ceiling panels or strips or            surface finish.
                                                                   boards, access panels,
M2 No deduction from the                                           joints and the whole of the
areas measured shall be made                                       suspension system (e.g.            b)  typical size of panels or
for holes and openings each                                        suspension framing, angle              typical width of strips.
not exceeding 0.5m/2/ in area.                                     trims, edge trims, hangers
Where the design of the                                            and fixings).
ceiling systems is such that
the ceiling panels or strips                                                                          c)  perforated panels shall be
are not butt jointed and have                                  c)  all cutting, narrow widths,            so described.
spaces in between, such                                            trimming around openings,
spaces shall not be regarded                                       sleeves, sprinkler and
as holes or openings and no                                        detector heads, power
deduction from the areas                                           points, pipes, conduits and        d)  material, construction and
measured shall be made for                                         the like, and grilles,                 finishes of the suspension
such spaces.                                                       registers and light fittings           system.
                                                                   not exceeding 0.5m/2/
M3 Ceiling systems shall be                                        including extra hangers,
measured on the exposed face                                       framing, supports, trimmers        e)  nature of background.
and deductions shall be made                                       and edge trims for same.
for grilles, registers, light
fittings and the like each                                     d)  additional framing and supports  A2 Ceiling systems exceeding
exceeding 0.5m/2/.                                                 etc. to bridge across ducts.     3.5m (measured to underside of
                                                                                                    ceiling systems) from finished
M4 No distinction shall be                                     e)  preparation of cut edges.        floor level shall be given
made between ceiling systems                                                                        separately and so described,
fixed to main structural                                       f)  drilling or cutting of other     the height being stated in
soffit and ceiling systems                                         work.                            stages of 1.5m.
fixed to downstand beams.
                                                               g)  any other items of a like        A3 Insulation forming an
M5 Access panels and light                                         nature to the foregoing.         integral part of the ceiling
fittings, grilles, registers                                                                        systems shall be identified in
and the like exceeding 0.5m/2/                                                                      item descriptions and fully
shall be enumerated                                                                                 described.
separately.
                                                                                                    A4 Fire-rated ceiling systems
                                                                                                    shall be identified with the
                                                                                                    fire rating described.

                                      AM/2                             July 1998

ABWF Standard Method of Measurement

CLASS AM

FIRST DIVISION                          SECOND DIVISION                           THIRD DIVISION
--------------------------------------------------------------------------------------------------
1  Acoustic panel                m/2/   1 Depth of suspension: not exceeding
2  Metal clad acoustic panel     m/2/                          500mm
3  Metal panel                   m/2/   2                      500-1000mm
4  Metal strip                   m/2/   3                      exceeding 1000mm
5  Metal mesh                    m/2/
6  Plasterboard                  m/2/   4                      sloping structural
                                                               soffit

                                        5 Bulkheads

                                      AM/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AM

(see rules at head of class on page AM/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M6 The depth of suspension                                                                          A5 Item descriptions for ceiling
of ceiling systems is                                                                               systems shall state the depth of
measured from the main                                                                              the suspension where it exceeds
structural soffit to the                                                                            1000mm in stages of 500mm.
lining. Notwithstanding that
the structure from which a                                                                          A6 Item descriptions for ceiling
flat ceiling is suspended is                                                                        systems fixed to sloping
interrupted by downstand                                                                            structural soffit shall state
beams, the suspension depth                                                                         the minimum and maximum depths
shall be measured to the                                                                            of suspension.
main structural soffit.
                                                              C2 Items for bulkheads shall be
                                                              deemed to include for strengthening
                                                              the ceiling suspension system and
                                                              for providing and fixing runners
                                                              for the bulkhead sheeting.

                                      AM/4                             July 1998

ABWF Standard Method of Measurement

CLASS AN : SANITARY ACCESSORIES

Includes   :  Paper hand towel dispensers and waste bins
              Electric hand dryers
              Toilet roll holders
              Sanitary napkin disposal units
              Soap dispensers
              Emergency eyewash units

Excludes   :  Ironmongery (included in class AD)
              Mirrors (included in class AS)
              Sanitary fittings (basins, WCs, urinals, cisterns, sinks, heaters, showers and the like), taps, plugs and all associated pipework (included in BSMM)

FIRST DIVISION                       SECOND DIVISION            THIRD DIVISION
-------------------------------------------------------------------------------
1 Paper hand towel dispensers     nr
2 Paper hand towel waste bins     nr
3 Electric hand dryers            nr
4 Toilet roll holders             nr
5 Sanitary napkin disposal units  nr
6 Soap dispensers                 nr

7 Sundries                           1 Emergency eyewash unit nr

                                      AN/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AN

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    A1 Item descriptions shall
                                                                                                    identify sanitary accessories by
                                                                                                    reference to the Specification
                                                                                                    and Drawings.

                                                                                                    A2 Item descriptions for
                                                                                                    sanitary accessories shall state
                                                                                                    surface to which the accessories
                                                                                                    are fixed.

                                      AN/2                             July 1998

ABWF Standard Method of Measurement

CLASS AO : STONEWORK

Includes : Natural stonework units of any size (granite, marble, slate, limestone and sandstone)

Excludes : Ashlar masonry (included in class U)
           Rubble masonry (included in class U)
           Reconstituted granite and terrazzo units of any size (included in class AK)
           Stone cladding forming an integral part of curtain walling (included in class AP)

                                      AO/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AO

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Internal and external work   D1 Sizes stated in item       C1 Items for work in this class       A1 Item descriptions for
shall each be measured          descriptions shall be         shall be deemed to include            stonework shall identify :
separately either in different  finished sizes unless         preparation of background.
Parts of an Activity Bill or    otherwise stated.                                                    a) type, size, thickness (for
in different Activity Bills.                                  C2 Items for stonework shall be           Engineer's design) or
                                                              deemed to include:                        minimum thickness (for
M2 Unless otherwise stated,     D2 Thickness stated in item                                             Contractor's design) and
areas measured shall be the     descriptions shall be the      a)  adhesive, bedding of any             surface finish (polished,
actual areas to which           thickness exclusive of keys,       thickness, metal anchors,            honed or flamed) of stone.
stonework is applied.           grooves and the like.              metal framework, slurry of
                                                                   any colour to back of stone,      b) nature of background and
M3 No deduction from the areas                                     grouting of any colour, joints       method of fixing the
measured shall be made for                                         and dividing strips.                 stonework.
holes and openings each not
exceeding 0.5m/2/ in area.                                     b)  all labours, and stops and
                                                                   returns to all labours.           c) surface treatment to
                                                                                                        stonework (e.g. sealer)
                                                               c)  raking out joints for and            where specified.
                                                                   pointing flashings, bedding
                                                                   plates, bedding and pointing       d)  book matching where
                                                                   all frames.                            specified.

                                                               d)  all cutting, narrow widths,      A2 Item descriptions for
                                                                   small quantities, laying work    circular, elliptical, spherical
                                                                   in bays or between dividing or   and like items shall so state.
                                                                   panel strips, groined work,
                                                                   stops, temporary rules,
                                                                   margins, bands, dividing
                                                                   strips, internal angles,
                                                                   arrises, edges, ends,
                                                                   intersections, notching, and
                                                                   holes.

                                                               e)  fitting up to frames, around
                                                                   pipes and brackets and similar
                                                                   items, and dishing to outlets.

                                                               f)  filling in to shaped insets,
                                                                   recessed manhole covers, pipe
                                                                   trench covers and the like.

                                                               g)  laying work to flat surfaces,
                                                                   slopes, fall and currents.

                                                               h)  laying work in patterns.

                                                               i)  returned ends, stoolings and
                                                                   the like on stonework measured
                                                                   in linear metre.

                                                               j)  drilling or cutting of other
                                                                   work.

                                                               k)  any other items of a like
                                                                   nature to the foregoing.

                                      AO/2                             July 1998

ABWF Standard Method of Measurement

CLASS AO

FIRST DIVISION                             SECOND DIVISION                          THIRD DIVISION
--------------------------------------------------------------------------------------------------
1 Walls and attached columns     m/2/

2 Isolated columns               m/2/

3 Floors                         m/2/

4 Ceilings including sides and
  soffits of attached beams      m/2/
5 Isolated beams                 m/2/

6 Stairs and steps                         1 Landings                      m/2/
                                           2 Spandril steps and winders    nr
                                           3 Treads and risers             m/2/
                                           4 Nosings                       m
                                           5 Wall strings                  m
                                           6 Open strings                  m
                                           7 Curb strings                  m

7 Ancillaries                              1 Copings                       m
                                           2 Cills                         m
                                           3 Jambs                         m
                                           4 Architraves                   m
                                           5 Cornices                      m
                                           6 Handrails                     m
                                           7 Bollards                      nr

8 Sundries                                 1 Non-slip inserts              m

                                      AO/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AO

(see rules at head of class on page AO/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    A3 Stonework to walls built
                                                                                                    battering or with battered faces
                                                                                                    shall be measured separately
                                                                                                    stating the rate of batter.

                                                                                                    A4 Works to ceilings and beams
                                                                                                    where the ceiling or beam (the
                                                                                                    higher in the case of attached
                                                                                                    beams) exceeds 3.5m from
                                                                                                    finished floor level shall be
                                                                                                    given separately and so
                                                                                                    described, the height being
                                                                                                    stated in stages of 1.5m.
                                                                                                    Cornices and similar items
                                                                                                    which occur in work to ceilings
                                                                                                    and beams shall not be
                                                                                                    distinguished by height from
                                                                                                    finished floor level.

                                                                                                    A5 Item descriptions for
                                                                                                    spandril steps and winders shall
                                                                                                    state the extreme sizes.

                                                                                                    A6 Nosings shall be described
                                                                                                    in item descriptions.

                                                                                                    A7 Item descriptions for wall
                                                                                                    strings and open strings shall
                                                                                                    state the maximum height.
                                                                                                    Item descriptions for curb
                                                                                                    strings shall state the girth.

                                                                                                    A8 Ancillaries shall be
                                                                                                    described in item descriptions.

                                                                                                    A9 Item descriptions for non-
                                                                                                    slip inserts shall state
                                                                                                    material and size.

NOTE

Natural stonework units of any size, other than ashlar masonry and rubble masonry, shall be measured under this class and not class AK.

                                      AO/4                             July 1998

ABWF Standard Method of Measurement

CLASS AP : CURTAIN WALLING

Includes :   Curtain walling including anchorages, associated glazing, metal or stone cladding
             Insulation forming an integral part of curtain walling

Excludes :   Metal cladding not forming an integral part of curtain walling
             (included in class AG)
             Stone cladding not forming an integral part of curtain walling
             (included in class AO)
             Structural glass walling (included in class AQ)
             General glazing (included in class AS)
             Building maintenance units (included in BSMM)
             External lighting and associated E&M works (included in BSMM)

FIRST DIVISION                           SECOND DIVISION         THIRD DIVISION
--------------------------------------------------------------------------------
1 Vision areas        m/2/               1 Framing
2 Spandrel areas      m/2/

                                         2 Glass

                                         3 Metal cladding

                                         4 Stone cladding

                                      AP/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AP

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 No deduction from the areas  D1 Coating required to be     C1 Items for work in this class       A1 Thermal insulation forming an
measured shall be made for      stated in the item            Shall be deemed to include :          integral part of the curtain
holes and openings each not     descriptions                                                        walling shall be identified in
exceeding 0.5m/2/ in area.      in accordance with              a)  preparation of background.      item descriptions.
                                Additional Description Rules
                                shall mean factory applied      b)  backing, guide rails, fixing
                                finishes.                           and cleaning eyes, supports,
                                                                    anchorages, fastenings, and
                                                                    the like unless otherwise
                                                                    specified.

                                                                c)  ironmongery.

                                                                d)  special units and members at
                                                                    angles, corners, junction, and
                                                                    the like.

                                                                e)  closures, covers, copings,
                                                                    flashings, heads, cills,
                                                                    trims, gaskets and the like.

                                                                f)  fire break insulation.

                                                                g)  joints.

                                                                h)  opening lights including all
                                                                    fixings.

                                                                i)  drilling or cutting of other
                                                                    work.

                                                                j)  any other items of a like
                                                                    nature to the foregoing.

                                                                                                    A2 Item descriptions for framing
                                                                                                    shall identify the material and
                                                                                                    coating of the framing members,
                                                                                                    and size of typical bay.
M2 Glass shall be measured over
all framing.                                                                                        A3 Item descriptions for glass
                                                                                                    shall identify the type,
M3 Different types of glass                                                                         thickness (for Engineer's
within a panel shall be                                                                             design) or minimum thickness
measured separately.                                                                                (for Contractor's design),
                                                                                                    coating and method of fixing
                                                                                                    the glass, and size of the
                                                                                                    typical bay of the framing to
                                                                                                    which the glass is fixed.

M4 Metal cladding shall be                                                                          A4 Item descriptions for metal
measured over all framing.                                                                          cladding shall identify type,
                                                                                                    thickness (for Engineer's
                                                                                                    design) or minimum thickness
                                                                                                    (for Contractor's design),
                                                                                                    surface finish or coating of
                                                                                                    cladding, method of fixing the
                                                                                                    cladding and size of the typical
                                                                                                    bay of the framing to which the
                                                                                                    cladding is fixed.

M5 Stone cladding shall be                                                                          A5 Item descriptions for stone
measured over all framing.                                                                          cladding shall identify type,
                                                                                                    thickness (for Engineer's
                                                                                                    design) or minimum thickness
                                                                                                    (for Contractor's design),
                                                                                                    surface finish and surface
                                                                                                    treatment of cladding, method of
                                                                                                    fixing the cladding and size of
                                                                                                    the typical bay of the framing
                                                                                                    to which the cladding is fixed.

                                      AP/2                             July 1998

ABWF Standard Method of Measurement

CLASS AP

FIRST DIVISION                       SECOND DIVISION           THIRD DIVISION
--------------------------------------------------------------------------------
3 Louvres                  m/2/

4 Soffit cladding          m/2/

5 Parapets                  m

6 Ancillaries                        1 Manifestations      m

                                      AP/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AP

(see rules at head of class on page AP/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M6 Louvres shall be measured                                                                        A6 Item descriptions for louvres
over all framing.                                                                                   shall identify material, and
                                                                                                    coating or surface finish.

M7 Soffit cladding shall be                                                                         A7 Item descriptions for soffit
measured over all framing.                                                                          cladding shall identify
                                                                                                    material, and coating or surface
                                                                                                    finish.

                                                                                                    A8 Item descriptions for soffit
                                                                                                    cladding where the soffit
                                                                                                    exceeds 3.5m from finished floor
                                                                                                    level shall be given separately
                                                                                                    and so described, the height
                                                                                                    being stated in stages of 1.5m.

M8 Parapets shall be measured                                                                       A9 Item descriptions for
over all framing.                                                                                   parapets shall state the height.

                                      AP/4                             July 1998

ABWF Standard Method of Measurement

CLASS AQ  :  Glass Walling and Specialist Glazing

Includes  :  Glass walling, glass doors, glass screens, glass lining
             Ironmongery forming an integral part of structural glass walling and specialist glazing

Excludes  :  Glass in glazed panels in proprietary partitions (included in class AB)
             Glass in timber doors with glazed panels (included in class AC) Glass to metal barriers (included in class AH)
             Glass to signs (included in class AI)
             Glass to curtain walling (included in class AP)
             Glass to skylights (included in class AR)
             General glazing (included in class AS)

FIRST DIVISION                        SECOND DIVISION           THIRD DIVISION
-------------------------------------------------------------------------------
1 Structural glass walling      m

                                      AQ/1                             July 1998

ABWF Standard Method of Measurement

CLASS AQ

FIRST DIVISION                       SECOND DIVISION             THIRD DIVISION
--------------------------------------------------------------------------------
2 Unframed glass screens     m/2/    1 Glass
3 Unframed glass linings     m/2/

                                     2 Metal cladding


                                     3 Stone cladding


                                     4 Louvres

                                      AQ/3                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AQ
(see rules at head of class on page AQ/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M3 Glass shall be measured      D2 Unframed glass screens                                           A4 Item descriptions for glass
over all framing.               shall mean unframed glass                                           shall identify the type,
                                panels forming a full or part                                       thickness (for Engineer's
                                height screen.                                                      design) or minimum thickness
                                                                                                    (for Contractor's design),
M4 Different types of glass                                                                         coating and method of fixing the
within a panel shall be                                                                             glass, and size of the typical
measured separately.                                                                                bay of the framing to which the
                                                                                                    glass is fixed.

M5 Metal cladding shall be      D3 Unframed glass linings                                           A5 Item descriptions for metal
measured over all framing.      shall mean glass panels fixed                                       cladding shall identify type,
                                to another surface (e.g.                                            thickness (for Engineer's
                                concrete, timber and the like)                                      design) or minimum thickness
                                to form a decorative face.                                          (for Contractor's design),
                                                                                                    surface finish or coating of
                                                                                                    cladding, method of fixing the
                                                                                                    cladding and size of the typical
                                                                                                    bay of the framing to which the
                                                                                                    cladding is fixed.

M6 Stone cladding shall be                                                                          A6 Item descriptions for stone
measured over all framing.                                                                          cladding shall identify type,
                                                                                                    thickness (for Engineer's
                                                                                                    design) or minimum thickness
                                                                                                    (for Contractor's design),
                                                                                                    surface finish and surface
                                                                                                    treatment of cladding, method of
                                                                                                    fixing the cladding and size of
                                                                                                    the typical bay of the framing
                                                                                                    to which the cladding is fixed.

M7 Louvres shall be measured                                                                        A7 Item descriptions for louvres
over all framing.                                                                                   shall identify material and
                                                                                                    coating or surface finish.

                                      AQ/4                             July 1998

ABWF Standard Method of Measurement

CLASS AQ

FIRST DIVISION                       SECOND DIVISION            THIRD DIVISION
--------------------------------------------------------------------------------
4 Framed glass screens    m/2/       1 Framing
5 Framed glass linings    m/2/

                                     2 Glass

                                     3 Metal cladding

                                     4 Stone cladding

                                     5 Louvres

6 Glass doors              nr

7 Ancillaries                        1 Manifestations     m
                                     2 Glass fins         nr

                                      AQ/5                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AQ
(see rules at head of class on page AQ/2)

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                D4 Framed glass screens shall                                       A8 Item descriptions for
                                mean framed glass panels                                            framing shall identify the
                                forming a full or part height                                       material and coating of the
                                screen.                                                             framing members, and size of
                                                                                                    typical bay.

M8 Glass shall be measured      D5 framed glass linings shall                                       A9 Item descriptions for
over all framing.               mean glass panels fixed to                                          glass shall identify the
                                another surface (e.g.                                               type, thickness (for
M9 Different types of glass     concrete, timber and the                                            Engineer's design) or
within a panel shall be         like) to form a decorative                                          minimum thickness (for
measured separately.            face.                                                               Contractor's design),
                                                                                                    coating and method of fixing
                                                                                                    the glass, and size of the
                                                                                                    typical bay of the framing
                                                                                                    to which the glass is fixed.

M10 Metal cladding                                                                                  A10 Item descriptions for
shall be measured over all                                                                          metal cladding shall
framing.                                                                                            identify the type, thickness
                                                                                                    (for Engineer's design) or
                                                                                                    minimum thickness (for
                                                                                                    Contractor's design),
                                                                                                    surface finish or coating of
                                                                                                    cladding, method of fixing
                                                                                                    the cladding and size of the
                                                                                                    typical bay of the framing
                                                                                                    to which the cladding is
                                                                                                    fixed.

M11 Stone cladding                                                                                  A11 Item descriptions for
shall be measured over all                                                                          stone cladding shall
framing.                                                                                            identify type, thickness
                                                                                                    (for Engineer's design) or
                                                                                                    minimum thickness (for
                                                                                                    Contractor's design),
                                                                                                    surface finish and surface
                                                                                                    treatment of cladding,
                                                                                                    method of fixing the
                                                                                                    cladding and size of the
                                                                                                    typical bay of the framing
                                                                                                    to which the cladding is
                                                                                                    fixed.

M12 Louvres shall be                                                                                A12 Item descriptions for
measured over all framing.                                                                          louvres shall identify material
                                                                                                    and coating or surface finish.

                                                                                                    A13 Item descriptions shall
                                                                                                    identify glass doors and all
                                                                                                    associated items by stating
                                                                                                    the door type numbers given
                                                                                                    in the Specification and
                                                                                                    Drawings.

                                                                                                    A14 Item descriptions shall
                                                                                                    state the  height, width and
                                                                                                    thickness (for Engineer's
                                                                                                    design) or minimum thickness
                                                                                                    (for Contractor's design) of
                                                                                                    glass fins.

                                      AQ/6                             July 1998

ABWF Standard Method of Measurement

CLASS AR : SKYLIGHTS

Includes :  Skylights including glass and plastic to skylights
            Work ancillary to skylights (e.g. dead lights, open lights, smoke vents and the like)
            Ironmongery forming an integral part of skylights

Excludes :  Roof tiling and ancillaries (included in class AA)
            Metal roof cladding ancillaries (included in class AA)
            Roof lights forming an integral part of metal roof cladding (included in class AA)

FIRST DIVISION                  SECOND DIVISION                THIRD DIVISION
------------------------------------------------------------------------------------------------
1 Skylights   nr                1 Framing

                                2 Float glass                  1 Area : not exceeding 1.Om/2/
                                3 Tempered glass               2        1.0-2.0m/2/
                                4 Laminated glass              3        2.0-3.0m/2/
                                5 Polycarbonate sheets         4        stated exceeding 3.0m/2/
                                6 Polycarbonate sheets
                                  with surface hardening
                                  treatment
                                7 Perspex sheets
                                8 Other materials (type
                                  to be stated)

                                      AR/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AR

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
                                D1 Coating required to be     C1 Items for skylights shall be       A1 Skylights shall be
                                stated in the item            deemed to include :                   identified in item
                                descriptions in accordance                                          descriptions by reference to
                                with Additional Description     a)  preparation of background.       Drawings.
                                Rules shall mean factory
                                applied finishes.               b)  installation complete with
                                                                    supporting frames and fixings.

                                                                c)  ironmongery.

                                                                d)  flashings, soakers and other
                                                                    forms of waterproofing and
                                                                    drainage forming an integral
                                                                    part of skylights.

                                                                e)  all trimming around openings,
                                                                    cleaning eyes and
                                                                    obstructions, including extra
                                                                    framing supports and edge
                                                                    trim for same.

                                                                f)  joints.

                                                                g)  gaskets.

                                                                h)  drilling or cutting of other
                                                                    work.

                                                                i)  any other items of a like
                                                                    nature to the foregoing.

                                                                                                    A2 Item descriptions for
                                                                                                    framing shall identify the
                                                                                                    material and coating of the
                                                                                                    framing members.

M1 Each pane of glass or sheet  D2 Regular shapes shall be                                          A3 Item descriptions for
or panel of leadlight glazing   deemed to be rectangular or                                         glass and sheets shall
shall be measured.              square.                                                             identify the type, thickness
                                                                                                    (for Engineer's design) or
M2 Panes of glass or sheet of                                                                       minimum thickness (for
irregular shape shall be                                                                            Contractor's design), coating
measured the smallest                                                                               and method of fixing the
rectangular area out of                                                                             glass or sheet.
which such irregular shape
can be cut.                                                                                         A4 Item descriptions shall
                                                                                                    identify grinding, polishing,
                                                                                                    etching surfaces or edges and
                                                                                                    bevelled edges.

                                                                                                    A5 Item descriptions shall
                                                                                                    identify work which is curved.

                                                                                                    A6 Item descriptions for glass
                                                                                                    or sheet shall separately
                                                                                                    identify work of irregular
                                                                                                    shapes.

                                      AR/2                             July 1998

ABWF Standard Method of Measurement

CLASS AS : GENERAL GLAZING

Includes : Glass to windows and metal barriers
           Mirrors
           Glass louvres
           Glass blocks
           Plastic sheet

Excludes : Glass in glazed panels in proprietary partitions (included in class AB)
           Glass in timber doors with glazed panel (included in class AC) Glass to metal cladding doors (included in class AG)
           Glass and plastic to signs (included in class AI)
           Glass to curtain walling (included in Class AP)
           Glass doors (included in class AQ)
           Glass balustrading (included in class AQ)
           Glass linings (included in class AQ)
           Glass and plastic to skylights (included in class AR)

FIRST DIVISION                  SECOND DIVISION                THIRD DIVISION
-------------------------------------------------------------------------------------------------
1 Glass             m/2/        1 Float                        1   Area : not exceeding 0.1m/2/
                                2 Tempered                     2          0.1 - 0.3m/2/
                                3 Laminated                    3          0.3 - 0.5m/2/
                                4 Bullet resistant             4          0.5 - 1m/2/
                                5 Wired                        5          stated exceeding 1m/2/

2 Glass louvres     m

3 Plastic sheet     m/2/        1 Polycarbonate                1   Area : not exceeding 0.1m/2/
                                2 Polycarbonate with surface   2          0.1 - 0.3m/2/
                                  hardening treatment          3          0.3 - 0.5m/2/
                                3 Perspex                      4          0.5 - 1m/2/
                                                               5          stated exceeding 1m/2/

4 Holes             nr          1 In glass
                                2 In plastic sheet

5 Mirrors           nr
6 Glass blockwork   m/2/

                                      AS/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AS

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Each pane of glass or        D1 Regular shapes shall be    C1 Items for work in this class       A1 Item descriptions shall
plastic sheet or panel of       deemed to be rectangular or   shall be deemed to include :          identify the quality,
leadlight glazing shall be      square.                                                             thickness (for Engineer's
measured.                                                       a)   preparation of background.     design) or minimum
                                                                                                    thickness (for Contractor's
M2 Panes of glass, plastic                                      b)   joints.                        design), method of fixing
sheet and mirrors of irregular                                                                      the glass, glass louvres,
shape shall be measured the                                     c)   drilling or cutting of other   plastic sheet and mirrors.
smallest rectangular area out                                        work.
of which such irregular shape                                                                       A2 Item descriptions shall
can be cut.                                                     d)   any other items of a like      identify grinding,
                                                                     nature to the foregoing.       polishing, etching surfaces
                                                                                                    or edges and bevelled edges.
                                                              C2 Items for mirrors shall be
                                                              deemed to include :                   A3 Item descriptions shall
                                                                                                    identify work which is
                                                                a)   silvering.                     curved.

                                                                b)   plywood or other backings.     A4 Item descriptions for
                                                                                                    glass, plastic sheet and
                                                                c)   screws and other fixings.      mirrors shall separately
                                                                                                    identify work of irregular
                                                                d)   holes for screw and other      shapes.
                                                                     fixings
                                                                                                    A5 Item descriptions for
                                                              C3 Items for glass blockwork          glass louvres shall state
                                                              shall be deemed to include            the width, number and
                                                              general bedding, bedding at           finish to edges.
                                                              the perimeter and
                                                              reinforcement to joints.              A6 Item descriptions for
                                                                                                    holes in glass and holes
                                                                                                    in plastic sheet shall state
                                                                                                    the size of the hole and
                                                                                                    type and thickness of the
                                                                                                    glass or plastic sheet and
                                                                                                    the size of the pane.

                                                                                                    A7 Item descriptions for
                                                                                                    glass blockwork shall state
                                                                                                    the size of blocks.


                                      AS/2                             July 1998

ABWF Standard Method of Measurement

CLASS AT :  ARCHITECTURAL COATINGS AND SPECIAL FINISHINGS

Includes :  In situ enamel paint, metallic paint, intumescent paint, stains, varnish, clear finishing and textured coating
            Wallpaper

Excludes :  Road surface marking (included in class R)
            In situ lead, iron or zinc based primer paint, etch primer paint, oil paint, alkyd gloss paint, emulsion paint, cement paint, epoxy or polyurethane paint, bituminous or coal tar paint (included in class V)
            Painting to pipework (included in class V)
            Silk screen and acid etched letters, numerals, characters, symbols and graphics (included in class AI)
            Painting to building services pipework (included in BSMM)
            Painting carried out prior to delivery of components to the Site

FIRST DIVISION                           SECOND DIVISION               THIRD DIVISION
---------------------------------------------------------------------------------------------------------------
1 Enamel paint                       1 Metal other than metal  1  Upper surfaces inclined at an
2 Metallic paint                       sections                   angle not exceeding 30 DEG. to the
3 Intumescent paint                  2 Timber                     horizontal                              m/2/
4 Stains                             3 Concrete                2  Upper surfaces inclined at 30 DEG.
5 Varnish, or clear finishing        4 Plaster and render         60 DEG. to the horizontal               m/2/
6 Textured coating                   5 Masonry                 3  Surfaces inclined at an angle
7 Wall paper                         6 Brickwork and blockwork    exceeding 60 DEG. to the horizontal     m/2/
                                                               4  Soffit surfaces and lower
                                                                  surfaces inclined at an angle not
                                                                  exceeding 60 DEG. to the horizontal     m/2/
                                                               5  Isolated surfaces of width or
                                                                  girth not exceeding 500mm               m/2/
                                                               6  Letters, numerals, characters,
                                                                  punctuation and the like                 nr
                                     7 Metal sections      m/2/

                                      AT/1                             July 1998

ABWF Standard Method of Measurement

                                                                        CLASS AT

MEASUREMENT RULES               DEFINITION RULES              COVERAGE RULES                        ADDITIONAL DESCRIPTION RULES
------------------------------------------------------------------------------------------------------------------------------------
M1 Internal and external work                                 C1 Items for work in this class shall A1 Preparation of surfaces
shall each be measured                                        be deemed to include preparation of   shall be identified in item
separately either in different                                surfaces before painting or hanging   descriptions where more than
Parts of an Activity Bill or in                               wall paper.                           one type of preparation is
different Activity Bills.                                                                           specified for the same surface.

M2 No deduction from the areas
measured shall be made for
holes and openings each not
exceeding 0.5m/2/ in area.

M3 Areas measured for wall      D1 Isolated surfaces of       C2 Items for wall paper shall be      A2 Item descriptions for
paper shall be the net area     width or girth not exceeding  deemed to include :                   painting shall state the
covered.                        500mm shall be classed as                                           material used and either the
                                such only where work of         (a) adhesives.                      number of coats or the film
M4 Isolated surfaces of width   overall width or girth not      (b) all cutting.                    thickness (for Engineer's
or girth not exceeding 500mm    exceeding 500mm is not in       (c) fitting paper around            design) or minimum thickness
shall not be distinguished by   conjunction with similarly          pipes, switches, brackets       (for Contractor's design).
inclination.                    painted work.                       and the like.
                                                                (d) hanging in patterns.            A3 Item descriptions for wall
                                                                                                    paper shall state the type.

                                                                                                    A4 Wallpaper applied to
                                                                                                    different bases shall be given
                                                                                                    separately and the nature of
                                                                                                    base shall be stated in the
                                                                                                    item descriptions.

                                                                                                    A5 Item descriptions for
                                                                                                    letters, numerals, characters,
                                                                                                    punctuation and the like shall
                                                                                                    state the height and style.

M5 In calculating the painted                                 C3 Painting of metal sections
area of metal sections the                                    shall be deemed to include painting
presence of connecting plates,                                the surfaces of connecting plates,
brackets, rivets, bolts, nuts                                 brackets, rivets, bolts, nuts and
and similar projections shall                                 similar projections.
be ignored.

                                      AT/2                             July 1998

FORM OF TENDER                                                           ANNEX 2
APPENDIX 2 - PRICING DOCUMENT                                             AAMM

                                     ANNEX 2

                         STANDARD METHOD OF MEASUREMENT
                                BUILDING SERVICES

                             25 January 1999 Edition

                     (Provided in separately bound booklet)


17 December 2002                                            Contract  No.LCC-202

STANDARD METHOD OF MEASUREMENT BUILDING SERVICES

[MAP]

[LOGO]

KCR

[CHINESE CHARACTERS]

East Rail Extensions

                       KOWLOON-CANTON RAILWAY CORPORATION

                                BUILDING SERVICES

                         STANDARD METHOD OF MEASUREMENT

                                                                    Jan 25, 1999

BSMM                                                                        KCRC

                       KOWLOON-CANTON RAILWAY CORPORATION

                                BUILDING SERVICES

                         STANDARD METHOD OF MEASUREMENT

                                TABLE OF CONTENTS

SECTION    SUBJECT                           PAGE
-------    -------                          -------

   1       General Principles                1 - 16

   2       Electrical Installations         17 - 25

   3       Mechanical Installations         26 - 34

   4       Plumbing Installations           35 - 40

   5       Building Management, Alarm &
           Communications Installations     41 - 43

   6       Work Classification and Codes      44

                                      (i)                           Jan 25, 1999

BSMM                                                                        KCRC

                         SECTION 1

                         GENERAL PRINCIPLES

Title          1.1.1     The title of this document is Building Services
Application              Standard Method of Measurement, which is abbreviated to
and Extent               BSMM. The BSMM is intended to be used in conjunction
                         with the Conditions of Contract, other Standard Methods of Measurement referred to in the Preamble to the Pricing Document and the Additions and Amendments to the Methods of Measurement (AAMM) and only in connection with the Building Services work.

               1.1.2     Not Used.

Definitions    1.2.1     In this document and in the Pricing Schedule and
                         Schedule of Rates prepared according to the procedure set forth herein the following words and expressions have the meanings hereby assigned to them, except where the context otherwise requires.

               1.2.2 'Conditions of Contract' means the Kowloon-Canton Railway Corporation Capital Works Project General Conditions of Contract for Civil Engineering and Building Works.

               1.2.3 'Work' means work to be carried out, goods, consumables, materials and services to be supplied, and the liabilities, obligations and risks to be undertaken by the Contractor under the Contract.

               1.2.4 'System Classification' means the Systems Classification set out in Section 2, 3, 4 and 5 herein.

               1.2.5 'Work Classification' means the Works Classification set out in Section 6.

               1.2.6 'Expressly required' means shown on the Drawings, described in the Specification or ordered by the Engineer pursuant to the Contract.

               1.2.7     Not used.

                                       (1)                          Jan 25, 1999

BSMM                                                                        KCRC

               1.2.8 'Daywork' means the method of valuing work on the basis of time spent by the workmen, the materials used and the Contractor's Equipment employed.

               1.2.9 "Extra", "extra for" or "extra over for" preceding any item descriptions for fittings means that the rates and prices for fittings on pipes, trunking, trays etc. exclude the Contractor's price for the lengths of pipe, trunking, trays etc. which the item replaces.

               1.2.10 "Fittings" means all bends, elbows, branches, tees, crosses, offsets, reducers, caps, flanges, air turning vanes, swan necks, shoes, inspection doors and the like to the foregoing used in pipework, ductwork, electrical trunking, tray and conduit installations.

               1.2.11 "In-line equipment" means all strainers, valves, flow meters, silencers, fans, gratings, aprons, vent cowls, floor outlets and the like to the foregoing used in pipework, ductwork, electrical trunking, tray and conduit installations.

               1.2.12 "Embedded" means concealed from view by the fabric of the structure or the finishes and shall include concealing in screed, chasing in walls, floors, ceilings and the like and not surface mounted.

               1.2.13 Words importing the singular only also include the plural and vice versa where the context requires.

               1.2.14 A hyphen between two dimensions means a range of dimensions which includes all dimensions exceeding that preceding the hyphen but not exceeding that following the hyphen.

               1.2.15 Words and expressions defined in the Conditions of Contract have the same meanings herein.

               1.2.16 All references to clauses are references to clauses numbered in the Conditions of Contract and references to paragraphs are references to paragraphs numbered herein.

                                       (2)                          Jan 25, 1999

BSMM                                                                        KCRC

               1.2.17    'BS' means British Standards.

General        1.3.1     The object of BSMM is to set forth the procedure
Principles               according to which the Pricing Document shall be
                         prepared and priced and the quantities of work expressed and measured.

               1.3.2 The objective of the Pricing Document is to provide such information of the work as to enable tenders to be prepared efficiently and accurately, and when a contract has been entered into, to provide for use of the priced Pricing Document in the valuation of work executed in respect of remeasurement items and variations.

               1.3.3 In order to attain these objectives, work should be itemised in the Pricing Document in sufficient detail for it to be possible to distinguish between the different systems, and between work of the same nature carried out in different locations or in any other circumstances which may give rise to different considerations of cost. Consistent with these requirements the layout and content of the Pricing Document should be as simple and brief as possible.

               1.3.4 All work which is expressly required should be covered in the Pricing Document.

               1.3.5 BSMM seeks to attain these objectives principally by the use of the System Classification. This defines:

                         (i) how work is to be divided into separate items in the Pricing Document;

                         (ii)    the information to be given in item
                                 descriptions;

                         (iii) the units in which the quantities against each item are to be expressed; and

                         (iv) how the work is to be measured for the purpose of calculating quantities.

               1.3.6 To avoid unnecessary length, item descriptions for Permanent Works shall generally identify the component of the Works and not the tasks to be carried out by the Contractor, e.g.

                                       (3)                          Jan 25, 1999

BSMM                                                                        KCRC

                         An item should be described as 'Galvanised sheet steel ductwork to DW142, 12 gauge', not as 'Supply, deliver, fabricate and fix Galvanised sheet steel ductwork to DW142 nominal 12 gauge'.

               1.3.7 Where the work identified by an item is specifically limited, the limitation shall be stated in the item description, e.g.

                         'Hand wash basin type XYZ, wall mounted excluding supply and delivery to the Site.'

                         Item descriptions for work which is divided between two classes require such limitations to be stated.

               1.3.8 The unit of measurement for each item shall be that stated for the item in the System Classification. The unit of measurement stated against a descriptive feature in the System Classification shall apply to all items to which that descriptive feature applies.

               1.3.9 The System Classification sets out the conditions under which work shall be measured and the method by which the quantities shall be computed and defines the extent and limits of the system represented by a word or expression used in the System Classification and in a Pricing Document prepared in accordance with BSMM.

               1.3.10 The quantities in the Pricing Document, shall be computed using the net measurements taken from the Drawings and contained in the Specification, do not take into account any additional service runs or fittings required to route locally around beams, changes in levels to suit the building structure or architectural details or other services or obstacles and these are required to be allowed for by the Contractor in his rates and prices.

               1.3.11 All rates, prices and sums are to apply equally to executing the Work in large or small quantities and difficult or easy situations or degrees of complexity including height or depth above or below floor level. The rates, prices and sums included in the Pricing Document shall be deemed to include provision for all risks and advantages that may accrue should the actual proportion or complexity of any operation vary from

                                       (4)                          Jan 25, 1999

BSMM                                                                        KCRC

                         the proportions or complexity, inferred from the Drawings arising from the Contractors co-ordination of the Works.

               1.3.12 Each System Classification shall be read in conjunction with these General Principles.

Preparation    1.4.1     Not used.
of the pricing
Document       1.4.2     Not used.

               1.4.3     Not used.

               1.4.4     Not used.

               1.4.5 Items may be arranged and divided into Cost Centres and subdivided into Activity Bills and further Parts to distinguish between those parts of the work of which the nature, location, access, limitation on sequence or timing or any other special characteristic is thought likely to give rise to different methods of construction or considerations of cost. Items shall be arranged in the general order of the Work Classification.

               1.4.6 Each part of the Cost Centres containing remeasurement items and Schedule of Rates shall be given a heading and groups of items within each part shall be given sub-headings. Headings and sub-headings shall be read as part of the item descriptions to which they apply. A line shall be drawn across the item description column below the last item to which each heading or sub-heading applies. Headings and sub-headings shall be repeated at the start of each new page which lists items to which they apply.

               1.4.7 All work shall be itemised and the items shall be described in accordance with the System Classification, but further itemisation and additional description may be provided if the nature, location, importance or any other special characteristic of the work is thought likely to give rise to special methods of construction or considerations of cost.

               1.4.8 Descriptions shall identify the work covered by the respective items, but the exact nature and extent of the work is to be ascertained from the Drawings, Specification and Conditions of Contract, as the case may be, read in conjunction with the System

                                       (5)                          Jan 25, 1999

BSMM                                                                        KCRC

                         the proportions or complexity, inferred from the Drawings arising from the Contractors co-ordination of the Works.

               1.3.12 Each System Classification shall be read in conjunction with these General Principles.

Preparation    1.4.1     Not used.
of the pricing
Document       1.4.2     Not used.

               1.4.3     Not used.

               1.4.4     Not used.

               1.4.5 Items may be arranged and divided into Cost Centres and subdivided into Activity Bills and further Parts to distinguish between those parts of the work of which the nature, location, access, limitation on sequence or timing or any other special characteristic is thought likely to give rise to different methods of construction or considerations of cost. Items shall be arranged in the general order of the Work Classification.

               1.4.6 Each part of the Cost Centres containing remeasurement items and Schedule of Rates shall be given a heading and groups of items within each part shall be given sub-headings. Headings and sub-headings shall be read as part of the item descriptions to which they apply.
                         A line shall be drawn across the item description column below the last item to which each heading or sub-heading applies. Headings and sub-headings shall be repeated at the start of each new page which lists items to which they apply.

               1.4.7 All work shall be itemised and the items shall be described in accordance with the System Classification, but further itemisation and additional description may be provided if the nature, location, importance or any other special characteristic of the work is thought likely to give rise to special methods of construction or considerations of cost.

               1.4.8 Descriptions shall identify the work covered by the respective items, but the exact nature and extent of the work is to be ascertained from the Drawings, Specification and Conditions of Contract, as the case may be, read in conjunction with the System

                                       (5)                          Jan 25, 1999

BSMM                                                                        KCRC

                         the proportions or complexity, inferred from the Drawings arising from the Contractors co-ordination of the Works.

               1.3.12 Each System Classification shall be read in conjunction with these General Principles.

Preparation    1.4.1     Not used.
of the pricing
Document       1.4.2     Not used.

               1.4.3     Not used.

               1.4.4     Not used.

               1.4.5 Items may be arranged and divided into Cost Centres and subdivided into Activity Bills and further Parts to distinguish between those parts of the work of which the nature, location, access, limitation on sequence or timing or any other special characteristic is thought likely to give rise to different methods of construction or considerations of cost. Items shall be arranged in the general order of the Work Classification.

               1.4.6 Each part of the Cost Centres containing remeasurement items and Schedule of Rates shall be given a heading and groups of items within each part shall be given sub-headings. Headings and sub-headings shall be read as part of the item descriptions to which they apply.
                         A line shall be drawn across the item description column below the last item to which each heading or sub-heading applies. Headings and sub-headings shall be repeated at the start of each new page which lists items to which they apply.

               1.4.7 All work shall be itemised and the items shall be described in accordance with the System Classification, but further itemisation and additional description may be provided if the nature, location, importance or any other special characteristic of the work is thought likely to give rise to special methods of construction or considerations of cost.

               1.4.8 Descriptions shall identify the work covered by the respective items, but the exact nature and extent of the work is to be ascertained from the Drawings, Specification and Conditions of Contract, as the case may be, read in conjunction with the System

                                       (5)                          Jan 25, 1999

BSMM                                                                        KCRC

                         Classification.

               1.4.9 Any detail of description required to be given in accordance with the System Classification may be omitted from an item description provided that a reference is given in its place which identifies precisely where the omitted information may be found on the Drawings or in the Specification.

               1.4.10 Where an item description compiled in accordance with the System Classification would be insufficient to identify clearly the particular work covered by the item additional description shall be given to identify the work by reference to its location or other physical features shown on the Drawings or described in the Specification.

               1.5.1     Not used.

Quantities     1.6.1     Fractional quantities below 0.50 shall be rounded down
                         to the nearest whole number and fractional quantities of 0.50 and above shall be rounded up to the nearest whole number.

               1.6.2 Where the application of 1.6.1 would cause an entire item to be eliminated, such item shall be billed as one whole unit.

               1.6.3 In giving dimensions, the order should be consistent and generally in the sequence of length, width and height.

Units of       1.7.1     The following units of measurements and abbreviations
Measurement              shall be used.

                         Unit                Abbreviation
                         ----------------    ------------
                         Millimetre          mm
                         Metre               m
                         Square millimetre   mm/2/ or mm2
                         Square metre        m/2/ or m2
                         Cubic metre         m/3/ or m3
                         Kilogram            kg
                         Tonne               t
                         Sum                 sum
                         Number              nr
                         Hour                h
                         Week                wk
                         Pair                pr

                                       (6)                          Jan 25, 1999

BSMM                                                                        KCRC

               1.7.2 Each measurement shall be taken to the nearest 10 millimetres (i.e. 5 millimetres and over shall be regarded as 10 millimetres and less than 5 millimetres shall be disregarded).

               1.7.3 Notwithstanding paragraph 1.7.2 this rule shall not apply to any dimension stated in descriptions.

               1.7.4 The Pricing Document should be prepared using Microsoft Excel, Version 5.0 and set out on both sides of A4 size paper, in portrait style. The layout working down the page shall be as follows:

                         16mm    Top Margin

                         16mm    Page Headers comprising:
                                 Contract No., Pricing Schedule, Cost Centre and Cost Centre Description (in lower case with first letters capitalized)

                         8mm     Column Headings (see below)

                         223mm   Pricing Schedule Items

                         20mm    Page Footers comprising:
                                 To Summary of Cost Centre or To Pricing
                                 Schedule Summary (in lower case with first letters capitalized) Box for Page Total Page Number

                         14mm    Bottom Margin

                         The items shall be set out within columns heading and ruled consecutively as below. 14mm Margins shall be provided on both sides of the page and the layout working across the page from left to right shall be as follows:

                         Column Headed      Column width
                         ---------------    ------------

                         Item Code          23 mm
                         Item description   74 mm
                         Unit               11 mm
                         Quantity           23 mm
                         Rate HK$           23 mm
                         Amount HK$         28 mm

                                       (7)                          Jan 25, 1999

BSMM                                                                        KCRC

                         The Pricing Document shall be typed in Courier 10. Item codes, text and units shall be left justified and quantities shall be right justified.

               1.7.5 Provision shall be made for the amounts inserted on each page to be totalled and carried to a summary of the particular Cost Centre and for the total of each Summary of Cost Centre to be carried to the Pricing Schedule Summary.

               1.7.6 The Pricing Schedule Summary shall contain a tabulation of the Cost Centres of the Pricing Schedule with provision for insertion of the total of the amounts brought forward from the summaries of Cost Centre.

Completion,    1.8.1     Rates and prices shall be inserted in the rate column
Pricing and              of the Pricing Document in whole Hong Kong Dollars
Use of the               (HK$) only.
Pricing
Document       1.8.2     The Tenderer shall round down all extended fractional
                         amounts in the Pricing Schedule below HK$0.50 to the nearest whole Hong Kong dollar and shall round up all extended fractional amounts of HK$0.50 and above to the nearest whole Hong Kong dollar.

               1.8.3 Where work, including varied or additional work is measured and valued for purposes of certification and payment all extended amounts shall be rounded to the nearest whole Hong Kong dollars in accordance with the provisions of paragraph 1.8.2 above.

               1.8.4 Where rates and prices for varied or additional items are determined in accordance with the provisions of the Conditions of Contract they shall be rounded to the nearest whole Hong Kong dollar in the following manner:

                         (i) fractional parts below HK$0.50 shall be rounded down to the nearest whole Hong Kong dollar; and

                         (ii) fractional parts of HK$0.50 and above shall be rounded up to the nearest whole Hong Kong dollar.

                                       (8)                          Jan 25, 1999

BSMM                                                                        KCRC

               1.8.5 Cost Centres to be totalled and the totals carried to the Pricing Schedule Summary.

Costs          1.9.1     The rates and prices for items in all trades are,
Deemed to be             unless otherwise stated, to include for:
Included in
Items                    (i)     drilling of backgrounds and the provision of
                                 all fixings, nails, bolts, nuts, holes, screws, plugs, shot-fired pins and the like and fixing to any surface and making good on completion;

                         (ii) all fixings, hangers and supports, brackets, spring compensated and seismic restraints and isolated components;

                         (iii) assembling and jointing together the component parts of composite units, and providing any necessary connecting flanges and jointing materials;

                         (iv) caulking between all services and sleeves at services penetrations of walls, slabs, beams and the like and providing sleeves as required, pre-cut to lengths with square or splayed ends for casting in by others;

                         (v)     removing temporary work and making good;

                         (vi) bonding (defined as the means of achieving the specified level of earth continuity connection between the component part and the Earthing and Lightning Protection system described in paragraph 2.10);

                         (vii) identification, colour banding and lettering for signs, labels and the like in both English and Chinese;

                         (viii) providing and installing expansion joints, flexible couplings and isolating flanges;

                         (ix) providing of weatherproof aprons where pipework penetrates through the roof slabs;

                         (x) capping open ends during the progress of the Works to avoid ingress of dirt and water;

                                       (9)                          Jan 25, 1999

BSMM                                                                        KCRC

                         (xi) providing and installing concrete thrust blocks, anchor blocks and the like; and

                         (xii) physically marking the position of holes, mortices, chases and the like in the structural and building fabric.

                         (xiii) Fittings on drainage pipes shall also include for the provision of the correct type and angle of any bend, tee, junction, cross and the like complete with cleaning eye as necessary.

                         (xiv) The fixing of sanitary fittings is also to include the provision of all necessary connectors (e.g. W.C. connectors, etc.) as necessary.

                         (xv) Testing, setting to work and any commissioning shall also include the refilling of all fuel tanks to its full capacity after the completion of the testing and commissioning work.

                         (xvi) The rates and prices for items in all trades shall include for the supply of all additional labour for night work and overtime including all artificial light as necessary.

                         (xvii) Cutting and jointing pipework or ductwork for instrumentation including the provision of necessary fittings and the like shall be held to be included in the item for instrumentation.

               1.9.2     Unless otherwise stated, the rates and prices for:

                         (i)     Equipment shall include for:

                                 (a) all protective and decorative painting or finishes, all enclosures where required, setting and fixing in position on any background including the provision of holding down bolts, fixings, spring compensated and seismic restraints and isolating

                                      (10)                          Jan 25, 1999

BSMM                                                                        KCRC

                                         components, name tags and the like;

                                 (b) flexible connections except those which are specifically detailed in the Drawings or the Specification to ductwork, pipework, etc.;

                                 (c) Insulation to equipment shall be deemed to be included in the item of equipment; and

                                 (d) Items of equipment are to include for assembling where required, and for making all necessary joints and connections to services, overflows and expansion pipes and the like.

                         (ii) Cable whether laid in trench or duct, fixed to cable tray or in trunking or conduit shall include for all cutting to length, pulling, dressing, saddles, cable ties, cleats, markers, labels, looming and trunking, and the like and fixing to any surface and making good on completion.

                         (iii) Switches and socket outlets shall include for assembly and for the provision of flush or surface mounted boxes together with all screws and fixing to any background and all cable terminations.

                         (iv) Conduit, trunking, trays, fixings, bracketry, fittings and the like shall include for painting as described.

                         (v) Ductwork and duct fittings shall include for all joints in the running length including connections duct to duct, duct to fitting, duct to ancillary item and duct to item including all flexible connections.

                         (vi) Flexible connections of all types where measured separately include for supply of materials or complete units, fabrication, and/or assembly, fitting and/or erecting in the required position in the completed

                                      (11)                          Jan 25, 1999

BSMM                                                                        KCRC

                                 installation including all supports and/or hangers.

                         (vii) Diffusers and grilles include for all supply, fitting and fixing in position, including provision of screws, nuts, bolts, washers and the like and decorative finishes and painting.

                         (viii) Valves and the like include for stripping down, storage and preservation, re-packing glands and preparing spindles and temporary valves, prior to installation.

                         (ix) Instrumentation includes for checking calibration, prior to installation, making holes in pipes and the like and providing weldolets, nipolets and the like.

                         (x) Insulation shall include for the formation of test holes, spigot outlets, access panels, cleaning access, cleaning points and the like and for sealing around ducting at openings, through walls and partitions. Rates and prices for fire dampers shall include for insulation where required.

                         (xi) Insulation shall include for all fittings and fixings of whatever nature to secure the insulation to or around the equipment, piping or ductwork and their respective fittings, supports, hangers, and the like. Laps and additional circumferential insulation at joints shall be deemed to be included in the respective insulation items.

                         (xii)   Pipework shall include for:

                                 (a)     all short lengths and joints in the
                                         running lengths, including the
                                         provision of all loose collars,
                                         couplings, inspection eyes and similar
                                         items and all jointing materials
                                         including gaskets, bolts and nuts for
                                         flanged pipes;

                                 (b) drain points and drain cocks complete with hose unions and test plugs;

                                      (12)                          Jan 25, 1999

BSMM                                                                        KCRC

                                 (c)     automatic and manual air vents.

                         (xiii) Fittings on all gutters and pipes shall include for the

                                 a) additional joints, jointing materials and cutting required;

                                 b)      provision of separate reducers if
                                         reducing bends, reducing tees and
                                         similar of the required sizes are not
                                         available;

                                 c) the provision of all bends or elbows as appropriate where "bends" are specified; and

                                 d) the correct type and angle of any bend, tee, junction, cross and the like.

                         (xiv) Pipework fittings including connections and fixings shall in respect of pipework not exceeding 60 millimetre diameter, be deemed to be included in the pipework in which they occur.

                         (xv) All pipework shall include for all sockets, connectors and unions.

                         (xvi) Brass or copper pipes shall additionally include for all made bends.

                         (xvii) Fittings to cast iron pipes are to correspond in pattern and be purpose made if required.

                         (xviii) Sanitary fittings are to include for
                                 assembling, forming all necessary joints to service, waste, overflows, vents, etc. cutting and pinning and screwing brackets, etc. to brickwork, blockwork or concrete, leaving or forming holes through brickwork, blockwork or concrete, making good and adjusting and leaving in perfect working order and pointing with silicone sealant at junction with walls.

                                      (13)                          Jan 25, 1999

BSMM                                                                        KCRC

                         (xix) Spare parts shall include for uncrating, checking, re-crating and delivery to storage.

                         (xx) Painting of pipework and ductwork supports, brackets, valves, in-line equipment and ancillaries shall be included in the respective pipework and ductwork rates and prices.

                         (xxi) Paintwork shall include all multi-colour work and cutting to line.

                         (xxii) Testing, setting to work and any commissioning shall include:

                                 a) the cost of all necessary power (other than electricity), fuel, and consumables, the provision of all instruments and the provision of all things necessary to carry out the testing and commissioning, as described, including the preparation of test certificates and the witnessing of the testing and commissioning by the Engineer; and

                                 b)      carrying this work out in phases or
                                         parts and upon completion.

               1.9.3 The Contractor shall be deemed to have considered paragraph 1.9 in its entirety and therefore to have allowed for same in his pricing of the work.

Work Under     1.10.1    All work required to be carried out in tunnels,
Special                  entrances to tunnels or shafts shall be given
Conditions               separately.

                                      (14)                          Jan 25, 1999

BSMM                                                                        KCRC

Coding and     1.11.1    For convenience of reference each item in the Pricing
Item                     Document has been assigned a code number consisting of
Numbers                  pair of letters and not more than seven digits (except
                         for Lump Sum Item) as follows:

                         (i)     Lump Sum Items

                                 Each lump sum item in the Pricing Schedule shall be assigned a unique code number consisting of the letters LS followed by a Cost Centre letter and a number in ascending order, e.g.

                                 Lump Sum.............. LS
                                 Cost Centre B.........  B
                                 Item No...............  3

                         (ii)    Remeasurement Items

                                 Each remeasurement item shall be coded with a Work Classification Class of the BSMM and numeric digits. The numeric digits give the position of the item in the first and second divisions etc. of the class in the Work Classification of Method of Measurement. e.g.

                                 Work Classification of
                                 BSMM (e.g.)................  BA
                                 First Division No..........  02
                                 Second Division No.........  03
                                 Additional Description No..   1

                                 The above Code equates to Electrical
                                 Installation (BA), Incoming Services (02),
                                 Trunking (03)..... descriptive item.

                                      (15)                          Jan 25, 1999

BSMM                                                                        KCRC

                         (iii)   Schedule of Rates

                                 The Schedule of Rates item numbering system shall follow that for remeasurement item (b) above, e.g.

                                 Work Classification of
                                 BSMM (e.g.)................  BA
                                 First Division No..........  02
                                 Second Division No.........  03
                                 Additional Description No..   1

               1.11.2 Code numbers shall be used to number the items in the Pricing Document, the items within the Pricing Document being listed in order of ascending code number.

               1.11.3 Code numbers used as item numbers in the Pricing Document shall not form part of the item descriptions or be taken into account in the interpretation of the Contract.

                                      (16)                          Jan 25, 1999

BSMM                                                                        KCRC

                         SECTION 2

                         ELECTRICAL INSTALLATIONS

Classification 2.1.1     Systems, together with their trunking, ducting, cable
of Systems               trays and conduits (unless associated with more than
                         one installation), shall be classified as follows and given under appropriate headings:

                         (i) Primary generation equipment including generators, cabling and associated equipment.
                         (ii) Incoming services including feeder cables, main switchgear and associated equipment.
                         (iii) Standby equipment including generators, batteries, cabling and associated equipment.
                         (iv) Main distribution from main switchgear to and including local distribution equipment and associated cabling.
                         (v) Lighting and power including appliances, each system given under an appropriate heading.
                         (vi) Heating (e.g. under-floor, radiation, convection, and the like) each system given under an appropriate heading.
                         (vii) Electrical work associated with other services installations, each system given under an appropriate heading.
                         (viii)  Earthing and lightning protection systems.
                         (ix) Other special services, identifying whether direct current, extra low voltage, flameproof, pressurised installations, etc. each system given under an appropriate heading.
                         (x)     Trunking, ducting, cable trays and conduits
                                 associated with more than one system.

               2.1.2 The following systems are not to be measured under this section but are to be measured in accordance with
                         Section 5 herein.

                         (i) Communication systems (e.g. telephone, public address, closed circuit television, clocks, bells and the like) each system given under an appropriate heading.
                         (ii) Alarm systems (e.g. fire alarms, security alarms and the like) each system given under an appropriate heading.

                                      (17)                          Jan 25, 1999

BSMM                                                                        KCRC

                         (iii) Building automation systems and management systems.

Equipment      2.2.1     Unless otherwise stated Equipment (e.g. prime-movers,
and Control              motors, fans, mechanical drives, batteries, rectifiers,
Gear                     circuit-breakers, feeder-pillars, transformers and the
                         like) shall be enumerated stating the rated capacity and type and shall identify the appropriate
                         Specification clause or Drawings reference.

                         Unless otherwise stated Switchgear (e.g. fuse-and-link disconnecting boxes, isolating-switches, changeover-switches, switch-fuses, fused-switches, distribution boards, contactors, starters, busbar-chambers and the like) shall be enumerated stating the rated capacity and type.

               2.2.2 Composite units shall be enumerated. Particulars of component parts shall be given together with details of any materials required for assembly.

               2.2.3 Connecting cable ends or cable tails shall be deemed to be included in the item to which they are connected. Cable termination glands shall be given in accordance with paragraph 2.7.6. Couplings to, and forming holes for conduit entry to equipment, shall be deemed to be included in the item of equipment.

               2.2.4 Connections between trunking and equipment or control gear shall be deemed to be included in the item to which they are connected. All cutting, drilling, bushing material and jointing shall be deemed to be included in the item.

               2.2.5 Links, fuses, circuit breakers, gland plates, terminal boxes and the like which form part of the item shall be given in the description.

Conduits       2.3.1     Conduit shall be given by length measured over all
(except final            conduit fittings, boxes, short running lengths and
circuits)                branches stating the type and nominal size. Draw-
                         wires, draw-cables and the like shall be deemed to be included in the item.

               2.3.2 Bending, cutting, screwing, jointing and providing all conduit fixings and fittings, except those required by paragraph 2.3.4, shall be deemed to be included within

                                      (18)                          Jan 25, 1999

BSMM                                                                        KCRC

                         the conduit item.

               2.3.3 Conduit descriptions shall state whether surface fixed or embedded.

               2.3.4 Special boxes, conduit-boxes, adaptable boxes and the like used with cable-termination glands, floor trap boxes, and purpose made boxes, required for drawing in cables, flameproof boxes and expansion joints as necessary shall be held to be included in the conduit item.

               2.3.5 Flexible conduits shall be enumerated stating the size, type, overall length measured in 0.50 metre stages. Cutting, jointing and providing all conduit fittings shall be deemed to be included in the item.

               2.3.6 Components and the forming of holes for making connections of conduit into trunking shall be deemed to be included in the item of conduit. Couplings to and forming holes for conduit entry to equipment shall be deemed to be included in the item of equipment.

Trunking       2.4.1     Trunking shall be given by length measured over all
                         fittings, short running lengths and branches stating the type and size of trunking, the number and size of any compartments. Joints in the running length and components for bonding as defined in paragraph
                         1.9.1(vi) shall be deemed to be included in the item.
                         Pin racks where required, shall be deemed to be included in the item.

               2.4.2 Fittings shall be enumerated as extra over the item in which they occur. Stop ends shall be enumerated separately stating the size. Cutting and jointing trunking to fittings shall be deemed to be included in the item.

Busbar         2.5.1     Busbar trunking shall be given in accordance with
Trunking                 paragraph 2.4.1, stating the type, number and rated
and Fittings             capacity of the conductors and the method of
                         connecting.

               2.5.2     Fittings shall each be enumerated as extra over the
                         item in which they occur. Stop ends shall be enumerated separately stating the size. Jointing busbar trunking to fittings shall be deemed to be included in the item.

                                      (19)                          Jan 25, 1999

BSMM                                                                        KCRC

               2.5.3 Tap-off units, feeder units, expansion joints, special fittings, special supports and the like shall be described and enumerated stating the type, size and rated capacity where applicable.

               2.5.4 Connections between busbars and equipment shall be held to be included in the item of busbar trunking fittings.

Trays and      2.6.1     Trays and ladders shall be given by length measured
Ladders                  over all fittings, short running lengths and branches
                         stating the type, size and method of jointing.

               2.6.2 Fittings shall each be enumerated as extra over the trays or ladders. Stop ends shall be enumerated separately stating the size. Cutting and jointing trays and ladders to fittings shall be deemed to be included in the item.

               2.6.3 Cutting openings in trays shall be deemed to be included.

Cables         2.7.1     Cables shall be given by length measured net length
(except final            (except for the allowances stated in paragraph 2.7.2
circuits)                following) between equipment, control-gear, fittings,
                         accessories and the like, stating the type, size, number and size of cores and rating or alternatively may be enumerated stating the appropriate cable reference or the reference of the items of switchgears or distribution boards to which they are connected and the size and type of cable where distribution diagrams and location drawings showing the position of main and sub-main switchgears and distribution boards are provided. Colour coding or other identification markings shall be deemed to be included.

                         The rates for the cable enumerated under this paragraph are to include but not limited to the following: cables, trunking, trays, ladders, conduits including flexible conduits and adaptors, outlets boxes, junction boxes, universal boxes, including special boxes, etc. as described in the BSMM paragraph 2.3.4 all fixing, screwing and jointing, termination glands and shrouds, laying in trunkings or fixing to the trays or ladders, and all earth continuity requirement.

               2.7.2     The following standard allowances shall be added to

                                      (20)                          Jan 25, 1999

BSMM                                                                        KCRC

                         cable measurement lengths for tails:

                         (i) 0.30 metre on each cable entering fittings and accessories; and

                         (ii) 0.60 metre on each cable entering equipment and control gear.

               2.7.3 Cable descriptions shall give particulars of location classified as follows:

                         (i)     Laid in trench or open duct.

                         (ii)    Laid on arm or hanger.

                         (iii)   Fixed to cable tray, ladder or other surfaces.

                         (iv) Drawn into underground pipe duct (net length of duct)

                         (v)     Laid or drawn into trunking.

                         (vi)    Drawn into conduit.

                         (vii)   Suspended from insulators or catenaries.

                         (viii)  Wrapped around pipework or equipment.

               2.7.4 Cables drawn into existing conduits, existing ducts or existing trunking shall each be described. Removing and replacing existing covers, existing inspection lids and the like shall be deemed to be included in the item.

               2.7.5 Cable-joints shall be deemed to be included in the rates for cables. Joint-boxes, sealing-boxes and the like together with materials and heat for making the joint shall be deemed to be included in the item.

               2.7.6 Cable-termination glands shall be enumerated stating the type and size of the cable. Providing insulating material, jointing material, shrouds, lock-nuts, bushes, cable connector-blocks and connecting cable-tails thereto and the like shall be deemed to be included in the item.

                         Conduit-boxes, adaptable boxes and the like used with cable-termination glands shall be held to be included in the item of cable-termination glands.

                                      (21)                          Jan 25, 1999

BSMM                                                                        KCRC

               2.7.7 Determining circuits and lacing into circuit groups shall be deemed to be included in the item.

Final Circuits 2.8.1     Points in final circuits from distribution boards, as
(Cables,                 classified in paragraph 2.8.3, shall each be enumerated
Conduits etc.            under headings stating whether cable only or cable and
In Final                 conduit installations and where appropriate, the size
Circuits)                and type of cable, the type of conduit and means of
                         achieving earth continuity.

               2.8.2 Cables, cable trunking, trays and ladders, conduits including flexible conduits and adapters, outlet boxes, junction boxes, universal boxes, including special boxes, adaptable boxes, floor-trap boxes, purpose made boxes, flameproof boxes, expansion joints, all fixings, bending, cutting, screwing and jointing, laying in trunking or fixing in trays and ladders, the provision of draw wire or cables, and all earth continuity requirements for final circuit points shall be deemed to be included in the item. Components and forming of holes for making connections of conduit into trunking shall be deemed to be included in the point item. Couplings to and forming holes for conduit entry to equipment shall be deemed to be included in the item of equipment.

               2.8.3     Classification of points shall be as follows:

                         (i) Lighting points (one point being counted for each outlet, irrespective of the number of lamps or of the switching).
                         (ii)    One way switch points.        ) irrespective
                                                               ) of any
                         (iii)   Two way switch points.        ) grouping
                                                               ) together
                         (iv)    Intermediate switch points.   ) into gangs
                         (v)     Socket or switch-socket points (multi-gang
                                 outlets being counted as one point).
                         (vi)    Points for immersion heaters, cooker outlets,
                                 fans, air-conditioners and the like each be given separately.

               2.8.4 As an alternative to paragraphs 2.8.1, 2.8.2, and 2.8.3 final circuits may be measured in detail in accordance with paragraphs 2.3, 2.4, 2.6, and 2.7.

Fittings and   2.9.1     Luminaries, door exit signs and the like shall be
Accessories

                                      (22)                          Jan 25, 1999

BSMM                                                                        KCRC

                         described and enumerated. The items shall include reflectors, shades, lamps and the like and method of starting where appropriate.

               2.9.2 All forms of suspension (stating method) where required, shall be given in the descriptions of the items.

               2.9.3 Accessories including switches, socket outlets, thermostats, bell pushes, signal indicating units, stop/start push buttons and the like shall be described and enumerated in gangs, stating the rating and the type of each accessory. Where accessories are in gangs the number of gangs shall be stated.

               2.9.4 All boxes, accessories, connector blocks, interconnections and connecting of cable-tails and all necessary bushes, nipples, locknuts and the like and fixing in position shall be deemed to be included in the item.

Earthing and   2.10.1    Cables shall be given in accordance with paragraph
Lightning                2.7.1.
Protection

               2.10.2 Tapes shall be given by length measured net length stating type and size. Saddles, cleats, clips, holdfasts and the like shall be deemed to be included in the item.

               2.10.3 Cable and tape connections and junctions shall be included in the rates for earthing cables and tapes. Tinning, sweating and providing any jointing materials, heat, holes, rivets, bolts, nuts, washers and clamps shall be deemed to be included in the item.

               2.10.4 Bends, twists and through joints shall be deemed to be included in the item.

               2.10.5 Air terminations, test-clamps, earth bars, earth-electrodes and the like shall each be enumerated separately stating the type and size. Driving electrodes into ground shall be given in the description. Connecting electrodes to conductors shall be deemed to be included in the item.

               2.10.6 Bonding to all exposed or extraneous conductive parts of equipment, pipework, ductwork and miscellaneous metalwork item shall be described and given as an item. Bonding shall be defined as the means of

                                      (23)                          Jan 25, 1999

BSMM                                                                        KCRC

                         achieving the specified level of earth continuity connection between the component part and the Earthing and Lightning Protection System described in paragraph 2.10.

Sundries       2.11.1    Testing, setting to work and any commissioning shall be
                         given as an item.

               2.11.2 An item shall be given where appropriate, for each of the following:

                         (i)     Preparation of all Installation and
                                 Fabrication/Shop drawings required and
                                 distribution after review.
                         (ii) Preparation of any Design Data required submission and distribution after review.
                         (iii) Preparation of any builder's works drawings required submission and distribution after review.
                         (iv) Preparation of "as built" record drawings, stating method of presentation.
                         (v)     Provision of any mock-ups and/or prototypes.
                         (vi) Maintenance, other than that required under defects liability, stating scope and duration of maintenance required.
                         (vii) Training of Employer's staff giving scope and duration.
                         (viii) Provision of Operation & Maintenance Manuals stating requirements and number of copies.
                         (ix) Provision of spares and tools and special equipment for operating and maintenance purposes stating detailed requirements.

               2.11.3 Plates, discs and labels for the identification of plant, equipment, cables, switches and the like shall be given as an item.

               2.11.4 Fire stopping and internal fire barriers to trunking and busbar trunking other than those given in paragraphs 2.4.2 & 2.5.2 shall be given as an item.

               2.11.5 Any temporary requirement to operate an installation for purposes other than testing shall be given as an item stating the required qualification of the attendant, the duration of the operating period and the purpose (e.g. drying out of lagging, instructing the Employers staff in operating and installation etc.) and the particulars of any special insurance cover required. The provision of any fuel or power (other than

                                      (24)                          Jan 25, 1999

BSMM                                                                        KCRC

                         electricity) required shall be deemed to be included in the item.

               2.11.6 Instrumentation (e.g. gauges, thermometers, thermostats, sensors, and the like ) shall be enumerated stating the size and type.

                                      (25)                          Jan 25, 1999

BSMM                                                                        KCRC

                         SECTION 3

                         MECHANICAL INSTALLATIONS

Classification 3.1.1     Systems, together with their equipment, pipework,
of Systems               ductwork, insulation and sundries, shall be classified
                         as follows and given under appropriate headings:

                         (i)     Chilled Water.
                         (ii)    Condensate Drains.
                         (iii) Heating System stating whether Low Pressure, Medium Pressure or High Pressure.
                         (iv)    Steam and Condensate.
                         (v)     Fuel Oils.
                         (vi)    Ventilation Systems.
                         (vii)   Air Conditioning Systems.
                         (viii)  Special Exhaust Systems.
                         (ix)    Refrigeration Installations.
                         (x)     Condenser Water.
                         (xi)    Water Treatment.
                         (xii)   Control Systems stating whether Electric,
                                 Pneumatic, Hydraulic or Electronic.
                         (xiii)  Building or Station Automation Systems (to be
                                 measured in accordance with Section 5 herein).
                         (xiv)   Special Systems.
                         (xv)    Sewage Treatment.
                         (xvi)   Fire Services Installation.
                         (xvii)  Fireproofing
                         (xviii) Seawater Installation

Equipment      3.2.1     Unless otherwise stated equipment (e.g. chillers,
                         cooling towers, air handling units, fans, boilers, chimneys, tanks, heat exchangers, pumps and the like) shall be enumerated stating the duty and type.

               3.2.2 All assembly, orientation, alignment, levelling and bolting down, together with the provision of shims and packing pieces, grouting and the alignment of couplings between drivers and rotating equipment shall be deemed to be included in the item.

               3.2.3 Anti-vibration mountings for plant, machinery and the like shall be deemed to be included with the items concerned. Anti-vibration material and sound-insulating material in plant and machinery

                                      (26)                          Jan 25, 1999

BSMM                                                                        KCRC

                         bases shall also be deemed to be included with the items of plant concerned.

Pipework       3.3.1     Pipework shall be classified according to specification
                         and size.

               3.3.2 Pipework shall be given by length measured over all fittings, short running lengths and branches, but not through items of in-line equipment, headers and trapping sets. Joints in the running length shall be deemed to be included. Where an in-line reduction in diameter occurs at a reducer or tee, etc., the larger diameter shall be measured over the full length of the fitting.

                         Refrigeration pipework to split type air conditioning unit shall be included within the item for air conditioning unit as described.

               3.3.3 In-line equipment, including connections shall be enumerated stating the type and size. Cutting and jointing to pipes and fittings shall be deemed to be included.

               3.3.4     Pipework fittings including connections, shall:-

                         (i) in respect of pipework not exceeding 60 millimetre diameter, be deemed to be included in the pipework in which they occur; and

                         (ii) in respect of pipework exceeding 60 millimetre diameter, be enumerated as extra over the pipework in which they occur. Reducing fittings shall be given separately and identified by the largest diameter.

                                 Cutting and jointing pipes to fittings shall be deemed to be included.

               3.3.5 Flexible and extensible pipework which are detailed in the Drawings or required in the Specification including connections shall be enumerated stating the specifications, size and length. Cutting and jointing to pipes and fittings shall be deemed to be included.

                                      (27)                          Jan 25, 1999

BSMM                                                                        KCRC

               3.3.6 Pipework in trenches or embedded shall each be so described.

               3.3.7 Flexible connectors which are detailed in the Drawings or required in the Specification shall be enumerated stating the type and size. Cutting and jointing to pipes and fittings shall be deemed to be included. Flexible connectors which are not specifically so detailed or required shall be deemed to be included in the pipework.

               3.3.8 Flow and return header pipes (except those forming an integral part of plant or equipment) shall be enumerated stating the length, specification and size of the header, the number, length, specification and size of each branch, the method of construction and method of jointing the ends.

               3.3.9 Everything necessary for jointing shall be deemed to be included in the items.

               3.3.10 Screwed sockets, tappings, bosses and welding-necks welded to pipes or flanges shall be included in the item. Perforating the pipework or flange shall be deemed to be included with the items.

               3.3.11 Connections between pipework of differing materials, shall be held to be included in the item of pipework.

               3.3.12 Pipework supports including all final supports (being any element between the structure or the support structure and the pipe), fabricated composite support structures used to fix supports for more than one installation, proprietary or specialist support systems and components and spring compensated components, pipe anchors and guides shall all be deemed to be included in the pipework.

               3.3.13 Any flanges (except puddle flanges), unions or other devices used solely for erection purposes shall be deemed to be included with the items of pipework.

               3.3.14 Puddle flanges shall be enumerated stating the type, length and the size.

               3.3.15 Wall, floor and ceiling plates shall be deemed to be included in the pipework items concerned.

                                      (28)                          Jan 25, 1999

BSMM                                                                        KCRC

               3.3.16 Trapping sets shall be enumerated as a single item stating size.

               3.3.17 Notwithstanding the requirement of paragraph 3.3.2 the refrigerant pipework including insulation shall be deemed to be included in the item of split type air conditioning unit.

Ductwork       3.4.1     Ductwork shall be classified according to specification
                         and size.

               3.4.2 Ductwork rectangular in section shall be given by area measured over all fittings, short running lengths and branches. Joints in the running length shall be deemed to be included.

               3.4.3 Fittings to ductwork rectangular in section shall be deemed to be included in the item.

               3.4.4 Ductwork circular and oval in section shall be given by area measured over all fittings, short running lengths and branches. Joints in the running length shall be deemed to be included.

               3.4.5 Fittings to ductwork circular and oval in section shall be enumerated as extra over the ductwork in which they occur. Air turning vanes shall be deemed to be included in the fittings.

               3.4.6 The following provisions refer to all ductwork whether rectangular, circular or oval;

                         (i) Where an in-line reduction in size (given by circumference/perimeter) occurs at a reducer or tee etc., the larger size shall be measured over the full length of the fitting.

                         (ii) Ductwork turns, mid-feathers, splitter dampers, access doors and openings, flashing plates, companion frames, stiffeners and all straps, hangers, rods, test holes and covers, bungs and the like shall be deemed to be included. Blank ends shall be added to the area but no deduction shall be made for intersections or openings.

                         (iii)   All cutting of ductwork and connections of

                                      (29)                          Jan 25, 1999

BSMM                                                                        KCRC

                                 ductwork to fittings, equipment and ancillaries and providing all necessary materials, heat, bolts, nuts, washers and everything necessary for making joints and connections shall be deemed to be included in the items.

               3.4.7 In-line equipment shall be enumerated stating the size and type.

               3.4.8 Ancillaries (e.g. plenums; nozzles; cowls; grills; diffusers and louvers; fire dampers; volume control dampers and the like) shall each be enumerated stating the size and specification.

               3.4.9 Linear slot diffusers shall be given by length stating the type and size. End caps for actual diffuser lengths and all necessary supports, hangers, metal brackets, suspension rods, and the like and protective painting or finishing shall be deemed to be included with the linear slot diffuser items.

               3.4.10 Flexible and extensible ductwork shall be enumerated stating the size, type and overall length measured in
                         0.50 m stages.

               3.4.11 Connections between ductwork of differing materials, flexible connections between ductwork and plant and isolated joints which differ from those given in the description of the ductwork shall be deemed to be included in ductwork and/or equipment item.

               3.4.12 Ductwork supports including all final supports (being any element between the structure, or the support structure, and the ductwork), fabricated composite support structures used to fix supports for more than one duct or installation, proprietary or specialist support systems and components and spring compensated components shall all be deemed to be included in the ductwork.

Insulation     3.5.1     Insulation shall be classified according to
                         specification, thickness and finish. Details of any protective covering, any air space between surfaces and insulation shall be given in the description.

               3.5.2     Unless otherwise stated, the following shall be

                                      (30)                          Jan 25, 1999

BSMM                                                                        KCRC

                         deemed to be included in the items:

                         (i)     All fixings and adhesives.

                         (ii) Forming laps, welts, cut outs, recesses and the like.

                         (iii) Painting, vapour seals, sealing, trowelling smooth, chamfered and sealed edges and the like.

                         (iv) Working around supports, small drains or obstructions.

               3.5.3 Insulation to pipework shall be given by length measured over all fittings stating the size and type of the pipework. Insulation to joints in the running length shall be deemed to be included.

                         Insulation to refrigerant pipework to split type air conditioning units shall be included within the item for air conditioning unit as described.

               3.5.4     Insulation to pipework fittings shall:-

                         (i) in respect of pipework not exceeding 60 millimetre diameter, be deemed to be included in the insulation to pipework in which they occur; and

                         (ii) in respect of pipework exceeding 60 millimetre diameter, be enumerated as extra over the insulation to pipework in which they occur. Reducing fittings shall be given separately, identified by the largest diameter.

                         Insulation to flanged joints shall be deemed to be included in the insulation to pipework in which they occur.

               3.5.5 Insulation to in-line equipment shall be enumerated stating the type and size of ancillaries.

               3.5.6 Insulation to external and internal surfaces of rectangular ductwork shall be described separately and shall be measured the net area in contact with the ductwork.

                                      (31)                          Jan 25, 1999

BSMM                                                                        KCRC

               3.5.7 Working insulation around rectangular ductwork fittings, stiffeners, joints and the like and the forming of angles and all other labours shall be deemed to be included with the insulation to rectangular ductwork.

               3.5.8 Insulation to external and internal surfaces of circular or oval ductwork shall be described separately and given by length stating the size of ductwork. Working insulation around joints shall be deemed to be included with the insulation.

               3.5.9 Working insulation around circular or oval ductwork fittings shall each be enumerated as extra over the insulation in which they occur.

               3.5.10 Working insulation around gauges, thermometers, thermostats, pressure and temperature plugs, sensors, and the like shall be deemed to be included with the insulation items.

               3.5.11 Insulation to in-line equipment for ductwork where applicable shall be enumerated stating the type and size of equipment and the type and size of insulation to the ductwork.

Painting of    3.6.1     Painting of pipes shall be measured by length stating
Mechanical               the classification group as follows:
Pipework
and                      (i)     Small pipes (pipes not exceeding 60 millimetres
Ductwork                         diameter).

                         (ii) Large pipes (pipes exceeding 60 millimetres diameter but not exceeding 110 millimetres diameter).

                         (iii) Pipes exceeding 110 millimetres (diameter to be stated).

               3.6.2 Painting to internal or external surfaces of rectangular, round and oval ductwork shall each be described separately and given by area and shall be deemed to include all painting around in-line equipment, gauges, thermostats, test points, accessories and the like.

               3.6.3     Priming and painting off Site and proprietary finishes

                                      (32)                          Jan 25, 1999

BSMM                                                                        KCRC

                         or surface treatments applied as part of the production process shall be deemed to be included in the items concerned.

Sundries       3.7.1     Draining and refilling existing systems shall be given
                         as an item.

               3.7.2 Testing, setting to work and any commissioning shall be given as an item.

               3.7.3 An item shall be given where appropriate, for each of the following:

                         (i)     Preparation of all Installation and
                                 Fabrication/Shop drawings required and
                                 distribution after Approval.

                         (ii) Preparation of any Design Data required submission and distribution after review.

                         (iii) Preparation of any builder's works drawings required submission and distribution after review.

                         (iv) Preparation of "as built" record drawings, stating method of presentation.

                         (v)     Provision of any mock-ups and/or prototypes.

                         (vi) Maintenance, other than that required under defects liability, stating scope and duration of maintenance required.

                         (vii) Training of Employer's staff giving scope and duration.

                         (viii) Provision of Operation & Maintenance Manuals stating requirements and number of copies.

                         (ix) Provision of spares and tools and special equipment for operating and maintenance purposes stating detailed requirements.

               3.7.4 Plates, discs, labels and identification of plant, equipment, ancillaries, pipes, ducts, valves etc. shall be given as an item.

                                      (33)                          Jan 25, 1999

BSMM                                                                        KCRC

               3.7.5     Fire stopping shall be given as an item.

               3.7.6 Any temporary requirement to operate an installation for purposes other than testing shall be given as an item stating the required qualification of the attendant, the duration of the operating period and the purpose (e.g. drying out of lagging, instructing the Employer's staff in operating and installation etc.) and the particulars of any special insurance cover required. The provision of any fuel or power (other than electricity) required shall be deemed to be included in the item.

               3.7.7 Instrumentation (e.g. gauges, thermometers, thermostats, sensors, and the like ) shall be enumerated stating the size and type.

Work by        3.8.1     Electrical work in connection with Mechanical
Other Trades             Installations shall be grouped under an appropriate
in                       heading.
Connection
with
Mechanical
Installations

                                      (34)                          Jan 25, 1999

BSMM                                                                        KCRC

                         SECTION 4

                         PLUMBING INSTALLATIONS

Classification 4.1.1     Systems, together with their equipment, pipework,
of Systems               insulation and sundries, shall be separately classified
                         as follows:

                         (i)     Rainwater disposal.
                         (ii)    Sanitary fittings.
                         (iii)   Soil, waste and vent pipe systems.
                         (iv)    Cold water installation.
                         (v)     Hot water installation.
                         (vi)    Flushing water installation.
                         (vii)   Cleansing water
                         (viii)  Compressed air installation.
                         (ix)    Other special services, each given separately.

               4.1.2 External or underground mains and sub-mains to each service above shall be given separately.

Rainwater      4.2.1     Rainwater goods of each material and different grades
Disposal                 shall be given separately under a heading.

               4.2.2 Rainwater pipes shall be measured in accordance with the rules for measurement of pipework below.

               4.2.3 Eaves gutters shall be given by length and measured as the mean length over all bends, angles, junctions and the like with the method and fixing stated in the description. Short lengths shall be included in the item.

               4.2.4 Heads including gratings, outlets, angles and stopped ends shall each be enumerated as extra over the length of gutter with the extra joints being deemed as included in the item.

Sanitary       4.3.1     Sanitary fittings such as lavatories, urinals, sinks,
Fittings and             baths, WCs flushing cisterns together with all fixings
Plant                    shall be enumerated; joints to the service, waste and
                         overflow shall be deemed to be included within the item.

               4.3.2 Boilers, cylinders and cisterns (other than flushing cisterns) stating the size and method of fixing shall each be enumerated. The joints to the service,

                                      (35)                          Jan 25, 1999

BSMM                                                                        KCRC

                         overflow and expansion pipework shall be deemed to be included within the item.

Pipework       4.4.1     Pipes shall be classified according to nominal size,
                         substance, quality and finish with the method of jointing and fixing deemed to be included within the item.

               4.4.2     Pipework shall:

                         (i) for all locations outside of toilet, changing room and kitchen and mess room locations and the like (e.g. cleaners rooms) be given by length measured over all fittings, short running lengths and branches, headers and trapping sets. Joints in the running length shall be deemed to be included. Where an in-line reduction in diameter occurs at a reducer or tee, etc., the larger diameter shall be measured over the full length of the fitting.

                         (ii) for all locations within toilet, changing room and kitchen and mess room locations and the like (e.g. cleaners rooms) be measured as points served (e.g.. hot and cold water pipes to basin as two points, water to a flushing cistern supplying a urinal range as one point) giving the total number of points served in each location separately. Notwithstanding the provisions of paragraphs 4.4.4 through 4.4.18 below pipework sundries, fittings, insulation and the like will be deemed to be included.

                                 For the purposes of paragraph 4.4.2 the
                                 physical boundaries of a toilet, changing room and kitchen and mess room location (and the like e.g. cleaners rooms) shall be deemed to be the outside face of walls, the underside of the slab above and the upper side of the structural floor slab. Toilet, changing room and kitchen and mess room locations (and the like e.g. cleaners rooms) shall include all lobby and vestibule areas serving the location.

                                 Toilets, changing rooms, kitchens, mess rooms and the like (e.g cleaners rooms)

                                      (36)                          Jan 25, 1999

BSMM                                                                        KCRC

                                 Shall also include the pipe service ducts adjacent to and serving the locations.

               4.4.3 Connections between pipework of differing materials, shall be held to be included in the item of pipework.

               4.4.4 Pipework fittings including junctions, connections, unions, sockets and the like shall:-

                         (i) in respect of pipework not exceeding 60 millimetre diameter, be deemed to be included in the pipework in which they occur; and

                         (ii) in respect of pipework exceeding 60 millimetre diameter, be enumerated as extra over the pipework in which they occur. Reducing fittings shall be given separately and identified by the largest diameter.

               4.4.5 Sundry items and in-line equipment, including connections shall be enumerated stating the type and size. Cutting and jointing to pipes and fittings shall be deemed to be included.

               4.4.6 Plumbers brasswork items such as cones, traps, unions, ferrules, sockets, flange plates, tank connectors and the like and all valves and similar items shall be enumerated separately and the joints and fixings described for all areas outside toilet, changing room and kitchen and mess room locations.

               4.4.7 Flexible and extensible pipework which are detailed in the Drawings or required in the Specification including connections shall be enumerated stating the specifications, size and length. Cutting and jointing to pipes and fittings shall be deemed to be included.

               4.4.8 Flow and return header pipes (except those forming an integral part of plant or equipment) shall be enumerated stating the length, specification and size of the header, the number, length, specification and size of each branch, the method of construction and method of jointing the ends.

               4.4.9 Pipework in trenches or embedded shall each be so described.

                                      (37)                          Jan 25, 1999

BSMM                                                                        KCRC

               4.4.10 Flexible connectors which are detailed in the Drawings or required in the Specification shall be enumerated stating the type and size. Cutting and jointing to pipes and fittings shall be deemed to be included. Flexible connectors which are not specifically so detailed or required shall be deemed to be included in the pipework.

               4.4.11 Everything necessary used for jointing shall be deemed to be included in the items.

               4.4.12 Screwed sockets, tappings, bosses and welding-necks welded to pipes or flanges shall be included in the item in which they occur. Perforating the pipework or flange shall be deemed to be included with the items.

               4.4.13    Not Used.

               4.4.14 Pipework supports including all final supports (being any element between the structure or the support structure and the pipe), fabricated composite support structures used to fix supports for more than one installation, proprietary or specialist support systems & components, spring compensated components, anchors & guides shall be deemed to be included in the pipework.

               4.4.15 Any flanges (except puddle flanges), unions or other devices used solely for erection purposes shall be deemed to be included with the items of pipework.

               4.4.16 Puddle flanges shall be enumerated stating the type, length and the size.

               4.4.17 Wall, floor and ceiling plates shall be deemed to be included in the pipework items concerned.

               4.4.18 Trapping sets shall be enumerated as a single item stating size.

               4.4.19 Insulation shall be measured in accordance with paragraph 3.5 herein with the exception of insulation within toilet, changing room and kitchen and mess room locations and the like (e.g. cleaners rooms) where insulation shall be deemed to be included with the pipework.

                                      (38)                          Jan 25, 1999

BSMM                                                                        KCRC

Sundries       4.5.1     Draining and refilling existing systems shall be given
                         as an item.

               4.5.2 Testing, setting to work and any commissioning shall be given as an item.

               4.5.3 An item shall be given where appropriate, for each of the following:

                         (i)     Preparation of all Installation and
                                 Fabrication/Shop drawings required and
                                 distribution after review.
                         (ii) Preparation of any Design Data required submission and distribution after review.
                         (iii) Preparation of any builder's works drawings required submission and distribution after review.
                         (iv) Preparation of "as built" record drawings, stating method of presentation.
                         (v)     Provision of any mock-ups and/or prototypes.
                         (vi) Maintenance, other than that required under defects liability, stating scope and duration of maintenance required.
                         (vii) Training of Employer's staff giving scope and duration.
                         (viii) Provision of Operation & Maintenance Manuals stating requirements and number of copies.
                         (ix) Provision of spares and tools and special equipment for operating and maintenance purposes stating detailed requirements.

               4.5.4 Protective or decorative painting of plumbing installations shall be measured in accordance with paragraph 3.6 herein.

               4.5.5 Plates, discs and labels for identification of plant, equipment, ancillaries, pipes and ducts, valves and the like shall be given as an item.

               4.5.6     Fire stopping shall be given as an item.

               4.5.7 Any temporary requirement to operate an installation for purposes other than testing shall be given as an item stating the required qualification of the attendant, the duration of the operating period and

                                      (39)                          Jan 25, 1999

BSMM                                                                        KCRC

                         the purpose (e.g. drying out of lagging, instructing the Employers staff in operating and installation etc.) and the particulars of any special insurance cover required. The provision of any fuel or power (other than electricity) require shall be deemed to be included in the item.

               4.5.8 Instrumentation (e.g. gauges, thermometers, thermostats, sensors, and the like ) shall be enumerated stating the size and type.

Work by        4.6.1     Electrical work in connection with Plumbing
Other Trades             Installations shall be grouped under an appropriate
in                       heading.
Connection
with
Plumbing
Installations

                                      (40)                          Jan 25, 1999

BSMM                                                        KCRC

                         SECTION 5

                         BUILDING MANAGEMENT, ALARM & COMMUNICATIONS
                         INSTALLATIONS

Classification 5.1.1     Systems, together with their trunking, ducting, cable
of Systems               trays and conduits (unless associated with more than
                         one installation), shall be classified as follows and given under appropriate headings:

                         (i)     Building or Station Automation System.

                         (ii)    (a)     Air conditioning and mechanical
                                         ventilating systems.
                                 (b)     Plumbing and drainage systems.
                                 (c)     Fire services systems.
                                 (d)     Electrical power systems.
                                 (e)     Lifts, escalators and travelators.
                                 (f)     Lighting control.
                                 (g)     Building or station security systems.
                                 (h)     Communications systems (e.g. telephone;
                                         public address: closed circuit
                                         television; clocks, bells and the like)
                                         each system given under an appropriate
                                         heading.
                                 (i)     Alarm systems (e.g. fire alarms;
                                         security alarms and the like) each
                                         system given under an appropriate
                                         heading.
                                 (j)     Other special services or
                                         installations.

Equipment      5.2.1     Unless otherwise stated, equipment (e.g. central
                         processing units, distributed processing units, master station, operator stations and control console, display units, printers, disc drive units, data gathering panels and the like) shall be enumerated and related to the Specification or Drawings.

               5.2.2 Interfacing, connecting, interconnecting cables, jointing and making all busbar, cable, conduit, trunking and cable tray connections and the like and the provision of all associated components shall be deemed to be included in the items of equipment.

               5.2.3 The provision of all software, including back-up copies, shall be given as an item.

                                      (41)                          Jan 25, 1999

BSMM                                                                        KCRC

               5.2.4 Uninterruptible Power Supply Unit (UPS), including batteries and chargers, with all supply and interconnecting wiring etc., shall be given as an item.

Distribution   5.3.1     Cable and conduit, cable trunking, trays and ladders
and Principal            connections from the Power Source/UPS unit to each data
Inter-                   gathering equipment, master station and the like shall
connections              be given separately as an item stating the equipment
                         reference and location.

               5.3.2 Signal/Control circuits, including approved cable, conduit trunking and accessories etc. from central equipment to each data gathering equipment, master station and the like shall be given separately as an item stating the equipment reference and location.

Final Circuit  5.4.1     Circuits from each data gathering equipment, master
Points                   station and the like to field points or sensors for
                         controlling, monitoring or measurement functions, alarm provision etc. shall be enumerated under systems headings as required under paragraph 5.1.1 (ii) above, stating point of origin, function and locations or schedule reference where appropriate. The description, where appropriate, shall state that the items shall include all necessary sensors, instruments, devices, auxiliary fittings including clocks, telephones, alarm bells, loudspeakers and the like etc. and any appropriate connection thereto.

               5.4.2 Cables, trays and ladders, conduits including flexible conduits and adapters, outlet boxes, junction boxes, universal boxes, including special boxes, adaptable boxes, floor-trap boxes, purpose made boxes, flameproof boxes, expansion joints, all fixings, bending, cutting, screwing and jointing, laying in trunking or fixing in trays and ladders, the provision of draw wire or cables, and all earth continuity requirements for final circuit points shall be deemed to be included in the item. Components and forming of holes for making connections of conduit into trunking shall be deemed to be included in the point item. Couplings to and forming holes for conduit entry to equipment shall be deemed to be included in the item of equipment.

Sundries       5.5.1     Testing, setting to work and any commissioning shall be
                         given as an item.

                                      (42)                          Jan 25, 1999

BSMM                                                                        KCRC

               5.5.2 An item shall be given, where appropriate, for each of the following:

                         (i)     Preparation of all Installation and
                                 Fabrication/Shop drawings required and
                                 distribution after review.

                         (ii) Preparation of any Design Data required submission and distribution after review.

                         (iii) Preparation of any builder's works drawings required submission and distribution after review.

                         (iv) Preparation of "as built" record drawings, stating method of presentation.

                         (v)     Provision of any mock-ups and/or prototypes.

                         (vi) Maintenance, other than that required under defects liability, stating scope and duration of maintenance required.

                         (vii) Training of Employer's staff giving scope and duration.

                         (viii) Provision of Operation & Maintenance Manuals stating requirements and number of copies.

                         (ix) Provision of spares and tools and special equipment for operating and maintenance purposes stating detailed requirements.

               5.5.3 Plates, discs and labels for the identification of plant, equipment, cables, switches and the like shall be given as an item.

               5.5.4 Fire stopping shall be given as an item describing the material to be used.

                                      (43)                          Jan 25, 1999

BSMM                                                                        KCRC

                         SECTION 6
                         WORK CLASSIFICATION AND CODES

Work           6.1.1     The following Work Classifications and Codes shall be
classification           used to prepare the Cost Centres containing
                         remeasurement items and Schedule of Rates. Additional
                         Classes may be created if required.

CLASS                                 1ST DIVISION                                            2ND DIVISION
------------------------------------------------------------------------------------------------------------------------------
BA         Electrical          01     Primary generation equipment                     01     Equipment and control gear
           Installation        02     Incoming services                                02     Conduits (except final circuits)
                               03     Standby equipment                                03     Trunking
                               04     Main distribution system                         04     Busbar Trunking and fittings
                               05     Lighting and power                               05     Trays and ladders
                               06     Heating                                          06     Cables (except final circuits)
                               07     Electrical work associated with                  07     Final Circuits
                                      other services installations
                               08     Earthing and lightning protection systems        08     Fittings and accessories
                               09     Other special services                           09     Earthing and lightning
                               10     Trunking, ducting, cable trays and                      protection
                                      conduits
                               11     Sundries

BB         Mechanical          01     Chilled water                                    01     Equipment
           Installation        02     Condensate drains                                02     Pipework
                               03     Heating system                                   03     Ductwork
                               04     Steam and condensate                             04     Insulation
                               05     Fuel oils                                        05     Painting
                               06     Ventilation systems                              06     Work by others
                               07     Air conditioning systems
                               08     Special exhaust systems
                               09     Refrigeration installations
                               10     Condenser water
                               11     Water treatment
                               12     Control systems
                               13     Building or station automation systems
                               14     Special systems
                               15     Sewage treatment
                               16     Fire services installation
                               17     Fireproofing
                               18     Seawater installation
                               19     Sundries

BC         Plumbing            01     Rainwater disposal                               01     Equipment
           Installation        02     Sanitary fittings                                02     Fittings and Plant
                               03     Soil, waste and vent pipe systems                03     Pipework
                               04     Cold water installation                          04     Work by others
                               05     Hot water installation
                               06     Flushing water installation
                               07     Cleansing water
                               08     Compressed air installation
                               09     Other special services
                               10     Sundries

BD         Building            01     BM - air-conditioning and mechanical             01     Equipment
           Management,                ventilating system
           Alarm &             02     BM - plumbing and drainage systems               02     Distribution
           Communications      03     BM - fire services systems                       03     Final circuit
           Installations       04     BM - electrical power systems
                               05     Lifts, escalators and travelators
                               06     Lighting control
                               07     Building or station security systems
                               08     Communications systems
                               09     Alarm systems
                               10     Other special services or installation
                               11     Sundries

                                      (44)      Jan 25, 1999

FORM OF TENDER                                                           ANNEX 3
APPENDIX 2 - PRICING DOCUMENT                                               AAMM

                                     ANNEX 3

                            ADDITIONS AND AMENDMENTS

                                     TO THE

                             METHODS OF MEASUREMENT

17 December 2002                                            Contract No. LCC-202

FORM OF TENDER                                                           ANNEX 3
APPENDIX 2 - PRICING DOCUMENT                                               AAMM

                                     ANNEX 3

                            ADDITIONS AND AMENDMENTS

                                     TO THE

                             METHODS OF MEASUREMENT

Contents

Page 1                        Introduction

Pages A/1 - 61                Part A - Additions and Amendments to CESMM3

Pages B/l - 2                 Part B - Additions and Amendments to ABWFMM

Page C/l - 3                  Part C - Additions and Amendments to BSMM

Pages D/l - 11                Part D - General Additions and Amendments

Pages APP/1/1-2               Appendix 1 - Daywork Labour Schedule

17 December 2002                       (i)                  Contract No. LCC-202

                   This page has been left intentionally blank

                                                                         ANNEX 3
                                                                    Introduction

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               INTRODUCTION

     1 The Additions and Amendments to the Methods of Measurement (AAMM) is divided into the following parts:

                         Introduction

               Part A    Additions and Amendments to CESMM3

               Part B    Additions and Amendments to ABWFMM

               Part C    Additions and Amendments to BSMM

               Part D    General Additions and Amendments

     2 Parts A, B and C, Additions and Amendments to CESMM3, ABWFMM and BSMM contain the following types of amendments:

               "Add" means a new item has been added which is additional to the requirements contained in CESMM3, ABWFMM and BSMM.

               "Replace" means a CESMM3, ABWFMM and BSMM item has been replaced in its entirety with the item given in this AAMM.

               "Amend" means a part of a CESMM3, ABWFMM and BSMM item has been amended by replacing it with the item given in this AAMM.

               "Delete" means an item has been deleted from CESMM3, ABWFMM and BSMM. The item shall be deemed not to exist and shall not be taken into account when preparing the Bill of Quantities or remeasuring the work.

     3 Part D, General Additions and Amendments contains additional requirements.

17 December 2002                        1                   Contract No. LCC-202

                   This page has been left intentionally blank

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 1. DEFINITIONS

     1.1       Replace paragraph 1.2 with the following:

                    1.2 'General Conditions' means the Kowloon-Canton Railway Corporation General Conditions of Contract for Civil Engineering and Building Works (5 April 2000 Edition)

     1.2       Delete paragraph 1.7

     1.3       Replace paragraph 1.15 with the following:

                    1.15 'BS' means British Standard.

     1.4       Add paragraph 1.16 as follows:

                    1.16 With reference to BS4449 in the Pricing Document, this shall be construed as Construction Standard (CS2).

17 December 2002                       A/1                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 2. GENERAL PRINCIPLES

     2.1       TITLE APPLICATION AND EXTENT

               (a)  Replace paragraph 2.1 with the following:

                    2.1 The title of this document is Civil Engineering Standard Method of Measurement, third edition, which is abbreviated to CESMM3.

               (b)  Replace paragraph 2.2 with the following:

                    2.2 CESMM3 as amended by this AAMM does not deal with the preparation of Bills of Quantities for, or the measurement of, mechanical or electrical engineering work, architectural or building work or work which is seldom found in civil engineering contracts.

     2.2       OBJECTS OF THE BILL OF QUANTITIES

               Replace paragraph 2.4 with the following:

                    2.4 The objects of the Bill of Quantities are

                    (a) to provide such information of the work as to enable tenders to be prepared efficiently and accurately; and

                    (b) when a Contract has been entered into, to provide for use of the priced Bill of Quantities in the valuation of work executed in respect of remeasurement items and variations.

17 December 2002                       A/2                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 3. APPLICATION OF THE WORK CLASSIFICATION

               No amendments.

17 December 2002                       A/3                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 4. CODING AND NUMBERING OF ITEMS

               Replace paragraph 4.1 & 4.2 with the following:

     4.1       CODING

               For convenience of reference each item in the Pricing Schedule has been assigned a code number consisting of a letter and not more than five digits (except for Lump Sum Items) as follows:

               (a)  Lump Sum Items

                    Each lump sum item in the Pricing Schedule shall be assigned a unique code number consisting of the letters LS followed by a Cost Centre letter and a number in ascending order, e.g.

                              Lump Sum....................LS
                              Cost Centre B............... B
                              Item No..................... 3

               (b)  Remeasurement Items

                    Each remeasurement item shall be coded with a Work Classification Class of the Method of Measurement and numeric digits. The numeric digits give the position of the item in the first, second and third divisions etc. of the class in the Work Classification of Method of Measurement, e.g.

                    Work Classification of
                    SMM (e.g.) ............................G
                    First Division No......................5
                    Second Division No.....................2
                    Third Division No......................9
                    Additional Description No..............1

17 December 2002                       A/4                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
4.1 (Cont'd)   (c)  Schedule of Rates

                    The Schedule of Rates item numbering system shall follow that for remeasurement item (4.1 (b) above), e.g.

                    Work Classification of
                    SMM (e.g.).............................G
                    First Division No......................3
                    Second Division No.....................4
                    Third Division No......................5
                    Additional Description No..............1

     4.2       ITEM NUMBERS

               (a)  Replace paragraph 4.3 with the following:

                    4.3 Code numbers shall be used to number the items in the Pricing Document, the items within the Pricing Document being listed in order of ascending code number.

               (b)  Replace paragraph 4.4 with the following:

                    4.4 Code numbers used as item numbers in the Pricing Document shall not form part of the item descriptions or be taken into account in the interpretation of the Contract.

     4.3       CODING OF UNCLASSIFIED ITEMS

               Replace paragraph 4.5 with the following:

                    4.5 Where a feature of an item is not listed in the Works Classification, the digit 9 or 9b (in case of item B4 of the Amendments to CESMM3 hereinafter in relation to the Instrumental Observations) shall be used in the appropriate positions in the code number.

17 December 2002                       A/5                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 5. PREPARATION OF THE BILL OF QUANTITIES

     5.1       SECTIONS OF THE BILL OF QUANTITIES

               Delete paragraph 5.2.

     5.2       LIST OF PRINCIPAL QUANTITIES

               Delete paragraph 5.3.

     5.3       PREAMBLE

               (a)  Replace paragraph 5.4 with the following:

                    5.4 The AAMM shall state the methods of measurement other than CESMM3, if any, which have been adopted in the preparation of the Bill of Quantities and which are to be used for the measurement of any part of the Works. Such methods of measurement shall comprise those adopted and to be used for any work not covered by CESMM3 and any amendments to CESMM3 which have been adopted and are to be used. Amendments comprising abbreviation of CESMM3 are usually necessary for Contractor-designed work and work which is intended to involve selection between alternatives at the discretion of the Contractor.

               (b)  Replace paragraph 5.5 with the following:

                    5.5 Where excavation, boring or driving is included in the work a definition of rock shall be given in the AAMM and this definition shall be used for the purposes of measurement.

     5.4       DAYWORK SCHEDULE

               (a)  Replace paragraph 5.6 with the following:

                    5.6 The Dayworks shall be a statement compiled and calculated in accordance with the requirements as mentioned in Part D of this AAMM.

17 December 2002                       A/6                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
 5.4 (Cont'd)  (b)  Replace paragraph 5.7 with the following:

                    5.7 Provisional Sums for work executed on a Daywork basis shall be given comprising separate items for labour, plant and materials. The Sums for labour, plant and materials shall each be followed by a Percentage Adjustment item given to two places of decimals. The price inserted against each such item shall be calculated by applying the Percentage Adjustment item percentage addition or deduction to the amount of the associated Sum.

     5.5       DIVISION OF THE BILL OF QUANTITIES INTO PARTS

               Replace paragraph 5.8 with the following:

                    5.8 The items in the Pricing Schedule which are to be priced and to contribute to the Tender Total may be arranged and divided into Cost Centres and subdivided into Activity Bills and further Parts to distinguish between those parts of the work of which the nature, location, access, limitation on sequence or timing or any other special characteristic is thought likely to give rise to different methods of construction or considerations of cost. General Class A items shall be grouped as a separate Cost Centre ( Cost Centre A ) of the Pricing Schedule. Items in the Bill of Quantities shall be arranged in the general order of the Work Classification.

     5.6       PRIME COST ITEMS

               (a)  Delete paragraph 5.15.

               (b)  Delete paragraph 5.16.

     5.7       PROVISIONAL SUMS

               Replace paragraph 5.17 with the following:

                    5.17 Provisional Sums for specific items of work which may be required shall be included in the last Cost Centre of the Pricing Schedule.

17 December 2002                       A/7                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     5.8       QUANTITIES

               Replace paragraph 5.18 with the following:

                    5.18 The measurement of the quantities for the purpose of valuation of variations pursuant to Clause 56 of the General Conditions and the admeasurement of the actual quantities for Cost Centres containing remeasurement items shall be computed nett using dimensions from the Drawings, unless directed otherwise by a measurement rule in the Methods of Measurement or by the Contract, and no allowance shall be made for bulking, shrinkage or waste. Fractional quantities below 0.50 shall be rounded down to the nearest whole number and fractional quantities of 0.50 and above shall be rounded up to the nearest whole number, except in the case of steel bar reinforcement and Structural and Miscellaneous metalwork measured by weight which shall be given to two places of decimals. Where the application of above would cause an entire item to be eliminated, such item shall be billed as one whole unit.

     5.9       UNITS OF MEASUREMENT

               Add new unit of measurement and abbreviation to paragraph 5.19 as follows:

                    Pair      pr

     5.10      WORK AFFECTED BY WATER

               Replace paragraph 5.20 with the following:

                    5.20 The Contractor shall allow in the rates for taking all measures required to execute the work affected by non-tidal open water or tidal water. For the purpose of this Contract, works affected by water will not be identified separately.

17 December 2002                       A/8                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     5.11      FORM AND SETTING

               (a)  Replace paragraph 5.22 with the following:

                    5.22 The Bill of Quantities shall be prepared using Microsoft Excel, Version 5.0 or later version, and set out on both sides of A4 size paper, in portrait style. The layout working down the page shall be as follows:

                    16mm      Top Margin

                    16mm      Page Headers comprising:
                              Contract No., Pricing Schedule, Cost Centre and Cost Centre Description (in lower case with first letters capitalized)

                    8mm       Column Headings (see below)

                    223mm     Pricing Schedule Items

                    20mm      Page Footers comprising:
                              To Summary of Cost Centre or To Pricing Schedule Summary (in lower case with first letters capitalized)
                              Box for Page Total
                              Page Number

                    14mm      Bottom Margin

                    The items shall be set out within columns heading and ruled consecutively as below. 14mm Margins shall be provided on both sides of the page and the layout working across the page from left to right shall be as follows:

                    Column Headed            Column Width
                    -------------            ------------
                    Item Code                23mm
                    Item Description         74mm
                    Unit                     11mm
                    Quantity                 23mm
                    Rate HK$                 23mm
                    Amount HK$               28mm

                    The Bill of Quantities shall be typed in Courier 10. Item codes, text and units shall be left justified and quantities shall be right justified.

17 December 2002                            A/9             Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
5.11 (Cont'd)  (b)  Replace paragraph 5.23 with the following:

                    5.23 Provision shall be made for the amounts inserted on each page to be totalled and carried to a summary of the particular Cost Centre and for the total of each Summary of Cost Centre to be carried to the Pricing Schedule Summary.

     5.12      GRAND SUMMARY

               Replace paragraph 5.24 with the following:

                    5.24 The Pricing Schedule Summary shall contain a tabulation of the Cost Centres of the Pricing Schedule with provision for insertion of the total of the amounts brought forward from the summaries of Cost Centre.

     5.13      GENERAL CONTINGENCY ALLOWANCE

               Delete paragraph 5.25.

     5.14      ADJUSTMENT ITEM

               Replace paragraph 5.26 with the following:

                    5.26 Not used

     5.15      TOTAL OF THE PRICED BILL OF QUANTITIES

               Replace paragraph 5.27 with the following:

                    5.27 Not used

17 December 2002                      A/10                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 6. COMPLETION, PRICING AND USE OF THE BILL OF QUANTITIES

     6.1       INSERTION OF RATES AND PRICES

               (a)  Replace paragraph 6.1 with following:

                    6.1 Rates and prices shall be inserted in the rate column of the Bill of Quantities in whole Hong Kong dollars only.

               (b)  Add new paragraph 6.1(a) as follows:

                    6.1(a) The Tenderer shall round down all extended fractional amounts in the Pricing Schedule below HK$0.50 to the nearest whole Hong Kong dollar and shall round up all extended fractional amounts of HK$0.50 and above to the nearest whole Hong Kong dollar.

               (c)  Add new paragraph 6.1(b) as follows:

                    6.1(b) Where rates and prices for varied or additional items are determined in accordance with the provisions of the General Conditions they shall be rounded to the nearest whole Hong Kong dollar in the following manner:

                    (i) Fractional parts below HK$0.50 shall be rounded down to the nearest whole Hong Kong dollar.

                    (ii) Fractional parts of HK$0.50 and above shall be rounded up to the nearest whole Hong Kong dollar.

               (d)  Add new paragraph 6.1(c) as follows:

                    6.1(c) Where work, including varied or additional work, is measured and valued for purposes of certification and payment all extended amounts shall be rounded to the nearest whole Hong Kong dollars in accordance with the provisions of clause 6.1(b) above.

17 December 2002                      A/11                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     6.2       PARTS TO BE TOTALLED

               (a) Replace the marginal heading to paragraph 6.2 with the following:

                    Cost Centres to be totalled.

               (b)  Replace paragraph 6.2 with the following:

                    6.2 Cost Centres to be totalled and the totals carried forward to the Pricing Schedule Summary.

     6.3       ADJUSTMENT ITEM

               Delete paragraphs 6.3, 6.4 and 6.5.

17 December 2002                      A/12                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 7. METHOD RELATED CHARGES

     7.1       CHARGES NOT TO BE MEASURED

               Replace paragraph 7.6 with the following:

                    7.6 Method-Related Charges shall not be subject to admeasurement but shall be deemed to be prices for the purposes of Clause 56.2 of the General Conditions and paragraph B2.7 of the Preamble.

     7.2       PAYMENT

               Replace paragraph 7.7 with the following:

                    7.7 Method-Related Charges shall be certified and paid pursuant to Clauses 66 and 67 of the General Conditions.

     7.3       PAYMENT WHEN METHOD NOT ADOPTED

               Replace paragraph 7.8 with the following:

                    7.8 In the event of the satisfactory execution of any part of the Works which has been the subject of an item for a Method-Related Charge using, whether in whole or in part, a method other than that described in the item the Contractor shall nevertheless be entitled to payment of the Method-Related Charge, or the balance thereof, as the case may be. The amount of a Method-Related Charge shall be neither increased nor decreased by reason only of any change in method made by the Contractor, unless such change has been ordered by the Engineer, in which case the provisions of Clause 54 of the General Conditions shall apply.

17 December 2002                      A/13                   Contract No.LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 8. WORK CLASSIFICATION

     8.1       (a)  Amend Work Classification Class Y: Sewer and water main renovation and ancillary works to read as follows:

                    Class Y: Utilities

               (b) Delete Work Classification Class Z: Simply building works incidental to civil engineering works.

17 December 2002                      A/14                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS A: GENERAL ITEMS

     A1        CONTRACTUAL REQUIREMENTS

               (a)  Replace Second Division items 1 to 3 with the following:

                    1    Contractor's Bond
                    2    Off-shore Manufacturing Bond
                    3    Contractor's Insurance
                    4    Administration of all insurances required under the
                         Contract including but without limitation Employee's
                         Compensation and Statutory Employee's Compensation
                         Levy.

               (b) Amend Coverage Rule C1 to read as follows:

                    C1      Items for insurance classed as contractual
                    requirements shall be deemed to include only provision of insurance in accordance with Clause 33 of the General Conditions unless otherwise stated.

               (c) Add New Coverage Rule C1A as follows:

                    C1A     The item for administration of all insurances
                    required under the Contract shall also include the payment of any excesses and all costs and expenses incurred by the Contractor in administering all insurances required by the Contract and/or taken out by the Contractor and all insurance claims received.

     A2        SPECIFIED REQUIREMENTS

               (a) Delete Measurement Rule M2.

               (b) Delete Definition Rule D1.

               (c) Replace Additional Description Rule A1 with the following:

                    A1      Item descriptions for work classed as specified
                    requirements to be carried out after the issue of the Substantial Completion Certificate for the Works shall so state.

               (d) Delete Additional Description Rule A3.

               (e) Add new Coverage Rule C2 as follows:

                   C2      Item for testing shall be deemed to include both
                   testing and provision of samples required for testing (whether by the Contractor or the Engineer) including preparation for transportation and testing and delivery.

17 December 2002                      A/15                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
A2 (Cont'd)    (f)  Add new Second Division item 8 corresponding to First
                    Division item 2 as follows:

                    8 Temporary Works

               (g) Add new Third Division items 1-8 corresponding to Second Division item 8 as follows:

                    1    Hoardings and Fencing
                    2    Project Signboards
                    3    Utility Diversion
                    4    Security
                    5    Access Scaffolding
                    6    Piling
                    7    Hard standings
                    8    Ground Treatment

               (h)  Add new Measurement Rule M3A as follows:

                    M3A     Piling shall be classified as Temporary Works except
                    as may be expressly provided in the Contract in which event it shall be measured under the provisions of Classes P and Q.

               (i)  Add new Measurement Rule M3B as follows:

                    M3B     Ground Treatment shall be classified as Temporary
                    Works except as may be expressly provided in the Contract in which event it shall be measured under the provisions of Class C.

               (j)  Add new Coverage Rule C3 as follows:

                    C3      Item for hoarding and fencing shall be deemed to
                    include for supply, erection, painting and maintenance to meet the specified requirements including either making good hoarding and fencing before handing over to the Employer or taking down and disposal as specified.

               (k)  Add new Coverage Rule C4 as follows:

                    C4      Item for piling shall be deemed to include ground
                    treatment to temporary piling.

17 December 2002                      A/16                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
A2 (Cont'd)    (l)  Add new Coverage Rules C5 as follows:

                    C5      Item for ground treatment shall be deemed to include
                    ground treatment to Permanent Works except as may be expressly provided in the Contract.

               (m)  Add new Coverage Rule C6 as follows:

                    C6      Item for utility diversion shall be deemed to
                    include subsequent maintenance, removal of temporary diversion and making good to match existing.

     A3        METHOD-RELATED CHARGES

               Amend Third Division item 4 corresponding to Second Division item 1 to read as follows:

                   4        Stores and Workshops

     A4        PROVISIONAL SUMS

               (a)  Replace Third Division items 1-8 with the following:

                    1    Labour
                    2    Percentage adjustment to Provisional Sum for Daywork
                         labour
                    3    Materials
                    4    Percentage adjustment to Provisional Sum for Daywork
                         materials
                    5    Contractor's Equipment
                    6    Percentage adjustment to Provisional Sum for Daywork
                         Contractor's Equipment.

               (b)  Replace Measurement Rule M5 with the following:

                    M5      Adjustments shall be inserted against items for
                    percentage adjustment to Provisional Sums for Daywork labour, materials and Contractor's Equipment.

17 December 2002                      A/17                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     A5        NOMINATED SUB-CONTRACTS

               (a)  Delete First Division items 5 and 6.

               (b) Delete Second Division items 1 to 4 corresponding to First Division item 5 and 6.

               (c)  Delete Measurement Rule M6.

               (d)  Delete Additional Description Rules A5 and A6


     A6        ADD NEW CATEGORY AS FOLLOWS:

                    First Division        Second Division         Third Division
                  --------------------------------------------------------------
                  7 Other specified    1 General Attendance for
                    requirements         Project Contractors

                                       2 Temporary Electricity
                                         Supply

     A7        OTHER SPECIFIED REQUIREMENTS

               (a)  Add new Coverage Rule C8 as follows:

                    C8      Items for general attendance shall be deemed to
                    include providing general attendance on Project Contractors as per the Specification.

               (b)  Add new Coverage Rule C9 as follows:

                    C9      Items for temporary electricity supply shall be
                    deemed to include the provision, maintenance and removal of the electrical supply in accordance with the Specification.

               (c)  Add new Additional Description Rule A7 as follows:

                    A7      Item descriptions for general attendance for Project
                    Contractors shall identify separately each Project Contractor by contract number and title.

17 December 2002                      A/18                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
A7 (Cont'd)    (d)  Add new Additional Description Rule A8 as follows:

                    A8      Item descriptions for temporary electricity supply
                    shall identify the specifications containing any requirements for electricity supplies for Project Contractors, in addition to the requirements of the Specification.

     A8        ADD NEW CATEGORY AS FOLLOWS:

               (a)    First Division     Second Division      Third Division
                    ------------------------------------------------------------
                    8  Contractor's    1  Contractor's
                       Requirements       Design Costs

                                       2  Supply, erect    1  Offices
                                          and remove on    2  Laboratories
                                          completion       3  Cabins
                                                           4  Stores and
                                                              Workshops
                                                           5  Canteens and
                                                              Messrooms

                                       3  Supply, install  1  Electricity Supply
                                          and remove       2  Water Supply
                                          completion       3  Site
                                                              Communication
                                                              facilities
                                                           4  Temporary
                                                              drainage and
                                                              sewage disposal

17 December 2002                      A/19                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS B: GROUND INVESTIGATION

     Bl        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:   Ducts for piezometers and inclinometers cast in
                                diaphragm walls and piles (included in Classes C and P)
                                Excavation not carried out for the purpose of ground investigation (included in Class E)
                                Boring for piling (included in Classes P and Q)
                                Trial holes for utilities (included in Class Y)

     B2        ROTARY DRILLED BOREHOLES

               (a)  Add new Coverage Rule C3A as follows:

                    C3A     Items for rotary drilled boreholes shall include
                    drilling in any material in any type of ground.

               (b)  Add new Coverage Rule C3B corresponding to Second Division item 7 as follows:

                    C3B     Items for core boxes shall be deemed to include
                    packing the cores and transporting the core boxes to the Engineer's laboratory or such other location within Hong Kong as may be required by the Engineer.

     B3        SITE TESTS AND OBSERVATIONS

               (a) Replace Third Division item 4 corresponding to Second Division item 2 with the following:

                    4   Cone penetration            nr

               (b)  Replace Additional Description Rule A13 with the following:

                    A13     Item descriptions for cone penetration tests shall
                    state the maximum depth of the cone.

17 December 2002                      A/20                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                                                      Item Description
------------------------------------------------------------------------------------------------------------------------------------
     B4    INSTRUMENTAL OBSERVATIONS

     -------------------------------------------------------------------------------------------------------------------------------
           FIRST           SECOND            THIRD                MEASUREMENT       DEFINITION     COVERAGE         ADDITIONAL
           DIVISION        DIVISION          DIVISION             RULES             RULES          RULES            DESCRIPTION
                                                                                                                    RULES
     -------------------------------------------------------------------------------------------------------------------------------
     REPLACE THE WHOLE INSTRUMENTAL OBSERVATIONS WITH THE FOLLOWING
     6       Instrumental  1  Pressure head  1 Standpipes      m  M1A  Ducts for                   C4  Item for     A15  Item
             observations                    2 Piezometers     m  piezometers and                  inclinometers,   descriptions for
                                             3 Install covers nr  inclinometers                    settlement       instrumental
                                             4 Monitoring  visit  cast in                          gauges and       observations
                                             5 Reporting      nr  diaphragm walls                  magnetic         shall state
                                                                  and piles are                    extensometers    details of the
                           2  Inclinometers  1 Installations   m  excluded from                    shall be deemed  type of
                                             4 Monitoring  visit  this class and                   to include       observations and
                                             5 Reporting      nr  are included in                  provision of     the type of
                                                                  the appropriate                  special          protective
                                                                  items in Classes                 boreholes        fences.
                                                                  C and P.
                                                                                                   C5  Monitoring   A16  Item
                            3  Settlement    1 Installations  nr                    D4 Datalogger  shall be deemed  descriptions for
                               gauges        4 Monitoring  visit                    is deemed to   to include       inclinometers
                            4  Resistivity   5 Reporting      nr                    be the         taking all       and settlement
                            5  Seismic                                              instrument     readings,        gauges shall
                            6  Magnetic                                             and all other  measurements,    state whether
                               Extensometer                                         instruments    observations     the instruments
                            7  Self-potential                                       connected to   and recording,   are in special
                            8  Gravimetric                                          the            per visit per    boreholes.
                            9a Datalogger                                           Datalogger     instrument on
                                                                                    are deemed to  Site, of all
                                                                                    be sensors.    data obtainable
                                                                                                   from the
                                                                                                   instrument and
                                                                                                   all of its
                                                                                                   sensors as
                                                                                                   specified in
                                                                                                   the Contract.

                                                                                                   C6  Reporting
                                                                                                   Shall be deemed
                                                                                                   to include
                                                                                                   draft final and
                                                                                                   final reports
                                                                                                   in electronic
                                                                                                   file and/or
                                                                                                   hard copy form
                                                                                                   including
                                                                                                   submit it/them
                                                                                                   in report
                                                                                                   box(es) and
                                                                                                   folder(s) with
                                                                                                   details and
                                                                                                   format all as
                                                                                                   specified in
                                                                                                   the Contract.

17 December 2002                      A/21                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS C: GEOTECHNICAL AND OTHER SPECIALIST PROCESSES

     Cl        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:      Compaction (included in Class E)
                                   Grouting carried out within tunnels, shafts and other subterranean cavities (included in Class T)


     C2        DIAPHRAGM WALLS

               (a)  Replace Second Division item 1 with the following:

                    1    Excavation in material other than rock       m3

               (b)  Deleted Second Division item 3

               (c)  Delete Third Division items 1 to 7

               (d) Add Third Division items 1, 2 and 3 corresponding to Second Division item 2 as follows:

                    1    Rock - Class A
                    2    Rock - Class B
                    3    Toe in to rock

               (e) Add new Measurement Rules M12A, M12B, M12C, M12D, M12E, M12F and M12G as follows:

                    M12A Excavation in diaphragm walls shall be measured under the following classifications:

                              i)   Material other than rock

                                   Shall include any soft material, completely and highly decomposed rock and boulders, and artificial hard material not falling within the classification of Rock-Class A or B as defined below.

17 December 2002                      A/22                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
 C2 (Cont'd)                  ii)  Rock - Class A

                                   Shall be defined as that rock recovered in an isolated "measurable core", as described in Measurement Rule M12C, of more than 200mm but not exceeding 1300mm within any continuous length of borehole.

                              iii) Rock - Class B

                                   Shall be defined as that rock recovered in an isolated "measurable core", as described in Measurement Rule M12C, exceeding 1300mm within any continuous length of borehole.

                                   Class A and Class B rock excavation will be measured only in the area between ground level and the "measurement horizon" described in Measurement Rule M12E.

                                   Natural hard material forming part of sea walls or similar structures shall be measured in accordance with the above.

                              iv)  Toe in to rock

                                   Shall be defined as that rock between the measurement horizon and the founding level of the diaphragm wall as determined or instructed by the Engineer.

17 December 2002                      A/23                 Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                                 Item Description
--------------------------------------------------------------------------------
 C2(Cont'd)         M12B The volume of excavation in diaphragm walls shall be
                    evaluated as defined below:

                    Material other than rock

                    V = D x W x L - (Rock Class A + Rock Class B)
                    Where  -  V  =  volume
                              D  =  total depth of panel from the Commencing
                                    Surface
                              W  =  nominal width of panel as stated in the item
                                    description
                              L  =  length of wall on its axis

                    Rock Class A and Class B

                    V = W x K x (L1+L2)
                                 -----
                                   2

                    Where  -  V          =  volume
                              W          =  nominal width of panel as stated in
                                            the item description
                              K          =  length of "measurable core"
                              L1 and L2  =  respective distances from the two
                                            adjacent "test boreholes"

17 December 2002                      A/24                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
 C2 (Cont'd)        M12C    A "measurable core" for the purposes of classifying
                    rock to be excavated in diaphragm wall trenches shall be a solid cylindrical NX size core retrieved by rotary drilling from "test boreholes" placed at the nominal centres along the centre line of the diaphragm wall as specified in the Specification or Drawings and consisting of rock which cannot be broken by unaided hands. Cores of solid material which can be demonstrated to have been broken during drilling or extraction will be considered as "measurable cores" and consecutive cores from any single borehole which can be re-assembled to produce a continuous length from any single borehole shall also be considered as a single
                    "measurable core". Broken pieces which cannot be re-assembled to form a cylinder shall not be considered as a "measurable core". Notwithstanding any other exploratory boreholes ordered by the Engineer, the volume of Rock
                    Class A and Class B shall be determined solely from the "test boreholes" referred to above.

                    M12D    Where diaphragm walls are to be keyed into bedrock a
                    "theoretical bedrock line" will be determined from the results of the "test boreholes" along the centre line of the diaphragm wall. At each "test borehole" location a theoretical bedrock level will be determined by the first continuous length of borehole giving more than 50% "measurable core" recovery providing that further "measurable core" recovery from lower levels together with the information given by the adjacent "test boreholes" provides evidence of bedrock. The theoretical bedrock level shall be the top of the qualifying "measurable core".

                    The "theoretical bedrock line" shall be the straight lines joining the successive theoretical bedrock levels at each "test borehole" location. All "test boreholes" shall be used to determine the "theoretical bedrock line".

                    M12E    A "measurement horizon" shall be established for
                    diaphragm walls which are to be keyed into bedrock for measurement purposes only. The "measurement horizon" for each panel of diaphragm wall shall be deemed to be a horizontal line sited 1.5m above the highest point on the "theoretical bedrock line" within that panel.

                    M12F    Measurement Rule M12D and M12E shall not be
                    applicable to diaphragm walls which are not to be keyed into bedrock. Where diaphragm walls are not to be keyed into bedrock the toe level as determined or instructed by the Engineer for each panel of diaphragm wall shall be deemed to be the "measurement horizon" within that panel for measurement purposes.

17 December 2002                      A/25                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
C2 (Cont'd)         M12G Drilling "test boreholes" prior to diaphragm wall
                    excavation as referred to in Measurement Rule M12D shall be classed as Ground Investigation (Class B).

               (f)  Delete Additional Description Rule A5.

               (g) Replace Third Division items 1 to 8 corresponding to Second Division Items 5 and 6 with the following:

                    1 Nominal size:    not exceeding 10mm
                    2                   12mm
                    3                   16mm
                    4                   20mm
                    5                   25mm
                    6                   32mm
                    7                   40mm
                    8                   50mm or greater

               (h)  Replace Measurement Rule M10 with the following:

                    M10     The mass measured for reinforcement in diaphragm
                    walls shall include that of cast in stiffening, lifting and supporting steel detailed on the Drawings. Any additional steel required by the Contractor shall not be included in the mass measured.

               (i)  Add new Coverage Rules C5 to C11 as follows:

                    C5 Items for diaphragm walls shall include the following:

                    (i) removal and reinstatement of overhead obstructions to allow erection and movement of plant and equipment;
                    (ii) keeping full and detailed records of the work as carried out and of the ground conditions encountered;
                    (iii) taking precautions to avoid damage to structures, existing sewers, drains and services including providing temporary supports;
                    (iv) forming all joints between panels including waterbars or similar approved where specified;
                    (v)     disposal of excavated materials; and
                    (vi)    dealing with displaced bentonite.

                    C6      Items for diaphragm walls are deemed to include any
                    unspecified backfilling to empty diaphragm wall trenches e.g. to suit the Contractor's method of working or to meet safety requirements. Excavation rates are deemed to include excavating through unspecified backfill material.

17 December 2002                      A/26                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
 C2 (Cont'd)        C7      Items for diaphragm walls are deemed to include all
                    lengths of panels.

                    C8      Items for guide walls are deemed to include straight
                    and curved walls and their subsequent breaking out and removal if required.

                    C9      Items for guide walls are to include raised guide
                    walls such as to enable a head of slurry to be maintained at a suitable height above the water table.

                    C10     Items for toe in to rock shall include all plant,
                    equipment and personnel necessary for diaphragm wall construction.

                    Cl1     Items for concrete shall be deemed to include ducts
                    installed as specified and subsequent grouting and making good.

17 December 2002                      A/27                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS D: DEMOLITION AND SITE CLEARANCE

     D1        GENERAL CLEARANCE

               (a)  Replace Coverage Rule C2 with the following:

                    C2      Items for general clearance shall be deemed to
                    include the felling and removal of trees and stumps of any diameter and the backfill of holes left by stumps with approved backfilling material.

               (b)  Delete Additional Description Rule A3.

     D2        TREES

               (a)  Replace First Division item 2 with the following:

                    2       Not used

               (b) Delete Second Division items 1 to 5 corresponding to First Division item 2.

               (c)  Delete Definition Rules D2.

               (d)  Delete Coverage Rules C3.

     D3        STUMPS

               (a)  Replace First Division item 3 with the following:

                    3       Not used

               (b) Delete Second Division item 1 to 3 corresponding to First Division item 3.

     D4        BUILDINGS AND OTHER STRUCTURES

               Add new Coverage Rule C3A as follows:

                    C3A     Concrete shall be deemed to include mass and
                    reinforced concrete.

17 December 2002                      A/28                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS E: EARTHWORKS

     El        EXCLUDES

               Amend the Excludes list by adding the following:

                    Excavation to utilities (included in Class Y)

     E2        EXCAVATION BY DREDGING, EXCAVATION FOR CUTTINGS, EXCAVATION FOR
                    FOUNDATIONS AND GENERAL EXCAVATION

               (a)  Delete Measurement Rule M7

               (b)  Delete Additional Description Rule A2

     E3        EXCAVATION ANCILLARIES

               (a) Replace Second Division items 1-8 corresponding to First Division item 5 with the following:

                    1    Trimming of excavated surfaces  m2
                    2    Preparation of excavated surfaces  m2
                    3    Disposal of excavated materials  m3
                    4    Dredging to remove silt  m3
                    5    Excavation of material below the Final Surface and
                         replacement with stated material  m3
                    6    Timber supports left in  m2
                    7    Metal supports left in  m2

               (b)  Delete Measurement Rule M13

               (c)  Amend Definition Rule D5 to read as follows:

                    D5      Trimming, preparation and disposal shall be deemed
                    to be carried out upon material other than topsoil, rock or artificial hard material unless otherwise stated in item descriptions.

17 December 2002                      A/29                   Contract No.LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     E4        FILLING

               (a)  Add new Definition Rule D8A as follows:

                    D8A     Selected excavated material other than topsoil or
                    rock shall be any of the following materials all as defined under Clause 7.3 and Table 7.1 of the Standard Specification Volume 1 - Civil: fine fill, granular fill, special fill, rock fill (grade 200), rock fill (grade 400).

               (b)  Add new Definition Rule D8B as follows:

                    D8B     Non-selected excavated material other than topsoil
                    or rock shall be General Fill material as defined in Clause
                    7.3 and Table 7.1 of the Standard Specification Volume 1 - Civil.

               (c)  Delete Measurement Rule M20

               (d)  Delete Measurement Rule M21

     E5        FILLING ANCILLARIES

               (a)  Add new Second Division item 4 as follows:

                    4       Scarify surfaces   m2

               (b)  Add new Measurement Rule M24A as follows:

                    M24A    Scarify surfaces shall only be measured to surfaces
                    scarified in accordance with the Standard Specification.

               (c)  Add new Coverage Rule C3A as follows:

                    C3A     Items for scarify surfaces shall be deemed to
                    include compaction.

17 December 2002                      A/30                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     E6        LANDSCAPING

               (a)  Replace Coverage Rules C4 with the following:

                    C4      Items for landscaping shall be deemed to include
                    fertilizing, protection, trimming and preparation of surface.

               (b)  Add new Second Division item 8 as follows:

                    8    Cementitious m2.

               (c) Add new Third Division items 1 and 2 corresponding to Second Division item 8 as follows:

                    1    Chunam

                    2    Sprayed concrete

               (d) Add new Measurement Rule M26 corresponding to Second Division item 8 as follows:

                    M26     The area measured for chunam and sprayed concrete
                    shall be the actual area to which the chunam or sprayed concrete is applied.

               (e) Add new Measurement Rule M27 corresponding to Second Division item 8 as follows:

                    M27     The area of chunam or sprayed concrete measured
                    shall include that occupied by obstructions, e.g. trees, not exceeding 1m2.

               (f)  Add new Coverage Rule C5 corresponding to Second Division item 8 as follows:

                    C5      Items for chunam and sprayed concrete shall be
                    deemed to include trimming and preparation of surfaces, weep holes and mesh reinforcement.

               (g) Add new Additional Description Rule A19 corresponding to Second Division item 8 as follows:

                    A19     Item descriptions for chunam and sprayed concrete
                    shall identify work upon surfaces which are inclined at an angle exceeding 30 DEG. to the horizontal.

17 December 2002                      A/31                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS F: IN SITU CONCRETE

     Fl        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:      In situ concrete for:

                                   Capping of boreholes (included in Class B)
                                   Diaphragm walls (included in Class C)
                                   Excavation ancillaries (include in Class E)
                                   Drainage and pipework (included in Classes K and L)
                                   Piles (included in Classes P and Q)
                                   Roads, pavings, kerbs and U-channels
                                   (included in Class R)
                                   Tunnel and shaft linings (included in Class
                                   T)
                                   Foundations for fences and gates (included in Class X)
                                   Utilities (included in Class Y)
                                   Granolithic finish, screeds and other applied finishes (included in ABWFMM Class AJ)

     F2        PROVISION OF CONCRETE

               (a) Replace Second Division items 1-8 corresponding to First Division Item 2 with the following:

                    1    Class:    No fines
                    2              20/20
                    3              30/20
                    4              40/20
                    5              45/20
                    6              50/20

               (b)  Replace First Division item 3 with the following:

                    3    Not used.

               (c) Delete Second Division items 1-3 corresponding to First Division item 3.

               (d)  Delete Third Division.

               (e)  Amend Definition Rule Dl to read as follows:

                    Dl      Items for Provision of concrete shall be classified
                    in accordance with the Standard Specification Volume 2 -Structural.

17 December 2002                      A/32                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     F3        PLACING OF CONCRETE

               Add  new Additional Description Rule A5 as follows:

                    A5      Item descriptions for Other concrete forms which is
                    to steps, stairs, and landings shall so state and shall also state the waist dimension within the range as follows:

                    (a)     not exceeding 150mm
                    (b)     150-300mm
                    (c)     300 - 500mm
                    (d)     exceeding 500mm

17 December 2002                      A/33                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS G: CONCRETE ANCILLARIES

     Gl        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:      Reinforcement in diaphragm walls (included in
                                   Class C)
                                   Pre-tensioned prestressing (included in
                                   Class H)
                                   Formwork and reinforcement in precast
                                   concrete (included in Class H)
                                   Formwork and reinforcement ancillary to
                                   drainage and pipework (included in Classes K and L)
                                   Formwork and reinforcement in piles (included in Classes P and Q)
                                   Formwork and reinforcement for concrete
                                   roads, pavings and U-channels (included in Class R)
                                   Formwork for tunnel and shaft linings
                                   (included in Class T)
                                   Formwork for foundations for fences and gates
                                   (included in Class X)
                                   Formwork and reinforcement for Utilities
                                   (included in Class Y)
                                   Casting of inserts in structures for curtain walling (included in ABWFMM Class AP)
                                   Granolithic finish, screeds and other applied finishes (included in ABWFMM Class AJ)

     G2        FORMWORK

               (a) Delete Third Division items 5 and 6 corresponding to Second Division item 8.

               (b)  Replace Measurement Rule M2 with the following:

                    M2      Formwork shall not be measured for the following:

                    (a)     edges of blinding concrete not exceeding 0.2m wide
                    (b)     joints and associated rebates and grooves
                    (c)     temporary surfaces including construction joints
                            formed at the discretion of the Contractor
                    (d)     surfaces of concrete which are expressly required to
                            be cast against an excavated surface
                    (e) surfaces of concrete which are cast against excavated surfaces inclined at an angle less than 45 DEG. to the horizontal.

17 December 2002                      A/34                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
 G2 (Cont'd)        (f)     the soffit and sides of slabs and beams in "top
                            down" construction unless specifically required by the Contract
                    (g)     individual fillets, chamfers, splays, drips,
                            rebates, recesses, grooves and the like not exceeding 100 millimetres total girth

               (c)  Delete Measurement Rule M5.

               (d)  Add new Measurement Rule M5 as follows:

                    M5      The area of formwork measured shall include kickers
                    measured in m2 as part of the plane surface on which they occur.

               (e)  Replace Measurement Rule M6 with the following:

                    M6      The area of formwork measured shall include the area
                    of formwork obscured by:

                    (a)     forms for large and small voids
                    (b) forms for individual fillets, chamfers, splays, drips, rebates, recesses, grooves and the like not exceeding 100 millimetres total girth
                    (c)     inserts

               (f)  Delete Definition Rules D4 and D5.

               (g) Add new Coverage Rule C1A and C1B corresponding to First Division items 1 to 4 as follows:

                    C1A     Items for formwork measured in m2 shall be deemed to
                    include kickers expressly required or provided in accordance with the Contractor's method of construction for which a notice of no objection has been issued by the Engineer.

                    C1B     Items for formwork shall be deemed to include pipe
                    sleeves not exceeding 150 mm diameter.

               (h)  Amend Additional Description Rule A5 to read as follows:

                    A5      Items descriptions for formwork for concrete
                    components of constant cross-section shall state the principal cross-sectional dimensions of the component and its mark number or location or other specific identifying feature.

17 December 2002                      A/35                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     G3        REINFORCEMENT

               (a) Replace Third Division items 1 to 8 corresponding to Second Division items 1 to 4 with the following:

                    1  Nominal size:  not exceeding 10mm
                    2                 12mm
                    3                 16mm
                    4                 20mm
                    5                 25mm
                    6                 32mm
                    7                 40mm
                    8                 50mm or greater

               (b)  Replace Measurement Rule M8 with the following:

                    M8      The mass of reinforcement measured shall include the
                    mass of cast in of steel supports to top reinforcement detailed on the Drawings. Any additional steel required by the Contractor shall not be included in the mass measured.

               (c)  Add new Measurement Rule M9A as follows:

                    M9A     Special joints shall be measured only where they are
                    expressly required.

               (d)  Replace Coverage Rule C1 with the following:

                    Cl      Item for reinforcement shall be deemed to include
                    supporting reinforcement other than cast in steel supports to top reinforcement detailed on the Drawings.

17 December 2002                      A/36                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     G4        CONCRETE ACCESSORIES

               (a) Delete Third Division items 4 and 5 corresponding to Second Division item 1.

               (b)  Delete Coverage Rule C6.

               (c)  Delete Additional Description Rule A13.

               (d) Add new Measurement Rule M17 corresponding to Second Division item 3 with the following:

                    M17     Pipe sleeves shall be measured as inserts only when
                    size of sleeves exceeding 150mm diameter.

17 December 2002                      A/37                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS H: PRECAST CONCRETE

     H1        EXCLUDES

               Amend the Excludes list by adding the following:

                    Utilities (included in Class Y)
                    Precast concrete tiles.

17 December 2002                      A/38                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS I: PIPEWORK - PIPES

     I1        EXCLUDES

               Replace the Excludes list with the following:

                  Excludes:    Work included in Classes J, K. L and Y.
                               Piped building services (included in BSMM)

     I2        PIPES

               (a)  Replace Additional Rule A1 with the following:

                    A1      Type of pipework in each item or group of items
                    shall be stated in item descriptions so that the pipe runs included can be identified by reference to the Drawings.

               (b)  Replace Additional Description Rule A2 with the following:

                    A2      The materials, joint types, nominal bores and lining
                    requirements of pipes shall be stated in item descriptions and reference given to applicable specifications and specified qualities.

17 December 2002                      A/39                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS J: PIPEWORK - FITTINGS AND VALVES

     J1        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:      Work included in Classes I, K, L and Y.
                                   Piped building services (included in BSMM).

     J2        FITTINGS

               Replace Additional Description Rule A1 with the following:

                    A1      The materials, joint types, nominal bores and lining
                    requirements of pipe fittings shall be stated in item descriptions and reference given to applicable specifications and specified qualities. Fittings with puddle flanges shall be so described.

     J3        VALVES AND PENSTOCKS

               Replace Additional Description Rule A6 with the following:

                    A6      The materials, nominal bores and any additional
                    requirements such as joints, draincocks, extension spindles and brackets shall be stated in item descriptions for valves and penstocks and reference given to applicable specifications and specified qualities.

17 December 2002                      A/40                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS K: PIPEWORK - MANHOLES AND PIPEWORK ANCILLARIES

     Kl        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:      Work included in Classes I, J, L and Y.
                                   Ducted building services (included in BSMM).


     K2        MANHOLES

               Replace Additional Description Rule Al with the following:

                    A1      Type shall be stated in item descriptions for
                    manholes, other stated chambers and gullies of which details are given elsewhere in the Contract.

17 December 2002                     A/41                   Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS L: PIPEWORK - SUPPORTS AND PROTECTION, ANCILLARIES
               TO LAYING AND EXCAVATION

     LI        EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:      Work included in Classes I, J, K and Y.
                                   Insulation to building services (included in BSMM).

17 December 2002                      A/42                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS M: STRUCTURAL METALWORK

     Ml        EXCLUDES

               Amend the Excludes list by adding the following:

                    Structural metalwork for metal cladding (included in ABWFMM Class AG)
                    Structural metalwork frames for metal roof cladding and structural supporting frames for metal cladding (included in ABWFMM Classes AA and AG)

     M2        OFF SITE SURFACE TREATMENT

               Amend Measurement Rule M8 to read as follows:

                    M8      Surface treatment carried out on the Site shall be
                    classed as painting (Class V) or as architectural coatings and special finishings.

17 December 2002                      A/43                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS N: MISCELLANEOUS METALWORK

     N1        EXCLUDES

               Amend the Excludes list by adding the following:

                    Utilities (included in Class Y)
                    Metal cladding (included in ABWFMM Class AG)
                    Raised access flooring to computer rooms (included in ABWFMM Class AH)
                    Metal handrails and capping pieces to glass balustrades (included in ABWFMM Class AH)

     N2        FIRST DIVISION 2

               Delete Second Division item 1.

17 December 2002                      A/44                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS O: TIMBER

     Ol        EXCLUDES

               Replace the Excludes list with the following:

                    Formwork to concrete (included in Class G)
                    Timber piles (included in Class P)
                    Timber sleepers (included in Class S)
                    Timber supports in tunnels (included in Class T)
                    Timber fencing (included in Class X)
                    Building carpentry and joinery (included in ABWFMM Class AC)

17 December 2002                      A/45                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS P: PILES

     PI        MEASUREMENT RULES

               Replace Measurement Rule Ml with the following:

                    Ml      Bored and driven depths shall be measured along the
                    axes of piles from the Commencing Surface to the toe levels of bored piles, to the bottom of the casings of driven cast in place piles and to the bottom of the toes of other driven piles. The Commencing Surface adopted in the preparation of the Bill of Quantities as the surface at which boring or driving is expected to begin shall be adopted for the measurement of the completed work. The levels of the toe level of bored piles, the bottom of the casings of driven cast in place piles and the bottom of the toes of other driven piles adopted for the measurement of the completed work shall be those shown on the Drawings or otherwise instructed by the Engineer.

     P2        BORED AND DRIVEN CAST IN PLACE CONCRETE PILES

               (a)  Add new Coverage Rule C2 as follows:

                    C2      Items for concreted length shall be deemed to
                    include ducts installed as specified and subsequent grouting and making good.

               (b)  Add Additional Description Rules A5a and A5b as follows:

                    A5a     Bored cast in place mini-piles shall be identified
                    in item descriptions.

                    A5b     For mini-pile measurement, 'concreted length' shall
                    mean grouted length.

     P3        ISOLATED STEEL PILES

               Replace Definition Rule D4 with the following:

                    D4      The length of isolated steel piles shall be the
                    lengths expressly required to be supplied excluding extensions but including heads and shoes where specified.

17 December 2002                      A/46                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     P4        BARRETTE

               (a)  Add Category 9 - Barrette as follows:

                    First          Second
                    Division       Division          Third Division
                    ---------------------------------------------------------
                    9 Barrette     1 stated          1 Number of barrettes  nr
                                     barrette size   2 Excavation to stated
                                                       maximum depth        m/3/
                                                     3 Concrete             m/3/

               (b)  Add Measurement Rule M9 as follows:

                    M9      Excavation depth shall be measured along the axis of
                    barrettes from the Commencing Surfaces to the founding levels of barrettes. The Commencing Surface adopted in the preparation of the Bill of Quantities as the Surface at which excavation is expected to begin shall be adopted for the measurement of the completed works. The levels of the founding level of barrettes adopted for the measurement of the completed work shall be those shown on the Drawings or otherwise instructed by the Engineer.

               (c)  Add Measurement Rule M10 as follows:

                    M10     Concrete shall be measured from the cut off levels
                    expressly required to the founding levels shown on Drawings or otherwise instructed by the Engineer.

               (d)  Add Definition Rule D8 as follows:

                    D8      The maximum depth stated in item descriptions for
                    the depth of barrettes shall be the depth which is not exceeded by any barrette included in the item.

17 December 2002                      A/47                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
P4 (Cont'd)    (e)  Add Coverage Rules C3 and C4 as follows:

                    C3      Items for excavation for barrettes shall be deemed
                    to include preparation and upholding sides of excavation.

                    C4      Items for concrete in barrette piles shall be deemed
                    to include trimming the faces of barrettes and preparing their tops to receive other work.

               (f)  Add Additional Description Rule A13 as follows:

                    A13     The mix specifications or strengths shall be stated
                    in item descriptions for concrete in barrettes.

17 December 2002                      A/48                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS Q: PILING ANCILLARIES

    Q1         MEASUREMENT RULES

               Replace Measurement Rule Ml with the following:

                    Ml   Work in this class, other than boring through rock and
                    backfilling empty bore for cast in place concrete piles, shall be measured only where expressly required.

    Q2         FIRST DIVISION ITEM 1 CAST IN PLACE CONCRETE PILES

               (a) Replace Second Division items 1 to 8 corresponding to First Division item 1 with the following:

                    1    Pre-boring                                         m
                    2    Boring through rock                                m
                    3    Backfilling empty bore with stated material        m
                    4    Permanent casings each length:
                             not exceeding 13m                              m
                    5        exceeding 13m                                  m
                    6    Enlarged bases                                     nr
                    7    Cutting off surplus lengths                        m
                    8    Preparing heads                                    nr

               (b)  Add new Measurement Rules M2A and M2B as follows:

                    M2A The lengths of boring through rock admeasured shall be the total length, above the toe levels of bored piles shown on the Drawings or otherwise instructed by the Engineer, of the rock recovered during pre-drilling at each pile location.

                    M2B Notwithstanding Measurement Rule M2A, if no pre-drilling is required to be carried out at the pile location, then the length of boring through rock admeasured shall be the total length, above the toe levels of the bored piles shown on the Drawings or otherwise instructed by the Engineer, through a naturally occurring hard strata which, in the opinion of the Engineer, is MDG grade III rock or stronger and which exceeds 0.20 cu.m. in size.

17 December 2002                      A/49                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
  Q2(Cont'd)   (c)  Add new Additional Description Rule A2a as follows:

                    A2a Cast in place mini-piles shall be identified in item description.

    Q3         OBSTRUCTIONS

               (a)  Delete First Division item 7.

               (b)  Delete Measurement Rule M12.

    Q4         PILE TESTS

               (a)  Add new Second Division items 6, 7 and 8 as follows:

                    6    Number of cast in place concrete piles cored       nr
                    7    Coring of cast in place concrete piles             m
                    8    Core boxes, length of core stated                  nr

               (b) Add new Measurement Rule M13 corresponding to Second Division item 7 as follows:

                    Ml3 Notwithstanding that pile tests are measured per number, items coring of cast in place concrete piles shall be measured per metre.

               (c) Add new Definition Rule D6 corresponding to Second Division item 8 as follows:

                    D6   Core boxes shall be deemed to become the property of
                    the Employer unless otherwise stated.

               (d) Add new Coverage Rule C6 corresponding to Second Division item 7 as follows:

                    C6   Items for coring of cast in place concrete piles shall
                    be deemed to include coring through rock, all tests required on concrete cores and rock cores, grouting and making good.

               (e) Add new Coverage Rule C7 corresponding to Second Division item 8 as follows:

                    C7 Items for core boxes shall be deemed to include packing the cores and transporting the cores boxes to the Engineer's laboratory or such other location within Hong Kong as may be required by the Engineer.

17 December 2002                      A/50                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
  Q4(Cont'd)   (f)  Add new Additional Description Rule A9 as follows:

                    A9   Types of non-destructive integrity tests shall be
                    stated in the item description

    Q5         BARRETTE

               (a)  Add Category 9 - Barrette as follows:

                    First
                    Division        Second Division         Third Division
                    ----------- ------------------------- ----------------------
                    9 Barrette  1 Excavation through      1 stated barrette size
                                  rock              m/3/

                                2 Backfilling with
                                  stated material   m/3/
                                                          ----------------------
                                3 Plain round steel bar   Nominal size:
                                  reinforcement to        1    not exceeding 10m
                                  BS4449            t     2    12mm
                                                          3    16mm
                                4 Deformed high yield     4    20mm
                                  steel bar reinforcement 5    25mm
                                  to BS4449         t     6    32mm
                                                          7    40mm
                                                          8    50mm or greater
                                                          ----------------------
                                5 Guide walls       m

                                6 cutting off surplus     1 stated barrette size
                                  length            m

                                7 Preparing heads   nr

               (b)  Add Measurement Rules M14 to M18 as follows:

                    M14 The length of excavation through rock admeasured shall be the total length above the founding levels of barrettes shown on the Drawings or otherwise instructed by the Engineer, of rock recovered during pre-drilling at each barrette location.

                    Ml5 Depth of backfilling to barrettes shall be measured along the axes of barrettes from the Commencing Surfaces to the cut-off levels of the barrettes.

17 December 2002                      A/51                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
  Q5(Cont'd)        Ml6  The mass measured for reinforcement in barrettes shall include that of cast in stiffening, lifting and supporting steel detailed on the Drawings. Any additional steel required by the Contractor shall not be included in the mass measured.

                    M17 The mass of steel reinforcement shall be taken as 0.785 kg/m per 100mm2 of cross-section (7.85 t/m2). The mass of other reinforcing material shall be taken as stated in the Contract.

                    Ml8 Guide walls shall be measured along girth of the barrettes.

               (c)  Add Definition Rule D7 as follows:

                    D7   The nominal size used for classification in item
                    descriptions for bar reinforcement shall be the cross-sectional size defined in BS4449.

               (d)  Add Coverage Rule C8 as follows:

                    C8   Items for reinforcement in barrettes shall be deemed to
                    include supporting reinforcement and preparing protruding reinforcement to receive other work.

17 December 2002                      A/52                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS R: ROADS AND PAVINGS

    Rl         EXCLUDES

               Replace the Excludes list with the following:

                    Excludes:   Earthworks (included in Class E)
                                Drainage (included in Classes I, J, K and L)
                                Fences and gates (included in Class X)
                                Utilities (included in Class Y)
                                Gantries and other substantial structures supporting traffic signs
                                Maintenance of roads and pavings
                                Covers to in situ concrete U-channels

    R2         DEFINITION RULES

               Delete Definition Rule D1.

    R3         SUB BASES, FLEXIBLE ROAD BASES AND SURFACING

               (a) Amend Second Division items 1 and 2 (corresponding to First Division 1) to read as follows:

                    1    Granular material type 1 as specified              m2
                    2    Granular material type 2 as specified              m2.

               (b) Amend Second Division items 5 (corresponding to First Division 1) to read as follows:

                    5    Lean concrete as specified                         m2.

    R4         CONCRETE PAVEMENTS

               (a)  Replace Second Division item 1 with the following:

                    1    Not used.

               (b)  Amend Second Division item 2 to read as follows:

                    2    Carriageway slabs of stated strength               m2.

17 December 2002                      A/53                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
  R4(Cont'd)   (c)  Replace Measurement Rule M5 with the following:

                    M5   The mass of reinforcement measured shall include the
                    mass of cast in steel supports to top reinforcement detailed on the Drawings. Any additional steel required by the Contractor shall not be included in the mass measured.

               (d)  Replace Coverage Rule C2 with the following:

                    C2   Items for reinforcement shall be deemed to include
                    supporting reinforcement other than cast in steel supports to top reinforcement detailed on the Drawings.

    R5         KERBS, CHANNELS AND EDGINGS

               (a)  Replace Second Division items 1 to 7 with the following:

                    1    Precast concrete kerbs of Highways Dept types Kl, K2
                         and K3.
                    2    Precast concrete drop kerbs of Highways Dept types K5,
                         K6, K7, K8 and K9.
                    3    Precast concrete edging kerbs of Highways Dept types
                         El, E2 and E3.
                    4    In Situ Concrete kerbs and edging.
                    5    Asphalt kerbs.
                    6    Asphalt channels.
                    7    In Situ Concrete U-channels.

               (b)  Delete Second Division item 8.

               (c)  Add new Coverage Rule C3A corresponding to Second Division item 7 as follows:

                    C3A Items for in situ concrete U-channels shall be deemed to include for formwork and rendering angles, ends, outlets, intersections and rebates.

               (d) Add new Additional Description Rule A7A and A7B corresponding to Second Division item 7 as follows:

                    A7A The type and overall size of in situ concrete U-channels shall be stated in item descriptions for in situ concrete U-channels.

                    A7B Item descriptions for in-situ concrete U-channels shall separately identify reinforced in situ concrete U-channels.

17 December 2002                      A/54                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    R6         LIGHT DUTY PAVEMENTS

               (a)  Amend Second Division item 8 to read as follows:

                    8    Precast concrete flags or brick paving to stated
                    specification.

               (b)  Add new Additional Description Rule A7C

                    A7C Item descriptions for precast concrete flags or brick paving shall specify the material.

    R7         ANCILLARIES

               (a)  Add new Coverage Rule C5 as follows:

                    C5   Items for letters and shapes, continuous lines and
                    intermittent lines shall be deemed to include solid glass beads.

               (b)  Delete Additional Description Rule A8

    R8         NOTE

               Delete Note at the foot of page 77.

               CLASS S: RAIL TRACK

               No amendments.

               CLASS T: TUNNELS

    Tl         SUPPORT AND STABILISATION

               (a) Add new Third Division item 7 corresponding to Second Division item 1 as follows:

                    7    Pregrouted displacement.

17 December 2002                      A/55                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS U: BRICKWORK

    U1         EXCLUDES

               Replace the Excludes list with the following:

                    Excludes: Brickwork in manholes and other brickwork
                              incidental to pipework (included in Classes K and Y)
                              Blockwork in protective layers to waterproofing (included in Class W)
                              Natural stonework other than ashlar masonry and rubble masonry (included in ABWFMM Class AO)

               CLASS V: PAINTING

    V1         EXCLUDES

               Replace the Excludes list with the following:

                    Excludes: Road surface markings (included in Class R)
                              Silk Screen and acid etched letters, numerals, characters, symbols and graphics (included in ABWFMM Class AI)
                              Architectural coatings and special finishings (included in ABWFMM Class AT)
                              Building services pipework and ductwork (included in BSMM)
                              Painting carried out prior to delivery of components to the Site

    V2         SECOND DIVISION

               Amend Second Division items 3 and 4 to read as follows:

                    3    Concrete
                    4    Plaster and render

17 December 2002                      A/56                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    V3         THIRD DIVISION CORRESPONDING TO SECOND DIVISION ITEMS 1 TO 6

               (a)  Delete Third Division items 6, 7 and 8.

               (b)  Add Third Division items 5 and 6 as follows:

                    5    Isolated surfaces of width or girth not exceeding
                         500mm                                              m2
                    6    Letters, numerals, characters, punctuation and the
                         like                                               nr

               (c)  Amend Measurement Rule M2 to read as follows:

                    M2   Isolated surfaces of width or girth not exceeding 500mm
                    shall not be distinguished by inclination.

               (d)  Delete Measurement Rule M3.

               (e)  Delete Definition Rule D1.

               (f) Add Definition Rule D1 corresponding to Third Division item 5 as follows:

                    D1   Isolated surfaces of width or girth not exceeding 500mm
                    shall be classed as such only where work of overall width or girth not exceeding 500mm is not in conjunction with similarly painted work.

               (g)  Delete Additional Description Rule A3.

               (h) Add Additional Description Rule A3 corresponding to Third Division item 6 as follows:

                    A3   Item descriptions for letters, numerals, characters,
                    punctuation and the like shall state the height and style.

    V4         Delete Note at the bottom of page 91.

17 December 2002                      A/57                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------

               CLASS W: WATERPROOFING

    Wl         INCLUDES

               Replace the Includes list with the following:

                    Includes: Damp proofing, tanking and roofing
                              Blockwork in protective layers

    W2         EXCLUDES

               Replace the Excludes list with the following:

                    Excludes: Waterproof joints (included in Classes C, G, H, I,
                              J, K, R, T, U, X and Y)
                              Damp proof courses in brickwork, blockwork and masonry (included in Class U)
                              Roof tiling and metal roof cladding (included in ABWFMM Class AA)

    W3         DAMP PROOFING, TANKING AND ROOFING

               (a)  Delete Second Division item 2.

               (b)  Delete Second Division item 7.

    W4         PROTECTIVE LAYERS

               (a)  Replace Second Division item 5 with the following:

                    5    Blockwork         m/2/

               (b)  Add new Coverage Rule C2 corresponding to Second Division item 5 as follows:

                    C2   Items for blockwork shall be deemed to include for
                    jointing, pointing, ties, dowels, cramps, joggles and the like; reinforcement; damp proof courses.

               (c) Add new Additional Description Rule A2A corresponding to Second Division item 5 as follows:

                    A2A Item descriptions for blockwork shall state the materials, nominal dimensions and type of block.

17 December 2002                      A/58                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               CLASS X: MISCELLANEOUS WORK

    X1         INCLUDES

               Replace Includes with the following:

                    Includes: Fences, gates and their foundations
                              Drainage to structures above ground and within structures below ground
                              Rock filled gabions

    X2         DRAINAGE TO STRUCTURES ABOVE GROUND AND WITHIN STRUCTURES
               BELOW GROUND

               (a)  Amend First Division item 3 to read as follows:

                    3    Drainage to structures above ground and within
                    structures below ground

               (b)  Replace Coverage Rule C3 with the following:

                    C3   Items for drainage to structures above ground and
                    within structures below ground shall be deemed to include supports.

               (c)  Replace Additional Description Rule A5 with the following:

                    A5   Item descriptions for drainage to structures above
                    ground and within structures below ground shall state the type, principal dimensions and materials of the components.

    X3         ADD NEW CATEGORY AS FOLLOWS:

               (a)  First Division     Second Division     Third Division
                    ----------------------------------------------------------
                    5 Corrosion
                      Monitoring
                      System     nr

               (b)  Coverage Rule C5

                    C5   Items for Corrosion Monitoring System shall be deemed
                    to be fully inclusive of all works necessary at each location to comply with the requirements of the Specification and Drawings.

17 December 2002                      A/59                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
  X3(Cont'd)   (c)  Additional Description Rule A7

                    A7   Item descriptions for Corrosion Monitoring System shall
                    identify the relevant specifications and drawings.

               CLASS Y: SEWER AND WATER MAIN RENOVATION AND ANCILLARY WORKS

    Y1         CLASS Y

               Replace Class Y with the following:

               CLASS Y UTILITIES

               Includes: Diversions of Utility Services
                         Trial holes for Utilities

               Excludes: Temporary Utility Diversion (included in Class A)
                         Traffic diversions and regulations (included in Class A)
                         Trial pits (included in Class B)

                    First Division    Second Division      Third Division
                    ----------------------------------------------------------
                    1  Diversion of   1 Area Traffic
                       existing         Control
                       services
                                      2 Drainage         1 Storm drain
                                                         2 Foul sewer
                                      3 Electric         1 11Kv
                                                         2 33Kv
                                                         3 132Kv
                                                         4 400Kv
                                                         5 Overhead line
                                      4 Gas              1 Low pressure
                                                         2 Medium pressure
                                                         3 Intermediate pressure
                                                         4 High pressure
                                      5 Rediffusion
                                      6 Communications   1 Signal cables
                                                         2 Tele-communications
                                      7 Tramways
                                      8 Water            1 Fresh
                                                         2 Salt

17 December 2002                      A/60                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part A
                                                            Amendments to CESMM3

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    Y1         Measurement Rule M1
 (Cont'd)
               M1   The unit measurement for Utilities shall be the "sum".

               Coverage Rule C1

               C1   Item for diversion of existing services shall be deemed to be fully inclusive of all work necessary to comply with the requirements of the Specification and Drawings.

               Additional Description Rules A1 and A2

               A1   "Diversion" is defined in accordance with the Specification.

               A2   Item descriptions for diversion of existing services shall state the diversion reference in accordance with the Schedule of Utility Arrangements. Separate items shall be given for each diversion contained in the Schedule of Utility Arrangements.

               CLASS Z: SIMPLE BUILDING WORKS INCIDENTAL TO CIVIL
               ENGINEERING WORKS

               Delete Class Z.

17 December 2002                      A/61                  Contract No. LCC-202

                   This page has been left intentionally blank

                                                                         ANNEX 3
                                                                          Part B
                                                            Amendments to ABWFMM

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 1. GENERAL PRINCIPLES

    1.1        TITLE APPLICATION AND EXTENT

               Replace paragraphs 1.1 and 1.2 with the following:

                    1.1 The title of this document is Architectural Builder's Works and Finishes Standard Method of Measurement, which is abbreviated to ABWFMM. The ABWFMM is intended to be used in conjunction with the General Conditions, other Standard Methods of Measurement referred to in the Preamble to the Pricing Document and the AAMM and only in connection with architectural builder's works and finishes.

                    1.2  (a)  The Classes in the ABWFMM are supplemental to
                              those contained in the CESMM3 as amended by the AAMM.

                         (b) Sections 1 to 8 of CESMM3 as amended by the AAMM shall apply to the preparation of Bills of Quantities in accordance with the ABWFMM.

                         (c) CESMM3 Classes A to Y as amended by the AAMM shall be used in preparing architectural builder's work and finishes Bills of Quantities insofar as the items included in those Classes are required in the Bills of Quantities.

    2.1        CESMM3 CLASSES

               Replace paragraph 2 with the following:

                    2.1 References to Classes A to Y in the ABWFMM are references to CESMM3 Classes and where work is excluded from the ABWFMM and identified as being included in any Class in CESMM3 then it shall be measured in accordance with CESMM3 and the AAMM and included in the Bill of Quantities.

17 December 2002                       B/1                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part B
                                                            Amendments to ABWFMM

Item
Reference                               Item Description
--------------------------------------------------------------------------------

               CLASSES AA TO AF INCLUSIVE

               No amendments.

               CLASS AG: METAL CLADDING

    AG1        Replace Measurement Rule M2 with the following:

               M2   Item descriptions for panels shall group panels within the following categories:

                    (i)   not exceeding 0.5m2
                    (ii)  0.5 - 1.0m2
                    (iii) 1.0 - 1.5m2
                    (iv)  1.5 - 2.0m2
                    (v)   2.0 - 2.5m2
                    (vi)  2.5 - 3.0m2
                    (vii) exceeding 3.0m2 size to be fully described.

               CLASSES AH TO AT INCLUSIVE

               No amendments.

17 December 2002                       B/2                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part C
                                                              Amendments to BSMM

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 3. MECHANICAL INSTALLATIONS

    3.1 Add new paragraphs for "Distribution and Principal Inter-connections" 3.9.1 and 3.9.2 as follows:

               Distribution and Principal Inter-connections

               3.9.1 Cable and conduit, cable trunking, trays and ladders connections from the Power Source/UPS unit to each data gathering equipment, master station and the like shall be given separately as an item stating the equipment reference and location.

               3.9.2 Signal/Control circuits, including approved cable, conduit trunking and accessories etc. from central equipment to each data gathering equipment, master station and the like shall be given separately as an item stating the equipment reference and location.

    3.2 Add new paragraphs for "Final Circuit Points" 3.10.1 and 3.10.2 as follows:

               Final Circuit Points

               3.10.1 Circuits from each data gathering equipment, master station and the like to field points or sensors or equipment for controlling, monitoring or measurement functions, alarm provision etc. shall be enumerated, stating point of origin, function and locations or schedule reference where appropriate. The description, where appropriate, shall state that the items shall include all necessary sensors, instruments, devices, auxiliary fittings including clocks, telephones, alarm bells, loudspeakers and the like etc. and ANY appropriate connection thereto.

               3.10.2 Cables, trays and ladders, conduits including flexible conduits and adapters, outlet boxes, junction boxes, universal boxes, including special boxes, adaptable boxes, floor-trap boxes, purpose made boxes, flameproof boxes, expansion joints, all fixings, bending, cutting, screwing and jointing, laying in trunking or fixing in trays and ladders, the provision of draw wire or cables, and all earth continuity requirements for final circuit points shall be deemed to be included in the item. Components and forming of holes for making connections of conduit into trunking shall be deemed to be included in the point item. Couplings to and forming holes for conduit entry to equipment shall be deemed to be included in the item of equipment.

17 December 2002                       C/1                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part C
                                                              Amendments to BSMM

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 4. PLUMBING INSTALLATION

    4.1        Delete item for "Compressed air installation" in Section 4.1.1
               (viii) and replace with "Control systems"

    4.2 Add new paragraphs for "Distribution and Principal Inter-connections" 4.7.1 and 4.7.2 as follows:

               Distribution and Principal Inter-connections

               4.7.1 Cable and conduit, cable trunking, trays and ladders connections from the Power Source/UPS unit to each data gathering equipment, master station and the like shall be given separately as an item stating the equipment reference and location.

               4.7.2 Signal/Control circuits, including approved cable, conduit trunking and accessories etc. from central equipment to each data gathering equipment, master station and the like shall be given separately as an item stating the equipment reference and location.

    4.3 Add new paragraphs for "Final Circuit Points" 4.8.1 and 4.8.2 as follows:

               Final Circuit Points

               4.8.1 Circuits from each data gathering equipment, master station and the like to field points or sensors or equipment for controlling, monitoring or measurement functions, alarm provision etc. shall be enumerated, stating point of origin, function and locations or schedule reference where appropriate. The description, where appropriate, shall state that the items shall include all necessary sensors, instruments, devices, auxiliary fittings including clocks, telephones, alarm bells, loudspeakers and the like etc. and ANY appropriate connection thereto.

17 December 2002                       C/2                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part C
                                                              Amendments to BSMM

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               SECTION 4. PLUMBING INSTALLATION (CONT'D)

               4.8.2 Cables, trays and ladders, conduits including flexible conduits and adapters, outlet boxes, junction boxes, universal boxes, including special boxes, adaptable boxes, floor-trap boxes, purpose made boxes, flameproof boxes, expansion joints, all fixings, bending, cutting, screwing and jointing, laying in trunking or fixing in trays and ladders, the provision of draw wire or cables, and all earth continuity requirements for final circuit points shall be deemed to be included in the item. Components and forming of holes for making connections of conduit into trunking shall be deemed to be included in the point item. Couplings to and forming holes for conduit entry to equipment shall be deemed to be included in the item of equipment.

               SECTION 6. WORK CLASSIFICATION AND CODES

    6.1 Delete item for "Compressed air installation" in Section 6.1.1 class BC, 1st Division, item 08 and replace with "Control systems"

    6.2        Add new items in section 6.1.1 class BB, 2nd Division:

               07 - Distribution
               08 - Final circuits

    6.3        Add new items in section 6.1.1 class BC, 2nd Division:

               05 - Distribution
               06 - Final circuits

17 December 2002                       C/3                  Contract No. LCC-202

                   This page has been left intentionally blank

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     1         GENERAL

    1.1 The main headings, sub-headings and item descriptions in the Bill of Quantities identify the work covered by the respective items, but the descriptions of the Works are not necessarily complete in all respects. The exact nature and extent of the Works to be carried out shall be ascertained by reference to the General Conditions, the Specification and the Drawings as the case may be, read in conjunction with the relevant method of measurement and the AAMM.

    1.2 The rates and prices inserted in the Bill of Quantities shall be the full inclusive value of the Works described under the several items, including all costs and expenses which may be required in and for the execution of the Works in accordance with the Contract together with all general risks liabilities and obligations set forth or implied in the documents on which the tender is based, including all Temporary Works (apart from those specifically billed).

    1.3        A rate or price is to be entered by the Tenderer against each item in the Bill of Quantities whether quantities are stated or not. Items against which no price is entered shall be deemed to be covered by the other rates or prices in the Bill of Quantities.

     2         ACCESS TO SITE AND METHOD OF WORKING

    2.1 Access to the Site as specified will be given free of charge to the Contractor. Rates and prices shall include the cost of completely equipping and maintaining the Site together with any temporary bridging, filling or excavation, and reinstatement (apart from that specifically itemised in the Pricing Schedule) which the Contractor may require for his method of construction within the Site which has been reviewed without objection by the Engineer, and for all measures to protect adjacent property.

17 December 2002                       D/1                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     3         SPECIFIED REQUIREMENTS

               Certain items are given in the Pricing Schedule and classed as specified requirements to cover such works, other than the Permanent Works, as are expressly stated in the Contract to be carried out by the Contractor. Other specified requirements not so given in the Pricing Schedule shall be deemed to be covered elsewhere in the Pricing Schedule.

     4         TEMPORARY WORKS

    4.1 Where specific items of Temporary Works are included in the Pricing Schedule, the rates and prices shall include for all costs relating to the appropriate items. Unless method-related charges are inserted in the Pricing Schedule for Temporary Works, then the rates and prices shall include all costs relating to all Temporary Works required by the Contractor's method of construction which has been reviewed without objection by the Engineer.

     5         TEMPORARY DIVERSIONS

    5.1 Rates and prices shall include the cost of any temporary alteration, subsequent maintenance and temporary and permanent reinstatement of roads, footpaths, railway sidings and services which the Contractor may require to execute the Works in accordance with his method of construction which the Engineer has issued a notice of no objection in response to a submission by the Contractor.

     6         DAYWORKS

    6.1        GENERAL

               6.1.1 Work may only be carried out on a daywork basis upon the instruction of the Engineer under Clause 55 of the General Conditions. The daywork rates, as determined in accordance with paragraphs 6.2 - 6.4 below, shall apply to all work carried out pursuant to such an instruction and shall apply regardless of whether the work is executed using the Contractor's own resources or the resources of a subcontractor or other third party; or the actual quantity of work executed in respect of any item.

17 December 2002                       D/2                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    6.2        DAYWORK: LABOUR

               6.2.1 Normal Working Hours shall be the hours between 0800 to 1800 on all days excluding General Holidays. Daywork ordered by the Engineer to be executed outside the Normal Working Hours shall be measured as labour working overtime. Labour working overtime shall be paid at the rates for Normal Working Hours plus a percentage to be inserted by the Tenderer.

                      The measurement of labour shall be the aggregate time employed on the item of daywork to the nearest hour. Meal breaks and rest periods shall not be measured. Travelling time by labour from their normal place of employment on the Site to and from the location where daywork is to be carried out shall be measured.

               6.2.2 Payment for labour employed on a daywork basis shall be made in accordance with the rates listed in the Daywork Labour Schedule (attached as Appendix 1 to this AAMM) adjusted by reference to the percentage set in the Cost Centre for Provisional Sums and Dayworks as completed by the Contractor (Cost Centre L).

               6.2.3 The percentage adjustment for labour working Normal Working Hours shall cover all costs associated with the employment of labour including, but not limited to the following:
                      a)   hand tools, ladders, trestles and the like;
                      b)   protective clothing and safety equipment;
                      c)   supervision, where non-productive;
                      d) use of the Contractor's existing services and Temporary Works;
                      e) travelling time and transportation costs to and from and about the Site;
                      f) general obligations, liabilities and risks involved in the execution of the Works as set out in or reasonably inferred from the Contract;
                      g)   overheads and profit;
                      h)   bonus and holiday payments;
                      i) workman's compensation insurance and all other statutory requirements;
                      j)   thirteenth month payment and the like;
                      k)   gratuities;
                      1)   daily travelling allowance;
                      m)   severance payment;
                      n)   sick pay scheme;
                      o) in the case of expatriate labour, all travelling expenses to and from Hong Kong, housing allowance and disturbance allowances;
                      p)   meal breaks and rest periods;
                      q)   contribution of employer on Mandatory Provident Fund;
                           and
                      r)   arrangements for the works at the closed area

17 December 2002                       D/3                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               6.2.4 The percentage adjustment for labour working overtime shall cover all costs as mentioned in paragraph 6.2.3 and the increased rates for labour working overtime.

               6.2.5 The rate for any labour not identified in the Daywork Labour Schedule shall be fixed by the Engineer based upon what, in his opinion, is the nearest similar item appearing in the Daywork Labour Schedule or, where in the Engineer's opinion there is no similar item, at a rate analogous to rates contained in the Daywork Labour Schedule, failing which at a rate considered to be fair and reasonable by the Engineer.

    6.3        DAYWORK: CONTRACTOR'S EQUIPMENT

               6.3.1 Payment for Contractor's Equipment employed on a daywork basis shall be made in accordance with the rates contained in The Hong Kong Construction Association, Ltd.'s publication "HKCA Schedules for Plant used in Dayworks carried out Incidental to Contract Work" (1996 Edition) ("the HKCA Schedules") adjusted by reference to the percentage set out in the Cost Centre for Provisional Sums and Dayworks. The notes and conditions contained in the said publication shall not apply.

               6.3.2 The rates given in the HKCA Schedule shall apply during the Contract.

               6.3.3 The rate for any item of Contractor's Equipment not identified in the HKCA Schedules shall be fixed by the Engineer based upon what, in his opinion, is the nearest similar item in the HKCA Schedules or, where in the Engineer's opinion there is no similar item, at a rate analogous to rates contained in the HKCA Schedules (in either case, subject to the percentage adjustment referred to above), failing which at a rate considered to be fair and reasonable by the Engineer.

17 December 2002                       D/4                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
               6.3.4 The rates (subject to the said percentage adjustment) for Contractor's Equipment used on a daywork basis shall be exclusive of drivers, operator, crew and attendants but shall cover all the costs associated with operating the Contractor's Equipment, including but not limited to the following:

                      a)   fuel, power, lubricants, spare parts and consumables;
                      b)   storage and distribution of the above items;
                      c)   use of existing services and Temporary Works;
                      d)   insurance of equipment;
                      e)   repairs, servicing and maintenance;
                      f)   supervision (where non productive);
                      g) general obligations, liabilities and risks involved in the execution of the Works as set out in or reasonably inferred from the Contract;
                      h)   overheads and profits

               6.3.5 For the purposes of paragraph 6.3.4, "consumables" shall include items such as oxygen, acetylene, propane or other gases, welding rods and the like consumed in any way by the Contractor's Equipment.

               6.3.6 The Contractor shall be entitled to payment for on-Site transportation of Contractor's Equipment used on a daywork basis to and from the daywork location subject to the written consent of the Engineer having been obtained before the transportation takes place. The cost of mobilizing to Site and demobilizing from Site any Contractor's Equipment shall be paid for subject to the prior written consent of the Engineer.

               6.3.7 Standing time shall be measured for Contractor's Equipment where the nature of the daywork requires intermittent working, but shall not include standing time which occurs before the daywork commences or after the daywork is completed. Standing time in excess of eight consecutive hours will only be paid if the standing time has the prior consent of the Engineer. All standing time shall be paid for at one half of the relevant rate set out in the HKCA Schedules subject to the percentage adjustment set out in the Cost Centre for Provisional Sums and Dayworks.

17 December 2002                       D/5                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    6.4        DAYWORK: MATERIALS

               6.4.1 Payment for materials used on daywork shall be made on the basis of the actual invoiced price, net of all discounts, adjusted by reference to the percentage set out in the Cost Centre for Provisional Sums and Dayworks. The percentage adjustment shall cover all costs associated with the supply and delivery of such materials including but not limited to the following:

                      a)   supervision of receipt of materials;
                      b)   delivery to Site;
                      c)   off loading;
                      d)   storage;
                      e)   multiple handling;
                      f)   distribution of the materials on Site;
                      g) general obligations, liabilities and risks involved in the execution of the Works as set out in or reasonably inferred from the Contract;
                      h)   overheads and profit; and
                      i)   avoidable wastage.

               6.4.2 Prior to ordering materials required under a daywork instruction, the Contractor shall provide the Engineer with at least three competitive quotations for his consideration (unless the Engineer has indicated otherwise in writing).

     7         GENERAL CLEARANCE

    7.1 Rates and prices for General clearance shall be deemed to include removing, storing, maintaining and subsequently replacing all pedestrian handrails, central median rails, street signs and the like.

17 December 2002                       D/6                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
     8         DEFINITION OF ROCK

    8.1 As required by CESMM3 Section 5 paragraph 5.5 "rock" is defined as follows:

               (1) For work other than ground investigation, diaphragm walls and boring cast in the place concrete piles:

                    "rock" means all naturally occurring hard strata which, in the opinion of the Engineer, cannot be broken by hand without the aid of wedges, sledge hammers or pneumatic drills, and would normally be removed by:

                    a)   blasting, or
                    b)   chemical gas; or
                    c)   mechanical bursting; or
                    d)   hydraulic breaker.

               (2)  For diaphragm walls:

                    "rock" is defined in AAMM Part A Class C: Geotechnical and other specialist processes.

               (3) For ground investigation and bored cast in place concrete piles:

                    "rock" means:

                    a) naturally occurring material of weathering Grade III or stronger determined in accordance with Hong Kong Government Geoguide 3; or
                    b)   artificial material.

                    Both of which have a total core recovery of at least 85% and with an unconfined uniaxial compressive strength of 25MPa tested in accordance with International Society for Rock Mechanics - "Suggested Method for determining uniaxial compressive strength and deformability of rock materials (anon 1979)".

     9         EARTHWORKS

    9.1 For the purpose of measurement all excavated material to be measured in accordance with CESMM3 Classes E and T shall be deemed to be suitable for use as filling material in accordance with the Specification unless approved as otherwise by the Engineer.

17 December 2002                       D/7                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    10         STEEL REINFORCEMENT

   10.1 Rates and prices for steel reinforcement shall be deemed to include the preparation of any additional schedules and any additional quantity of reinforcement required to suit the Contractor's method of construction which has been reviewed without objection by the Engineer.

    11         UTILITIES

   11.1 Rates and prices for Utilities shall be deemed to include for all work detailed in the Specification and Drawings associated with the diversion of utility services and the following:

                    (a)  co-ordination with the Utility Companies;

                    (b) unloading, handling and storing on the Site, materials supplied by the Utility Companies;

                    (c) handling of materials in (b) above from the storage area to the place where they are to be incorporated in the Works;

                    (d) preparation of base onto which the services are to be laid;

                    (e)  slewing of existing cables;

                    (f) supply and laying of all ducts, split ducts and cable tiles;

                    (g) materials and labour for the construction and all manholes, joint boxes, valve pits, thrust blocks, surrounds and the like;

                    (h) supply and fixing of all ironmongery required for completion of items described in (g) above. This shall include such items as covers, frames, step irons, support brackets, gratings, holding down bolts, safety chains and the like;

                    (i) supply of all materials, plant and labour for the protection maintenance, diversion, testing etc. of all storm water drains and sewers;

                    (j) supply and erection of all temporary or permanent materials for the temporary or permanent support of all Utility Services.

17 December 2002                       D/8                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
   11.2        The Contractor shall also allow for:

                    (a) Exposing and breaking out all abandoned Utility Company equipment and structures.

                    (b) Disposal of abandoned or redundant services including delivery of metallic services to a store designated by the Engineer.

                    (c) The protection, lowering, diversion, exposing, breaking out and disposal or otherwise of any Utility Company service if so required by the Contractor's proposed use of the Site.

   11.3 The following materials and operations shall be supplied and carried out by the Utility Companies:

                    (a) telegraphic and telemetric cables and jointing materials;

                    (b)  all electric power cables and jointing materials, and;

                    (c) all piles and fittings except those required for storm water or sewerage drainage works;

                    (d) threading cables through ducts or laying cables in a prepared trench;

                    (e)  making joints in cables;

                    (f)  testing cable and joints;

                    (g) final aligning, jointing and testing of all pipes and fittings except those associated with storm water drains or sewerage drainage works.

   11.4 Utility Companies' costs arising from the diversion of existing services specified in the Schedule of Utility Arrangements or shown on the Drawings shall be borne by the Employer. Any additional Utility Company costs incurred due to diversions necessitated by the Contractor's method of construction which has been reviewed without objection by the Engineer shall be reimbursed to the Employer by the Contractor.

17 December 2002                       D/9                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    12         ELECTRICITY

               12.1 Subject to the following the Contractor shall be deemed to have allowed in his rates and prices for all electricity consumed for and in connection with the Works:

                    The Contractor shall forward to the Engineer all requests for payment from the utility company for electricity power supplies consumed for construction works for which the Employer is responsible in accordance with Specification and the costs will be met by the Employer.

    13         CONTRACTOR'S OTHER CHARGES

   13.1 Contractor's Other Charge means the sum for an item inserted in the Pricing Document by the Contractor in accordance with paragraph 13.2 hereof.

   13.2 Contractor's Other Charges inserted in the Pricing Document shall cover items which are necessary for the execution of the Works, as required by the Contract, which have been omitted from or have not been separately itemised in the Cost Centres and/or Schedule of Rates nor listed against the headings 'Coverage Rules' in the Methods of Measurement nor included in the AAMM and for which a separate charge is required.

   13.3 Each item for a Contractor's Other Charge inserted in the Schedule of Rates and/or any Cost Centre shall be fully described so as to define precisely the extent of the work or obligation or service or any other thing to which the Other Charge item relates.

   13.4 The value of the Contractor's Other Charge shall be neither increased nor decreased by reason only of any change in method made by the Contractor, unless such change has been ordered by the Engineer, in which case the provisions of Clause 54 of the General Conditions shall apply.

   13.5        Contractor's Other Charges shall not be subject to admeasurement.

17 December 2002                      D/10                  Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                  General Additions & Amendments

Item
Reference                               Item Description
--------------------------------------------------------------------------------
    14 PREMIUM FOR EMPLOYEE'S COMPENSATION INSURANCE AND STATUTORY EMPLOYEE'S COMPENSATION INSURANCE LEVY

               Method of Calculating Premium for the purposes for Pricing the Tender.

   14.1 The sum to be inserted in the Pricing Schedule Summary in respect of the Employee's Compensation Insurance (ECI) premium and Statutory Employee's Compensation Insurance Levy (ECIL) shall be the sum of the following items:

               a) the ECI premium shall be equal to 5.5% of the Tender Total before inclusion of the Provisional Sum for ECI premium, and ECIL calculated under this item 14.1; and

               b)   the ECIL shall be equal to 9.3% of the premium in item 14.1
                    a) above.

   14.2 The Provisional Sum in respect of the ECI Premium and ECIL shall be rounded up to the nearest dollar.

               Method of Calculating Premium for the purpose of making payment after Contract Award.

   14.3 Notwithstanding the formula provided in item 14.1a) and 14.1b) abovementioned, the actual ECI premium and ECIL after Contract award shall be invoiced by the Employer's appointed broker, Aon Risk Services Hong Kong Limited, and to be reimbursed by the Corporation pursuant to Schedule 11 Part B to be calculated as follows:-

               a) The ECI premium shall be equal to the applicable rate against the Tender Total referred in the Letter of Acceptance; and

               b) The ECIL shall be the prevailing rate as determined by the Government of the Hong Kong Special Administrative Region, currently at 9.3%, calculated against the premium in item
                    14.3 a) above.

17 December 2002                      D/11                  Contract No. LCC-202

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

                                                                         ANNEX 3
                                                                          Part D
                                                                      Appendix 1
                                                         Daywork Labour Schedule

                Item Description                          Unit       Rate HK$
--------------------------------------------------------------------------------
DAYWORK LABOUR SCHEDULE
Labour working during Normal Working Hours
Labourer (male) - unskilled labourer, excavator and
 labourer to any trade                                      h               ***
Labourer (female) - unskilled labourer, excavator and
 labourer to any trade                                      h               ***
Concretor                                                   h               ***
Bricklayer                                                  h               ***
Drainlayer                                                  h               ***
Blacksmith                                                  h               ***
Carpenter and joiner                                        h               ***
Structural Steel erector                                    h               ***
Rubble mason                                                h               ***
Splitting mason                                             h               ***
Ashlar mason                                                h               ***
Plumber                                                     h               ***
Terrazzo and granolithic worker                             h               ***
Glazier                                                     h               ***
Painter                                                     h               ***
Heavy load coolie                                           h               ***
Pneumatic driller                                           h               ***
Plant operator                                              h               ***
Truck driver                                                h               ***
Fitter                                                      h               ***
Electrician (wireman)                                       h               ***
Plasterer                                                   h               ***
Bamboo worker and scaffolder                                h               ***

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17 December 2002                     APP/1/1                Contract No. LCC-202

                                                                         ANNEX 3
                                                                          Part D
                                                                      Appendix 1
                                                         Daywork Labour Schedule

                Item Description                          Unit       Rate HK$
--------------------------------------------------------------------------------
DAYWORK LABOUR SCHEDULE
Labour working during Normal Working Hours
Steel bender                                                h               ***
Diver                                                       h               ***
Diver's linesman                                            h               ***

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17 December 2002                     APP/1/2                Contract No. LCC-202